As filed with the Securities and Exchange Commission on May 14, 2021

Registration No. 333-254988

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Reinvent Technology Partners

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands*	6770	98-1548118
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

215 Park Avenue, Floor 11

New York, New York 10003

Telephone: (212) 457-1272

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Maples Fiduciary Services (Delaware) Inc.

4001 Kennett Pike, Suite 302

Wilmington, Delaware 19807

Telephone: (302) 338-9130

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Howard L. Ellin, Esq. Christopher M. Barlow, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3000	Jack Sheridan, Esq. Ryan J. Maierson, Esq. Benjamin A. Potter, Esq. Brian D. Paulson, Esq. Saad Khanani, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 (650) 328-4600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share security	Proposed maximum aggregate offering price	Amount of registration fee
Common stock(2)(3)	69,000,000	$10.26(4)	$708,281,550.00(4)	$77,273.52
Redeemable warrants(2)(5)	17,250,000	$2.14(6)	$36,915,000.00(6)	$4,027.43
Common stock(2)(7)	97,312,499	$0.0000033(8)	$321.13(8)	$0.04
Total			$745,196,871.13	$81,300.99(9)

(1)

Immediately prior to the consummation of the Merger described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Reinvent Technology Partners, a Cayman Islands exempted company (“RTP”), intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which RTP’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by RTP (after the Domestication), the continuing entity following the Domestication, which will be renamed “Joby Aviation, Inc.” (“Joby Aviation”), as further described in the proxy statement/prospectus. As used herein, “Joby Aviation” refers to RTP after the Domestication, including after such change of name.

(2)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

The number of shares of common stock of Joby Aviation being registered represents the number of Class A ordinary shares of RTP that were registered pursuant to the Registration Statement on Form S-1 (333-248497) (the “IPO Registration Statement”) and offered by RTP in its initial public offering (the “RTP public shares”). The RTP public shares automatically will be converted by operation of law into shares of common stock of Joby Aviation in the Domestication (“Joby Aviation public shares”).

(4)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of RTP (the company to which Joby Aviation will succeed following the Domestication) on the NYSE on March 30, 2021 ($10.26 per Class A ordinary share) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation in accordance with Rule 457(f)(1) of the Securities Act
(5)

The number of redeemable warrants to acquire shares of common stock of Joby Aviation being registered represents the number of redeemable warrants to acquire Class A ordinary shares of RTP that were registered pursuant to the IPO Registration Statement and offered by RTP in its initial public offering (the “RTP public warrants”). The RTP public warrants automatically will be converted by operation of law into redeemable warrants to acquire shares of common stock of Joby Aviation in the Domestication (“Joby Aviation public warrants”).

(6)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the warrants of RTP (the company to which Joby will succeed following the Domestication) on the NYSE on March 30, 2021 ($2.14 per warrant) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(7)

The number of shares of common stock of Joby Aviation being registered represents the sum of (a) 65,656,137 shares of Joby Aviation common stock to be issued in connection with the Merger described herein (excluding shares of Joby Aviation common stock issued to current shareholders of Joby who already voted in favor of the Merger as described in the proxy statement/prospectus), (b) the product of (i) 6,739,971 shares of Joby common stock reserved for issuance upon the exercise of options to purchase Joby common stock outstanding as of May 4, 2021 and that may be issued after such date pursuant to the terms of the Merger Agreement described herein, which will convert into options to purchase shares of Joby Aviation common stock in accordance with the terms of the Merger Agreement described herein and (ii) an exchange ratio of 3.470 shares of Joby Aviation common stock for each share of Joby common stock, and (c) the product of (i) 2,382,900 shares of Joby common stock reserved for issuance upon the settlement of Joby restricted stock units outstanding as of May 4, 2021 and that may be issued after such date pursuant to the terms of the Merger Agreement described herein, which will convert into restricted stock units, each of which will represent the right to receive one share of Joby Aviation common stock upon the satisfaction of vesting conditions in accordance with the terms of the Merger Agreement described herein and (ii) an exchange ratio of 3.470 shares of Joby Aviation common stock for each share of Joby common stock.

(8)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933. Joby is a private company, no market exists for its securities and has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the Joby securities expected to be exchanged in the Merger.

(9)	The filing fee has been previously paid.
*

Prior to the consummation of the Merger described herein, the Registrant intends to effect a deregistration under Article 206 of the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Reinvent Technology Partners (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Joby Aviation, Inc.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/ prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 13, 2021

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

AND SPECIAL MEETING OF PUBLIC WARRANT HOLDERS OF

REINVENT TECHNOLOGY PARTNERS

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR

166,312,499 SHARES OF COMMON STOCK AND

17,250,000 REDEEMABLE WARRANTS

OF

REINVENT TECHNOLOGY PARTNERS

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN

THE STATE OF DELAWARE),

THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION,

WHICH WILL BE RENAMED “JOBY AVIATION, INC.”

IN CONNECTION WITH THE MERGER DESCRIBED HEREIN

The board of directors of Reinvent Technology Partners, a Cayman Islands exempted company (“RTP” and, after the Domestication as described below, “Joby Aviation”), has unanimously approved (1) the domestication of RTP as a Delaware corporation (the “Domestication”); (2) the merger of RTP Merger Sub Inc. (“Merger Sub”), a Delaware corporation and subsidiary of RTP, with and into Joby Aero, Inc. (“Joby”), a Delaware corporation (the “Merger”), with Joby surviving the Merger as a wholly owned subsidiary of Joby Aviation, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 23, 2021, by and among RTP, Merger Sub and Joby, attached to this proxy statement/prospectus as Annex A (the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; and (3) the other transactions contemplated by the Merger Agreement and documents related thereto. In connection with the Merger, RTP will change its name to “Joby Aviation, Inc.”

As a result of and upon the effective time of the Domestication, among other things, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of RTP (the “RTP Class A ordinary shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Joby Aviation (the “Joby Aviation common stock”), (2) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of RTP (the “RTP Class B ordinary shares”), will convert automatically, on a one-for-one basis, into a share of Joby Aviation common stock (which shares are not being registered pursuant to the registration statement of which this proxy statement/prospectus forms a part), (3) each then issued and outstanding warrant of RTP (the “RTP warrants”) will convert automatically into a warrant to acquire one share of Joby Aviation common stock (the “Joby Aviation warrants”) pursuant to the Warrant Agreement, dated as of September 16, 2020 (the “Warrant Agreement”), between RTP and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (4) each then issued and outstanding unit of RTP (the “RTP units”) will separate automatically into one share of Joby Aviation common stock, on a one-for-one basis, and one-fourth of one Joby Aviation warrant. Accordingly, this proxy statement/prospectus covers (1) 69,000,000 shares of Joby Aviation common stock to be issued in the Domestication and (2) 17,250,000 Joby Aviation warrants to be issued in the Domestication.

At the effective time of the Merger, among other things, all outstanding shares of Joby capital stock, including those issuable upon the conversion of the Warrant to Purchase Common Stock, by and between Joby and Silicon Valley Bank, dated as of March 29, 2017, and the Warrant to Purchase Common Stock, by and between Joby and Silicon Valley Bank, dated as of May 2, 2018, in each case, as amended on February 16, 2021 (collectively, the “SVB Warrants”) and the Warrant to Purchase Securities of Joby, dated March 19, 2021, by and between Joby and In-Q-Tel, Inc. (the “In-Q-Tel Warrant”, and together with the SVB Warrants, the “Joby Warrants”) (excluding the capital stock of Joby issued pursuant to the Note Conversion (as defined in the Merger Agreement)) as of immediately prior to the effective time of the Merger, and, together with shares of Joby common stock reserved in respect of Joby Awards outstanding as of immediately prior to the effective time of the Merger that will be converted into awards based on Joby Aviation common stock, will be cancelled in exchange for the right to receive, or the reservation of, an aggregate of 500,000,000 shares of Joby Aviation common stock (at a deemed value of $10.00 per share), which, in the case of Joby Awards, will be shares underlying awards based on Joby Aviation common stock, representing a pre-transaction equity value of Joby of $5.0 billion (such total number of shares of Joby Aviation common stock, the “Aggregate Merger Consideration”). Specifically, (i) each share of Joby common stock will be canceled and converted into the right to receive a number of shares of Joby Aviation common stock equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the number of aggregate fully diluted number of shares of Joby common stock (“Exchange Ratio”), and (ii) each share of Joby Series Seed-1 Preferred Stock, Joby Series Seed-2 Preferred Stock, Joby Series A Preferred Stock, Joby Series B Preferred Stock and Joby Series C Preferred Stock will be canceled and converted into the right to receive a number of shares of Joby Aviation common stock equal to the Exchange Ratio. The portion of the Aggregate Merger Consideration reflecting the conversion of the Joby Awards is calculated assuming that all Joby Aviation Options are net-settled (although Joby Aviation Options may by their terms be cash-settled, resulting in additional dilution). The Aggregate Merger Consideration does not take into account certain additional issuances which may be made under the terms of the Merger Agreement, including: (i) to the Joby PIPE Investors pursuant to the PIPE Investment which may be made under the terms of the respective Subscription Agreements, (ii) to Joby management and employees pursuant to the Joby Aviation, Inc. 2021 Incentive Award Plan or the Joby Aviation, Inc. 2021 Employee Stock Purchase Plan or (iii) to the holder of the Uber Note, in each case as more fully described elsewhere in this proxy statement/prospectus.

With respect to Joby equity awards, all (i) options to purchase shares of Joby common stock (“Joby Options”) and (ii) restricted stock units based on shares of Joby common stock (“Joby RSU Awards”) outstanding as of immediately prior to the Merger (together, the “Joby Awards”) will be converted into (a) options to purchase shares of Joby Aviation common stock (“Joby Aviation Options”) and (b) awards of restricted stock units based on shares of Joby Aviation common stock (“Joby Aviation RSU Awards”), respectively. Accordingly, this proxy statement/prospectus also relates to the resale of 31,153,950 shares of Joby Aviation common stock acquired pursuant to the exercise of the Joby Aviation Options or received in settlement of the Joby Aviation RSU Awards following the Merger (the “Resale Shares”). The holders of the Resale Shares may from time to time sell, transfer or otherwise dispose of any or all of their Resale Shares in a number of different ways and at varying prices, and we will not receive any proceeds from such transactions. See “BCA Proposal — Consideration — Treatment of Joby Option and Restricted Stock Units.”

It is anticipated that, immediately following the Merger and related transactions, (1) existing public shareholders of RTP will own approximately 10.66% of outstanding Joby Aviation common stock, (2) existing stockholders of Joby (including the Joby PIPE Investors) will own approximately 75.34% of outstanding Joby Aviation common stock (inclusive of shares of Joby common stock issuable in respect of the Uber Note, Joby Options and Joby RSUs), (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) and the current independent directors of RTP will collectively own 4.44% of outstanding Joby Aviation common stock (assuming the 17,130,000 shares of Joby Aviation common stock converted from RTP Class B ordinary shares held by the Sponsor were fully vested), and (4) the Third Party PIPE Investors will own approximately 9.56% of outstanding Joby Aviation common stock. These percentages assume (i) that no public shareholders of RTP exercise their redemption rights in connection with the Merger, (ii) that Joby Aviation issues, or reserves in respect of Joby Awards outstanding as of immediately prior to the effective time of the Merger that will be converted into awards based on Joby Aviation common stock, an aggregate of 500,000,000 shares of Joby Aviation common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, (iii) that the awards based on Joby Aviation common stock have not been vested (and therefore, the number of shares reserved in respect of such awards as part of the Aggregate Merger Consideration is excluded from the calculation of the foregoing percentages), (iv) that Joby Aviation issues 83,500,000 shares of Joby Aviation common stock to the PIPE Investors pursuant to the PIPE Investment, and (v) that Joby Aviation issues 7,659,136 shares of Joby Aviation common stock to the holder of the Uber Note. The Third Party PIPE Investors have agreed to purchase 61,900,000 shares of Joby Aviation common stock, at $10.00 per share, for approximately $619 million of gross proceeds. The Sponsor Related PIPE Investors have agreed to purchase 11,500,000 shares of Joby Aviation common stock, at $10.00 per share, for approximately $115 million of gross proceeds. The Joby PIPE Investors have agreed to purchase 10,100,000 shares of Joby Aviation common stock, at $10.00 per share, for approximately $101 million of gross proceeds. If the actual facts are different from these assumptions, the percentage ownership retained by RTP’s existing shareholders in the combined company will be different.

The RTP units, RTP Class A ordinary shares and RTP warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “RTP.U,” “RTP” and “RPT WS,” respectively. RTP will apply for listing, to be effective at the time of the Business Combination, of Joby Aviation common stock and Joby Aviation warrants on the NYSE under the proposed symbols                      and                      respectively. It is a condition of the consummation of the Business Combination described above that RTP receives confirmation from the NYSE that the securities have been approved for listing on NYSE, but there can be no assurance such listing conditions will be met or that RTP will obtain such confirmation from the NYSE. If such listing conditions are not met or if such confirmation is not obtained, the Business Combination described above will not be consummated unless the NYSE condition set forth in the Merger Agreement is waived by the applicable parties.

This proxy statement/prospectus provides shareholders and public warrant holders of RTP with detailed information about the proposed Merger and other matters to be considered at the extraordinary general meeting of shareholders and special meeting of public warrant holders of RTP. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 33 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                  , 2021,

and is first being mailed to RTP’s shareholders on or about                  , 2021.

REINVENT TECHNOLOGY PARTNERS

A Cayman Islands Exempted Company

(Company Number 363990)

215 Park Avenue, Floor 11

New York, New York 10003

Dear Reinvent Technology Partners Shareholders and Public Warrant Holders:

You are cordially invited to attend the extraordinary general meeting of shareholders (the “extraordinary general meeting”) and/or the special meeting of public warrant holders (the “Warrant Holders Meeting”) of Reinvent Technology Partners, a Cayman Islands exempted company (“RTP” and, after the Domestication, as described below, “Joby Aviation”), to be held at                    Eastern Time and                     Eastern Time, respectively, on                    , 2021, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Ave, Palo Alto, CA 94301, or virtually via live webcast at https://www.cstproxy.com/reinventtechnologypartners/2021, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Whilst shareholders are encouraged to attend the meeting virtually, it is a requirement under Cayman Islands law for there to be a physical location of the meeting. The physical location of the meeting is the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Ave, Palo Alto, CA 94301. You will be permitted to attend the extraordinary general meeting and/or the Warrant Holders Meeting in person at the offices of Skadden, Arps, Slate, Meagher & Flom LLP only to the extent consistent with, or permitted by, applicable law and directives of public health authorities. Based on current guidance, we do not anticipate being able to accommodate shareholders or Public Warrant Holders who wish to attend in person, and we strongly urge you to attend the extraordinary general meeting and/or the Warrant Holders Meeting virtually.

Only shareholders who held ordinary shares of RTP at the close of business on                     , 2021 (the “Record Date”) will be entitled to vote at the extraordinary general meeting and at any adjournments thereof. Only warrant holders who held public warrants of RTP (the “Public Warrants,” and such holders, the “Public Warrant Holders”) at the close of business on                     , 2021 will be entitled to vote at the Warrant Holders Meeting and at any adjournments thereof.

At the extraordinary general meeting, RTP shareholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 23, 2021 (as the same may be amended, the “Merger Agreement”), by and among RTP, RTP Merger Sub Inc. (“Merger Sub”) and Joby Aero, Inc. (“Joby”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Domestication of RTP to Delaware as described below, the merger of Merger Sub with and into Joby (the “Merger”), with Joby surviving the Merger as a wholly owned subsidiary of RTP, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement/prospectus.

As a condition to the consummation of the Merger, the board of directors of RTP has unanimously approved a change of RTP’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”). As described in the accompanying proxy statement/prospectus, shareholders of RTP will be asked to consider and vote upon a proposal to approve the Domestication (the “Domestication Proposal”). In connection with the consummation of the Business Combination, RTP will change its name to “Joby Aviation, Inc.”

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of RTP (the “RTP Class A ordinary shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Joby Aviation (the “Joby Aviation common stock”), (2) each of the then issued and outstanding Class B ordinary

i

shares, par value $0.0001 per share, of RTP (the “RTP Class B ordinary shares”), will convert automatically, on a one-for-one basis, into a share of Joby Aviation common stock, (3) each then issued and outstanding warrant of RTP (the “RTP warrants”) will convert automatically into a warrant to acquire one share of Joby Aviation common stock (the “Joby Aviation warrants”) pursuant to the Warrant Agreement, dated as of September 16, 2020 (the “Warrant Agreement”), between RTP and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (4) each then issued and outstanding unit of RTP (the “RTP units”) will separate automatically into one share of Joby Aviation common stock, on a one-for-one basis, and one-fourth of one Joby Aviation warrant. As used herein, “public shares” shall mean the RTP Class A ordinary shares (including those that underlie the RTP units) that were registered pursuant to the Registration Statements on Form S-1 (333-248497) and the shares of Joby Aviation common stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication. For further details, see “Domestication Proposal.”

Shareholders of RTP will also be asked to consider and vote upon (1) six separate proposals to approve material differences between RTP’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed certificate of incorporation and bylaws of Joby Aviation (collectively, the “Organizational Documents Proposals”), (2) a proposal to elect                      directors who, upon consummation of the Business Combination, will be the directors of Joby Aviation (the “Director Election Proposal”), (3) a proposal to approve for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of Joby Aviation common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investors and the Joby PIPE Investors, pursuant to the PIPE Investment and (b) the Joby Stockholders (including the holder of the Uber Note) pursuant to the Merger Agreement (the “Stock Issuance Proposal”), (4) a proposal to approve and adopt the Joby Aviation, Inc. 2021 Incentive Award Plan (the “Incentive Award Plan Proposal”), (5) a proposal to approve and adopt the Joby Aviation, Inc. 2021 Employee Stock Purchase Plan (the “ESPP Proposal”) and (6) a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”). The Business Combination will be consummated only if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the ESPP Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

At the Warrant Holders Meeting, Public Warrant Holders will be asked to vote on the following proposals, as more fully described in the accompanying proxy statement/prospectus: (i) a proposal to amend the Warrant Agreement such that the exercise period for the warrants will commence 30 days after the first date on which RTP completes the Business Combination (such amendment, the “Warrant Amendment” and such proposal, the “Warrant Amendment Proposal”) and (ii) a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal (the “Warrant Holders Adjournment Proposal,” and together with the Warrant Amendment Proposal, the “Warrant Holder Proposals”). The Warrant Amendment Proposal is conditioned on the approval of the Condition Precedent Proposals. However, approval of the Warrant Amendment is not a condition to the consummation of the Business Combination, and the Condition Precedent Proposals are not conditioned on the approval of the Warrant Amendment Proposal. Accordingly, the Business Combination can be completed even if the Warrant Amendment Proposal is not approved. The Warrant Holders Adjournment Proposal is not conditioned on the approval of any other proposal.

At the effective time of the Merger (the “Closing”), among other things, all outstanding shares of Joby capital stock, including those issuable upon the conversion of the Warrant to Purchase Common Stock, by and between Joby and Silicon Valley Bank, dated as of March 29, 2017, and the Warrant to Purchase Common Stock,

ii

by and between Joby and Silicon Valley Bank, dated as of May 2, 2018, in each case, as amended on February 16, 2021 (collectively, the “SVB Warrants”) the Warrant to Purchase Securities of Joby, dated March 19, 2021, by and between Joby and In-Q-Tel, Inc. (the “In-Q-Tel Warrant”, and together with the SVB Warrants, the “Joby Warrants”) (excluding the capital stock of Joby issued pursuant to the Note Conversion (as defined in the Merger Agreement)) as of immediately prior to the Closing, and, together with shares of Joby common stock reserved in respect of Joby Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Joby Aviation common stock, will be cancelled in exchange for the right to receive, or the reservation of, an aggregate of 500,000,000 shares of Joby Aviation common stock (at a deemed value of $10.00 per share), which, in the case of Joby Awards, will be shares underlying awards based on Joby Aviation common stock, representing a pre-transaction equity value of Joby of $5.0 billion (the “Aggregate Merger Consideration”). Specifically, (i) each share of Joby common stock will be canceled and converted into the right to receive a number of shares of Joby Aviation common stock equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the number of aggregate fully diluted number of shares of Joby common stock (“Exchange Ratio”), and (ii) each share of Joby Series Seed-1 Preferred Stock, Joby Series Seed-2 Preferred Stock, Joby Series A Preferred Stock, Joby Series B Preferred Stock and Joby Series C Preferred Stock will be canceled and converted into the right to receive a number of shares of Joby Aviation common stock equal to the Exchange Ratio. The portion of the Aggregate Merger Consideration reflecting the conversion of the Joby Awards is calculated assuming that all Joby Aviation Options are net-settled (although Joby Aviation Options may by their terms be cash-settled, resulting in additional dilution). The Aggregate Merger Consideration does not take into account certain additional issuances which may be made under the terms of the Merger Agreement, including: (i) to the Joby PIPE Investors pursuant to the PIPE Investment which may be made under the terms of the respective Subscription Agreements, (ii) to Joby management and employees pursuant to the Joby Aviation, Inc. 2021 Incentive Award Plan or the Joby Aviation, Inc. 2021 Employee Stock Purchase Plan or (iii) to the holder of the Uber Note, in each case as more fully described elsewhere in the accompanying proxy statement/prospectus.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the date of the Closing of the Business Combination (the “Closing Date”), including (i) the Sponsor Support Agreement, (ii) the Sponsor Agreement, (iii) the Lock-Up Agreements, (iv) the Registration Rights Agreement and (v) the PIPE Subscription Agreements. For additional information, see “BCA Proposal — Related Agreements” in the accompanying proxy statement/prospectus.

Pursuant to the Cayman Constitutional Documents, a holder of public shares (a “public shareholder”), which excludes shares held by the Sponsor and the current independent directors of RTP, may request that RTP redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “for” the BCA Proposal or any other Condition Precedent Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, RTP’s transfer agent, Joby Aviation will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of December 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Joby Aviation common stock that will be redeemed immediately after consummation

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of the Business Combination. See “Extraordinary General Meeting of RTP — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each director and officer of RTP have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of February 23, 2021, a copy of which is attached as Annex B to the accompanying proxy statement/prospectus (the “Sponsor Support Agreement”). The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor and RTP’s independent directors collectively own 20.0% of the issued and outstanding ordinary shares.

The Merger Agreement provides that the obligations of Joby to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy RTP’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Joby or RTP) (such amount, the “Trust Amount”) plus the PIPE Investment Amount and the Uber Note Principal Amount (each as defined in the accompany proxy statement/prospectus), is at least equal to $1.0 billion (the “Minimum Available Cash Amount”) (such condition, the “Minimum Cash Condition”). This condition is for the sole benefit of Joby. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will RTP redeem public shares in an amount that would cause Joby Aviation Inc.’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.

RTP is providing the accompanying proxy statement/prospectus and accompanying proxy cards to RTP’s shareholders and Public Warrant Holders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and/or Warrant Holders Meeting and at any adjournments of the extraordinary general meeting or Warrant Holders Meeting. Information about the extraordinary general meeting, Warrant Holders Meeting, the Business Combination and other related business to be considered by RTP’s shareholders and Public Warrant Holders at the extraordinary general meeting and/or Warrant Holders Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting and/or Warrant Holders Meeting, all of RTP’s shareholders and Public Warrant Holders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 33 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of RTP has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger

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Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to RTP’s shareholders in the accompanying proxy statement/prospectus. The board of directors of RTP has also unanimously approved the Warrant Amendment and unanimously recommends that Public Warrant Holders vote “FOR” the Warrant Amendment Proposal. When you consider the recommendation of these proposals by the board of directors of RTP, you should keep in mind that RTP’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder and/or a Public Warrant Holder. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the terms of the Cayman Constitutional Documents, only the holders of the RTP Class B ordinary shares are entitled to vote on the election of directors to our board of directors. Pursuant to the Sponsor Support Agreement, the Sponsor and RTP’s independent directors, as holders of all of the RTP Class B ordinary shares, agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby. Therefore, the Director Election Proposal is expected to be approved by the Sponsor and RTP’s independent directors at the extraordinary general meeting.

The Warrant Amendment Proposal must be approved by the holders of at least 50% of RTP’s outstanding Public Warrants. The approval of the Warrant Holders Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the Public Warrant Holders present or represented by proxy and entitled to vote at the Warrant Holders Meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting and/or Warrant Holders Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares and/or Public Warrants are represented at the extraordinary general meeting and/or Warrant Holders Meeting. If you hold your shares or Public Warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares and/or Public Warrants are represented and voted at the extraordinary general meeting and/or Warrant Holders Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Warrant Amendment Proposal is conditioned upon the approval of the Condition Precedent Proposals. The Condition Precedent Proposals are not conditioned upon the approval of the Warrant Amendment Proposal. Accordingly, the Business Combination can be consummated even if the Warrant Amendment Proposal is not approved. The Adjournment Proposal and the Warrant Holders Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card(s) without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting and/or Warrant Holders Meeting. If you fail to return your proxy card(s) or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting and/or Warrant Holders Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and/or Warrant Holders Meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting or the Warrant Holders Meeting. A broker non-vote will not be counted towards the quorum

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requirement, as we believe all proposals presented to the shareholders and Public Warrant Holders will be considered non-discretionary, or count as a vote cast at the extraordinary general meeting or the Warrant Holders Meeting. If you are a shareholder of record and/or Public Warrant Holder of record and you attend the extraordinary general meeting and/or Warrant Holders Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND DELIVER YOUR SHARES TO RTP’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. YOU MAY DELIVER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of RTP’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Michael Thompson

Chief Executive Officer, Chief Financial Officer and Director

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                     , 2021 and is first being mailed to shareholders on or about                     , 2021.

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REINVENT TECHNOLOGY PARTNERS

A Cayman Islands Exempted Company

(Company Number 363990)

215 Park Avenue, Floor 11

New York, New York 10003

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON                     , 2021

TO THE SHAREHOLDERS OF REINVENT TECHNOLOGY PARTNERS:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “extraordinary general meeting”) of Reinvent Technology Partners, a Cayman Islands exempted company, company number 363990 (“RTP”), will be held at                     , Eastern Time, on                     , 2021, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Ave, Palo Alto, CA 94301, or virtually via live webcast at https://www.cstproxy.com/reinventtechnologypartners/2021. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•

Proposal No. 1 — The BCA Proposal — to consider and vote upon a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of February 23, 2021 (the “Merger Agreement”), by and among RTP, RTP Merger Sub Inc. (“Merger Sub”) and Joby Aero, Inc. (“Joby”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Joby (the “Merger”), with Joby surviving the Merger as a wholly owned subsidiary of Joby Aviation, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement/prospectus (the “BCA Proposal”);

•

Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution, the change of RTP’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”) (the “Domestication Proposal”);

•

Organizational Documents Proposals — to consider and vote upon the following six separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, the following material differences between RTP’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of Reinvent Technology Partners (a corporation incorporated in the State of Delaware, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), and the change of the name of RTP to “Joby Aviation, Inc.” in connection with the Business Combination (RTP after the Domestication, including after such change of name, is referred to herein as “Joby Aviation”):

(A)

Proposal No. 3 — Organizational Documents Proposal A — to authorize the change in the authorized share capital of RTP from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “RTP Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preferred shares, par value $0.0001 per share (the “RTP Preferred Shares”), to 1,400,000,000 shares of common stock, par value $0.0001 per share, of Joby Aviation, Inc. (the “Joby Aviation common stock”) and 100,000,000 shares of preferred stock, par value $0.0001 per share, of Joby Aviation (the “Joby Aviation preferred stock”) (“Organizational Documents Proposal A”);

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(B)

Proposal No. 4 — Organizational Documents Proposal B — to authorize the board of directors of Joby Aviation to issue any or all shares of Joby Aviation preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by Joby Aviation’s board of directors and as may be permitted by the DGCL (“Organizational Documents Proposal B”);

(C)

Proposal No. 5 — Organizational Documents Proposal C — to provide that Joby Aviation’s board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term (“Organizational Documents Proposal C”);

(D)	Proposal No. 6 — Organizational Documents Proposal D — to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation (“Organizational Documents Proposal D”);

(E)

Proposal No. 7 — Organizational Documents Proposal E — to authorize the election not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL (“Organizational Documents Proposal E”); and

(F)

Proposal No. 8 — Organizational Documents Proposal F — to authorize all other changes in connection with the amendment and replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which attached to the accompanying proxy statement/prospectus as Annex C and Annex D, respectively), including (1) changing the corporate name from “Reinvent Technology Partners” to “Joby Aviation, Inc.”, (2) making Joby Aviation’s corporate existence perpetual, (3) removing certain provisions related to RTP’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination and (4) imposing a certain limit on the voting power of Joby Aviation capital stock owned by non-U.S. citizens, all of which RTP’s board of directors believes is necessary to adequately address the needs of Joby Aviation after the Business Combination (“Organizational Documents Proposal F”);

•

Proposal No. 9 — The Director Election Proposal — to consider and vote upon a proposal to elect directors who, upon consummation of the Business Combination, will be the directors of Joby Aviation (the “Director Election Proposal”);

•

Proposal No. 10 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of Joby Aviation common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investors and the Joby PIPE Investors, pursuant to the PIPE Investment and (b) the Joby Stockholders (including the holder of the Uber Note) pursuant to the Merger Agreement (the “Stock Issuance Proposal”);

•

Proposal No. 11 — The Incentive Award Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the Joby Aviation, Inc. 2021 Incentive Award Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex F (the “Incentive Award Plan Proposal”);

•

Proposal No. 12 — The ESPP Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the Joby Aviation, Inc. 2021 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex G (the “ESPP Proposal”); and

•

Proposal No. 13 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

Each of Proposals No. 1 through 12 (collectively, the “Condition Precedent Proposals”) is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

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These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on                     , 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

RTP is also holding a special meeting (the “Warrant Holders Meeting”) of holders of RTP public warrants (such warrants, the “Public Warrants”, and such holders, the “Public Warrant Holders”) for the Public Warrant Holders to consider and vote upon (i) a proposal to amend the Warrant Agreement, dated as of September 16, 2020 (the “Warrant Agreement”), between RTP and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, such that the exercise period for the warrants will commence 30 days after the first date on which RTP completes the Business Combination (such amendment, the “Warrant Amendment” and such proposal, the “Warrant Amendment Proposal”) and (ii) a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal (the “Warrant Holders Adjournment Proposal”). The Warrant Amendment Proposal is conditioned upon the approval of Proposals No. 1 through 12. The Warrant Holders Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

The accompanying proxy statement/prospectus and extraordinary general meeting proxy card is being provided to RTP’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of RTP’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 33 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of RTP has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to RTP’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of RTP, you should keep in mind that RTP’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Cayman Constitutional Documents, a holder of public shares of RTP (a “public shareholder”) may request of RTP that Joby Aviation redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

i.

(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and Public Warrants prior to exercising your redemption rights with respect to the public shares;

ii.	submit a written request to Continental, RTP’s transfer agent, that Joby Aviation redeem all or a portion of your public shares for cash; and

iii.	deliver your public shares to Continental, RTP’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                     , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

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Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, RTP’s transfer agent, Joby Aviation will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of December 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Joby Aviation common stock that will be redeemed promptly after consummation of the Business Combination. See “Extraordinary General Meeting of RTP — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Reinvent Sponsor LLC, a Cayman Islands limited liability company and shareholder of RTP (the “Sponsor”), and each director and officer of RTP have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of February 23, 2021, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “Sponsor Support Agreement”). The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/ prospectus, the Sponsor and RTP’s independent directors collectively own 20.0% of the issued and outstanding ordinary shares.

The Merger Agreement provides that the obligations of Joby to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy RTP’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Joby or RTP) (such amount, the “Trust Amount”) plus the PIPE Investment Amount and the Uber Note Principal Amount (each as defined in the accompanying proxy statement/prospectus), is at least equal to $1.0 billion (the “Minimum Available Cash Amount”) (such condition, the “Minimum Cash Condition”). This condition is for the sole benefit of Joby. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will RTP redeem public shares in an amount that would cause Joby Aviation’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

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The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.

The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the terms of the Cayman Constitutional Documents, only the holders of the RTP Class B ordinary shares are entitled to vote on the election of directors to our board of directors. Pursuant to the Sponsor Support Agreement, the Sponsor and RTP’s independent directors, as holders of all of the RTP Class B ordinary shares, agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby. Therefore, the Director Election Proposal is expected to be approved by the Sponsor and RTP’s independent directors at the extraordinary general meeting.

Your vote is very important.    Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your extraordinary general meeting proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your extraordinary general meeting proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, or count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the accompanying proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC (“Morrow Sodali”), our proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing RTP.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Reinvent Technology Partners,

, 2021

Michael Thompson

Chief Executive Officer, Chief Financial Officer and Director

xi

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND DELIVER YOUR SHARES TO RTP’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY DELIVER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

xii

REINVENT TECHNOLOGY PARTNERS

A Cayman Islands Exempted Company

(Company Number 363990)

215 Park Avenue, Floor 11

New York, New York 10003

NOTICE OF SPECIAL MEETING OF PUBLIC WARRANT HOLDERS

TO BE HELD ON              , 2021

TO THE PUBLIC WARRANT HOLDERS OF REINVENT TECHNOLOGY PARTNERS:

NOTICE IS HEREBY GIVEN that a special meeting of the public warrant holders (the “Warrant Holders Meeting”) of Reinvent Technology Partners, a Cayman Islands exempted company, company number 363990 (“RTP”), will be held at                , Eastern Time, on                         , 2020, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Ave, Palo Alto, CA 94301, or virtually via live webcast at https://www.cstproxy.com/reinventtechnologypartners/2021. You are cordially invited to attend the Warrant Holders Meeting, which will be held for the following purposes:

•

Proposal No. 1 — The Warrant Amendment Proposal — to consider and vote upon a proposal to amend the Warrant Agreement, dated as of September 16, 2020 (the “Warrant Agreement”), between RTP and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, such that the exercise period for the warrants will commence 30 days after the first date on which RTP completes the Business Combination (such amendment, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E, the “Warrant Amendment” and such proposal, the “Warrant Amendment Proposal”); and

•

Proposal No. 2 — The Warrant Holders Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal (the “Warrant Holders Adjournment Proposal” and together with the Warrant Amendment Proposal, the “Warrant Holder Proposals”).

These Warrant Holder Proposals are described in the accompanying proxy statement/prospectus, which we encourage you to read in its entirety before voting.

Only holders of RTP’s public warrants (such warrants, the “Public Warrants” and such holders, the “Public Warrant Holders”) at the close of business on                                     , 2021 (the “Record Date”) are entitled to notice of and to vote and have their votes counted at the Warrant Holders Meeting and any adjournment of the Warrant Holders Meeting.

The accompanying proxy statement/prospectus and Warrant Holders Meeting proxy card is being provided to RTP’s Public Warrant Holders in connection with the solicitation of proxies to be voted at the Warrant Holders Meeting and at any adjournment of the Warrant Holders Meeting. Whether or not you plan to attend the Warrant Holders Meeting, all of RTP’s Public Warrant Holders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 33 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of RTP unanimously approved the Warrant Holder Proposals and unanimously recommends that the Public Warrant Holders vote “FOR” the Warrant Amendment Proposal and “FOR” the Warrant Holders Adjournment Proposal, if presented.

Pursuant to the Warrant Agreement, the Warrant Amendment is required to be approved by (i) at least 50% of the then outstanding Public Warrants and (ii) at least 50% of the then outstanding private placement

xiii

warrants. The Sponsor, as a holder of all of the private placement warrants, is expected to approve the Warrant Amendment by written consent. As such, the Warrant Amendment Proposal must be approved by the holders of at least 50% of RTP’s outstanding Public Warrants. The approval of the Warrant Holders Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the Public Warrant Holders present or represented by proxy and entitled to vote at the Warrant Holders Meeting. The Warrant Amendment will only become effective if the Business Combination is completed. If the Business Combination is not completed, the Warrant Amendment will not become effective, even if the Public Warrant Holders have approved the Warrant Amendment Proposal.

Your vote is very important.    Whether or not you plan to attend the Warrant Holders Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your Public Warrants are represented at the Warrant Holders Meeting. If you hold your Public Warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your Public Warrants are represented and voted at the Warrant Holders Meeting. The Warrant Amendment Proposal is conditioned on the Condition Precedent Proposals further described in the accompanying proxy statement/prospectus. The Warrant Holders Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your Warrant Holders Meeting proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Warrant Holders Meeting. If you fail to return your Warrant Holders Meeting proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Warrant Holders Meeting, the effect will be, among other things, that your Public Warrants will not be voted. An abstention will be counted towards the quorum requirement, but will not count as a vote cast at the Warrant Holders Meeting, and will have (i) the same effect as a vote against the Warrant Amendment Proposal and (ii) no effect on the Warrant Holder Adjournment Proposal, if presented. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the Public Warrant Holders will be considered non-discretionary, or count as a vote cast at the Warrant Holders Meeting. If you are a Public Warrant Holder of record and you attend the Warrant Holders Meeting and wish to vote, you may withdraw your proxy and vote at the Warrant Holders Meeting.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your Public Warrants, please contact Morrow Sodali LLC (“Morrow Sodali”), our proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing RTP.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Reinvent Technology Partners,

, 2021

Michael Thompson

Chief Executive Officer, Chief Financial Officer and Director

xiv

Page
REFERENCES TO ADDITIONAL INFORMATION	iii
TRADEMARKS	iv
MARKET AND INDUSTRY DATA	i
SELECTED DEFINITIONS	ii
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	vii
QUESTIONS AND ANSWERS FOR SHAREHOLDERS AND PUBLIC WARRANT HOLDERS OF RTP	ix
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	1
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF JOBY	24
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	27
SUMMARY OF UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	29
COMPARATIVE PER SHARE DATA	30
MARKET PRICE AND DIVIDEND INFORMATION	32
RISK FACTORS	33
EXTRAORDINARY GENERAL MEETING AND WARRANT HOLDERS MEETING OF RTP	75
BCA PROPOSAL	85
DOMESTICATION PROPOSAL	128
ORGANIZATIONAL DOCUMENTS PROPOSALS	131
ORGANIZATIONAL DOCUMENTS PROPOSAL A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	134
ORGANIZATIONAL DOCUMENTS PROPOSAL B — APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF JOBY AVIATION AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	136
ORGANIZATIONAL DOCUMENTS PROPOSAL C — APPROVAL OF PROPOSAL REGARDING ESTABLISHMENT OF A CLASSIFIED BOARD OF DIRECTORS	138
ORGANIZATIONAL DOCUMENTS PROPOSAL D — APPROVAL OF PROPOSAL REGARDING ADOPTION OF DELAWARE AS THE EXCLUSIVE FORUM FOR CERTAIN STOCKHOLDER LITIGATION	140
ORGANIZATIONAL DOCUMENTS PROPOSAL E — APPROVAL OF PROPOSAL REGARDING THE ELECTION NOT TO BE GOVERNED BY SECTION 203 OF THE DGCL AND, INSTEAD, BE GOVERNED BY A PROVISION SUBSTANTIALLY SIMILAR TO SECTION 203 OF THE DGCL	142
ORGANIZATIONAL DOCUMENTS PROPOSAL F — APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS	144
DIRECTOR ELECTION PROPOSAL	147
STOCK ISSUANCE PROPOSAL	149
INCENTIVE AWARD PLAN PROPOSAL	151
ESPP PROPOSAL	158
ADJOURNMENT PROPOSAL	162
WARRANT HOLDER PROPOSAL 1: WARRANT AMENDMENT PROPOSAL	163
WARRANT HOLDER PROPOSAL 2: WARRANT HOLDERS ADJOURNMENT PROPOSAL	165
U.S. FEDERAL INCOME TAX CONSIDERATIONS	166
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	177
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	185
INFORMATION ABOUT RTP	188

i

ii

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning RTP, without charge, by written request to Secretary at Reinvent Technology Partners, 215 Park Avenue, Floor 11, New York, New York 10003, or by telephone request at (212) 457-1272; or Morrow Sodali LLC, RTP’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing RTP.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.

In order for RTP’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of RTP and Warrant Holders Meeting to be held on                 , 2021, you must request the information no later than                , 2021, five business days prior to the date of the extraordinary general meeting and Warrant Holders Meeting.

iii

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. RTP does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

iv

MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes industry and market data obtained from periodic industry publications, third-party studies and surveys, including from McKinsey & Company, Deloitte Consulting LLP, Booz Allen Hamilton, Morgan Stanley Research, National Aeronautics and Space Administration, Federal Aviation Administration, United Nations Department of Economic and Social Affairs, The Texas A&M Transportation Institute and the United States Environmental Protection Agency, as well as from filings of public companies in our industry and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this proxy statement/prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Each publication, study and report speaks as of its original publication date (and not as of the date of this proxy statement/prospectus). Certain of these publications, studies and reports were published before the COVID-19 pandemic and therefore do not reflect any impact of COVID-19 on any specific market or globally. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

i

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•	“2021 Plan” are to the Joby Aviation, Inc. 2021 Incentive Award Plan attached to this proxy statement/prospectus as Annex F;

•	“Allen & Co.” are to Allen & Company LLC;

•

“Ancillary Agreements” are to the Sponsor Support Agreement, the Written Consent, the Mutual Nondisclosure Agreement, dated as of November 25, 2020, between RTP and Joby (the “Confidentiality Agreement”) and the Sponsor Agreement, collectively;

•	“Available Cash” are to the amount as calculated by adding the Trust Amount and the PIPE Investment Amount;

•	“Business Combination” are to the Domestication together with the Merger;

•

“Cayman Constitutional Documents” are to RTP’s Amended and Restated Memorandum of Association (the “Existing Memorandum”) and RTP’s Amended and Restated Articles of Association (the “Existing Articles”), each as amended from time to time;

•	“Cayman Islands Companies Act” are to the Cayman Islands Companies Act (As Revised);

•	“Closing” are to the closing of the Business Combination;

•	“Code” are to the Internal Revenue Code of 1986, as amended;

•

“Committed PIPE Investment Amount” are to at least $310,000,000, at least $100,000,000 of which shall be in respect to shares to be so purchased by Sponsor or one of its affiliates in the PIPE Investment;

•	“Company,” “we,” “us” and “our” are to RTP prior to the Domestication and to Joby Aviation after the Domestication, including after its change of name to Joby Aviation, Inc.;

•

“Condition Precedent Proposals” are to the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the ESPP Proposal, collectively;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•	“Domestication” are to the domestication of Reinvent Technology Partners as a corporation incorporated in the State of Delaware;

•	“ESPP” are to the Joby Aviation, Inc. 2021 Employee Stock Purchase Plan attached to this proxy statement/prospectus as Annex G;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•

“Exchange Ratio” are to the quotient obtained by dividing (i) 500,000,000 by (ii) the aggregate — fully diluted number of shares of Joby common stock issued and outstanding immediately prior to the Merger (which is the aggregate number of shares of Joby common stock (a) issued and outstanding immediately prior to the Merger after giving effect to the exercise of the Joby Warrants, (b) issuable upon the conversion of the Joby preferred stock immediately prior to the Merger in accordance with Joby’s organizational documents, (c) issuable upon, or subject to, the exercise of Joby Options (whether or not then vested or exercisable) that are outstanding immediately prior to the Merger, assuming net settlement, or (d) subject to Joby RSUs (whether or not then vested) that are outstanding immediately prior to the Merger), excluding shares of Joby capital stock issuable pursuant to the Note Conversion;

•	“Founder Shares” are to the RTP Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering;

•	“GAAP” are to accounting principles generally accepted in the United States of America;

•	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“In-Q-Tel Exercise” are to the exercise prior to the effective time of the Merger of the In-Q-Tel Warrant;

•	“In-Q-Tel Warrant” are to the Warrant to Purchase Securities of Joby, dated March 19, 2021, by and between Joby and In-Q-Tel, Inc.;

•	“initial public offering” are to RTP’s initial public offering that was consummated on September 21, 2020;

•	“IPO registration statement” are to the Registration Statement on Form S-1 (333-248497) filed by RTP in connection with its initial public offering, which became effective on September 16, 2020;

•	“IRS” are to the U.S. Internal Revenue Service;

•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•	“Joby” are to Joby Aero, Inc. prior to the Business Combination;

•	“Joby Aviation common stock” are to shares of Joby Aviation common stock, par value $0.0001 per share;

•	“Joby Aviation, Inc.” are to RTP after the Domestication and its name change from Reinvent Technology Partners;

•	“Joby Aviation Options” are to options to purchase shares of Joby Aviation common stock;

•	“Joby Aviation RSU Awards” are to awards of restricted stock units based on shares of Joby Aviation common stock;

•	“Joby Awards” are to Joby Options and Joby RSUs;

•	“Joby capital stock” are to shares of Joby common stock and Joby preferred stock;

•	“Joby common stock” are to shares of Joby common stock, par value $0.00001 per share;

•

“Joby Equityholder Approval” are to the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, by the affirmative vote or written consent of the holders of at least (i) a majority of the outstanding shares of Joby capital stock and (ii) 60% of the outstanding shares of Joby preferred stock, voting as a single class on an as-converted basis;

•	“Joby Options” are to options to purchase shares of Joby common stock;

•

“Joby PIPE Investor” are to a PIPE Investor that is a holder of shares of Joby capital stock or securities exercisable for or convertible into Joby capital stock as of the date of the Merger Agreement and not a Sponsor Related PIPE Investor;

•	“Joby preferred stock” are to the Series Seed-1 preferred stock, Series Seed-2 preferred stock, Series A preferred stock, Series B preferred stock and Series C preferred stock of Joby;

•	“Joby RSU Awards” are to awards of restricted stock units based on shares of Joby common stock;

•	“Joby Stockholders” are to the stockholders of Joby and holders of Joby Awards prior to the Business Combination;

•	“Joby Warrants” are to the SVB Warrants and the In-Q-Tel Warrant;

•

“Liquidation Date” are to September 21, 2022 (or December 21, 2022 if RTP has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the initial public offering but has not completed the initial business combination within such 24-month period or, if such date is extended at a duly called extraordinary general meeting, such later date);

•	“Merger” are to the merger of Merger Sub with and into Joby, with Joby surviving the merger as a wholly owned subsidiary of Joby Aviation;

•	“Merger Agreement” are to the Agreement and Plan of Merger, dated as of February 23, 2021, by and among RTP, Merger Sub and Joby, as amended and modified from time to time;

•	“Minimum Cash Condition” are to the Trust Amount, the PIPE Investment Amount and the Uber Note Principal Amount, in the aggregate, being equal to or greater than $1.0 billion;

•	“Morgan Stanley” are to Morgan Stanley & Co. LLC;

•	“Note Conversion” are to the automatic conversion of the Uber Note into a number of shares of Joby capital stock in accordance with its terms;

•	“NYSE” are to the New York Stock Exchange;

•	“ordinary shares” are to the RTP Class A ordinary shares and the RTP Class B ordinary shares, collectively;

•

“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•	“PIPE Investment” are to the purchase of shares of Joby Aviation common stock by the PIPE Investors pursuant to the Subscription Agreements, for a total aggregate purchase price of up to $835,000,000;

•	“PIPE Investment Amount” are to the aggregate gross purchase price actually received by RTP prior to or substantially concurrently with Closing for the shares in the PIPE Investment;

•	“PIPE Investors” are to those certain third-party investors, Joby Stockholders and affiliates of the Sponsor participating in the PIPE Investment pursuant to the Subscription Agreements;

•

“private placement warrants” are to the RTP private placement warrants outstanding as of the date of this proxy statement/prospectus and the warrants of Joby Aviation issued as a matter of law upon the conversion thereof at the time of the Domestication;

•	“pro forma” are to giving pro forma effect to the Business Combination;

•	“Proposed Bylaws” are to the proposed bylaws of Joby Aviation upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex D;

•

“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of Joby Aviation upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex C;

•	“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•	“public shareholders” are to holders of public shares, whether acquired in RTP’s initial public offering or acquired in the secondary market;

•

“public shares” are to the RTP Class A ordinary shares (including those that underlie the units) that were offered and sold by RTP in its initial public offering and registered pursuant to the IPO registration statement or the shares of Joby Aviation common stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•

“Public Warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by RTP in its initial public offering and registered pursuant to the IPO registration statement or the redeemable warrants of Joby Aviation issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•	“Public Warrant Holders” are to holders of Public Warrants, whether acquired in RTP’s initial public offering or acquired in the secondary market;

•	“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents and the Proposed Organizational Documents;

•	“Registration Statement” are to the registration statement of which this proxy statement/prospectus forms a part.

•	“Reinvent Capital” are to Reinvent Capital LLC.

•

“Requisite Parties” are (i) the holders of at least 60% of the then outstanding shares of Joby preferred stock (voting as a single class and on an as-converted to Joby common stock basis), (ii) the holders of a majority of the then outstanding shares of Joby common stock and (iii) a majority of the members of the board of directors of Joby;

•	“RTP” are to Reinvent Technology Partners prior to the Domestication;

•	“RTP Class A ordinary shares” are to RTP’s Class A ordinary shares, par value $0.0001 per share;

•	“RTP Class B ordinary shares” are to RTP’s Class B ordinary shares, par value $0.0001 per share;

•

“RTP units” and “units” are to the units of RTP, each unit representing one RTP Class A ordinary share and one-fourth of one redeemable warrant to acquire one RTP Class A ordinary share, that were offered and sold by RTP in its initial public offering and registered pursuant to the IPO registration statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof);

•	“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•	“SEC” are to the United States Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Sponsor” are to Reinvent Sponsor LLC, a Cayman Islands limited liability company;

•	“Sponsor Agreement” are to that certain Sponsor Agreement, dated as of February 23, 2021, by and among the Sponsor, RTP and Joby, as amended and modified from time to time;

•	“Sponsor Related PIPE Investors” are to a PIPE Investor that is an affiliate of the Sponsor (together with their permitted transferees);

•

“Sponsor Support Agreement” are to that certain Sponsor Support Agreement, dated as of February 23, 2021, by and among the Sponsor, RTP, the directors and officers of RTP, and Joby, as amended and modified from time to time;

•	“Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investment will be consummated;

•	“Super 8-K” are to the Current Report on Form 8-K to be filed in accordance with the requirements of the Exchange Act and in connection with the transactions contemplated by the Merger Agreement;

•	“SVB Exercise” are to the automatic cashless exercise of the SVB Warrants immediately prior to the effective time of the Merger in accordance with their terms;

v

•

“SVB Warrants” are to the Warrant to Purchase Common Stock, by and between Joby and Silicon Valley Bank, dated as of March 29, 2017, and the Warrant to Purchase Common Stock, by and between Joby and Silicon Valley Bank, dated as of May 2, 2018, in each case, as amended on February 16, 2021;

•	“Transaction Proposals” are to the Condition Precedent Proposals and the Adjournment Proposal (if necessary), collectively;

•

“Treasury Regulations” are to the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time;

•	“trust account” are to the trust account established at the consummation of RTP’s initial public offering at Morgan Stanley & Co. LLC and maintained by Continental, acting as trustee;

•	“Trust Agreement” are to the Investment Management Trust Agreement, dated September 6, 2020, by and between RTP and Continental Stock Transfer & Trust Company, as trustee;

•

“Trust Amount” are to the amount of cash available in the trust account as of the Closing, after deducting the amount required to satisfy RTP’s obligations to its shareholders (if any) that exercise their redemption rights (but prior to payment of (x) any deferred underwriting commissions being held in the trust account and (y) any Joby transaction expenses or RTP transaction expenses);

•	“Uber Note” are to the Convertible Promissory Note, issued by Joby to Uber Technologies, Inc., dated as of January 11, 2021;

•	“Uber Note Principal Amount” are to $75,000,000;

•	“Warrant Agreement” are to the Warrant Agreement, dated as of September 16, 2020, by and between RTP and Continental Stock Transfer & Trust Company, as warrant agent; and

•	“warrants” are to the Public Warrants and the private placement warrants.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to RTP Class A ordinary shares, shares of Joby Aviation common stock or warrants include such securities underlying the units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the potential Business Combination, of RTP. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When RTP discusses its strategies or plans, including as they relate to the potential Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, RTP’s management.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:

•	RTP’s ability to complete the Business Combination or, if RTP does not consummate such Business Combination, any other initial business combination;

•	satisfaction or waiver (if applicable) of the conditions to the Merger, including, among other things:

•

the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of RTP and Joby, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iii) expiration or termination of the waiting period under the HSR Antitrust Improvements Act, (iv) receipt of approval for listing on NYSE, the Joby Aviation common stock to be issued in connection with the Merger, (v) that RTP have at least $5,000,001 of net tangible assets upon Closing and (vi) the absence of any injunctions;

•

that the amount of cash available in the trust account, after deducting the amount required to satisfy RTP’s obligations to its shareholders (if any) that exercise their rights to redeem their RTP Class A ordinary shares pursuant to the Cayman Constitutional Documents, plus the PIPE Investment Amount and the Uber Note Principal Amount, is at least equal to the Minimum Available Cash Amount;

•	the absence of a Joby Material Adverse Effect (as defined in this proxy statement/prospectus);

•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the projected financial information, anticipated growth rate, and market opportunity of Joby Aviation;

•	the ability to obtain or maintain the listing of Joby Aviation common stock and Joby Aviation warrants on NYSE following the Business Combination;

•	our public securities’ potential liquidity and trading;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•	RTP officers and directors allocating their time to other businesses and potentially having conflicts of interest with RTP’s business or in approving the Business Combination;

•	the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•	the impact of the regulatory environment and complexities with compliance related to such environment; and

•	factors relating to the business, operations and financial performance of Joby and its subsidiaries, including:

•	the impact of the COVID-19 pandemic;

•	the ability of Joby to maintain an effective system of internal controls over financial reporting;

•	the ability of Joby to grow market share in its existing markets or any new markets it may enter;

•	the ability of Joby to respond to general economic conditions;

•	the ability of Joby to manage its growth effectively;

•	the ability of Joby to achieve and maintain profitability in the future;

•	the ability of Joby to access sources of capital to finance operations and growth;

•	the success of strategic relationships with third parties; and

•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us or Joby. There can be no assurance that future developments affecting us or Joby will be those that RTP or Joby have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond RTP’s control or the control of Joby) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” beginning on page 33 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. RTP and Joby undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any RTP shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the extraordinary general meeting, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS AND PUBLIC WARRANT HOLDERS OF RTP

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting and Warrant Holders Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to RTP’s shareholders and Public Warrant Holders. RTP urges shareholders and Public Warrant Holders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the                          extraordinary general meeting and Warrant Holders Meeting, which will be held at                    , Eastern Time and                     , Eastern Time, respectively, on                    , 2021, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Ave, Palo Alto, CA 94301, or virtually via live webcast at https://www.cstproxy.com/reinventtechnologypartners/2021. You will be permitted to attend the extraordinary general meeting and/or the Warrant Holders Meeting in person at the offices of Skadden, Arps, Slate, Meagher & Flom LLP only to the extent consistent with, or permitted by, applicable law and directives of public health authorities. Based on current guidance, we do not anticipate being able to accommodate shareholders or Public Warrant Holders who wish to attend in person, and we strongly urge you to attend the extraordinary general meeting and/or the Warrant Holders Meeting virtually. To participate in the extraordinary general meeting and/or Warrant Holders Meeting, visit https://www.cstproxy.com/reinventtechnologypartners/2021 and enter the control number included on the extraordinary general meeting proxy card and/or the Warrant Holders Meeting proxy card (collectively, the “proxy cards”), as applicable. You may register for the meeting as early 9:00 a.m., Eastern Time, on                     , 2021. If you hold your shares and/or Public Warrants through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:

RTP shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Business Combination. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Joby, with Joby surviving the merger as a wholly owned subsidiary of Joby Aviation, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read it in its entirety. See the section entitled “BCA Proposal” for more detail.

As a condition to the Merger, RTP will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which RTP’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. As a result of and upon the effective time of the Domestication, (1) each then issued and outstanding RTP Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Joby Aviation common stock; (2) each of the then issued and outstanding RTP Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Joby Aviation common stock; (3) each then issued and outstanding RTP warrant will convert automatically into a Joby Aviation warrant, pursuant to the Warrant Agreement; and (4) each then issued and outstanding RTP unit will separate automatically into one share of Joby Aviation common stock, on a one-for-one basis, and one-fourth of one Joby Aviation warrant. See “Domestication Proposal” for additional information.

Shareholders of RTP will also be asked to consider and vote upon certain other proposals at the extraordinary general meeting, including proposals to approve material differences between RTP’s Amended and Restated Memorandum and Articles of Association (the “Cayman Constitutional Documents”) and the proposed certificate of incorporation and bylaws of Joby Aviation (the “Proposed Organizational Documents”). Please see “What amendments will be made to the current constitutional documents of RTP?” and “What proposals are shareholders of RTP being asked to vote upon?” below.

RTP’s Public Warrant Holders are being asked to consider and vote upon the Warrant Amendment Proposal to amend the terms of the Warrant Agreement, such that the exercise period for the warrants will commence 30 days after the first date on which RTP completes the Business Combination (such amendment, the “Warrant Amendment” and such proposal the “Warrant Amendment Proposal”). A copy of the Warrant Amendment is attached to this proxy statement/prospectus as Annex E and you are encouraged to read it in its entirety. See the section entitled “Warrant Holder Proposal 1: The Warrant Amendment Proposal.”

RTP’s Public Warrant Holders are also being asked to consider and vote upon, if presented, the Warrant Holders Adjournment Proposal to adjourn the Warrant Holders Meeting to a later date or dates, including, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal (the “Warrant Holders Adjournment Proposal” and together with the Warrant Amendment, the “Warrant Holder Proposals”). See the section entitled “Warrant Holder Proposal 2: The Warrant Holders Adjournment Proposal.”

THE VOTE OF SHAREHOLDERS AND PUBLIC WARRANT HOLDERS IS IMPORTANT. SHAREHOLDERS AND PUBLIC WARRANT HOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF RTP AND JOBY, CAREFULLY AND IN ITS ENTIRETY.

Q:	What proposals are shareholders of RTP being asked to vote upon?

A:	At the extraordinary general meeting, RTP is asking holders of ordinary shares to consider and vote upon:

•	a proposal to approve by ordinary resolution and adopt the Merger Agreement (the “BCA Proposal”);

•	a proposal to approve by special resolution the Domestication (the “Domestication Proposal”);

•

the following six separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

•

to authorize the change in the authorized capital stock of RTP from (i) 500,000,000 RTP Class A ordinary shares, 50,000,000 RTP Class B ordinary shares and 5,000,000 preferred shares, each par value $0.0001 per share, to (ii) 1,400,000,000 shares of Joby Aviation common stock and 100,000,000 shares of Joby Aviation preferred stock;

•

to authorize the board of directors of Joby Aviation (the “Board”) to issue any or all shares of Joby Aviation preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Board and as may be permitted by the DGCL;

•	to divide the Board into three classes with only one class of directors being elected in each year and each class serving a three-year term;

•	to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation;

•	to authorize the election not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL; and

•

to authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (1) changing the corporate name from “Reinvent Technology Partners” to “Joby Aviation, Inc.,” (2) making Joby Aviation’s corporate existence perpetual, (3) removing certain provisions related to RTP’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination and (4) imposing a certain limit on the voting power of Joby Aviation capital stock owned by non-U.S. citizens, all of which RTP’s board of directors believes is necessary to adequately address the needs of Joby Aviation after the Business Combination;

x

•

a proposal to approve by ordinary resolution the election of                directors to serve staggered terms, who, upon consummation of the Business Combination, will be the directors of Joby Aviation (the “Director Election Proposal”);

•

a proposal to approve by ordinary resolution, for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of Joby Aviation common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investors and the Joby PIPE Investors, pursuant to the PIPE Investment and (b) the Joby Aviation stockholders (including the holder of the Uber Note) pursuant to the Merger Agreement (the “Stock Issuance Proposal”);

•

a proposal to approve by ordinary resolution the Joby Aviation, Inc. 2021 Incentive Award Plan, a copy of which is attached to this proxy statement/prospectus as Annex F (the “Incentive Award Plan Proposal”);

•

a proposal to approve by ordinary resolution the Joby Aviation, Inc. 2021 Employee Stock Purchase Plan, a copy of which is attached to this proxy statement/prospectus as Annex G (the “ESPP Proposal”); and

•

a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

If RTP’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. See the sections entitled “BCA Proposal,” “Domestication Proposal,” “Organizational Documents Proposals,” “Director Election Proposal,” “Stock Issuance Proposal,” “Incentive Award Plan Proposal,” “ESPP Proposal” and “Adjournment Proposal.”

RTP will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of RTP should read it carefully.

After careful consideration, RTP’s board of directors has determined that the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of RTP and its shareholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of RTP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Why is RTP holding the Warrant Holders Meeting?

A:

RTP is holding the Warrant Holders Meeting to seek approval from the Public Warrant Holders to amend the Warrant Agreement to provide that the exercise period for the warrants will commence 30 days after the first date on which RTP completes the Business Combination. A summary of the Warrant Amendment Proposal is set forth in the section entitled “Warrant Holder Proposal 1: The Warrant Amendment Proposal” of this proxy statement/prospectus and a complete copy of the Amendment to the Warrant Agreement is attached hereto as Annex E.

The board of directors of RTP believes it is in the best interests of RTP and the warrant holders that the warrants be exercisable 30 days after the completion of the Business Combination. By allowing the warrant holders to exercise the warrants 30 days after the completion of the Business Combination (as opposed to the later of 12 months from the closing of RTP’s initial public offering or 30 days after the completion of a business combination), RTP is providing the warrant holders with the opportunity to realize any upside potential earlier. If the warrants are exercised or redeemed by RTP pursuant to the Warrant Agreement, RTP would also have more certainty as to its capital structure as the warrants would no longer be outstanding. See also “Risk Factors—Risks Related to the Business Combination and RTP—Pursuant to the terms of the Warrant Amendment, the warrants will become exercisable, and we will have the ability to redeem the warrants (subject to certain conditions), at any time commencing on the date that is 30 days after the completion of the Business Combination.”

In addition, at the Warrant Holders Meeting, the Public Warrant Holders will also be asked to approve a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, including, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal. This is referred to herein as the Warrant Holders Adjournment Proposal. This proposal will only be presented at the Warrant Holders Meeting if there are not sufficient votes to approve the Warrant Amendment Proposal.

Q:	What proposals are Public Warrant Holders being asked to vote upon?

A:	At the Warrant Holders Meeting, the Public Warrant Holders are being asked to vote on the following Warrant Holder Proposals:

•	a proposal to amend the Warrant Agreement such that the exercise period for the warrants will commence 30 days after the first date on which RTP completes the Business Combination; and

•

a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal.

RTP will hold the Warrant Holders Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Warrant Amendment and the other matters to be acted upon at the Warrant Holders Meeting. Public Warrant Holders of RTP should read it carefully.

After careful consideration, RTP’s board of directors has determined that the Warrant Amendment Proposal and Warrant Holders Adjournment Proposal are in the best interests of RTP and its Public Warrant Holders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals, if presented to the Warrant Holders Meeting.

Q:	Are the proposals conditioned on one another?

A:

Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Warrant Amendment Proposal is conditioned upon the approval of each of the Condition Precedent Proposals.

However, the Condition Precedent Proposals are not conditioned upon the approval of the Warrant Amendment Proposal. Accordingly, the Business Combination can be completed even if the Warrant Amendment Proposal is not approved. The Adjournment Proposal and the Warrant Holders Adjournment Proposal are not conditioned upon the approval of any other proposal.

Q:	Why is RTP proposing the Business Combination?

A:	RTP was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Joby has spent more than a decade designing and testing a piloted all-electric aircraft that can takeoff and land vertically, while cruising like a traditional airplane. The aircraft is quiet when taking off, near silent when flying overhead and is designed to transport a pilot and four passengers at speeds of up to 200 mph, with a maximum range of 150 miles on a single charge. The low noise enabled by the all-electric powertrain will allow the aircraft to operate around dense, urban areas while blending into the background noise of cities. With more than 1,000 successful test flights already completed, and to Joby’s knowledge the only electric vertical takeoff and landing (eVTOL) developer to agree to a G-1 certification basis to date, Joby believes its aircraft will be the first of its kind to earn airworthiness certification from the Federal Aviation Administration (FAA).

Based on its due diligence investigations of Joby and the industry in which it operates, including the financial and other information provided by Joby in the course of RTP’s due diligence investigations, the RTP board of directors (the “RTP Board”) believes that the Business Combination with Joby is in the best interests of RTP and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “BCA Proposal — RTP’s Board of Directors’ Reasons for the Business Combination” for additional information.

Although the RTP Board believes that the Business Combination with Joby presents a unique business combination opportunity and is in the best interests of RTP and its shareholders, the RTP Board did consider the following potentially material negative factors in arriving at that conclusion:

•

Potential Inability to Complete the Merger. The RTP Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to RTP if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing primarily outside of the control of the parties to the transaction, including the need for antitrust approval. Moreover, if RTP does not obtain shareholder approval at the extraordinary general meeting, RTP is obligated to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of (x) such shareholder approval being obtained and (y) August 18, 2021, which is 3 business days prior to August 23, 2021, the date on which the Merger Agreement may be terminated if RTP has not completed a business combination (under the Merger Agreement, the extraordinary general meeting shall not be held later than 3 business days prior to such date). This could limit RTP’s ability to seek an alternative business combination that RTP shareholders may prefer after such initial vote. The Merger Agreement also includes an exclusivity provision that prohibits RTP from soliciting other initial business combination proposals, which restricts RTP’s ability to consider other potential initial business combinations until the earlier of the termination of the Merger Agreement or the consummation of the Business Combination.

In addition, the RTP Board considered the risk that the current public shareholders of RTP would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to Joby Aviation following the consummation of the Business Combination and potentially requiring Joby to waive the condition under the Merger Agreement requiring that the funds in the trust account (after giving effect to redemptions but before the payment of deferred underwriting commissions or transaction expenses of RTP or Joby), together with the PIPE Investment Amount and the Uber Note Amount, is equal to or exceeds $1.0 billion, in order for the Business Combination to be consummated. As of December 31, 2020, without giving effect to any future redemptions that may occur, the trust account had approximately $690,171,366 invested in U.S. Treasury securities and money market funds that invest in U.S. government securities.

•

Joby’s Business Risks. The RTP Board considered that RTP shareholders would be subject to the execution risks associated with Joby Aviation if they retained their public shares following the Closing, which were different from the risks related to holding public shares of RTP prior to the Closing. In this regard, the RTP Board considered that there were risks associated with successful implementation of Joby Aviation’s long term business plan and strategy and Joby Aviation realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control, such as the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty. The RTP Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that RTP shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For an additional description of these risks, please see “Risk Factors.”

•

Post-Business Combination Corporate Governance. The RTP Board considered the corporate governance provisions of the Merger Agreement, the Sponsor Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of Joby Aviation following the Closing. Given that the existing stockholders of Joby will collectively control shares representing a majority of Joby Aviation’s outstanding shares of common stock upon completion of the Business Combination, and that the board of directors of Joby Aviation will be classified following the Closing pursuant to the terms of the Proposed Organizational Documents, the existing stockholders of Joby may be able to elect future directors and make other decisions (including approving certain transactions involving Joby Aviation and other corporate actions) without the consent or approval of any of RTP’s current shareholders, directors or management team. See the section entitled “Organizational Documents Proposals” for detailed discussions of the terms and conditions of the Proposed Organizational Documents. In addition, the Sponsor will have the right to designate a Class III director to the board of directors of Joby Aviation for the first and second terms of the Class III directors. The RTP Board was aware that such right is not generally available to shareholders of RTP, including shareholders that may hold a large number of shares. See “—Related Agreements” for detailed discussions of the terms and conditions of the Sponsor Agreement.

•

Limitations of Review. The RTP Board considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price RTP is paying to acquire Joby is fair to RTP or its shareholders from a financial point of view. In addition, the RTP senior management and RTP’s outside counsel reviewed only certain materials in connection with their due diligence review of Joby. Accordingly, the RTP Board considered that RTP may not have properly valued such business.

•

No Survival of Remedies for Breach of Representations, Warranties or Covenants of Joby. The RTP Board considered that the terms of the Merger Agreement provide that RTP will not have any surviving remedies against Joby after the Closing to recover for losses as a result of any inaccuracies or breaches of the Joby representations, warranties or covenants set forth in the agreement. As a result, RTP shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Joby prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The RTP Board determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current stockholders of Joby will be the majority stockholders in Joby Aviation.

•

Litigation. The RTP Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•	Fees and Expenses. The RTP Board considered the fees and expenses associated with completing the Business Combination.

•

Diversion of Management. The RTP Board considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Joby’s business.

•	No Third-Party Valuation. The RTP Board considered the fact that a third-party valuation or fairness opinion has not been obtained in connection with the Business Combination.

In addition to considering the factors described above, the RTP Board also considered other factors, including, without limitation:

•

Interests of RTP’s Directors and Executive Officers. The RTP Board considered the potential additional or different interests of RTP’s directors and executive officers, as described in the section entitled “—Interests of RTP’s Directors and Executive Officers in the Business Combination.” However, the RTP Board concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for RTP’s initial public offering and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination by RTP with any other target business or businesses and (iii) a significant portion of the consideration to RTP’s directors and executive officers was structured to be realized based on the future performance of the Joby Aviation common stock. In addition, RTP’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

•

Role of Morgan Stanley and Allen & Co. The RTP Board considered: the fact that Morgan Stanley, as sole-bookrunning manager in RTP’s initial public offering, would receive approximately $24.2 million for deferred underwriting commissions upon completion of the Business Combination; the fact that Morgan Stanley and Allen & Co. would be paid pursuant to their engagement letters with Joby in their respective roles as financial advisors to Joby in connection with the Business Combination; the fact that Morgan Stanley and Allen & Co. were also serving as co-placement agents to RTP in connection with the PIPE Investment (although not receiving a separate fee for that work); and the existing investment by Allen & Co. and certain of its employees in Joby.

•

Other Risk Factors. The RTP Board considered various other risk factors associated with the business of Joby or the Business Combination, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

These factors are discussed in greater detail in the section entitled “BCA Proposal—RTP’s Board of Director’s Reasons for the Business Combination,” as well as in the sections entitled “Risk Factors—Risks Related to Joby’s Business and Industry.”

Q:	What will Joby Stockholders receive in return for RTP’s acquisition of all of the issued and outstanding equity interests of Joby?

A:

At the effective time of the Merger, among other things, all outstanding shares of Joby capital stock, including those issuable upon conversion of the Joby Warrants (excluding the capital stock of Joby issued pursuant to the Note Conversion), as of immediately prior to the effective time of the Merger, and, together with shares of Joby common stock reserved in respect of Joby Awards outstanding as of immediately prior to the effective time of the Merger that will be converted into awards based on Joby Aviation common stock, will be cancelled in exchange for the right to receive, or the reservation of, an aggregate of 500,000,000 shares of Joby Aviation common stock (at a deemed value of $10.00 per share), which, in the case of Joby Awards, will be shares underlying awards based on Joby Aviation common stock, representing a pre-transaction equity value of Joby of $5.0 billion (such total number of shares of Joby Aviation common stock, the “Aggregate Merger Consideration”). Specifically, (i) each share of Joby common stock will be canceled and converted into the right to receive a number of shares of Joby Aviation common stock equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the number of aggregate fully diluted number of shares of Joby common stock (“Exchange Ratio”), and (ii) each share of Joby Series Seed-1 Preferred Stock, Joby Series Seed-2 Preferred Stock, Joby Series A Preferred Stock, Joby Series B Preferred Stock and Joby Series C Preferred Stock will be canceled and converted into the right to receive a number of shares of Joby Aviation common stock equal to the Exchange Ratio. The portion of the Aggregate Merger Consideration reflecting the conversion of the Joby Awards is calculated assuming that all Joby Aviation Options are net-settled (although Joby Aviation Options may by their terms be cash-settled, resulting in additional dilution). The Aggregate Merger Consideration does not take into account certain additional issuances which may be made under the terms of the Merger Agreement, including: (i) to the Joby PIPE Investors pursuant to the PIPE Investment which may be made under the terms of the respective Subscription Agreements, (ii) to Joby management and employees pursuant to the Joby Aviation, Inc. 2021 Incentive Award Plan or the Joby Aviation, Inc. 2021 Employee Stock Purchase Plan or (iii) to the holder of the Uber Note, in each case as more fully described elsewhere in this proxy statement/prospectus. For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”

Q:	What is the value of the consideration to be received in the Merger?

A:

The exact value of the consideration to be received by holders of equity interests of Joby at the Closing will depend on the price of RTP ordinary shares as of such time and the aggregate fully diluted number of shares of Joby common stock as of such time, and will not be known with certainty until the Closing.

For informational purposes only, assuming (i) a purchase price of $5.0 billion, (ii) aggregate fully diluted number of shares of Joby common stock as of Closing of 144,090,169 (and a resulting Exchange Ratio of approximately 3.470) and (iii) a market price of RTP ordinary shares of $9.91 per share (based on the closing price of RTP ordinary shares on the NYSE on May 5, 2021), if the Closing had occurred on May 5, 2021, then, giving effect to the Domestication, each share of Joby capital stock would have been canceled and converted into the right to receive 500,000,000 shares of Joby Aviation common stock with an aggregate market value (based on the market price of RTP ordinary shares as of such date) of approximately $5.0 billion.

We have provided the above calculations for informational purposes only based on the assumptions set forth above. The actual Exchange Ratio will be determined at the Closing pursuant to the formula and terms set forth in the Merger Agreement. The aggregate fully diluted number of shares of Joby common stock as of Closing, and the market price of RTP ordinary shares assumed for purposes of the foregoing illustration are each subject to change, and the actual values for such inputs at the time of the Closing could result in the actual Exchange Ratio and the value of the consideration to be received by holders of equity interests in Joby being more or less than the amounts reflected above. We urge you to obtain current market quotations for RTP ordinary shares.

The 69,000,000 shares of Joby Aviation common stock into which the 69,000,000 RTP Class A ordinary shares collectively held by RTP’s public shareholders will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $683.8 million based upon the closing price of $9.91 per share on the NYSE on May 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 17,250,000 Joby Aviation warrants into which the 17,250,000 Public Warrants will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $32.3 million based upon the closing price of $1.87 per warrant on the NYSE on May 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Based on the above assumed prices, the aggregate value RTP public shareholders and Public Warrant Holders will receive with the Business Combination and related transactions is approximately $716.0 million. The 17,130,000 shares of Joby Aviation common stock into which the 17,130,000 Founder Shares held by the Sponsor will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted, fully vested and freely tradable, would have had an aggregate market value of approximately $169.8 million based upon the closing price of $9.91 per share on the NYSE on May 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 120,000 shares of Joby Aviation common stock into which the 120,000 Founder Shares held by RTP’s independent directors will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $1.2 million based upon the closing price of $9.91 per share on the NYSE on May 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 11,533,333 Joby Aviation warrants into which the 11,533,333 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $21.6 million based upon the closing price of $1.87 per warrant on the NYSE on May 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The Sponsor Related PIPE Investors have subscribed for $115,000,000 of the PIPE Investment, for which they will receive up to 11,500,000 shares of Joby Aviation common stock, which, if unrestricted and freely tradable, would have had an aggregate market value of approximately $114.0 million based upon the closing price of $9.91 per share on the NYSE on May 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Based on the current price, the aggregate value Sponsor and related parties will receive with the Business Combination and related transactions is approximately $305.3 million, of which approximately $169.8 million will be subject to a lock-up and price vesting.

Q:	What equity stake will current RTP shareholders and Joby Stockholders hold in Joby Aviation immediately after the consummation of the Business Combination?

A:

As of the date of this proxy statement/prospectus, there are 86,250,000 ordinary shares issued and outstanding, which includes the 17,250,000 Founder Shares held by the Sponsor and RTP’s independent directors and 69,000,000 public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 28,783,333 warrants, which includes the 11,533,333 private placement warrants held by the Sponsor and 17,250,000 Public Warrants. Each whole warrant entitles the holder thereof to purchase one RTP Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Joby Aviation common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the RTP fully diluted share capital would be 115,033,333.

It is anticipated that, immediately following the Merger and related transactions, (1) existing public shareholders of RTP will own approximately 10.66% of outstanding Joby Aviation common stock, (2) existing stockholders of Joby (including the Joby PIPE Investors) will own approximately 75.34% of outstanding Joby Aviation common stock (inclusive of shares of Joby Aviation common stock issuable in respect of the Uber Note), (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) and the current independent directors of RTP will collectively own 4.44% of outstanding Joby Aviation common stock (assuming the 17,130,000 shares of Joby Aviation common stock converted from RTP Class B ordinary shares held by the Sponsor were fully vested), and (4) the Third Party PIPE Investors will own approximately 9.56% of outstanding Joby Aviation common stock. These percentages assume (i) that no public shareholders of RTP exercise their redemption rights in connection with the Merger, (ii) that Joby Aviation issues, or reserves in respect of Joby Awards outstanding as of immediately prior to the effective time of the Merger that will be converted into awards based on Joby Aviation common stock, an aggregate of 500,000,000 shares of Joby Aviation common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, (iii) that the awards based on Joby Aviation common stock have not been vested (and therefore, the number of shares reserved in respect of such awards as part of the Aggregate Merger Consideration is excluded from the calculation of the foregoing percentages), (iv) that Joby Aviation issues 83,500,000 shares of Joby Aviation common stock to the PIPE Investors pursuant to the PIPE Investment, and (v) that Joby Aviation issues 7,659,136 shares of Joby Aviation common stock to the holder of the Uber Note (as defined in the Merger Agreement). The Third Party PIPE Investors have agreed to purchase 61,900,000 shares of Joby Aviation common stock, at $10.00 per share, for approximately $619 million of gross proceeds. The Sponsor Related PIPE Investors have agreed to purchase 11,500,000 shares of Joby Aviation common stock, at $10.00 per share, for approximately $115 million of gross proceeds. The Joby PIPE Investors have agreed to purchase 10,100,000 shares of Joby Aviation common stock, at $10.00 per share, for approximately $101 million of gross proceeds. If the actual facts are different from these assumptions, the percentage ownership retained by RTP’s existing shareholders in the combined company will be different.

The following table illustrates varying ownership levels in Joby Aviation immediately following the consummation of the Business Combination based on the assumptions above.

	Share Ownership in Joby Aviation
	No Redemptions		Maximum Redemptions (1)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Joby Aviation Stockholders (2)	487,659,129	75.34	487,659,129	83.03
RTP’s public shareholders	69,000,000	10.66	8,997,770	1.53
Sponsor, its related parties and RTP independent directors (3)	28,750,000	4.44	28,750,000	4.90
Third Party PIPE Investors	61,900,000	9.56	61,900,000	10.54

Total	647,309,129	100.00	587,306,899	100.00

(1)

Assumes additional redemptions of 60,002,230 Class A public shares of RTP in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of December 31, 2020.

(2)

Includes (a) 469,899,995 shares expected to be issued to existing Joby common and preferred shareholders (including holders of the Joby Warrants, which will convert into Joby capital stock immediately prior to the Business Combination), 9,641,603 shares of which are subject to repurchase related to early exercised stock options and unvested RSUs (of which 515,295 are RSUs), (b) 10,100,000 shares subscribed for by the Joby PIPE Investors and (c) 7,659,136 shares expected to be issued to the holder of the Uber Note. These share amounts may not sum due to rounding.

(3)

Includes 17,130,000 shares held by the Sponsor (the “Sponsor Shares”) (assuming such shares were fully vested), 11,500,000 shares subscribed for by the Sponsor Related PIPE Investors and 120,000 shares held by the current independent directors of RTP. The Sponsor Shares are subject to a vesting schedule with 20% of the Sponsor Shares vesting in tranches when the VWAP of the Joby Aviation common stock is greater than $12.00, $18.00, $24.00, $32.00 and $50.00 for any 20 trading days within a period of 30 trading days. After 10 years following the Closing, the Sponsor agrees to forfeit any Sponsor Shares which have not yet vested.

For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”

Q:	What is the maximum number of shares that may be redeemed in order for RTP to satisfy the Minimum Cash Condition?

A:	Assuming the PIPE Investment is completed, the maximum number of shares that may be redeemed in order for RTP to satisfy the Minimum Cash Condition is 60,002,230.

Q:	How has the announcement of the Business Combination affected the trading price of the RTP Class A ordinary shares?

A:	On February 23, 2021, the trading date before the public announcement of the Business Combination, RTP’s public units, Class A ordinary shares and Public Warrants closed at $13.82, $12.94 and $4.05,

respectively. On May 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, RTP’s public units, Class A ordinary shares and Public Warrants closed at $10.35, $9.91 and $1.87, respectively.

Q:	Will the Company obtain new financing in connection with the Business Combination?

A:

Yes. The PIPE Investors have agreed to purchase in the aggregate approximately 83,500,000 shares of Joby Aviation common stock, for approximately $835,000,000 of gross proceeds, in the PIPE Investment, a portion of which is expected to be funded by the Sponsor Related PIPE Investors and Joby PIPE Investors. The PIPE Investment is contingent upon, among other things, the closing of the Business Combination. See “BCA Proposal — Related Agreements — Subscription Agreements.”

Q:	Why is RTP proposing the Domestication?

A:

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of RTP’s domicile to Delaware. Further, RTP’s board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. RTP’s board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of the Company and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, RTP will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which RTP will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to the closing of the Merger under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, or count as a vote cast at the extraordinary general meeting.

Q:	What amendments will be made to the current constitutional documents of RTP?

A:

The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, RTP’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace RTP’s Cayman Constitutional Documents, in each case, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents in the following respects:

	The Cayman Constitutional Documents	The Proposed Organizational Documents
Authorized Shares Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000,000 RTP Class A ordinary shares, 50,000,000 RTP Class B ordinary shares and 5,000,000 preferred shares.	The Proposed Organizational Documents authorize 1,500,000,000 shares, consisting of 1,400,000,000 shares of Joby Aviation common stock and 100,000,000 shares of Joby Aviation preferred stock.

	See paragraph 5 of the Existing Memorandum.	See Article Fourth of the Proposed Certificate of Incorporation.

	The Cayman Constitutional Documents	The Proposed Organizational Documents
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Cayman Constitutional Documents authorize the issuance of 5,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by RTP’s board of directors. Accordingly, RTP’s board of directors is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of RTP to carry out a conversion of RTP Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).	The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the Board may determine.

	See paragraph 5 of the Existing Memorandum and Articles 3 and 17 of the Existing Articles.	See Article Fifth, subsection (B) of the Proposed Certificate of Incorporation.

Classified Board (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide that RTP board of directors shall be composed of one class.	The Proposed Organizational Documents provide that the Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

	See Article 29 of the Existing Articles.	See Article Seventh of the Proposed Certificate of Incorporation.

Exclusive Forum (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation.

See Article Twelfth of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Organizational Documents Proposal E)	The Cayman Constitutional Documents do not provide restrictions on takeovers of RTP by a related shareholder following a business combination.	The Proposed Organizational Documents will have Joby Aviation elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other similar restrictions regarding takeovers by interested stockholders.

See Article Tenth of the Proposed Certificate of Incorporation.

	The Cayman Constitutional Documents	The Proposed Organizational Documents

Corporate Name (Organizational Documents Proposal F)	The Cayman Constitutional Documents provide that the name of the company is “Reinvent Technology Partners”	The Proposed Organizational Documents provide that the name of the corporation will be “Joby Aviation, Inc.”

	See paragraph 1 of the Existing Memorandum.	See Article First of the Proposed Certificate of Incorporation.

Perpetual Existence (Organizational Documents Proposal F)	The Cayman Constitutional Documents provide that if RTP does not consummate a business combination (as defined in the Cayman Constitutional Documents) September 21, 2022 (or December 21, 2022 if RTP has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the initial public offering but has not completed the initial business combination within such 24-month period or if such date is extended at a duly called extraordinary general meeting, such later date), RTP will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate RTP’s trust account.	The Proposed Organizational Documents do not include any provisions relating to Joby Aviation’s ongoing existence; the default under the DGCL will make Joby Aviation’s existence perpetual.

	See Article 49 of the Cayman Constitutional Documents.	Default rule under the DGCL.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal F)	The Cayman Constitutional Documents include various provisions related to RTP’s status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to RTP’s status as a blank check company, which no longer will apply upon consummation of the Merger, as RTP will cease to be a blank check company at such time

See Article 49 of the Cayman Constitutional Documents.

Provisions Related to Limitation on Non-U.S. Voting Power (Organizational Documents Proposal F)	The Cayman Constitutional Documents do not impose a limit on the voting power of the outstanding capital stock of RTP owned by non-U.S. citizens.	The Proposed Organizational Documents contain certain provisions prohibiting non-U.S. citizens from owning and/or controlling more than 25% of the voting power of Joby Aviation capital stock.

See Sections 8.2 – 8.4 of the Proposed Bylaws.

Q:	How will the Domestication affect my ordinary shares, warrants and units?

A:

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding RTP Class A ordinary shares, will convert automatically, on a one-for-one basis, into a share of Joby Aviation common stock, (2) each of the then issued and outstanding RTP Class B ordinary shares, will convert automatically, on a one-for-one basis, into a share of Joby Aviation common stock, (3) each then issued and outstanding RTP warrants will convert automatically into a Joby Aviation warrant pursuant to the Warrant Agreement and (4) each then issued and outstanding RTP units will separate automatically into one share of Joby Aviation common stock, on a one-for-one basis, and one-fourth of one Joby Aviation warrant. See “Domestication Proposal” for additional information.

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully under “U.S. Federal Income Tax Considerations,” it is intended that the Domestication will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “U.S. Federal Income Tax Considerations,” U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) will be subject to Section 367(b) of the Code and, as a result:

•

A U.S. Holder whose RTP Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of RTP’s earnings in income;

•

A U.S. Holder whose RTP Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of RTP stock entitled to vote and less than 10% of the total value of all classes of RTP stock will generally recognize gain (but not loss) on the exchange of RTP Class A ordinary shares for Joby Aviation common stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its RTP Class A ordinary shares provided certain other requirements are satisfied; and

•

A U.S. Holder who on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of RTP stock entitled to vote or 10% or more of the total value of all classes of RTP stock will generally be required to include in income as a deemed dividend all earnings and profits amount attributable to its RTP Class A ordinary shares.

RTP does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations,” RTP believes that it is likely classified as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. In such case, notwithstanding the foregoing U.S. federal income tax consequences of the Domestication, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of RTP Class A ordinary shares or warrants for Joby Aviation common stock or warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations — PFIC Considerations—QEF Election and Mark-to-Market Election” with respect to their RTP Class A ordinary shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available with respect to RTP warrants, and the application of the PFIC rules to RTP warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations.”

Each U.S. Holder of RTP Class A ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of RTP Class A ordinary shares and warrants for Joby Aviation common stock and warrants pursuant to the Domestication.

Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such non-U.S. Holder’s Joby Aviation common stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and RTP’s independent directors have agreed to waive their redemption rights with respect to all of the Founder Shares in connection with the consummation of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?

A:	If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

i.

(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

ii.	submit a written request to Continental, RTP’s transfer agent, that Joby Aviation redeem all or a portion of your public shares for cash; and

iii.	deliver your public shares to Continental, RTP’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                     , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, RTP’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, RTP’s transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of December 31, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of RTP’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of if they vote for or against the BCA Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the BCA Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with RTP’s consent, until the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, RTP’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that RTP’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, RTP’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, RTP’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, RTP’s agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, Joby Aviation will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption will take place following the Domestication and, accordingly, it is shares of Joby Aviation common stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and Public Warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and Public Warrants, or if you hold units registered in your own name, you must contact Continental, RTP’s transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental, RTP’s transfer agent, by 5:00 p.m., Eastern Time, on , 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

It is expected that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the trust account in exchange for its Joby Aviation common stock will generally be treated as selling such Joby Aviation common stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Joby Aviation common stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption of any shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as the potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Following the closing of RTP’s initial public offering, a total of $690,000,000, comprised of proceeds from RTP’s initial public offering and the sale of the private placement warrants, was placed in the trust account. As of December 31, 2020, funds in the trust account totaled $690,171,366 and were invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. These funds will remain in the trust account, except for the withdrawal of interest to fund RTP’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of RTP’s obligation to redeem 100% of the public shares if it does not complete a business combination by September 21, 2022 (or December 21, 2022 if RTP has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the initial public offering but has not completed the initial business combination within such 24-month period) or with respect to any other provision relating to stockholders’ rights or pre-business combination activity, and (3) the redemption of all of the public shares if RTP is unable to complete a business combination by September 21, 2022 (or December 21, 2022, as applicable), subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of RTP public shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of Joby Aviation following the Business Combination. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the BCA Proposal and exercise their redemption rights?

A:

Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The Merger Agreement provides that the obligations of Joby to consummate the Merger are conditioned on, among other things, the satisfaction of the Minimum Cash Condition. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. There can be no assurance that Joby could and would waive the Minimum Cash Condition. In addition, pursuant to the Cayman Constitutional Documents, in no event will we redeem public shares in an amount that would cause Joby Aviation’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval by RTP’s shareholders of the Business Combination and related agreements and transactions, (ii) receipt of the Joby Equityholder Approval, (iii) the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part, (iv) the receipt of certain regulatory approvals (including, but not limited to, approval for listing on NYSE of the shares of Joby Aviation common stock to be issued in connection with the Merger and the expiration or early termination of the waiting period or periods under the HSR Act), (v) that RTP has at least $5,000,001 of net tangible assets upon Closing and (vi) the absence of any injunctions.

Other conditions to Joby’s obligations to consummate the Merger include, among others, that as of the Closing, (i) the Domestication has been completed, (ii) the Available Cash (the sum of the Trust Amount and PIPE Investment Amount) plus the Uber Note Principal Amount is equal to or greater than the Minimum Available Cash Amount and (iii) receipt of letters of resignation from the current directors of RTP. Further, another condition to RTP’s obligations to consummate the Merger is the absence of a Joby Material Adverse Effect (as defined in this proxy statement/prospectus).

For more information about conditions to the consummation of the Business Combination, see “BCA Proposal — The Merger Agreement.”

Q:	When do you expect the Business Combination to be completed?

A:

It is currently expected that the Business Combination will be consummated in the second quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to RTP shareholders at the extraordinary general meeting. However, such meetings could be adjourned if the Adjournment Proposal is adopted at the extraordinary general meeting, and RTP elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “BCA Proposal — The Merger Agreement.”

Q:	What happens if the Business Combination is not consummated?

A:

RTP will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If RTP is not able to complete the Business Combination with Joby by the Liquidation

Date and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, RTP will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:	Neither RTP’s shareholders nor RTP’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:	What do I need to do now?

A:

RTP urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or how the Warrant Amendment will affect you as a Public Warrant Holder. RTP’s shareholders and Public Warrant Holders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy cards, as applicable.

Q:	How do I vote?

A:

If you are a holder of record of ordinary shares and/or Public Warrants on the record date for the extraordinary general meeting and/or Warrant Holders Meeting, respectively, you may vote in person virtually at the extraordinary general meeting and/or Warrant Holders Meeting, respectively, or by submitting a proxy for the extraordinary general meeting and/or Warrant Holders Meeting, respectively. You may submit your proxy by completing, signing, dating and returning the enclosed proxy cards, as applicable, in the accompanying pre-addressed postage-paid envelope. If you hold your shares or Public Warrants in “street name,” which means your shares or Public Warrants are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares and/or Public Warrants you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares and/or Public Warrants or, if you wish to virtually attend the extraordinary general meeting and/or Warrant Holders Meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:	If my shares and/or Public Warrants are held in “street name,” will my broker, bank or nominee automatically vote my shares and/or Public Warrants for me?

A:

No. If your shares and/or Public Warrants are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares and/or Public Warrants held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and/or Public Warrants and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares and/or Public Warrants. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares and/or Public Warrants with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders and Public Warrant Holders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares and/or Public Warrants without your instruction. Your bank, broker, or other nominee can vote your shares and/or Public Warrants only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and/or Public Warrants and you should instruct your broker to vote your shares and/or Public Warrants in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares or Public Warrants, as applicable, will not be voted on that proposal. This is called a “broker non-vote.” A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders and Public Warrant Holders will be considered non-discretionary, or count as a vote cast at the extraordinary general meeting or the Warrant Holders Meeting.

Q:	When and where will the extraordinary general meeting be held?

A:

The extraordinary general meeting will be held at                     , Eastern Time, on               , 2021 at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Ave, Palo Alto, CA 94301, or virtually via live webcast at https://www.cstproxy.com/reinventtechnologypartners/2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:	When and where will the Warrant Holders Meeting be held?

A:

The Warrant Holders Meeting will be held at                     , Eastern Time, on               , 2021, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Ave, Palo Alto, CA 94301, or virtually via live webcast at https://www.cstproxy.com/reinventtechnologypartners/2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:	How do I attend a virtual meeting?

A:

As a registered shareholder or Public Warrant Holder, you will receive the applicable proxy card(s) from Continental Stock Transfer. The form contains instructions on how to attend the virtual meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the virtual meeting starting at 9:00 a.m., Eastern Time, on               , 2021. Enter the URL address into your browser https://www.cstproxy.com/reinventtechnologypartners/2021, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.

Beneficial investors, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing +1 888-965-8995 (toll-free) within the United States and Canada or +1 415-655-0243 (standard rates apply) outside of the United States and Canada and, when prompted, entering the pin number 12143027#. This is listen-in only; you will not be able to vote or enter questions during the meeting.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

RTP has fixed                     , 2021 as the record date for the extraordinary general meeting. If you were a shareholder of RTP at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person virtually or is represented by proxy at the extraordinary general meeting.

Q:	Who is entitled to vote at the Warrant Holders Meeting?

A:

RTP has fixed                     , 2021 as the record date for the Warrant Holders Meeting. If you were a Public Warrant Holder of RTP at the close of business on the record date, you are entitled to vote on matters that come before the Warrant Holders Meeting. However, a Public Warrant Holder may only vote his or her Public Warrants if he or she is present in person virtually or is represented by proxy at the Warrant Holders Meeting.

Q:	How many votes do I have?

A:

RTP shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were                ordinary shares issued and outstanding, of which                were issued and outstanding public shares.

Public Warrant Holders are entitled to one vote at the Warrant Holders Meeting for each Public Warrant held of record as of the record date. As of the close of business on the record date for the Warrant Holders Meeting, there were                warrants issued and outstanding, of which                were issued and outstanding Public Warrants.

Q:	What constitutes a quorum?

A:

A quorum of RTP shareholders or Public Warrant Holders, as applicable, is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. A quorum will be present at the Warrant Holders Meeting if a majority of the warrants outstanding and entitled to vote at the Warrant Holders Meeting is represented virtually or by proxy. As of the record date for the extraordinary general meeting,                 ordinary shares would be required to achieve a quorum. As of the record date for the Warrant Holders Meeting,                warrants would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting and Warrant Holders Meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

i.

BCA Proposal: The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

ii.

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

iii.

Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

iv.

Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

v.

Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

vi.

Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

vii.

ESPP Proposal: The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

viii.

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The following votes are required for each proposal at the Warrant Holders Meeting:

i.	Warrant Amendment Proposal: The approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of at least 50% of RTP’s outstanding Public Warrants.

ii.

Warrant Holders Adjournment Proposal: The approval of the Warrant Holders Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the Public Warrant Holders present or represented by proxy and entitled to vote at the Warrant Holders Meeting.

Q:	What are the recommendations of RTP’s board of directors?

A:

RTP’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of RTP’s shareholders, and the Warrant Amendment Proposal and Warrant Holders Adjournment Proposal are in the best interests of RTP and its Public Warrant Holders, and unanimously recommends that you vote or give instruction to vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Adjournment Proposal, “FOR” the Warrant Amendment Proposal and “FOR” the Warrant Holders Adjournment Proposal, in each case, if presented to the extraordinary general meeting or Warrant Holders Meeting, as applicable.

The existence of financial and personal interests of one or more of RTP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How does the Sponsor intend to vote their shares?

A:

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and all of its directors and officers have agreed to vote all the Founder Shares and any other public shares they may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor and RTP’s independent directors collectively own 20.0% of the issued and outstanding ordinary shares. The Sponsor, as a holder of all of the private placement warrants, is also expected to approve the Warrant Amendment by written consent.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Joby or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of RTP’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Joby or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (x) increase the likelihood of approving the Condition Precedent Proposals and (y) limit the number of public shares electing to redeem, including to satisfy any redemption threshold.

Entering into any such arrangements may have a depressive effect on RTP’s ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. RTP will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of RTP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTP and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	What happens if I sell my RTP ordinary shares and/or Public Warrants before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting and Warrant Holders Meeting is earlier than the date of the extraordinary general meeting and Warrant Holders Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares and/or Public Warrants after the applicable record date, but before the extraordinary general meeting and Warrant Holders Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such extraordinary general meeting and Warrant Holders Meeting, as applicable, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:	May I change my vote after I have mailed my signed proxy card(s)?

A:

Yes. Shareholders and Public Warrant Holders may send later-dated, signed proxy card(s) to RTP’s Secretary at RTP’s address set forth below so that such proxy card(s) received by RTP’s Secretary prior to the vote at the extraordinary general meeting or Warrant Holders Meeting, as applicable (which is scheduled to take place on                     , 2021) or virtually attend the extraordinary general meeting or Warrant Holders Meeting, as applicable, in person and vote. Shareholders and Public Warrant Holders also may revoke their proxy by sending a notice of revocation to RTP’s Secretary, which must be received by RTP’s Secretary prior to the vote at the extraordinary general meeting or Warrant Holders Meeting, as applicable. However, if your shares and/or Public Warrants are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:

If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder or warrant holder of Joby Aviation. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder or warrant holder of RTP. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination (if time permits).

Q:	What should I do with my share certificates, warrant certificates or unit certificates?

A:

Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental, RTP’s transfer agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                     , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.

Upon the Domestication, holders of RTP units, Class A ordinary shares, Class B ordinary shares and warrants will receive shares of Joby Aviation common stock and Joby Aviation warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), Class B ordinary shares or warrants.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders and Public Warrant Holders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares and/or Public Warrants in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares and/or Public Warrants. If you are a holder of record and your shares and/or Public Warrants are registered in more than one name, you will receive more than one proxy card for each applicable meeting. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares and/or Public Warrants.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting and Warrant Holders Meeting?

A:

RTP will pay the cost of soliciting proxies for the extraordinary general meeting and Warrant Holders Meeting. RTP has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting and Warrant Holders Meeting. RTP has agreed to pay Morrow a fee of $42,500, plus disbursements (to be paid with non-trust account funds). RTP will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of RTP Class A ordinary shares and Public Warrants for their expenses in forwarding soliciting materials to beneficial owners of RTP Class A ordinary shares and Public Warrants and in obtaining voting instructions from those owners. RTP’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting and Warrant Holders Meeting?

A:

The preliminary voting results will be expected to be announced at the extraordinary general meeting and Warrant Holders Meeting, as applicable. RTP will publish final voting results of the extraordinary general meeting and Warrant Holders Meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting and Warrant Holders Meeting.

Q:	Who can help answer my questions?

A:

If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus, any document incorporated by reference in this proxy statement/prospectus or the enclosed proxy cards, you should contact:

Morrow Sodali LLC

470 West Avenue, 3rd Floor

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call (203) 658-9400

Email: RTP.info@investor.morrowsodali.com

You also may obtain additional information about RTP from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, RTP’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to  5:00  p.m., Eastern Time, on                     , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company 1 State Street, 30th floor

New York, NY 10004

Attention: Mark Zimkind

E-Mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting or the Warrant Holders Meeting, as applicable, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “BCA Proposal — The Merger Agreement.”

Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the public shareholders in connection with the Business Combination and (2) do not include any shares issuable upon the exercise of the warrants.

The Parties to the Business Combination

RTP

Reinvent Technology Partners is a blank check company incorporated on July 3, 2020, as a Cayman Islands exempted company, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. RTP has neither engaged in any operations nor generated any revenue to date. Based on RTP’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On September 21, 2020, RTP consummated its initial public offering of its units, with each unit consisting of one RTP Class A ordinary share and one-fourth of one Public Warrant. Simultaneously with the closing of the initial public offering, RTP completed the private sale of 11,533,333 private placement warrants at a purchase price of $1.50 per private placement warrant to the Sponsor generating gross proceeds to RTP of $17.3 million. The private placement warrants are identical to the warrants sold as part of the units in RTP’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) are not redeemable by RTP (except in certain redemption scenarios when the price per Class A ordinary share equals or exceeds $10.00 (as adjusted)), (ii) may be exercised on a cashless basis and (iii) are entitled to registration rights (including the ordinary shares issuable upon exercise of the private placement warrants). Additionally, the purchasers have agreed not to transfer, assign or sell any of the private placement warrants, including the RTP Class A ordinary shares issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the completion of RTP’s initial business combination.

Following the closing of RTP’s initial public offering, a total of $690.0 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. As of December 31, 2020, funds in the trust account totaled $690,171,366. These funds will remain in the trust account, except for the withdrawal of interest to fund RTP’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of RTP’s obligation to redeem 100% of the public shares if it does not complete a business combination by the Liquidation Date or with respect to any other provision relating to stockholders’ rights or pre-business combination activity, and (3) the redemption of all of the public shares if RTP is unable to complete a business combination by the Liquidation Date, subject to applicable law.

The RTP units, RTP Class A ordinary shares and RTP warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “RTP.U,” “RTP” and “RTP WS,” respectively.

RTP’s principal executive office is located at 215 Park Avenue, Floor 11, New York, NY 10003. Its telephone number is (212) 457-1272). RTP’s corporate website address is https://www.reinventtechnologypartners.com. RTP’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Merger Sub

RTP Merger Sub Inc. (“Merger Sub”) is a Delaware corporation and a wholly owned subsidiary of RTP. The Merger Sub does not own any material assets or operate any business.

Joby

Joby is a Delaware corporation incorporated on November 21, 2016 as part of a corporate reorganization, pursuant to which the business and operations of Joby were transferred from Joby Aviation, Inc. (now Joby Holdings, Inc.) to Joby Aero, Inc. Joby Aviation, Inc. (now Joby Holdings, Inc.) was incorporated in Delaware on September 11, 2009.

Joby is developing an all-electric aircraft that will transport a pilot and four passengers at speeds of up to 200 mph, while also having the ability to takeoff and land vertically. Joby intends to operate its aircraft on journeys of 5 to 150 miles, providing rapid and cost-effective connections between cities and their surrounding areas. The aircraft has been specifically designed to achieve a considerably lower noise footprint than that of today’s conventional aircraft. It is quiet at takeoff and near silent when flying overhead. Joby has been test flying full-scale prototypes of its aircraft for more than three years. With more than 1,000 successful test flights already completed, and to Joby’s knowledge the only electric vertical takeoff and landing (eVTOL) developer to agree to a G-1 certification basis to date, Joby believes its aircraft will be the first of its kind to earn airworthiness certification from the Federal Aviation Administration (FAA). At this point, Joby remains in the testing stage, has a history of net operating losses and does not expect meaningful revenue until FAA certification is obtained and Joby’s aerial ridesharing service is launched, which is currently projected to occur in 2024. Joby’s principal executive office is located at 2155 Delaware Avenue, Santa Cruz, CA 95060. Its telephone number is (831) 201-6700.

Proposals to be Put to the Shareholders of RTP at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of RTP and certain transactions contemplated by the Merger Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

BCA Proposal

As discussed in this proxy statement/prospectus, RTP is asking its shareholders to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of February 23, 2021, by and among RTP, Merger Sub and Joby (the “Merger Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Domestication of RTP to Delaware as described below (including the change of RTP’s name to “Joby Aviation, Inc.”), the merger of Merger Sub with and into Joby (the “Merger”), with Joby surviving the merger as a wholly owned subsidiary of Joby Aviation, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section entitled “BCA Proposal — RTP’s Board of Directors’ Reasons for the Business Combination,” RTP’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for RTP’s initial public offering, including that the business of Joby and its subsidiaries had a fair market value equal to at least 80% of the net assets held in trust (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). For more information about the transactions contemplated by the Merger Agreement, see “BCA Proposal.”

Aggregate Merger Consideration

As a result of and upon the Closing, among other things, all outstanding shares of Joby common stock (after giving effect to the SVB Exercise and the In-Q-Tel Exercise but excluding the capital stock of Joby issued pursuant to the Note Conversion) as of immediately prior to the effective time of the Merger, and, together with shares of Joby capital stock reserved in respect of Joby Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Joby Aviation common stock, as discussed in the following section, will be cancelled in exchange for the right to receive the Aggregate Merger Consideration. Specifically, (i) each share of Joby common stock will be canceled and converted into the right to receive a number of shares of Joby Aviation common stock equal to the Exchange Ratio and (ii) each share of Joby Series Seed-1 Preferred Stock, Joby Series Seed-2 Preferred Stock, Joby Series A Preferred Stock, Joby Series B Preferred Stock and Joby Series C Preferred Stock will be canceled and converted into the right to receive a number of shares of Joby Aviation common stock equal to the Exchange Ratio. The portion of the Aggregate Merger Consideration reflecting the conversion of the Joby Awards is calculated assuming that all Joby Aviation Options are net-settled (although Joby Aviation Options may by their terms be cash-settled, resulting in additional dilution). An additional 83,500,000 shares of Joby Aviation common stock will be purchased (at a price of $10.00 per share) at the Closing by the PIPE Investors pursuant to the PIPE Investment, and an additional 7,659,136 shares of Joby Aviation common stock will be issued at the Closing to the holder of the Uber Note.

Closing Conditions

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval by RTP’s shareholders of the Business Combination and related agreements and transactions, (ii) receipt of the Joby Equityholder Approval, (iii) the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part, (iv) the receipt of certain regulatory approvals (including, but not limited to, approval for listing on NYSE, of the shares of Joby Aviation common stock to be issued in connection with the Merger and the expiration or early termination of the waiting period or periods under the HSR Act), (v) that RTP has at least $5,000,001 of net tangible assets upon Closing and (vi) the absence of any injunctions.

Other conditions to Joby’s obligations to consummate the Merger include, among others, that as of the Closing, (i) the Domestication has been completed, (ii) the Available Cash (the sum of the Trust Amount and the PIPE Investment Amount) plus the Uber Note Principal Amount is equal to or greater than the Minimum Available Cash Amount and (iii) receipt of letters of resignation from the current directors of RTP. Further, another condition to RTP’s obligations to consummate the Merger is the absence of a Joby Material Adverse Effect.

The Minimum Cash Condition is for the sole benefit of Joby. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will RTP redeem public shares in an amount that would cause Joby Aviation’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

For further details, see “BCA Proposal — The Merger Agreement.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see “BCA Proposal — Related Agreements.”

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, RTP entered into a sponsor support agreement, with the Sponsor, each officer and director of RTP, and Joby, a copy of which is attached to this proxy statement/prospectus as Annex B (the “Sponsor Support Agreement”).

Pursuant to the Sponsor Support Agreement, the Sponsor and each director and officer of RTP agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. For additional information, see “BCA Proposal — Related Agreements — Sponsor Support Agreement.”

Sponsor Agreement

In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Agreement with RTP and Joby, pursuant to which the parties thereto agreed, among other things, that (i) the 17,130,000 shares of Joby Aviation common stock held by the Sponsor as of the domestication (converted from the 17,130,000 RTP Class B ordinary shares) will be subject to certain vesting and lock-up terms, (ii) the Sponsor would exercise all of its private placement warrants for cash or on a “cashless basis” on or prior to the date upon which Joby Aviation elects to redeem the Public Warrants in accordance with the Warrant Agreement, if the last reported sales price of the Joby Aviation common stock for any 20 trading days within the 30 trading-day period ending on the third trading day prior to the date on which notice of the redemption is given exceeds $18.00 per share (subject to certain adjustments), and (iii) the Sponsor will have certain rights with respect to board representation of Joby Aviation. For additional information, see “BCA Proposal — Related Agreements — Sponsor Agreement.”

PIPE Subscription Agreements

In connection with the execution of the Merger Agreement, RTP entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 83.5 million shares of Joby Aviation common stock at $10.00 per share for an aggregate commitment amount of $835 million. The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreement is conditioned upon a number of conditions. The closings under the Subscription Agreements will occur substantially concurrently with the Closing. For additional information, see “BCA Proposal—Related Agreements — PIPE Subscription Agreements.”

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Joby Aviation, the Sponsor, RTP’s directors, certain equityholders of Joby, and certain of their respective affiliates, as applicable, will enter into the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which Joby Aviation will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Joby Aviation common stock and other equity securities of Joby Aviation that are held by the parties thereto from time to time. For additional information, see “BCA Proposal—Related Agreements—Registration Rights Agreement.”

Lock-Up Agreements

The Merger Agreement contemplates that, at the Closing, Joby Aviation and the Major Company Equityholders (as defined in the Merger Agreement) will enter into a Lock-Up Agreement (the “Major Company Equityholders Lock-Up Agreement”), and Joby Aviation and Other Company Equityholders (as defined in the Merger Agreement) will enter into a Lock-Up Agreement (the “Other Company Equityholders Lock-Up Agreement”), which agreements will contain certain restrictions on transfer with respect to shares of Joby Aviation common stock held by the Major Company Equityholders and Other Company Equityholders immediately following the Closing (other than shares purchased in the public market or in the PIPE Investment) and the shares of Joby Aviation common stock issuable to such persons upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing in respect of Joby Awards outstanding immediately prior to the Closing. For additional information, see “BCA Proposal—Related Agreements—Lock-Up Agreements.”

Domestication Proposal

As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then RTP will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the board of directors of RTP has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of RTP’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while RTP is currently governed by the Cayman Islands Companies Act, upon the Domestication, Joby Aviation will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, RTP encourages shareholders to carefully review the information in “Comparison of Corporate Governance and Shareholder Rights.”

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding RTP Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Joby Aviation’s common stock, (2) each of the then issued and outstanding RTP Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Joby Aviation common stock, (3) each then issued and outstanding RTP warrant will convert automatically into a Joby Aviation warrant, pursuant to the Warrant Agreement and (4) each RTP unit will separate automatically into one share of Joby Aviation common stock, on a one-for-one basis, and one-fourth of one Joby Aviation warrant.

For further details, see “Domestication Proposal.”

Organizational Documents Proposals

If the BCA Proposal and the Domestication Proposal are approved, RTP will ask its shareholders to approve by special resolution six separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, under the DGCL. RTP’s board has unanimously approved each of the Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of Joby Aviation after the Business Combination. Approval of each of the Organizational Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

(A)    Organizational Documents Proposal A — to authorize the change in the authorized share capital of RTP from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “RTP Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preferred shares, par value $0.0001 per share (the “RTP Preferred Shares”), to 1,400,000,000 shares of common stock, par value $0.0001 per share, of Joby Aviation, Inc. (the “Joby Aviation common stock”) and 100,000,000 shares of preferred stock, par value $0.0001 per share, of Joby Aviation (the “Joby Aviation preferred stock”);

(B)    Organizational Documents Proposal B — to authorize the board of directors of Joby Aviation to issue any or all shares of Joby Aviation preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by Joby Aviation’ board of directors and as may be permitted by the DGCL;

(C)    Organizational Documents Proposal C — to provide that the Joby Aviation board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term; and

(D)    Organizational Documents Proposal D — to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation;

(E)    Organizational Documents Proposal E — to authorize the election not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL; and

(F)    Organizational Documents Proposal F — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (1) changing the corporate name from “Reinvent Technology Partners” to “Joby Aviation, Inc.,” (2) making Joby Aviation’ corporate existence perpetual, (3) removing certain provisions related to RTP’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination and (4) imposing a certain limit on the voting power of Joby Aviation capital stock owned by non-U.S. citizens, all of which RTP’s board of directors believes is necessary to adequately address the needs of Joby Aviation after the Business Combination,

The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and RTP encourages shareholders to carefully review the information set out in the section entitled “Organizational Documents Proposals” and the full text of the Proposed Organizational Documents of Joby Aviation.

Director Election Proposal

Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are approved, RTP’s shareholders are also being asked to approve by ordinary resolution the Director Election Proposal. Under the terms of the Cayman Constitutional Documents, only the holders of the RTP Class B ordinary shares are entitled to vote on the election of directors to our board of directors. Pursuant to the Sponsor Support Agreement, the Sponsor and RTP’s independent directors, as holders of all of the RTP Class B ordinary shares, agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby. Therefore, the Director Election Proposal is expected to be approved by the Sponsor and RTP’s independent directors at the extraordinary general meeting. Upon the consummation of the Business Combination, the Board will consist of (A) Reid Hoffman as a director, (B) individuals to be designated by Joby as directors, as listed in the section titled “Management of Joby Aviation Following the Business Combination,” subject to NYSE requirements and (C) Michael Thompson as a board observer. For additional information on the proposed directors, see “Director Election Proposal.”

Stock Issuance Proposal

Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are approved, RTP’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal. For additional information, see “Stock Issuance Proposal.”

Incentive Award Plan Proposal

Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the ESPP Proposal are approved, RTP’s shareholders are also being asked to approve by ordinary resolution the 2021 Plan, in order to comply with NYSE Listing Rule 312.03(a) and the Internal Revenue Code. For additional information, see “Incentive Award Plan Proposal.”

ESPP Proposal

Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Incentive Award Plan Proposal are approved, RTP’s shareholders are also being asked to approve by ordinary resolution the ESPP, in order to comply with NYSE Listing Rule 312.03(a) and the Internal Revenue Code. For additional information, see “ESPP Proposal.”

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize RTP to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved), RTP’s board of directors may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “Adjournment Proposal.”

Proposals to be Put to the Public Warrant Holders of RTP at the Warrant Holders Meeting

The following is a summary of the proposals to be put to the Warrant Holders Meeting. The Warrant Amendment Proposal is conditioned on the approval of the Condition Precedent Proposals. The Warrant Holders Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Warrant Amendment Proposal

RTP is proposing that its Public Warrant Holders approve a proposal to amend the Warrant Agreement such that the exercise period for the warrants will commence 30 days after the first date on which RTP completes the

Business Combination. A summary of the Warrant Amendment Proposal is set forth in the section entitled “Warrant Holder Proposal 1: The Warrant Amendment Proposal” of this proxy statement/prospectus and a complete copy of the Amendment to the Warrant Agreement is attached hereto as Annex E.

Warrant Holders Adjournment Proposal

The Warrant Holders Adjournment Proposal, if adopted, will allow the RTP board to adjourn the Warrant Holders Meeting to a later date or dates, including, if necessary to permit further solicitation and vote of proxies if it is determined by RTP that more time is necessary or appropriate to approve the Warrant Amendment Proposal. A summary of the Warrant Holders Adjournment Proposal is set forth in the section entitled “Warrant Holder Proposal 2: The Warrant Holders Adjournment Proposal” of this proxy statement/prospectus.

RTP’s Board of Directors’ Reasons for the Business Combination

RTP was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

In evaluating the Business Combination, the RTP board of directors (the “RTP Board”) consulted with RTP’s management and considered a number of factors. In particular, the RTP Board considered, among other things, the following factors, although not weighted or in any order of significance:

•	Joby and the Business Combination. The RTP Board considered the following factors related to Joby and the Business Combination:

(a)

Strong Regulatory and Competitive Position. The RTP Board believes that Joby has secured a substantial “first-mover” advantage in the aerial ridesharing industry. In 2020, to Joby’s knowledge it became the first company to agree to a G-1 certification basis for an eVTOL aircraft with the FAA, setting forth a defined process for certification of its aircraft with the FAA under Part 23, which is expected to be reciprocated internationally. The RTP Board believes that there are no shortcuts to this process with the FAA, and that any company in this industry that intends to obtain certification of a comparable aircraft will need to follow Joby’s lead and go through substantially the same process. In addition, Joby received the U.S. Air Force’s first military airworthiness approval for an eVTOL aircraft in 2020. Joby has already identified early revenue opportunities, with approximately $40 million in contracts secured with the U.S. Air Force and an estimated $120 million in contracts currently in discussion with the Department of Defense. Moreover, the RTP Board believes that Joby’s position within the emerging aerial ridesharing market is reinforced by significant barriers to entry for potential competitors as well as key differences in technological differentiation, customer experience and cost. The RTP Board believes that Joby’s all-electric four passenger eVTOL aircraft would have best-in-class energy consumption and zero emissions, would be approximately 100 times quieter than a helicopter, and would operate at approximately 25% of the cost of a twin engine helicopter over a 25 mile trip, and that Joby is expected to achieve compelling unit economics and payback on each aircraft.

(b)

Vertically Integrated Business Model and Well-Developed Go-To-Market Strategy. Joby’s service is not yet commercialized and Joby has incurred net losses and negative cash flows from operations since inception. However, Joby has a vertically integrated business model, meaning it not only designs and develops aircraft, but also expects to operate its aircraft as an air taxi service, which the RTP Board believes would enable Joby to control the full end-to-end value chain, facilitate a go-to-market strategy and drive long-term profitability, growth and value. The RTP Board also believes that Joby’s go-to-market strategy is enhanced by its partnership with Uber and its acquisition of Uber Elevate in January 2021.

The acquisition of Uber Elevate has brought in key personnel, valuable data assets and a suite of software tools that would assist with launch planning, and the integration of Joby’s services into the Uber application is expected to generate demand for Joby’s service upon its launch. In addition, the RTP Board believes that Joby’s decision to pursue a certification of its aircraft as a small passenger fixed-wing aircraft with the FAA under Part 23 will facilitate Joby’s commercialization by allowing Joby to tap into the large pool of available commercial pilots in the U.S., as well as to move into new markets globally, taking advantage of existing bilateral certification agreements for these types of aircraft.

(c)

Significant Ability to Scale. The RTP Board believes that Joby would bring innovation and sustainability to the transportation space with uncapped growth potential and the ability to scale quickly, efficiently and globally. In 2020, Joby entered a strategic partnership with Toyota, whose partnership brings scaled manufacturing experience and quality to Joby’s operations. Joby has identified facility locations, secured a long-term lease for a site for its commercial production facility and is finalizing a prototype production line adjacent to that site. In addition, air taxi networks can be scaled rapidly using existing heliport or airport infrastructure, with the number of routes in a network growing exponentially as new vertiports are introduced. Moreover, the RTP Board believes that Joby’s aircraft has been specifically designed to achieve cost-effective manufacturing and operations, allowing Joby to offer affordable flights at scale, democratizing air travel and transforming human networks.

(d)

Massive Untapped Market Opportunity. Due to population growth, urbanization, underfunded infrastructure and the increased use of ridesharing platforms and delivery services, traffic congestion has become a major problem in many cities. The RTP Board believes that Joby is expected to provide an alternative transportation solution by offering flights priced competitively with ground-based taxis when deployed at scale, which would provide transportation that is five times faster than driving in major cities and require only a fraction of the infrastructure costs of rail and highway development. The market opportunity for aerial mobility has been estimated at approximately $500 billion for the United States, according to Booz Allen Hamilton’s 2018 Urban Air Mobility Market Study.

(e)

Experienced and Proven Management Team. The RTP Board believes that Joby’s management team, including a former Co-Chairman of the FAA Part 23 Reorganization Aviation Rulemaking Committee, has extensive experience in key aspects of the aviation industry and represents some of the most experienced leaders in aerospace manufacturing, certification, engineering, commercialization and general management. The RTP Board expects that Joby’s executives will continue with the combined company following the Business Combination. For additional information regarding Joby Aviation’s executive officers, see the section entitled “Management of Joby Aviation Following the Business Combination—Executive Officers.”

(f)

Attractive Entry Valuation. Joby Aviation will have an anticipated initial enterprise value of $4.6 billion, implying a 2.3x multiple of 2026 projected revenue, which the RTP Board believes is favorable to investors with long-term return potential. In addition, the RTP Board believes that, given Joby’s accumulated research and development and its potential strategic value, this valuation also represents an attractive margin of safety for investors if Joby’s business plan were not fully materialized.

(g)

Access to Working Capital. After the completion of the Business Combination, Joby Aviation expects to have approximately $2.0 billion of cash and short-term investments to fund operations and support existing and new growth initiatives.

(h)

Key Strategic Investors and Partners. Joby’s fully committed funding (inclusive of an $835 million fully committed PIPE) is anchored by strategic partners and institutional investors including Uber, The Baupost Group, Fidelity Management & Research LLC and Baillie Gifford. In addition, as discussed above, key strategic partnerships with Toyota and Uber would greatly enhance Joby’s go-to-market strategy and scalability.

•

Long-Term Alignment. The RTP Board considered that the structure of the Business Combination provides for significant long-term alignment among RTP, Joby senior management and the existing Joby stockholders. Both the Sponsor and major stockholders of Joby have agreed to a long-term lock-up on their shares for up to five years, and the Sponsor has agreed to an earnout structure with full vesting not realized until the share price reaches $50 per share (implying over a $30 billion market capitalization). As such, the parties to the Business Combination are expected to be aligned on the goal of driving long-term value for the stockholders of Joby Aviation.

•

Best Available Opportunity. The RTP Board determined, after a thorough review of other business combination opportunities reasonably available to RTP, that the proposed Business Combination represents the best potential business combination for RTP reasonably available based upon the process utilized to evaluate and assess other potential acquisition targets, and the RTP Board’s belief that such processes had not presented a better alternative.

•

Continued Ownership By Sellers and Investment by Third Parties. The RTP Board considered that Joby’s stockholders would be receiving a significant number of shares of Joby Aviation common stock as merger consideration and would be, collectively, the largest stockholder of Joby Aviation. In addition, the RTP Board considered that certain third parties, including top-tier institutional investors, are also investing an aggregate amount of $835 million in the combined company, in each case, pursuant to their participation in the PIPE Investment. Further, all of the proceeds to be delivered to the combined company in connection with the Business Combination (including from RTP’s trust account and from the PIPE Investment), are expected to remain on the balance sheet of the combined company after Closing in order to fund Joby’s existing operations and support new and existing growth initiatives. The RTP Board considered the foregoing as a strong sign of confidence in Joby Aviation following the Business Combination and the benefits to be realized as a result of the Business Combination.

•

Results of Due Diligence. The RTP Board considered the scope of the due diligence investigation conducted by RTP’s management team and outside advisors and evaluated the results thereof and information available to it related to Joby, including:

(a)	extensive meetings and calls with Joby’s management team regarding its operations and projections and the proposed transaction;

(b)	in-person visits to Joby’s facilities; and

(c)

review of materials related to Joby made available, including with respect to financial statements, material contracts, key metrics and performance indicators, benefit plans, intellectual property matters, labor matters, information technology, privacy and personal data, litigation information, environmental matters, export control matters, FAA and other regulatory matters and other legal and business diligence matters.

•

Terms of the Merger Agreement. The RTP Board reviewed and considered the terms of the Merger Agreement and the other related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate the agreement. See “—The Merger Agreement” and “—Related Agreements” for detailed discussions of the terms and conditions of these agreements.

•

The Role of the Independent Directors. In connection with the Business Combination, RTP’s independent directors evaluated the proposed terms of the Business Combination, including the Merger Agreement and the related agreements, and unanimously approved the Merger Agreement and the related agreement and the transactions contemplated thereby, including the Business Combination.

The RTP Board also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•

Potential Inability to Complete the Merger. The RTP Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to RTP if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing primarily outside of the control of the parties to the transaction, including the need for antitrust approval. Moreover, if RTP does not obtain shareholder approval at the extraordinary general meeting, RTP is obligated to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of (x) such shareholder approval being obtained and (y) August 18, 2021, which is 3 business days prior to August 23, 2021, the date on which the Merger Agreement may be terminated if RTP has not completed a business combination (under the Merger Agreement, the extraordinary general meeting shall not be held later than 3 business days prior to such date). This could limit RTP’s ability to seek an alternative business combination that RTP shareholders may prefer after such initial vote. The Merger Agreement also includes an exclusivity provision that prohibits RTP from soliciting other initial business combination proposals, which restricts RTP’s ability to consider other potential initial business combinations until the earlier of the termination of the Merger Agreement or the consummation of the Business Combination.

In addition, the RTP Board considered the risk that the current public shareholders of RTP would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to Joby Aviation following the consummation of the Business Combination and potentially requiring Joby to waive the condition under the Merger Agreement requiring that the funds in the trust account (after giving effect to redemptions but before the payment of deferred underwriting commissions or transaction expenses of RTP or Joby), together with the PIPE Investment Amount and the Uber Note Amount, is equal to or exceeds $1.0 billion, in order for the Business Combination to be consummated. As of December 31, 2020, without giving effect to any future redemptions that may occur, the trust account had approximately $690,171,366 invested in U.S. Treasury securities and money market funds that invest in U.S. government securities.

•

Joby’s Business Risks. The RTP Board considered that RTP shareholders would be subject to the execution risks associated with Joby Aviation if they retained their public shares following the Closing, which were different from the risks related to holding public shares of RTP prior to the Closing. In this regard, the RTP Board considered that there were risks associated with successful implementation of Joby Aviation’s long term business plan and strategy and Joby Aviation realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control, such as the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty. The RTP Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that RTP shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For an additional description of these risks, please see “Risk Factors.”

•	Post-Business Combination Corporate Governance. The RTP Board considered the corporate governance provisions of the Merger Agreement, the Sponsor Agreement and the Proposed

Organizational Documents and the effect of those provisions on the governance of Joby Aviation following the Closing. Given that the existing stockholders of Joby will collectively control shares representing a majority of Joby Aviation’s outstanding shares of common stock upon completion of the Business Combination, and that the board of directors of Joby Aviation will be classified following the Closing pursuant to the terms of the Proposed Organizational Documents, the existing stockholders of Joby may be able to elect future directors and make other decisions (including approving certain transactions involving Joby Aviation and other corporate actions) without the consent or approval of any of RTP’s current shareholders, directors or management team. See the section entitled “Organizational Documents Proposals” for detailed discussions of the terms and conditions of the Proposed Organizational Documents. In addition, the Sponsor will have the right to designate a Class III director to the board of directors of Joby Aviation for the first and second terms of the Class III directors. The RTP Board was aware that such right is not generally available to shareholders of RTP, including shareholders that may hold a large number of shares. See “—Related Agreements” for detailed discussions of the terms and conditions of the Sponsor Agreement.

•

Limitations of Review. The RTP Board considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price RTP is paying to acquire Joby is fair to RTP or its shareholders from a financial point of view. In addition, the RTP senior management and RTP’s outside counsel reviewed only certain materials in connection with their due diligence review of Joby. Accordingly, the RTP Board considered that RTP may not have properly valued such business.

•

No Survival of Remedies for Breach of Representations, Warranties or Covenants of Joby. The RTP Board considered that the terms of the Merger Agreement provide that RTP will not have any surviving remedies against Joby after the Closing to recover for losses as a result of any inaccuracies or breaches of the Joby representations, warranties or covenants set forth in the agreement. As a result, RTP shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Joby prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The RTP Board determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current stockholders of Joby will be the majority stockholders in Joby Aviation.

•

Litigation. The RTP Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•	Fees and Expenses. The RTP Board considered the fees and expenses associated with completing the Business Combination.

•

Diversion of Management. The RTP Board considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Joby’s business.

•	No Third-Party Valuation. The RTP Board considered the fact that a third-party valuation or fairness opinion has not been obtained in connection with the Business Combination.

In addition to considering the factors described above, the RTP Board also considered other factors, including, without limitation:

•

Interests of RTP’s Directors and Executive Officers. The RTP Board considered the potential additional or different interests of RTP’s directors and executive officers, as described in the section entitled “—Interests of RTP’s Directors and Executive Officers in the Business Combination.” However, the RTP Board concluded that the potentially disparate interests would be mitigated because

(i) certain of these interests were disclosed in the prospectus for RTP’s initial public offering and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination by RTP with any other target business or businesses and (iii) a significant portion of the consideration to RTP’s directors and executive officers was structured to be realized based on the future performance of the Joby Aviation common stock. In addition, RTP’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

•

Role of Morgan Stanley and Allen & Co. The RTP Board considered: the fact that Morgan Stanley, as sole-bookrunning manager in RTP’s initial public offering, would receive approximately $24.2 million for deferred underwriting commissions upon completion of the Business Combination; the fact that Morgan Stanley and Allen & Co. would be paid pursuant to their engagement letters with Joby in their respective roles as financial advisors to Joby in connection with the Business Combination; the fact that Morgan Stanley and Allen & Co. were also serving as co-placement agents to RTP in connection with the PIPE Investment (although not receiving a separate fee for that work); and the existing investment by Allen & Co. and certain of its employees in Joby.

•

Other Risk Factors. The RTP Board considered various other risk factors associated with the business of Joby or the Business Combination, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

For a more complete description of the RTP board of directors’ reasons for approving the Business Combination, including other factors and risks considered by the RTP board of directors, see the section entitled “BCA Proposal — RTP’s Board of Directors’ Reasons for the Business Combination.”

Organizational Structure

The diagram below depicts a simplified version of the Joby Aviation organizational structure immediately following the completion of the Business Combination.

Ownership of Joby Aviation following Business Combination

As of the date of this proxy statement/prospectus, there are 86,250,000 ordinary shares issued and outstanding (including shares underlying the RTP units), which includes 17,250,000 Founder Shares held by the Sponsor and the independent directors of RTP and 69,000,000 public shares. As of the date of this proxy statement/prospectus, there is an aggregate of 28,783,333 warrants issued and outstanding (including warrants underlying the RTP units), which includes the 11,533,333 private placement warrants held by the Sponsor and 17,250,000 Public Warrants. Each whole warrant entitles the holder thereof to purchase one RTP Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Joby Aviation common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the RTP fully diluted share capital would be 115,033,333.

It is anticipated that, immediately following the Merger and related transactions, (1) existing public shareholders of RTP will own approximately 10.66% of outstanding Joby Aviation common stock, (2) existing stockholders of Joby (including the Joby PIPE Investors) will own approximately 75.34% of outstanding Joby Aviation common stock (inclusive of shares of Joby Aviation common stock issuable in respect of the Uber Note), (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) and the current independent directors of RTP will collectively own 4.44% of outstanding Joby Aviation common stock (assuming the 17,130,000 shares of Joby Aviation common stock converted from RTP Class B ordinary shares held by the Sponsor were fully vested), and (4) the Third Party PIPE Investors will own approximately 9.56% of outstanding Joby Aviation common stock. These percentages assume (i) that no public shareholders of RTP exercise their redemption rights in connection with the Merger, (ii) that Joby Aviation issues, or reserves in respect of Joby Awards outstanding as of immediately prior to the effective time of the Merger that will be converted into awards based on Joby Aviation common stock, an aggregate of 500,000,000 shares of Joby Aviation common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, (iii) that the awards based on Joby Aviation common stock have not been vested (and therefore, the number of shares reserved in respect of such awards as part of the Aggregate Merger Consideration is excluded from the calculation of the foregoing percentages), (iv) that Joby Aviation issues 83,500,000 shares of Joby Aviation common stock to the PIPE Investors pursuant to the PIPE Investment, and (v) that Joby Aviation issues 7,659,136 shares of Joby Aviation common stock to the holder of the Uber Note. The Third Party PIPE Investors have agreed to purchase 61,900,000 shares of Joby Aviation common stock, at $10.00 per share, for approximately $619 million of gross proceeds. The Sponsor Related PIPE Investors have agreed to purchase 11,500,000 shares of Joby Aviation common stock, at $10.00 per share, for approximately $115 million of gross proceeds. The Joby PIPE Investors have agreed to purchase 10,100,000 shares of Joby Aviation common stock, at $10.00 per share, for approximately $101 million of gross proceeds. If the actual facts are different from these assumptions, the percentage ownership retained by RTP’s existing shareholders in the combined company will be different.

The following table illustrates varying ownership levels in Joby Aviation immediately following the consummation of the Business Combination based on the assumptions above.

	Share Ownership in Joby Aviation
	No Redemptions		Maximum Redemptions (1)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Joby Aviation Stockholders (2)	487,659,129	75.34%	487,659,129	83.03%
RTP’s public shareholders	69,000,000	10.66%	8,997,770	1.53%
Sponsor, its related parties and RTP independent directors (3)	28,750,000	4.44%	28,750,000	4.90%
Third Party PIPE Investors	61,900,000	9.56%	61,900,000	10.54%

Total	647,309,129	100.00%	587,306,899	100.00%

(1)

Assumes additional redemptions of 60,002,230 Class A public shares of RTP in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of December 31, 2020.

(2)

Includes (a) 469,899,995 shares expected to be issued to existing Joby common and preferred shareholders (including holders of the Joby Warrants, which will convert into Joby capital stock immediately prior to the Business Combination), 9,641,603 shares of which are subject to repurchase related to early exercised stock options and unvested RSUs (of which 515,295 are RSUs), (b) 10,100,000 shares subscribed for by the Joby PIPE Investors and (c) 7,659,136 shares expected to be issued to the holder of the Uber Note. These share amounts may not sum due to rounding.

(3)

Includes 17,130,000 shares held by the Sponsor (the “Sponsor Shares”) (assuming such shares were fully vested), 11,500,000 shares subscribed for by the Sponsor Related PIPE Investors and 120,000 shares held by the current independent directors of RTP. The Sponsor Shares are subject to a vesting schedule with 20% of the Sponsor Shares vesting in tranches when the VWAP of the Joby Aviation common stock is greater than $12.00, $18.00, $24.00, $32.00 and $50.00 for any 20 trading days within a period of 30 trading days. After 10 years following the Closing, the Sponsor agrees to forfeit any Sponsor Shares which have not yet vested.

Date, Time and Place of Extraordinary General Meeting of RTP’s Shareholders

The extraordinary general meeting of the shareholders of RTP will be held at                , Eastern Time, on                , 2021, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Ave, Palo Alto, CA 94301, or virtually via live webcast at www.cstproxy.com/reinventtechnologypartners/2021, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, any of the Condition Precedent Proposals have not been approved.

You will be permitted to attend the extraordinary general meeting in person at the offices of Skadden, Arps, Slate, Meagher & Flom LLP only to the extent consistent with, or permitted by, applicable law and directives of public health authorities. Based on current guidance, we do not anticipate being able to accommodate shareholders who wish to attend in person, and we strongly urge you to attend the extraordinary general meeting virtually.

Date, Time and Place of the Warrant Holders Meeting

The Warrant Holders Meeting will be held at                , Eastern Time, on                , 2021, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Ave, Palo Alto, CA 94301, or virtually via live webcast at https://www.cstproxy.com/reinventtechnologypartners/2021, to consider and vote upon the proposals to be put to the Warrant Holders Meeting, including if necessary, the Warrant Holders Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Warrant Holders Meeting, the Warrant Amendment Proposal has not been approved.

You will be permitted to attend the Warrant Holders Meeting in person at the offices of Skadden, Arps, Slate, Meagher & Flom LLP only to the extent consistent with, or permitted by, applicable law and directives of public health authorities. Based on current guidance, we do not anticipate being able to accommodate shareholders who wish to attend in person, and we strongly urge you to attend the Warrant Holders Meeting virtually.

Voting Power; Record Date

RTP shareholders and Public Warrant Holders will be entitled to vote or direct votes to be cast at the extraordinary general meeting and Warrant Holders Meeting, respectively, if they owned ordinary shares and Public Warrants, respectively, at the close of business on                , 2021, which is the “record date” for the extraordinary general meeting and Warrant Holders Meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. RTP warrants do not have voting rights in the extraordinary general meeting. As of the close of business on the record date, there were                ordinary shares issued and outstanding, of which                were issued and outstanding public shares.

Public Warrant Holders will have one vote for each Public Warrant owned at the close of business on the record date. If you hold your Public Warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your Public Warrants are represented and voted at the Warrant Holders Meeting. As of the close of business on such record date, there were                Public Warrants outstanding.

Quorum and Vote of RTP Shareholders and Public Warrant Holders

A quorum of RTP shareholders or Public Warrant Holders, as applicable, is necessary to hold a valid meeting. A quorum will be present at the RTP extraordinary general meeting if a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, or count as a vote cast at the extraordinary general meeting.

A quorum will be present at the Warrant Holders Meeting if a majority of the warrants outstanding and entitled to vote at the Warrant Holders Meeting is represented virtually or by proxy. An abstention will be counted towards the quorum requirement, but will not count as a vote cast at the Warrant Holders Meeting and will have (i) the same effect as a vote against the Warrant Amendment Proposal and (ii) no effect on the Warrant Holder Adjournment Proposal, if presented. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the Public Warrant Holders will be considered nondiscretionary, or count as a vote cast at the Warrant Holders Meeting.

As of the record date for the extraordinary general meeting, 43,125,001 ordinary shares would be required to achieve a quorum. As of the record date for the Warrant Holders Meeting, 8,625,001 warrants would be required to achieve a quorum.

The Sponsor and RTP’s independent directors have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor and RTP’s independent directors collectively own 20.0% of the issued and outstanding ordinary shares. The Sponsor, as a holder of all of the private placement warrants, is also expected to approve the Warrant Amendment by written consent.

The proposals presented at the extraordinary general meeting require the following votes:

•

BCA Proposal: The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

ESPP Proposal: The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The proposals presented at the Warrant Holders Meeting require the following votes:

•	Warrant Amendment Proposal: The approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of at least 50% of RTP’s outstanding Public Warrants.

•

Warrant Holders Adjournment Proposal: The approval of the Warrant Holders Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the Public Warrant Holders present or represented by proxy and entitled to vote at the Warrant Holders Meeting.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a public shareholder may request of RTP that Joby Aviation redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•

(a) hold public shares or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and Public Warrants prior to exercising your redemption rights with respect to the public shares;

•	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), RTP’s transfer agent, that Joby Aviation redeem all or a portion of your public shares for cash; and

•	deliver your public shares to Continental, RTP’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and Public Warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and Public Warrants, or if a holder holds units registered in its own name, the holder must contact Continental, RTP’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, RTP’s transfer agent, Joby Aviation will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of December 31, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Joby Aviation common stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of RTP — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither RTP shareholders nor RTP warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. RTP has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a shareholder or Public Warrant Holder grants a proxy, it may still vote in person if it revokes its proxy before the extraordinary general meeting or the Warrant Holders Meeting, as applicable. A shareholder or Public Warrant Holder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting and Warrant Holders Meeting of RTP — Revoking Your Proxy.”

Interests of RTP’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of RTP’s board of directors in favor of approval of the proposals in this proxy statement/prospectus, you should keep in mind that the Sponsor and RTP’s directors and executive officers have interests in the Business Combination that may be different from, or in addition to, those of RTP shareholders and warrant holders generally. RTP’s board of directors was aware of and considered these interests, among other matters, in approving the terms of the Business Combination and in recommending to RTP’s shareholders that they vote to approve the Business Combination. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Executive Officers in the Business Combination” for a discussion of these considerations.

Interests of Joby’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of RTP’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that Joby’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, those of Joby’s shareholders generally. See the section entitled “BCA Proposal — Interests of Joby’s Directors and Executive Officers in the Business Combination” for a discussion of these considerations.

Recommendation to Shareholders and Public Warrant Holders of RTP

RTP’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of RTP’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” the Stock Issuance Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

RTP’s board of directors believes that the Warrant Amendment Proposal is in the best interest of RTP’s Public Warrant Holders and unanimously recommends that its Public Warrant Holders vote “FOR” the Warrant Amendment Proposal and “FOR” the Warrant Holders Adjournment Proposal, in each case, if presented to the Warrant Holders Meeting.

The existence of financial and personal interests of one or more of RTP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination and (ii) that Joby Aviation issues or, as applicable, reserves for issuance in respect of Joby Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Joby Aviation common stock, an aggregate of 500,000,000 shares of Joby Aviation common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement (assuming that all Joby Aviation Options are net-settled). If the actual facts are different from these assumptions, the below figures will be different.

Sources		Uses
($ in millions)
Rollover equity	$5,000	Cash to balance sheet	$1,528
Cash and investments held in trust account	$690	Equity consideration to Joby’s existing investors	5,000
Committed funding (1)	910	Estimated transaction costs (2)	72

Total sources	$6,600	Total uses	$6,600

(1)

Committed funding is inclusive of $835 million of a fully committed PIPE investment and $75 million Uber note, which converts immediately prior to consummation of the Merger, these $75 million shares to be issued to Uber are excluded from the equity consideration to Joby’s existing investors.

(2)	Includes deferred underwriting commission of $24.2 million and estimated transaction expenses.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Joby Aviation immediately following the Domestication will be the same as those of RTP immediately prior to the Domestication.

The Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, RTP is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Joby issuing stock for the net assets of RTP, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Joby.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”), and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the parties’ respective Notification and Report Forms with the Antitrust Division and the FTC, unless early termination is granted. On March 9, 2021, RTP and Joby filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC. The waiting period expired at 11:59 pm EST on April 8, 2021.

At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. RTP cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, RTP cannot assure you as to its result.

None of RTP nor Joby are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

RTP is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act, reduced disclosure obligations regarding executive compensation in RTP’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. RTP has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, RTP, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make it difficult or impossible to compare RTP’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

RTP will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of RTP’s initial public offering, (b) in which RTP has total annual gross revenue of at least $1.07 billion or (c) in which RTP is deemed to be a large accelerated filer, which means the market value of RTP’s common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter and (2) the date on which RTP has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” will have the meaning associated with it in the JOBS Act.

Risk Factors

In evaluating the proposals to be presented at the RTP extraordinary general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to Joby Aviation’s business and industry and the risks of the combined company are summarized below:

•	Joby Aviation’s success depends on the growth of the market for Urban Air Mobility and upon the willingness of consumers to adopt aerial ridesharing services;

•	Joby Aviation may not be able to launch its aerial ridesharing service beginning in 2024, as currently projected;

•	Joby Aviation may not be able to effectively build a customer-facing business or app;

•	Joby Aviation may not be able to reduce end-user pricing over time at rates sufficient to stimulate demand and drive expected growth for its aerial ridesharing service;

•	Joby Aviation may not be able to capture its first mover advantage if its competitors commercialize their technology first;

•

Joby Aviation may not be able to secure or effectively integrate first and last mile ground mobility into our aerial ridesharing service, or otherwise make the service sufficiently convenient to drive customer adoption;

•	Risk that homogeneity in broader industry may impact customer perception of Joby Aviation and its reputation;

•	Demand for Joby Aviation’s services may be affected by changes in consumer preferences, discretionary spending and other economic conditions;

•	Potential aircraft underperformance or defects or inability to produce aircraft in the volumes projected or on the timelines projected, which anticipate commercialization beginning in 2024;

•	Potential material adverse impact of crashes, accidents or incidents of eVTOL aircraft or involving lithium batteries involving Joby Aviation or its competitors;

•	Joby Aviation depends on suppliers and service partners for the parts and components in its aircraft and for operational needs;

•	Joby Aviation may not be able to obtain relevant regulatory approvals for the commercialization of its aircraft or operation of its mobility service;

•

There may be regulatory disagreements regarding integrating its service into the National Airspace System without changes to existing regulations and procedures and potential inability to comply if changes are needed;

•

Joby Aviation may face an increase in operating costs and resulting service delays and disruptions if there are changes government regulation imposing additional requirements and restrictions on its operations;

•	Risks related to the U.S. Department of Transportation regulation of the terms of sale of our air transportation services;

•	Joby Aviation may face cost increases resulting from security regulation;

•	Risks related to potential unfavorable changes in U.S. export and import control laws and regulations;

•

Joby Aviation may not be able to secure contracts or continue to grow our relationship with the U.S. government and the Department of Defense, limiting its ability to operate prior to receiving FAA certification of airworthiness;

•	Risk that the U.S. government may modify, curtail or terminate one or more of our contracts;

•	Risks related to unauthorized use by third parties of Joby Aviation’s intellectual property;

•	Conflicts may arise between Joby Aviation and its strategic partners;

•	Natural disasters, permitting or other external factors affecting operations of Joby Aviation’s facilities;

•	Joby Aviation has a history of operating losses and may not be able to generate sufficient revenue to achieve and sustain profitability.

•	Risk of any material disruption in our information systems;

•	If Joby Aviation is unable to and maintain adequate facilities and infrastructure, including securing access to key infrastructure such as airports, it may not be able to offer useful services;

•	The shortage of pilots and mechanics may impact Joby Aviation’s operating costs and its ability to deploy service at scale;

•	Risks associated with weather, climate change, natural disasters, outbreaks and pandemics, regulatory conditions and other external factors;

•	Significant expenditures in capital improvements and operating expenses to develop and maintain a skyport network to support a high-volume service;

•

The combined company will depend on the continued services of Joby Aviation’s senior management team and other highly skilled personnel, and the loss of one or more key employees or an inability to attract and retain highly skilled employees could harm the combined company’s business.

•	The ability of the parties to successfully or timely consummate the Business Combination.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF JOBY

The following table shows selected historical financial information of Joby for the periods and as of the dates indicated.

The selected historical consolidated statements of operations data and historical consolidated statements of cash flow data of Joby for the years ended December 31, 2020 and 2019 and the historical consolidated balance sheet data as of December 31, 2020 and 2019 are derived from Joby’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

The financial information contained in this section relates to Joby, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of the post-combination company going forward. See the section titled “Selected Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

Additionally, the following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and the section titled “Joby’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace Joby’s consolidated financial statements and the related notes. Joby’s historical results are not necessarily indicative of the results that may be expected in the future.

Additionally, the following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and the section titled “ Joby’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace Joby’s consolidated financial statements and the related notes. Joby’s historical results are not necessarily indicative of the results that may be expected in the future.

	Year Ended December 31,
Consolidated Statement of Operations	2020	2019
Operating expenses:
Research and development (1)	108,741	70,178
Selling, general and administrative (1)	23,495	13,970

Total operating expenses	132,236	84,148

Loss from operations	(132,236)	(84,148)
Interest income	5,428	1,937
Interest expense	(249)	(22,952)
Gain from deconsolidation of subsidiary	6,904	—
Income from equity method investment	5,799	—
Loss from changes in fair value of derivative liabilities	—	(4,947)
Convertible notes extinguishment loss	—	(366)
Other income, net	221	129

Loss before income taxes	(114,133)	(110,347)
Income tax expense	31	2

Net loss	(114,164)	(110,349)

Weighted average shares outstanding, basic and diluted	30,066,847	26,839,662
Basic and diluted net loss per share	$(3.80)	$(4.11)

	Year Ended December 31,
	2020	2019
Stock-based Compensation
Research and development expenses	$6,130	$3,301
Selling, general and administrative expenses	1,055	605

Total stock-based compensation	$7,185	$3,906

	As of December 31,
	2020	2019
Consolidated Balance Sheet Data
Cash and cash equivalents	$77,337	$507,176
Working capital (2)	443,178	503,430
Total assets	497,254	534,803
Redeemable convertible preferred stock	768,312	698,452
Total stockholders’ deficit	(283,168)	(177,193)

	Year Ended December 31,
	2020	2019
Consolidated Statement of Cash Flow Data
Net cash provided by (used in)
Operating activities	$(105,900)	$(76,237)
Investing activities	(393,159)	(9,240)
Financing activities	69,220	468,410

(1)	Includes stock-based compensation expense as detailed above.
(2)	Working capital calculated as current assets minus current liabilities.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial data (the “selected pro forma information”) gives effect to the Business Combination described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, RTP is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Joby Aviation will represent a continuation of the financial statements of Joby with the Business Combination being treated as the equivalent of Joby issuing stock for the net assets of RTP, accompanied by a recapitalization. The net assets of RTP will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Joby in future reports of Joby Aviation.

The selected unaudited pro forma condensed combined balance sheet data as of December 31, 2020 gives pro forma effect to the Merger and other events contemplated by the Merger Agreement as if it had occurred on December 31, 2020. The selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2020 gives pro forma effect to the Merger and other events contemplated by the Merger Agreement as if it had occurred on January 1, 2020.

The selected pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of Joby Aviation appearing elsewhere in this proxy statement/prospectus and the accompanying notes, in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements of RTP and Joby and related notes included elsewhere in this proxy statement/prospectus. The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what Joby Aviation’s financial position or results of operations actually would have been had the Merger and other events contemplated by the Merger Agreement been completed as of the dates indicated. In addition, the selected pro forma information does not purport to project the future financial position or operating results of Joby Aviation.

The following table presents selected pro forma information after giving effect to the Merger and other events contemplated by the Merger Agreement, presented under two scenarios:

•

Assuming No Redemption: This presentation assumes that no public stockholders of RTP exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•

Assuming Maximum Redemption: This presentation assumes 60,002,230 of the public shares are redeemed for their pro rata share of the funds in RTP’s trust account. This scenario gives effect to RTP’s public share redemptions of 60,002,230 shares for aggregate redemption payments of approximately $600.2 million. The Merger Agreement provides that the obligations of Joby to consummate the Merger are conditioned on, among other things, that as of the Closing, RTP will have a minimum of $1,000 million in cash comprising (i) the cash held in the trust account after giving effect to RTP share redemptions (but prior to the payment of any (a) deferred underwriting commissions being held in the trust account and (b) transaction expenses of Joby or RTP), (ii) the PIPE Investment Amount and (iii) and the Uber Note Principal Amount. If the minimum cash requirement is not met, then Joby would not be obligated to consummate the Merger.

The following summarizes the pro forma Joby Aviation common stock issued and outstanding immediately after the Business Combination, presented under the two scenarios listed above:

	Share Ownership in Joby Aviation
	Pro Forma Combined (No Redemptions)		Pro Forma Combined (Maximum Redemptions) (1)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Joby Aviation Stockholders (2)	487,659,129	75.34	487,659,129	83.03
RTP’s public shareholders	69,000,000	10.66	8,997,770	1.53
Sponsor, its related parties and RTP independent directors (3)	28,750,000	4.44	28,750,000	4.90
Third Party PIPE Investors	61,900,000	9.56	61,900,000	10.54

Total	647,309,129	100.00	587,306,899	100.00

(1)

Assumes additional redemptions of 60,002,230 Class A public shares of RTP in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of December 31, 2020.

(2)

Includes (a) 469,899,995 shares expected to be issued to existing Joby common and preferred shareholders (including holders of the Joby Warrants, which will convert into Joby capital stock immediately prior to the Business Combination), 9,641,603 shares of which are subject to repurchase related to early exercised stock options and unvested RSUs (of which 515,295 are RSUs), (b) 10,100,000 shares subscribed for by the Joby PIPE Investors and (c) 7,659,136 shares expected to be issued to the holder of the Uber Note. These share amounts may not sum due to rounding.

(3)

Includes 17,130,000 shares held by the Sponsor (the “Sponsor Shares”) (assuming such shares were fully vested), 11,500,000 shares subscribed for by the Sponsor Related PIPE Investors and 120,000 shares held by the current independent directors of RTP. The Sponsor Shares are subject to a vesting schedule with 20% of the Sponsor Shares vesting in tranches when the VWAP of the Joby Aviation common stock is greater than $12.00, $18.00, $24.00, $32.00 and $50.00 for any 20 trading days within a period of 30 trading days. After 10 years following the Closing, the Sponsor agrees to forfeit any Sponsor Shares which have not yet vested.

SUMMARY OF UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

	Pro Forma Combined (Assuming No Redemptions Scenario)	Pro Forma Combined (Assuming Maximum Redemptions Scenario)
	(in thousands except for share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
Year Ended December 31, 2020
Net loss	$(178,222)	$(178,222)
Net loss per share of common stock - basic and diluted	$(0.29)	$(0.32)
Weighted-average common shares outstanding - basic and diluted(1)	620,537,529	560,535,299
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of December 31, 2020
Total assets	$2,020,825	$1,420,654
Total liabilities	$293,408	$293,408
Total stockholders’ equity	$1,727,417	$1,127,246

(1)

The weighted average common shares outstanding include (a) outstanding redeemable convertible preferred stock of Joby, which is entitled to the same per share merger consideration as Joby common stock on an as converted to common stock basis, and (b) common stock or preferred stock of Joby issuable upon the exercise of the SVB Warrants and the In-Q-Tel Warrant and upon the conversion of the Uber Note, which will occur immediately prior to the Business Combination. Amount excludes 9,641,603 shares of Joby Aviation common stock related to the conversion of all outstanding shares of Joby unvested RSUs and early exercised stock options subject to repurchase and 17,130,000 Founder Shares subject to forfeiture. Outstanding options and RSUs are anti-dilutive and are not included in the calculation of diluted net loss per share.

COMPARATIVE PER SHARE DATA

The following table sets forth summary historical comparative share information for RTP and Joby, respectively and unaudited pro forma condensed combined per share information of Joby Aviation after giving effect to the Merger and other events contemplated by the Merger Agreement, in each case, presented under the two following scenarios:

•

Assuming No Redemption: This presentation assumes that no public stockholders of RTP exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•

Assuming Maximum Redemption: This presentation assumes 60,002,230 of the public shares are redeemed for their pro rata share of the funds in RTP’s trust account. This scenario gives effect to RTP’s public share redemptions of 60,002,230 shares for aggregate redemption payments of approximately $600.2 million. The Merger Agreement provides that the obligations of Joby to consummate the Merger are conditioned on, among other things, that as of the Closing, RTP will have a minimum of $1,000 million in cash comprising (i) the cash held in the trust account after giving effect to RTP share redemptions (but prior to the payment of any (a) deferred underwriting commissions being held in the trust account and (b) transaction expenses of Joby or RTP), (ii the PIPE Investment Amount and (iii) the Uber Note Principal Amount. If the minimum cash requirement is not met, then Joby would not be obligated the consummate the Merger.

The pro forma book value information reflects the Merger as if it had occurred on December 31, 2020. The pro forma weighted average shares outstanding and net loss per share information reflect the Merger and other events contemplated by the Merger Agreement as if they had occurred on January 1, 2020.

This information is only a summary and should be read in conjunction with the historical financial statements of RTP and Joby and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of RTP and Joby is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had RTP and Joby been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of RTP and Joby would have been had the companies been combined during the periods presented.

			Pro Forma Combined		Joby Aero equivalent pro forma per share data (3)
	Joby Aero, Inc. (Historical)	Reinvent (Historical)	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions
As of and for the Year Ended December 31, 2020 (1)
Book Value per share (2)	$(8.02)	$0.17	$2.67	$1.92	$9.26	$6.66
Net income (loss) per share of Class A Common Stock- basic and diluted		$0.00
Weighted average shares outstanding of Class A Common Stock- basic and diluted		69,000,000
Net loss per share of Class B Common Stock- basic and diluted		(3.70)
Weighted average shares outstanding of Class B Common Stock- basic and diluted		17,250,000
Net loss per Joby Aero Common Stock- basic and diluted	$(3.80)
Weighted average shares outstanding of Joby Aero common stock- basic and diluted	30,066,847
Net income (loss) per share of Joby Aviation Common Stock- basic and diluted			$(0.29)	$(0.32)	$(1.00)	$(1.10)
Weighted average shares outstanding Joby Aviation Common Stock- basic and diluted (4)			620,537,529	560,535,299	439,089,886	439,089,886

(1)	There were no cash dividends declared in the period presented.
(2)	Book value per share is calculated as (a) total permanent equity divided by (b) the total number of shares of Joby Aviation common stock outstanding classified in permanent equity.
(3)	The equivalent per share data for Joby is calculated by multiplying the combined pro forma per share data by the Exchange Ratio.
(4)

The pro-forma weighted average shares outstanding include (a) outstanding redeemable convertible preferred stock of Joby, which is entitled to the same per share merger consideration as Joby common stock on an as converted to common stock basis, and (b) common stock or preferred stock of Joby issuable upon the exercise of the SVB Warrants and the In-Q-Tel Warrant and upon the conversion of the Uber Note, which will occur immediately prior to the Business Combination. Amount excludes 9,641,603 shares of Joby Aviation common stock related to the conversion of all outstanding shares of Joby unvested RSUs and early exercised stock options subject to repurchase and 17,130,000 Founder Shares subject to forfeiture. Outstanding options and RSUs are anti-dilutive and are not included in the calculation of diluted net loss per share.

MARKET PRICE AND DIVIDEND INFORMATION

The RTP units, RTP Class A ordinary shares and RTP warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “RTP.U,” “RTP” and “RPT WS,” respectively.

The most recent closing prices of the RTP units, RTP Class A ordinary shares and RTP warrants as of February 23, 2021, the last trading day before announcement of the execution of the Merger Agreement, were $13.82, $12.94 and $4.05, respectively. As of                , 2021, the record date for the extraordinary general meeting, the most recent closing price for each RTP unit, RTP Class A ordinary share and RTP warrant was $                 , $                and $                , respectively.

Holders of the units, public shares and Public Warrants should obtain current market quotations for their securities. The market price of RTP’s securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus there was one holder of record of RTP Class A ordinary shares, five holders of record of RTP Class B ordinary shares, one holder of record of RTP units and two holders of record of RTP warrants. See “Beneficial Ownership of Securities”.

Dividend Policy

RTP has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of Joby Aviation subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of Joby Aviation’ board of directors. RTP’s board of directors is not currently contemplating and does not anticipate declaring stock dividends nor is it currently expected that the board of directors of Joby Aviation will declare any dividends in the foreseeable future. Further, the ability of Joby Aviation to declare dividends may be limited by the terms of financing or other agreements entered into by Joby Aviation or its subsidiaries from time to time.

Price Range of Joby’s Securities

Historical market price information regarding Joby is not provided because there is no public market for Joby’s securities. For information regarding Joby’s liquidity and capital resources, see “Joby’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”.

RISK FACTORS

RTP shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus.

Investing in Joby Aviation common stock involves a high degree of risk. You should carefully consider the following risks, together with all of the other information contained in this proxy statement/prospectus, before deciding to invest in Joby Aviation common stock. Joby Aviation’s business, financial condition, results of operations or prospects could be materially and adversely affected by any of these risks or uncertainties, as well as by risks or uncertainties not currently known to RTP or Joby, or that RTP and Joby do not currently believe are material. In that case, the trading price of Joby Aviation common stock could decline, and you may lose all or part of your investment.

Risks Related to Joby’s Business and Industry

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Joby Aero, Inc. and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Joby Aviation and its subsidiaries following the consummation of the Business Combination.

Market & Service

The market for Urban Air Mobility (UAM) has not been established with precision, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected.

The UAM market is still emerging and has not been established with precision. It is uncertain to what extent market acceptance will grow, if at all. We intend to initially launch operations in a limited number of metropolitan areas. The success of these markets and the opportunity for future growth in these markets may not be representative of the potential market for UAM in other metropolitan areas. Our success will depend to a substantial extent on regulatory approval and availability of eVTOL technology, as well as the willingness of commuters and travelers to widely-adopt air mobility as an alternative for ground transportation. If the public does not perceive UAM as beneficial, or chooses not to adopt UAM as a result of concerns regarding safety, affordability, value proposition or for other reasons, then the market for our offerings may not develop, may develop more slowly than we expect or may not achieve the growth potential we expect. As a result, the number of potential fliers using our services cannot be predicted with any degree of certainty, and we cannot assure you that we will be able to operate in a profitable manner in any of our current or targeted future markets. Any of the foregoing could materially adversely affect our business, financial condition and results of operations.

Growth of our business will require significant investments in our infrastructure, technology and marketing and sales efforts. Our current cash flow has not been sufficient to support these needs. If our business does not generate the level of available cash flow required to support these investments, our results of operations will be negatively affected. Further, our ability to effectively manage growth and expansion of our operations will also require us to enhance our research and development, manufacturing, operational systems, internal controls and infrastructure, human resources policies and reporting systems. These enhancements will require significant capital expenditures and allocation of valuable management and employee resources.

There may be reluctance by consumers to adopt this new form of mobility, or unwillingness to pay our projected prices.

Our growth is highly dependent upon the adoption by consumers of an entirely new form of mobility offered by eVTOL aircraft and the UAM market. If consumers do not adopt this new form of mobility or are not willing to pay the prices we project for our aerial ridesharing service, our business never materialize and our, prospects, financial condition and operating results will be harmed. This market is new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, new aircraft announcements and changing consumer demands and behaviors.

Our success in a given market will depend on our ability to develop a network of passengers and accurately assess and predict passenger demand and price sensitivity. Demand and price sensitivity may fluctuate based on a variety of factors, including macroeconomic factors, quality of service, negative publicity, safety incidents, corporate reporting related to safety, quality of customer support, perceived political or geopolitical affiliations, or dissatisfaction with our products and offerings in general. If we fail to attract passengers or fail to accurately predict demand and price sensitivity, it would harm our financial performance and our competitors’ products may achieve greater market adoption and may grow at a faster rate than our service.

We expect that a large driver of passenger demand for our service will be time savings when compared with alternative modes of transportation. Should we be unable to deliver a sufficient level of time savings for our passengers or if expected time savings are impacted by delays or cancellations, it could reduce demand for our services. If we are unable to generate demand or demand falls, our business, financial conditions, and results of operations could be adversely affected.

We may not be able to launch our aerial ridesharing service beginning in 2024, as currently projected.

We will need to address significant regulatory, political, operational, logistical, and other challenges in order to launch our aerial ridesharing service. We do not currently have infrastructure in place to operate the service and such infrastructure may not be available or may be occupied on an exclusive basis by competitors. We also have not yet received FAA certification of our aircraft or other required airspace or operational authority and government approvals, which is essential to operate the service, and for aircraft production and operation. In addition, our pre-certification operations may increase the likelihood of discovering issues with our aircraft, which could result in delays to certification of our aircraft. Any delay in the financing, design, manufacture and launch of our aircraft could materially damage our brand, business, prospects, financial condition and operating results. Aircraft manufacturers often experience delays in the design, manufacture and commercial release of new aircraft. These delays may result in additional costs and adverse publicity for our business. If we are not able to overcome these challenges, our business, prospects, operating results and financial condition will be negatively impacted and our ability to grow our business will be harmed. In addition to operate as an air carrier, we will need to obtain an air carrier certificate from the Federal Aviation Administration (“FAA”) and economic authority from the U.S. Department of Transportation (“DOT”).

We may be unable to effectively build a customer-facing business or app.

We have not yet developed the application that will act as the platform through which users will book trips. We may experience difficulty in developing the applications necessary to operate the business, including the customer facing application, which may result in adverse effects on the business. The software underlying the application is expected to be highly complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after the code has been released. The third-party software that we incorporate into our platform may also be subject to errors or vulnerabilities. Any errors or vulnerabilities discovered in our platform, whether in our proprietary code or that of third third-party software on which our software relies, could result in negative publicity, a loss of users or loss of revenue, access or other performance issues, security incidents, or other liabilities. Such vulnerabilities could also prevent fliers from booking flights, which would adversely affect our flier utilization rates, or disrupting communications within the company (e.g., flight schedules or passenger manifests), which could affect our on-time performance. We may need to expend significant financial and development resources to analyze, correct, eliminate or work around errors or defects or to address and eliminate vulnerabilities. Any failure to timely and effectively resolve any such errors, defects or vulnerabilities could adversely affect our business, financial condition and results of operations as well as negatively impact our reputation or brand.

Our systems, or those of third parties upon which we rely, may experience service interruptions, outages, or degradation because of hardware and software defects or malfunctions, human error or malfeasance by third parties or our employees, contractors, or service providers, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, cyberattacks or other events. Our insurance may not be sufficient, and we may not have sufficient remedies available to us from our third party service providers, to cover all of our losses that may result from such interruptions, outages, or degradations.

We may be unable to reduce end-user pricing over time at rates sufficient to stimulate demand and drive expected growth for our aerial ridesharing service.

We may not be able to successfully reduce end-user pricing over time to increase demand, address new market segments and develop a significantly broader customer base. We expect that our initial end-user pricing may be most applicable to relatively affluent consumers, and we will need to address additional markets and expand our customer demographic in order to further grow our business. In particular, we intend for our aerial ridesharing service to be economically accessible to a broad segment of the population and appeal to the customers of ground-based ridesharing services, taxis, and other methods of transportation.

Reducing end-user pricing in a timely manner is dependent on management accurately estimating the unit economics of our aircraft and the corresponding service. For example, if management’s estimates are inaccurate regarding production volumes, utilization rates, demand elasticity, operating conditions, deployment volumes, production costs, indirect cost of goods sold, landing fees, charging fees, electricity availability and/or other operating expense, we may be unable to offer our service at end-user pricing that is sufficiently compelling to initiate the local network effects that we are predicting. This could adversely affect our business, financial condition and results of operations as well as negatively impact our reputation or brand.

Our competitors may commercialize their technology before us, either in general or in specific markets, or we may otherwise not be able to fully capture the first mover advantage that we anticipate.

While we expect to be first to market with an eVTOL facilitated aerial ridesharing service, we expect this industry to be increasingly competitive and it is possible that our competitors could get to market before us, either generally or in specific markets. Even if we are first to market, we may not fully realize the benefits we anticipate, and we may not receive any competitive advantage or may be overcome by other competitors. If new companies or existing aerospace companies launch competing solutions in the markets in which we intend to operate and obtain large scale capital investment, we may face increased competition. Additionally, our competitors may benefit from our efforts in developing consumer and community acceptance for eVTOL aircraft and aerial ridesharing, making it easier for them to obtain the permits and authorizations required to operate an aerial ridesharing service in the markets in which we intend to launch or in other markets. In the event we do not capture the first mover advantage that we anticipate, it may harm our business, financial condition, operating results and prospects.

Many of our current and potential competitors are larger and have substantially greater resources than we have and expect to have in the future. They may also be able to devote greater resources to the development of their current and future technologies or the promotion and sale of their offerings, or offer lower prices. In particular, our competitors may be able to receive airworthiness certificates or production certificates for their aircraft prior to us receiving such certificates. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the aerospace industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with ours in the future. Any such foreign competitor, for example, could benefit from subsidies from, or other protective measures by, its home country.

We may be unable to secure or effectively integrate first and last mile ground mobility into our aerial ridesharing service, or otherwise make the service sufficiently convenient to drive customer adoption.

Our service will depend, in part, on third party ground operators to take customers from their origin to their departure skyport and from their arrival skyport to their ultimate destination. While we expect to be able to integrate these third-party ground operators into our service, we cannot guarantee that we will be able to do so effectively, at prices that are favorable to us, or at all. While we do not intend to own or operate the ground portion of our multimodal service, our business will rely on such services. Our business and our brand will be affiliated with these third-party ground operators and we may experience harm to our reputation if our third party ground operators suffer from poor service, negative publicity, accidents, or safety incidents. The foregoing risks could adversely affect our business, financial conditions and results of operations.

Our customers’ perception of us and our reputation may be impacted by the broader industry and customers may not differentiate our services from our competitors.

Passengers and other stakeholders may not differentiate between us and the broader aviation industry or, more specifically, the UAM service industry. If our competitors or other participants in this market have problems in a wide range of issues, including safety, technology development, engagement with aircraft certification bodies or other regulators, engagement with communities, target demographics or other positioning in the market, security, data privacy, flight delays, or bad customer service, such problems could impact the public perception of the entire industry, including our business. We may fail to adequately differentiate our brand, our services and our aircraft from others in the market which could impact our ability to attract passengers or engage with other key stakeholders. The failure to differentiate ourselves and the impact of poor public perception of the industry could have an adverse impact on our business, financial condition, and results of operations.

Our prospects and operations may be adversely affected by changes in consumer preferences, discretionary spending and other economic conditions that affect demand for our services, including changes resulting from the COVID-19 pandemic.

Our business will be primarily concentrated on UAM services, which we expect may be vulnerable to changes in consumer preferences, discretionary spending and other market changes impacting discretionary purchases. The global economy has in the past, and will in the future, experience recessionary periods and periods of economic instability, including the current business disruption and related financial impact resulting from the global COVID-19 health crisis. During such periods, our passengers may choose not to make discretionary purchases or may reduce overall spending on discretionary purchases. Such changes could result in reduced consumer demand for air transportation, including UAM services, or could shift demand from our UAM services to other methods of air or ground transportation for which we do not offer a competing service. If we are unable to generate demand or there is a future shift in consumer spending away from UAM services, our business, financial condition and results of operations could be adversely affected.

Aircraft and Production

Our aircraft may not perform at the level we expect, and may have potential defects, such as higher than expected noise profile, lower payload than initially estimated, shorter range and/or shorter useful lives than we anticipate.

Our aircraft may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. For example, our aircraft may have a higher noise profile than we expect or carry a lower payload or have shorter maximum range than we estimate. Our aircraft also use a substantial amount of software code to operate. Software products are inherently complex and often contain defects and errors when first introduced.

While we have performed extensive testing, in some instances we are still relying on projections and models to validate the projected performance of our aircraft. To date, we have been unable to validate the performance of our aircraft over the expected lifetime of the aircraft. There can be no assurance that we will be able to detect and fix any defects in the aircraft prior to their use in our service.

We expect to introduce new and additional features and capabilities to the aircraft and our service over time. For example, we may initially operate under visual flight rules (VFR) only, and then add the ability to operate under instrument flight rules (IFR) subsequently pursuant to block upgrade to the aircraft. We may be unable to develop or certify these upgrades in a timely manner or at all.

Our service will initially rely on a single aircraft type. Our dependence on our aircraft makes us particularly vulnerable to any design defects or mechanical problems associated with our aircraft or its component parts. Any product defects or any other failure of our aircraft to perform as expected could harm our reputation and result in adverse publicity, delays in or inability to obtain certification, lost revenue, delivery delays, product recalls, product liability claims, harm to our brand and reputation, and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.

We may not be able to produce aircraft in the volumes and on the timelines projected, which anticipate commercialization beginning in 2024.

There are significant challenges associated with mass producing aircraft in the volumes that we are projecting. Our manufacturing facility and processes remain in the prototype stage. The aerospace industry has traditionally been characterized by significant barriers to entry, including large capital requirements, investment costs of designing and manufacturing aircraft, long lead times to bring aircraft to market from the concept and design stage, the need for specialized design and development expertise, extensive regulatory requirements and establishing a brand name and image and the need to establish maintenance and service locations. As a manufacturer of electric aircraft, we face a variety of added challenges to entry that a traditional aircraft manufacturer would not encounter including additional costs of developing and producing an electric powertrain, regulations associated with the transport of lithium-ion batteries and unproven high-volume customer demand for a fully electric aerial mobility service. Additionally, we are developing production lines for components and at volumes for which there is little precedent within the traditional aerospace industry. If we are not able to overcome these barriers, our business, prospects, operating results and financial condition will be negatively impacted and our ability to grow our business will be harmed.

We have not yet constructed a high-volume production facility in which to manufacture and assemble our aircraft. Final designs for the build out of the planned manufacturing facility are still in process, and various aspects of the component procurement and manufacturing plans have not yet been determined. We are currently evaluating, qualifying and selecting our suppliers for the planned production aircraft. However, we may not be able to engage suppliers for the remaining components in a timely manner, at an acceptable price or in the necessary quantities.

In addition, we will also need to do extensive testing to ensure that the aircraft is in compliance with applicable FAA safety regulations and other relevant regulations prior to beginning mass production. In addition to certification of the aircraft, we will be required to obtain approval from the FAA to manufacture completed aircraft pursuant to an FAA-approved type design (e.g., type certificate). Production approval involves initial FAA manufacturing approval and extensive ongoing oversight of mass produced aircraft. If we are unable to obtain production approval for the aircraft, or the FAA imposes unanticipated restrictions as a condition of approval, our projected costs of production could increase substantially.

The timing of our production ramp is dependent upon finalizing certain aspects of the design, engineering, component procurement, testing, build out, and manufacturing plans in a timely manner and upon our ability to execute these plans within the current timeline. It is also dependent on being able to timely obtain Production

Certification from the FAA. We intend to fund the build out of this manufacturing facility using existing cash, cash from this offering and future financing opportunities. If we are unable to obtain the funds required on the timeline that we anticipate, our plans for building our manufacturing plants could be delayed which may adversely affect our business, prospects, financial condition and operating results.

Crashes, accidents or incidents of eVTOL aircraft or involving lithium batteries involving us or our competitors could have a material adverse effect on our business, financial condition, and results of operations.

Test flying prototype aircraft is inherently risky, and crashes, accidents or incidents involving our aircraft are possible. Any such occurrence would negatively impact our development, testing and certification efforts, and could result in re-design, certification delay and/or postponements or delays to our commercial service launch.

The operation of aircraft is subject to various risks, and we expect demand for our aerial ridesharing services to be impacted by accidents or other safety issues regardless of whether such accidents or issues involve our aircraft. Such accidents or incidents could also have a material impact on our ability to obtain FAA certification for our aircraft, or to obtain such certification in a timely manner. Such events could impact confidence in a particular aircraft type or the air transportation services industry as a whole, particularly if such accidents or disasters were due to a safety fault. We believe that regulators and the general public are still forming their opinions about the safety and utility of aircraft that are highly reliant on lithium ion batteries, and/or advanced flight control software capabilities. An accident or incident involving either our aircraft or a competitor’s aircraft during these early stages of opinion formation could have a disproportionate impact on the longer-term view of the emerging UAM market.

We are at risk of adverse publicity stemming from any public incident involving our company, our people, our brand or other companies in our industry. Such an incident could involve the actual or alleged behavior of any of our employees or third-party contractors. Further, if our personnel, our aircraft, or other types of aircraft are involved in a public incident, accident, catastrophe or regulatory enforcement action, we could be exposed to significant reputational harm and potential legal liability. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident, catastrophe or action. In the event that our insurance is inapplicable or inadequate, we may be forced to bear substantial losses from an incident or accident. In addition, any such incident, accident, catastrophe or action involving our employees, our aircraft, or other types of aircraft could create an adverse public perception, which could harm our reputation, result in passengers being reluctant to use our services, and adversely impact our business, results of operations and financial condition.

Unsatisfactory safety performance of our aircraft could have a material adverse effect on our business, financial condition, and results of operation.

While we are building operational processes designed to ensure that the design, testing, manufacture, performance, operation and servicing of our aircraft meet rigorous quality standards, there can be no assurance that we will not experience operational or process failures and other problems, including through flight test accidents or incidents, manufacturing or design defects, pilot error, cyber-attacks or other intentional acts, that could result in potential safety risks. Any actual or perceived safety issues may result in significant reputational harm to our businesses, in addition to tort liability, maintenance, increased safety infrastructure and other costs that may arise. Such issues could result in delaying or cancelling planned flights, increased regulation or other systemic consequences. Our inability to meet our safety standards or adverse publicity affecting our reputation as a result of accidents, mechanical or operational failures, or other safety incidents could have a material adverse effect on our business, financial condition and results of operation. In addition, our aircraft may be grounded by regulatory authorities due to safety concerns that could have a material adverse impact on our business, financial condition, operating results and prospects.

Our dependence on suppliers and service partners for the parts and components in our aircraft and for operational needs.

Despite our high degree of vertical integration within the engineering function, we still rely on purchased parts which we source from dozens of suppliers, some of whom are currently single source suppliers for these components. Our supply base is located globally. Many of the components used in our aircraft must be custom made for us. This supply chain exposes us to multiple potential sources of delivery failure or component shortages for our aircraft. We have not historically maintained long-term agreements with our suppliers, though we are taking steps to put in place certain long-term agreements. While we believe that we may be able to establish alternate supply relationships and can obtain replacement components, we may be unable to do so in the short term or at all at prices that are favorable to us. We may experience source disruptions in our supply chains which may cause delays in our production process for both prototype and commercial production aircraft. We are also in some cases subject to sole source suppliers for certain pieces of manufacturing equipment for which we rely on, or may be reliant on to achieve our projected high-volume production numbers. Changes in business conditions, wars, governmental changes, political intervention, and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers ability to deliver components to us on a timely basis. Furthermore, if we experience significant increased demand, or need to replace our existing suppliers, there can be no assurance that additional supplies of component parts will be available when required on terms that are acceptable to us, or at all, or that any supplier would allocate sufficient supplies to us in order to meet our requirements or fill our orders in a timely manner. The disruption in the supply of components from suppliers could lead to delays in aircraft production, which could materially adversely affect our business, prospects and operating results.

Our business may be adversely affected by union activities.

Although none of our employees are currently represented by a labor union, it is common throughout the aerospace and airline industries generally for many employees to belong to a union, which can result in higher employee costs and increased risk of work stoppages. As we expand our business there can be no assurances that our employees will not join or form a labor union or that we will not be required to become a union signatory. We are also directly or indirectly dependent upon companies with unionized work forces, such as parts suppliers, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results. If a work stoppage occurs, it could delay the manufacture and sale of our performance electric vehicles and have a material adverse effect on our business, operating results or financial condition.

Regulatory & Airspace

We may be unable to obtain relevant regulatory approvals for the commercialization of our aircraft or operation of our mobility service, including Type Certification, Production Certification, Operating Certification, approvals for permitting new infrastructure or access existing infrastructure or otherwise.

The commercialization of new aircraft and the operation of an aerial mobility service requires certain regulatory authorizations and certifications, including Type Certification and an air carrier certificate issued by the FAA under Part 119 with Part 135 operations specifications. While we anticipate being able to meet the requirements of such authorizations and certificates, we may be unable to obtain such authorizations and certifications, or to do so on the timeline we project. Should we fail to obtain any of the required authorizations or certificates, or do so in a timely manner, or any of these authorizations or certificates are modified, suspended or revoked after we obtain them, we may be unable to launch our commercial service or do so on the timelines we project, which would have adverse effects on our business, prospects, financial condition and/or results of operations.

Regulatory authorities may disagree with our view that integrating our service into the National Airspace System is possible without changes to existing regulations and procedures, and if changes are needed for airspace integration, we may be unable to comply with the required changes, or comply with them in a timely manner.

There are a number of existing laws, regulations and standards that may apply to our aircraft and our service, including standards that were not originally intended to apply to electric aircraft. While our aircraft and our service are designed, at launch, to operate within the existing U.S. regulatory framework, the FAA or other regulatory authorities within the markets in which we intend to operate may disagree with this view, which may prohibit, restrict, or delay our ability to launch in the relevant market. Regulatory authorities may introduce changes specifically to address electric aircraft or high-volume flights that could delay our ability to launch our service.

In addition, the increased volume of flights resulting from UAM and UAM services, including our own service, may result in regulatory changes for integration into the National Airspace System or international airspace systems applicable to our operations. We may be unable to comply with such regulatory changes at all or do so in a timely manner, interrupting our operation. Such regulatory changes could also result in increased costs and pricing of our services, reducing demand and impacting our financial performance.

The foregoing risks and challenges could adversely affect our prospects, business, financial condition and results of operations.

If current airspace regulations are not modified to increase air traffic capacity, our business could be subject to considerable capacity limitations.

A failure to increase air traffic capacity at and in the airspace serving key markets, including around major airports, in the United States or overseas could create capacity limitations for our future operations and could have a material adverse effect on our business, results of operations and financial condition. Weaknesses in the National Airspace System and the Air Traffic Control (“ATC”) system, such as outdated procedures and technologies, could result in capacity constraints during peak travel periods or adverse weather conditions in certain markets, resulting in delays and disruptions to our service. While our aircraft is designed to operate in the National Airspace System under existing rules, our business at scale will likely require airspace allocation for UAM operations. Our inability to obtain sufficient access to the National Airspace System could increase our costs and reduce the attractiveness of our service.

Changes in government regulation imposing additional requirements and restrictions on our operations could increase our operating costs and result in service delays and disruptions.

Aerospace manufacturers and aircraft operators are subject to extensive regulatory and legal requirements that involve significant compliance costs. The DOT and the FAA may issue regulations relating to the operation of aircraft that could require significant expenditures. Implementation of the requirements created by such regulations may result in increased costs for our passengers and us. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of our operations or reduce the demand for air travel. If adopted, these measures could have the effect of raising fares, reducing revenue and increasing costs. We cannot assure you that these and other laws or regulations enacted in the future will not harm our business.

DOT regulates the terms of sale of our air transportation services.

To sell air transportation services in the United States, we will need economic authority from DOT authorizing the sale of our proposed charter and by-the-seat ridesharing services. DOT regulations govern the sale of these services generally prohibit unfair or deceptive practices and unfair methods of competition. DOT further prescribe standards for, among other things, advertising, ticket refunds, baggage liability, consumer disclosures, customer service commitments, customer complaints and the transportation of passengers with disabilities. In the future, the DOT may adopt additional regulations that increase the costs of our operations or otherwise adversely impact the financial performance of our service.

We may be subject to security regulation that will increase our costs.

The Transportation Security Administration (“TSA”) is responsible for certain civil aviation security matters, including the regulation of air carriers that operate under Part 135 of the Federal Aviation Regulations as well as the passenger and baggage screening at U.S. airports. Because we are introducing an innovative service that operates from both airports and skyports, the security regulatory scheme that will apply is uncertain. If the TSA were to impose burdensome security requirements on UAM services, it could reduce the convenience of our service and increase our costs.

We are subject to stringent U.S. export and import control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to secure timely U.S. government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operation.

Our business is subject to stringent U.S. import and export control laws and regulations as well as economic sanctions laws and regulations. We are required to import and export our products, software, technology and services, as well as run our operations in the United States, in full compliance with such laws and regulations, which may include the EAR, the ITAR, and economic sanctions administered by the Treasury Department’s OFAC. Similar laws that impact our business exist in other jurisdictions. These foreign trade controls prohibit, restrict, or regulate our ability to, directly or indirectly, export, deemed export, re-export, deemed re-export or transfer certain hardware, technical data, technology, software, or services to certain countries and territories, entities, and individuals, and for end uses. If we are found to be in violation of these laws and regulations, it could result in civil and criminal, monetary and non-monetary penalties, the loss of export or import privileges, debarment and reputational harm. While none of our current technologies require us to maintain a registration under ITAR, we may become subject to ITAR in the future, which could have a material adverse effect on our business, financial condition and results of operations.

Pursuant to these foreign trade control laws and regulations, we are required, among other things, to (i) determine the proper licensing jurisdiction and export classification of products, software, and technology, and (ii) obtain licenses or other forms of U.S. government authorization to engage in the conduct of our business. The authorization requirements include the need to get permission to release controlled technology to foreign person employees and other foreign persons. Changes in U.S. foreign trade control laws and regulations, or reclassifications of our products or technologies, may restrict our operations. The inability to secure and maintain necessary licenses and other authorizations could negatively impact our ability to compete successfully or to operate our business as planned. Any changes in the export control regulations or U.S. government licensing policy, such as those necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations. Given the great discretion the government has in issuing or denying such authorizations to advance U.S. national security and foreign policy interests, there can be no assurance we will be successful in our future efforts to secure and maintain necessary licenses, registrations, or other U.S. government regulatory approvals.

We will be subject to rapidly changing and increasingly stringent laws, regulations, industry standards, and other obligations relating to privacy, data protection, and data security. The restrictions and costs imposed by these requirements, or our actual or perceived failure to comply with them, could harm our business.

We will be collecting, using, and disclosing personal information of passengers, personnel, business contacts, and others in the course of operating our business. These activities are or may become regulated by a variety of domestic and foreign laws and regulations relating to privacy, data protection, and data security, which are complex, rapidly evolving, and increasingly stringent.

State legislatures have begun to adopt comprehensive privacy laws. For example, the California Consumer Privacy Act of 2018, which took effect on January 1, 2020, gives California residents expanded rights related to their personal information, including the right to access and delete their personal information, and receive detailed information about how their personal information is used and shared. Similar laws have been passed or been proposed in other states and at the federal level, reflecting a trend toward more stringent privacy legislation in the United States. The enactment of such laws could have potentially conflicting requirements that would make compliance challenging.

Despite our efforts, we may not be successful in complying with the rapidly evolving privacy, data protection, and data security requirements discussed above. Any actual or perceived non-compliance with such requirements could result in litigation and proceedings against us by governmental entities, passengers, or others, fines, civil or criminal penalties, limited ability or inability to operate our business, offer services, or market our platform in certain jurisdictions, negative publicity and harm to our brand and reputation. Such occurrences could have a material adverse effect on our business, financial condition or results of operations.

U.S. Government Contracts and Pre-Certification Operations

We may be unable to secure contracts or continue to grow our relationship with the U.S. government and the Department of Defense, which will limit our ability to operate prior to receiving FAA certification of airworthiness.

We are projecting that we will enter into additional contracts with the U.S. government pursuant to which we would be able to operate our aircraft as a service provider for the Department of Defense or other U.S. government agencies both prior to receiving a certificate of airworthiness from the FAA and after. Failure to obtain these contracts would limit our ability to gain operational learnings about our aircraft and secure meaningful revenue, failure to receive either of which could have a material adverse effect on our business, financial condition and results of operations.

The U.S. government may modify, curtail or terminate one or more of our contracts.

The U.S. government contracting party may modify, curtail or terminate its contracts with us, without prior notice and either at its convenience or for default based on performance. In addition, funding pursuant to our U.S. government contracts may be reduced or withheld as part of the U.S. Congressional appropriations process due to fiscal constraints, changes in U.S. national security strategy and/or priorities or other reasons. Historically, we have received some U.S. government contract funding under programs designed to benefit “small businesses” as defined under certain provisions of the U.S. Small Business Administration (“SBA”) regulations. The SBA regulations address multiple different programs that have varying eligibility requirements. While we believe that we will continue to be eligible as a small business under some programs, we will likely not be eligible under others. Moreover, the SBA regulations are subject to different interpretations, and the U.S. government may determine that we should no longer be classified as small. If the U.S. government made such a determination, it could terminate, cancel, or decide not to award options on existing agreements.

Any loss or anticipated loss or reduction of expected funding and/or modification, curtailment, or termination of one or more of our U.S. government contracts could have a material adverse effect on our earnings, cash flow and/or financial position, as well as our access to government testing facilities and/or our ability to secure pre-certification operating experience and/or revenues.

We conduct a portion of our business pursuant to U.S. government contracts, which are subject to unique risks.

Contracts with the U.S. government are subject to extensive regulations, and changes to those regulations could increase our costs. New regulations, or changes to existing requirements, could increase our compliance costs or otherwise have a material impact on our business. These requirements may result in increased compliance costs, and we could be subject to additional costs in the form of withheld payments and/or reduced future business if we fail to comply with these requirements in the future. Compliance costs attributable to current and potential future regulations such as these could negatively impact our financial condition and operating results.

Contracts with the U.S. government are also subject to a variety of other requirements and risks including government reviews, audits, investigation, False Claims Act cases, suspension and debarment as well as other legal actions and proceedings that generally do not apply to purely commercial contracts. In addition, transactions involving government contractors may be subject to government review and approvals.

Macro

We may be unable to protect our intellectual property rights from unauthorized use by third parties.

Our success depends, in part, on our ability to protect our proprietary intellectual property rights, including certain technologies deployed in our aircraft or that we utilize in arranging air transportation. To date, we have relied primarily on patents and trade secrets to protect our proprietary technology. Our software is also subject to certain protection under copyright law, though we have chosen not to register any of our copyrights. We routinely enter into non-disclosure agreements with our employees, consultants, third parties and other relevant persons and take other measures to protect our intellectual property rights, such as limiting access to our trade secrets and other confidential information. We intend to continue to rely on these and other means, including patent protection, in the future. However, the steps we take to protect our intellectual property may be inadequate, and unauthorized parties may attempt to copy aspects of our intellectual property or obtain and use information that we regard as proprietary and, if successful, may potentially harm our ability to compete, accelerate the development programs of our competitors, and/or result in a deteriorated competitive position in the market. Moreover, our non-disclosure agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to ours, and there can be no assurance that our competitors or third parties will comply with the terms of these agreements, or that we will be able to successfully enforce such agreements or obtain sufficient remedies if they are breached. There can be no assurance that the intellectual property rights we own or license will provide competitive advantages or will not be challenged or circumvented by our competitors.

Further, obtaining and maintaining patent, copyright, and trademark protection can be costly, and we may choose not to, or may fail to, pursue or maintain such forms of protection for our technology in the United States or foreign jurisdictions, which could harm our ability to maintain our competitive advantage in such jurisdictions. It is also possible that we will fail to identify patentable aspects of our technology before it is too late to obtain patent protection, that we will be unable to devote the resources to file and prosecute all patent applications for such technology, or that we will inadvertently lose protection for failing to comply with all procedural, documentary, payment, and similar obligations during the patent prosecution process. The laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate to prevent other parties from infringing our proprietary technology. To the extent we expand our international activities, our exposure to unauthorized use of our technologies and proprietary information may increase. We may also fail to detect unauthorized use of our intellectual property, or be required to expend significant resources to monitor and protect our intellectual property rights, including engaging in litigation, which may be costly, time-consuming, and divert the attention of management and resources, and may not ultimately be successful. If we fail to meaningfully establish, maintain, protect and enforce our intellectual property rights, our business, financial condition and results of operations could be adversely affected.

We may not be able to secure adequate insurance policies, or secure insurance policies at reasonable prices.

We maintain general liability insurance, aviation flight testing insurance, aircraft liability coverage, directors and officers insurance, and other insurance policies and we believe our level of coverage is customary in the industry and adequate to protect against claims. However, there can be no assurance that it will be sufficient to cover potential claims or that present levels of coverage will be available in the future at reasonable cost. Further, we expect our insurance needs and costs to increase as we build production facilities, manufacture aircraft, establish commercial operations, add routes, increase flight and passenger volumes and expand into new markets, and it is too early to determine what impact, if any, the commercial operation of eVTOLs will have on our insurance costs.

If conflicts arise between us and our strategic partners, our business could be adversely affected or these parties may act in a manner adverse to us.

If conflicts arise between our collaborators or strategic partners and us, the other party may act in a manner adverse to us and could limit our ability to implement our strategies. Our collaborators or strategic partners may develop, either alone or with others, products in related fields that are competitive with our products. Specifically, conflicts with Toyota Motor Corporation may adversely impact our ability to manufacture aircraft or scale production, while conflicts with Uber Technologies, Inc. may adversely impact our ability to successfully launch and maintain our consumer-facing UAM services. Such conflicts with our strategic partners may result in adverse effects on our business, financial condition and results of operations.

The failure of certain advances in technology such as autonomy or battery density to mature at the rates we project may impact our ability to increase the volume of our service and/or drive down end-user pricing at the rates we project.

Our projections rely in part on future advancement of technology, such as aerial and ground-based autonomy and an increase in energy density in batteries. Should these technologies fail to develop, mature or be commercially available within the periods that we project, we may underperform our financial projections, which would materially and adversely affect our business, prospects, operating results and financial condition.

Our facilities may not be operable due to natural disaster, permitting, or other external factors.

Natural disasters, including wildfires, tornados, hurricanes, floods and earthquakes, and severe weather conditions, such as heavy rains, strong winds, dense fog, blizzards or snowstorms, may damage our manufacturing plants, facilities or aircraft. Our Bonny Doon facilities, in particular have been placed at high risk due to wildfire. Our Bonny Doon facilities are also subject to a risk of closure due to zoning and permitting issues. Less severe weather conditions, such as rainfall, snowfall, fog, mist, freezing conditions or extreme temperatures, may also impact the ability for flights to occur as planned, which could reduce our revenue and profitability, and cause passengers to view our service as less reliable.

We have incurred significant losses since inception, we expect to incur losses in the future and we may not be able to achieve or maintain profitability.

We have incurred significant losses since inception. We incurred net losses of $114.2 million and $110.3 million for the years ended December 31, 2020 and 2019, respectively. We have not yet started commercial operations, and it is difficult for us to predict our future operating results. As a result, our losses may be larger than anticipated, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability.

We expect our operating expenses to increase over the next several years as we move towards commercial launch, continue to attempt to streamline our manufacturing process, increase our flight cadence, hire more employees and continue research and development efforts relating to new products and technologies. These efforts may be more costly than we expect and may not result in increased revenue or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could have a material adverse effect on our business, financial condition and results of operations.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2020, Joby had approximately $261.4 million, $256.0 million and $0.2 million of federal, state, and foreign net operating loss carryforwards (“NOLs”) and $10.5 million and $9.5 million federal and state research and development tax credits. Under the Tax Cuts and Jobs Act, federal NOLs generated by the Company in tax years through December 31, 2017 may be carried forward for 20 years and may fully offset taxable income in the year utilized and federal NOLs generated by the Company in tax years beginning after December 31, 2017 may be carried forward indefinitely but may only be used to offset 80% of our taxable income annually. Under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change federal NOLs and other tax attributes (such as research and development tax credits) to offset its post-change income and taxes may be limited. In general, an “ownership change” occurs if there is a greater than 50 percentage point change (by value) in a corporation’s equity ownership by certain stockholders over a rolling three-year period. We may have experienced ownership changes in the past and may experience ownership changes in the future as a result of subsequent shifts in our stock ownership (some of which shifts are outside our control). As a result, our ability to use our pre-change federal NOLs and other tax attributes to offset future taxable income and taxes could be subject to limitations. Similar provisions of state tax law may also apply. For these reasons, even if we achieve profitability, we may be unable to use a material portion of our NOLs and other tax attributes, which could adversely affect our future cash flows.

We may in the future invest significant resources in developing new offerings and exploring the application of our proprietary technologies for other uses and those opportunities may never materialize.

While our primary focus is on the design, manufacture and operation of our eVTOL aircraft and the related aerial mobility service, we may invest significant resources in developing new technologies, services, products and offerings. However, we may not realize the expected benefits of these investments. Relatedly, if such technologies become viable offerings in the future, we may be subject to competition from our competitors within the aviation industry or other industries, some of which may have substantially greater monetary and knowledge resources than we have and expect to have in the future to devote to the development of these technologies. Such competition or any limitations on our ability to take advantage of such technologies could impact our market share, which could have a material adverse effect on our business, financial condition and results of operations.

Such research and development initiatives may also have a high degree of risk and involve unproven business strategies and technologies with which we have limited operating or development experience. They may involve claims and liabilities, expenses, regulatory challenges and other risks that we may not be able to anticipate. There can be no assurance that consumer demand for such initiatives will exist or be sustained at the levels that we anticipate, or that any of these initiatives will gain sufficient traction or market acceptance to generate sufficient revenue to offset any new expenses or liabilities associated with these new investments. Further, any such research and development efforts could distract management from current operations and would divert capital and other resources from our more established technologies. Even if we were to be successful in developing new products, services, offerings or technologies, regulatory authorities may subject us to new rules or restrictions in response to our innovations that may increase our expenses or prevent us from successfully commercializing new products, services, offerings or technologies.

Any material disruption in our information systems could adversely affect our business.

We rely on information technology networks and systems to operate and manage our business. Our information technology networks and systems will process, transmit and store personal and financial information, proprietary information of our business, and also allow us to coordinate our business across our operation bases, and allow us to communicate with our employees and externally with customers, suppliers, partners and other third parties. While we believe we take reasonable steps to secure these information technology networks and systems, and the data processed, transmitted, and stored thereon, such networks, systems, and data may be susceptible to cyberattacks, viruses, malware, or other unauthorized access or damage (including by environmental, malicious, or negligent acts), which could result in unauthorized access to, or the release and public exposure of, our proprietary information. Any of the foregoing could cause substantial harm to our business, require us to make notifications to governmental authorities, or the media, and could result in litigation, investigations or inquiries by government authorities, or subject us to penalties, fines, and other losses relating to the investigation and remediation of such an attack or other unauthorized access or damage to our information technology systems and networks.

We are dependent on our senior management team and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including finance, marketing, sales, and technology and support personnel. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and harm our business, financial condition and results of operations. Additionally, our financial condition and results of operations may be adversely affected if we are unable to attract and retain skilled employees to support our operations and growth.

If we or our third-party service providers experience a security breach, or if unauthorized parties otherwise obtain access to our customers’ data, our reputation may be harmed, demand for services may be reduced, and we may incur significant liabilities.

Our services involve the storage, processing and transmission of data, including certain confidential and sensitive information. Any security breach, including those resulting from a cybersecurity attack, phishing attack, or any unauthorized access, unauthorized usage, virus or similar breach or disruption could result in the loss or destruction of or unauthorized access to, or use, alteration, disclosure, or acquisition of, data, damage to our reputation, litigation, regulatory investigations, or other liabilities. These attacks may come from individual hackers, criminal groups, and state-sponsored organizations. If our security measures are breached as a result of third-party action, employee error, a defect or bug in our products or those of our third-party service providers, malfeasance or otherwise and, as a result, someone obtains unauthorized access to our data, including our confidential, sensitive, or other information about individuals, or any of these types of information is lost, destroyed, or used, altered, disclosed, or acquired without authorization, our reputation may be damaged, our business may suffer, and we could incur significant liability. Even the perception of inadequate security may damage our reputation and negatively impact our ability to win new customers and retain and receive timely payments from existing customers. Further, we could be required to expend significant capital and other resources to address any data security incident or breach, which may not be covered or fully covered by our insurance and which may involve payments for investigations, forensic analyses, legal advice, public relations advice, system repair or replacement, or other services.

We engage third-party vendors and service providers to store and otherwise process some of our and our data, including confidential, sensitive, and other information about individuals. Our vendors and service providers may also be the targets of cyberattacks, malicious software, phishing schemes, and fraud. Our ability to monitor our vendors and service providers’ data security is limited, and, in any event, third parties may be able to circumvent those security measures, resulting in the unauthorized access to, misuse, acquisition, disclosure, loss, alteration, or destruction of our data, including confidential, sensitive, and other information about individuals.

Techniques used to sabotage or obtain unauthorized access to systems or networks are constantly evolving and, in some instances, are not identified until after they have been launched against a target. We and our service providers may be unable to anticipate these techniques, react in a timely manner, or implement adequate preventative and mitigating measures. If we are unable to efficiently and effectively maintain and upgrade our system safeguards, we may incur unexpected costs and certain of our systems may become more vulnerable to unauthorized access or disruption.

Operations and Infrastructure

If we are unable to obtain and maintain adequate facilities and infrastructure, including securing access to key infrastructure such as airports, we may be unable to offer our service in a way that is useful to passengers.

To operate and expand our proposed aerial ridesharing service, we must secure or otherwise develop adequate landing infrastructure for our aircraft. As airports and heliports around the world become more congested, it may not be possible for us to ensure that our plans for new service can be implemented in a commercially viable manner given infrastructure constraints, including those imposed by inadequate facilities at desirable locations. Access to airports, heliports, and skyports may be prohibitively expensive, not available at all, or may be inconsistent with our projections. Additionally, there is no assurance that we will be able to obtain necessary approvals and to make necessary infrastructure changes to enable adoption of our aircraft, including installation of necessary charging equipment. Any limitation on our ability to acquire or maintain space for passenger terminal operations could prevent our service from being practical for our customers and have a material adverse effect on our business, results of operations and financial condition.

Our advanced air mobility service will depend on our ability to develop and operate skyports in desirable locations in metropolitan locations. Developing and operating skyport locations will require permits and approvals from federal, state, and local regulatory authorities and government bodies and our ability to operate our service will depend on such permits and approvals. We cannot predict whether we will receive such permits and approvals, whether we will receive them for desirable locations, or whether we will receive them in a timely manner. If we are prohibited, restricted or delayed from developing and operating desirable skyport locations, our business could be adversely affected.

There is a shortage of pilots and mechanics which could increase our operating costs and reduce our ability to deploy our service at scale.

There is a shortage of pilots that is expected to exacerbate over time as more pilots in the industry approach mandatory retirement age. Similarly, trained and qualified aircraft mechanics are also in short supply. This will affect the aviation industry, including UAM services and more specifically, our business. Our service is dependent on recruiting and retaining pilots qualified to operate our aircraft and mechanics qualified to perform the requisite maintenance activities, either or both of which may be difficult due to the corresponding personnel shortages. We compete against airlines and other air mobility and transportation services for pilots and other skilled labor, some of which will offer wages or benefit packages exceeding ours. If we are unable to hire, train, and retain qualified pilots and qualified mechanics, our business could be harmed, and we may be unable to implement our growth plans.

Our aircraft utilization may be lower than expected and our aircraft may be limited in its performance during certain weather conditions.

Our aircraft may not be able to fly safely in poor weather conditions, including snowstorms, thunderstorms, lightning, hail, known icing conditions and/or fog. Our inability to operate in these conditions will reduce our aircraft utilization and cause delays and disruptions in our services. We intend to maintain a high daily aircraft utilization rate which is the amount of time our aircraft spend in the air carrying passengers. High daily aircraft utilization is achieved in part by reducing turnaround times at skyports so we can fly more hours on average in a day. Aircraft utilization is reduced by delays and cancellations from various factors, many of which are beyond our control, including adverse weather conditions, security requirements, air traffic congestion and unscheduled maintenance events. The success of our business is dependent, in part, on the utilization rate of our aircraft and reductions in utilization will adversely impact our financial performance as well as cause passenger dissatisfaction.

Our aircraft may require maintenance at frequencies or at costs which are unexpected and could adversely impact our business and operations.

Our aircraft are highly technical products that require maintenance and support. We are still developing our understanding of the long-term maintenance profile of the aircraft, and if useful lifetimes are shorter than expected, this may lead to greater maintenance costs than previously anticipated. If our aircraft and related equipment require maintenance more frequently than we plan for or at costs that exceed our estimates, that would disrupt the operation of our service and have a material adverse effect on our business, financial condition, and results of operations.

Our intended initial operations are concentrated in a small number of metropolitan areas and airports which makes our business particularly susceptible to natural disasters, outbreaks and pandemics, growth constraints, economic, social, weather, and regulatory conditions or other circumstances affecting these metropolitan areas.

We intend to initially service larger metropolitan areas that will be the source of the majority of our revenue. As a result of our intended geographic concentration, our business and financial results are particularly susceptible to natural disasters, outbreaks and pandemics, growth constraints, economic, social, weather, and regulatory conditions or other circumstances applicable to metropolitan areas. A significant interruption or disruption in service at a skyport where we have a significant volume of flights could result in the cancellation or delay of a significant portion of our flights and, as a result, could have a severe impact on our business, results of operations and financial condition. In addition, any changes to local laws or regulations within key metropolitan areas that affect our ability to operate or increase our operating expenses in these markets would have an adverse effect on our business, financial condition and operating results.

Disruption of operations at skyports, whether caused by labor relations, utility or communications issues, power outages, or changes in federal, state and local regulatory requirements could harm our business. Certain airports may regulate our flight operations at airports, such as limiting the number of landings per year, which could reduce our operations. Bans on our operations at airports or the introduction of any new permitting requirements would significantly disrupt our operations. In addition, demand for our advanced air mobility services could be impacted if drop-offs or pick-ups of fliers become inconvenient because of airport rules or regulations, or more expensive for fliers because of airport-imposed fees, which would adversely affect our business, financial condition and operating results.

Our concentration in large metropolitan areas and heavily trafficked airports also makes our business susceptible to an outbreak of a contagious disease, such as the Ebola virus, Middle East Respiratory Syndrome, Severe Acute Respiratory Syndrome, H1N1 influenza virus, avian flu, Zika virus, COVID-19 or any other similar illness, both due to the risk of a contagious disease being introduced into the metropolitan area through the high volume of travelers flying into and out of such airports and the ease at which contagious diseases can spread through densely populated areas, as seen with the spread of COVID-19.

We are subject to risks associated with climate change, including the potential increased impacts of severe weather events on our operations and infrastructure.

The potential physical effects of climate change, such as increased frequency and severity of storms, floods, fires, fog, mist, freezing conditions, sea-level rise and other climate-related events, could affect our operations, infrastructure and financial results. We could incur significant costs to improve the climate resiliency of its infrastructure and otherwise prepare for, respond to, and mitigate such physical effects of climate change. We are not able to accurately predict the materiality of any potential losses or costs associated with the physical effects of climate change.

Developing a skyport network to support a high-volume service will require significant expenditures in capital improvements and operating expenses, either directly or indirectly, and the ongoing need to maintain existing operational facilities will require us to expend capital.

Our proposed operations contemplate significant infrastructure development and additional skyports where our aircraft can land, both within the United States and internationally. Construction of a skyport or other facilities in which we conduct our operations may require significant capital expenditures to develop, and in the future we may be required to make similar expenditures to expand, improve or construct adequate facilities for our operations. In addition to the capital required, there is also a complex patchwork of federal, regional and municipal regulatory considerations applicable to property development in general, and aviation infrastructure in particular. Applicable regulations can vary widely by locality. Local community groups, some of which may be opposed to property development in general, and new aviation infrastructure in particular, can impact the application of these regulations or the development of new regulations. We cannot assure that the capital and regulatory resources needed to develop a skyport network will be available to us on terms that are acceptable to us, or at all.

In addition, as skyport and other facilities we may utilize mature, our business will require capital expenditures for the maintenance, renovation and improvement of such existing locations to remain competitive and maintain the value of our brand. This creates an ongoing need for capital, and, to the extent we cannot fund capital expenditures from cash flows from operations, we will need to borrow or otherwise obtain funds. If we cannot access the capital we need, we may not be able to execute on our growth strategy, take advantage of future opportunities or respond to competitive pressures. If the costs of funding new locations or renovations or enhancements at existing locations exceed budgeted amounts or the time for building or renovation is longer than anticipated, our business, financial condition and results of operations could be materially adversely affected.

We are subject to many hazards and operational risks that can disrupt our business, including interruptions or disruptions in service at our facilities, which could have a material adverse effect on our business, financial condition and results of operations.

Our operations are subject to many hazards and operational risks inherent to our business, including general business risks, product liability and damage to third parties, our infrastructure or properties that may be caused by fires, floods and other natural disasters, power losses, telecommunications failures, terrorist attacks (including hijacking, use of the aircraft as a weapon, or use of the aircraft to disperse a chemical or biological agent), catastrophic loss due to security related incidents, human errors and similar events. Additionally, our manufacturing operations are hazardous at times and may expose us to safety risks, including environmental risks and health and safety hazards to our employees or third parties.

Financial

We have broad discretion in how we use the net proceeds from the Merger, and we may not use them effectively.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from this offering. Our management will have broad discretion in applying the net proceeds we receive upon consummation of the Merger. We may use the net proceeds for general corporate purposes, including working capital, operating expenses, and capital expenditures, and we may use a portion of the net proceeds to acquire complementary businesses, products, offerings, or technologies. We may also spend or invest these proceeds in a way with which our stockholders disagree. If our management fails to use these funds effectively, our business could be seriously harmed.

If securities or industry analysts either do not publish research about us, or publish inaccurate or unfavorable research about us, our business, or our market, or, if such analysts change their recommendations regarding our common stock adversely, the trading price or trading volume of our common stock could decline.

The trading market for our common stock will be influenced in part by the research and reports that securities or industry analysts may publish about us, our business, our market, or our competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade our common stock, provide more favorable recommendations about our competitors, or publish inaccurate or unfavorable research about our business, our common stock price would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of our common stock to decline.

Our need for and the availability of additional capital.

Prior to the consummation of the Merger, we have financed our operations and capital expenditures primarily through private financing rounds. In the future, we could be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. For example, the global COVID-19 health crisis and related financial impact has resulted in, and may continue to result in, significant disruption and volatility of global financial markets that could adversely impact our ability to access capital. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

We have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.

In connection with the audit of our consolidated financial statements, we identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness relates to the lack of a sufficient full-time accounting personnel with deep technical accounting knowledge to execute, review and approve all aspects of the financial statement close and reporting process. This material weakness may not allow for us to have proper segregation of duties and the ability to close our books and records and report our results, including required disclosures, on a timely basis.

We are in the process of designing and implementing measures to improve our internal control over financial reporting to remediate the material weakness, primarily by implementing additional review procedures within our accounting and finance department, hiring additional staff, designing and, if appropriate, engaging external accounting experts to supplement our internal resources in our computation and review processes. While we are designing and implementing measures to remediate the material weakness, we cannot predict the success of such measures or the outcome of our assessment of these measures at this time. We can give no assurance that these measures will remediate either of the deficiencies in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that may lead to a restatement of our financial statements or cause us to fail to meet our reporting obligations.

As a public company, and if Joby Aviation does not meet the definition of an emerging growth company, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for each annual report on Form 10-K to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Our independent registered public accounting firm will also be required to attest to the effectiveness of our internal control over financial reporting in each annual report on Form 10-K to be filed with the SEC. We will be required to disclose changes made in our internal control and procedures on a quarterly basis. To comply with the requirements of being a public company, we expect to need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the NYSE or other regulatory authorities, which would require additional financial and management resources. We have begun the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion.

Risks Related to the Business Combination and RTP

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to RTP prior to the consummation of the Business Combination and Joby Aviation following the consummation of the Business Combination.

The Sponsor and our directors and officers have agreed to vote in favor of the Business Combination, regardless of how RTP’s public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and our directors and officers have agreed, pursuant to the terms of the Sponsor Support Agreement, to vote their Founder Shares and any public shares held by them in favor of the Business Combination. As a result, in addition to the Founder Shares, we would need 40,250,001, or 58.33% (assuming all issued and outstanding shares are voted), or 11,500,001, or 16.67% (assuming only the minimum number of shares representing a quorum are voted), of the 69,000,000 public shares sold in our initial public offering to be voted in favor of the Business Combination (including the Merger and the Domestication) in order to have such Business Combination approved. We expect that the Sponsor and our directors and officers will own at least 20% of our issued and outstanding ordinary shares at the time of any such shareholder vote. Accordingly, if we seek shareholder approval of our initial Business Combination, it is more likely that the necessary shareholder approval will be received than would be the case if such persons agreed to vote their Founder Shares in accordance with the majority of the votes cast by our public shareholders.

Neither the RTP board of directors nor any committee thereof obtained a third party valuation in determining whether or not to pursue the Business Combination.

Neither the RTP board of directors nor any committee thereof is required to obtain an opinion that the price that we are paying for Joby is fair to us from a financial point of view. Neither the RTP board of directors nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, among other things, the RTP board of directors and management, together with its legal, accounting and other advisors, conducted due diligence on Joby. The RTP board of directors reviewed comparisons of selected financial data of Joby with its peers in the industry and the financial terms set forth in the Merger Agreement, and concluded that the Business Combination was in the best interest of RTP’s shareholders. Accordingly, investors will be relying solely on the judgment of the RTP board of directors and management in valuing Joby, and the RTP board of directors and management may not have properly valued such businesses. The lack of a third party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

Our ability to seek an alternative business combination is limited even if we determined the Business Combination is no longer in our shareholders’ best interest.

If we do not obtain shareholder approval at the extraordinary general meeting, Joby can continually obligate us to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of such shareholder approval being obtained and the Agreement End Date. This could limit our ability to seek an alternative business combination that our shareholders may prefer after such initial vote.

Since the Sponsor and RTP’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Joby is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.

When you consider the recommendation of RTP’s board of directors in favor of approval of the proposals in this proxy statement/prospectus, you should keep in mind that the Sponsor and RTP’s directors and executive officers have interests in the Business Combination that may be different from, or in addition to, those of RTP shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

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Prior to RTP’s initial public offering, the Sponsor purchased 14,375,000 RTP Class B ordinary shares for an aggregate purchase price of $25,000 (the “Founder Shares”), or approximately $0.002 per share. On August 28, 2020, RTP effected a share capitalization resulting in the Sponsor holding an aggregate of 17,250,000 Founder Shares. Subsequent to the share capitalization, the Sponsor transferred 30,000 Founder Shares to each of Sherry Coutu, Charles Hudson, Kristina Salen and Fei-Fei Li, RTP’s independent directors. If RTP does not consummate a business combination by the Liquidation Date, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 17,250,000 Founder Shares owned by the Sponsor and RTP’s independent directors would be worthless because following the redemption of the public shares, RTP would likely have few, if any, net assets and because the Sponsor and RTP’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of the 17,250,000 Founder Shares held by it if RTP fails to complete a business combination within the required period. Additionally, in such event, the 11,533,333 private placement warrants purchased by the Sponsor simultaneously with the consummation of RTP’s initial public offering for an aggregate purchase price of $17.3 million, will also expire worthless. Certain of RTP’s directors, Reid Hoffman and Mark Pincus, also have an economic interest in such private placement warrants and in the 17,130,000 Founder Shares owned by the Sponsor. The 17,130,000 shares of Joby Aviation common stock into which the 17,130,000 Founder Shares held by the Sponsor will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted, fully vested and freely tradable, would have had an aggregate market value of approximately $169.8 million based upon the closing price of $9.91 per share on the NYSE on May 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Joby Aviation common stock will be subject to certain restrictions, including those described above, RTP believes such shares have less value. The 120,000 shares of Joby Aviation common stock into which the 120,000 Founder Shares held by RTP’s independent directors will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $1.2 million based upon the closing price of $9.91 per share on the NYSE on May 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 11,533,333 Joby Aviation warrants into which the 11,533,333 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $21.6 million based upon the closing price of $1.87 per warrant on the NYSE on May 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

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Mr. Hoffman, a current director of RTP, is expected to be a director of Joby Aviation after the consummation of the Business Combination. Michael Thompson, Chief Executive Officer, Chief Financial Officer and director of RTP, is expected to be a director of Joby Aviation following the cessation of Mr. Hoffman’s service on the Joby Aviation board of directors. As such, in the future, each of Mr. Hoffman and Mr. Thompson may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that the Joby Aviation board of directors determines to pay to its non-employee directors.

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The Sponsor (including its representatives and affiliates) and RTP’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to RTP. For example, certain officers and directors of RTP, who may be considered an affiliate of the Sponsor, have also recently incorporated Reinvent Technology Partners Z (“RTPZ”), Reinvent Technology Partners Y (“RTPY”) and Reinvent Technology Partners X (“RTPX”), each of which is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting their respective initial business combinations. Mr. Hoffman and Mr. Pincus are Co-Lead Directors, Mr. Thompson is Chief Executive Officer, Chief Financial Officer and Director and David Cohen is Secretary, in each case, of RTPZ. Mr. Hoffman is a board observer, Mr. Pincus is Director, Mr. Thompson is Chief Executive Officer, Chief Financial Officer and Director and Mr. Cohen is Secretary, in each case, of RTPY. Mr. Thompson is Chief Executive Officer and Chief Financial Officer, and Mr. Cohen is Secretary, in each case, of RTPX. The Sponsor and RTP’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to RTP completing its initial business combination. Moreover, certain of RTP’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. RTP’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to RTP, and the other entities to which they owe certain fiduciary or contractual duties, including RTPZ, RTPY and RTPX. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in RTP’s favor and such potential business opportunities may be presented to other entities prior to their presentation to RTP, subject to applicable fiduciary duties under the Cayman Islands Companies Act. RTP’s Cayman Constitutional Documents provide that RTP renounces its interest in any corporate opportunity offered to any director or officer of RTP.

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RTP’s existing directors and officers will be eligible for continued indemnification and continued coverage under RTP’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

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The Sponsor Related PIPE Investors have subscribed for $115,000,000 of the PIPE Investment, for which they will receive up to 11,500,000 shares of Joby Aviation common stock. Each of Mr. Hoffman, Mr. Pincus, Mr. Thompson and David Cohen, Secretary of RTP, has an economic interest in the Sponsor Related PIPE Investors. The 11,500,000 shares of Joby Aviation common stock which the Sponsor Related PIPE Investors have subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of approximately $114.0 million based upon the closing price of $9.91 per share on the NYSE on May 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. See “Certain Relationships and Related Person Transactions — RTP — Subscription Agreements”.

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In the event that RTP fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, RTP will be required to provide for payment of claims of creditors that were not waived that may be brought against RTP within the ten years following such redemption. In order to protect the amounts held in RTP’s trust account, the Sponsor has agreed that it will be liable to RTP if and to the extent any claims by a third party (other than RTP’s independent auditors) for services rendered or products sold to RTP, or a prospective target business with which RTP has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to fund RTP’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of RTP’s initial public offering against certain liabilities, including liabilities under the Securities Act.

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RTP’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on RTP’s behalf, such as identifying and investigating possible business targets and business combinations. RTP expects to incur approximately $7.7 million of transaction expenses (excluding the deferred underwriting commissions being held in the trust account), and to the extent that RTP’s officers and directors or their affiliates are advancing any of these expenses on behalf of RTP, they are entitled to reimbursement of such payments. However, if RTP fails to consummate a business combination by the Liquidation Date, they will not have any claim against the trust account for reimbursement. Accordingly, RTP may not be able to reimburse the expenses advanced by RTP’s officers and directors or their affiliates if the Business Combination, or another business combination, is not completed by the Liquidation Date.

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Pursuant to the Registration Rights Agreement, the Sponsor and certain of the Sponsor Related PIPE Investors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Joby Aviation common stock and warrants held by such parties following the consummation of the Business Combination.

The existence of financial and personal interests of one or more of RTP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

The personal and financial interests of the Sponsor and RTP’s directors and officers may have influenced their motivation in identifying and selecting Joby as a business combination target, completing an initial business combination with Joby and influencing the operation of the business following the initial business combination. In considering the recommendations of RTP’s board of directors to vote for the proposals, its shareholders should consider these interests.

The exercise of RTP’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in RTP’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require RTP to agree to amend the Merger Agreement, to consent to certain actions taken by Joby or to waive rights that RTP is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Joby’s business or a request by Joby to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at RTP’s discretion to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors or officers described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) or officers(s) between what he, she or they may believe is best for RTP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action.

We and Joby will incur significant transaction and transition costs in connection with the Business Combination.

We and Joby have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We and Joby may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by Joby Aviation following the closing of the Business Combination.

The announcement of the proposed Business Combination could disrupt Joby Aviation’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Joby Aviation’s business include the following:

•	its employees may experience uncertainty about their future roles, which might adversely affect Joby Aviation’s ability to retain and hire key personnel and other employees;

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customers, suppliers, business partners and other parties with which Joby Aviation maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Joby Aviation or fail to extend an existing relationship with Joby Aviation; and

•	Joby Aviation has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Joby Aviation’s results of operations and cash available to fund its business.

Subsequent to consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Joby has identified all material issues or risks associated with Joby, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of Joby’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or Joby Aviation. Additionally, we have no indemnification rights against the Joby Stockholders under the Merger Agreement and all of the purchase price consideration will be delivered at the Closing.

Accordingly, any shareholders or warrant holders of RTP who choose to remain Joby Aviation stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares, warrants and units. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Joby Aviation’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, RTP being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Joby on the Closing Date and the number of RTP Class A ordinary shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of Joby Aviation’s future operating or financial performance and Joby Aviation’s actual financial condition and results of operations may vary materially from Joby Aviation’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The Joby projected financial information considered by RTP may not be realized, which may adversely affect the market price of Joby Aviation common stock following the completion of the Business Combination.

In performing its financial analyses, RTP relied on, among other things, certain information, including the forecasts and financial projections described in the section titled “BCA Proposal — Projected Financial Information”. The Joby forecasts and financial projections were prepared by, or at the direction of, the management of Joby. None of these projections or forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, U.S. GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These projections and forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections and forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Joby. There can be no assurance that Joby’s financial condition, including its cash flows or results of operations will be consistent with those set forth in such projections and forecasts, which could have an adverse impact on the market price of Joby Aviation common stock or the financial position of Joby following the Business Combination.

We have a specified maximum redemption threshold. This redemption threshold may make it more difficult for us to complete the Business Combination as contemplated.

The Merger Agreement provides that Joby’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy RTP’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Joby or RTP) plus the PIPE Investment Amount and the Uber Note Principal Amount, is at least equal to $1.0 billion.

The Minimum Cash Condition is for the sole benefit of Joby. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. There can be no assurance that Joby could and would waive the Minimum Cash Condition. In addition, pursuant to the Cayman Constitutional Documents, in no event will RTP redeem public shares in an amount that would cause Joby Aviation’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

If such conditions are waived and the Business Combination is consummated with less than the Minimum Available Cash Amount in the trust account, the cash held by Joby Aviation and its subsidiaries (including Joby) in the aggregate, after the Closing may not be sufficient to allow us to operate and meet our financial obligations as they become due. The additional exercise of redemption rights with respect to a large number of our public shareholders may make us unable to take such actions as may be desirable in order to optimize the capital structure of Joby Aviation after consummation of the Business Combination and we may not be able to raise additional financing necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.

The Sponsor may elect to purchase shares from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Joby or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of RTP’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Joby or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if presented), (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) RTP’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares or warrants at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares or warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

In connection with the Closing, we are not registering the shares of Joby Aviation common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and resell the underlying shares.

We are not registering the shares of Joby Aviation common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed that, as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the issuance of such shares, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of our initial business combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Joby Aviation common stock until the warrants expire or are redeemed. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, we will be required to permit holders to exercise their warrants on a cashless basis, in which case, the shares of Joby Aviation common stock that you will receive upon cashless exercise will be based on a formula subject to a maximum amount of shares equal to 0.361 shares of Joby Aviation common stock per warrant (subject to adjustment). However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if Joby Aviation’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 1 8(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Joby Aviation common stock included in the units. There may be a circumstance where an exemption from registration exists for holders of our private placement warrants to exercise their warrants while a corresponding exemption does not exist for holders of the Public Warrants. In such an instance, the Sponsor and its permitted transferees (which may include our directors and executive officers) would be able to exercise their warrants and sell the ordinary shares underlying their warrants while holders of our Public Warrants would not be able to exercise their warrants and sell the underlying ordinary shares. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Joby Aviation common stock for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise their warrants.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption.

Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund RTP’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable preference. As a result, a liquidator could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation would be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Past performance by any member or members of our management team, any of their respective affiliates, or Reinvent Capital may not be indicative of future performance of an investment in Joby or Joby Aviation.

Past performance by any member or members of our management team or any of their respective affiliates, including RTPZ, RTPY, RTPX or Reinvent Capital, is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of any member or members of our management team, any of their respective affiliates, RTPZ, RTPY, RTPX or Reinvent Capital or any of the foregoing’s related investment’s performance, as indicative of the future performance of an investment in Joby or Joby Aviation or the returns Joby or Joby Aviation will, or is likely to, generate going forward.

The public stockholders will experience immediate dilution as a consequence of the issuance of Joby Aviation common stock as consideration in the Business Combination and the PIPE Investment and due to future issuances pursuant to the 2021 Plan. Having a minority share position may reduce the influence that our current stockholders have on the management of Joby Aviation.

It is anticipated that, immediately following the Business Combination and related transactions, (1) existing public shareholders of RTP will own approximately 10.66% of outstanding Joby Aviation common stock, (2) existing stockholders of Joby (including the Joby PIPE Investors) will own approximately 75.34% of outstanding Joby Aviation common stock (inclusive of shares of Joby Aviation common stock issuable upon the conversion of the Uber Note), (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) will collectively own 4.44% of outstanding Joby Aviation common stock (assuming the 17,130,000 shares of Joby Aviation common stock converted from RTP Class B ordinary shares held by the Sponsor were fully vested), and (4) the Third Party PIPE Investors will own approximately 9.56% of outstanding Joby Aviation common stock. These percentages assume (i) that no public shareholders of RTP exercise their redemption rights in connection with the Merger, (ii) that Joby Aviation issues, or reserves in respect of Joby Awards outstanding as of immediately prior to the effective time of the Merger that will be converted into awards based on Joby Aviation common stock, an aggregate of 500,000,000 shares of Joby Aviation common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, (iii) that the awards based on Joby Aviation common stock have not been vested (and therefore, the number of shares reserved in respect of such awards as part of the Aggregate Merger Consideration is excluded from the calculation of the foregoing percentages), (iv) that Joby Aviation issues 83,500,000 shares of Joby Aviation common stock to the PIPE Investors pursuant to the PIPE Investment, and (v) that Joby Aviation issues 7,659,136 shares of Joby Aviation common stock to the holder of the Uber Note.

The Third Party PIPE Investors have agreed to purchase 61,900,000 shares of Joby Aviation common stock, at $10.00 per share, for approximately $619 million of gross proceeds. The Sponsor Related PIPE Investors have agreed to purchase 11,500,000 shares of Joby Aviation common stock, at $10.00 per share, for approximately $115 million of gross proceeds. The Joby PIPE Investors have agreed to purchase 10,100,000 shares of Joby Aviation common stock, at $10.00 per share, for approximately $101 million of gross proceeds.

If the actual facts are different from these assumptions, the percentage ownership retained by RTP’s existing shareholders in the combined company will be different.

In addition, Joby employees and consultants hold, and after Business Combination, are expected to be granted, equity awards under the 2021 Plan and purchase rights under the ESPP. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of Joby Aviation common stock.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of RTP securities and may adversely affect prevailing market prices for our public shares or Public Warrants.

After Closing, warrants will become exercisable for Joby Aviation common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

Outstanding warrants to purchase an aggregate of 28,783,333 shares of Joby Aviation common stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. Under the current terms of the Warrant Agreement these warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of our initial public offering. If the Warrant Amendment Proposal is approved, the Warrant Agreement will be amended such that these warrants will become exercisable at any time commencing on the date that is 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Joby Aviation common stock will be issued, which will result in dilution to the holders of Joby Aviation common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Joby Aviation common stock. However, there is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Public Warrants may expire worthless.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem the outstanding Public Warrants for cash at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of Joby Aviation’s common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us in such a case (subject to limited exceptions) so long as they are held by our Sponsor or its permitted transferees, but the Sponsor has agreed to exercise all of its private placement warrants for cash or on a “cashless basis” on or prior to the date upon which Joby Aviation elects to redeem the Public Warrants in accordance with the Warrant Agreement, if the Reference Value exceeds $18.00 per share (subject to certain adjustments), pursuant to the terms of the Sponsor Agreement.

In addition, we have the ability to redeem the outstanding warrants (including the private placement warrants if the Reference Value is less than $18.00 per share) for shares of Joby Aviation common stock at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of Joby Aviation common stock determined based on the redemption date and the fair market value of our Joby Aviation common stock. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 shares of Joby Aviation common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

Pursuant to the terms of the Warrant Amendment, the warrants will become exercisable, and we will have the ability to redeem the warrants (subject to certain conditions), at any time commencing on the date that is 30 days after the completion of the Business Combination.

If the Warrant Amendment is approved by at least 50% of the outstanding Public Warrants and the Sponsor (as the holder of all of the private placement warrants), the Warrant Agreement will be amended such that the warrants will become exercisable at any time commencing on the date that is 30 days after the completion of the Business Combination, which means that we will have the ability to redeem the warrants at any time commencing on the date that is 30 days after the completion of the Business Combination as well (subject to certain conditions). Approval of the Warrant Amendment Proposal is not a condition to the consummation of the

Business Combination. Accordingly, the Business Combination can be completed even if the Warrant Amendment Proposal is not approved.

Certain requirements in the Proposed Organizational Documents may limit the ability of foreign investors seeking to make investments in Joby Aviation.

Joby Aviation intends to pursue an air carrier certificate from the FAA with Part 135 operations specifications and accompanying economic authority from DOT in order to further business operations. Under federal law a U.S. air carrier must be and remain a “citizen of the United States” as defined in 49 U.S.C. sec. 40102 (a)(15). Federal law and regulations currently require that at least 75% of an air carrier’s voting equity securities be owned and controlled, directly and indirectly, by persons or entities who are citizens of the United States, that an air carrier’s President and at least two-thirds of the members of an air carrier’s board of directors and other managing officers be citizens of the United States, and that an air carrier be under the actual control of citizens of the United States. In addition, at least 51% of an air carrier’s total outstanding equity securities must be owned and controlled, directly and indirectly, by citizens of the United States and no more than 49% of its equity securities may be held, directly or indirectly, by persons or entities who are not U.S. citizens and are from countries that have entered into “open skies” air transport agreements with the U.S. which allow unrestricted access between the United States and the applicable foreign country and to points beyond the foreign country on flights serving the foreign country. No more than 25% of an air carrier’s equity securities may be held, directly or indirectly, by persons or entities who are not citizens of the United States and are from countries that have not entered into an “open skies” air transport agreement with the U.S. In addition, the Proposed Organizational Documents of Joby Aviation will prescribe that Joby Aviation must comply with the applicable statutory U.S. Citizenship requirements on board composition and voting interests at all times. The procedures to ensure such compliance, as prescribed in the Proposed Organizational Documents, include that a foreign ownership registry will be created and foreign owners’ voting rights will be suspended if foreign voting interests exceed maximum permitted percentage under federal law, which is currently 25%. Accordingly, the ability of foreign investors seeking to make investments or exercise voting interest in Joby Aviation may be limited by such requirements.

The NYSE may not list Joby Aviation’s securities on its exchange, which could limit investors’ ability to make transactions in Joby Aviation’s securities and subject Joby Aviation to additional trading restrictions.

In connection with the Business Combination, in order to continue to maintain the listing of our securities on the NYSE, we will be required to demonstrate compliance with the NYSE’s initial listing requirements, which are more rigorous than the NYSE’s continued listing requirements. We will apply to have Joby Aviation’s securities listed on the NYSE upon consummation of the Business Combination.

We cannot assure you that we will be able to meet all initial listing requirements. Even if Joby Aviation’s securities are listed on the NYSE, Joby Aviation may be unable to maintain the listing of its securities in the future.

If Joby Aviation fails to meet the initial listing requirements and the NYSE does not list its securities on its exchange, Joby would not be required to consummate the Business Combination. In the event that Joby elected to waive this condition, and the Business Combination was consummated without Joby Aviation’s securities being listed on the NYSE or on another national securities exchange, Joby Aviation could face significant material adverse consequences, including:

•	a limited availability of market quotations for Joby Aviation’s securities;

•	reduced liquidity for Joby Aviation’s securities;

•

a determination that Joby Aviation common stock is a “penny stock” which will require brokers trading in Joby Aviation common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Joby Aviation’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If Joby Aviation’s securities were not listed on the NYSE, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

RTP’s and Joby’s ability to consummate the Business Combination, and the operations of Joby Aviation following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

The COVID-19 outbreak has adversely affected, and other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases or public health crises) could adversely affect, economies and financial markets worldwide, business operations and the conduct of commerce generally, and the business of Joby or Joby Aviation following the Business Combination could be adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

The outbreak of COVID-19 may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those related to the market for our securities.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of our 17,250,000 public warrants and 11,533,333 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on our balance sheet as of December 31, 2020 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our securities.

We have identified a material weakness in our internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls.

Following the issuance of the SEC Statement, on May 12, 2021, our management and our audit committee concluded that, in light of the SEC Statement, it was appropriate to restate our previously issued audited financial statements as of and for the period ended December 31, 2020 (the “Restatement”). See ”—Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of such process, we identified a material weakness in our internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Due solely to the events that led to the Restatement of our financial statements, management has identified a material weakness in internal controls related to the accounting for warrants issued in connection with our initial public offering.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses. If the Business Combination is consummated, we can provide no assurance that Joby Aviation’ internal controls and procedures over financial reporting of the post-Business Combination Company will be effective. See ”—Risks Related to Joby’s Business and Industry—Financial — We have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.”

We and, following the Business Combination, Joby Aviation, may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

Following the issuance of the SEC Statement, our management and our audit committee concluded that it was appropriate to restate our previously issued audited financial statements as of December 31, 2020 and for the period from July 3, 2020 (inception) through December 31, 2020. See “—Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of the Restatement, we identified a material weakness in our internal controls over financial reporting.

As a result of such material weakness, the Restatement, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we and, following the Business Combination, Joby

Aviation, face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete the Business Combination and related transactions.

Additional Risks Related to Ownership of Joby Aviation Common Stock Following the Business Combination and Joby Aviation Operating as a Public Company

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to RTP prior to the consummation of the Business Combination and Joby Aviation following the consummation of the Business Combination.

The price of Joby Aviation’s common stock and warrants may be volatile.

Upon consummation of the Business Combination, the price of Joby Aviation common stock, as well as Joby Aviation warrants, may fluctuate due to a variety of factors, including:

•	changes in the industries in which Joby Aviation and its customers operate;

•	developments involving Joby Aviation’s competitors;

•	changes in laws and regulations affecting its business;

•	variations in its operating performance and the performance of its competitors in general;

•	actual or anticipated fluctuations in Joby Aviation’s quarterly or annual operating results;

•	publication of research reports by securities analysts about Joby Aviation or its competitors or its industry;

•	the public’s reaction to Joby Aviation’s press releases, its other public announcements and its filings with the SEC;

•	actions by stockholders, including the sale by the Third Party PIPE Investors of any of their shares of our common stock;

•	additions and departures of key personnel;

•	commencement of, or involvement in, litigation involving the combined company;

•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of Joby Aviation common stock available for public sale; and

•

general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of Joby Aviation common stock and warrants regardless of the operating performance of Joby Aviation.

Joby Aviation does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, Joby Aviation currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of Joby Aviation’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

If analysts do not publish research about Joby Aviation’s business or if they publish inaccurate or unfavorable research, Joby Aviation’s stock price and trading volume could decline.

The trading market for the common stock of Joby Aviation will depend in part on the research and reports that analysts publish about its business. Joby does not have any control over these analysts. If one or more of the analysts who cover Joby Aviation downgrade its common stock or publish inaccurate or unfavorable research about its business, the price of its common stock would likely decline. If few analysts cover Joby Aviation, demand for its common stock could decrease and its common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering Joby Aviation in the future or fail to publish reports on it regularly.

Joby Aviation may be subject to securities litigation, which is expensive and could divert management attention.

The market price of Joby Aviation’s common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Joby Aviation may be the target of this type of litigation in the future. Securities litigation against Joby Aviation could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

Future resales of common stock after the consummation of the Business Combination may cause the market price of Joby Aviation’s securities to drop significantly, even if Joby Aviation’s business is doing well.

After the consummation of the Business Combination and subject to certain exceptions, the Sponsor and the Joby Stockholders will be contractually restricted from selling or transferring any of its shares of common stock (not including the shares of Joby Aviation common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements or purchased in the public market) (the “Lock-up Shares”) for certain periods of time. Under the Major Company Equityholders Lock-Up Agreement, such lockup restrictions applicable to the Major Company Equityholders’ Lock-up Shares begin at the Closing and end in tranches of 20% of the Major Company Equityholders’ Lock-up Shares at each of (i) the earlier of (x) the one year anniversary of Closing or (y) the date on which the last reported sale price of Joby Aviation common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, (ii) the two-year anniversary of the Closing, (iii) the three-year anniversary of the Closing, (iv) the four-year anniversary of the Closing and (v) the five-year anniversary of the Closing. If, after Closing, Joby Aviation completes a transaction that results in a change of control, the Major Company Equityholders’ Lock-up Shares are released from restriction immediately prior to such change of control. Under the Sponsor Agreement, the Sponsor’s Lock-up Shares are subject to the same releases as the Major Company Equityholders’ Lock-up Shares.

Under the Other Company Equityholders Lock-Up Agreement, such lockup restrictions applicable to the Other Company Equityholders’ Lock-up Shares begin at the Closing and end on the earlier of (a) the one year anniversary of Closing or (b) after Closing (x) the date on which the last reported sale price of Joby Aviation common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which Joby Aviation completes a transaction that results in a change of control.

Under the Proposed Bylaws, such lockup restrictions applicable to all the Joby Stockholders’ Lock-up Shares begin at the Closing and end on the date that is 180 days following the Closing, but 20% of the Lock-up

Shares held by certain tenured employees of Joby will be automatically released from such restrictions on the date of Closing; provided, that the total amount of such Lock-up Shares released will not exceed 5,000,000 shares.

However, following the expiration of each lockup, the applicable stockholders will not be restricted from selling shares of Joby Aviation’s common stock held by them, other than by applicable securities laws. Additionally, the Third Party PIPE Investors will not be restricted from selling any of their shares of our common stock following the closing of the Business Combination, other than by applicable securities laws. As such, sales of a substantial number of shares of Joby Aviation common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Joby Aviation common stock. Upon completion of the Business Combination, the Sponsor and the Joby Stockholders will collectively own approximately 80.72% of the outstanding shares of Joby Aviation common stock (including the shares of Joby common stock reserved in respect of Joby Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Joby Aviation common stock), assuming that no additional public shareholders redeem their public shares in connection with the Business Combination. Assuming redemption of approximately 60,002,230 public shares are redeemed in connection with the Business Combination, in the aggregate, the ownership of the Sponsor and the Joby Stockholders would rise to 88.55% of the outstanding shares of Joby Aviation common stock (including the shares of Joby common stock reserved in respect of Joby Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Joby Aviation common stock).

As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in Joby Aviation’s share price or the market price of Joby Aviation common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from Joby Aviation’s business operations.

As a public company, Joby Aviation will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, Joby Aviation will incur significant legal, accounting and other expenses that Joby did not previously incur. Joby Aviation’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

These rules and regulations will result in Joby Aviation incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for Joby Aviation to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for Joby Aviation to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes- Oxley Act particularly burdensome on us as compared to other public companies because Joby is not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under

Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Joby as privately held companies. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to Joby Aviation after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of Joby Aviation common stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the end of any second quarter of a fiscal year, in which case we would no longer be an emerging growth company as of the end of such fiscal year. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, and (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of our ordinary shares held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to RTP prior to the consummation of the Business Combination and Joby Aviation following the consummation of the Business Combination.

The Domestication may result in adverse tax consequences for holders of RTP Class A ordinary shares and warrants.

U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of RTP Class A ordinary shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) may become subject to withholding tax on any amounts treated as dividends paid on Joby Aviation common stock after the Domestication.

A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) RTP Class A ordinary shares with a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of our earnings in income. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) RTP Class A ordinary shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of RTP stock entitled to vote and less than 10% or more of the total value of all classes of RTP stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its RTP Class A ordinary shares for Joby Aviation common stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the RTP Class A ordinary shares held directly by such U.S. Holder. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of RTP stock entitled to vote or 10% or more of the total value of all classes of RTP stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations) attributable to the RTP Class A ordinary shares held directly by such U.S. Holder.

Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Because we are a blank check company with no current active business, we believe that it is likely that RTP is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of RTP Class A ordinary shares to recognize gain on the exchange of RTP Class A ordinary shares for Joby Aviation common stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s RTP Class A ordinary shares. Proposed Treasury Regulations, if finalized in their current form would also apply to a U.S. Holder who exchanges RTP warrants for newly issued Joby Aviation warrants; currently, however, the election mentioned above does not apply to RTP warrants (for discussion regarding the unclear application of the PFIC rules to RTP warrants, see “U.S. Federal Income Tax Considerations — PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of RTP. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

Upon consummation of the Business Combination, the rights of holders of Joby Aviation common stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable than the rights of holders of RTP Class A ordinary shares arising under the Cayman Islands Companies Act as well as our current memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of Joby Aviation common stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the Cayman Islands Companies Act and, therefore, some rights of holders of Joby Aviation common stock could differ from the rights that holders of RTP Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that Joby Aviation becomes involved in costly litigation, which could have a material adverse effect on Joby Aviation.

In addition, there are differences between the new organizational documents of Joby Aviation and the current constitutional documents of RTP. For a more detailed description of the rights of holders of Joby Aviation common stock and how they may differ from the rights of holders of RTP Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of Joby Aviation are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus and we urge you to read them.

Delaware law and Joby Aviation’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of Joby Aviation common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of Joby Aviation’s board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:

•	providing for a classified board of directors with staggered, three-year terms;

•

the ability of Joby Aviation’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the Joby Aviation proposed certificate of incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the limitation of the liability of, and the indemnification of, Joby Aviation’s directors and officers;

•

the ability of Joby Aviation’s board of directors to amend the bylaws, which may allow Joby Aviation’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to Joby Aviation’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in Joby Aviation’s board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Joby Aviation.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in Joby Aviation’s board of directors or management.

The provisions of the Proposed Certificate of Incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Joby Aviation’s Proposed Certificate of Incorporation provides that, to the fullest extent permitted by law, and unless Joby Aviation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on Joby Aviation’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Joby Aviation to Joby Aviation or Joby Aviation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or Joby Aviation’s bylaws or Joby Aviation’s certificate of incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against Joby Aviation or any current or former director, officer or stockholder governed by the internal affairs doctrine. Notwithstanding the foregoing, the proposed certificate of incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

These provisions may have the effect of discouraging lawsuits against Joby Aviation’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against Joby Aviation, a court could find the choice of forum provisions contained in the proposed certificate of incorporation to be inapplicable or unenforceable in such action.

Risks if the Adjournment Proposal is Not Approved

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to RTP prior to the consummation of the Business Combination and Joby Aviation following the consummation of the Business Combination.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Our board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to RTP prior to the consummation of the Business Combination and Joby Aviation following the consummation of the Business Combination.

If we are not able to complete the Business Combination with Joby by the Liquidation Date nor able to complete another business combination by such date, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the COVID-19 pandemic continues in the U.S. and, while the extent of the impact of the outbreak on RTP will depend on future developments, it could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Additionally, the outbreak of the COVID-19 may negatively impact Joby Aviation’s business following the Business Combination.

If RTP is not able to complete the Business Combination with Joby by the Liquidation Date, nor able to complete another business combination by such date, RTP will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of RTP’s remaining shareholders and its board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or Public Warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of (1) our completion of an initial business combination (including the Closing), and then only in connection with those public shares that such public shareholder properly elected to redeem, subject to certain limitations; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to (A) modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the public shares if we do not complete a business combination by the Liquidation Date or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if we have not completed an initial business combination by the Liquidation Date, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of

Public Warrants will not have any right to the proceeds held in the trust account with respect to the Public Warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or Public Warrants, potentially at a loss.

If we have not completed our initial business combination, our public shareholders may be forced to wait until after the Liquidation Date before redemption from the trust account.

If we have not completed our initial business combination by the Liquidation Date, we will distribute the aggregate amount then on deposit in the trust account (less up to $100,000 of the net interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Act. In that case, investors may be forced to wait beyond the Liquidation Date, before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Cayman Constitutional Documents and only then in cases where investors have properly sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Cayman Constitutional Documents prior thereto.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through to the Liquidation Date and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of December 31, 2020, RTP had cash of $690,171,366 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of December 31, 2020, RTP had total current liabilities of $421,572.

The funds available to us outside of the trust account may not be sufficient to allow us to operate until the Liquidation Date, assuming that our initial business combination is not completed during that time.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Neither the members of our management team nor any of their affiliates is under any further obligation to advance funds to RTP in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the Public Warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING AND WARRANT HOLDERS MEETING OF RTP

General

RTP is furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by our board of directors for use at the extraordinary general meeting and Warrant Holders Meeting of RTP, each to be held on                 , 2021, and at any adjournments thereof. This proxy statement/prospectus is first being furnished to our shareholders and Public Warrant Holders on or about     , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides our shareholders and Public Warrant Holders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting and/or Warrant Holders Meeting.

Date, Time and Place of Extraordinary General Meeting

The extraordinary general meeting will be held on                , 2021, at                 , Eastern Time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Ave, Palo Alto, CA 94301, and via live webcast at https://www.cstproxy.com/reinventtechnologypartners/2021, or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the proposals.

You will be permitted to attend the extraordinary general meeting in person at the offices of Skadden, Arps, Slate, Meagher & Flom LLP only to the extent consistent with, or permitted by, applicable law and directives of public health authorities. Based on current guidance, we do not anticipate being able to accommodate shareholders who wish to attend in person, and we strongly urge you to attend the extraordinary general meeting virtually.

Date, Time and Place of Warrant Holders Meeting

The Warrant Holders Meeting will be held on                , 2021, at                , Eastern Time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Ave, Palo Alto, CA 94301, and via live webcast at https://www.cstproxy.com/reinventtechnologypartners/2021, or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the proposals.

You will be permitted to attend the Warrant Holders Meeting in person at the offices of Skadden, Arps, Slate, Meagher & Flom LLP only to the extent consistent with, or permitted by, applicable law and directives of public health authorities. Based on current guidance, we do not anticipate being able to accommodate shareholders who wish to attend in person, and we strongly urge you to attend the Warrant Holders Meeting virtually.

Purpose of the RTP Extraordinary General Meeting

At the extraordinary general meeting, RTP is asking holders of ordinary shares to:

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consider and vote upon a proposal to approve by ordinary resolution and adopt the Merger Agreement attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, following the Domestication of RTP to Delaware, Merger Sub will merge with and into Joby, with Joby surviving the merger as a wholly owned subsidiary of RTP in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “BCA Proposal”);

•

consider and vote upon a proposal to approve by special resolution, assuming the BCA Proposal is approved and adopted, the change of RTP’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”);

•

consider and vote upon the following six separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, assuming the BCA Proposal and the Domestication Proposal are approved and adopted, the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

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to authorize the change in the authorized share capital of RTP from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “RTP Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “RTP Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preferred shares, par value $0.0001 per share (the “RTP Preferred Shares”), to 1,400,000,000 shares of common stock, par value $0.0001 per share, of Joby Aviation (the “Joby Aviation common stock”) and 100,000,000 shares of preferred stock, par value $0.0001 per share, of Joby Aviation (the “Joby Aviation preferred stock”) (“Organizational Documents Proposal A”);

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to authorize the board of directors of Joby Aviation to issue any or all shares of Joby Aviation preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by Joby Aviation’s board of directors and as may be permitted by the DGCL (“Organizational Documents Proposal B”);

•

to provide that Joby Aviation’s board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term (“Organizational Documents Proposal C”);

•	to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation (“Organizational Documents Proposal D”);

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to authorize the election not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL (“Organizational Documents Proposal E”);

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to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (1) changing the corporate name from “Reinvent Technology Partners” to “Joby Aviation Inc.,” (2) making Joby Aviation’s corporate existence perpetual, (3) removing certain provisions related to RTP’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination and (4) imposing a certain limit on the voting power of Joby Aviation capital stock owned by non-U.S. citizens, all of which RTP’s board of directors believes is necessary to adequately address the needs of Joby Aviation after the Business Combination (“Organizational Documents Proposal F”);

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consider and vote upon a proposal to approve by ordinary resolution, to elect                directors who, upon consummation of the Business Combination, will be the directors of Joby Aviation (the “Director Election Proposal”);

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consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of Joby Aviation common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investors and the Joby PIPE Investors, pursuant to the PIPE Investment and (b) the Joby Aviation stockholders (including the holder of the Uber Note) pursuant to the Merger Agreement (the “Stock Issuance Proposal”);

•	consider and vote upon a proposal to approve by ordinary resolution, the Joby Aviation, Inc. 2021 Incentive Award Plan (the “Incentive Award Plan Proposal”);

•	consider and vote upon a proposal to approve by ordinary resolution, the Joby Aviation, Inc. 2021 Employee Stock Purchase Plan (the “ESPP Proposal” and, collectively with the BCA Proposal, the

Domestication Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal and the Incentive Award Plan Proposal, the “Condition Precedent Proposals”); and

•

consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Purpose of the RTP Warrant Holders Meeting

At the Warrant Holders Meeting, RTP is asking the Public Warrant Holders:

•	a proposal to amend the Warrant Agreement such that the exercise period for the warrants will commence 30 days after the first date on which RTP completes the Business Combination; and

•

a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal.

The Warrant Amendment Proposal is conditioned upon the approval of each of the Condition Precedent Proposals. The Warrant Holders Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of RTP Board of Directors

RTP’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of RTP’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting.

RTP’s board of directors believes the Warrant Amendment Proposal and the Warrant Holders Adjournment Proposal are in the best interest of RTP’s Public Warrant Holders and unanimously recommends that its Public Warrant Holders vote “FOR” the Warrant Amendment Proposal and the Warrant Holders Adjournment Proposal, in each case, if presented at the Warrant Holders Meeting.

The existence of financial and personal interests of one or more of RTP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

RTP shareholders and Public Warrant Holders will be entitled to vote or direct votes to be cast at the extraordinary general meeting and Warrant Holders Meeting, respectively, if they owned ordinary shares and

Public Warrants, respectively, at the close of business on                 , 2021, which is the “record date” for the extraordinary general meeting and Warrant Holders Meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. RTP warrants do not have voting rights in the extraordinary general meeting. As of the close of business on the record date, there were                 ordinary shares issued and outstanding, of which                 were issued and outstanding public shares. Public Warrant Holders will have one vote for each Public Warrant owned at the close of business on the record date. If you hold your Public Warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your Public Warrants are represented and voted at the Warrant Holders Meeting. As of the close of business on such record date, there were                Public Warrants outstanding.

The Sponsor and each director and officer of RTP have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and RTP’s independent directors collectively own 20.0% of the issued and outstanding ordinary shares.

Quorum

A quorum of RTP shareholders and Public Warrant Holders, as applicable, is necessary to hold valid meetings. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. A quorum will be present at the Warrant Holders Meeting if a majority of the warrants outstanding and entitled to vote at the Warrant Holders Meeting is represented virtually or by proxy. As of the record date for the extraordinary general meeting, 43,125,001 ordinary shares would be required to achieve a quorum. As of the record date for the Warrant Holders Meeting, 8,625,001 warrants would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to RTP but marked by brokers as “not voted” will be treated as shares and/or Public Warrants present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares and/or Public Warrants voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares and/or Public Warrants with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders and Public Warrant Holders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, or count as a vote cast at the extraordinary general meeting.

An abstention will be counted towards the quorum requirement, but will not count as a vote cast at the Warrant Holders Meeting, and will have (i) the same effect as a vote against the Warrant Amendment Proposal and (ii) no effect on the Warrant Holder Adjournment Proposal, if presented. A broker non-vote will not be counted towards the quorum requirement at the Warrant Holders Meeting, as we believe all proposals presented to the Public Warrant Holders will be considered non-discretionary, or count as a vote cast at the Warrant Holders Meeting.

Vote Required for Approval

The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the BCA Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Each of the Organizational Documents Proposals is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Incentive Award Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Incentive Award Plan Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The ESPP Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon any other proposal.

The approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of at least 50% of RTP’s outstanding Public Warrants. The Warrant Amendment Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Warrant Amendment Proposal will have no effect, even if approved by the Public Warrant Holders.

The approval of the Warrant Holders Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the Public Warrant Holders present or represented by proxy and entitled to vote at the Warrant Holders Meeting. The Warrant Holders Adjournment Proposal is not conditioned upon any other proposal.

Voting Your Shares and/or Public Warrants

Each RTP ordinary share and Public Warrant that you own in your name entitles you to one vote at the extraordinary general meeting and Warrant Holders Meeting, respectively. Each proxy card shows the number of ordinary shares and Public Warrants, as applicable, that you own. If your shares or Public Warrants are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares and/or Public Warrants you beneficially own are properly counted.

There are two ways to vote your ordinary shares and/or Public Warrants at the extraordinary general meeting and Warrant Holders Meeting, respectively:

•

You can vote by signing and returning the enclosed proxy card(s). If you vote by proxy card(s), your “proxy,” whose name is listed on the proxy card(s), will vote your shares and/or Public Warrants as you instruct on the proxy card(s). If you sign and return the proxy card(s) but do not give instructions on how to vote your shares and/or Public Warrants, your shares and/or Public Warrants will be voted as recommended by RTP’s board “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Adjournment Proposal, “FOR” the Warrant Amendment Proposal and “FOR” the Warrant Holders Adjournment Proposal, in each case, if presented to the extraordinary general meeting or Warrant Holders Meeting, as applicable. Votes received after a matter has been voted upon at the extraordinary general meeting or Warrant Holders Meeting, as applicable, will not be counted.

•

You can attend the extraordinary general meeting and/or Warrant Holders Meeting and vote in person. You will receive a ballot when you arrive. However, if your shares or Public Warrants, as applicable, are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way RTP can be sure that the broker, bank or nominee has not already voted your shares and/or Public Warrants.

Revoking Your Proxy

If you are a RTP shareholder and/or Public Warrant Holder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify RTP’s Secretary in writing before the extraordinary general meeting and/or Warrant Holders Meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting and/or Warrant Holders Meeting, as applicable, revoke your proxy, and vote online, as indicated above.

Who Can Answer Your Questions About Voting Your Shares and/or Public Warrants

If you are a shareholder and/or a Public Warrant Holder and have any questions about how to vote or direct a vote in respect of your ordinary shares and/or Public Warrants, you may call Morrow Sodali LLC, RTP’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing RTP.info@investor.morrowstodali.com.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a public shareholder may request of RTP that Joby Aviation redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•

(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and Public Warrants prior to exercising your redemption rights with respect to the public shares;

•	submit a written request to Continental, RTP’s transfer agent, that Joby Aviation redeem all or a portion of your public shares for cash; and

•	deliver your public shares to Continental, RTP’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Therefore, the election to exercise redemption rights occurs prior to the Domestication and the redemption is with respect to the Joby Aviation public shares that an electing public shareholder holds after the Domestication. For the purposes of Article 49.3 of RTP’s memorandum and articles of association and the Cayman Islands Companies Act, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” shall be interpreted accordingly. Immediately following the Domestication and the consummation of the Business Combination, Joby Aviation shall satisfy the exercise of redemption rights by redeeming the corresponding public shares issued to the public shareholders that validly exercised their redemption rights.

Holders of units must elect to separate the units into the underlying public shares and Public Warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and Public Warrants, or if a holder holds units registered in its own name, the holder must contact Continental, RTP’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, RTP’s transfer agent, Joby Aviation will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of December 31, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Joby Aviation common stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Joby Aviation public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with RTP’s consent, until the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, RTP’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that RTP’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, RTP’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, RTP’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, RTP’s agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on May 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.91. As of December 31, 2020, funds in the trust account totaled $690,171,366 and were invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. RTP cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither RTP’s shareholders nor RTP’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation Costs

RTP is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. RTP and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. RTP will bear the cost of the solicitation.

RTP has hired Morrow Sodali LLC to assist in the proxy solicitation process. RTP will pay that firm a fee of $35,000 plus disbursements. Such fee will be paid with non-trust account funds.

RTP will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. RTP will reimburse them for their reasonable expenses.

RTP Initial Shareholders

As of the date of this proxy statement/prospectus, there are 86,250,000 ordinary shares issued and outstanding (including shares underlying the RTP units), which includes the 17,250,000 Founder Shares held by the Sponsor and RTP’s independent directors and 69,000,000 public shares. As of the date of this proxy statement/prospectus, there is an aggregate of 28,783,333 warrants issued and outstanding (including warrants underlying the RTP units), which includes the 11,533,333 private placement warrants held by the Sponsor and 17,250,000 Public Warrants.

The Sponsor and RTP’s independent directors have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. The Sponsor, as a holder of all of the private placement warrants, is also expected to approve the Warrant Amendment by written consent.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Joby or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of RTP’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Joby or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if presented), (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) RTP’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001. Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BCA PROPOSAL

RTP is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement. RTP shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because RTP is holding a shareholder vote on the Merger, RTP may consummate the Merger only if it is approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the extraordinary general meeting.

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about RTP, Joby or any other matter.

Structure of the Merger

On February 23, 2021, RTP entered into the Merger Agreement with Merger Sub and Joby, pursuant to which, among other things, following the Domestication, (i) Merger Sub will merge with and into Joby, the separate corporate existence of Merger Sub will cease and Joby will be the surviving corporation and a wholly owned subsidiary of RTP and (ii) RTP will change its name to Joby Aviation, Inc.

Prior to and as a condition of the Merger, pursuant to the Domestication, RTP will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which RTP’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see “The Domestication Proposal.”

Immediately prior to the effective time of the Merger, (a) the Uber Note will automatically be converted into a number of shares of Joby capital stock, (b) the SVB Exercise will have occurred and (c) the In-Q-Tel Exercise will have occurred.

Organizational Structure

The diagram below depicts a simplified version of the Joby Aviation organizational structure immediately following the completion of the Business Combination.

Consideration

Aggregate Merger Consideration

As a result of and upon the Closing, among other things, all outstanding shares of Joby capital stock (after giving effect to the SVB Exercise and the In-Q-Tel Exercise but excluding the capital stock of Joby issued pursuant to the Note Conversion) as of immediately prior to the effective time of the Merger, and, together with shares of Joby capital stock reserved in respect of Joby Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Joby Aviation common stock, as discussed in the following section, will be cancelled in exchange for the right to receive an aggregate of 500,000,000 shares of Joby Aviation common stock (at a deemed value of $10.00 per share), which, in the case of Joby Awards, will be shares underlying awards based on Joby Aviation common stock, representing a pre-transaction equity value of Joby of $5.0 billion (the “Aggregate Merger Consideration”). Specifically, (i) each share of Joby common stock will be canceled and converted into the right to receive a number of shares of Joby Aviation common stock equal to the Exchange Ratio, which is the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the number of aggregate fully diluted number of shares of Joby common stock, and (ii) each share of Joby Series Seed-1 Preferred Stock, Joby Series Seed-2 Preferred Stock, Joby Series A Preferred Stock, Joby Series B Preferred Stock and Joby Series C Preferred Stock will be canceled and converted into the right to receive a number of shares of Joby Aviation common stock equal to the Exchange Ratio.

An additional 7,659,136 shares of Joby Aviation common stock will be issued at the Closing to the holder of the Uber Note. The Uber Note will automatically be converted into a number of shares of Joby Series C Preferred Stock immediately prior to the Closing, which will be cancelled and converted into the right to receive such 7,659,136 shares of Joby Aviation common stock based on the Exchange Ratio.

An additional 83,500,000 shares of Joby Aviation common stock will be purchased (at a price of $10.00 per share) at the Closing by certain third-party investors, Joby Stockholders and affiliates of RTP, for a total aggregate purchase price of up to $835,000,000. The proceeds of the PIPE Investment, together with the amounts remaining in RTP’s trust account as of immediately following the effective time of the Merger, will be retained at Joby Aviation, Inc. following the Closing.

Treatment of Joby Options and Restricted Stock Unit Awards

As a result of and upon the Closing (as defined below), among other things, all (i) options to purchase shares of Joby common stock (“Joby Options”) and (ii) awards of restricted stock units based on shares of Joby common stock (“Joby RSU Awards”, and together with Joby Options, the “Joby Awards”) outstanding as of immediately prior to the Merger will be converted into (a) options to purchase shares of Joby Aviation common stock (“Joby Aviation Options”) and (b) awards of restricted stock units based on shares of Joby Aviation common stock (“Joby Aviation RSU Awards”), respectively.

Subject to the terms of the Merger Agreement, each Joby Aviation Option will provide the right to purchase a number of whole shares of Joby Aviation common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Joby common stock subject to the applicable Joby Option multiplied by (ii) the Exchange Ratio. The exercise price for each Joby Aviation Option will equal (i) the exercise price of the applicable Joby Option divided by (ii) the Exchange Ratio. Subject to the terms of the Merger Agreement, each Joby Aviation RSU Award will be comprised of that number of whole shares of Joby Aviation common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Joby common stock subject to the applicable Joby RSU Award, respectively, multiplied by (ii) the Exchange Ratio.

Immediately prior to the Closing, the board of directors of Joby shall amend the Joby Aero, Inc. 2016 Stock Option and Grant Plan (the “2016 Plan”) and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Joby Awards will be granted under the 2016 Stock Plan.

Closing

In accordance with the terms and subject to the conditions of the Merger Agreement, the closing of the Merger will take place at 10:00 a.m., Eastern Time, on the date that is the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties.

Representations and Warranties

The Merger Agreement contains representations and warranties of RTP, Merger Sub and Joby, certain of which are qualified by materiality and material adverse effect and may be further modified and limited by the disclosure letters. See “— Material Adverse Effect” below. The representations and warranties of RTP are also qualified by information included in RTP’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Representations and Warranties of Joby

Joby has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of Joby and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and defaults thereunder, Joby benefit plans, employment and labor relations, taxes, brokers’ fees, insurance, licenses, tangible personal property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, sanctions and international trade compliance, information supplied, vendors, government contracts and government bids and compliance with aviation laws.

The representations and warranties of Joby identified as fundamental under the terms of the Merger Agreement are those made pursuant to: (i) the first and second sentences of Section 4.1 of the Merger Agreement (Company Organization), the first and second sentences of Section 4.2 of the Merger Agreement (Subsidiaries), Section 4.3 of the Merger Agreement (Due Authorization), Section 4.6 of the Merger Agreement (Capitalization of Joby), Section 4.7 of the Merger Agreement (Capitalization of Subsidiaries) and Section 4.16 of the Merger Agreement (Brokers’ Fees) (collectively, the “Joby Fundamental Representations”).

Representations and Warranties of RTP and Merger Sub

RTP and Merger Sub have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing and financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, absence of changes, undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, stock market quotation, registration statement, proxy statement and proxy statement/registration statement and no outside reliance.

Survival of Representations and Warranties

Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Joby are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of RTP are qualified in whole or in part by a material adverse effect on the ability of RTP to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a material adverse effect with respect to Joby (“Joby Material Adverse Effect”) means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Joby and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of Joby to consummate the Merger.

However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Joby Material Adverse Effect”:

(i)	any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement;

(ii)	any change in interest rates or economic, political, business or financial market conditions generally;

(iii)	the taking of any action required by the Merger Agreement;

(iv)	any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate;

(v)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

(vi)

any failure of Joby to meet any projections or forecasts (provided that this clause will not prevent a determination that any Event not otherwise excluded from this definition of Joby Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Joby Material Adverse Effect);

(vii)

any Events generally applicable to the industries or markets in which Joby and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers);

(viii)

the announcement of the Merger Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Joby and its subsidiaries (it being understood that this clause will be disregarded for purposes of the representation and warranties in Section 4.4 of the Merger Agreement and the condition to Closing with respect thereto);

(ix)

any matter set forth on the Joby disclosure letter thereto (the “Joby Disclosure Letter”) that would not reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of Joby and its subsidiaries, taken as a whole;

(x)

any crash, inflight accident or malfunction or other similar operational events, in each case, involving any vehicle manufactured, assembled or operated by Joby, any of its affiliates or at the direction of Joby or any of its affiliates; or

(xi)	any action taken by, or at the written request of, RTP or Merger Sub.

Any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Joby Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of Joby and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Joby and its subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on Joby and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Joby and its subsidiaries conduct their respective operations.

Covenants and Agreements

Joby has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain audited and unaudited financial statements, affiliate agreements, Pre-Closing Company Documentation and acquisition proposals.

RTP has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, listing, no solicitation by RTP, RTP’s conduct of business, post-closing directors and officers, domestication, indemnification and insurance, RTP public filings, PIPE Investment subscriptions and stockholder litigation.

Pre-Closing Company Documentation

Pursuant to the Merger Agreement, Joby shall take all such actions as are reasonably necessary so that (a) Joby has delivered to RTP a copy of its Restated Certificate of Incorporation duly adopted pursuant to a written consent (the “Written Consent”) of the Requisite Company Equityholders (as defined in the Merger Agreement) and filed such Restated Certificate of Incorporation with the Delaware Secretary of State prior to the Closing and (b) the drag along right of Section 4 of the Voting Agreement, dated as of December 23, 2019, by and among Joby Aero, Inc. and holders of Joby capital stock set forth on the signature pages thereto (the “Voting Agreement”) shall apply to the Merger and the “Stockholders” as defined in the Voting Agreement shall take the actions specified in Section 4.1 of the Voting Agreement prior to the Closing, including voting all Shares (as defined in the Voting Agreement) owned by such stockholder, or over which such stockholder has voting control (1) in the event such transaction is to be brought to a vote at a stockholder meeting, after receiving proper notice of any meeting of stockholders of Joby, to vote on the approval of a Sale of the Company (as defined in the

Voting Agreement), to be present, in person or by proxy, as a holder of shares of voting securities, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings, (2) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by Joby, (3) to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of such Sale of the Company and in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of Joby to consummate such Sale of the Company, (4) to refrain from exercising any dissenters rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company, and (5) if the Sale of the Company is structured as a sale of stock of the Company, to agree to sell his, her or its Shares in the same proportion as is being sold by the Requisite Parties that constitute selling stockholders, and on the same terms and conditions as approved by the Requisite Parties (the “Drag-Along”) (clauses (a) and (b) together, the “Pre-Closing Company Documentation”). ”). On February 23, 2021, the Requisite Company Equityholders executed the Written Consent and on February 24, 2021, Joby filed the Restated Certificate of Incorporation with the Delaware Secretary of State.

Conduct of Business by Joby

Joby has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise explicitly contemplated by the Merger Agreement or the Ancillary Agreements (as defined below), as consented to by RTP in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law, use commercially reasonable efforts to (x) operate the business of Joby in the ordinary course consistent with past practice and (y) preserve intact Joby’s present business organization, retain Joby’s current officers, and preserve Joby’s relationships with its key suppliers and customers (if applicable).

During the Interim Period, Joby has also agreed not to, and to cause its subsidiaries not to, except as otherwise contemplated by the Merger Agreement or the Ancillary Agreements, including the Joby Disclosure Letter, as consented to by RTP in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:

•

change or amend the governing documents of Joby or any of Joby’s subsidiaries or form or cause to be formed any new subsidiary of Joby (other than the formation of a wholly owned subsidiary of Joby in connection with a Permitted Transaction (as defined below));

•

make or declare any dividend or distribution to the equityholders of Joby or make any other distributions in respect of any shares of Joby’s capital stock or the equity interests of Joby or any of its subsidiaries;

•

split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Joby’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of Joby that remains a wholly owned subsidiary of Joby after consummation of such transaction;

•

purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Joby or its subsidiaries, except for (i) the acquisition by Joby or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests of Joby or its subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between Joby and any wholly-owned subsidiary of Joby or between wholly owned subsidiaries of Joby or (iii) purchases or redemptions pursuant to exercises of Joby Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement of tax obligations with respect to Joby Awards outstanding as of the date hereof in accordance with the terms of such Joby Awards;

•

enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any material contracts or any government contracts and government bids, other than in the ordinary course of business or as required by law;

•

sell, assign, transfer, convey, lease or otherwise dispose of, or create or incur any lien (except for certain permitted liens as set forth in the Merger Agreement) on, any material tangible assets or properties of Joby or its subsidiaries, except for (i) dispositions of obsolete or worthless equipment (ii) transactions among Joby and its wholly owned subsidiaries or among its wholly owned subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

•	acquire any ownership interest in any real property;

•

other than as required by law, an existing benefit plan, or certain contractual obligations, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any officer of Joby or its subsidiaries in the ordinary course of business consistent with past practice, (ii) hire or terminate any officer, other than terminations of employment for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any benefit plan, except in the ordinary course of business consistent with past practice or as permitted under the Merger Agreement (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by Joby or any of Joby’s subsidiaries to any employee of Joby or any of Joby’s subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by Joby or any of Joby’s subsidiaries, except in the ordinary course of business consistent with past practice;

•

acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof (other than any such acquisition or merger for consideration not exceeding $50 million individually or $100 million in the aggregate that (i) would not require the disclosure of any financial statements or other information with respect to such acquisition or merger under applicable securities laws or otherwise delay the effectiveness of the Registration Statement (or the proxy statement/registration statement) or the filing of the Super 8-K or the Resale Registration Statement (as defined below) and (ii) would not require any waiting period under applicable law or approval of any governmental authority or otherwise delay the Closing (such acquisition or merger, a “Permitted Transaction”); provided that Joby will consult with RTP with respect to any Permitted Transaction);

•

(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Joby or any subsidiary of Joby or otherwise incur or assume any indebtedness, or (ii) guarantee any indebtedness of another person, except in the ordinary course of business consistent with past practice;

•

(i) make or change any material election in respect of material taxes, (ii) materially amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes executed on or prior to the Closing Date or enter into any tax sharing or similar agreement, (v) settle any claim or assessment in respect of material taxes, (vi) surrender or allow to expire any right to claim a refund of material taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•

take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

•

issue any additional shares of Joby capital stock or securities exercisable for or convertible into shares of Joby capital stock, other than (1) the issuance of shares of Joby common stock upon the exercise of Joby Options or upon settlement of Joby RSU Awards pursuant to their terms in the ordinary course of business under the Joby Aero, Inc. 2016 Plan and applicable award agreements, in each case, outstanding on the date of the Merger Agreement in accordance with their terms as in effect as of the date of the Merger Agreement or (2) as consideration in a Permitted Transaction, or (ii) grant any additional Joby Awards or other equity or equity-based compensation, except to any employee of Joby or its subsidiaries who is not an officer in connection with new hires and promotions in the ordinary course of business consistent with past practice;

•

adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Joby or its subsidiaries (other than the Merger);

•

waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

•

grant to, or agree to grant to, any person rights to any intellectual property that is material to Joby and its subsidiaries (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), or dispose of, abandon or permit to lapse any rights to any Joby registered intellectual property , other than with respect to immaterial Joby registered intellectual property whose cost of prosecution or maintenance, in the reasonable exercise of Joby’s or any of its subsidiary’s business judgment, would outweigh any benefit to Joby of prosecution or maintaining such item;

•

disclose or agree to disclose to any person (other than RTP or any of its representatives) any trade secret of Joby or any of its subsidiaries, other than to service providers and development partners on a need-to-know basis in the ordinary course of business consistent with past practice and pursuant to obligations to use such information, know-how or process solely for purposes of providing such services or to collaborate on such development projects with Joby or any of its subsidiaries (as applicable), and to maintain the confidentiality thereof;

•	make or commit to make capital expenditures other than in an amount not in excess of the amount disclosed in the Joby Disclosure Letter, in the aggregate;

•

manage Joby’s and its subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

•

enter into, modify, amend, renew or extend any collective bargaining agreement (other than as required by applicable law), or recognize or certify any labor organization, or group of employees of Joby or its subsidiaries as the bargaining representative for any employees of Joby or its subsidiaries;

•	terminate without replacement or fail to use reasonable efforts to maintain any license that is material to the conduct of the business of Joby and its subsidiaries, taken as a whole;

•	waive the restrictive covenant obligations of any current or former employee of Joby or any of Joby’s subsidiaries;

•

(i) limit the right of Joby or any of Joby’s subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (ii) grant any exclusive or similar rights to any person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of Joby and its subsidiaries, taken as a whole;

•

terminate without replacement or amend in a manner materially detrimental to Joby or any of its subsidiaries, taken as a whole, any insurance policy insuring the business of Joby or any of Joby’s subsidiaries; or

•	enter into any agreement to take any of the above actions prohibited under the Merger Agreement.

Conduct of Business of RTP

RTP has agreed that during the Interim Period, it will, and will cause Merger Sub to, except as otherwise explicitly contemplated by the Merger Agreement (including as contemplated by the PIPE Investment), in connection with the Domestication or as consented to by Joby in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice.

During the Interim Period, RTP has also agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements, as consented to by Joby in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:

•

seek any approval from RTP’s shareholders to change, modify or amend the Trust Agreement or the governing documents of RTP or Merger Sub, except as otherwise contemplated by the Transaction Proposals or the Warrant Amendment Proposal;

•

except as contemplated by the Transaction Proposals or the Warrant Amendment Proposal, (A) make or declare any dividend or distribution to the shareholders of RTP or make any other distributions in respect of any of RTP’s or Merger Sub’s capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of RTP’s or Merger Sub’s capital stock or equity interests or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of RTP or Merger Sub other than a redemption of shares of RTP Class A ordinary shares effected in connection with the Merger;

•

take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

•

other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of RTP or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•

make or change any material election in respect of material taxes, (A) amend, modify or otherwise change any filed material tax return, (B) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (C) enter into any closing agreement in respect of material taxes or enter into any tax sharing or similar agreement , (D) settle any claim or assessment in respect of material taxes, (E) surrender or allow to expire any right to claim a refund of material taxes or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•

issue or sell any debt securities or warrants or other rights to acquire any debt securities of RTP or any of RTP’s subsidiaries or guaranty any debt security of another person, or incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than (A) fees and expenses incurred in support of the transactions contemplated by the Merger Agreement and the Ancillary Agreements or in support of the ordinary course operations of RTP, (B) any indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, and (C) any indebtedness for borrowed money or guarantee incurred between RTP and Merger Sub;

•

other than with respect to the PIPE Investment, (A) issue any securities of RTP or securities exercisable for or convertible into securities of RTP, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to securities of RTP, not outstanding on the date of the Merger Agreement or (C) amend, modify or waive any of the material terms or rights set forth in any RTP warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

•	enter into any agreement to do any of the above actions prohibited under the Merger Agreement.

Covenants of RTP

Pursuant to the Merger Agreement, RTP has agreed, among other things, to:

•

prior to the Closing Date, obtain approval for and adopt the 2021 Plan, the Restricted Stock Unit Agreement, the Option Award Agreement (with such changes that may be agreed in writing by RTP and Joby) and the ESPP;

•

within two business days following the expiration of the sixty-day period after RTP has filed current Form 10 information with the SEC, file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to Joby Aviation’s common stock issuable under the 2021 Plan and/or the ESPP and use reasonable efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectus or prospectuses contained therein) for so long as awards granted thereunder remain outstanding;

•

take certain actions so that the Trust Amount will released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;

•	during the Interim Period, ensure RTP remains listed as a public company on the NYSE;

•

during the Interim Period, not, and cause its subsidiaries not to, and instruct its and their representatives acting on its and their behalf not to, initiate any negotiations or enter into any agreements for certain alternative transactions and to terminate any such negotiations ongoing as of the date of the Merger Agreement;

•	subject to the terms of RTP’s governing documents, take all such action within its power as may be necessary or appropriate such that immediately following the effective time of the Merger:

•

the Board of Directors of Joby Aviation shall consist of (A) Reid Hoffman as a director, (B) individuals to be designated by Joby as directors, subject to requirements of the NYSE, and (C) Michael Thompson as a board observer;

•

the Board of Directors of Joby Aviation, Inc. shall have a majority of “independent” directors for the purposes of NYSE listing rules, each of whom shall serve in such capacity in accordance with the terms of the governing documents of Joby Aviation following the effective time of the Merger; and

•

the initial officers of RTP will be as set forth in the Joby Disclosure Letter, who will serve in such capacity in accordance with the terms of the governing documents of Joby Aviation following the effective time of the Merger;

•	subject to approval of RTP’s shareholders, cause the Domestication to become effective prior to the effective time of the Merger (see “Domestication Proposal”);

•

after the effective time of the Merger, indemnify and hold harmless each present and former director and officer of Joby and RTP and each of their respective subsidiaries (in the case of Joby and its subsidiaries, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of Joby) against any costs, expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person;

•

maintain, and cause its subsidiaries to maintain for a period of not less than six years from the effective time of the Merger (i) provisions in their respective governing documents concerning the indemnification and exoneration of RTP’s and its subsidiaries’ former and current officers, directors and employees and agents, no less favorable than as contemplated by the applicable governing documents of Joby, RTP or their respective subsidiaries, as applicable, as of the date of the Merger Agreement and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by RTP’s, Joby’s or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms no less favorable than the terms of such current insurance coverage, except that in no event will RTP be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by RTP or Joby, as applicable, for such insurance policy for the year ended December 31, 2020;

•

on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of Joby and RTP with the post-Closing directors and officers of Joby Aviation, which indemnification agreements will continue to be effective following the Closing;

•

during the Interim Period, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

•

except as otherwise approved in writing by Joby (which approval shall not be unreasonably withheld, conditioned or delayed) or as would not increase conditionality or impose any new obligation on Joby or RTP, reduce the Committed PIPE Investment Amount or the subscription amount under any PIPE Subscription Agreement or reduce or impair the rights of RTP under any PIPE Subscription Agreement, not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision) and so long as the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Joby Aviation common stock contemplated thereby;

•

use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it deems to be proper or advisable to consummate the transaction contemplated by the PIPE Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) RTP the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms; and

•

prior to the Closing Date, promptly notify and keep Joby reasonably informed of the status of any litigation brought or, to RTP’s knowledge, threatened in writing against RTP or its board of directors by any of RTP’s stockholders in connection with the Merger Agreement, any Ancillary Agreement or the transactions contemplated therein, and will provide Joby with the opportunity to participate in the defense of such litigation and will not settle any such litigation if and to the extent all such settlement payments exceed $1,000,000 in the aggregate without the prior written consent of Joby (such consent not to be unreasonably withheld, conditioned or delayed).

Covenants of Joby

Pursuant to the Merger Agreement, Joby has agreed, among other things, to:

•

subject to confidentiality obligations (whether contractual, imposed by applicable law or otherwise) that may be applicable to information furnished to Joby or any of its subsidiaries by third parties and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable law, afford RTP and its accountants, counsel and other representatives reasonable access during the Interim Period to their properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives with all financial and operating data and other information concerning the affairs of Joby and its subsidiaries that are in the possession of Joby or its subsidiaries as such representatives may reasonably request;

•

provide to RTP and, if applicable, its accountants, counsel or other representatives, (i) such information and such other materials and resources relating to any legal proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of Joby and its subsidiaries during the Interim Period, in each case, as RTP or such representative may reasonably request, (ii) prompt written notice of any material status updates in connection with any such legal proceedings or otherwise relating to any compliance and risk management matters or decisions of Joby or its subsidiaries, and (iii) copies of any communications sent or received by Joby or its subsidiaries in connection with such legal proceedings, matters and decisions;

•

use reasonable best efforts to deliver to RTP, as soon as reasonably practicable following the date of the Merger Agreement, (i) audited financial statements (together with the auditor’s reports thereon) of Joby and its subsidiaries as of and for (x) the years ended December 31, 2020 and December 31, 2019 and (ii) if the Closing has not occurred prior to May 17, 2021, unaudited financial statements of Joby and its subsidiaries as of and for (x) the three-month period ended March 31, 2021;

•

use reasonable best efforts to deliver to RTP, as soon as reasonably practicable following the date of the Merger Agreement, any additional financial or other information reasonably requested by RTP to prepare pro forma financial statements required under federal securities laws to be included in RTP’s filings with the SEC (including, if applicable, the proxy statement/registration statement);

•

use reasonable best efforts to cause its independent auditors to provide any necessary consents to the inclusion of the financial statements in RTP’s filings with the SEC in accordance with the applicable requirements of federal securities laws;

•

at or prior to the Closing, Joby will terminate or settle, or cause to be terminated or settled, all Affiliate Agreements (as defined in the Merger Agreement) (other than those set forth in the applicable section of the Joby Disclosure Letter) without further liability to RTP, Joby or any of its subsidiaries and provide RTP with evidence of such termination or settlement reasonably satisfactory to RTP;

•	take all actions reasonably necessary to consummate the Pre-Closing Company Documentation prior to the Closing. See “— Pre-Closing Company Documentation” above; and

•

during the Interim Period, not, and to use reasonable best efforts to cause its representatives to not, (i) initiate any negotiations with any person with respect to certain alternative transactions, (ii) enter into an agreement with respect to any such alternative transactions or proposed transactions, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make a proposal with respect to any such alternative transaction.

Joint Covenants of RTP and Joby

In addition, each of RTP and Joby has agreed, among other things, to take certain actions set forth below.

•

Each of RTP and Joby will (and, to the extent required, will cause its affiliates to) comply promptly, but in no event later than ten business days after the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act.

•	Each of RTP and Joby will substantially comply with any information or document requests with respect to antitrust matters as contemplated by the Merger Agreement.

•

Each of RTP and Joby will (and, to the extent required, will cause its affiliates to) (x) request early termination of any waiting period or periods under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period or periods under the HSR Act and (ii) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement and (y) take certain other actions to cooperate to avoid any governmental order from an antitrust authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including sharing relevant information with the other parties thereto for such purposes (subject to, as applicable, a requirement to obtain Joby’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied) with respect to certain such actions identified above as contemplated by the Merger Agreement).

•

RTP and Joby will jointly prepare and RTP will file with the SEC the proxy statement/registration statement in connection with the registration under the Securities Act of (i) the shares of Joby Aviation common stock and warrants comprising such to be issued in connection with the Domestication and (ii) the shares of Joby Aviation common stock that constitute the Aggregate Merger Consideration to be received by the equityholders of Joby (other than (1) certain equity securities issuable under the 2021 Plan that are based on Joby Aviation common stock and constitute a portion of the Aggregate Merger Consideration, which shall instead be registered by Joby Aviation pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with the Merger Agreement and (2) the shares of Joby Aviation common stock that constitute the Aggregate Merger Consideration to be received by the Requisite Company Equityholders (as defined in the Merger Agreement), which shall instead be registered by Joby Aviation on a registration statement on Form S-1 (the “Resale Registration Statement”)).

•

Promptly following the execution of the Merger Agreement, RTP and Joby will reasonably cooperate (including causing their respective subsidiaries and representatives to cooperate) and jointly prepare the Resale Registration Statement to enable RTP to file the Resale Registration Statement with the SEC as soon as reasonably practicable following the Closing, and in any event within 30 days of the Closing.

•

Each of RTP and Joby will use its reasonable best efforts to cause the proxy statement/registration statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission.

•

RTP will, (x) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) disseminate proxy statement to shareholders of RTP, (B) solely with respect to the Transaction Proposals and the Warrant Amendment Proposal, give notice, convene and hold a general meeting, in accordance with its governing documents then in effect and Section 710 of the NYSE Listing Rules, for a date no later than 30 business days following the date the Registration Statement is declared effective, (C) solicit proxies from the holders of public shares of RTP to vote in favor of each of the Transaction Proposals and from the holders of RTP warrants to vote in favor of the Warrant Amendment Proposal, and (y) provide its shareholders (including the holders of RTP Class A ordinary shares) with the opportunity to elect to effect a redemption.

•

Joby (i) will cause the Joby Equityholder Approval to be obtained via the Written Consent prior to 5:00 p.m. Pacific Time on February 24, 2021 (the “Joby Equityholder Approval Deadline”) and (ii) as promptly as practicable following the execution and delivery of the Merger Agreement, Joby shall prepare and distribute to the Joby equityholders who as of the Joby Equityholder Approval Deadline, had not executed and delivered the Written Consent, a notice of action by written consent and appraisal rights as required by Sections 228 and 262 of the DGCL, as well as any additional information required by applicable law or the governing documents of Joby (the “Stockholder Notice”).

•

RTP will be provided with a reasonable opportunity to review and comment on the Stockholder Notice and will cooperate with Joby in the preparation of the Stockholder Notice and promptly provide all reasonable information regarding RTP and Merger Sub reasonably requested by Joby.

•

RTP and Joby will each, and will each cause their respective subsidiaries to use reasonable best efforts to obtain all material consents and approvals of third parties that any of RTP, Joby, or their respective affiliates are required to obtain in order to consummate the Merger.

•

Each of Joby and RTP will each, and will each cause their respective subsidiaries and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement.

•

RTP will use its reasonable best efforts to, and will instruct its financial advisors to, keep Joby and its financial advisors reasonably informed with respect to the PIPE Investment and the rotation of the shares of Joby Aviation common stock during the period commencing on the date of announcement of the Merger Agreement or the transactions contemplated thereby until the Closing Date.

•

Each of Joby and RTP will, prior to the Closing, take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of shares of Joby capital stock or acquisitions of shares of Joby Aviation common stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule 16B-3 promulgated under the Exchange Act.

Closing Conditions

The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.

Minimum Cash Condition

The Merger Agreement provides that the obligations of Joby to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy RTP’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Joby or RTP) plus the PIPE Investment Amount and the Uber Note Principal Amount, is at least equal to $1.0 billion. The Minimum Cash Condition is for the sole benefit of Joby.

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•	the approval of the Transaction Proposals by RTP’s shareholders will have been obtained (the “RTP Shareholder Approval”);

•	Joby Equityholder Approval shall have been obtained;

•

the Registration Statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•	the waiting period or periods under the HSR Act will have expired or been terminated;

•

there will not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award (entered by or with any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal (a “Governmental Order”), in each case, to the extent such governmental authority has jurisdiction over the parties to the Merger Agreement and the transactions contemplated thereby) enjoining or prohibiting the consummation of the Merger or any law that makes the consummation of the Merger illegal or otherwise prohibited;

•	RTP will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

•	the shares of Joby Aviation common stock to be issued in connection with the Merger will have been approved for listing on NYSE.

Conditions to the Obligations of RTP and Merger Sub

The obligations of RTP and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by RTP and Merger Sub:

•

certain of the representations and warranties of Joby pertaining to the capitalization of Joby will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•

each of Joby Fundamental Representations (other than those portions of the capitalization representations referenced above) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•

each of the remaining representations and warranties of Joby contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Joby Material Adverse Effect;

•	each of the covenants of Joby to be performed as of or prior to the Closing will have been performed in all material respects; and

•	there will not have occurred a Joby Material Adverse Effect after the date of the Merger Agreement.

Conditions to the Obligations of Joby

The obligation of Joby to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions any one or more of which may be waived in writing by Joby:

•

each of the representations and warranties of RTP regarding its capitalization, as provided for in the Merger Agreement, will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement;

•

each of the other representations and warranties of RTP contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of Merger Agreement which are contemplated or expressly permitted by Merger Agreement or the Ancillary Agreements;

•	each of the covenants of RTP to be performed as of or prior to the Closing will have been performed in all material respects;

•

the Domestication will have been completed as contemplated by the Merger Agreement and a time- stamped copy of the certificate issued by the Delaware Secretary of State in relation thereto will have been delivered to Joby (for additional information, see “Domestication Proposal”);

•

all of the directors of RTP (other than those persons identified as the initial directors of Joby Aviation, Inc. after the effective time of the Merger) will have resigned or otherwise been removed effective as of or prior to the effective time of the Merger; and

•	the Minimum Cash Condition. For more information, see “— Minimum Cash Condition” above.

Termination; Effectiveness

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

•	By mutual written consent of Joby and RTP;

•

by Joby or RTP if any Governmental Order has become final and nonappealable which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting the Merger or if there is adopted any law that permanently makes the Merger illegal or otherwise prohibited;

•

by Joby or RTP if the RTP Shareholder Approval will not have been obtained by reason of the failure to obtain the required vote at a meeting of RTP’s shareholders duly convened therefor or at any adjournment thereof;

•	by Joby if there has been a modification in recommendation of the board of directors of RTP with respect to any of the Transaction Proposals;

•

by written notice to Joby from RTP in the event of certain uncured breaches on the part of Joby or if the Closing has not occurred on or before August 23, 2021 (the “Agreement End Date”), unless RTP is in material breach of the Merger Agreement;

•	by RTP, if Joby shall not have obtained the Joby Equityholder Approval prior to the Joby Equityholder Approval Deadline; or

•

by written notice to RTP from Joby in the event of certain uncured breaches on the part of RTP or Merger Sub or if the Closing has not occurred on or before the Agreement End Date, unless Joby is in material breach of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of Joby, RTP or Merger Sub, as the case may be, for fraud or any willful and material breach of the Merger Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Merger Agreement.

Waiver; Amendments

No provision of the Merger Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is effective. Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties (of another party thereto) that are contained in the Merger Agreement or (c) waive compliance by the other parties thereto with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver will be valid only if in writing signed by the waiving party.

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement, provided that, after receipt of the Written Consent, no amendment or modification shall be made without further approval of the Requisite Company Equityholders (as defined in the Merger Agreement) if such amendment or modification would cause the conditions contained in Section 4.2 of the Voting Agreement to fail to be true.

Fees and Expenses

If the Closing does not occur, Joby will be responsible for Joby’s transaction expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants, and RTP will be responsible for RTP’s transaction expenses (including the expenses of both parties for filing fees incurred and fees and expenses incurred in connection with preparing and filing the Registration Statement, the proxy statement or the proxy statement/registration statement and obtaining approval of the NYSE). If the Closing occurs, Joby Aviation, Inc. will, upon the consummation of the Merger and release of proceeds from the trust account, pay or cause to be paid all accrued and unpaid transaction expenses of Joby and pay or cause to be paid all accrued transaction expenses of RTP. RTP and Joby will exchange written statements listing all accrued and unpaid transaction expenses not less than two business days prior to the Closing Date.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Sponsor Support Agreement, the Registration Rights Agreement, the PIPE Subscription Agreements, the Sponsor Agreement and the Lock-up Agreements (the “Related Agreements”), or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, RTP, each of the directors and officers of RTP, the Sponsor and Joby entered into the Sponsor Support Agreement, dated as of February 23, 2021, a copy of which is attached to this proxy statement/prospectus as Annex B. Pursuant to the Sponsor Support Agreement, the Sponsor and each of the directors and officers of RTP agreed to, among other things, vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Support Agreement.

The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Expiration Time (as defined in the Sponsor Support Agreement), (b) the liquidation of RTP and (c) the effective time of the Merger. Upon such termination of the Sponsor Support Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Sponsor Support Agreement prior to such termination.

Sponsor Agreement

In connection with the execution of the Merger Agreement, the Sponsor entered into the sponsor agreement with RTP and Joby (the “Sponsor Agreement”), dated as of February 23, 2021, a copy of which is attached to the accompanying proxy statement/prospectus as Annex H.

Under the Sponsor Agreement, the parties thereto agreed that the 17,130,000 shares of Joby Aviation common stock held by the Sponsor as of the domestication (converted from the 17,130,000 RTP Class B ordinary shares) (the “Sponsor Shares”) will be subject to a vesting schedule, with 20% of the Joby Aviation common stock vesting in tranches when the VWAP of the Joby Aviation common stock is greater than $12.00, $18.00, $24.00, $32.00 and $50.00 for any 20 trading days within a period of 30 trading days. After 10 years following the Closing, the Sponsor agrees to forfeit any Joby Aviation common stock which has not yet vested.

Under the Sponsor Agreement, the Sponsor agreed not to transfer any vested Sponsor Shares following Closing, subject to certain excepted transfers. The restrictions on transfer end in tranches of 20% of the Sponsor’s Joby Aviation common stock at each of (i) the earlier of (x) the one year anniversary of Closing or (y) the date on which the last reported sale price of Joby Aviation common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, (ii) the two-year anniversary of the Closing, (iii) the three-year anniversary of the Closing, (iv) the four-year anniversary of the Closing and (v) the five-year anniversary of the Closing. If, after Closing, Joby Aviation completes a transaction that results in a change of control, the Sponsor Shares are released from restriction immediately prior to such change of control.

Under the Sponsor Agreement, the Sponsor agreed to exercise all of its private placement warrants for cash or on a “cashless basis” on or prior to the date upon which Joby Aviation elects to redeem the Public Warrants in accordance with the Warrant Agreement, if the last reported sales price of the Joby Aviation common stock for any 20 trading days within the 30 trading-day period ending on the third trading day prior to the date on which notice of the redemption is given exceeds $18.00 per share (subject to certain adjustments).

Additionally, under the Sponsor Agreement, the parties thereto agreed to certain rights of the Sponsor with respect to board representation of the combined company following the Closing, including the appointment of Reid Hoffman as an initial Class III director of the combined company and the nomination of Michael Thompson as a Class III director following the first term of the Class III directors.

PIPE Subscription Agreements

In connection with the execution of the Merger Agreement, RTP entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 83,500,000 shares of Joby Aviation common stock at $10.00 per share for an aggregate commitment amount of $835,000,000.

The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreements is subject to the following conditions: (a) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated by the Subscription Agreement illegal or otherwise restraining or prohibiting consummation of the transactions contemplated thereby, (b) all conditions precedent to the closing of the transactions contemplated by the Merger Agreement shall have been satisfied or waived, (c)(i) solely with respect to the investors’ obligation to purchase the shares pursuant to the Subscription Agreements, the representations and warranties made by RTP, and (ii) solely with respect to the RTP’s obligation to sell the shares pursuant to the Subscription Agreements, the representations and warranties made by each investor, in each case, in the Subscription Agreement shall be true and correct in all material respects as of the Closing Date (subject to certain exceptions described in the Subscription Agreements); (d)(i) solely with respect to the investors’ obligation to purchase the shares pursuant to the Subscription Agreements, RTP shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Subscription Agreements to be performed, satisfied or complied with by it at or prior to the Closing, and (ii) solely with respect to the RTP’s obligation to close, the investors shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Subscription Agreements to be performed, satisfied or complied with by it at or prior to the Closing; and (e) solely with respect to RTP’s obligation to close, the investors shall have delivered to Morgan Stanley & Co. LLC and Allen & Company LLC a signed copy of the investor representation letter.

The obligation of investors to consummate the purchase and sale of the Shares pursuant to the Subscription Agreement is subject to the following additional conditions: (i) the terms of the Merger Agreement shall not have been amended or waived in a manner that is materially adverse to the investor (in its capacity as such); and (ii) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction shall have occurred, and the NYSE (as defined below) shall have conditionally authorized, subject to official notice of issuance, the listing of the Shares acquired pursuant to the Subscription Agreement.

The Subscription Agreements provide that, solely with respect to subscriptions by third-party investors, RTP is required to file with the SEC, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, a shelf registration statement covering the resale of the shares of Joby Aviation common stock to be issued to any such third-party investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 60th day (or 90th day following the filing date thereof if the SEC notifies RTP that it will “review” such registration statement) and (ii) the 10th business day after the date RTP is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

The Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of RTP and the applicable PIPE Investor, (iii) if the conditions set forth therein are not satisfied or are not capable of being satisfied prior to the Closing (as defined in the Subscription Agreements)

and, as a result thereof, the transactions contemplated therein will not be or are not consummated at the Closing (as defined in the Subscription Agreements), and (iv) August 23, 2021.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Joby Aviation, the Sponsor, RTP’s directors, certain equityholders of Joby, and certain of their respective affiliates, as applicable, will enter into the Registration Rights Agreement, pursuant to which RTP will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Joby Aviation common stock and other equity securities of Joby Aviation that are held by the parties thereto from time to time.

Lock-up Agreements

The Merger Agreement contemplates that, at the Closing, Joby Aviation and the Major Company Equityholders (as defined in the Merger Agreement) will enter into the Major Company Equityholders Lock-Up Agreement, and Joby Aviation and Other Company Equityholders (as defined in the Merger Agreement) will enter into the Other Company Equityholders Lock-Up Agreement. The Major Company Equityholders include Paul Sciarra, JoeBen Bevirt and holders of 3% or more of Joby’s outstanding capital stock on a fully diluted basis. The Other Company Equityholders include certain other directors and officers of Joby.

The Major Company Equityholders Lock-Up Agreement contains certain restrictions on transfer with respect to shares of Joby Aviation common stock held by the Major Company Equityholders immediately following the Closing (other than shares purchased in the public market or in the PIPE Investment) and the shares of Joby Aviation common stock issuable to such persons upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing in respect of Joby Awards outstanding immediately prior to the Closing (the “Major Company Equityholders Lock-up Shares”). Such restrictions begin at the Closing and end in tranches of 20% of the Major Company Equityholders’ Lock-up Shares at each of (i) the earlier of (x) the one year anniversary of Closing or (y) the date on which the last reported sale price of Joby Aviation common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, (ii) the two-year anniversary of the Closing, (iii) the three-year anniversary of the Closing, (iv) the four-year anniversary of the Closing and (v) the five-year anniversary of the Closing. If, after Closing, Joby Aviation completes a transaction that results in a change of control, the Major Company Equityholders Lock-up Shares are released from restriction immediately prior to such change of control.

The Other Company Equityholders Lock-Up Agreement contains certain restrictions on transfer with respect to shares of Joby Aviation common stock held by the Other Company Equityholders immediately following the Closing (other than shares purchased in the public market or in the PIPE Investment) and the shares of Joby Aviation common stock issuable to such persons upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing in respect of Joby Awards outstanding immediately prior to the Closing (the “Other Company Equityholders’ Lock-up Shares”). Such restrictions begin at the Closing and end on the earlier of (a) the one year anniversary of Closing or (b) after Closing (x) the date on which the last reported sale price of Joby Aviation common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which Joby Aviation completes a transaction that results in a change of control.

Background to the Business Combination

RTP is a blank check company incorporated on July 3, 2020, as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of an extensive search for a potential transaction using the network, investing and operating experience of RTP’s management team and RTP’s board of directors (the “RTP Board”). The terms of the Merger Agreement were the result of extensive negotiations between RTP and Joby (and their respective affiliates). The following is a brief description of the background of the Business Combination and related transactions.

On September 21, 2020, RTP completed its initial public offering of 69,000,000 RTP units which included the issuance of 9,000,000 RTP units as a result of the underwriter’s exercise of its over-allotment option, at a price of $10.00 per unit, generating gross proceeds of $690,000,000 before transaction costs (including deferred underwriting commissions to be paid upon the completion of RTP’s initial business combination). Each RTP unit consisted of one RTP Class A ordinary share and one-fourth of one Public Warrant. Each Public Warrant entitles the holder thereof to purchase one RTP Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of the initial public offering, RTP completed the private sale of an aggregate of 11,533,333 private placement warrants at a price of $1.50 per warrant to the Sponsor. Under the current terms of the Warrant Agreement, the private placement warrants are the same as the Public Warrants, except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by RTP (except in certain redemption scenarios when the price per ordinary share equals or exceeds $10.00 (as adjusted)); (2) they (including the ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of RTP’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the ordinary shares issuable upon exercise of these warrants) are entitled to registration rights. In connection with RTP’s initial public offering, Morgan Stanley & Co. LLC (“Morgan Stanley”) acted as the sole-bookrunning manager, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) acted as U.S. legal advisor to RTP and Maples and Calder (“Maples”) acted as Cayman Islands legal advisor to RTP. An aggregate amount of approximately $24.2 million will be payable to Morgan Stanley (in its role as sole-bookrunning manager) for deferred underwriting commissions solely in the event that RTP completes an initial business combination, subject to the terms of the underwriting agreement. Prior to the consummation of its initial public offering, neither RTP, nor its representatives, contacted any prospective business combination target.

Since the completion of its initial public offering and up until entering exclusive negotiations with Joby on January 22, 2021, RTP considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of RTP contacted and were contacted by numerous individuals and entities, including financial advisors, who presented ideas for business combination opportunities, including companies in the consumer internet, online marketplaces, ecommerce, payments, gaming, artificial intelligence, SaaS, digital healthcare, autonomous vehicles, transportation and other sectors. RTP considered businesses that it believed had attractive long-term growth potential, were well-positioned within their industry and would benefit from the substantial intellectual capital, operational experience, and network of RTP’s management team. In the process that led to identifying Joby as an attractive investment opportunity, RTP’s management team evaluated over 150 potential business combination targets and entered into non-disclosure agreements with 17 such potential business combination targets. In addition to Joby, RTP submitted non-binding letters of intent to two other potential targets on November 17, 2020, and November 29, 2020, respectively, but did not believe that a business combination transaction with either of these two potential targets was actionable based on their feedback.

Michael Thompson, Chief Executive Officer, Chief Financial Officer and Director of RTP, is acquainted with Sky Dayton, a member of the Joby board of directors and a member of the board of directors of another company (“Company A”). On September 29, 2020, Mr. Thompson reached out to Mr. Dayton to discuss a potential business combination transaction between RTP and Company A. During the discussion, Mr. Dayton mentioned that Joby might be interested in considering a potential business combination transaction with a special purpose acquisition company. Mr. Thompson had followed Joby’s progress for several years and believed it was worth exploring a potential business combination transaction between RTP and Joby.

On October 1, 2020, Mr. Thompson, Mr. Dayton, Daniel Urdaneta, Investment Partner of Reinvent Capital, and Paul Sciarra, Executive Chairman of Joby, had a meeting via teleconference to discuss a potential business combination transaction between RTP and Joby. Following this meeting, the parties paused their discussions in order for Joby to hire financial advisors and consider a transaction with a special purpose acquisition company generally, and RTP in particular. Joby engaged Morgan Stanley and Allen & Company LLC (“Allen & Co.”) as its financial advisors.

On November 18, 2020, representatives of RTP and representatives of Joby resumed their conversations and held a meeting via teleconference. Reid Hoffman, RTP’s Co-Lead Director, Mark Pincus, RTP’s Co-Lead Director, Mr. Thompson and Mr. Urdaneta, on behalf of RTP, and Mr. Sciarra and JoeBen Bevirt, Chief Executive Officer of Joby, on behalf of Joby, attended the meeting. The parties discussed Joby’s business and the process for a potential transaction between RTP and Joby.

On November 25, 2020, RTP executed a non-disclosure agreement (the “Non-Disclosure Agreement”) with Joby. After the Non-Disclosure Agreement was executed, Joby began providing preliminary confidential information to RTP regarding Joby and its subsidiaries and their collective business operations. Throughout December 2020, representatives of RTP had multiple telephone conversations and e-mail exchanges with representatives of Joby to conduct business and financial due diligence, including a site visit to see test flights and inspect facilities. RTP also engaged Double Black Aviation L.L.C on December 16, 2020 and NEXA Capital Partners, LLC on December 26, 2020 as its advisors to assist with RTP’s review and assessment of Joby’s business.

From December 2020 through late February 2021, weekly meetings via teleconference were held among certain members of RTP’s management team, Mr. Urdaneta, certain of RTP’s advisors, and certain of RTP’s directors, who were able to attend such calls on any given occasion, as applicable, in order to discuss updates regarding the status of the potential business combination transaction with Joby, including with respect to the terms of the transaction, the negotiation of definitive transaction documents, the due diligence review being conducted by RTP’s advisors, the status of the PIPE Investment, and other related matters.

On December 14, 2020, representatives of RTP started entering into discussions with representatives of Morgan Stanley (in its capacity as Joby’s financial advisor) regarding the valuation of Joby. During such discussions, Morgan Stanley (in its capacity as Joby’s financial advisor and as directed by Joby) shared information regarding a potential valuation of Joby on a non-reliance basis in order to provide certain perspectives on the valuation that public market investors might ascribe to Joby. This information included an illustrative valuation of Joby based on trading multiples of comparable companies in certain industries, including companies with emerging technology, companies providing disruptive transportation services and companies with vertically integrated platforms. The information also included benchmarking on growth rates and earnings margins for these companies compared with Joby. The information also included certain precedent transaction multiples for private capital raises by autonomous ride sharing businesses. Further, the information included an illustrative valuation of Joby based on a discounted equity analysis, which reflected the present value, discounted using a range of discount rates, of a hypothetical future valuation of Joby. The framework and analysis included is substantially similar to what was included in the investor presentation used for the PIPE Investment process.

On December 29, 2020, representatives of RTP, Joby and Morgan Stanley (in its capacity as Joby’s financial advisor) had a meeting via teleconference to discuss certain proposed terms of the potential transaction between RTP and Joby.

On January 1, 2021, representatives of RTP e-mailed to representatives of Joby an initial draft non-binding letter of intent, addressed to JoeBen Bevirt in his capacity as Chief Executive Officer of Joby and Paul Sciarra in his capacity as Executive Chairman of Joby, which included, subject to further due diligence, an initial pre-transaction equity value for Joby of $5.0 billion. The initial draft non-binding letter of intent also contemplated a PIPE Investment of between $310 million and $510 million, in the aggregate, from insider and third-party PIPE Investors.

The $5.0 billion equity value was based on RTP management’s analysis of certain preliminary due diligence and projected financial information, as provided by Joby’s management, RTP management’s further analysis of

Joby’s business model and technology, the Joby valuation information provided by Morgan Stanley at Joby’s direction, the likelihood of obtaining a Part 23 FAA certification, as described elsewhere in this proxy statement/prospectus, other materials provided by Joby’s management, and analysis of comparable companies in certain industries, including companies with emerging technology, companies providing disruptive transportation services and companies with vertically integrated platforms. In formulating its own valuation of Joby, RTP management considered the illustrative valuation of Joby and the methodologies underlying such illustrative valuation included in the information provided by Morgan Stanley. RTP management’s valuation analysis focused on similar methodologies, under which RTP management applied a range of multiples (based on trading multiples of comparable companies) to the projected financial metrics provided by Joby to arrive at an implied future value of Joby, and discounted such future value to present value to arrive at what RTP management believes to be a fair risk-adjusted equity valuation of $5.0 billion for Joby. The $5.0 billion equity value reflected an increase from Joby’s January 2020 $2.6 billion post-money equity value, which RTP’s management team believed was justified by material progress on key milestones Joby had achieved since then, including the acquisition of Uber Elevate and the entry into a G-1 certification agreement with the FAA.

Following the submission of the initial draft non-binding letter of intent, various meetings via teleconference were held among representatives of RTP, Joby and/or Morgan Stanley (in its capacity as Joby’s financial advisor), as applicable, to discuss, among other things, Joby’s feedback on the initial draft non-binding letter of intent.

On January 5, 2021, representatives of Joby e-mailed to representatives of RTP a counterproposal on certain key terms of the potential transaction, including with respect to the vesting schedule and lock-up period for shares owned by the Sponsor. RTP’s proposed pre-transaction equity value for Joby of $5.0 billion and proposed PIPE Investment of between $310 million and $510 million in the aggregate were generally acceptable to Joby.

On January 7, 2021, RTP held a meeting of the RTP Board via video teleconference. RTP’s management team and representatives of Skadden were also in attendance. During the meeting, Mr. Thompson provided an overview of RTP’s search process for business combination targets to date and discussed a potential business combination transaction with Joby. Mr. Thompson presented a background of the Joby business, including in the context of the aerospace industry as a whole, and the opportunities represented by the proposed transaction, both in the short-term technological advancement and with respect to the potential for growth and expansion of the pro forma combined company in the long term. Based on these and other considerations, Mr. Thompson shared his assessment that the risk/reward profile of exploring the proposed transaction remained potentially compelling, subject to further negotiations with Joby on the terms of the proposed transaction. Mr. Thompson also discussed the terms of RTP’s initial draft non-binding letter of intent as well as Joby management’s initial counterproposal. The RTP Board asked questions during Mr. Thompson’s presentation, and reviewed and discussed the terms of the negotiations with Joby and certain next steps.

Following the meeting of the RTP Board, the independent directors of the RTP Board convened in private to further discuss the proposed transaction with Joby and additional diligence matters pertaining to Joby’s business. Representatives of Skadden conveyed the independent directors’ requests for supplemental information about the search process, Joby’s business and its valuation to RTP’s management team. On January 11, 2021, RTP’s management provided supplemental information in response to such requests to the independent directors.

After further discussions between representatives of RTP and Joby, on January 13, 2021, representatives of Morgan Stanley, in its capacity as Joby’s financial advisor, e-mailed to RTP a revised draft of the non-binding letter of intent. From January 13, 2021 through January 22, 2021, various discussions were held between the parties around the terms of the proposed transaction and multiple drafts of the non-binding letter of intent were exchanged. On January 22, 2021, representatives of RTP and Skadden e-mailed to Joby, Morgan Stanley, and Latham & Watkins, LLP (“Latham”), Joby’s outside legal counsel, a proposed final form of the non-binding letter of intent as a result of the negotiations.

On January 22, 2021, after reviewing the terms of the proposed final form of the non-binding letter of intent (including comparisons with RTP’s initial draft non-binding letter of intent and Joby management’s initial counterproposal), the RTP Board executed a unanimous written consent approving RTP’s entry into the non-binding letter of intent, including an exclusivity period as contemplated by the non-binding letter of intent (as further described below).

Effective as of January 22, 2021, Mr. Thompson, on behalf of RTP, and Mr. Bevirt, on behalf of Joby, executed the agreed final version of the non-binding letter of intent (the “LOI”) regarding a potential business combination transaction (subject to due diligence and negotiation of definitive agreements) involving RTP and Joby, which reflected a pre-transaction equity value for Joby of $5.0 billion, with no adjustment for Joby’s cash or debt, and which contemplated that a newly-formed, wholly-owned subsidiary of RTP would merge with and into Joby, and that RTP would re-domicile as a Delaware corporation prior to the consummation of the potential business combination transaction. Pursuant to the LOI, the total merger consideration would consist of 500 million newly-issued common shares of RTP valued at $10.00 per share. Pursuant to the LOI, RTP would adopt an equity incentive plan for incentive equity issuances after closing, and the number of shares to be issued under such equity incentive plan would be determined by Joby, in consultation with RTP, based on benchmarking against public companies by an independent consultant, Compensia (“Compensia”).

Pursuant to the LOI, the total size of the PIPE Investment was contemplated to be $310 million to $510 million, including at least $100 million (and up to $200 million) to be invested by Reinvent Capital Fund LP and other Reinvent-branded special purpose vehicles.

Pursuant to the LOI, the parties agreed that (i) Mr. Hoffman would serve as a director on the Joby Aviation board of directors and Mr. Thompson would serve as a non-voting observer, for at least three years following the closing of the proposed transaction, (ii) following the cessation of Mr. Hoffman’s service on the Joby Aviation board of directors, Mr. Thompson would be nominated and serve as a director for at least three years following the end of Mr. Hoffman’s term, and (iii) Joby would designate the remaining directors, including independent directors as are required to comply with stock exchange and other regulatory requirements.

Pursuant to the LOI, each of Joby and RTP agreed to be subject to an exclusivity period from the date of the LOI until the earliest of (i) 5:00 p.m. Eastern Time, on February 21, 2021 (which would be automatically extended, first, to February 28, 2021 and, subsequently, to March 7, 2021 if at such date the parties continue to negotiate in good faith with respect to the proposed transaction, or such later time and date as may be mutually agreed by Joby and RTP), (ii) the date, if any, on which RTP notifies Joby in writing of its intent to no longer pursue the proposed transaction and (iii) the date, if any, on which RTP or any of its affiliates and Joby enter into a definitive agreement with respect to the proposed transaction (the “Exclusivity Period”). During the Exclusivity Period, RTP would not, directly or indirectly, through any representative or otherwise, solicit offers from, negotiate with, encourage, discuss, accept, or consider any proposal of any person other than Joby relating to a business combination transaction with RTP, and Joby would not, directly or indirectly, through any representative or otherwise, solicit offers from, negotiate with, encourage, discuss, accept, or consider any proposal of any person other than RTP relating to any merger, competing transaction with a special purchase acquisition company, sale of a material portion of the ownership interests or substantially all of the assets of Joby, recapitalization or similar transaction.

On January 23, 2021, representatives of Skadden, on behalf of RTP, and representatives of Latham, on behalf of Joby, held a telephone conference call to discuss certain process matters regarding the preparation of definitive transaction documents, legal due diligence, the PIPE Investment and related work streams, including the anticipated timeline discussed by the parties in connection with the execution of the LOI, which contemplated that signing and announcement of the proposed transaction would occur in mid-February 2021.

On January 28, 2021, representatives of Skadden were provided with access to a virtual data room of Joby and began conducting legal due diligence review of certain of the materials contained therein, including information and documents relating to: governance matters (including the organizational documents of Joby and board minutes), related party arrangements, third party arrangements with suppliers, intellectual property owned or used by Joby, real property, employee compensation and benefits, labor and employment matters, environmental matters, government contracts, partnership and collaboration agreements and other regulatory and compliance matters. On January 29, 2021, representatives of Skadden and of Jenner & Block (“Jenner”), RTP’s outside legal counsel with respect to matters relating to FAA and government contracts, on behalf of RTP, held a “kickoff” legal due diligence call with representatives of Latham and members of Joby’s management team, on behalf of Joby, covering Skadden’s and Jenner’s initial legal due diligence questions and requests after an initial review of the materials provided in the data room. Representatives of Ernst & Young, LLP (“EY”) and of Woodruff-Sawyer & Co. (“Woodruff”) were engaged by RTP to perform tax and accounting due diligence review, and insurance due diligence review, respectively, of Joby and its business.

During the following three weeks, representatives of Skadden, Jenner, EY and Woodruff, on behalf of RTP, and representatives of Latham and Joby management, as applicable, on behalf of Joby, had extensive additional conversations and e-mail exchanges regarding follow-up questions and requests arising from matters discussed on the legal due diligence “kick-off” call, and other matters arising over the course of Skadden’s, Jenner’s, EY’s and Woodruff’s respective review of Joby’s written responses to their supplemental due diligence requests and the other due diligence materials provided in the virtual data room or via e-mail. Conference calls were held among representatives of Skadden, Jenner, Latham, Cooley LLP, Joby’s outside legal counsel with respect to FAA matters, and Joby management, as applicable, on: (i) February 9, 2021, to discuss intellectual property and cybersecurity matters, (ii) February 19, 2021 and February 22, 2021 to discuss labor and employment matters, (iii) February 12, 2021 and February 19, 2021 to discuss matters relating to FAA compliance and government contracts, and (iv) February 22, 2021, to discuss employee compensation and benefits matters, including Compensia’s report on share reserves under the equity incentive plan and the employee stock purchase plan.

On January 29, 2021, RTP engaged Morgan Stanley and Allen & Co. as its placement agents in connection with the PIPE Investment. Under the placement agent agreement with each of Morgan Stanley and Allen & Co., no placement agent fee would be charged. Morgan Stanley and Allen & Co. will be paid pursuant to their engagement letters with Joby in their respective roles as financial advisors to Joby.

In light of (i) Morgan Stanley’s role as sole bookrunning manager in RTP’s initial public offering, (ii) Morgan Stanley and Allen & Co.’s roles as financial advisors to Joby in connection with the Business Combination, (iii) Morgan Stanley and Allen & Co.’s roles as placement agents in connection with the PIPE Investment and (iv) the existing investment by Allen & Co. and certain of its employees in Joby, Morgan Stanley and Allen & Co. sent RTP and Joby, respectively, conflicts waiver letter agreements on January 24, 2021, pursuant to which RTP and Joby, respectively, after careful consideration of the potential benefits of engaging Morgan Stanley and Allen & Co. in such roles, consented to Morgan Stanley and Allen & Co.’s respective performances in each of the roles as financial advisors to Joby in connection with the Business Combination and as co-placement agents to RTP in connection with the PIPE Investment and Morgan Stanley’s role as sole bookrunning manager in RTP’s public offering.

Each of Morgan Stanley and Allen & Co. (together with their respective affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, lending, financing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, each of Morgan Stanley and Allen & Co. and their respective affiliates may provide investment banking and other commercial dealings to RTP and Joby and their respective affiliates in the future, for which they would expect to receive customary compensation.

Furthermore, in the ordinary course of its business activities, each of Morgan Stanley and Allen & Co. and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of RTP and Joby, or their respective affiliates. Each of

Morgan Stanley and Allen & Co. and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Beginning on January 29, 2021, representatives of Morgan Stanley and Allen & Co. began contacting a limited number of potential PIPE Investors, each of whom agreed to maintain the confidentiality of the information received pursuant to customary non-disclosure agreements, to discuss Joby, the proposed business combination and the PIPE Investment and to determine such investors’ potential interest in participating in the PIPE Investment. During the weeks of February 1, 2021, February 8, 2021 and February 15, 2021, representatives of RTP and Joby and Morgan Stanley and Allen & Co. (in their capacity as RTP’s placement agents) participated in various virtual meetings with prospective participants in the PIPE Investment. On February 16, 2021 and February 23, 2021, representatives of Morgan Stanley (in its capacity as RTP’s placement agent) attended various parts of the February 16 Board Meeting and the February 23 Board Meeting (each as defined below), respectively, to provide the RTP Board with updates on the PIPE Investment process and to share investor feedback.

On February 2, 2021, representatives of Skadden, on behalf of RTP, e-mailed to representatives of Latham, on behalf of Joby, an initial draft of the Merger Agreement based on the terms of the LOI, as updated by subsequent discussions. The final documentation, including with respect to mechanics relating to the treatment in the Merger of certain of Joby’s outstanding securities (such as Joby’s preferred stock, warrants, convertible notes and other equity-linked securities), restrictions on the conduct of Joby’s business between signing and closing, obligations of the parties with respect to delivery of required approvals and preparation and submission of required filings, certain conditions to closing and termination rights of the parties, and certain other terms and conditions, the details of which were not fully addressed in the LOI, required additional negotiation by the parties. Over the course of the following three weeks, the parties negotiated the terms of the Merger Agreement, exchanging multiple drafts before an agreed final version of the Merger Agreement was executed by the parties thereto on February 23, 2021. See “— The Merger Agreement” for additional information.

On February 3, 2021, representatives of Skadden, on behalf of RTP, e-mailed to representatives of Latham, on behalf of Joby, an initial draft form of Amended and Restated Registration Rights Agreement based on the terms of the LOI, as updated by subsequent discussions, pursuant to which, among other things, Joby Aviation would agree to register for resale, pursuant to Rule 415 under the Securities Act, certain equity securities of Joby Aviation that are held by the parties thereto from time to time. Prior to the execution of the Merger Agreement on February 23, 2021, the parties negotiated the terms of the Amended and Restated Registration Rights Agreement and multiple drafts thereof were exchanged. The agreed final form of the Amended and Restated Registration Rights Agreement was attached as an exhibit to the Merger Agreement. See “— Related Agreements — Registration Rights Agreement” for additional information.

On February 3, 2021, representatives of Skadden, on behalf of RTP, e-mailed to representatives of Latham, on behalf of Joby, and to representatives of Davis Polk & Wardwell LLP (“DPW”), as the placement agents’ outside legal counsel, on behalf of the placement agents, an initial draft form of Subscription Agreement to be entered into between RTP and each PIPE Investor that is an institution (“Subscription Agreement (Institution)”), pursuant to which such PIPE Investor would agree to purchase shares of Joby Aviation common stock at $10.00 per share, and each such purchase would be consummated substantially concurrently with the closing of the Merger, subject to the terms and conditions set forth therein. Following negotiations among Skadden, on behalf of RTP, Latham, on behalf of Joby, and DPW, on behalf of the placement agents, on February 9, 2021, representatives of Skadden e-mailed to representatives of Morgan Stanley and Allen & Co. a form of the Subscription Agreement (Institution) agreed by RTP, Joby and the placement agents, and Morgan Stanley and Allen & Co. provided such form of Subscription Agreement (Institution) to the prospective PIPE Investors. During the following week, various prospective PIPE Investors provided comments to the form of Subscription Agreement (Institution). After taking into account comments from the prospective PIPE Investors and discussing such comments with representatives of Latham, on behalf of Joby, and DPW, on behalf of the placement agents, on February 18, 2021, representatives of Skadden, on behalf of RTP, e-mailed to representatives of Morgan Stanley and Allen & Co. an updated form of the Subscription Agreement (Institution) agreed by RTP, Joby and the placement agents, and Morgan Stanley and Allen & Co. provided such updated form of Subscription Agreement (Institution) to the prospective PIPE Investors. A few terms of the forms of Subscription Agreement (Institution) were further negotiated between the representatives of Skadden, Latham, and DPW, on behalf of their respective clients, and certain PIPE Investors, including by their respective advisors, before the execution of the Subscription Agreements by such PIPE Investors on February 23, 2021. On February 23, 2021, representatives of Latham, on behalf of Joby, e-mailed to representatives of Skadden, on behalf of RTP, a draft form of Subscription Agreement to be entered into between RTP and each PIPE Investor that is an individual (“Subscription Agreement (Individual)”); later in the day, representatives of Skadden, on behalf of RTP, e-mailed to representatives of Latham, on behalf of Joby, a revised draft form of Subscription Agreement (Individual), which the parties agreed was in final form. The final form of Subscription Agreement (Individual) is substantially identical to the final form of the Subscription Agreement (Institution) except for the removal of references to placement agents. See “— Related Agreements — Subscription Agreements” for additional information.

On February 5, 2021, representatives of Latham, on behalf of Joby, e-mailed to representatives of Skadden, on behalf of RTP, initial draft forms of the (i) Lock-up Agreement among Joby Aviation, Mr. Sciarra, Mr. Bevirt and holders of 3% or more of Joby’s outstanding capital stock on a fully diluted basis, (ii) Lock-up Agreement among Joby Aviation and certain other directors and officers of Joby, (iii) Proposed Certificate of Incorporation and (iv) Proposed Bylaws, in each case, based on the terms of the LOI, as updated by subsequent discussions. Prior to the execution of the Merger Agreement on February 23, 2021, the parties negotiated the terms of these documents and multiple drafts thereof were exchanged. The agreed final forms of these documents were attached as exhibits to the Merger Agreement. See “— Related Agreements — Lock-up Agreements” and “Organizational Documents Proposals” for additional information.

On February 8, 2021, representatives of Skadden, on behalf of RTP, e-mailed to representatives of Latham, on behalf of Joby, an initial draft of the Sponsor Support Agreement, pursuant to which the Sponsor and the directors and officers of RTP would agree to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. During the following two weeks, the parties negotiated the terms of the Sponsor Support Agreement, exchanging multiple drafts before an agreed final version of the Sponsor Support Agreement was executed by the parties thereto on February 23, 2021. See “— Related Agreements — Sponsor Support Agreement” for additional information.

On February 8, 2021, representatives of Latham, on behalf of Joby, e-mailed to representatives of Skadden, on behalf of RTP, initial draft forms of the (i) 2021 Plan, (ii) ESPP, (iii) Restricted Stock Unit Agreement and (iv) Option Award Agreement. Prior to the execution of the Merger Agreement on February 23, 2021, the parties negotiated the terms of these documents and multiple drafts thereof were exchanged. The agreed final forms of these documents were attached as exhibits to the Merger Agreement. See “Incentive Award Plan Proposal” and “ESPP Proposal” for additional information.

On February 12, 2021, representatives of RTP, Joby, Morgan Stanley, Allen & Co., Skadden, Latham, EY, and Deloitte & Touche LLP (“Deloitte”), Joby’s external auditor, had an “all hands” meeting via video teleconference to discuss the expected timeline for signing and closing and related matters.

On February 15, 2021, representatives of Woodruff provided representatives of RTP with a copy of a report summarizing the findings of Woodruff’s insurance due diligence review of Joby and its business, which was subsequently distributed to representatives of Latham, on behalf of Joby.

On February 15, 2021, representatives of Skadden provided representatives of RTP with a draft of a due diligence report summarizing the findings of Skadden’s legal due diligence review of Joby and its business, including based upon Skadden’s review of the legal due diligence materials and information provided by representatives of Joby in the virtual data room or pursuant to e-mail and telephone communications prior to such date (including information provided in response to a series of supplemental legal due diligence request lists which were sent by representatives of Skadden, on behalf of RTP, to representatives of Latham, on behalf of Joby).

On February 15, 2021, representatives of Jenner provided representatives of RTP with a draft of a due diligence report summarizing the findings of Jenner’s legal due diligence review of Joby with respect to matters relating to FAA compliance and government contracts, including based upon Jenner’s review of the legal due diligence materials and information provided by representatives of Joby in the virtual data room or pursuant to e-mail and telephone communications prior to such date.

On February 16, 2021, RTP held a meeting of the RTP Board via video teleconference (the “February 16 Board Meeting”). RTP’s management team and certain advisors of RTP were also in attendance. During the meeting, Mr. Thompson provided an update regarding the various workstreams related to the proposed transaction with Joby, including RTP’s business and financial due diligence to date. Mr. Cohen reviewed with the Board the scope of EY’s accounting and tax due diligence assistance. Representatives of each of Skadden and Jenner provided an update regarding their legal due diligence to date. The Board asked questions about the matters presented and discussed such matters as well as certain next steps.

On February 19, 2021, representatives of Skadden, on behalf of RTP, e-mailed to representatives of Latham, on behalf of Joby, an initial draft of the Sponsor Agreement, pursuant to which the parties thereto would agree to, among other things, certain vesting and lock-up terms with respect to the Joby Aviation common stock beneficially owned by the Sponsor as of the domestication, the mandatory exercise of the private placement warrants held by the Sponsor on similar terms to those that apply to the mandatory redemption provisions for the Public Warrants, and certain rights of the Sponsor with respect to board representation of Joby Aviation. Over the next few days, the parties negotiated the terms of the Sponsor Agreement, exchanging multiple drafts before an agreed final version of the Sponsor Agreement was executed by the parties thereto on February 23, 2021. See “— Related Agreements — Sponsor Agreement” for additional information.

On February 22, 2021, representatives of Skadden, on behalf of RTP, e-mailed to representatives of Latham, on behalf of Joby, an initial draft of the Warrant Amendment, pursuant to which the exercise period of the RTP warrants will commence on the date that is 30 days after the closing of the Merger. Prior to the execution of the Merger Agreement on February 23, 2021, the parties negotiated the terms of the Warrant Amendment and multiple drafts thereof were exchanged. The agreed final form of the Warrant Amendment was attached as an exhibit to the Merger Agreement. See “Warrant Amendment Proposal” for additional information.

On February 23, 2021, RTP held a meeting of the RTP Board via video teleconference (the “February 23 Board Meeting”). RTP’s management team and certain advisors of RTP were also in attendance. Mr. Thompson updated the RTP Board regarding the status of the proposed transaction with Joby and discussed key considerations related to the proposed transaction (including the rationale for the combined business). Representatives of Joele Frank, Wilkinson Brimmer Katcher (“JF”), RTP’s communications advisor, reviewed with the RTP Board an outline of the communications plan regarding the announcement of the proposed transaction. Representatives of EY provided an overview of accounting and tax due diligence findings and presented their assessment of Joby’s public company readiness from an accounting perspective. Representatives of Skadden provided an overview of legal due diligence findings (copies of an updated due diligence report of Skadden and an updated due diligence report of Jenner were provided to all of the members of the RTP Board in advance of the meeting). A representative of Maples gave a presentation to the RTP Board on the directors’ fiduciary duties under Cayman law. During the presentations by the advisors, the RTP Board asked, and the advisors answered, questions about the matters presented. The RTP Board, with the assistance of Skadden and RTP management, reviewed and discussed the proposed business combination, including Joby as the proposed business combination target, the total merger consideration based on the equity valuation of $5.0 billion, the terms and conditions of the Merger Agreement and the key ancillary agreements (copies of all of which were provided to all of the members of the RTP Board in advance of the meeting), the potential benefits of, and risks relating to, the proposed business combination, and the reasons for entering into the Merger Agreement. See “— RTP’s Board of Directors Reasons for the Business Combination” for additional information related to the factors considered by the RTP Board in approving the Business Combination.

Based on further due diligence on Joby, the equity valuation remained at $5.0 billion, consistent with the LOI, and the enterprise value was calculated to be approximately $4.6 billion, or approximately 6.4x 2025 expected revenue or 2.3x 2026 expected revenue. The RTP Board’s view of Joby’s enterprise value was based on, among other things, updated projected financial information, as provided by Joby’s management (see “—Projected Financial Information”), and analysis of enterprise value/revenue multiples (“EV/Revenue Multiples”) of comparable companies in three different classes of companies, including (i) companies with emerging technology, such as Virgin Galactic Holdings, Inc. (whose EV/Revenue Multiple was 18.5x based on estimated 2025 expected revenue), Luminar Technologies, Inc. (whose EV/Revenue Multiple was 16.4x based on estimated 2025 expected revenue), QuantumScape Corporation (whose EV/Revenue Multiple was 6.7x based on estimated 2028 expected revenue), and Aeva, Inc. (whose EV/Revenue Multiple was 3.4x based on estimated 2025 expected revenue), (ii) companies providing disruptive transportation services, such as NIO Inc. (whose EV/Revenue Multiple was 5.3x based on estimated 2025 expected revenue), Tesla, Inc. (whose EV/Revenue Multiple was 4.6x based on estimated 2025 expected revenue), Uber Technologies, Inc. (whose EV/Revenue Multiple was 2.5x based on estimated 2025 expected revenue), and Lyft, Inc. (whose EV/Revenue Multiple was 1.7x based on estimated 2025 expected revenue), and (iii) companies with vertically integrated platforms, such as Tencent Holdings Ltd. (whose EV/Revenue Multiple was 5.0x based on estimated 2025 expected revenue), Netflix Inc. (whose EV/Revenue Multiple was 4.5x based on estimated 2025 expected revenue), and The Walt Disney Company (whose EV/Revenue Multiple was 3.2x based on estimated 2025 expected revenue) (in all cases based on publicly available market data as of January 26, 2021).

Following the RTP Board’s discussion of the proposed business combination, Messrs. Hoffman, Pincus, Thompson and Cohen left the meeting. Representatives of Skadden reviewed with the independent directors of RTP, Ms. Coutu, Mr. Hudson, Ms. Salen and Ms. Li (the “Independent Directors”), the interests of Messrs. Hoffman, Pincus, Thompson and Cohen in the proposed business combination. See “— Interests of RTP’s Directors and Executive Officers in the Business Combination” for additional information. The Independent Directors asked, and representatives of Skadden answered, questions about such interests. After additional discussion on these and related matters, the Independent Directors unanimously determined, among other things, that the Business Combination is in the best interests of RTP and its shareholders and recommended that RTP’s shareholders approve the Merger Agreement and the BCA Proposal. Messrs. Hoffman, Pincus, Thompson and Cohen then rejoined the meeting. The full RTP Board unanimously determined, among other things, that the Business Combination is in the best interests of RTP and its shareholders and recommended that RTP’s shareholders approve the Merger Agreement and the BCA Proposal.

On February 23, 2021, after the February 23 Board Meeting, RTP, Joby, and the Merger Sub executed the Merger Agreement. Concurrent with the execution of the Merger Agreement, RTP also entered into the Sponsor Agreement, the Sponsor Support Agreement, and the Subscription Agreements, in each case, with the applicable other parties thereto. See “— Related Agreements” for additional information.

On February 24, 2021, RTP and Joby issued a joint press release announcing the execution of the Merger Agreement, which was filed as an exhibit to a Current Report on Form 8-K along with an investor presentation prepared by members of RTP’s and Joby’s management team and used in connection with meetings with existing RTP shareholders and other persons regarding Joby and the Business Combination, the executed Merger Agreement, the executed Sponsor Agreement, the executed Sponsor Support Agreement, and the form of Subscription Agreement (Institution). Later in the day on February 24, 2021, representatives of Latham, on behalf of Joby, e-mailed to representatives of Skadden, on behalf of RTP, the executed written consent of the stockholders of Joby constituting the Joby Equityholder Approval, which, among other things, approved the Merger Agreement and the transactions contemplated thereby.

RTP’s Board of Directors’ Reasons for the Business Combination

On February 23, 2021, the RTP Board, among other things, (i) approved the Merger Agreement and related transaction agreements and the transactions contemplated thereby, (ii) determined that the Business Combination is in the best interests of RTP and its shareholders and (iii) recommended that RTP’s shareholders approve the Merger Agreement and the BCA Proposal.

In evaluating the Business Combination and making these determinations and this recommendation, the RTP Board consulted with RTP’s management team and considered a number of factors. The RTP Board and management also considered (i) the general criteria and guidelines that RTP believed would be important in evaluating prospective target businesses as described in the prospectus for RTP’s initial public offering and (ii) that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, RTP stated that it intended to seek a business combination with a business:

(i)

in a technology sector or subsector, including consumer internet, online marketplaces, ecommerce, payments, gaming, artificial intelligence, SaaS, digital healthcare, autonomous vehicles, transportation, and others;

(ii)	close to RTP’s proximal networks of founders, operators, investors, and advisors;

(iii)	where RTP can materially impact the value of the company in partnership with management; and

(iv)	where RTP has a differentiated view on the ability of the target to create value as a public company.

In considering the Business Combination, the RTP Board determined that the Business Combination was an attractive business opportunity that met the vast majority of the criteria and guidelines above, although not weighted or in any order of significance.

The RTP Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In particular, the RTP Board considered the following factors:

•	Joby and the Business Combination. The RTP Board considered the following factors related to Joby and the Business Combination:

(a)

Strong Regulatory and Competitive Position. The RTP Board believes that Joby has secured a substantial “first-mover” advantage in the aerial ridesharing industry. In 2020, to Joby’s knowledge it became the first company to agree to a G-1 certification basis for an eVTOL aircraft with the FAA, setting forth a defined process for certification of its aircraft with the FAA under Part 23, which is expected to be reciprocated internationally. The RTP Board believes that there are no shortcuts to this process with the FAA, and that any company in this industry that intends to obtain certification of a comparable aircraft will need to follow Joby’s lead and go through substantially the same process. In addition, Joby received the U.S. Air Force’s first military airworthiness approval for an eVTOL aircraft in 2020. Joby has already identified early revenue opportunities, with approximately $40 million in contracts secured with the U.S. Air Force and an estimated $120 million in contracts currently in discussion with the Department of Defense. Moreover, the RTP Board believes that Joby’s position within the emerging aerial ridesharing market is reinforced by significant barriers to entry for potential competitors as well as key differences in technological differentiation, customer experience and cost. The RTP Board believes that Joby’s all-electric four passenger eVTOL aircraft would have best-in-class energy consumption and zero emissions, would be approximately 100 times quieter than a helicopter, and would operate at approximately 25% of the cost of a twin engine helicopter over a 25 mile trip, and that Joby is expected to achieve compelling unit economics and payback on each aircraft.

(b)	Vertically Integrated Business Model and Well-Developed Go-To-Market Strategy. Joby’s service is not yet commercialized and Joby has incurred net losses and negative cash flows from operations since inception. However, Joby has a vertically integrated business model, meaning it not only designs and develops aircraft, but also expects to operate its aircraft as an air taxi service, which the RTP Board believes would enable Joby to control the full end-to-end value chain, facilitate a go-to-market strategy and drive long-term profitability, growth and value. The RTP Board also believes that Joby’s go-to-market strategy is enhanced by its partnership with Uber and its acquisition of Uber Elevate in January 2021. The acquisition of Uber Elevate has brought in key personnel, valuable data assets and a suite of software tools that would assist with launch planning, and the integration of Joby’s services into the Uber application is expected to generate demand for Joby’s service upon its launch. In addition, the RTP Board believes that Joby’s decision to pursue a certification of its aircraft as a small passenger fixed-wing aircraft with the FAA under Part 23 will facilitate Joby’s commercialization by allowing Joby to tap into the large pool of available commercial pilots in the U.S., as well as to move into new markets globally, taking advantage of existing bilateral certification agreements for these types of aircraft.

(c)

Significant Ability to Scale. The RTP Board believes that Joby would bring innovation and sustainability to the transportation space with uncapped growth potential and the ability to scale quickly, efficiently and globally. In 2020, Joby entered a strategic partnership with Toyota, whose partnership brings scaled manufacturing experience and quality to Joby’s operations. Joby has identified facility locations, secured a long-term lease for a site for its commercial production facility and is finalizing a prototype production line adjacent to that site. In addition, air taxi networks can be scaled rapidly using existing heliport or airport infrastructure, with the number of routes in a network growing exponentially as new vertiports are introduced. Moreover, the RTP Board believes that Joby’s aircraft has been specifically designed to achieve cost-effective manufacturing and operations, allowing Joby to offer affordable flights at scale, democratizing air travel and transforming human networks.

(d)

Massive Untapped Market Opportunity. Due to population growth, urbanization, underfunded infrastructure and the increased use of ridesharing platforms and delivery services, traffic congestion has become a major problem in many cities. The RTP Board believes that Joby is expected to provide an alternative transportation solution by offering flights priced competitively with ground-based taxis when deployed at scale, which would provide transportation that is five times faster than driving in major cities and require only a fraction of the infrastructure costs of rail and highway development. The market opportunity for aerial mobility has been estimated at approximately $500 billion for the United States, according to Booz Allen Hamilton’s 2018 Urban Air Mobility Market Study.

(e)

Experienced and Proven Management Team. The RTP Board believes that Joby’s management team, including a former Co-Chairman of the FAA Part 23 Reorganization Aviation Rulemaking Committee, has extensive experience in key aspects of the aviation industry and represents some of the most experienced leaders in aerospace manufacturing, certification, engineering, commercialization and general management. The RTP Board expects that Joby’s executives will continue with the combined company following the Business Combination. For additional information regarding Joby Aviation’s executive officers, see the section entitled “Management of Joby Aviation Following the Business Combination—Executive Officers.”

(f)

Attractive Entry Valuation. Joby Aviation will have an anticipated initial enterprise value of $4.6 billion, implying a 2.3x multiple of 2026 projected revenue, which the RTP Board believes is favorable to investors with long-term return potential. In addition, the RTP Board believes that, given Joby’s accumulated research and development and its potential strategic value, this valuation also represents an attractive margin of safety for investors if Joby’s business plan were not fully materialized.

(g)

Access to Working Capital. After the completion of the Business Combination, Joby Aviation expects to have approximately $2.0 billion of cash and short-term investments to fund operations and support existing and new growth initiatives.

(h)

Key Strategic Investors and Partners. Joby’s fully committed funding (inclusive of an $835 million fully committed PIPE) is anchored by strategic partners and institutional investors including Uber, The Baupost Group, Fidelity Management & Research LLC and Baillie Gifford. In addition, as discussed above, key strategic partnerships with Toyota and Uber would greatly enhance Joby’s go-to-market strategy and scalability.

•

Long-Term Alignment. The RTP Board considered that the structure of the Business Combination provides for significant long-term alignment among RTP, Joby senior management and the existing Joby stockholders. Both the Sponsor and major stockholders of Joby have agreed to a long-term lock-up on their shares for up to five years, and the Sponsor has agreed to an earnout structure with full vesting not realized until the share price reaches $50 per share (implying over a $30 billion market capitalization). As such, the parties to the Business Combination are expected to be aligned on the goal of driving long-term value for the stockholders of Joby Aviation.

•

Best Available Opportunity. The RTP Board determined, after a thorough review of other business combination opportunities reasonably available to RTP, that the proposed Business Combination represents the best potential business combination for RTP reasonably available based upon the process utilized to evaluate and assess other potential acquisition targets, and the RTP Board’s belief that such processes had not presented a better alternative.

•

Continued Ownership By Sellers and Investment by Third Parties. The RTP Board considered that Joby’s stockholders would be receiving a significant number of shares of Joby Aviation common stock as merger consideration and would be, collectively, the largest stockholder of Joby Aviation. In addition, the RTP Board considered that certain third parties, including top-tier institutional investors, are also investing an aggregate amount of $835 million in the combined company, in each case, pursuant to their participation in the PIPE Investment. Further, all of the proceeds to be delivered to the combined company in connection with the Business Combination (including from RTP’s trust account and from the PIPE Investment), are expected to remain on the balance sheet of the combined company after Closing in order to fund Joby’s existing operations and support new and existing growth initiatives. The RTP Board considered the foregoing as a strong sign of confidence in Joby Aviation following the Business Combination and the benefits to be realized as a result of the Business Combination.

•

Results of Due Diligence. The RTP Board considered the scope of the due diligence investigation conducted by RTP’s management team and outside advisors and evaluated the results thereof and information available to it related to Joby, including:

(a)	extensive meetings and calls with Joby’s management team regarding its operations and projections and the proposed transaction;

(b)	in-person visits to Joby’s facilities; and

(c)

review of materials related to Joby made available, including with respect to financial statements, material contracts, key metrics and performance indicators, benefit plans, intellectual property matters, labor matters, information technology, privacy and personal data, litigation information, environmental matters, export control matters, FAA and other regulatory matters and other legal and business diligence matters.

•

Terms of the Merger Agreement. The RTP Board reviewed and considered the terms of the Merger Agreement and the other related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate the agreement. See “—The Merger Agreement” and “—Related Agreements” for detailed discussions of the terms and conditions of these agreements.

•

The Role of the Independent Directors. In connection with the Business Combination, RTP’s independent directors evaluated the proposed terms of the Business Combination, including the Merger Agreement and the related agreements, and unanimously approved the Merger Agreement and the related agreement and the transactions contemplated thereby, including the Business Combination.

The RTP Board also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•

Potential Inability to Complete the Merger. The RTP Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to RTP if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing primarily outside of the control of the parties to the transaction, including the need for antitrust approval. Moreover, if RTP does not obtain shareholder approval at the extraordinary general meeting, RTP is obligated to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of (x) such shareholder approval being obtained and (y) August 18, 2021, which is 3 business days prior to August 23, 2021, the date on which the Merger Agreement may be terminated if RTP has not completed a business combination (under the Merger Agreement, the extraordinary general meeting shall not be held later than 3 business days prior to such date). This could limit RTP’s ability to seek an alternative business combination that RTP shareholders may prefer after such initial vote. The Merger Agreement also includes an exclusivity provision that prohibits RTP from soliciting other initial business combination proposals, which restricts RTP’s ability to consider other potential initial business combinations until the earlier of the termination of the Merger Agreement or the consummation of the Business Combination.

In addition, the RTP Board considered the risk that the current public shareholders of RTP would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to Joby Aviation following the consummation of the Business Combination and potentially requiring Joby to waive the condition under the Merger Agreement requiring that the funds in the trust account (after giving effect to redemptions but before the payment of deferred underwriting commissions or transaction expenses of RTP or Joby), together with the PIPE Investment Amount and the Uber Note Amount, is equal to or exceeds $1.0 billion, in order for the Business Combination to be consummated. As of December 31, 2020, without giving effect to any future redemptions that may occur, the trust account had approximately $690,171,366 invested in U.S. Treasury securities and money market funds that invest in U.S. government securities.

•

Joby’s Business Risks. The RTP Board considered that RTP shareholders would be subject to the execution risks associated with Joby Aviation if they retained their public shares following the Closing, which were different from the risks related to holding public shares of RTP prior to the Closing. In this regard, the RTP Board considered that there were risks associated with successful implementation of Joby Aviation’s long term business plan and strategy and Joby Aviation realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control, such as the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty. The RTP Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that RTP shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For an additional description of these risks, please see “Risk Factors.”

•

Post-Business Combination Corporate Governance. The RTP Board considered the corporate governance provisions of the Merger Agreement, the Sponsor Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of Joby Aviation following the Closing. Given that the existing stockholders of Joby will collectively control shares representing a majority of Joby Aviation’s outstanding shares of common stock upon completion of the Business Combination, and that the board of directors of Joby Aviation will be classified following the Closing pursuant to the terms of the Proposed Organizational Documents, the existing stockholders of Joby may be able to elect future directors and make other decisions (including approving certain transactions involving Joby Aviation and other corporate actions) without the consent or approval of any of RTP’s current shareholders, directors or management team. See the section entitled “Organizational Documents Proposals” for detailed discussions of the terms and conditions of the Proposed Organizational Documents. In addition, the Sponsor will have the right to designate a Class III director to the board of directors of Joby Aviation for the first and second terms of the Class III directors. The RTP Board was aware that such right is not generally available to shareholders of RTP, including shareholders that may hold a large number of shares. See “—Related Agreements” for detailed discussions of the terms and conditions of the Sponsor Agreement.

•

Limitations of Review. The RTP Board considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price RTP is paying to acquire Joby is fair to RTP or its shareholders from a financial point of view. In addition, the RTP senior management and RTP’s outside counsel reviewed only certain materials in connection with their due diligence review of Joby. Accordingly, the RTP Board considered that RTP may not have properly valued such business.

•

No Survival of Remedies for Breach of Representations, Warranties or Covenants of Joby. The RTP Board considered that the terms of the Merger Agreement provide that RTP will not have any surviving remedies against Joby after the Closing to recover for losses as a result of any inaccuracies or breaches of the Joby representations, warranties or covenants set forth in the agreement. As a result, RTP shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Joby prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The RTP Board determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current stockholders of Joby will be the majority stockholders in Joby Aviation.

•

Litigation. The RTP Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•	Fees and Expenses. The RTP Board considered the fees and expenses associated with completing the Business Combination.

•

Diversion of Management. The RTP Board considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Joby’s business.

•	No Third-Party Valuation. The RTP Board considered the fact that a third-party valuation or fairness opinion has not been obtained in connection with the Business Combination.

In addition to considering the factors described above, the RTP Board also considered other factors, including, without limitation:

•

Interests of RTP’s Directors and Executive Officers. The RTP Board considered the potential additional or different interests of RTP’s directors and executive officers, as described in the section entitled “—Interests of RTP’s Directors and Executive Officers in the Business Combination.” However, the RTP Board concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for RTP’s initial public offering and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination by RTP with any other target business or businesses and (iii) a significant portion of the consideration to RTP’s directors and executive officers was structured to be realized based on the future performance of the Joby Aviation common stock. In addition, RTP’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

•

Role of Morgan Stanley and Allen & Co. The RTP Board considered: the fact that Morgan Stanley, as sole-bookrunning manager in RTP’s initial public offering, would receive approximately $24.2 million for deferred underwriting commissions upon completion of the Business Combination; the fact that Morgan Stanley and Allen & Co. would be paid pursuant to their engagement letters with Joby in their respective roles as financial advisors to Joby in connection with the Business Combination; the fact that Morgan Stanley and Allen & Co. were also serving as co-placement agents to RTP in connection with the PIPE Investment (although not receiving a separate fee for that work); and the existing investment by Allen & Co. and certain of its employees in Joby.

•

Other Risk Factors. The RTP Board considered various other risk factors associated with the business of Joby or the Business Combination, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Based on its review of the forgoing considerations, the RTP Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects RTP shareholders will receive as a result of the Business Combination. The RTP Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The preceding discussion of the information and factors considered by the RTP Board is not intended to be exhaustive but includes the material factors considered by the RTP Board. In view of the complexity and wide variety of factors considered by the RTP Board in connection with its evaluation of the Business Combination, the RTP Board as a whole did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it took into account in reaching its decisions. In considering the factors described above, individual members of the RTP Board may have given different weight to different factors. The RTP Board considered the information and factors as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of the reasons for the RTP Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

Projected Financial Information

Joby does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Joby has prepared the prospective financial information set forth below to present key elements to the forecasts provided to RTP. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Joby’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Joby. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither Joby’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The projections are forward-looking statements that are based on assumptions and estimates that are inherently uncertain and, though considered reasonable by Joby’s management as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties, as described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” The prospective financial information is subjective in many respects; and since the prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Joby or that actual results will not differ materially from those presented in the prospective financial information. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date that information was prepared.

The financial projections were requested by, and disclosed to, RTP for use as a component in its overall evaluation of Joby and are included in this proxy statement/prospectus on that account. Key assumptions were made with the best available information and estimates, including, but not limited to, research and development cost to achieve FAA type and production certification, other company operating expenses, production investments and labor rates, material cost, assembly labor hours per plane, future cost and production efficiencies, operating and maintenance assumptions, customer adoption rates, willingness to pay, operating hours and airplane load factors (average number of passengers per trip). Joby’s revenue is dependent on its ability to certify its aircraft and produce them effectively and at scale. The table of “Key Non-Financial Metrics” represents Joby’s estimate of production required and number of markets launched to achieve the revenues requested by, and disclosed to, RTP. A more comprehensive discussion of uncertainties are included in “Risk Factors.” Non-GAAP estimates for EBITDA exclude interest, taxes, depreciation and stock-based compensation which will vary based on borrowing requirements, available interest rates to Joby at the time capital is required, depreciation of assets and any placeholder for stock-based compensation which is dependent on stock-price projections, which are unknown. Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by Joby, RTP or any other person that the results contained in the prospective financial information will be achieved, and should not be regarded as an indication that RTP, the RTP Board, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

Joby does not expect to generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, Joby does not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Joby does not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions.

Additional information relating to the principal assumptions used in preparing the projections is set forth below. See “Risk Factors” for a discussion of various factors that could materially affect Joby’s financial condition, results of operations, business, prospects and securities.

The key elements of the projections provided by management of Joby to RTP, which assumes the Joby aircraft receives type certification by the end of 2023, are summarized in the table below:

	Forecast
($ in millions)	2021E	2022E	2023E	2024E	2025E	2026E
Total Revenue	$—	$—	$—	$131	$721	$2,050
Revenue growth (%)	—	—	—	—	450%	185%
Revenue from start of year fleet (1)	—	—	—	—	$186	$796
Revenue from fleet additions (2)	—	—	—	$131	$535	$1,254
Revenue contribution from start of year fleet	—	—	—	—	26%	39%
Less: Cost of Goods Sold (3)	—	—	—	$55	$304	$867
Gross Profit	—	—	—	76	417	1,183
Gross Profit Margin (%)	—	—	—	58%	58%	58%
Adjusted EBITDA (4)	(151)	(190)	(165)	(69)	185	824
Adjusted EBITDA Margin (%) (4)					26%	40%
Total Capex	$58	$68	$166	$552	$903	$1,444
Depreciation & Amortization	$3	$7	$19	$47	$113	$219

(1)	Revenue from start of year fleet is the revenue generated in a given year from the aircraft already placed into service in prior years.
(2)	Revenue from fleet additions is the revenue generated in a given year from new aircraft placed into service during that year.
(3)	Includes estimated pilot costs, maintenance labor and parts costs, fleet management and customer service staff costs and battery pack replacement costs.
(4)

Adjusted EBITDA is a non-GAAP financial metric defined by us as net loss or gain before interest expense, provision for income taxes, depreciation and amortization expense, and stock-based compensation.

Other key assumptions impacting Joby’s projections include management’s estimates on load factor, operating hours, flyable days, end-user pricing, aircraft production costs, landing infrastructure costs, utilization rates and average trip distances.

Key Non-Financial Metrics:

	Forecast
	2021E	2022E	2023E	2024E	2025E	2026E
Revenue Generating Aircraft (Average) (1)	2	7	26	141	413	963
Number of Cities	—	—	—	1	2	3

(1)	Based on management’s projections of production ramp up and roll out of Joby’s aerial ridesharing service.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR JOBY, EACH OF RTP AND JOBY UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Satisfaction of 80% Test

It is a requirement under the Cayman Constitutional Documents and the NYSE listing requirements that any business acquired in an initial business combination have a fair market value equal to at least 80% of the balance of the funds in the trust account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in trust) at the time of the execution of a definitive agreement for an initial business combination. Based on the pre-money valuation of $5.0 billion for Joby compared to the approximately $690.2 million in the trust account, the RTP board of directors determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, were fair to and in the best interests of RTP and its shareholders and appropriately reflected Joby’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as its potential for future growth in revenue and profits. RTP’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition of Joby met this requirement.

Interests of RTP’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of RTP’s board of directors in favor of approval of the proposals in this proxy statement/prospectus, you should keep in mind that the Sponsor and RTP’s directors and executive officers have interests in the Business Combination that may be different from, or in addition to, those of RTP shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•

Prior to RTP’s initial public offering, the Sponsor purchased 14,375,000 Founder Shares, or approximately $0.002 per share. On August 28, 2020, RTP effected a share capitalization resulting in the Sponsor holding an aggregate of 17,250,000 Founder Shares. Subsequent to the share capitalization, the Sponsor transferred 30,000 Founder Shares to each of Sherry Coutu, Charles Hudson, Kristina Salen and Fei-Fei Li, RTP’s independent directors. If RTP does not consummate a business combination by the Liquidation Date, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 17,250,000 Founder Shares owned by the Sponsor and RTP’s independent directors would be worthless because following the redemption of the public shares, RTP would likely have few, if any, net assets and because the Sponsor and RTP’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of the 17,250,000 Founder Shares held by it if RTP fails to complete a business combination within the required period. Additionally, in such event, the 11,533,333 private placement warrants purchased by the Sponsor simultaneously with the consummation of RTP’s initial public offering for an aggregate purchase price of $17.3 million, will also expire worthless. Certain of RTP’s directors, Reid Hoffman and Mark Pincus, also have an economic interest in such private placement warrants and in the 17,130,000 Founder Shares owned by the Sponsor. The 17,130,000 shares of Joby Aviation common stock into which the 17,130,000 Founder Shares held by the Sponsor will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted, fully vested and freely tradable, would have had an aggregate market value of approximately $169.8 million based upon the closing price of $9.91 per share on the NYSE on May 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Joby Aviation common stock will be subject to certain restrictions, including those described above, RTP believes such shares have less value. The 120,000 shares of Joby Aviation common stock into which the 120,000 Founder Shares held by RTP’s independent directors will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $1.2 million based upon the closing price of $9.91 per share on the NYSE on May 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 11,533,333 Joby Aviation warrants into which the 11,533,333 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $21.6 million based upon the closing price of $1.87 per warrant on the NYSE on May 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

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Mr. Hoffman, a current director of RTP, is expected to be a director of Joby Aviation after the consummation of the Business Combination. Michael Thompson, Chief Executive Officer, Chief Financial Officer and director of RTP, is expected to be a director of Joby Aviation following the cessation of Mr. Hoffman’s service on the Joby Aviation board of directors. As such, in the future, each of Mr. Hoffman and Mr. Thompson may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that the Joby Aviation board of directors determines to pay to its non-employee directors.

•

The Sponsor (including its representatives and affiliates) and RTP’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to RTP. For example, certain officers and directors of RTP, who may be considered an affiliate of the Sponsor, have also recently incorporated Reinvent Technology Partners Z (“RTPZ”), Reinvent Technology Partners Y (“RTPY”) and Reinvent Technology Partners X (“RTPX”), each of which is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting their respective initial business combinations. Mr. Hoffman and Mr. Pincus are Co-Lead Directors, Mr. Thompson is Chief Executive Officer, Chief Financial Officer and Director and David Cohen is Secretary, in each case, of RTPZ. Mr. Hoffman is a board observer, Mr. Pincus is Director, Mr. Thompson is Chief Executive Officer, Chief Financial Officer and Director and Mr. Cohen is Secretary, in each case, of RTPY. Mr. Thompson is Chief Executive Officer and Chief Financial Officer, and Mr. Cohen is Secretary, in each case, of RTPX. The Sponsor and RTP’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to RTP completing its initial business combination. Moreover, certain of RTP’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. RTP’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to RTP, and the other entities to which they owe certain fiduciary or contractual duties, including RTPZ, RTPY and RTPX. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in RTP’s favor and such potential business opportunities may be presented to other entities prior to their presentation to RTP, subject to applicable fiduciary duties under the Cayman Islands Companies Act. RTP’s Cayman Constitutional Documents provide that RTP renounces its interest in any corporate opportunity offered to any director or officer of RTP.

•

RTP’s existing directors and officers will be eligible for continued indemnification and continued coverage under RTP’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

•

The Sponsor Related PIPE Investors have subscribed for $115,000,000 of the PIPE Investment, for which they will receive up to 11,500,000 shares of Joby Aviation common stock. Each of Mr. Hoffman, Mr. Pincus, Mr. Thompson and David Cohen, Secretary of RTP, has an economic interest in the Sponsor Related PIPE Investors. The 11,500,000 shares of Joby Aviation common stock which the Sponsor Related PIPE Investors have subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of approximately $114.0 million based upon the closing price of $9.91 per share on the NYSE on May 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. See “Certain Relationships and Related Person Transactions — RTP — Subscription Agreements”.

•	In the event that RTP fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, RTP will be required to provide for payment of claims of creditors that were not waived that may be brought against RTP within the ten years following such redemption. In order to protect the amounts held in RTP’s trust account, the Sponsor has agreed that it will be liable to RTP if and to the extent any claims by a third party (other than RTP’s independent auditors) for services rendered or products sold to RTP, or a prospective target business with which RTP has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to fund RTP’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of RTP’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•

RTP’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on RTP’s behalf, such as identifying and investigating possible business targets and business combinations. RTP expects to incur approximately $7.7 million of transaction expenses (excluding the deferred underwriting commissions being held in the trust account), and to the extent that RTP’s officers and directors or their affiliates are advancing any of these expenses on behalf of RTP, they are entitled to reimbursement of such payments. However, if RTP fails to consummate a business combination by the Liquidation Date, they will not have any claim against the trust account for reimbursement. Accordingly, RTP may not be able to reimburse the expenses advanced by RTP’s officers and directors or their affiliates if the Business Combination, or another business combination, is not completed by the Liquidation Date.

•

Pursuant to the Registration Rights Agreement, the Sponsor and certain of the Sponsor Related PIPE Investors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Joby Aviation common stock and warrants held by such parties following the consummation of the Business Combination.

The Sponsor and all of RTP’s directors and officers have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and all of RTP’s directors and officers have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor and RTP’s independent directors collectively own 20.0% of the issued and outstanding ordinary shares of RTP.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Joby or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of RTP’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Joby or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (x) increase the likelihood of approving the Condition

Precedent Proposals and (y) limit the number of public shares electing to redeem, including to satisfy any redemption threshold.

Entering into any such arrangements may have a depressive effect on RTP’s ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. RTP will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of RTP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Interests of Joby’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of RTP’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that Joby’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, those of Joby’s shareholders generally. These interests include, among other things, the interests listed below:

•

The following individuals who are currently executive officers of Joby are expected to become executive officers of Joby Aviation upon the closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
JoeBen Bevirt	Chief Executive Officer and Chief Architect
Matthew Field	Chief Financial Officer and Treasurer
Eric Allison	Head of Product
Bonny Simi	Head of Air Operations and People
Greg Bowles	Head of Government Affairs
Kate DeHoff	General Counsel and Corporate Secretary
Justin Lang	Head of Partnerships and Corporate Strategy

•

The following individuals who are currently members of Joby’s board of directors are expected to become members of Joby Aviation’s board of directors upon the closing of the Business Combination: JoeBen Bevirt, Paul Sciarra,                 , and

Expected Accounting Treatment of the Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, RTP is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Joby Aviation will represent a continuation of the financial statements of Joby, with the Business Combination being treated as the equivalent of Joby issuing stock for the net assets of RTP, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded, net assets of RTP being presented at historical costs. Operations prior to the Business Combination will be presented as those of Joby. Joby has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:

•	Joby Stockholders will have the largest voting interest in the post-combination company;

•	The board of directors of the post-combination company will have members, and Joby will have the ability to nominate the majority of the members of the board of directors;

•

Joby management will hold executive management roles (including Chief Executive Officer and Chief Financial Officer, among others) for the post-combination company and be responsible for the day-to-day operations;

•	The post-combination company will assume a Joby branded name: Joby Aviation, Inc.; and

•	The intended strategy of the post-combination entity will continue Joby’s current strategy of being a being a leader in the development of eVTOL aircraft and emerging aerial ridesharing industry.

Accounting Treatment of Merger Transaction Costs

RTP considered the business combination guidance at ASC 805-10-25-23 and SAB Topic 5A. The economic essence of this transaction was the legal acquisition of a private operating company by a public company with limited operations. RTP considered this business combination to be an in-substance capital transaction. Such a transaction is a reverse recapitalization, equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation accompanied by recapitalization. As such, RTP recorded costs directly attributable to the business combination merger, exclusive of certain accounting costs, against additional paid-in capital, rather than to expense as outlined in ASC 805-10-25-23.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC, and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the parties’ respective Notification and Report Forms with the Antitrust Division and the FTC, unless early termination is granted. On March 9, 2021, RTP and Joby filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC. The waiting period expired at 11:59 pm EST on April 8, 2021.

At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. RTP cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, RTP cannot assure you as to its result.

None of RTP nor Joby are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, or count as a vote cast at the extraordinary general meeting.

The BCA Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the BCA Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s entry into the Merger Agreement, dated as of February 23, 2021 (the “Merger Agreement”), by and among RTP, RTP Merger Sub Inc. (“Merger Sub”), a Delaware corporation and subsidiary of RTP, and Joby Aero, Inc. (“Joby”), a Delaware corporation, a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the Domestication of RTP to Delaware as described below, the merger of Merger Sub with and into Joby (the “Merger”), with Joby surviving the Merger as a wholly owned subsidiary of Joby Aviation, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects”.

Recommendation of RTP’s Board of Directors

THE RTP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE RTP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BCA PROPOSAL.

The existence of financial and personal interests of one or more of RTP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Interests of RTP’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then RTP is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Merger. If, however, the Domestication Proposal is approved, but the BCA Proposal is not approved, then neither the Domestication nor the Merger will be consummated.

As a condition to Closing the Merger, the board of directors of RTP has unanimously approved a change of RTP’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with RTP’s Plan of Domestication (included as an exhibit to the registration statement of which this proxy statement/prospectus is a part), to effect the Domestication, RTP will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which RTP will be domesticated and continue as a Delaware corporation.

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding RTP Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Joby Aviation common stock, (2) each of the then issued and outstanding RTP Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Joby Aviation common stock, (3) each then issued and outstanding RTP warrant will convert automatically into a Joby Aviation warrant, pursuant to the Warrant Agreement and (4) each RTP unit will separate automatically into one share of Joby Aviation common stock, on a one-for-one basis, and one-fourth of one Joby Aviation warrant.

The Domestication Proposal, if approved, will approve a change of RTP’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while RTP is currently governed by the Cayman Islands Companies Act, upon the Domestication, Joby Aviation will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then RTP will also ask its shareholders to approve the Organizational Documents Proposals (discussed below), which, if approved, will replace RTP’s current memorandum and articles of association under the Cayman Islands Companies Act with a new certificate of incorporation and bylaws of Joby Aviation under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and we encourage shareholders to carefully consult the information set out below under “Organizational Documents Proposals,” the Cayman Constitutional Documents of RTP, attached hereto as Annex M and the Proposed Organizational Documents of Joby Aviation, attached to this proxy statement/prospectus as Annex C and Annex D.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.

The board of directors of RTP believes that there are several reasons why a reincorporation in Delaware is in the best interests of RTP and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•

Prominence, Predictability, and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to Joby Aviation, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Joby Aviation’s stockholders from possible abuses by directors and officers.

•

Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Joby Aviation’s incorporation in Delaware may make Joby Aviation more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable Joby Aviation to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Joby Aviation immediately following the Domestication will be the same as those of RTP immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, or count as a vote cast at the extraordinary general meeting.

The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of the Company (as amended) and be registered by way of continuation as a corporation in the State of Delaware.”

Recommendation of the RTP Board of Directors

THE RTP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RTP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of RTP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSALS

If the Domestication Proposal is approved and the Business Combination is to be consummated, RTP will replace the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) and change the name of RTP, in each case, under the DGCL.

RTP’s shareholders are asked to consider and vote upon and to approve by special resolution six separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. The Organizational Documents Proposals are conditioned on the approval of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.

The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Existing Memorandum and the Existing Articles and the Proposed Certificate of Incorporation and Proposed Bylaws for Joby Aviation. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of RTP, attached to this proxy statement/prospectus as Annex M, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Cayman Constitutional Documents are governed by the Cayman Islands Companies Act and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	The Cayman Constitutional Documents	The Proposed Organizational Documents
Authorized Shares Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000,000 RTP Class A ordinary shares, 50,000,000 RTP Class B ordinary shares and 5,000,000 preferred shares.	The Proposed Organizational Documents authorize 1,500,000,000 shares, consisting of 1,400,000,000 shares of Joby Aviation common stock and 100,000,000 shares of Joby Aviation preferred stock.

	See paragraph 5 of the Existing Memorandum.	See Article Fourth of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Cayman Constitutional Documents authorize the issuance of 5,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by RTP’s board of directors. Accordingly, RTP’s board of directors is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of RTP to carry out a conversion of RTP Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).	The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the Board may determine.

	The Cayman Constitutional Documents	The Proposed Organizational Documents
	See paragraph 5 of the Existing Memorandum and Articles 3 and 17 of the Existing Articles.	See Article Fifth, subsection (B) of the Proposed Certificate of Incorporation.

Classified Board (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide that RTP board of directors shall be composed of one class.	The Proposed Organizational Documents provide that the Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

	See Article 29 of the Existing Articles.	See Article Seventh of the Proposed Certificate of Incorporation.

Exclusive Forum (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation.

See Article Twelfth of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Organizational Documents Proposal E)	The Cayman Constitutional Documents do not provide restrictions on takeovers of RTP by a related shareholder following a business combination.	The Proposed Organizational Documents will have Joby Aviation elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other similar restrictions regarding takeovers by interested stockholders.

See Article Tenth of the Proposed Certificate of Incorporation.

Corporate Name (Organizational Documents Proposal F)	The Cayman Constitutional Documents provide that the name of the company is “Reinvent Technology Partners”	The Proposed Organizational Documents provide that the name of the corporation will be “Joby Aviation, Inc.”

	See paragraph 1 of the Existing Memorandum.	See Article First of the Proposed Certificate of Incorporation.

Perpetual Existence (Organizational Documents Proposal F)	The Cayman Constitutional Documents provide that if RTP does not consummate a business combination (as defined in the Cayman Constitutional Documents) by September 21, 2022 (or December 21, 2022 if RTP has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the initial public offering but has not completed the initial business combination within such 24-month period or, if such date is extended at a duly called extraordinary general meeting, such later date), RTP will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate RTP’s trust account.	The Proposed Organizational Documents do not include any provisions relating to Joby Aviation’s ongoing existence; the default under the DGCL will make Joby Aviation’s existence perpetual.

	The Cayman Constitutional Documents	The Proposed Organizational Documents

	See Article 49 of the Cayman Constitutional Documents.	Default rule under the DGCL.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal F)	The Cayman Constitutional Documents include various provisions related to RTP’s status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to RTP’s status as a blank check company, which no longer will apply upon consummation of the Merger, as RTP will cease to be a blank check company at such time

See Article 49 of the Cayman Constitutional Documents.

Provisions Related to Limitation on Non-U.S. Citizen Voting Power (Organizational Documents Proposal F)	The Cayman Constitutional Documents do not impose a limit on the voting power of the outstanding capital stock of RTP.	The Proposed Organizational Documents contain certain provisions prohibiting any non-U.S. citizens from owning and/or controlling more than 25% of the voting power of Joby Aviation common stock

See Sections 8.2 – 8.4 of the Proposed Bylaws.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), with such principal changes as described in Organizational Documents Proposals A-F, and that the name of the Company be changed to Joby Aviation, Inc.”

ORGANIZATIONAL DOCUMENTS PROPOSAL A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

RTP is asking its shareholders to authorize the change in the authorized share capital of RTP from (i) 500,000,000 RTP Class A ordinary shares, 50,000,000 RTP Class B ordinary shares and 5,000,000 preferred shares, par value $0.0001 per share, of RTP (the “RTP Preferred Shares”) to (ii) 1,400,000,000 shares of Joby Aviation common stock and 100,000,000 shares of Joby Aviation preferred stock.

As of the date of this proxy statement/prospectus, there are (i) 69,000,000 RTP Class A ordinary shares issued and outstanding, (ii) 17,250,000 RTP Class B ordinary shares issued and outstanding and (iii) no RTP Preferred Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (x) 17,250,000 public warrants and 11,533,333 private placement warrants of RTP, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, each RTP warrant will automatically be converted into one Joby Aviation warrant upon the Domestication, which will be exercisable for one share of Joby Aviation common stock at an exercise price of $11.50 per share. Pursuant to the Warrant Agreement (as amended by the Warrant Amendment if the Warrant Amendment Proposal is approved by holders of at least 50% of the outstanding Public Warrants and the Sponsor (as the holder of all of the private placement warrants)), the Joby Aviation warrants are exercisable commencing on the date that is 30 days after the Closing.

Pursuant to the Merger Agreement, Joby Aviation will issue or, as applicable, reserve for issuance in respect of Joby Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Joby Aviation common stock, an aggregate of 504,789,092 shares of Joby Aviation common stock to Joby Stockholders, and pursuant to the PIPE Investment, Joby Aviation will issue 60,005,000 shares of Joby Aviation common stock to the PIPE Investors.

In order to ensure that Joby Aviation has sufficient authorized capital for future issuances, RTP’s board of directors has approved, subject to stockholder approval, that the Proposed Organizational Documents of Joby Aviation change the authorized capital stock of RTP from (i) 500,000,000 RTP Class A ordinary shares, 50,000,000 RTP Class B ordinary shares and 5,000,000 RTP Preferred Shares to (ii) 1,400,000,000 shares of Joby Aviation common stock and 100,000,000 shares of Joby Aviation preferred stock.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Joby Aviation, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of Joby Aviation that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs.

Vote Required for Approval

The approval of Organizational Documents Proposal A requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, or count as a vote cast at the extraordinary general meeting.

Organizational Documents Proposal A is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal A will have no effect, even if approved by holders of ordinary shares.

Recommendation of the RTP Board of Directors

THE RTP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RTP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL A.

The existence of financial and personal interests of one or more of RTP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL B — APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF JOBY AVIATION AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

RTP is asking its shareholders to authorize the board of directors of Joby Aviation to issue any or all shares of Joby Aviation preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by Joby Aviation’s board of directors and as may be permitted by the DGCL.

If Organizational Documents Proposal A is approved, the number of authorized shares of preferred stock of Joby Aviation will be 100,000,000 shares. Approval of this Organizational Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an antitakeover defense.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Joby Aviation, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of Joby Aviation and thereby protect continuity of or entrench its management, which may adversely affect the market price of Joby Aviation and its securities. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of Joby Aviation, such preferred stock could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing Joby Aviation’s board of directors to issue the authorized preferred stock on its own volition will enable Joby Aviation to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Joby Aviation currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Vote Required for Approval

The approval of Organizational Documents Proposal B requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, or count as a vote cast at the extraordinary general meeting.

Organizational Documents Proposal B is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal B will have no effect, even if approved by holders of ordinary shares.

Recommendation of the RTP Board of Directors

THE RTP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RTP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of RTP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL C — APPROVAL OF PROPOSAL REGARDING ESTABLISHMENT OF A CLASSIFIED BOARD OF DIRECTORS

Overview

RTP is asking its shareholders to provide that Joby Aviation’s board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of Joby Aviation after the Business Combination.

If Organizational Documents Proposal C is approved, Joby Aviation’s board of directors would reclassify. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the initial classification of the board of directors and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in Joby Aviation for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) Joby Aviation’s board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Joby Aviation, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors believes that a classified board of directors is in the best interest of Joby Aviation because it is designed to assure the continuity and stability of Joby Aviation’s leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with Joby Aviation and, therefore, will be familiar with our business and operations. Our board of directors also believes that this classification will assist Joby Aviation in protecting the interests of our stockholders in the event of an unsolicited offer for Joby Aviation by encouraging any potential acquirer to negotiate directly with Joby Aviation’s board of directors.

This proposal may increase the amount of time required for a takeover bidder to obtain control of Joby Aviation without the cooperation of Joby Aviation’s board of directors, even if the takeover bidder were to acquire a majority of the voting power of Joby Aviation’s outstanding voting stock. Without the ability to obtain immediate control of Joby Aviation’s board of directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of Joby Aviation. Thus, this amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, this amendment will make it more difficult for stockholders to change the majority composition of Joby Aviation’s board of directors, even if the stockholders believe such a change would be desirable. Because of the additional time required to change the control of Joby Aviation’s board of directors, this amendment could be viewed as tending to perpetuate present management.

Although this proposal could make it more difficult for a hostile bidder to acquire control over Joby Aviation, our board of directors believes that by forcing potential bidders to negotiate with Joby Aviation’s board of directors for a change of control transaction, Joby Aviation’s board of directors will be better able to maximize stockholder value in any change of control transaction.

Our board of directors is not aware of any present or threatened third-party plans to gain control of Joby Aviation, and this proposal is not being recommended in response to any such plan or threat. Rather, our board of directors is recommending this proposal as part of its review of Joby Aviation’s key governance mechanisms in connection with the Business Combination and to assist in assuring fair and equitable treatment for all of Joby Aviation’s stockholders in hostile takeover situations. The RTP board of directors has no present intention of soliciting a stockholder vote on any other proposals relating to a possible takeover of Joby Aviation.

Vote Required for Approval

The approval of Organizational Documents Proposal C requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, or count as a vote cast at the extraordinary general meeting.

Organizational Documents Proposal C is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal C will have no effect, even if approved by holders of ordinary shares.

Recommendation of the RTP Board of Directors

THE RTP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RTP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL C.

The existence of financial and personal interests of one or more of RTP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL D — APPROVAL OF PROPOSAL

REGARDING ADOPTION OF DELAWARE AS THE EXCLUSIVE FORUM

FOR CERTAIN STOCKHOLDER LITIGATION

Overview

RTP is asking its shareholders to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation.

Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of Joby Aviation after the Business Combination.

If Organizational Documents Proposal D is approved, the Court of Chancery for the State of Delaware (the “Court of Chancery”) will be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder (including a beneficial owner) to bring (i) any derivative action, suit or proceeding brought on Joby Aviation’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Joby Aviation to Joby Aviation or Joby Aviation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (v) any action, suit or proceeding asserting a claim against Joby Aviation or any current or former director, officer or stockholder governed by the internal affairs doctrine. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

If any action the subject matter of which is within the scope of the foregoing is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the provisions related to exclusive forum described above (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Joby Aviation, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Joby Aviation in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Joby Aviation will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra- corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.

Adopting U.S. federal district courts as the exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act is intended to assist the Company in resolving such disputes in a consistent manner with greater uniformity of procedures and precedents. The ability to require such claims to be brought within a single judicial system will help to assure consistent consideration of the issues, encourage consistent application of a relatively known body of case law and perceived level of expertise. Our board of directors believes that the U.S. federal district courts are best suited to address disputes involving actions arising under the Securities Act given that the Securities Act is promulgated by the federal government. This provides stockholders and the post-combination company with more predictability regarding the outcome of disputes arising under the Securities Act.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Vote Required for Approval

The approval of Organizational Documents Proposal D requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, or count as a vote cast at the extraordinary general meeting.

Organizational Documents Proposal D is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal D will have no effect, even if approved by holders of ordinary shares.

Recommendation of the RTP Board of Directors

THE RTP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RTP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL D.

The existence of financial and personal interests of one or more of RTP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL E — APPROVAL OF PROPOSAL REGARDING THE ELECTION NOT TO BE GOVERNED BY SECTION 203 OF THE DGCL AND, INSTEAD, BE GOVERNED BY A PROVISION SUBSTANTIALLY SIMILAR TO SECTION 203 OF THE DGCL

Overview

RTP is asking its shareholders to authorize the election not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL.

Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal E, which is, in the judgment of our board of directors, necessary to adequately address the needs of Joby Aviation after the Business Combination.

If Organizational Documents Proposal E is approved, the Proposed Organizational Documents will cause Joby Aviation to not to be governed by Section 203 of the DGCL and, instead, include a provision in the Proposed Certificate of Incorporation that is substantially similar to Section 203 of the DGCL.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Joby Aviation, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors intends to shield stockholders from the coerciveness of front-end loaded two- tier offers by preventing the offeror from effecting the second step of the offer unless the target’s board of directors approves such transaction.

Joby Aviation will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL.

Our board of directors has elected to opt out of Section 203, but the board of directors believes that it is in the best interests of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the board of directors and therefore provides an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of Joby Aviation. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving Joby Aviation that have not been approved by the board of directors. The board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of Joby Aviation without paying a fair premium to all stockholders.

Vote Required for Approval

The approval of Organizational Documents Proposal E requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, or count as a vote cast at the extraordinary general meeting.

Organizational Documents Proposal E is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal E will have no effect, even if approved by holders of ordinary shares.

Recommendation of the RTP Board of Directors

THE RTP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RTP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL E.

The existence of financial and personal interests of one or more of RTP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL F — APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

RTP is asking its shareholders to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (1) changing the corporate name from “Reinvent Technology Partners” to “Joby Aviation, Inc.,” (2) making Joby Aviation’s corporate existence perpetual, (3) removing certain provisions related to RTP’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination and (4) imposing a certain limit on the voting power of Joby Aviation capital stock owned by non-U.S. citizens, all of which RTP’s board of directors believes is necessary to adequately address the needs of Joby Aviation after the Business Combination.

Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal F, which is, in the judgment of our board of directors, necessary to adequately address the needs of Joby Aviation after the Business Combination.

The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of RTP’s operations should RTP not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Merger, Joby Aviation will not be a blank check company.

In addition, the Proposed Organizational Documents will contain certain provisions, consistent with the requirements of Subtitle VII of Title 49 of the United Stated Code, as amended (the “Federal Aviation Act”), prohibiting any person or entity who is not a “citizen of the United States” (as defined in Section 40102(a)(15) of the Federal Aviation Act and administrative interpretations issued by the DOT, its predecessors and successors, from time to time), including any agent, trustee or representative (a “Non-Citizen”) from owning and/or controlling more than 25% of the voting power of Joby capital stock as it may be adjusted from time to time through amendment of the Federal Aviation Act or otherwise (the “Permitted Percentage”). Under the Proposed Organizational Documents, Joby Aviation or any designated transfer agent shall maintain a separate stock record (the “Foreign Stock Record”) for registered Joby Aviation common stock known to Joby Aviation to be owned and/or controlled by Non-Citizens. In the event that Joby determines that the Joby Aviation common stock registered on the Foreign Stock Record exceeds the Permitted Percentage, sufficient shares shall be removed from the Foreign Stock Record in reverse chronological order based upon the date of registration therein so that the number of shares entered does not exceed the Permitted Percentage; provided, that upon the vesting of any Sponsor Shares pursuant to the Sponsor Agreement, such Sponsor Shares held by the Sponsor shall be deemed registered on the Foreign Stock Record as of the date of the Merger and before the registration of any Joby Aviation capital stock held by any other Non-Citizen. If Non-Citizens at any time own and/or control in excess of the Permitted Percentage, the voting rights of the shares of Joby Aviation common stock in excess and not registered on the Foreign Stock Record will be automatically suspended until the earlier of (i) the transfer of such shares to a person or entity who is not a Non-Citizen or (ii) the registration of such shares on the Foreign Stock Record.

Approval of each of the Organizational Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with Joby Aviation’s Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Organizational Documents Proposal F, there are other differences between the Cayman Constitutional Documents and Proposed

Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Organizational Documents Proposal F. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Organizational Documents of Joby Aviation, attached hereto as Annex C and Annex D as well as the information provided in the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments

Corporate Name

Our board of directors believes that changing the post-business combination corporate name from “Reinvent Technology Partners” to “Joby Aviation, Inc.” is desirable to reflect the Business Combination with Joby and to clearly identify Joby Aviation as the publicly traded entity.

Perpetual Existence

Our board of directors believes that making Joby Aviation’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for Joby Aviation following the Business Combination.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to RTP’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve Joby Aviation and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and RTP’s board of directors believes it is the most appropriate period for Joby Aviation following the Business Combination. In addition, certain other provisions in RTP’s current certificate require that proceeds from RTP’s initial public offering be held in the trust account until a business combination or liquidation of RTP has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Provisions Related to Limitation on Non-U.S. Citizen Voting Power

Joby Aviation intends to pursue an air carrier certificate issued by the FAA with Part 135 operations specifications together with accompanying economic authority from the DOT to further business operations. Remaining a “citizen of the United States” as defined in Section 40102(a)(15) of the Federal Aviation Act is a key requirement of FAA operating and DOT economic authority. Our board of directors believes that including the provisions related to limitation on Non-U.S. citizen voting power in the Proposed Organizational Documents is necessary to ensure compliance with such requirements.

Vote Required for Approval

The approval of Organizational Documents Proposal F requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered nondiscretionary, or count as a vote cast at the extraordinary general meeting.

Organizational Documents Proposal F is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal F will have no effect, even if approved by holders of ordinary shares.

Recommendation of the RTP Board of Directors

THE RTP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RTP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL F.

The existence of financial and personal interests of one or more of RTP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL

Overview

RTP is asking holders of its Class B ordinary shares to consider and vote upon a proposal, assuming the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, to elect                directors who, upon consummation of the Business Combination, will be the directors of Joby Aviation (“Director Election Proposal”).

Nominees

As contemplated by the Merger Agreement, the Board of Joby Aviation following the Business Combination will consist of                directors:

(i)	one of whom will be Reid Hoffman and will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents and the Sponsor Agreement; and

(ii)	of whom has been designated by Joby who will initially be and , and will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents.

Accordingly, our board of directors has nominated each of                and                 to serve as our directors upon the consummation of the Business Combination, with                to serve as the Chairperson of the board of directors, in each case, in accordance with the terms and subject to the conditions of the Proposed Organizational Documents. For more information on the experience of each of these director nominees, please see the section titled “Management of Joby Aviation Following the Business Combination” of this proxy statement/prospectus.

Under the Proposed Organizational Documents, we expect to have a classified board of directors following the Business Combination, with                directors in Class I (expected to be                ),                directors in Class II (expected to be                ) and directors in Class III (expected to be                ).

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the terms of the Cayman Constitutional Documents, only the holders of the RTP Class B ordinary shares are entitled to vote on the election of directors to our board of directors. Pursuant to the Sponsor Support Agreement, the Sponsor and RTP’s independent directors, as holders of all of the RTP Class B ordinary shares, agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby. Therefore, the Director Election Proposal is expected to be approved by the Sponsor and RTP’s independent directors at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, or count as a vote cast at the extraordinary general meeting.

The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on Joby Aviation’s Board upon the consummation of the Business Combination.”

Name of Director

Recommendation of the RTP Board of Directors

THE RTP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RTP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of RTP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL

Overview

RTP is asking its shareholders to consider and vote upon a proposal to approve by ordinary resolution, assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal are approved, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of shares of Joby Aviation common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investors and the Joby PIPE Investors, pursuant to the PIPE Investment and (b) shares of Joby Aviation common stock to the Joby Stockholders (including the holder of the Uber Note) pursuant to the Merger Agreement (the “Stock Issuance Proposal”).

Reasons for the Approval for Purposes of NYSE Listing Rule 312.03

Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Section 312.03(d) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Upon the consummation of the Merger, RTP expects to issue an estimated 647,309,129 shares of Joby Aviation common stock in connection with the Business Combination and the PIPE Investment. For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”

Accordingly, the aggregate number of shares of Joby Aviation common stock that RTP will issue in connection with the Business Combination and the PIPE Investment will exceed 20% of both the voting power and the shares of Joby Aviation common stock outstanding before such issuance and may result in a change of control of the registrant under Section 312.03(d) of the NYSE’s Listed Company Manual, and for these reasons, RTP is seeking the approval of RTP shareholders for the issuance of shares of Joby Aviation common stock pursuant in connection with the Business Combination and the PIPE Investment.

Additionally, pursuant to Section 312.03(b) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to (1) a director, officer or substantial security holder of the company (each a “Related Party”), (2) a subsidiary, affiliate or other closely related person of a Related Party or (3) any company or entity in which a Related Party has a substantial direct or indirect interest, in each case, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. In connection with the PIPE Investment, the Sponsor Related PIPE Investors, Reinvent Technology SPV I LLC and Reinvent Capital Fund LP, in which each of Mr. Hoffman, Mr. Pincus, Mr. Thompson and Mr. Cohen has an economic interest, are expected to be issued 11,500,000 shares of Joby Aviation common stock, respectively.

Accordingly, the aggregate number of shares of Joby Aviation common stock that RTP will issue to a Related Party in the PIPE Investment may exceed 1% of the shares of Joby Aviation common stock outstanding before such issuance, and for this reason, RTP is seeking the approval of RTP shareholders for the issuance of shares of Joby Aviation common stock pursuant in connection with the PIPE Investment.

In the event that this proposal is not approved by RTP shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by RTP shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Joby Aviation common stock pursuant to the Merger Agreement or the PIPE Investment, such shares of Joby Aviation common stock will not be issued.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, or count as a vote cast at the extraordinary general meeting.

The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of shares of Joby Aviation common stock pursuant to the Merger Agreement and the PIPE Investment, including to Joby Stockholders (including the holder of the Uber Note) and the PIPE Investors be approved in all respects.”

Recommendation of the RTP Board of Directors

THE RTP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RTP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of RTP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE AWARD PLAN PROPOSAL

Overview

RTP is asking its shareholders to approve by ordinary resolution the Joby Aviation, Inc. 2021 Incentive Award Plan (the “2021 Plan”) and the material terms thereunder. The RTP board of directors approved the 2021 Plan, prior to the RTP extraordinary general meeting, subject to shareholder approval at the RTP extraordinary general meeting. The 2021 Plan will become effective as of the date immediately prior to the Closing, subject to approval by the RTP shareholders.

The 2021 Plan is described in more detail below. A copy of the 2021 Plan is attached to this proxy statement/prospectus as Annex F.

The 2021 Plan

The principal purpose of the 2021 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of shareholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to our success. The RTP board of directors believes that equity awards are necessary for Joby Aviation to remain competitive in its industry and are essential to recruiting and retaining highly qualified employees.

Summary of the 2021 Plan

This section summarizes certain principal features of the 2021 Plan. The summary is qualified in its entirety by reference to the complete text of the 2021 Plan.

Eligibility and Administration

Options, restricted stock units and other stock-based and cash-based awards under the 2021 Plan may be granted to individuals who are then our officers, employees or consultants or are the officers, employees or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. Only employees of our company or certain of our subsidiaries may be granted incentive stock options (“ISOs”). Following the consummation of the Business Combination, Joby Aviation is expected to have approximately employees,                  consultants and                  non-employee directors who will be eligible to receive awards under the 2021 Plan.

The compensation committee of our board of directors is expected to administer the 2021 Plan unless our board of directors assumes authority for administration. The compensation committee must consist of at least three members of our board of directors, each of whom is intended to qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “independent director” within the meaning of the rules of the applicable stock exchange, or other principal securities market on which shares of our common stock are traded. The 2021 Plan provides that the board or compensation committee may delegate its authority to grant awards to employees other than executive officers and certain senior executives of the company to a committee consisting of one or more members of our board of directors or one or more of our officers, other than awards made to our non-employee directors, which must be approved by our full board of directors.

Subject to the terms and conditions of the 2021 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2021 Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the 2021 Plan. Our board of directors may at any time remove the compensation committee as the administrator and revest in itself the authority to administer the 2021 Plan. The full board of directors will administer the 2021 Plan with respect to awards to non-employee directors.

Shares Available for Awards

Under the 2021 Plan,      shares of our common stock will be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock unit awards, performance bonus awards, performance stock unit awards, dividend equivalents and other stock or cash based awards. The number of shares of common stock initially reserved for issuance or transfer pursuant to awards under the 2021 Plan is 67,896,549 shares of common stock (which is equal to 10% of the fully diluted shares of common stock outstanding immediately after the Closing) and will be increased by (i) the number of shares of common stock represented by awards outstanding under the Joby Aero, Inc. 2016 Stock Option and Grant Plan, as amended, that become available for issuance under the 2021 Plan in accordance with the counting provisions described below following the effective date and (ii) an annual increase on the first day of each fiscal year beginning in 2022 and ending in 2031, equal to the lesser of (A) 4% of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of common stock as determined by our board of directors; provided, however, that no more than 458,301,706 shares of common stock may be issued upon the exercise of ISOs.

The following counting provisions will be in effect for the share reserve under the 2021 Plan:

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to the extent that an award terminates, expires or lapses for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2021 Plan;

•	to the extent shares are tendered or withheld to satisfy the tax withholding obligation with respect to any award, such shares will be available for future grants under the 2021 Plan;

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to the extent shares are tendered or withheld in payment of the exercise price of a stock option award or not issued in connection with stock settlement of a SAR, such shares will not be available for future grants under the 2021 Plan;

•	the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2021 Plan; and

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to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2021 Plan.

The 2021 Plan also provides that the sum of the grant date fair value of all equity-based awards and the maximum that may become payable pursuant to a cash-based award to any individual for services as a non-employee director during any calendar year may not exceed $1,500,000. The closing price of RTP Class A ordinary shares on the NYSE as of May 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.91 per share.

Types of Awards

The 2021 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, performance bonus awards, performance stock units, other stock- or cash-based awards and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

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Non-Qualified Stock Options (“NSOs”) provide for the right to purchase shares of our common stock at a specified price that may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

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Incentive Stock Options will be designed in a manner intended to comply with the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

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Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Holders of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, dividends will not be released until restrictions are removed or expire.

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Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

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Stock Appreciation Rights may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our common stock over a set exercise price. The exercise price of any SAR granted under the 2021 Plan must be at least 100% of the fair market value of a share of our common stock on the date of grant. SARs under the 2021 Plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator.

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Performance Bonus Awards and Performance Stock Units are denominated in cash or shares/unit equivalents, respectively, and may be linked to one or more performance or other criteria as determined by the administrator.

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Other Stock or Cash Based Awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The administrator will determine the terms and conditions of other stock or cash based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

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Dividend Equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are converted to cash or shares by such formula and such time as determined by the administrator. In addition, dividend equivalents with respect to an awards subject to vesting will either (i) to the extent permitted by applicable law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related award.

Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.

Certain Transactions

In the event of any stock dividend or other distribution, stock split, reverse stock split, reorganization, combination or exchange of shares, merger, consolidation, split-up, spin-off, recapitalization, repurchase or any other corporate event affecting the number of outstanding shares of our common stock or the share price of our common stock that would require adjustments to the 2021 Plan or any awards under the 2021 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to: (i) the aggregate number and type of shares subject to the 2021 Plan; (ii) the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and (iii) the grant or exercise price per share of any outstanding awards under the 2021 Plan.

In the event of a change in control (as defined in the 2021 Plan), to the extent that the successor entity does not assume or substitute for an outstanding award (other than any portion subject to performance-based vesting), then all such awards will become fully vested and exercisable in connection with the transaction. The impact of a change in control on portions of an award subject to performance-based vesting will generally be governed by the terms and conditions of the applicable award agreement or administrator discretion in the absence of such terms and conditions. Additionally, if a participant experiences a termination of service that is effected by us other than for cause or by the participant for good reason (each as defined in the 2021 Plan), in either case, during the period beginning three months before and ending 12 months after a change in control, then, each of the participant’s outstanding awards will vest, and any forfeiture restrictions thereon will lapse, as of immediately before the consummation of the change in control or, if later, the date of such participant’s termination of service.

Amendment and Termination

Our board of directors may terminate, amend or suspend the 2021 Plan at any time and from time to time. However, we must generally obtain shareholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). No amendments to outstanding awards that materially and adversely affect a participant’s rights under the award may be made without participant consent, except in connection with certain transactions (such as equity restructurings, corporate transactions, or a change in control) or to preserve the intended tax treatment of the participant’s award. Notwithstanding the foregoing, the administrator has the authority to amend any outstanding option or SAR to reduce its exercise price per share or cancel any option or SAR in exchange for cash or another award, in each case, without shareholder approval.

No ISOs may be granted pursuant to the 2021 Plan after the tenth anniversary of the date our board of directors approved the 2021 Plan, and no additional annual share increases to the 2021 Plan’s aggregate share limit will occur from and after such anniversary. Any award that is outstanding on the termination date of the 2021 Plan will remain in force according to the terms of the 2021 Plan and the applicable award agreement.

Foreign Participants, Claw-back Provisions, Transferability and Participant Payments

The administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Except as the administrator may determine or provide in an award agreement, awards under the 2021 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2021 Plan, and exercise price obligations arising in connection with the exercise of stock options under the 2021 Plan, the administrator may, in its discretion, accept cash, wire transfer or check, shares of common stock that meet specified conditions, a promissory note, a “market sell order,” such other consideration as the administrator deems suitable or any combination of the foregoing.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2021 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

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Non-Qualified Stock Options. If an optionee is granted an NSO under the 2021 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

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Incentive Stock Options. A participant will generally not recognize taxable income upon grant or exercise of an ISO. However, the excess of the fair market value of the shares of our common stock received upon exercise over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the fair market value of the shares at the time of exercise over the exercise price (or if less, the amount realized in the disposition over the exercise price), with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

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Other Awards. The current federal income tax consequences of other awards authorized under the 2021 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election, in which case ordinary income is recognized on the date of grant in an amount equal to the excess of the fair market value of the shares on the date of grant over the price paid, if any); restricted stock units, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Limitation on the Employer’s Compensation Deduction

Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million.

Section 409A of the Code

Certain types of awards under the 2021 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2021 Plan and awards granted under the 2021 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the administrator, the 2021 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

The benefits or amounts that may be received by or allocated to participants under the 2021 Plan will be determined at the discretion of the administrator and are not currently determinable. The value of future awards granted under the 2021 Plan will depend on a number of factors, including the fair market value of the common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Vote Required for Approval

The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, or count as a vote cast at the extraordinary general meeting

The Incentive Award Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Incentive Award Plan Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s adoption of the Joby Aviation, Inc. 2021 Incentive Award Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

Recommendation of the RTP Board of Directors

THE RTP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE RTP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.

The existence of financial and personal interests of one or more of RTP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ESPP PROPOSAL

Overview

RTP is asking its shareholders to approve by ordinary resolution and adopt the Joby Aviation, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and the material terms thereunder. The RTP board of directors approved the ESPP, prior to the RTP extraordinary general meeting, subject to shareholder approval at the RTP extraordinary general meeting. The ESPP will become effective as of the date immediately prior to the Closing, subject to approval from the RTP shareholders.

The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex G.

The ESPP

The ESPP is designed to allow eligible employees of Joby Aviation to purchase shares of Joby Aviation common stock with their accumulated payroll deductions. The ESPP is divided into two components: the “Section 423 Component” and the “Non-Section 423 Component”. The Section 423 Component is intended to qualify under Section 423 of the Code. The Non-Section 423 Component is not intended to qualify under Section 423 of the Code and will be used to grant stock options to certain non-U.S. employees and certain U.S. employees who are employed by certain of our subsidiaries which are not corporations. The material terms of the ESPP are summarized below. The purpose of the ESPP is to assist such employees in acquiring a stock ownership interest in Joby Aviation, to help such employees provide for their future security and to encourage such employees to remain in the employment of Joby Aviation. The RTP board of directors believes that equity awards are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.

Summary of the ESPP

This section summarizes certain principal features of the ESPP. The summary is qualified in its entirety by reference to the complete text of the ESPP.

Administration

Subject to the terms and conditions of the ESPP, our compensation committee will administer the ESPP. Our compensation committee can delegate administrative tasks under the ESPP to the services of an agent and/or employees to assist in the administration of the ESPP. The administrator will have the discretionary authority to administer and interpret the ESPP. Interpretations and constructions of the administrator of any provision of the ESPP or of any rights thereunder will be conclusive and binding on all persons. We will bear all expenses and liabilities incurred by the ESPP administration.

Shares Available for Awards

The maximum number of shares of our common stock which will be authorized for sale under the ESPP is equal to the sum of (a) 6,789,655 shares of common stock (which is equal to 1% of the fully diluted shares of common stock outstanding immediately after the Closing) and (b) an annual increase on the first day of each year beginning in 2022 and ending in 2031, equal to the lesser of (i) 0.5% of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (ii) such number of shares of common stock as determined by our board of directors; provided, however, no more than 50,922,412 shares of our common stock may be issued under the ESPP. The shares reserved for issuance under the ESPP may be authorized but unissued shares, treasury shares of common stock or reacquired shares. The closing price of RTP Class A ordinary shares on the NYSE as of May 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.91 per share.

Eligibility

Employees eligible to participate in the ESPP for a given offering period generally include employees who are employed by us or one of our designated subsidiaries on the first day of the offering period, or the enrollment date. Our employees (and, if applicable, any employees of our subsidiaries) who customarily work less than five months in a calendar year or are customarily scheduled to work less than 20 hours per week will not be eligible to participate in the ESPP. Finally, an employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all our classes of stock or of one of our subsidiaries will not be allowed to participate in the ESPP. Following the consummation of the Business Combination, Joby Aviation is expected to have approximately                employees who will be eligible to receive awards under the ESPP. Consultants and non-employee directors are not eligible to participate in the ESPP.

Participation

Employees will enroll under the ESPP by completing a payroll deduction form permitting the deduction from their compensation of at least 1% of their compensation but not more than 15% of their compensation. Such payroll deductions may be expressed as either a whole number percentage or a fixed dollar amount, and the accumulated deductions will be applied to the purchase of shares on each purchase date.

Offering

Under the ESPP, participants are offered the option to purchase shares of our common stock at a discount during a series of successive offering periods, the duration and timing of which will be determined by the ESPP administrator. However, in no event may an offering period be longer than 27 months in length.

The option purchase price will be the lower of 85% of the closing trading price per share of our common stock on the first trading date of an offering period in which a participant is enrolled or 85% of the closing trading price per share on the purchase date.

Unless a participant has previously canceled his or her participation in the ESPP before the purchase date, the participant will be deemed to have exercised his or her option in full as of each purchase date. Upon exercise, the participant will purchase the number of whole shares that his or her accumulated payroll deductions will buy at the option purchase price, subject to the participation limitations listed above.

A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period. Upon cancellation, the participant will have the option to either (i) receive a refund of the participant’s account balance in cash without interest or (ii) exercise the participant’s option for the current offering period for the maximum number of shares of common stock on the applicable purchase date, with the remaining account balance refunded in cash without interest. Following at least one payroll deduction, a participant may also decrease (but not increase) his or her payroll deduction authorization once during any offering period. If a participant wants to increase or decrease the rate of payroll withholding, he or she may do so effective for the next offering period by submitting a new form before the offering period for which such change is to be effective.

A participant may not assign, transfer, pledge or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights to exercise an option or to receive shares of our common stock under the ESPP, and during a participant’s lifetime, options in the ESPP shall be exercisable only by such participant. Any such attempt at assignment, transfer, pledge or other disposition will not be given effect.

Adjustments

In the event of any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us, we will proportionately adjust the aggregate number of shares of our common stock offered under the ESPP, the number and price of shares which any participant has elected to purchase under the ESPP and the maximum number of shares which a participant may elect to purchase in any single offering period. If there is a proposal to dissolve or liquidate us, then the ESPP will terminate immediately prior to the consummation of such proposed dissolution or liquidation, and any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our dissolution or liquidation. We will notify each participant of such change in writing before the new exercise date. If we undergo a merger with or into another corporation or sell all or substantially all of our assets, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or the parent or subsidiary of the successor corporation. If the successor corporation refuses to assume the outstanding options or substitute equivalent options, then any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our proposed sale or merger. We will notify each participant of such change in writing before the new exercise date.

Amendment and Termination

Our board of directors may amend, suspend or terminate the ESPP at any time. However, our board of directors may not amend the ESPP without obtaining shareholder approval to the extent necessary to comply with Section 423 of the Code or to the extent required by applicable laws.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to the purchase of shares under the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. As such, tax consequences for employees participating in the Non-Section 423 Component of the ESPP are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

The Section 423 Component of the ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the ESPP. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (ii) an amount equal to the applicable discount from the fair market value of the shares as of the date of grant. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and Joby Aviation will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and Joby Aviation will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

New Plan Benefits

Because participation in the ESPP is voluntary and benefits under the ESPP depend on contribution elections and the fair market value of the shares of our common stock on various future dates, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the ESPP in the future are not determinable and no awards have been granted that are contingent on shareholder approval of the ESPP.

Vote Required for Approval

The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, or count as a vote cast at the extraordinary general meeting.

The ESPP Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s adoption of the Joby Aviation, Inc. 2021 Employee Stock Purchase Plan be approved, ratified and confirmed in all respects.”

Recommendation of the RTP Board of Directors

THE RTP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE RTP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

The existence of financial and personal interests of one or more of RTP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows RTP’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and Joby Aviation and their respective stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, RTP’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, or count as a vote cast at the extraordinary general meeting.

The Adjournment Proposal will not be presented if the Condition Precedent Proposals are approved. The Adjournment Proposal is not conditioned upon any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”

Recommendation of the RTP Board of Directors

THE RTP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE RTP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of RTP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of RTP’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

WARRANT HOLDER PROPOSAL 1: WARRANT AMENDMENT PROPOSAL

This section of the proxy statement/prospectus describes the material provisions of the Warrant Amendment, but does not purport to describe all of the terms of the Warrant Amendment. This summary is qualified in its entirety by reference to the Warrant Amendment, a copy of which is attached as Annex E hereto. You are urged to read the Warrant Amendment in its entirety before voting on this proposal.

Overview

In connection with the Business Combination, Public Warrant Holders are being asked to approve and consent to an amendment (the “Warrant Amendment”) to the terms of the Warrant Agreement (the “Warrant Amendment Proposal”). RTP currently has 17,250,000 Public Warrants outstanding and 11,533,333 private placement warrants outstanding.

The proposed Warrant Amendment provides that the exercise period for the warrants will commence 30 days after the first date on which RTP completes the Business Combination.

A complete copy of the Warrant Amendment is attached hereto as Annex E.

Current Terms of the Warrants

Each Public Warrant entitles the registered holder to purchase one RTP Class A Shares at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing upon the later of 12 months from the closing of RTP’s initial public offering or 30 days after the completion of a business combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares. The Public Warrants expire at 5:00 p.m., New York City time on the earlier to occur of: (i) five years from the completion of an initial business combination, (ii) the liquidation of RTP or (iii) the redemption date as fixed by RTP pursuant to the Warrant Agreement, if RTP elects to redeem all warrants. Following the Business Combination, each warrant will entitle the registered holder thereof to purchase one share of Joby Aviation common stock.

The private placement warrants are identical to the warrants included in the units sold in the initial public offering of RTP except that, so long as they are held by the Sponsor or its permitted transferees, the private placement warrants: (i) are not redeemable by RTP (except in certain redemption scenarios when the price per Class A ordinary share equals or exceeds $10.00 (as adjusted)), (ii) may be exercised on a cashless basis and (iii) are entitled to registration rights (including the ordinary shares issuable upon exercise of the private placement warrants). Additionally, the purchasers have agreed not to transfer, assign or sell any of the private placement warrants, including the RTP Class A ordinary shares issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the completion of RTP’s initial business combination.

Certain Effects of the Approval of the Warrant Amendment Proposal

If the Warrant Amendment Proposal is approved, all warrants will be subject to the terms of the Warrant Amendment whether or not a given holder voted in favor of the Warrant Amendment Proposal.

Reason for the Warrant Amendment Proposal

The board of directors of RTP believes it is in the best interests of RTP and the warrant holders that the warrants be exercisable 30 days after the completion of the Business Combination. By allowing the warrant holders to exercise the warrants 30 days after the completion of the Business Combination (as opposed to the current exercise period which, as noted above, begins on the later of 12 months from the closing of RTP’s initial public offering or 30 days after the completion of a business combination), RTP is providing the warrant holders with the opportunity to realize any upside potential earlier. If the warrants are exercised or redeemed by RTP pursuant to the Warrant Agreement, RTP would also have more certainty as to its capital structure as the warrants would no longer be outstanding.

Vote Required for Approval

Pursuant to the Warrant Agreement, the Warrant Amendment is required to be approved by (i) at least 50% of the then outstanding Public Warrants and (ii) at least 50% of the then outstanding private placement warrants. The Sponsor, as a holder of all of the private placement warrants, is expected to approve the Warrant Amendment by written consent. As such, the approval of the Warrant Amendment Proposal will require the affirmative vote of the Public Warrant Holders holding at least 50% of the outstanding Public Warrants. An abstention will be counted towards the quorum requirement, but will not count as a vote cast at the Warrant Holders Meeting, and will have the same effect as a vote against the Warrant Amendment Proposal. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the Public Warrant Holders will be considered nondiscretionary, or count as a vote cast at the Warrant Holders Meeting.

The Warrant Amendment Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Warrant Amendment Proposal will have no effect, even if approved by the Public Warrant Holders.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, that the Company’s adoption of the First Amendment to the Warrant Agreement, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent, be approved, ratified and confirmed in all respects.”

Recommendation of the RTP Board of Directors

THE BOARD OF DIRECTORS OF RTP UNANIMOUSLY RECOMMENDS THAT RTP’S PUBLIC WARRANT HOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANT AMENDMENT PROPOSAL.

WARRANT HOLDER PROPOSAL 2: WARRANT HOLDERS ADJOURNMENT PROPOSAL

Overview

At the Warrant Holders Meeting, RTP will ask its Public Warrant Holders to consider and vote upon a proposal to adjourn the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal. In no event will RTP solicit proxies to adjourn the Warrant Holders Meeting or complete the Business Combination beyond the date by which it may properly do so.

Consequences if the Warrant Holders Adjournment Proposal is Not Approved

If the Warrant Holders Adjournment Proposal is not approved by the Public Warrant Holders, the RTP board may not be able to adjourn the Warrant Holders Meeting to a later date if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal.

Vote Required for Approval

The Warrant Holders Adjournment Proposal, if presented, will require the affirmative vote of the holders of a majority of the Public Warrants present and entitled to vote at the Warrant Holders Meeting. An abstention will be counted towards the quorum requirement, but will not count as a vote cast at the Warrant Holders Meeting, and will have no effect on the Warrant Holder Adjournment Proposal, if presented. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the Public Warrant Holders will be considered non-discretionary, or count as a vote cast at the Warrant Holders Meeting.

The Warrant Holders Adjournment Proposal will not be presented if the Warrant Amendment Proposal is approved. The Warrant Holders Adjournment Proposal is not conditioned upon any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, that the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal at the Warrant Holders Meeting be approved.”

Recommendation of the RTP Board of Directors

THE BOARD OF DIRECTORS OF RTP UNANIMOUSLY RECOMMENDS THAT RTP’S PUBLIC WARRANT HOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANT HOLDERS ADJOURNMENT PROPOSAL, IF PRESENTED.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary discussion of U.S. federal income tax considerations generally applicable to RTP shareholders of Class A ordinary shares and warrants of the Domestication and exercise of redemption rights. This section applies only to RTP shareholders that hold their Class A ordinary shares or warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•

persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares, except as specifically discussed under the caption heading “— Effects of Section 367 to U.S. Holders”;

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations; or

•	passive foreign investment companies.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the IRS regarding the Domestication or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds RTP Class A ordinary shares or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any RTP Class A ordinary shares or warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication and an exercise of redemption rights to them.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE MERGER, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of RTP Class A ordinary shares or warrants who or that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication to U.S. Holders

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, RTP will change its jurisdiction of incorporation from the Cayman Islands to Delaware.

Skadden, Arps, Slate, Meagher & Flom LLP has delivered an opinion that the Domestication will qualify as an F Reorganization. Such opinion is filed by amendment as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms part and is based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Domestication could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of RTP Class A ordinary shares or warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the caption headings “— Effects of Section 367 to U.S. Holders” and “— PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if RTP (i) transferred all of its assets and liabilities to Joby Aviation in exchange for all of the outstanding common stock and warrants of Joby Aviation; and (ii) then distributed the common stock and warrants of Joby Aviation the holders of securities of RTP in liquidation of RTP. The taxable year of RTP will be deemed to end on the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to RTP Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a share of Joby Aviation common stock or warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the RTP Class A ordinary share or warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of Joby Aviation common stock or warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the RTP Class A ordinary share or warrant surrendered in exchange therefor.

Effects of Section 367 to U.S. Holders

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes United States federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights with respect to RTP Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

“U.S. Shareholders” of RTP

A U.S. Holder who, on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of RTP stock entitled to vote or 10% or more of the total value of all classes of RTP stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the RTP Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of RTP warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s all earnings and profits amount with respect to its RTP Class A ordinary shares is the net positive earnings and profits of RTP (as determined under Treasury Regulations under Section 367) attributable to such RTP Class A ordinary shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such RTP Class A ordinary shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

RTP does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If RTP’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an all earnings and profits amount with respect to its RTP Class A ordinary shares. It is possible, however, that the amount of RTP’s cumulative net earnings and profits may be greater than expected through the date of the Domestication in which case a U.S. Shareholder would be required to include all of its earnings and profits amount in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the Domestication.

U.S. Holders that Own Less Than 10 Percent of RTP

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) RTP Class A ordinary shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to its Class A ordinary shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such holder’s RTP Class A ordinary shares as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to Joby Aviation common stock received in the Domestication in an amount equal to the excess of the fair market value of such Joby Aviation common stock over the U.S. Holder’s adjusted tax basis in the RTP Class A ordinary shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its RTP Class A ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from RTP establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s RTP Class A ordinary shares and (B) a representation that the U.S. Holder has notified RTP (or Joby Aviation) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to RTP or Joby Aviation no later than the date such tax return is filed. In connection with this election, RTP intends to provide each U.S. Holder eligible to make such an election with information regarding RTP’s earnings and profits upon request.

RTP does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that RTP had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its RTP Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE CONSEQUENCES TO THEM OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.

U.S. Holders that Own RTP Class A Ordinary Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) RTP Class A ordinary shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income.

Tax Consequences for U.S. Holders of Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under the heading “— Effects of Section 367 to U.S. Holders” above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by RTP would be considered to be passive income and cash held by RTP would be considered to be a passive asset.

PFIC Status of RTP

Based upon the composition of its income and assets, and upon a review of its financial statements, RTP believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2019 and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.

Effects of PFIC Rules on the Domestication

As discussed above, RTP believes that it is likely classified as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of RTP Class A ordinary shares and warrants upon the Domestication if

(ii)	RTP were classified as a PFIC at any time during such U.S. Holder’s holding period in such RTP Class A ordinary shares or warrants and

(iii)

the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such RTP Class A ordinary shares or in which RTP was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a mark-to-market election (as defined below) with respect to such RTP Class A ordinary shares. Generally, regulations provide that neither election applies to warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of RTP.

Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s RTP Class A ordinary shares or warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which RTP was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “— Effects of Section 367 to U.S. Holders” above) would generally be treated as gain subject to these rules.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S. Holders of RTP Class A ordinary shares that have not made a timely QEF Election (or a QEF Election along with a purging election) or a mark-to-market election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their RTP Class A ordinary shares and warrants under the PFIC rules in the manner set forth above. An Electing Shareholder (as defined below) would generally not be subject to the adverse PFIC rules discussed above with respect to their RTP Class A ordinary shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of RTP, whether or not such amounts are actually distributed.

The application of the PFIC rules to RTP warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include an RTP warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no mark-to-market election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of RTP warrants for Joby Aviation warrants pursuant to the Domestication.

Any gain recognized by a U.S. Holder of RTP Class A ordinary shares or warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of RTP Class A ordinary shares (but not warrants) will depend on whether the U.S. Holder has made a timely and effective election to treat RTP as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of RTP Class A ordinary shares during which RTP qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s RTP Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would have a new basis and holding period in its RTP Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to RTP is contingent upon, among other things, the provision by RTP of a “PFIC Annual Information Statement” to such U.S. Holder. If RTP determines that it is a PFIC for any taxable year, it will endeavor to provide PFIC Annual Information Statements to U.S. Holders of RTP Class A ordinary shares upon request. There is no assurance, however, that RTP will timely provide such information. A U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.” As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to RTP warrants.

The impact of the PFIC rules on a U.S. Holder of RTP Class A ordinary shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (a “mark-to-market election”). No assurance can be given that the RTP Class A ordinary shares are considered to be marketable stock for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of its holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Class A ordinary shares. A mark-to-market election is not available with respect to warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Effects to U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of RTP Class A ordinary shares (which were exchanged for Joby Aviation common stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Joby Aviation common stock will depend on whether the redemption qualifies as a sale of Joby Aviation’ common stock redeemed under Section 302 of the

Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s Joby Aviation common stock redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in Joby Aviation’ common stock redeemed.

The redemption of Joby Aviation common stock will generally qualify as a sale of Joby Aviation’ common stock redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only Joby Aviation common stock actually owned by such U.S. Holder, but also shares of Joby Aviation common stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to Joby Aviation common stock owned directly, Joby Aviation common stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Joby Aviation common stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include Joby Aviation common stock which could be acquired pursuant to the exercise of the warrants.

The redemption of Joby Aviation common stock will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of Joby Aviation outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of Joby Aviation outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder’s interest if either (i) all of Joby Aviation’ common stock actually or constructively owned by such U.S. Holder is redeemed or (ii) all of Joby Aviation’ common stock actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of Joby Aviation’ common stock owned by certain family members and such U.S. Holder does not constructively own any other Joby Aviation shares. The redemption of Joby Aviation common stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in Joby Aviation. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to Joby Aviation’ common stock. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Joby Aviation’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles), and under such dividend treatment a U.S. Holder’s taxable income would not be reduced by such U.S. Holder’s basis in its Joby Aviation common stock. Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its other Joby Aviation common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in Joby Aviation’ common stock redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining Joby Aviation common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other Joby Aviation common stock constructively owned by such U.S. Holder.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR JOBY AVIATION COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

NON-U.S. HOLDERS

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or warrants that is not a U.S. Holder.

Effects of the Domestication to Non-U.S. Holders

We do not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of RTP Class A ordinary shares and warrants.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of Joby Aviation common stock and warrants by a non-U.S. Holder after the Domestication.

Distributions

In general, any distributions made to a non-U.S. Holder with respect to Joby Aviation common stock, to the extent paid out of Joby Aviation’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its Joby Aviation common stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such Joby Aviation common stock, which will be treated as described under “— Sale, Exchange or Other Disposition of Joby Aviation Common Stock and Warrants” below.

Dividends paid by Joby Aviation to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale, Exchange or Other Disposition of Joby Aviation common stock and Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Joby Aviation common stock or warrants unless:

(i)

such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)

the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

(iii)

Joby Aviation is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) Joby Aviation’ common stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, more than 5% of outstanding Joby Aviation common stock.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of Joby Aviation common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Joby Aviation common stock or warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Joby Aviation does not expect to be classified as a U.S. real property holding corporation immediately following the Business Combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether Joby Aviation will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.

Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a non-U.S. Holder of Joby Aviation common stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Joby Aviation common stock will depend on whether the redemption qualifies as a sale of Joby Aviation’ common stock redeemed, as described above under “U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of Joby Aviation common stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described above under “Non-U.S. Holders — Sale, Exchange or Other Disposition of Joby Aviation common stock and Warrants.” If such a redemption does not qualify as a sale of Joby Aviation common stock, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “Non-U.S. Holders — Distributions.” Because the treatment of a redemption may not be certain or determinable at the time of redemption, redeemed non-U.S. Holders may be subject to withholding tax on the gross amount received in such redemption. Non-U.S. Holders may be exempt from such withholding tax if they are able to properly certify that they meet the requirements of an applicable exemption (e.g., because such non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under “U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights”).

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Joby Aviation common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will generally be allowed as a credit against such non-U.S.

Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including Joby Aviation common stock or warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Joby Aviation common stock or warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Joby Aviation common stock or warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Joby Aviation common stock or warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

RTP is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the Final Rule, Release No. 33-10786, “Amendments to the Financial Disclosures about Acquired and Disposed Businesses,” and presents the combination of the historical financial information of RTP and Joby adjusted to give effect to the Business Combination and the other events contemplated by the Business Combination Agreement.

RTP is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 combines the historical balance sheet of RTP as of December 31, 2020 and the historical consolidated balance sheet of Joby as of December 31, 2020 on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on December 31, 2020. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 combines the historical statements of operation of RTP for the period from July 3, 2020 (inception) through December 31, 2020 and the historical consolidated statement of operations of Joby for the year ended December 31, 2020 on a pro forma basis as if the Business Combination and related transactions, contemplated by the Merger Agreement, had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•	the historical audited financial statements of RTP as of December 31, 2020 and for the period from July 3, 2020 through December 31, 2020;

•	the historical audited consolidated financial statements of Joby as of and for the year ended December 31, 2020; and

•

other information relating to RTP and Joby included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section entitled “BCA Proposal.”

The unaudited pro forma condensed combined financial information should be read together with RTP’s and Joby’s audited financial statements and related notes, the sections titled “RTP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Joby’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of Joby Aviation following the Closing. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Description of the Transactions

The Domestication, Merger, PIPE Investment and accompanying transactions may be summarized as follows:

•	RTP will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware;

•

RTP entered into the Merger Agreement with Merger Sub and Joby, pursuant to which, among other things, following the Domestication, (i) Merger Sub will merge with and into Joby, the separate corporate existence of Merger Sub will cease and Joby will be the surviving corporation and a wholly owned subsidiary of RTP, and RTP will be renamed Joby Aviation, Inc.;

•

Upon the consummation of the Merger, Joby’s equityholders will receive or have the right to receive an aggregate of 500,000,000 shares of Joby Aviation common stock (at a deemed value of $10.00 per share), which, in the case of Joby Awards, will be shares underlying awards based on Joby Aviation common stock, representing a pre-transaction equity value of Joby of $5.0 billion (such total number of shares of Joby Aviation common stock, the “Aggregate Merger Consideration”). Accordingly, an estimated 469,899,995 shares of Joby Aviation common stock will be immediately issued and outstanding, based on Joby’s capital stock balance as of May 4, 2021 and

•

An estimated 23,387,699 shares will be reserved for the potential future issuance of Joby Aviation common stock upon the exercise of Joby Aviation Options and an estimated 8,268,663 shares will be reserved for the potential future issuance of Joby Aviation common stock upon the settlement of Joby Aviation RSU Awards based on the following transactions contemplated by the Merger Agreement:

•

the conversion of all outstanding Joby Options into options exercisable for shares of Joby Aviation common stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the Exchange Ratio;

•

the conversion of all outstanding Joby RSU Awards into awards of restricted stock units based on shares of Joby Aviation common stock with the same terms, except the number of restricted stock units comprising the award will be adjusted using the Exchange Ratio;

•

Joby Aviation will issue 7,659,136 shares of Joby Aviation common stock to the holder of the Uber Note (the Uber Note will automatically be converted into a number of shares of Joby capital stock immediately prior to the Merger, which will be cancelled and converted into the right to receive such 7,659,136 shares of Joby Aviation common stock based on the Exchange Ratio);

•	Joby Aviation will issue and sell 83,500,000 shares of Joby Aviation common stock at $10.00 per share to the PIPE Investors pursuant to the PIPE Investment; and

•

17,130,000 shares of Joby Aviation common stock issued as a result of conversion of 17,130,000 Class B ordinary shares of RTP owned by the Sponsor in the Domestication will be immediately subject to the certain vesting provisions (such shares further referred to as “Sponsor Shares”).

Accounting for the Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, RTP is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Joby Aviation will represent a continuation of the financial statements of Joby, with the Business Combination being treated as the equivalent of Joby issuing stock for the net assets of RTP, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded, net assets of RTP being presented at historical costs. Operations prior to the Business Combination will be presented as those of Joby.

The unvested Sponsor Shares are expected be classified as a liability measured at fair value as at the date of the Merger, subject to subsequent remeasurement at each reporting date until the liability is settled in accordance with the vesting terms or the expiration of the Measurement Period. All outstanding capital stock of Joby, including shares issued as a result of the automatic exercise of SVB Warrants and In-Q-Tel Warrants and the automatic conversion of the Uber Note, will be converted into shares of common stock of Joby Aviation, with the corresponding increase in the par value of common stock being recognized against additional paid-in capital. Outstanding vested and unvested share-based awards of Joby (including options and RSUs) will be converted into the right to exercise such awards for common shares of Joby Aviation, adjusted proportionately based on the Exchange Ratio. Because no terms of such share-based awards are modified upon consummation of the Business Combination, no accounting impact for such outstanding awards is expected. Public and private warrants of RTP are not expected to be modified as a result of the Business Combination, resulting in no accounting impact upon consummation of Business Combination.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the Final Rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information of Joby Aviation upon consummation of the Business Combination and other events contemplated by the Merger Agreement. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Any additional Business Combination proceeds remaining after the payment of underwriter fees and payment of transaction costs related to the Merger are expected to be used for other general corporate purposes. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Joby Aviation following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. RTP and Joby have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined information contained herein assumes that the RTP stockholders approve the Business Combination. RTP’s public stockholders may elect to redeem their public shares for cash even if they approve the Business Combination. RTP cannot predict how many of its public stockholders will exercise their right to redeem their Class A ordinary shares for cash. Therefore, the unaudited pro forma condensed combined financial information presents the following two redemption scenarios. The actual results may be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results:

•

Assuming No Redemption: This presentation assumes that no public stockholders of RTP exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•

Assuming Maximum Redemption: This presentation assumes 60,002,230 of the public shares are redeemed for their pro rata share of the funds in RTP’s trust account. This scenario gives effect to RTP’s public share redemptions of 60,002,230 shares for aggregate redemption payments of approximately $600.2 million. The Merger Agreement provides that the obligations of Joby to consummate the Merger are conditioned on, among other things, that as of the Closing, RTP will have a minimum of $1,000 million in cash comprising (i) the cash held in the trust account after giving effect to RTP share redemptions (but prior to the payment of any (a) deferred underwriting commissions being held in the trust account and (b) transaction expenses of Joby or RTP), (ii) the PIPE Investment Amount and (iii) the Uber Note Principal Amount. If the minimum cash requirement is not met, then Joby would not be obligated the consummate the Merger.

The following summarizes the pro forma Joby Aviation common stock issued and outstanding immediately after the Business Combination, presented under the two scenarios listed above:

	Share Ownership in Joby Aviation
	Pro Forma Combined (No Redemptions)		Pro Forma Combined (Maximum Redemptions) (1)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Joby Aviation Stockholders (2)	487,659,129	75.34	487,659,129	83.03
RTP’s public shareholders	69,000,000	10.66	8,997,770	1.53
Sponsor, its related parties and RTP independent directors (3)	28,750,000	4.44	28,750,000	4.90
Third Party PIPE Investors	61,900,000	9.56	61,900,000	10.54

Total	647,309,129	100.00	587,306,899	100.00

(1)

Assumes additional redemptions of 60,002,230 Class A public shares of RTP in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of December 31, 2020.

(2)

Includes (a) 469,899,995 shares expected to be issued to existing Joby common and preferred shareholders (including holders of the Joby Warrants, which will convert into Joby capital stock immediately prior to the Business Combination), 9,641,603 shares of which are subject to repurchase related to early exercised stock options and unvested RSUs (of which RSUs are 515,295), (b) 10,100,000 shares subscribed for by the Joby PIPE Investors and (c) 7,659,136 shares expected to be issued to the holder of the Uber Note. These share amounts may not sum due to rounding.

(3)

Includes 17,130,000 shares held by the Sponsor (the “Sponsor Shares”) (assuming such shares were fully vested), 11,500,000 shares subscribed for by the Sponsor Related PIPE Investors and 120,000 shares held by the current independent directors of RTP. The Sponsor Shares are subject to a vesting schedule with 20% of the Sponsor Shares vesting in tranches when the VWAP of the Joby Aviation common stock is greater than $12.00, $18.00, $24.00, $32.00 and $50.00 for any 20 trading days within a period of 30 trading days. After 10 years following the Closing, the Sponsor agrees to forfeit any Sponsor Shares which have not yet vested.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2020

(in thousands)

			Assuming No Redemption Scenario					Assuming Maximum Redemption Scenario
	Joby Aero, Inc. (Historical)	Reinvent (Historical)	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$77,337	$1,695	$690,171	B	$75,000	K	$1,599,637	$(600,171)	H	$999,466
			(239)	C
			(24,150)	D
			835,000	E
			(7,700)	P
			(47,477)	O
Short term marketable securities	368,587	—	—		—		368,587	—		368,587
Other receivables	2,227	—	—		—		2,227	—		2,227
Prepaid expenses and other current assets	3,032	507	—		764	R	4,303	—		4,303

Total current assets	451,183	2,202	1,445,605		75,764		1,974,754	(600,171)		$1,374,583
Investments held in Trust account	—	690,171	(690,171)	B	—		—	—		—
Equity method investment	10,990	—	—		—		10,990	—		10,990
Restricted cash	693	—	—		—		693	—		693
Property and equipment, net	34,126	—	—		—		34,126	—		34,126
Other non-current assets	262	—	—		—		262	—		262

Total assets	$497,254	$692,373	$755,434		$75,764		$2,020,825	$(600,171)		$1,420,654

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	4,928	16	(16)	P	—		4,928	—		4,928
Accrued expenses and other current liabilities	1,746	406	47,477	M	—		2,152	—		2,152
			(47,477)	O
Capital leases, current portion	792	—	—		—		792	—		792
Deferred rent, current portion	295	—	—		—		295	—		295
Debt, current	244	—	—		—		244	—		244

Total current liabilities	8,005	422	(16)		—		8,411	—		8,411
Deferred legal fees	—	239	(239)	C	—		—	—		—
Debt, noncurrent	946	—	—		—		946	—		946
Deferred rent, net of current portion	1,321	—	—		—		1,321	—		1,321
Deferred underwriting commissions	—	24,150	(24,150)	D	—		—	—		—
Derivative liability		—	180,954	F	—		180,954	—		180,954
Derivative warrant liabilities	—	99,938	—		—		99,938	—		99,938
Capital leases, net of current portion	661	—	—		—		661	—		661
Early exercise stock option liabilities	1,177	—	—		—		1,177	—		1,177

Total liabilities	12,110	124,749	156,549		—		293,408	—		293,408

			Assuming No Redemption Scenario					Assuming Maximum Redemption Scenario
	Joby Aero, Inc. (Historical)	Reinvent (Historical)	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Commitments and contingencies
Redeemable convertible preferred stock — subject to possible redemption	$768,312	$—	$(768,312)	L			$—	$—		$—
Common shares subject to possible redemption — 66,256,277 shares subject to possible redemption at $10.00 per share	—	562,624	(562,624)	A			—	—		—
Stockholders’ equity (deficit):
Common Stock — $0.0001 par value; 1,400,000,000 shares authorized, pro forma; 647,309,129 shares issued and outstanding (assuming No Redemption Scenario) and 587,306,899 shares issued and outstanding (assuming Maximum Redemption Scenario)	—		8	E			65	(6)	I	59
			9	G
			35	L
			13	J
Class A Common Stock — $0.0001 par value; 500,000,000 shares authorized; 2,743,723 shares issued and outstanding (excluding 66,256,277 shares subject to possible redemption)	—	1	6	A			—	(6)	H	—
			(7)	G				6	I
Class B Common Stock — $0.0001 par value; 50,000,000 shares authorized; 17,250,000 shares issued and outstanding	—	2	(2)	G			—			—
Joby Aero Common Stock — $0.00001 par value; 149,793,455 shares authorized: 35,305,759 shares issued and outstanding at December 31, 2020	—	—	—	J	—	K	—			—
			—	N	—	R
Additional paid-in capital	12,591	68,900	562,618	A	75,000	K	2,023,111	(600,165)	H	1,422,946
			(180,954)	F	764	R
			834,992	E
			(47,477)	M
			—	N
			(7,700)	P
			(63,887)	Q
			768,277	L
			(13)	J

			Assuming No Redemption Scenario				Assuming Maximum Redemption Scenario
	Joby Aero, Inc. (Historical)	Reinvent (Historical)	Transaction Accounting Adjustments		Autonomous Entity Adjustments	Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Accumulated other comprehensive income	$527	$—	$—		$—	$527	$—	$527
Accumulated deficit	(296,286)	(63,903)	63,887	Q	—	(296,286)	—	(296,286)
			16	P

Total stockholders’ equity (deficit)	(283,168)	5,000	1,929,821		75,764	1,727,417	(600,171)	1,127,246

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$497,254	$692,373	$755,434		$75,764	$2,020,825	$(600,171)	$1,420,654

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands)

	Year Ended December 31, 2020		For the Period from July 3, 2020 (inception) through December 31, 2020	No Redemptions			Maximum Redemptions
	Joby Aero, Inc. (Historical)		Reinvent (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Operating expenses:
Research and development		$108,741	$—	$—		108,741	—	108,741
Selling, general and administrative		23,495	1,105	(16)	BB	24,584	—	24,584

Total operating expenses		132,236	1,105	(16)		133,325	—	133,325
Loss from operations		(132,236)	(1,105)	16		(133,325)	—	(133,325)
Interest income		5,428	—	—		5,428	—	5,428
Interest expense		(249)	—	—		(249)	—	(249)
Gain from deconsolidation of a subsidiary		6,904	—	—		6,904	—	6,904
Income from equity method investment		5,799	—	—		5,799	—	5,799
Unrealized gain on investments held in Trust Account		—	171	(171)	AA	—	—	—
Financing costs – derivative warrant liabilities		—	(1,289)	—		(1,289)	—	(1,289)
Change in fair value of derivative warrant liabilities		—	(61,680)	—		(61,680)	—	(61,680)
Other income, net		221	—	—		221	—	221

Net loss before income taxes		(114,133)	(63,903)	(155)		(178,191)	—	(178,191)

Provision for income taxes		31		—		31	—	31

Net loss		$(114,164)	$(63,903)	$(155)		(178,222)	—	(178,222)

Weighted average shares outstanding of Class A Common Stock			69,000,000
Basic and diluted net loss per share-Class A	$		0.00
Weighted average shares outstanding of Class B Common Stock			17,250,000
Basic and diluted net loss per share-Class B	$		(3.70)
Weighted average shares outstanding of Joby Aero Common Stock		30,066,847
Basic and diluted net loss per share-Joby Aero		(3.80)	$
Weighted average shares outstanding of Joby Aviation Common Stock						620,537,529		560,535,299
Basic and diluted net loss per share of Joby Aviation						(0.29)		(0.32)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, Reinvent Technology Partners, a Cayman Islands exempted company (“RTP”), will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Joby Aero, Inc. (“Joby”) Stockholders comprising a relative majority of the voting power of Joby Aviation (the combined entity) and having the ability to nominate majority of the members of the Joby Aviation Board, Joby’s operations prior to the acquisition comprising the only ongoing operations of Joby Aviation, and Joby’s senior management comprising the senior management of Joby Aviation. Accordingly, for accounting purposes, the financial statements of Joby Aviation will represent a continuation of the financial statements of Joby with the Business Combination treated as the equivalent of Joby issuing stock for the net assets of RTP, accompanied by a recapitalization. The net assets of RTP will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Joby in future reports of Joby Aviation.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances. Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information.

2.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020 are as follows:

(A) Reflects the reclassification of Class A ordinary shares of RTP subject to possible redemption to permanent equity immediately prior to the Merger.

(B) Reflects the liquidation and reclassification of $690.2 million of investments held in the Trust Account to cash and cash equivalents that becomes available for general use by Joby Aviation following the Merger.

(C) Reflects the payment of $0.2 million of deferred legal fees incurred during RTP’s initial public offering due upon completion of the Merger.

(D) Reflects the payment of $24.2 million of deferred underwriting commission incurred during RTP’s initial public offering due upon completion of the Merger.

(E) Reflects the gross proceeds of $835.0 million from the issuance and sale of 83.5 million shares of Joby Aviation common stock at $10.00 per share pursuant to the PIPE Investment entered into with PIPE Investors.

(F) Reflects recognition of derivative liability related to the Sponsor Shares subject to vesting upon completion of the Merger. The Sponsor Shares are subject to a vesting schedule with 20% of the Sponsor Shares vesting in tranches when the VWAP of the Joby Aviation common stock is greater than $12.00, $18.00, $24.00, $32.00 and $50.00 for any 20 trading days within a period of 30 trading days. After 10 years following the

Closing, the Sponsor agrees to forfeit any Sponsor Shares which have not yet vested. Upon completion of the Merger, the Sponsor Shares will contain certain features, which will require these shares be classified as a liability initially and subsequently measured at fair value, with any changes in the fair value reflected in earnings, until the vesting conditions for such shares are met or expire. The fair value of the Sponsor Shares is determined by using the Monte-Carlo Simulation approach, which estimates the number of Sponsor Shares expected to vest and their value based on a simulation of the post-combination company’s common stock price in the future. The change in the per share market price of the post-combination company’s common stock would have a respective proportional impact on the per share value of the Sponsor Shares.

(G) Reflects the conversion of 69,000,000 RTP Class A ordinary shares and 17,250,000 RTP Class B ordinary shares into shares of common stock of Joby Aviation assuming no redemptions and following the change of jurisdiction of incorporation from Cayman Islands to the State of Delaware.

(H) Reflects the redemption of the maximum number of 60,002,230 RTP Class A ordinary shares for $600.2 million allocated to RTP Class A ordinary shares and additional paid-in capital using par value $0.0001 per share at a redemption price of $10.00 per share.

(I) Reflects the impact of the redemption of the maximum number of RTP Class A ordinary shares, as per adjustment (H) above, prior to the conversion of the remaining Class A ordinary shares of RTP into shares of common stock of Joby Aviation, as per adjustment (G) above, assuming the maximum redemption scenario.

(J) Reflects the recapitalization of common shares between Joby common stock and Joby Aviation common stock.

(K) Reflects issuance and conversion of Uber Note into a number of shares of Joby in accordance with its terms.

(L) Reflects exchange of Joby’s 96,252,623 shares of Redeemable Convertible Preferred Stock for common stock of Joby Aviation with $0.0001 par value.

(M) Represents estimated direct and incremental transaction costs incurred by Joby related to the Merger of approximately $47.5 million for advisory, banking, printing, legal and accounting.

(N) Reflects cashless conversion of SVB Warrants into 217,729 shares of Joby’s common stock.

(O) Represents the payment of preliminary estimated direct and incremental transaction costs detailed at adjustment (M).

(P) Represents preliminary estimated direct and incremental offering costs incurred by RTP of approximately $6.3 million in advisory, banking, printing, legal, and accounting fees and $1.4 million in other transaction related expenses in connection with the Transaction and PIPE financing.

(Q) Reflects the elimination of historical earnings of RTP.

(R) Reflects issuance of In-Q-Tel Warrant issued in March 2021 and its conversion to 19,851 shares of common stock prior to the Merger.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:

(AA) Represents the elimination of investment income related to the investments held in the RTP Trust Account.

(BB) Represents the elimination of transaction related costs incurred by RTP during the year ended December 31, 2020.

3.	Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred as of January 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented. Under the maximum redemption scenario, the shares of Class A Common Stock assumed to be redeemed by RTP public stockholders are eliminated as of January 1, 2020.

Because the Sponsor Shares are contingently issuable based upon the share price of Joby Aviation reaching specified thresholds that have not been achieved, the Sponsor Shares have been excluded from basic and diluted pro forma net loss per share. Additionally, 9,641,603 shares of Joby Aviation common stock related to the conversion of all outstanding shares of Joby unvested RSUs and early exercised stock options subject to repurchase were excluded from basic and diluted pro forma net loss per share.

The unaudited pro forma condensed combined financial information has been prepared assuming the no redemptions and maximum redemptions scenarios:

	Year Ended December 31, 2020
	No Redemptions	Maximum Redemption
Pro forma net loss	$(178,222)	$(178,222)
Basic weighted average shares outstanding	620,537,529	560,535,299
Pro forma net loss per share — Basic and Diluted (1)	$(0.29)	$(0.32)

Weighted average shares outstanding — basic and diluted
RTP Class A shareholders	69,000,000	8,997,770
Former RTP Class B Founder Shares(3)	120,000	120,000
Former Joby Aero shareholders (2)	467,917,529	467,917,529
PIPE Financing	83,500,000	83,500,000

	620,537,529	560,535,299

(1)	Outstanding 23,387,699 options, 8,268,663 RSUs and 17,130,000 Sponsor Shares are anti-dilutive and are not included in the calculation of diluted net loss per share.
(2)	Amount excludes 9,641,603 shares of Joby Aviation common stock related to the conversion of all outstanding shares of Joby unvested RSUs and early exercised stock options subject to repurchase.
(3)	Amount excludes 17,130,000 Sponsor Shares subject to vesting upon completion of the Merger.

INFORMATION ABOUT RTP

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to RTP prior to the consummation of the Business Combination.

General

RTP is a blank check company incorporated on July 3, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although RTP is not limited to a particular industry or sector for purposes of consummating a business combination, RTP focuses on businesses in the technology industries primarily located in the United States. RTP has neither engaged in any operations nor generated any revenue to date. Based on RTP’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On September 21, 2020, RTP consummated its initial public offering of its units, with each unit consisting of one RTP Class A ordinary share and one-fourth of one Public Warrant, which included the full exercise by the underwriters of the over-allotment option. Simultaneously with the closing of the initial public offering, RTP completed the private sale of 11,533,333 private placement warrants at a purchase price of $1.50 per private placement warrant, to the Sponsor generating gross proceeds to us of $17.3 million. The private placement warrants are identical to the warrants sold as part of the units in RTP’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by RTP (except in certain redemption scenarios when the price per ordinary share equals or exceeds $10.00 (as adjusted)); (2) they (including the ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of RTP’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the ordinary shares issuable upon exercise of these warrants) are entitled to registration rights.

Following the closing of RTP’s initial public offering, a total of $690,000,000, comprised of proceeds from the initial public offering and the sale of the private placement warrants, were placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasury securities and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. As of December 31, 2020, funds in the trust account totaled $690,171,366. These funds will remain in the trust account, except for the withdrawal of interest to fund RTP’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of RTP’s obligation to redeem 100% of the public shares if it does not complete a business combination by the Liquidation Date and (3) the redemption of all of the public shares if RTP is unable to complete a business combination by the Liquidation Date, subject to applicable law.

Effecting RTP’s Initial Business Combination

Fair Market Value of Target Business

The rules of the NYSE and RTP’s Cayman Constitutional Documents require that RTP’s Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust). RTP’s board of directors determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of Business Combination

RTP is seeking stockholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the BCA Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). RTP will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals have been approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each director and officer of RTP have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and RTP’s independent directors collectively own 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Joby or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of RTP’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Joby or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if presented), (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) RTP’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Liquidation if No Business Combination

If RTP has not completed the Business Combination with Joby Aviation by the Liquidation Date and has not completed another business combination by such date, RTP will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the 69,000,000 public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of RTP’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Sponsor has entered into a letter agreement with RTP, dated as of September 16, 2020 pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their RTP Class B ordinary shares if RTP fails to complete its business combination within the required time period. However, if Sponsor owns any public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if RTP fails to complete its business combination within the allotted time period.

The Sponsor and RTP’s directors and officers have agreed, pursuant to a written agreement with RTP, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of RTP’s obligation to allow for redemption in connection with RTP’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by the Liquidation Date or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless RTP provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding public shares. However, RTP may not redeem its public shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.

RTP expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing RTP’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, RTP may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the trust account could, however, become subject to the claims of RTP’s creditors which would have higher priority than the claims of RTP’s public shareholders. RTP cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See “Risk Factors — Risks Related to the Business Combination and RTP — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein. While RTP intend to pay such amounts, if any, RTP cannot assure you that RTP will have funds sufficient to pay or provide for all creditors’ claims.

Although RTP will seek to have all vendors, service providers (other than RTP’s independent auditors), prospective target businesses and other entities with which RTP does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of RTP’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against RTP’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, RTP’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where RTP may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where RTP is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of RTP’s public shares, if RTP has not completed RTP’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with RTP’s initial business combination, RTP will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than RTP’s independent auditors) for services rendered or products sold to us, or a prospective target business with which RTP has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to fund RTP’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under RTP’s indemnity of the underwriters of RTP’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. RTP has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and RTP believes that the Sponsor’s only assets are securities of RTP and, therefore, the Sponsor may not be able to satisfy those obligations. None of RTP’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to fund RTP’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, RTP’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While RTP currently expects that RTP’s independent directors would take legal action on RTP’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that RTP’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, RTP cannot assure you that due to claims of creditors the actual value of the per- share redemption price will not be substantially less than $10.00 per share. See “Risk Factors — Risks Related to the Business Combination and RTP — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein.

RTP will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than RTP’s independent auditors), prospective target businesses and other entities with which RTP does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under RTP’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.

If RTP files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in RTP’s insolvency estate and subject to the claims of third parties with priority over the claims of RTP’s shareholders. To the extent any insolvency claims deplete the trust account, RTP cannot assure you RTP will be able to return $10.00 per share to RTP’s public shareholders. Additionally, if RTP files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by RTP’s shareholders. Furthermore, RTP’s board of directors may be viewed as having breached its fiduciary duty to RTP’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. RTP cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors — Risks Related to the Business Combination and RTP — If, after we distribute the proceeds in the trust account to our public shareholders, RTP files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”

RTP’s public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) RTP’s completion of an initial business combination, and then only in connection with those RTP Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of RTP’s obligation to allow redemption in connection with RTP’s initial business combination or to redeem 100% of the public shares if RTP does not complete RTP’s initial business combination by the Liquidation Date or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if RTP has not completed an initial business combination by the Liquidation Date, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of RTP warrants will not have any right to the proceeds held in the trust account with respect to the RTP warrants.

Facilities

RTP currently maintains its executive offices at 215 Park Avenue, Floor 11, New York, NY 10003. The cost for this space is included in the $1,875,000 per year fee that RTP pays an affiliate of the Sponsor for office space, administrative and support services. RTP considers its current office space adequate for RTP’s current operations.

Upon consummation of the Business Combination, the principal executive offices of Joby Aviation will be located at 2155 Delaware Avenue, Santa Cruz, CA 95060.

Employees

RTP currently has two officers. Members of RTP’s management team are not obligated to devote any specific number of hours to RTP’s matters but they intend to devote as much of their time as they deem necessary to RTP’s affairs until RTP has completed RTP’s initial business combination. The amount of time that any members of RTP’s management team will devote in any time period will vary based on whether a target business has been selected for RTP’s business combination and the current stage of the Business Combination process.

Competition

If RTP succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Joby’s competitors. RTP cannot assure you that, subsequent to the Business Combination, Joby Aviation will have the resources or ability to compete effectively. Information regarding Joby Aviation’ competition is set forth in the sections entitled “Information about Joby — Competition.”

Directors and Executive Officers

RTP’s current directors and officers are as follows:

Name	Age	Position
Reid Hoffman	53	Co-Lead Director
Mark Pincus	54	Co-Lead Director
Michael Thompson	44	Chief Executive Officer and Chief Financial Officer and Director
David Cohen	42	Secretary
Sherry Coutu	56	Director
Charles Hudson	42	Director
Kristina Salen	49	Director
Fei-Fei Li	44	Director

Reid Hoffman

Mr. Reid Hoffman has served as our Co-Lead Director since September 2020. He also is a co-founding member of Reinvent Capital. Mr. Hoffman is a highly accomplished entrepreneur and investor. He co-founded LinkedIn, served as its founding Chief Executive Officer, and served as its Executive Chairman until the company’s acquisition by Microsoft for $26.2 billion. Early in his career, he was Chief Operating Officer and Executive Vice President and served on the founding Board of Directors of PayPal. Mr. Hoffman is a Partner at Greylock (joining Greylock in 2009), a leading Silicon Valley venture capital firm, where he focuses on investing in technology products that can reach hundreds of millions of people. Mr. Hoffman currently serves as Co-Lead Director of RTPZ and a board observer of RTPY. He also serves on Microsoft’s Board and as a director or observer for a number of private companies including Apollo Fusion, Aurora, Blockstream, Coda, Convoy, Entrepreneur First, Nauto, Neeva, and Xapo. Additionally, Mr. Hoffman also serves on ten not-for-profit boards, including OpenAI, Kiva, Endeavor, CZI Biohub, Berggruen Institute, Research Bridge Partners, Lever for Change, New America, Do Something, and Opportunity @ Work. Mr. Hoffman also serves on the Visiting Committee of the MIT Media Lab. Over the years, Mr. Hoffman has made early investments in over 100 technology companies, including companies such as Facebook, Ironport, and Zynga. He is the co-author of Blitzscaling: The Lightning-Fast Path to Building Massively Valuable Companies and two New York Times best-selling books: The Start-up of You and The Alliance. He also hosts the podcast Masters of Scale. Mr. Hoffman earned a master’s degree in philosophy from Oxford University, where he was a Marshall Scholar, and a bachelor’s degree with distinction in symbolic systems from Stanford University. Mr. Hoffman has an honorary doctorate from Babson College and an honorary fellowship from Wolfson College, Oxford University. Mr. Hoffman has received a number of awards, including the Salute to Greatness from the Martin Luther King Center.

Mr. Hoffman has built an intellectual practice around entrepreneurship at scale. Through this, and his decade-long track record as a partner at Greylock, Mr. Hoffman has built a depth of experience and network connectivity across many diverse areas of the technology industry, including marketplaces, social networks, ecommerce, payments, artificial intelligence, autonomous vehicle technology, and transportation and logistics. Mr. Hoffman’s network and expertise also expand geographically into networks of technology entrepreneurship across Asia, Europe, and Latin America.

Mr. Hoffman was selected to serve on our board of directors because of his depth of expertise and network connectivity across diverse areas of the technology industry including: marketplaces, social networks, ecommerce, payments, artificial intelligence, autonomous vehicle technology, and transportation & logistics.

Mark Pincus

Mr. Mark Pincus has been our director since July 2020 and has served as our Co-Lead Director since September 2020. He is also a co-founding member of Reinvent Capital. Mr. Pincus is an accomplished entrepreneur and investor. He founded several internet companies including Zynga, which pioneered social games to help establish gaming as a mass-market activity Mr. Pincus currently serves as Co-Lead Director of RTPZ and Director of RTPY. He is the Chairman of Zynga’s Board (since May 2018) and previously served as Zynga’s Executive Chairman (from March 2016 to May 2018) and twice as its Chief Executive Officer (April 2007 to July 2013 and April 2015 to March 2016), including when he returned in 2015 to lead its turnaround and reinvention as a mobile-first games company. Before Zynga, Mr. Pincus founded tribe.net, one of the earliest online social networks whose technology was acquired by Cisco Systems. He also founded Support.com, a provider of help desk service and support automation software, one of the first enterprise software companies to go to market with a subscription-based model. Support.com went public in 2001. Mr. Pincus also founded FreeLoader, Inc., a web-based, push technology news company, which was acquired by Individual, Inc.

Mr. Pincus has made numerous investments in many internet, media, and software companies, including Facebook, Twitter, Airbnb, Snap, Epic Games, Xiaomi, JD.com, and Niantic. He is also an active angel investor in technology startups. Mr. Pincus has prioritized social impact in his personal and professional life. Zynga was one of the first companies to use in-game virtual goods to allow players to contribute directly to disaster relief and other nonprofit efforts. Mr. Pincus was appointed by President Barack Obama to the Board of the Presidio Trust, a federal agency that operates the Presidio as part of the Golden Gate Recreation Area. He also regularly lectures to aspiring entrepreneurs at colleges and universities, including Stanford Graduate School of Business, Harvard Business School, and The Wharton School of the University of Pennsylvania. Mr. Pincus graduated summa cum laude from University of Pennsylvania’s Wharton School of Business and earned an MBA from Harvard Business School.

Mr. Pincus has built an intellectual practice around product management. He was an early pioneer in reimagining product management for consumer internet products, notably the use of rapid testing and experimentation to inform design decisions in all stages of product development. He also developed a product roadmapping process that tracks engineering resources to expected outcomes. Mr. Pincus was among the first to bring these lessons to games, spawning an always-on, product-as-a-service operating model that empowers product teams to react in real time to user behavior by deploying product updates. Mr. Pincus co-created the Stanford Graduate School of Business course on Product Management with Professor Amir Goldberg.

Mr. Pincus was selected to serve on our board of directors because of his extensive experience in the technology sector, specifically the social media, gaming, and internet industries, and in identifying, fostering and scaling new products, technologies and consumer trends.

Michael Thompson

Mr. Michael Thompson has served as our Chief Executive Officer and Chief Financial Officer since August 2020 and has served as one of our directors since September 2020. He also is a co-founding member of Reinvent Capital. Mr. Thompson currently serves as Chief Executive Officer, Chief Financial Officer and Director of RTPZ, Chief Executive Officer, Chief Financial Officer and Director of RTPY, and Chief Executive Officer and Chief Financial Officer of RTPX. Mr. Thompson was previously co-founder, managing member, and portfolio manager for BHR Capital, which managed as much as $1.9 billion of special situations funds from 2009-2016. Mr. Thompson played an active role in several of BHR Capital’s portfolio companies, developing operating and financing strategies alongside management. While managing BHR Capital, Mr. Thompson was responsible for all portfolio construction, security selection, and risk management activities and oversaw the firm’s investment team. He also led several investments in which BHR Capital took active protagonist roles. Additionally, since the early 2010s, he has made dozens of private investments. He has experience as a board member and regularly advises companies on business and financial matters. Mr. Thompson graduated magna cum laude with a BBA in International Finance from the Honors Program at the University of Georgia, where he received Alumni, Governor’s, and Hope Scholarships. Mr. Thompson was selected to serve on our board of directors because of his extensive investment experience as well as his experience developing operating and financing strategies alongside management.

David Cohen

Mr. David Cohen has been our Secretary since August 2020. Mr. Cohen is also the Chief Operating Officer and General Counsel of Reinvent Capital. His areas of expertise include mergers and acquisitions, public and private corporate and securities transactions, special situation investing, asset management, and reinventions. Mr. Cohen joined Reinvent Capital in 2018 as part of the founding team. Mr. Cohen currently serves as Secretary of RTPZ, RTPY and RTPX. Since 2017, he has also worked as general counsel of certain of Mr. Pincus’s business entities. From 2015 to 2017, Mr. Cohen served as Associate General Counsel of Zynga and led the legal team responsible for mergers and acquisitions, corporate governance, and securities and finance matters. Prior to this, he spent nine years in private legal practice, most recently as Senior Counsel in Proskauer’s corporate and private equity groups. Mr. Cohen received an A.B. from Middlebury College and a J.D. from the University of Virginia School of Law.

Sherry Coutu

Ms. Sherry Coutu has served as one of our directors since September 2020. Ms. Coutu is a serial entrepreneur and angel investor who serves on the boards of companies, charities, and universities. She chairs or has chaired Founders4Schools, Workfinder, Raspberry Pi (Trading), Digital Boost and the Scaleup Institute. She also serves as a non-executive Director of Pearson plc and London Stock Exchange plc and as a Trustee of Raspberry Pi Foundation. With more than 60 angel investments, three IPO’s, and numerous JV’s and acquisitions behind her, Ms. Coutu has extensive experience in early and mid-stage companies having held senior positions in product management, research, finance, and operations. Philanthropically, she supports Founders4Schools, The Prince’s Trust and the Crick Institute. Ms. Coutu has an M.B.A. from Harvard, an MSc (with distinction) from the London School of Economics, and a B.A. (Hons with distinction) from the University of British Columbia, Canada. She has been awarded Honourary Phd’s from The University of Bristol, Manchester University and the Open University for her work in Education and the Economy. She was appointed Commander of the Order of the British Empire (CBE) for services to entrepreneurship in the New Year’s Honours List 2013. Ms. Coutu was selected to serve on our board of directors due to her investment experience and global exposure.

Charles Hudson

Mr. Charles Hudson has served as one of our directors since September 2020. Mr. Hudson is the managing partner and founder of Precursor Ventures, an early-stage venture capital firm focused on investing in the first institutional round of investment for software and hardware companies. Prior to founding Precursor Ventures, Mr. Hudson was a partner at SoftTech VC, where he focused on identifying investment opportunities in mobile infrastructure. He was also the Co-Founder and Chief Executive Officer of Bionic Panda Games, an Android-focused mobile games startup based in San Francisco, California. Prior to joining SoftTech VC and co-founding Bionic Panda Games, Mr. Hudson was the VP of Business Development for Serious Business until the company was acquired by Zynga in February 2010. Prior to Serious Business, he was the Sr. Director for Business Development at Gaia Interactive, an online hangout and virtual world for teens. Prior to Gaia, Mr. Hudson worked in New Business Development at Google and focused on new partnership opportunities for early-stage products in the advertising, mobile, and e-commerce markets. Prior to joining Google, Mr. Hudson was a Product Manager for IronPort Systems, a leading provider of anti-spam hardware appliances that was acquired by Cisco Systems for $830 million in 2007. Before IronPort Systems, Charles worked at In-Q-Tel, the venture capital fund backed by the Central Intelligence Agency, where he invested in early-stage hardware and software companies. Mr. Hudson received a B.A. from Stanford University and an M.B.A. from the Stanford Graduate School of Business. Mr. Hudson was selected to serve on our board of directors due to his considerable technology investment experience.

Kristina Salen

Ms. Kristina Salen has served as one of our directors since September 2020. Ms. Salen has been the Chief Financial Officer of World Wrestling Entertainment, Inc., an integrated media organization and recognized leader in global entertainment, since July 2020. From 2018 to July 2020, Ms. Salen was the Chief Financial Officer of Moda Operandi. Prior to that, in 2017 and 2018, Ms. Salen served as Chief Financial Officer and Chief Operating Officer of Translation Enterprises/United Masters. From 2013 to 2017 Ms. Salen served as Chief Financial Officer of Etsy, Inc. Prior to Etsy, Ms. Salen led the media, internet, and telecommunications research group of Fidelity Investments from 2006 to 2013. Earlier in her career, Ms. Salen served in financial analyst positions with Oppenheimer Capital, Merrill Lynch Investment Managers and Lazard Freres & Co. She sits on the Board of Directors and Audit Committee for both SiriusXM and Cornerstone OnDemand. Ms. Salen was selected to serve on our board of directors due to her extensive financial expertise and experience with media, telecommunications and internet companies, including experience advising, managing and investing in and assessing business plans of and opportunities for these types of companies.

Fei-Fei Li

Dr. Fei-Fei Li has served as one of our directors since September 2020. Dr. Li is the inaugural Sequoia Professor in the Computer Science Department at Stanford University, and Denning Co-Director of Stanford’s Human-Centered AI Institute. Dr. Li currently serves as a director of Twitter, Inc. She is also a co-founder and Chairperson of the Board of the nonprofit education organization AI4ALL. Dr. Li served as the Director of Stanford’s AI Lab from 2013 to 2018. During her sabbatical from Stanford from January 2017 to September 2018, she was Vice President at Google and served as Chief Scientist of AI/ML at Google Cloud. Dr. Li is an elected Member of the National Academy of Engineering (NAE) and National Academy of Medicine (NAM), a Fellow of ACM and a member of the Council on Foreign Relations (CFR). Dr. Li received a B.A. from Princeton University and a Masters and Ph.D. from California Institute of Technology. Dr. Li was selected to serve on our board of directors due to her broad experience in science and technology.

Number, Terms of Office and Appointment of Directors and Officers

RTP’s board of directors consists of seven members. Prior to our initial business combination, holders of the Founder Shares have the right to appoint all of our directors and remove members of the board of directors for any reason, and holders of RTP’s public shares do not have the right to vote on the appointment of directors during such time. These provisions of our Cayman Constitutional Documents may only be amended by a special resolution passed by a majority of at least 90% of our ordinary shares attending and voting in a general meeting. Each of RTP’s directors hold office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on RTP’s board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of RTP’s board of directors or by a majority of the holders of RTP’s ordinary shares (or, prior to RTP’s initial business combination, holders of the Founder Shares).

RTP’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. RTP’s board of directors is authorized to appoint persons to the offices set forth in the Cayman Constitutional Documents, as it deems appropriate. The Cayman Constitutional Documents provide that RTP’s officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Director Independence

The rules of the NYSE require that a majority of RTP’s board of directors be independent. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of the NYSE. In addition, members of RTP’s compensation committee and nominating and corporate governance committee must also satisfy the independence criteria set forth under the listing standards of the NYSE.

RTP’s board has determined that each of Ms. Coutu, Mr. Hudson, Ms. Salen and Dr. Li is an “independent director” under applicable SEC and NYSE rules.

RTP’s independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of RTP’s directors or executive officers have received any cash compensation for services rendered to RTP. Commencing on September 16, 2020 through the earlier of the consummation of RTP’s initial business combination and RTP’s liquidation, RTP accrues an obligation to Reinvent Capital of $1,875,000 per year pursuant to the Support Services Agreement. The Sponsor, directors and executive officers, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. RTP’s audit committee reviews on a quarterly basis all payments that were made by RTP to the Sponsor, directors, executive officers or RTP or any of their affiliates. In August 2020, the Sponsor transferred 30,000 Founder Shares to each of Ms. Coutu, Mr. Hudson, Ms. Salen and Dr. Li at their original per-share purchase price.

RTP is not party to any agreements with its directors or officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence RTP’s management’s motivation in identifying or selecting a target business and RTP does not believe that the ability of its management to remain with it after the consummation of its initial business combination should be a determining factor in its decision to proceed with any business combination.

Legal Proceedings

On April 19, 2021, Cody Reese (“Reese”), a purported shareholder of RTP, filed a lawsuit in the Supreme Court of the State of New York, County of New York, captioned Cody Reese v. Reinvent Technology Partners, et al., case number 652603/2021, against RTP and the members of its board of directors (the “Reese Complaint”). The Reese Complaint asserts a breach of fiduciary duty claim against the individual defendants and an aiding and abetting claim against RTP. The Reese Complaint alleges, among other things, that (i) the merger consideration is unfair, and (ii) the registration statement on Form S-4 filed with the SEC on April 2, 2021 regarding the proposed transaction involving Joby is materially misleading and incomplete and fails to disclose material information. The Reese Complaint seeks, among other things, to enjoin the proposed Business Combination, rescind the transaction or award rescissory damages to the extent it is consummated, and an award of attorneys’ fees and expenses.

Periodic Reporting and Audited Financial Statements

RTP has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, RTP’s annual reports contain financial statements audited and reported on by RTP’s independent registered public accounting firm. RTP has filed with the SEC its Annual Report on Form 10-K covering the fiscal period ended December 31, 2020.

RTP’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of RTP’s financial condition and results of operations should be read in conjunction with RTP’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. RTP’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Statement Regarding Forward- Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Unless the context otherwise requires, all references in this section to the “we,” “us,” “our,” the “Company” or “RTP” refer to RTP prior to the consummation of the Business Combination.

Overview

We are a blank check company incorporated on July 3, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Merger Agreement on February 23, 2021. We intend to finance the Business Combination through shares of Joby Aviation common stock issued to Joby stockholders and the PIPE Investors.

The issuance of additional shares in a business combination:

•	may significantly dilute the equity interest of investors;

•	may subordinate the rights of holders of ordinary shares if preferred shares are issued with rights senior to those afforded our ordinary shares;

•

could cause a change of control if a substantial number of our ordinary shares is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present directors and officers;

•	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us;

•	may adversely affect prevailing market prices for our ordinary shares and/or warrants; and

•	may not result in adjustment to the exercise price of our warrants.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:

•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

•	our inability to pay dividends on our ordinary shares;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•

limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We have incurred, and expect to incur, significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete a business combination will be successful.

Results of Operations

Our entire activity from inception through December 31, 2020 related to our formation, the preparation for the initial public offering, and since the closing of the initial public offering, the search for a prospective initial business combination. We have neither engaged in any operations nor generated any operating revenues to date. We will not generate any operating revenues until after completion of our business combination, at the earliest. We will generate non-operating income in the form of interest and investment income on cash and cash equivalents and investments. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. Additionally, we recognize non-cash gains and losses within other income (expense) related to changes in recurring fair value measurement of our warrant liabilities at each reporting period.

For the period from July 3, 2020 (inception) through December 31, 2020, we had a net loss of approximately $63.9, comprised of a $61.7 million loss from changes in fair value of warrant liabilities, $1.3 million of financing costs and approximately $1.1 million of general and administrative expenses partially offset by approximately $171,000 of income on the investments held in the Trust Account.

Liquidity and Going Concern

On September 21, 2020, we consummated the initial public offering of 69,000,000 RTP units, inclusive of the underwriters’ election to fully exercise their option to purchase an additional 9,000,000 RTP units, at a price of $10.00 per unit, generating gross proceeds of $690,000,000. Substantially concurrently with the closing of the initial public offering, we consummated the private placement of 11,533,333 warrants at a price of $1.50 per private placement warrant to the Sponsor, generating gross proceeds of $17.3 million.

Following the initial public offering, the exercise of the over-allotment option in full and the sale of the private placement warrants, a total of $690,000,000 was placed in the trust account. We incurred offering costs of approximately $38.8 million, inclusive of approximately $24.2 million in deferred underwriting commissions.

As of December 31, 2020, we had approximately $1.7 million in our operating bank accounts, working capital of approximately $1.8 million, and approximately $171,000 in interest income available in the trust account to fund our working capital requirements, subject to an annual limit of $500,000, and/or to pay our taxes, if any.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the RTP’s founding team or any of their affiliates may, but are not obligated to, loan RTP funds as may be required (“Working Capital Loans”). If RTP completes a business combination, RTP would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that a business combination does not close, RTP may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital

Loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $2,500,000 of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant. The warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

We may need to raise additional capital through loans or additional investments from the Sponsor, our officers, our directors, or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan us additional funds, from time to time or at any time, (other than pursuant to the promissory note), to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off- balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any nonfinancial assets.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than an agreement to pay support services fees to Reinvent Capital that total $1,875,000 per year for support and administrative services, as well as reimburse Reinvent Capital for any out-of-pocket expenses it incurs in connection with providing services or for office space under this agreement. As of December 31, 2020, the Company paid $468,750 to Reinvent Capital as part of the Support Services Agreement and recognized the full amount in the statement of operations for the period from July 3, 2020 (inception) through December 31, 2020. For the period from July 3, 2020 through December 31, 2020, the Company incurred approximately $45,000 in reimbursable expenses paid by the Sponsor, which was recognized in the statement of operations and included in Due to Related Party on the balance sheet at December 31, 2020.

Morgan Stanley, the sole bookrunning manager in our initial public offering, is entitled to a deferred fee of $24,150,000 in the aggregate. The deferred fee will become payable to Morgan Stanley from the amounts held in the trust account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement entered into in connection with our initial public offering.

Critical Accounting Policies

The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as its critical accounting policies:

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We issued an aggregate of 17,250,000 public warrants as part of the RTP units offered in the initial public offering and an aggregate of 11,533,333 private placement warrants concurrently with the closing of the initial public offering. All 28,783,333 outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants issued in connection with the Initial Public Offering and Private Placement were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Warrants issued in connection with our Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

RTP Class A Ordinary Shares Subject to Possible Redemption

RTP Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable RTP Class A ordinary shares (including RTP Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, RTP Class A ordinary shares are classified as shareholders’ equity. Our RTP Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 56,262,473 RTP Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Net Income (Loss) Per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the period. We have not considered the effect of the warrants sold in the initial public offering and the private placement to purchase an aggregate of 28,733,333 of RTP’s Class A ordinary shares in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method.

RTP’s statement of operations includes a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per ordinary share, basic and diluted for RTP Class A ordinary shares are calculated by dividing the interest income (loss) earned on investments held in the Trust Account, net of applicable taxes and interest to fund working capital requirements, subject to an annual limit of $500,000, available to be withdrawn from the Trust Account, resulting in income of approximately $171,000 for the period from July 3, 2020 (inception) through December 31, 2020, by the weighted average number of RTP Class A ordinary shares outstanding for the period. Net loss per ordinary share, basic and diluted for RTP Class B ordinary shares is calculated by dividing the net income (loss), less income (loss) attributable to RTP Class A ordinary shares by the weighted average number of RTP Class B ordinary shares outstanding for the period.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Quantitative and Qualitative Disclosures About Market Risk

RTP is a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of September 30, 2020. Based upon his evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15 (e) and 15d-15 (e) under the Exchange Act) were not effective due solely to the material weakness in our internal control over financial reporting described below in “Changes in Internal Control Over Financial Reporting”. In light of this material weakness, we performed additional analysis as deemed necessary to ensure that our financial statements were prepared in accordance with U.S. generally accepted accounting principles. Accordingly, management believes that the financial statements included in this proxy statement/prospectus present fairly in all material respects our financial position, results of operations and cash flows for the period presented.

Changes in Internal Control Over Financial Reporting

There was no change in our internal control over financial reporting that occurred during the period from July 3, 2020 (inception) through December 31, 2020, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting, as the circumstances that led to the restatement of our financial statements described herein had not yet been identified. Due solely to the events that led to the Company’s restatement of its financial statements, management has identified a material weakness in internal controls related to the accounting for warrants issued in connection with our initial public offering, as described in Note 2 to the Notes to Consolidated Financial Statements entitled “Restatement of Previously Issued Financial Statements”.

INFORMATION ABOUT JOBY

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Joby Aero, Inc. and its subsidiaries prior to the consummation of the Business Combination.

Overview

Our vision is to save a billion people an hour every day by delivering a new form of clean and quiet aerial transportation. Building on recent advancements in energy storage, microelectronics and software, we’re developing an all-electric aircraft that will transport a pilot and four passengers at speeds of up to 200 mph, while also having the ability to takeoff and land vertically. We have been working towards this vision for 10 years, including significant prototyping and development. This is not an easy journey. The journey to create a new industry and transform the way people travel will be filled with unexpected challenges. At this time, we are testing prototype aircraft and refining designs to meet the demanding standards that we have set forth to deliver. We are also embarking on aircraft certification and developing production processes to adhere to the guidelines of the Federal Aviation Administration (FAA). While we have agreed with the FAA on the basis for Joby’s type certification through the G-1 issue paper, we still are in the process of testing and refining our designs to achieve our FAA type and production certifications that will be required to commercialize operations. This process is expected to continue through at least 2023. Successfully operating a commercial service will also require having a Part 135 operating license, which we are in the process of developing the standards, procedures and training to support. We are also developing, testing and refining our processes for each step of component and aircraft production to support scaling effectively to supply required aircraft for service.

We intend to operate our aircraft on journeys of 5 to 150 miles, providing rapid and cost-effective connections between cities and their surrounding areas. Compared to traditional ground-based infrastructure such as road and rail, aerial ridesharing networks can be set up rapidly, and at a significantly lower cost, enabling us to provide a sustainable solution to today’s dual challenges of congestion and climate change.

By combining the freedom of straight-line air travel with the efficiency of our aircraft, we expect to deliver journeys that are up to 5 times faster than driving, and it is our goal to steadily drive down end-user pricing in the years following commercial launch to ensure the service becomes widely accessible.

Our aircraft has been specifically designed to achieve a considerably lower noise footprint than that of today’s conventional aircraft. It is quiet at takeoff and near silent when flying overhead, which we anticipate will allow us to operate from new skyport locations nearer to where people live and work, in addition to utilizing the more than 5,000 heliport and airport infrastructure assets already in existence in the U.S. alone.

To date, we have completed more than 1,000 test flights and believe we are the only electric vertical takeoff and landing (eVTOL) developer to have agreed to a G-1 certification basis from the FAA. We believe our aircraft will be the first of its kind to earn the airworthiness certification required to start commercial operations.

We don’t intend to sell these aircraft to third parties or individual consumers. Instead, we will manufacture, own and operate our aircraft, building a vertically integrated transportation company that will deliver a convenient app-based aerial ridesharing service directly to end-users. We believe this business model will generate the greatest economic returns, while providing us with end-to-end control over the customer experience to optimize for customer safety, comfort and value. To de-risk this ambitious model, we have established partnerships with world leading companies such as Toyota and Uber as well as government agencies such as the U.S. Air Force.

The emerging Urban Air Mobility (UAM) market is projected to reach greater than $500 billion in the U.S. alone according to Booz Allen Hamilton’s 2018 Urban Air Mobility Market Study. By leveraging our vertically integrated business model, technological differentiation and best-in-class strategic relationships, we believe we have an historic opportunity to define a new market for sustainable daily mobility, enabling people to rethink the way they move in and around metropolitan areas and the rural communities that surround them.

The Emerging Urban Air Mobility Market

Ground-Based Transportation Networks are Under Strain

Population growth and urbanization are powerful megatrends that are stretching ground-based transportation infrastructure to its limits. Today, more than fifty percent of the world’s 7.8 billion people live in urban areas. The top ten megacities alone are home to more than 300 million inhabitants, and the UN predicts that by 2050 the world’s urban population will grow by an additional 2.5 billion people. We expect these multi-decade and multi-century trends to continue post-COVID-19 pandemic. Transportation is the life-blood of urban areas, and population growth combined with increased urbanization will continue to push this infrastructure to the brink.

According to recent research, the cost of traffic congestion to the US economy alone was more than $175 billion in 2017. The same study found that automobile commuters spent an aggregate of 3.14 billion hours per year in traffic congestion and burned an extra 1.1 billion gallons of fuel — in the top 15 metro areas alone.

Expanding ground-based networks to address congestion and move people cost-effectively through cities has become increasingly difficult, if not impossible. The cost of transportation infrastructure has consistently outpaced inflation over the past fifty years, putting an ever-increasing strain on national, regional and municipal budgets. New light rail lines cost more than $100 million per mile in the U.S. and routinely exceed twice that number. A new four-lane freeway in an urban area can exceed $250 million per mile, and moving beneath the surface to expand our subway networks is even more expensive, with new subway lines typically costing nearly a $1 billion per mile or more. These ground-based networks can’t scale efficiently, and the costs are prohibitive. We believe that cities need a new, sustainable mobility solution.

Extending the Electrification of Transportation to the Skies

Developing sustainable mobility solutions has never been more needed given the threat that climate change poses to our communities and to our planet. According to the U.S. Environmental Protection Agency (EPA), the top source of CO2 emissions in the U.S. is the transportation sector. Any solution to current and future transportation demands must embrace sustainability.

Over the past two decades, improvements in lithium-ion batteries and power electronics alongside the ever-increasing performance of microelectronics have enabled the development and deployment of new sustainable energy and transportation solutions. The success of electric ground vehicles have fueled continued investments in improving these technologies. Battery energy densities, in particular, have improved enough that application to aviation is now practical.

We expect the electrification of transportation to accelerate and extend to the skies in the decade ahead, representing a bright spot where technology, economy and sustainability converge. Applying electrification to small aircraft unlocks new degrees of freedom in aircraft design that were not possible with traditional, combustion engines. In particular, using multiple small electric motors (which has been called “distributed electric propulsion”) rather than a single central engine enables a new class of quiet, safe, and economical vertical takeoff and landing aircraft that were previously infeasible.

A New Type of Local Transportation Network

Deploying these aircraft through the business model of app-driven, on-demand mobility that has been validated by ridesharing companies globally will provide a revolutionary new method of daily transportation. The low noise, operating costs and carbon emissions enabled by the all-electric powertrain, combined with the ability to takeoff and land vertically, unlocks aerial access to urban cores. We believe this will result in a new market for high-volume aerial mobility in and around cities and the rural communities that surround them. We believe this new solution will enable people to not just rethink how they get around on a daily basis, but also provide greater freedom to choose where they call home relative to the economic, cultural and social opportunities that have historically drawn people together.

We intend to deploy our eVTOL aircraft in local aerial ridesharing networks in cities around the world. Operating point-to-point in and around cities, these new aerial networks will sidestep the major problems of cost and scale that plague all ground-based networks as described above. Fundamentally, an aerial mobility network is nodal vs. the path-based nature of ground mobility. Each new node added to the network adds connectivity to all the other nodes, whereas each new mile of road, rail, or tunnel only extends one single route by one mile. In a nodal network, a linear increase in the number of nodes leads to an exponential increase in the number of connections. This critical scaling feature is what has allowed commercial aviation to connect the world, and we believe that we can use the same principle to bring new levels of connectivity to cities.

Massive Untapped Market Opportunity

We believe that deploying a new type of aerial mobility network in cities represents an extensive market opportunity that we expect to expand over time, as the megatrend of urbanization is being felt globally. In addition, the challenges associated with getting in and out of city centers can make frequent, casual travel between city pairs such as New York and Philadelphia impractical. We expect that streamlining this experience will open up previously untapped sources of latent demand, much the same way that the development of modern jetliners unlocked latent demand for transatlantic travel.

Leading investment banks and consulting firms have recently assessed the scale of this market. Booz Allen Hamilton estimates a potential market of $500 billion for an Airport Shuttle and Air Taxi services in the U.S. alone, while McKinsey and Deloitte identify similar substantial growth opportunities including applications that provide air mobility across various commercial, civil, and defense use cases. We believe this opportunity is replicable globally and remains largely untapped.

Our Business Strategy

Our Aerial Ridesharing Service

We intend to build an aerial ridesharing service powered by a network of eVTOL aircraft that we will manufacture and operate. We plan to develop an app-based platform that will permit consumers to directly book rides through our service. We will also integrate access to our service into leading third-party demand aggregation platforms, including through our partnership with Uber. Whether our service is accessed through our own platform, or through a partner app like Uber, we will tightly integrate ground transportation providers for the first and last mile with our aerial service, providing a seamless travel experience.

We refer to trips that tightly integrate air and ground legs together as ‘multimodal’. By building network management software that efficiently sequences multimodal trips, we believe we can provide substantial time savings to travelers while coordinating the development of optimally-located skyport infrastructure. Additionally, we intend to develop software that will coordinate multiple riders into each air leg, allowing us to drive high utilization rates and load factor for our aircraft and, in turn, progressive reduction in end-user pricing.

We believe that our app-based aerial ridesharing service will be fast, convenient, comfortable, environmentally sustainable and, over time, progressively more affordable. By maintaining full control over the design, development, test, manufacture and operations of our aircraft, we intend to deliver a service that is optimized from beginning to end, positioning us to be the leading company in this market.

Our vertically integrated business model ensures we aren’t simply manufacturing aircraft for sale and receiving one-time revenues, but instead generating recurring revenues over the lifetime of the aircraft with corresponding benefits to contribution margin.

The Most Capable Aircraft for Aerial Ridesharing

Our team of world-class engineers, now numbering more than 400, have been working to develop an aircraft specifically designed for aerial ridesharing for more than a decade. Over that period, we have built a team that is deeply committed to vertically integrated engineering, testing, prototyping and manufacturing. In-housing the development of much of the aircraft has required greater up-front investment in R&D, however it has allowed us to develop systems and components that are specifically engineered for their intended application. We believe this has resulted in an aircraft with best-in-class capabilities across key performance metrics, while reducing reliance on program critical third-party suppliers that add cost to the final product and risk to development and certification schedules.

When designing the aircraft, we prioritized three areas that we believe are central to unlocking high-volume aerial ridesharing: (i) noise, (ii) safety and (iii) performance.

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Noise: Developing an aircraft with a low noise footprint that allows for regular operations within metropolitan areas is important to community acceptance. In addition to the benefits afforded by an all-electric powertrain, we’ve spent substantial engineering resources to reduce the noise signature of the aircraft even further. The result is an aircraft that is 100-times quieter than a twin-engine helicopter, exhibiting a noise profile in the range of 65 dBA during takeoff and landing (the noisiest configuration), roughly the volume of a normal speaking voice. In over-head flight, the aircraft is near silent at even 500ft to 1,000ft flyover.

•

Safety: By utilizing distributed electric propulsion rather than a centrally-located internal combustion engines, we’re able to deliver a fault-tolerant overall architecture for the aircraft. Each propeller is powered by two independent electric motors, each in turn driven by independent electric motor drive-units. Each drive-unit draws power from a separate battery, of which there are four onboard the aircraft.

This emphasis on redundancy is extended to other critical subsystems of the aircraft, including the flight computers, control surfaces, communications network and actuators. The result is a design intended to have no single points of failure across aircraft systems.

While these advancements in technology contribute to the overall safety of the aircraft, we recognize that safely delivering a commercial aviation operation requires both organizational and cultural commitments. We’ve made safety our number one corporate value, and we actively promote that value across the team.

Given our intent to both manufacture and operate our aircraft, we are developing a comprehensive, vertically-integrated, Enterprise Safety Management System (SMS), covering aircraft, manufacturing, operations, maintenance and flight training. Through the enterprise approach, SMS interfaces will facilitate the exchange of information between operational entities to continuously improve the safety of our aircraft and operations.

•	Performance: Our commitment to vertical integration and in-house development has allowed for optimization of systems and components across the aircraft, resulting in better energy efficiency, range,

and speed than what would otherwise be available using commercial-off-the-shelf (COTS) componentry. Our aircraft demonstrates energy efficiency comparable to best-in-class electric ground vehicles on a watt-hour per passenger seat mile basis across most trip distances, and greater efficiency leads to longer range. We believe that our 150-mile range on a single charge and 200 mph cruise speed represent best-in-class performance specifications. This range and speed not only allow us to service a more diverse set of passengers and trips, but it also increases the time-savings of our service and results in greater operational flexibility and reduced operating costs.

The end result is a transformational new electric aircraft that is uniquely capable of pioneering this exciting new market - all with a minimal environmental footprint.

The innovations that we’ve produced to deliver this best-in-class performance are supported by extensive proprietary intellectual property and defended by a robust patent portfolio. Over more than a decade of development, we have generated more than 100 U.S. and foreign patents and patent applications, including broad fundamental patents around the architecture of our aircraft and the core technologies that enable our best-in-class performance. We intend to continue to build our IP portfolio with respect to the technologies that we develop and refine.

First to FAA Certification

In addition to having developed an aircraft design with best-in-class performance, we expect to be the first company to receive FAA type certification and be first to introduce large-scale commercial operations with an eVTOL aircraft.

In the U.S., new aircraft designs are required to pass through the rigorous FAA design certification process, known as type certification, before the aircraft can be issued a standard airworthiness certificate to fly in the National Airspace System (NAS). This is an exacting process often extending over 5 plus years that require extensive ground and in-flight testing with FAA scientists, engineers and flight test pilots across a fleet of multiple aircraft.

We believe that we are further along in this type certification process than any of our direct competitors. From the very beginning, we designed our aircraft to meet the criteria of FAA Part 23 as a normal category piloted electric airplane, which can also takeoff and land vertically. We have been flying full-scale prototypes of our aircraft through the full transition flight envelope since 2017, conducting tests and gathering data. In parallel, we’ve been working with the FAA to establish the specific design criteria that apply to this aircraft. In 2020, the FAA provided us with a signed certification basis (known within the industry as a G-1). The G-1 certification basis is an agreement with the FAA on the set of tests that need to be done at the component and vehicle level to prove the safety of the aircraft and receive type certification. A G-1 certification basis provides us with a clear path to certify our aircraft design. To our knowledge we are the first and only company developing a comparable aircraft to have reached this important milestone.

In addition to receiving the signed G-1 certification basis, we believe that to date we are also the first and only company developing a comparable aircraft to have received airworthiness approval from the U.S. Air Force.

With a mature design based on more than 1,000 test flights to date, we are well on our way towards certification and engage with the FAA on a daily basis to perform the hard work and testing required to earn FAA type certification prior to our 2024 commercial launch goal.

We have made significant investment in our certification team, building this into a core company competency. Our progress through certification is supported by our team of more than 30 certification experts, including more than 15 FAA appointed Designated Engineering Representatives and Designated Airworthiness Representatives. This team has collectively participated in more than 25 new aircraft type certification programs and has more than 275 years of collective experience certifying aircraft. We believe that this intentional and strategic investment in certification expertise provides us with an important point of competitive differentiation.

We expect the FAA type certificate will be reciprocated internationally pursuant to the bilateral agreements between the FAA and its counterpart civil aviation authorities. This will provide a means of efficient international expansion as we develop commercial operations around the world.

FAA certification of new aircraft designs is hard and time consuming. There are no shortcuts, and it takes years to develop the team and the expertise needed to develop a certification basis with the FAA. While the agreement with the FAA for our G-1 certification basis has blazed a trail for others to follow, each certification basis is unique to the specific aircraft. The companies in our industry that are following our lead will also need to put in the hard work to develop the team and work independently with the FAA to solidify their own path to certification.

Capitalize on First Mover Advantage

In order to achieve our vision of saving a billion people an hour a day, we will need to deliver a transformational service at a price point that is economically accessible. We believe that being first to market with the right aircraft will provide important first mover advantages that will enable us to steadily drive down end-user pricing in the years following commercial launch.

Emerging technologies often benefit from positive network effects as the product or service enters the market, and we expect this to hold true for aerial ridesharing. As additional passengers enter the network, utilization rates for our aircraft will increase, thereby improving unit economics and allowing costs to be amortized over a greater number of trips. At the same time, reductions in per aircraft costs driven by greater manufacturing scale can support progressively lower pricing while maintaining similar per aircraft unit profitability. A combination of these local network effects coupled with the economies of scale in manufacturing allow us to estimate that by 2026 we will be able to offer the service at a cost of $3 per passenger mile, with opportunities to drive that end-user pricing down even further over time.

We expect this will result in a virtuous cycle. As additional passengers enter the network, we will be able to support the establishment of new routes and infrastructure, further increasing the value and utility of the service to the passengers using it. We believe this will position us to capture customer mindshare and establish a trusted, recognized brand that will keep passengers returning to the service and further reinforce these positive network effects.

Since the certification basis for new aircraft is determined on an aircraft-by-aircraft basis, the rigorous multi-year certification process requires a substantial investment of both time and capital by competitors, limiting their ability to rapidly enter the market. We believe this provides for an extended window in which to enjoy the benefits of the networks effects outlined above. The FAA certification process also requires a substantial investment of both time and capital for competitors to modify their designs or technologies to match the best-in-class performance of our aircraft. We believe this will make the first mover advantage particularly meaningful in the aerial ridesharing market.

Finally, we believe that network effects, combined with our strong engineering function, will provide a robust base for investments in next generation technologies such as autonomy and improvements in battery energy density. Accelerating the development, or otherwise capturing the benefits of improvements in these technologies will provide another lever for improving unit economics and driving down end-user pricing, precipitating the next cycle of network effects.

Compelling Unit Economics with Quick Payback Period

From the early design stage, we’ve been focused on developing an aircraft that delivers compelling unit economics. First, we expect the fault-tolerant architecture of the aircraft, combined with a design intended to have no single points of failure across aircraft systems, will result in substantially lower maintenance costs and down times relative to existing aircraft. Second, with a top speed nearly double that of conventional helicopters, we will be able to deliver faster operating speeds and amortize fixed and variable costs over a greater number of passenger seat miles. Finally, by being all-electric, the aircraft operates with substantially lower fuel costs relative to conventionally fueled alternatives. These low maintenance costs, low fuel costs and high operating speeds combine to deliver an operating cost projected to be 1/4th of the cost per mile flown as a twin engine helicopter.

On a per plane basis, at a price point of $3.00 per seat mile by 2026, we anticipate each aircraft will generate approximately $2.2 million of net revenue, which when combined with the all-in favorable unit cost profile, will generate approximately $1.0 million of earnings. This creates an attractive payback period of just 1.3 years for an aircraft with a projected 10-year service life, and demonstrates the compelling opportunity we have to increase scale.

Develop Partnerships to Reduce Risk

We believe that our strategic relationships provide us with another point of competitive differentiation. Across each of the important activities of high-volume manufacturing, go-to-market strategy and pre-certification operations, we have established strong collaborations and relationships with Toyota, Uber and the U.S. Government to help to de-risk our commercial strategy.

Toyota Motor Corporation

Toyota has invested nearly $400 million in Joby to date, making Toyota our largest outside investor. However, the collaboration goes beyond pure financial backing. Toyota engineers are working shoulder to shoulder with their Joby counterparts on a daily basis across collaboration projects such as factory planning and layout, manufacturing process development and design for manufacturability.

The production volumes that we are targeting for our aircraft are closer to the volumes associated with the automotive industry than traditional aerospace manufacturing. Capturing economies of scale in both production and operations is an important component of our strategy to deliver a global mobility service that steadily drives down end-user pricing in the years following commercial launch.

We believe that our collaboration with Toyota has provided and continues to provide us with a significant competitive advantage as we design and build out our high-volume manufacturing capability. In addition to being the world’s largest automaker, Toyota is globally recognized for delivering quality, safety and reliability at scale, all of which are necessary characteristics in aerospace manufacturing. We believe this makes Toyota a strong collaboration partner as we continue to develop our high-volume manufacturing capabilities.

Uber Technologies, Inc.

We believe that our partnership with Uber Technologies, Inc. and our recent acquisition of Uber’s Elevate business, provides us with two important competitive advantages in our go-to-market planning and execution.

First, through our acquisition of Elevate we were able to welcome 40 experienced team members from Uber, along with a set of software tools focused on planning and operations the Elevate team had developed over several years. The planning tools we acquired enable higher fidelity decision-making on market selection, infrastructure siting, demand simulation and multi-modal operations, and are supported by underlying mobility data sets that feed these software tools. The operational tools we acquired were developed to support the Uber Copter service, a multi-modal aerial ridesharing service run by Uber in late 2019 and early 2020. We also acquired a portfolio of 5 issued or allowed patents and 74 pending patent applications, many of which relate to aerial rideshare technology such as fleet and infrastructure utilization, routing, air traffic coordination, app technology, and takeoff and landing infrastructure. We believe the acquisition of Elevate positions us to make uniquely informed, data-driven decisions in the lead up to commercial launch, as well as accelerating our operational readiness.

Second, the collaboration agreement that we entered into with Uber at the closing of the Elevate acquisition expanded our earlier 2019 collaboration agreement, and provides for the integration of our aerial ridesharing service into the Uber app across all U.S. launch markets. We believe this will provide a best-in-class platform to funnel demand to our aerial ridesharing service, while allowing us to reduce customer acquisition costs in the early years of commercial operations. Uber will also be reciprocally integrated into any future Joby Aviation mobile application on a non-exclusive basis to service the ground-based component of multi-modal journeys booked by customers through our application. The goal of this mutual integration is to ensure passengers can access a multi-modal travel experience, seamlessly transitioning from ground-to-air-to-ground with unified, one-click booking.

U.S. Air Force

In December of 2020, we became, to our knowledge, the first and only company to receive airworthiness approval for an eVTOL aircraft from the U.S. Air Force, and in the first quarter of 2021 we officially began on-base operations under contract pursuant to the U.S. Air Force’s Agility Prime program. Our multi-year relationship with the U.S. Air Force and other U.S. Government agencies provides us with a compelling opportunity to more thoroughly understand the operational capabilities and maintenance profiles of our aircraft in advance of commercial launch. We believe it will also provide an opportunity to test various aspects of the consumer-facing aerial ridesharing service. By operating our aircraft on U.S. military installations on a contractor-owned, contractor-operated model, we expect to gain valuable insight that will result in a more reliable service at launch.

In addition to the operational learnings, our existing contracts also provide for more than $40 million of payments through 2024 based upon full performance, and we are actively pursuing additional contracts and relationships that would increase these on-base operations going forward.

In addition to the strategic relationships outlined above, we continue to pursue and develop strategic partnerships with key stakeholders across the eVTOL value chain. We maintain regular dialogue with regulatory bodies and aviation authorities (domestic and international), cities and municipalities, real estate and infrastructure partners, and transportation service providers, to name a few.

Future Market Opportunities

We believe there are opportunities to address markets that are adjacent to our core mobility business, including delivery and logistics as well as emergency services. We may make select forward investments to better address these market adjacencies over time.

We further believe that developments in advanced flight controls, battery technologies and alternative methods of energy storage could have a meaningful impact on our core mobility business. Advanced flight controls, including additional “pilot assist” features and, in time, fully-autonomous flight, may allow us to drive-down cost and lower customer pricing as well as relieve operational constraints to service scale. Improvements in battery technology or alternative methods of energy storage may allow us to increase the range, speed and/or payload of our vehicles, dramatically expanding the range of trips and use-cases we can serve.

We are now investing and will continue to invest strategically in these areas to ensure that we are well-positioned to capture the benefits offers by these new technical developments. In certain cases, we expect that Joby may lead development and deployment efforts within our industry.

Our Regulatory Strategy

Over the near-term, our priorities will include support for the FAA certification process and policy engagements with decision makers and communities.

FAA Certification Process

There can be no compromise on safety, and aircraft designed to carry people are certified against stringent safety criteria of the FAA. Our aircraft is no exception.

In contrast to non-passenger carrying drones, which have been allowed to fly without design certification provided they don’t put people on the ground at risk, our business is required to comply with FAA regulations governing aircraft airworthiness and installation approvals, production and quality systems, repair procedures and continuing operational safety. Outside the U.S., similar requirements exist for airworthiness, installation and operational approvals. These requirements are generally administered by the national aviation authorities of each country.

Design Certification

The aircraft design certification process, known as type certification, allows for the manufacture of aircraft meeting the approved design to be issued a standard airworthiness certificate in order to fly in the National Airspace System.

The design intent of our aircraft is to meet the criteria of FAA part 23 as a normal category piloted electric airplane that can also takeoff and land vertically. We began working with the FAA in 2017 to establish the specific design criteria that would apply to the aircraft. In 2020 the FAA provided us with a signed G-1 certification basis that provides a clear path to certify the aircraft design.

The G-1 certification basis for our aircraft was built on a foundation of more than 1,000 test flights completed across various prototypes, including the world’s first transition flight of a full-scale, vectored thrust, eVTOL in 2017. Recent advances in technology allow for the majority of test flights to be remotely piloted from the ground, although short piloted hover flights of our aircraft were completed in 2020. We anticipate we will initially certify the aircraft for day and night visual flight rules (VFR) operations and we will quickly amend the design to include instrument flight rules (IFR) capabilities.

To date we believe we have removed a large amount of unknown risk from the certification program through years of work with the FAA. Our path to certification leverages a majority of existing processes, procedures and standards. Our certification team has matured the means of compliance (how we will show compliance) and the team continues to work on defining tests and analysis that will be utilized to prove compliance to the FAA based upon the agreed to certification basis.

Production Certification

Aviation manufacturing businesses are heavily regulated in most markets. As we ramp up production, we expect to interact with numerous U.S. government agencies and entities, including but not limited to the FAA, with respect to certification of our production and quality systems. We are developing the systems and processes needed to obtain FAA production certification, and intend to obtain our production certificate shortly following completion of our aircraft type certificate.

We believe there are opportunities to leverage advanced manufacturing techniques such as additive manufacturing to further improve the performance of the aircraft. However, we also appreciate that the certification of unconventional production processes adds additional risk to our program. As a result, we have ensured that our aircraft can be produced utilizing conventional aerospace manufacturing techniques in the event additively manufactured components or other advanced production processes cannot be certified expediently.

Operating Certification

The DOT and the FAA exercise regulatory authority over air transportation operations in the U.S. Our intended transportation service is expected to be regulated by the Federal Aviation Regulations, including 14

CFR 135 (Part 135). Air carriers holding Part 135 operations specifications can conduct on-demand operations, which may include limited scheduled operations. If such an air carrier receives a commuter air carrier authorization from DOT, the air carrier may provide unlimited scheduled operations as well as on-demand operations.

Our operations may also be subject to certain provisions of the Communications Act of 1934 because of their extensive use of radio and other communication facilities, and we may be required to obtain an aeronautical radio license from the Federal Communications Commission, or the FCC. To the extent we are subject to FCC requirements, we will take all necessary steps to comply with those requirements.

Our operations may become subject to additional federal requirements in the future under certain circumstances. We are also subject to state and local laws and regulations at locations where we operate and may become subject to the regulations of various local authorities that operate airports we intend to operate from.

Airspace Integration

The aircraft has been designed to be operated under current flight rules and regulations with a qualified pilot in command onboard the aircraft.

As the density of air traffic increases, we believe there are opportunities to expand ground infrastructure and create air traffic efficiencies. Over time, we anticipate the importance of working with the FAA, local authorities and other stakeholders to identify and develop procedures along high demand routes to support increased scale and operational tempo. Constructs for operating along those routes may include specific airspace corridors like those outlined by the FAA. In the long term, digital clearance deliveries, airspace authorizations and automated coordination between service providers and operators may be required to further increase airspace scalability. We expect to continue to be involved in the long-term activities to develop community-based concepts and technologies (for example those led by NASA and the FAA) to further enable scaling towards mature and autonomous operations in the far term.

Policy Engagements with Decision Makers & Communities

Providing a successful air transportation service requires collaboration with local communities to assure the services provide the right solutions in the right locations. We plan to grow our engagement at the state and local levels within the U.S. and with key international partners in the coming years.

While the regulation of the aircraft and its operation with the National Airspace System (NAS) falls within the purview of the FAA, takeoff and landing locations often require state and local approval for zoning and land use. In many cases, existing airports and heliports are subject to regulations by local authorities.

Noise Regulations

Our aircraft has been designed to minimize noise to enable access not only to existing aviation infrastructure, but to also allow for operations in and out of new skyports that are nearer to where people want to live and work. At our noisiest configuration, the aircraft has a noise profile in the range of 65 dBA, roughly the volume of a normal talking voice. Given our low noise profile, we do not expect our operations to be constrained to on-airport operations.

The Airport Noise and Capacity Act of 1990 recognizes the rights of operators of airports to implement noise and access restrictions so long as such programs do not interfere unreasonably with interstate or foreign commerce or the national air transportation system. In addition, states and local municipalities are able to set ordinances for zoning and land use, which may include noise or other restrictions such as curfews. Finally, foreign governments may allow airports and/or municipalities to enact similar restrictions. Accordingly, minimizing the volume and characteristics of noise within and above communities has been an important focus for us in order to drive community acceptance.

Intellectual Property

Our success depends in part upon our ability to protect our core technology and intellectual property. To establish and protect our proprietary rights, we rely on a combination of intellectual property rights (e.g., patents, patent applications, trademarks, copyrights, and trade secrets, including know-how and expertise) and contracts (e.g., license agreements, confidentiality and non-disclosure agreements with third parties, employee and contractor disclosure and invention assignment agreements, and other similar contractual rights).

As of May 7, we have 39 issued or allowed patents (of which 27 are U.S. filings) and 160 pending patent applications (of which 93 are U.S. filings) primarily related to eVTOL vehicle technology and UAM/aerial rideshare technology. We regularly file patent applications and from time to time acquire patents from third parties.

Our patent filings include 31 issued or allowed patents and 87 pending patent applications relating to our aircraft, its architecture, powertrain, acoustics, energy storage and distribution systems, flight control system and system resiliency, as well as certain additional aircraft configurations and technologies. Pursuant to our acquisition of Uber Elevate, we acquired 5 issued or allowed patents and 74 pending patent applications, many of which relate to aerial rideshare technology, such as fleet and infrastructure utilization, routing, air traffic coordination and UAM rideshare app technology, as well as certain additional aircraft, battery and UAM infrastructure technology.

Our Commitment to Environmental, Social and Governance Leadership

By developing an efficient, all-electric aircraft with no operating emissions, a low noise footprint and high levels of safety, we believe we can make a meaningful contribution to tackling the dual challenges of congestion and climate change.

We are building a dedicated, diverse and inclusive workforce to achieve this goal while adhering to best practices in risk assessment, mitigation and corporate governance. We plan to report how we oversee and manage ESG factors material to our business, and also evaluate how our ESG objectives align with elements of the United Nations Sustainable Development Goals (“SDGs”).

Our ESG initiative is organized into three pillars, which, in turn, contain focus areas for our attention and action:

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Environmental – Our Environmental pillar is focused on being a good steward of the natural environment through the production and development of innovative designs that reduce resource use and energy consumption.

•	Social – Our Social pillar is focused on promoting diversity, equity and inclusion, while underpinning all of our activities with a core focus on health and safety.

•

Governance – Our Governance pillar focuses on upholding our commitment to ethical business conduct, integrity and corporate responsibility, and integrating strong governance and enterprise risk management oversight across all aspects of our business.

Our Focus on Sustainable Manufacturing and Safety

Our engineering and design standards are designed to ensure that we are operating in an efficient, safe, sustainable and compliant manner, and encourage us to be leaders in pursuing environmentally friendly production practices. For example, our use of Automated Fiber Placement (AFP) machines has reduced material waste substantially. Some fabric parts, due to their shape and nesting, waste up to 80% of the raw material, where AFP parts typically waste 5% or less material. Our Environmental Sustainability Team works closely with our operating units to track material inputs and outputs, to build strategies for chemical reduction and eliminations, and to review the proper handling and disposal of our materials. We are also pursuing a life cycle assessment of our manufacturing processes in order to build a reliable and transparent data set that will allow us to monitor and mitigate our emissions, waste and natural resource consumption over time.

With safety as our number one value, we emphasize the need for strict compliance with all safety rules and best practices, including mandatory safety training and reporting procedures through our Human Resources and Safety team. We require all employees to participate in company-wide safety initiatives and education, and conduct regular safety audits to ensure the proper safety policies, programs, procedures, analysis and training are in place.

Human Capital

As of May 7, 2021, we had 826 full-time employees, over 450 of which were members of our engineering function. We also had 3 part-time employees. None of our employees are represented by a labor union. We believe we have good relationships with our employees and have not experienced any interruptions of operations due to labor disagreements.

Diversity and Inclusion

We work diligently to create a diverse, inclusive and equitable work environment. We provide equal opportunities for growth, success, promotion, learning and development, and aim to achieve parity in the way we organize, assign and manage projects. We encourage employee engagement through LGBTQ and women employee resource groups as well as seminars to discuss gender, race and LGBTQ issues. We are focused on building support across all teams and individuals, ensuring everyone has a voice, and treats each other with respect

Competition

We believe that the primary sources of competition for our service are ground-based mobility solutions, other eVTOL developers/operators and local/regional incumbent aircraft charter services.

We believe the primary factors that will drive success in the UAM market include the performance of our eVTOL aircraft relative to both competitive eVTOL aircraft and traditional aircraft, the ability to certify the aircraft and service operation in a timely manner, the ability to manufacture efficiently at scale, the ability to scale the service adequately to drive down end-user pricing, the ability to offer services and routes that provide adequate value proposition for passengers, the ability to develop or otherwise capture the benefits of next generation technologies, and the ability to deliver products and services to a high-level of quality, reliability and safety.

While there are differentiated approaches to vehicle designs and business models, we believe that our aircraft and business model offer the greatest long-term prospects to monetize the full value chain from development through operations. Our technologically differentiated aircraft and advancement in certification position us well to be first to market in the U.S., with the best aircraft to serve our customers.

Facilities and Office Space

We operate primarily out of facilities in Santa Cruz, San Carlos and Marina, California. All of our facilities are located on land that is leased from third parties or, in the case of certain of our Santa Cruz facilities, from entities partially or wholly owned by our CEO, JoeBen Bevirt.

The facilities that house our prototype production line in Marina, California span approximately 130,000 square feet and are leased from the City of Marina. We have also entered into a ground lease agreement with the City of Marina that can be extended for up to 50 years and have approved plans for the construction of a 580,000 square foot high-volume production facility on the leased site.

Our employee headcount has continued to grow meaningfully over the last 12 months, and we expect that we may need to secure additional facilities to meet our current and future anticipated needs.

Our development and testing facility in Santa Cruz, California is a retired rock quarry. While the nature of this facility is suitable for advanced R&D and testing activities, this facility lacks compliance with applicable building codes, zoning codes and similar regulations and ordinances. We have submitted plans to the County of Santa Cruz for the development of a Research, Development and Test Facility on the site which would bring the use of the facility back into compliance.

Legal Proceedings

We are from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. However, we do not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely or result in a material adverse effect on our future operating results, financial condition or cash flows.

JOBY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Joby Aero, Inc.’s (hereafter referred to as Joby or we) management believes is relevant to an assessment and understanding of Joby’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Financial and Operating Data of Joby” and the historical audited annual statements for the years ended December 31, 2020 and 2019, and the related notes that are included elsewhere in this proxy statement/prospectus/consent solicitation statement/consent solicitation statement. The discussion and analysis should also be read together with the pro forma financial information as of and for the year ended December 31, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Joby’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus/consent solicitation statement.

Unless the context otherwise requires, references in this “Joby’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “our” and “the Company” refer to the business and operations of Joby and its consolidated subsidiaries prior to the Business Combination and to Joby Aviation, Inc. and its consolidated subsidiaries following the consummation of the Business Combination.

Overview

We have spent more than a decade designing and testing a piloted all-electric aircraft that can take off and land vertically, while cruising like a traditional airplane. The aircraft is quiet when taking off, near silent when flying overhead and is designed to transport a pilot and four passengers at speeds of up to 200 mph, with a maximum range of 150 miles on a single charge. The low noise enabled by the all-electric powertrain will allow the aircraft to operate around dense, urban areas while blending into the background noise of cities. With more than 1,000 successful test flights already completed, and the only electric vertical takeoff and landing (eVTOL) aircraft developer to receive a G-1 certification basis to date, we believe our aircraft will be the first of its kind to earn airworthiness certification from the Federal Aviation Administration (FAA).

We don’t intend to sell these aircraft to third parties or individual consumers. Instead, we will manufacture, own and operate our aircraft, building a vertically integrated transportation company that will deliver a convenient app-based aerial ridesharing service directly to end-users, beginning commercial passenger service in 2024. We believe this business model will generate the greatest economic returns, while providing us with end-to-end control over the customer experience to optimize for customer safety, comfort and value.

Since our inception in 2009, we have been primarily engaged in research and development of eVTOL aircraft. We incurred net operating losses and negative cash flows from operations in every year since its inception. As of December 31, 2020, we had an accumulated deficit of $296.2 million. We have funded our operations primarily with proceeds from the issuance of redeemable convertible preferred stock.

The Business Combination

We entered into the Merger Agreement with RTP, a special purpose acquisition company, on February 23, 2021. Pursuant to the Merger Agreement, and assuming a favorable vote of RTP’s stockholders, Merger Sub, a newly formed subsidiary of RTP, will be merged with and into Joby. Upon consummation of the Business Combination, the separate corporate existence of Merger Sub shall cease; Joby will survive and become a wholly owned subsidiary of RTP, which will be renamed Joby Aviation, Inc.

The Business Combination is expected to be accounted for as a reverse capitalization in accordance with GAAP. We expect to be deemed the accounting predecessor of the combined business, and Joby Aviation, Inc.

(“Joby Aviation”) as the parent company of the combined business, will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to have a significant impact on our future capital structure and operating results, de-risking our product development, manufacturing and commercialization. The most significant changes in Joby Aviation’s future reported financial positions are expected to be an estimated net increase in cash (as compared to our consolidated balance sheet at December 31, 2020) of between approximately $1,001.1 million, assuming maximum shareholder redemptions permitted under the Merger Agreement, and $1,601.3 million, assuming no shareholder redemptions. Each redemption scenario includes approximately $835.0 million in proceeds from the PIPE Investment to be consummated substantially simultaneously with the Business Combination, net of $77.9 million in transaction costs for the Business Combination, of which $24.4 million represents deferred underwriter and legal fees related to RTP’s initial public offering. See “Unaudited Pro Forma Combined Financial Information.”

As a result of the Business Combination, we expect to become the successor to an SEC-registered and NYSE-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

Key Factors Affecting Operating Results

See the section entitled “Risk Factors” for a further discussion of these considerations.

Development of the Urban Air Mobility market

Our revenue will be directly tied to the continued development of short distance aerial transportation. While we believe the market for Urban Air Mobility (UAM) will be large, it remains undeveloped and there is no guarantee of future demand. We anticipate commercialization of our service beginning in 2024, and our business will require significant investment leading up to launching passenger services, including, but not limited to, final engineering designs, prototyping and testing, manufacturing, software development, certification, pilot training and commercialization.

We believe one of the primary drivers for adoption of our aerial ridesharing service is the value proposition and time savings offered by aerial mobility relative to traditional ground-based transportation. Additional factors impacting the pace of adoption of our aerial ridesharing service include but are not limited to: perceptions about eVTOL quality, safety, performance and cost; perceptions about the limited range over which eVTOL may be flown on a single battery charge; volatility in the cost of oil and gasoline; availability of competing forms of transportation, such as ground or air taxi or ride-hailing services; the development of adequate infrastructure; consumers’ perception about the convenience and cost of transportation using eVTOL relative to ground-based alternatives; and increases in fuel efficiency, autonomy, or electrification of cars. In addition, macroeconomic factors could impact demand for UAM services, particularly if end-user pricing is at a premium to ground-based transportation alternatives or more permanent work-from-home behaviors persist following the COVID pandemic. We anticipate initial operations in selected high-density metropolitan areas where traffic congestion is particularly acute and operating conditions are suitable for early eVTOL operations. If the market for UAM does not develop as expected, this would impact our ability to generate revenue or grow our business.

Competition

We believe that the primary sources of competition for our service are ground-based mobility solutions, other eVTOL developers/operators and local/regional incumbent aircraft charter services. While we expect to be first to market with an eVTOL facilitated aerial ridesharing service, we expect this industry to be dynamic and increasingly competitive; it is possible that our competitors could get to market before us, either generally or in specific markets. Even if we are first to market, we may not fully realize the benefits we anticipate, and we may not receive any competitive advantage or may be overcome by other competitors. If new companies or existing aerospace companies launch competing solutions in the markets in which we intend to operate and obtain large-scale capital investment, we may face increased competition. Additionally, our competitors may benefit from our efforts in developing consumer and community acceptance for eVTOL aircraft and aerial ridesharing, making it easier for them to obtain the permits and authorizations required to operate an aerial ridesharing service in the markets in which we intend to launch or in other markets. In the event we do not capture the first mover advantage that we anticipate, it may harm our business, financial condition, operating results and prospects. For a more comprehensive discussion, please see the section entitled “Risk Factors.”

Government Certification

We also announced that we have agreed to a “G-1” certification basis for our aircraft with the Federal Aviation Administration (“FAA”). This agreement lays out the specific requirements that need to be met by our aircraft for it to be certified for commercial operations. “G-1” outlines the criteria that need to be met in order for an aircraft to be certified for civil commercial operations, and reaching this milestone marks a key step on the way towards certifying any new aircraft in the U.S. Our aircraft will be certified in line with the FAA’s existing Part 23 requirements for Normal Category Airplanes, with special conditions introduced to address requirements specific to our unique aircraft. These special conditions, defined in the “G-1” document, are expected to be published in the U.S. Federal Register in 2021. We will also need to obtain authorizations and certifications related to the production of our aircraft and the deployment of our aerial ridesharing service. While we anticipate being able to meet the requirements of such authorizations and certifications, we may be unable to obtain such authorizations and certifications, or to do so on the timeline we project. Should we fail to obtain any of the required authorizations or certifications, or do so in a timely manner, or any of these authorizations or certifications are modified, suspended or revoked after we obtain them, we may be unable to launch our commercial service or do so on the timelines we project, which would have adverse effects on our business, prospects, financial condition and/or results of operations.

Agility Prime

In December of 2020, we became the first and, to our knowledge, only company to receive airworthiness approval for an eVTOL aircraft from the U.S. Air Force, and in the first quarter of 2021, we officially began on-base operations under contract pursuant to the U.S. Air Force’s Agility Prime program. Our multi-year relationship with the U.S. Air Force and other U.S. Government agencies provides us with a compelling opportunity to more thoroughly understand the operational capabilities and maintenance profiles of our aircraft in advance of commercial launch. In addition to the operational learnings, our existing contracts also provide for more than $40 million of payments through 2024 based upon full performance, and we are actively pursuing additional contracts and relationships that would further secure these on-base operations going forward. Our U.S. government contracting party may modify, curtail or terminate its contracts with us without prior notice and either at its convenience or for default based on performance, or may decline to accept performance or exercise subsequent option years. We may also be unable to secure additional contracts or continue to grow our relationship with the U.S. government and/or Department of Defense.

Impact of COVID-19

In December 2019, COVID-19 was first reported to the World Health Organization (“WHO”), and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain for manufacturers and suppliers, and has led to a decrease in the need of transportation services around the world.

As a result of the COVID-19 pandemic, we modified our business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in meetings, events and conferences) and implemented additional safety protocols for essential workers. We may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, suppliers, vendors and business partners.

While the ultimate duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted, such as the extent and effectiveness of containment actions, it has already had an adverse effect on the global economy and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown.

Fully-Integrated Business Model

Joby’s business model to serve as a fully-integrated eVTOL transportation service provider is uncertain. Present projections indicate that payback periods on aircraft will result in a viable business model over the long-term as production volumes scale and unit economics improve to support sufficient market adoption. As with any new industry and business model, numerous risks and uncertainties exist. Our financial results are dependent on certifying and delivering aircraft on time and at a cost that supports returns at prices that sufficient numbers of customers are willing to pay based on value arising from time and efficiency savings from utilizing eVTOL services. Our aircraft include numerous parts and manufacturing processes unique to eVTOL aircraft, in general, and our product design, in particular. Best efforts have been made to estimate costs in our planning projections; however, the variable cost associated with assembling our aircraft at scale remains uncertain at this stage of development. The success of our business also is dependent, in part, on the utilization rate of our aircraft and reductions in utilization will adversely impact our financial performance. Our aircraft may not be able to fly safely in poor weather conditions, including snowstorms, thunderstorms, lightning, hail, known icing conditions and/or fog. Our inability to operate safely in these conditions will reduce our aircraft utilization and cause delays and disruptions in our services. We intend to maintain a high daily aircraft utilization rate which is the amount of time our aircraft spend in the air carrying passengers. High daily aircraft utilization is achieved in part by reducing turnaround times at skyports so we can fly more hours on average in a day. Aircraft utilization is reduced by delays and cancellations from various factors, many of which are beyond our control, including adverse weather conditions, security requirements, air traffic congestion and unscheduled maintenance events.

Components of Results of Operations

Research and Development Expenses

Research and development expenses consist primarily of personnel expenses, including salaries, benefits, and stock-based compensation, costs of consulting, equipment and materials, depreciation and amortization and allocations of overhead, including rent, information technology costs and utilities. Research and development expenses are partially offset by payments we received in the form of government grants, including those received under the Agility Prime program.

We expect our research and development expenses to increase as we increase staffing to support aircraft engineering and software development, build aircraft prototypes, and continue to explore and develop next generation aircraft and technologies.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of personnel expenses, including salaries, benefits, and stock-based compensation, related to executive management, finance, legal, human resource functions, and business development, contractor and professional services fees, audit and compliance expenses, insurance costs and general corporate expenses, including allocated depreciation, rent, information technology costs and utilities.

Near term increases in selling, general and administrative expenses are expected to be related to hiring additional personnel and consultants to support our commercialization efforts and compliance with the applicable provisions of the Sarbanes-Oxley Act (“SOX”) and other U.S. Securities and Exchange Commission (“SEC”) rules and regulations.

Investment in SummerBio, LLC

Following the outbreak of the COVID-19 pandemic, our management determined that certain previously developed technology that was accessible to us could be repurposed and applied to providing high-volume, rapid COVID-19 diagnostic testing. To enable the development and deployment of this technology, in May 2020, SummerBio, LLC (“SummerBio”) was established. SummerBio was 100% beneficially owned by us, and a fully consolidated subsidiary until August 24, 2020.

On August 24, 2020 SummerBio raised additional financing through issuing equity instruments to other investors and changed the structure of its board of directors, as a result of which we concluded that on August 24, 2020 we no longer had a controlling interest in SummerBio. We concluded that our retained interest in SummerBio should be accounted for under the equity method. Accordingly, we deconsolidated SummerBio, recognized our remaining investment in SummerBio as an equity investment at a fair value of $5.2 million, derecognized net liabilities of SummerBio of $1.7 million and recognized a gain on deconsolidation of $6.9 million, which is included in other income on the consolidated statement of operations for the year ended December 31, 2020. We recognized our share of earnings of SummerBio for the total amount of $5.8 million as income from equity method investment on the consolidated statement of operations for the year ended December 31, 2020.

Interest Income

Interest income consists primarily of interest earned on our cash and cash equivalents and investments in marketable securities.

Interest Expense

Interest expense consists primarily of the interest on our convertible notes that converted into Series C redeemable convertible preferred shares in December 2019, equipment finance leases and tenant improvement loans.

Loss from Changes in Fair Value of Derivative Liability

The convertible promissory notes issued in December 2018, and January 2019 contained embedded features that provided the lenders with multiple settlement alternatives. Certain conversion and redemption features embedded in the convertible notes met the requirements for separate accounting and were accounted for as a single, compound derivative instrument for each round of convertible note financing. The compound derivative instruments were recorded at fair value at inception and were subject to remeasurement to fair value at each consolidated balance sheet date, with the change in fair value reflected in the consolidated statements of operations. In December 2019, the 2018 and 2019 convertible notes were converted into Series C redeemable convertible preferred stock, and the derivative instruments were settled as part of the conversion.

Loss on extinguishment of convertible notes

During 2019, the convertible promissory notes issued in December 2018 and January 2019 were converted into Series C redeemable convertible preferred stock, and we recognized a loss on extinguishment of convertible notes at the date of the conversion.

Provision for Income Taxes

Our provision for income taxes consists of an estimate of federal, state, and foreign income taxes based on enacted federal, state, and foreign tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in tax law. Due to the level of historical losses, we maintain a valuation allowance against U.S. federal and state deferred tax assets as it has been concluded it is more likely than not that these deferred tax assets will not be realized.

Results of Operations

Comparison of year Ended December 31, 2020 to the year Ended December 31, 2019

The following table summarizes our historical results of operations for the periods indicated (in thousands, except percentage):

	Year Ended December 31,		Change
	2020	2019	($)	(%)
Operating expenses
Research and development	$108,741	$70,178	38,563	55%
Selling, general and administrative	23,495	13,970	9,525	68%

Total operating expenses	132,236	84,148	48,088	57%

Loss from operations	(132,236)	(84,148)	(48,088)	57%
Interest income	5,428	1,937	3,491	180%
Interest expense	(249)	(22,952)	22,703	-99%
Income from equity method investment	5,799	—	5,799	100%
Gain on deconsolidation of subsidiary	6,904	—	6,904	100%
Loss from changes in fair value of derivative liabilities	—	(4,947)	4,947	-100%
Convertible note extinguishment loss	—	(366)	366	-100%
Other income, net	221	129	n.m.	n.m.

Total other income (expense) net	18,103	(26,199)

Loss before income taxes	(114,133)	(110,347)	(3,786)	3%

Income tax expenses	31	2	n.m.	n.m.

Net loss	$(114,164)	$(110,349)	(3,815)	3%

*	n.m. marks changes that are not meaningful for further discussion.

Research and Development Expenses

Research and development increased by $38.6 million, or 55%, from $70.2 million during the year ended December 31, 2019 to $108.7 million during the year ended December 31, 2020. The increase was primarily attributable to a $29.9 million increase in personnel expenses as a result of increased headcount to support aircraft engineering, software development, manufacturing process development, and certification. Other costs include increased materials used in prototype development and testing, and higher depreciation and amortization due to acquisition of additional equipment and facility leasehold improvements. In 2020, our research and development expenses also included $1.8 million for cost associated with SummerBio, which was deconsolidated within the year.

Selling, general and Administrative Expenses

Selling, general and administrative expenses increased by $9.5 million, or 68%, from $14.0 million during the year ended December 31, 2019 to $23.5 million during the year ended December 31, 2020. The increase was primarily attributable to a $4.4 million increase in personnel expenses from increased headcount to support operations growth, including IT, legal, facilities, HR, finance, and business development. Additional cost increases primarily reflect professional services related to legal and patent prosecution, consulting services and software and data storage expenses. In 2020, selling, general and administrative expenses related to SummerBio totaled $0.6 million prior to deconsolidation.

Interest Income

Interest income increased by $3.5 million, or 180%, from $1.9 million during the year ended December 31, 2019 to $5.4 million during the year ended December 31, 2020, driven mainly by income on short-term investments and bank deposits, reflecting our higher overall investment balances as a result of our convertible note and Series C preferred stock financings.

Interest Expense

Interest expenses decreased by $22.7 million, or 99%, from $23.0 million during the year ended December 31, 2019 to $0.2 million during the year ended December 31, 2020 reflecting the conversion of our convertible notes into Series C redeemable convertible preferred shares in December 2019.

Income from equity method investment and gain on disposal of subsidiary

Upon deconsolidation of SummerBio in August 2020, we recognized our retained interest in SummerBio as an equity method investment at fair value, which resulted in recognizing a gain of $6.9 million during 2020. In addition, following deconsolidation of SummerBio, we recognized our respective share of SummerBio’s income from the date of deconsolidation until December 31, 2020 of $5.8 million under equity method of accounting.

Loss from Change in Fair Value of Convertible Promissory Note Derivative Liability

Loss from the change in the fair value of derivative liabilities was $5.0 million for the year ended December 31, 2019, compared to $0 for the year ended December 31, 2020, due to remeasurement of the derivative liabilities to fair value prior to the settlement of this derivative liability upon conversion of the convertible notes into shares of Series C redeemable convertible preferred stock in December 2019.

Convertible note extinguishment loss

Loss on conversion of convertible notes was $0.4 million for the year ended December 31, 2019, compared to $0 for the year ended December 31, 2020, due to the settlement of the convertible promissory notes upon conversion of the notes into shares of Series C redeemable convertible preferred stock in December 2019.

Liquidity and Capital Resources

Sources of Liquidity

We incurred net losses and negative operating cash flows from operations since inception, and we expect to continue to incur losses and negative operating cash flows for the foreseeable future until we successfully commence sustainable commercial operations. To date, we have funded our operations primarily with proceeds from the issuance of redeemable convertible preferred stock and convertible notes. From inception through December 31, 2020, we raised net proceeds of $768.3 million from the issuances of redeemable convertible preferred stock and convertible notes. As of December 31, 2020, we had cash, cash equivalents and restricted cash of $78.0 million and short-term investment in marketable securities of $368.6 million and had no debt for borrowed money. Restricted cash, totaling $0.7 million, reflects a security deposit on leased facilities. We believe that our cash on hand will satisfy our working capital and capital requirements for at least the next twelve months from the date on which our consolidated financial statements were available to be issued.

Long-Term Liquidity Requirements

We expect our cash and cash equivalents on hand, and cash that we expect to receive from the business combination and PIPE Investment, together with the cash we expect to generate from future operations will provide sufficient funding to support initial commercial operations. The cash generated from the business combination is uncertain; however, as the number of RTP share redemptions is unknown at this time. Until we generate sufficient operating cash flow to cover our operating expenses, working capital needs and planned capital expenditures, or if circumstances evolve differently than anticipated, we expect to utilize a combination of equity and debt financing to fund any future capital needs. If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences, or privileges senior to those of holders of common stock. If we raise funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of preferred and common stockholders. The terms of debt securities or borrowings could impose significant restrictions on our operations. The capital markets have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.

Our principal uses of cash in recent periods have been funding our research and development activities and other personnel cost. Near-term capital requirements through 2024 leading to initial commercialization are estimated to total of approximately $850-$900 million and include pilot plant production to support production certification, scaled manufacturing operations for commercialization, infrastructure and skyport development, pilot training and production of aircraft. Our future capital requirements will depend on many factors, including our revenue growth rate, the timing and the amount of cash received from our customers, the expansion of sales and marketing activities, the timing and extent of spending to support development efforts. In the future, we may enter into arrangements to acquire or invest in complementary businesses, products, and technologies. We may be required to seek additional equity or debt financing. In the event that we require additional financing we may not be able to raise such financing on acceptable terms or at all. If we are unable to raise additional capital or generate cash flows necessary to continue our research and development and invest in continued innovation, we may not be able to compete successfully, which would harm our business, results of operations, and financial condition. If adequate funds are not available, we may need to reconsider our production investments, the pace of our production ramp-up, infrastructure investments in skyports, expansion plans or limit our research and development activities, which could have a material adverse impact on our business prospects and results of operations.

Cash Flows

For the Year Ended December 31, 2020 and 2019

The following table sets forth a summary of our cash flows for the periods indicated (in thousands, except percentage):

	Year Ended December 31,		Change
	2020	2019	($)	(%)
Net cash (used in) provided by:
Operating activities	(105,900)	(76,237)	(29,663)	39%
Investing activities	(393,159)	(9,240)	(383,919)	4155%
Financing activities	69,220	468,410	(399,190)	-85%

Net (decrease) increase in cash, cash equivalents, and restricted cash	(429,839)	382,933	(812,772)	-212%

Net Cash Used in Operating Activities

Net cash used in operating activities for the year ended December 31, 2020 was $105.9 million, consisting primarily of a net loss of $114.2 million, which included a $7.4 million depreciation and amortization expense,

$7.2 stock-based compensation expense, $5.8 million income from equity method investment, $6.9 million gain on deconsolidation of SummerBio, $1.2 net accretion and amortization of our investments in marketable securities and a decrease in our net working capital of $5.2 million. The decrease in our net working capital was primarily due to a decrease of prepaid expenses and other current assets of $1.4 million, an increase in accounts payable of $3.3 million and an increase in accrued expenses and other current liabilities of $5.3 million, partially offset by a $4.5 million increase in receivables.

Net cash used in operating activities for the year ended December 31, 2019 was $76.2 million, consisting primarily of a net loss of $110.3 million, which included a $4.0 million depreciation and amortization expense, $3.9 million stock-based compensation expense, $22.8 noncash interest expense related to convertible notes, $4.9 million loss from change in the fair value of derivative liabilities and an increase in our net working capital of $1.9 million. The increase in our net working capital was primarily due to an increase of prepaid expenses and other current assets of $4.2 million, partially offset by an increase in accounts payable of $1.2 million, an increase in accrued expenses and other current liabilities of $0.6 million and an increase in deferred rent of $0.6 million.

Net Cash Used in Investing Activities

Net cash flows used in investing activities for the year ended December 31, 2020 was primarily due to $23.3 million purchases of property and equipment to support research and development activities and $620.8 million purchases of marketable securities, partially offset by proceeds from maturities and redemptions of marketable securities of $251.3 million.

Net cash flows used in investing activities for the year ended December 31, 2019 was due to $9.2 million purchase of property and equipment.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the year ended December 31, 2020 was primarily due to proceeds from issuance of Series C redeemable convertible preferred stock for a net amount of $69.9 million, partially offset by repayment of capital lease obligation of $0.6 million.

Net cash provided by financing activities for the year ended December 31, 2019 was primarily due to proceeds from issuance of Series C redeemable convertible preferred stock for a net amount of $454.3 million, proceeds from issuance of convertible notes of $12.3 million, proceeds from exercise of stock options of $1.4 million and proceeds from tenant improvement loan of $1.1 million, partially offset by repayment of capital lease obligation of $0.5 million.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus, we believe the following accounting policies and estimates to be critical to the preparation of our consolidated financial statements.

Stock-Based Compensation

We measure and record the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. We recognize stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation, and account for forfeitures as they occur. We selected the Black-Scholes-Merton (“Black-Scholes”) option-pricing model as the method for determining the estimated fair value for stock options. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of share-based awards, including the option’s expected term, expected volatility of the underlying stock, risk-free interest rate and expected dividend yield.

Expected volatility — As we are not a publicly traded Company, the expected volatility for our stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards.

Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Expected dividend yield — The expected dividend rate is zero as we currently have no history or expectation of declaring dividends on our common stock.

Expected term — The expected term represents the period these stock awards are expected to remain outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules, and expectations of future employee behavior.

Fair Value of Common Stock

The fair value of our common stock is determined by the board of directors with assistance from management and, in part, on input from an independent third-party valuation firm. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common stock.

Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation (“Practice Aid”), our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock at each grant date. These factors include:

•	contemporaneous valuations of our common stock performed by independent third-party specialists;

•	the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

•

the prices paid for common or convertible preferred stock sold to third-party investors by us and prices paid in secondary transactions for shares repurchased by us in arm’s-length transactions, including any tender offers, if any;

•	the lack of marketability inherent in our common stock;

•	our actual operating and financial performance;

•	our current business conditions and projections;

•	the hiring of key personnel and the experience of our management;

•	the history of the company and the introduction of new products;

•	our stage of development;

•	the likelihood of achieving a liquidity event, such as an initial public offering (IPO), a merger, or acquisition of our company given prevailing market conditions;

•	the operational and financial performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions and overall economic conditions.

In valuing our common stock, the fair value of our business was determined using various valuation methods, including combinations of income, market and cost approaches with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate that is derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar business operations as of each valuation date and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company.

The Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date. Based on our early stage of development and other relevant factors, we determined that the Option Pricing Method (“OPM”) was the most appropriate method for allocating our enterprise value to determine the estimated fair value of our common stock. OPM uses option theory to value the various classes of a company’s securities in light of their respective claims to the enterprise value. Total stockholders’ equity value is allocated to the various share classes based upon their respective claims on a series of call options with strike prices at various value levels depending upon the rights and preferences of each class. A Black-Scholes closed form option pricing model is typically employed in this analysis, with an option term assumption that is consistent with Management’s expected time to a liquidity event and a volatility assumption based on the estimated stock price volatility of a peer group of comparable public companies over a similar term.

In determining the estimated fair value of our common stock, our board of directors also considered the fact that our stockholders could not freely trade our common stock in the public markets. Accordingly, we applied discounts to reflect the lack of marketability of our common stock based on the weighted-average expected time to liquidity. The estimated fair value of our common stock at each grant date reflected a non-marketability discount partially based on the anticipated likelihood and timing of a future liquidity event.

Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable public companies and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock. Following the Business Combination, it will not be necessary to determine the fair value of Joby Aviation common stock as the shares will be traded in a public market.

Recent Accounting Pronouncements

See Note 2 of our consolidated financial statements included elsewhere in this proxy statement/prospectus for more information regarding recently issued accounting pronouncements.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a

Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Reinvent is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period,

We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date we (a) are no longer an emerging growth company and (b) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act: (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We are exposed to market risk for changes in interest rates applicable to our short-term investments. We had cash, cash equivalents, restricted cash and investments in short-term marketable securities totaling $446.6 million as of December 31, 2020. Cash equivalents and short-term investments were invested primarily in money market funds, U.S. treasury bills and government and corporate bonds. Our investment policy is focused on the preservation of capital and supporting its liquidity needs. Under the policy, we invest in highly rated securities, issued by the U.S. government and corporations or liquid money market funds. We do not invest in financial instruments for trading or speculative purposes, nor do we use leveraged financial instruments. We utilize external investment managers who adhere to the guidelines of its investment policy. A hypothetical 10% change in interest rates would not have a material impact on the value of our cash, cash equivalents or short-term investments or our interest income.

Foreign Currency Risk

We are not exposed to significant foreign currency risks related to our operating expenses as our foreign operations are not material to our consolidated financial statements.

MANAGEMENT OF JOBY AVIATION FOLLOWING

THE BUSINESS COMBINATION

The following sets forth certain information, as of March 26, 2021, concerning the persons who are expected to serve as directors and executive officers of Joby Aviation following the consummation of the Business Combination and assuming the election of the nominees at the extraordinary general meeting as set forth in “Director Election Proposal.”

Name	Age	Position
Executive Officers:
JoeBen Bevirt	47	Chief Executive Officer, Chief Architect and Director
Matthew Field	48	Chief Financial Officer and Treasurer
Eric Allison	44	Head of Product
Bonny Simi	58	Head of Air Operations and People
Greg Bowles	45	Head of Government Affairs
Kate DeHoff	43	General Counsel and Corporate Secretary
Justin Lang	37	Head of Partnerships and Corporate Strategy
Non-Employee Directors:
Paul Sciarra	40	Director, Executive Chairman
Reid Hoffman	53	Director

Executive Officers

JoeBen Bevirt. JoeBen Bevirt is expected to serve as Chief Executive Officer, Chief Architect and as a member of the board of directors of Joby Aviation. Mr. Bevirt is the founder and Chief Executive Officer of Joby and has led the team since its inception in 2009. He has dedicated his life to driving revolutionary innovation in electric propulsion and robotics. In 1999, Mr. Bevirt co-founded Velocity11, a company that develops high-performance robotic laboratory systems, which was later acquired by Agilent Technologies. In 2005, he founded Joby Inc., a company that makes utilitarian consumer products including the popular Gorillapod flexible camera tripod. Mr. Bevirt serves on the board of directors of Centric Software, Inc. He holds a B.S. in mechanical engineering from University of California Davis and an M.S. in mechanical engineering from Stanford University. We believe that Mr. Bevirt, given his extensive experience in electric propulsion, robotics and managing companies, is qualified to serve as a member of our board of directors due to this one-of-a-kind perspective he brings as our founder and Chief Executive Officer.

Matthew Field. Matthew Field is expected to serve as Chief Financial Officer of Joby Aviation. Mr. Field has served as Joby’s Chief Financial Officer since March 2021. Prior to joining Joby, Mr. Field worked at Ford Motor Company, an automobile manufacturer, for over 20 years. Most recently he served as Chief Financial Officer, North America from October 2018 through March 2021, Corporate General Auditor from January 2018 through October 2018, and Chief Financial Officer, Lincoln Motor Company from November 2014 through December 2017. Prior to Ford, Mr. Field worked at Goldman Sachs and the Board of Governors of the Federal Reserve System. Mr. Field holds a B.A. in economics from Swarthmore College and an M.B.A. from University of California, Berkeley, Haas School of Business.

Eric Allison. Eric Allison is expected to serve as Head of Product of Joby Aviation. Mr. Allison has served as Joby’s Head of Product since January 2021. Prior to joining Joby, from March 2018 to January 2021, Mr. Allison was the Head of Elevate at Uber Technologies, Inc., a company that provides ride hailing services, where he focused on of Uber Elevate, Inc., a wholly owned subsidiary of Uber Technologies, Inc., which was engaged in creating the business of urban air mobility involving aerial ridesharing with eVTOLs. From January 2015 to March 2018, Mr. Allison was the Chief Executive Officer of Zee.Aero Inc., an eVTOL company that currently operates as a joint venture between The Boeing Corporation and Kitty Hawk Corporation under name Wisk Aero. Mr. Allison holds a B.S. in mechanical engineering from Milwaukee School of Engineering. He also holds an M.S. and Ph.D. in aeronautics and astronautics from Stanford University.

Bonny Simi. Bonny Simi is expected to serve as Head of Air Operations and People of Joby Aviation. Ms. Simi has served as Joby’s Head of Air Operations and People since December 2020. In January 2016, Ms. Simi founded JetBlue Technology Ventures LLC, a wholly-owned subsidiary of JetBlue Airways Corp. focused on incubating, investing, and strategically partnering with early-stage startups at the intersection of technology, travel, and hospitality, where she served as President until December 2020. Previously she was Vice President of Talent at JetBlue Airways since September 2011 and held various operational leadership roles and was an active captain for the airline since October 2003. Since April 2019, Ms. Simi has served on the board of directors and compensation and nominating and governance committees of Pebblebrook Hotel Trust. From April 2017 to May 2020, Ms. Simi served on the board of directors and compensation, nominating and governance, and ESG committees of Red Lion Hotel Corp. Ms. Simi holds a B.A. in communications from Stanford University. She also holds an M.S. in human resources from Regis University, an M.S. in management from Stanford University Graduate School of Business and an M.S. in engineering from Stanford University.

Greg Bowles. Greg Bowles is expected to serve as Head of Government Affairs of Joby Aviation. Mr. Bowles has served as Joby’s Head of Government Affairs since May 2019. Prior to joining Joby, Mr. Bowles served as President of AirCertGlobal LLC, an aviation consulting company, from August 2015 to May 2019. From November 2012 through December 2019, Mr. Bowles also served as Chairman of ASTM International F44, an international committee which addresses design and safety issues for general aviation aircraft that are less than 19,000 pounds and carry fewer than 19 passengers. Finally, from January 2005 until through April 2019, Mr. Bowles served as Vice President of Global Innovation and Policy, Director of European Regulatory Affairs and Engineering, and Director of Engineering and Manufacturing for General Aviation Manufacturers Association, a trade association that seeks to foster and advance the general welfare, safety, and activities of the global business and general aviation industry. Mr. Bowles currently serves as a member of the board of directors of ASTM International. Mr. Bowles holds a B.S. in aerospace engineering from Embry-Riddle Aeronautical University and an M.S. in business administration from Webster University.

Kate DeHoff. Kate DeHoff is expected to serve as General Counsel and Corporate Secretary of Joby Aviation. Ms. DeHoff has served as Joby’s General Counsel and Corporate Secretary since January 2021, where she has been responsible for Joby’s legal, ethics, and compliance functions. Prior to joining Joby, Ms. DeHoff was the Legal Director for Uber Elevate, Inc., a wholly owned subsidiary of Uber Technologies, Inc., engaged in creating the business of urban air mobility involving aerial ridesharing with eVTOLs, from January 2020 to January 2021. Before that, she served as General Counsel and Corporate Secretary for ICON Aircraft, Inc., an aircraft manufacturing company with operations in California, Florida, and Mexico, from March 2017 to January 2020. From September 2008 to March 2017, Ms. DeHoff served as Associate General Counsel and then Vice President of Legal Affairs at CoorsTek, Inc., an international manufacturing company. Finally, Ms. DeHoff was an associate at Simpson Thacher & Bartlett LLP, an international law firm. Ms. DeHoff holds a B.A. in psychology from New York University and a J.D. from University of California, Hastings College of Law.

Justin Lang. Justin Lang has served as our Head of Partnerships and Corporate Strategy since January 2021, where he has been responsible for leading the transactions, partnerships, and initiatives that further the Company’s commercial objectives. Prior to that, Mr. Lang served as our Head of Corporate and Legal Affairs from July 2020 to January 2021 and General Counsel from March 2019 to July 2020. Before coming to Joby, Mr. Lang was an associate attorney at Latham & Watkins, an international law firm, from August 2017 to March 2019 and at Wilson Sonsini Goodrich & Rosati, an international law firm, from November 2014 to August 2017. Mr. Lang holds a Bachelor of Commerce from University of Alberta and a J.D. from York University – Osgoode Hall Law School.

Non-Employee Directors

Upon the consummation of the Business Combination, RTP anticipates the initial size of Joby Aviation’s board of directors being                directors, each of whom will be voted upon by RTP’s shareholders who are entitled to vote on the Director Election Proposal at the extraordinary general meeting.

Paul Sciarra. Paul Sciarra is expected to serve as Executive Chairman of Joby Aviation. He has served as the Executive Chairman and a member of Joby’s board of directors since November 2016 and was Joby’s first outside investor. Lending his deep product knowledge and business acumen to the company, he was instrumental in the move to a four-seat aircraft operating within a service-based model. In August 2008, Mr. Sciarra co-founded Pinterest, Inc., an image sharing and social media service company. Mr. Sciarra also served as an entrepreneur-in-residence at Andreessen Horowitz, a venture capital firm. Mr. Sciarra holds a B.A. from Yale University. We believe that Mr. Sciarra’s experience as an entrepreneur along with his contributions to Joby as its Executive Chairman make him well qualified to serve as a member of Joby Aviation’s board of directors.

Reid Hoffman. See “Information About RTP—Directors and Executive Officers—Reid Hoffman.”

Corporate Governance

Composition of the Board of Directors

The business and affairs of Joby Aviation will be managed under the direction of our board of directors. We intend to have a classified board of directors, with                directors in Class I (expected to be                ),                directors in Class II (expected to be                ) and                directors in Class III (expected to be                ). See the section entitled “Director Election Proposal.”

Under the Sponsor Agreement, the parties thereto agreed to certain rights of the Sponsor with respect to board representation of Joby Aviation following the Closing, including the appointment of Reid Hoffman as an initial Class III director of Joby Aviation and the nomination of Michael Thompson as a Class III director following the first term of the Class III directors.

Director Independence

As a result of Joby Aviation’s common stock being listed on NYSE following consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this Business Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of                and                qualifies as “independent” as defined under the applicable NYSE rules.

Committees of the Board of Directors

Joby Aviation’s board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. Joby Aviation will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter. Joby Aviation’s board of directors may from time to time establish other committees.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of Joby Aviation’s committee charters will be posted on its website,                , as required by applicable SEC and NYSE rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

Upon the Closing, Joby Aviation’s audit committee will consist of                , with                serving as the chair of the committee. Each proposed member of the audit committee qualifies as an independent director under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 of the Exchange Act. In addition, each proposed member of the audit committee is financially literate. Following the Business Combination, our board of directors will determine which member of our audit committee qualifies as an “audit committee financial expert”, as defined in Item 407(d)(5) of Regulation S-K, and possesses financial sophistication, as defined under the rules of the NYSE.

The audit committee’s responsibilities will include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing Joby Aviation’s independent registered public accounting firm;

•	discussing with Joby Aviation’s independent registered public accounting firm their independence from management;

•	reviewing with Joby Aviation’s independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by Joby Aviation’s independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and Joby Aviation’s independent registered public accounting firm the interim and annual financial statements that Joby Aviation files with the SEC;

•	reviewing and monitoring Joby Aviation’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our board of directors will adopt a written charter for the audit committee which will be available on Joby Aviation’s website upon the completion of the Business Combination.

Compensation Committee

Upon the Closing, Joby Aviation’s compensation committee will consist of                , with                 serving as the chair of the committee.                 and                are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act.                 and                are “independent” as defined under the applicable NYSE listing standards, including the standards specific to members of a compensation committee.

•

reviewing and approving corporate goals and objectives relevant to the compensation of Joby Aviation’s Chief Executive Officers, evaluating the performance of Joby Aviation’s Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of Joby Aviation’s Chief Executive Officer;

•	reviewing and setting or making recommendations to Joby Aviation’s board of directors regarding the compensation of Joby Aviation’s other executive officers;

•	making recommendations to Joby Aviation’s board of directors regarding the compensation of Joby Aviation’s directors;

•	reviewing and approving or making recommendations to Joby Aviation’s board of directors regarding Joby Aviation’s incentive compensation and equity-based plans and arrangements; and

•

appointing and overseeing any compensation consultants. We believe that the composition and functioning of Joby Aviation’s compensation committee meets the requirements for independence under the current NYSE listing standards.

Our board of directors will adopt a written charter for the compensation committee which will be available on Joby Aviation’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Upon the Closing, Joby Aviation’s nominating and corporate governance committee will consist of                . Each proposed member of the nominating and corporate governance committee is “independent” as defined under the applicable listing standards of NYSE and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities include, among other things:

•	identifying individuals qualified to become members of Joby Aviation’s board of directors, consistent with criteria approved by Joby Aviation’s board of directors;

•	recommending to Joby Aviation’s board of directors the nominees for election to Joby Aviation’s board of directors at annual meetings of Joby Aviation’s stockholders;

•	overseeing an evaluation of Joby Aviation’s board of directors and its committees; and

•

developing and recommending to Joby Aviation’s board of directors a set of corporate governance guidelines. We believe that the composition and functioning of Joby Aviation’s nominating and corporate governance committee meets the requirements for independence under the current NYSE listing standards.

Our board of directors will adopt a written charter for the nominating and corporate governance committee which will be available on Joby Aviation’s website upon the completion of the Business Combination.

Code of Ethics

Joby Aviation will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on Joby Aviation’s website,                . Joby Aviation intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of Joby Aviation’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than Joby, that has one or more executive officers serving as a member of Joby Aviation’s board of directors.

EXECUTIVE COMPENSATION

Throughout this section, unless otherwise noted, “we,” “us,” “our” and similar terms refer to Joby prior to the Business Combination, and to Joby Aviation after the Business Combination.

This section discusses the material components of the executive compensation program for our 2020 named executive officers. Our named executive officers for fiscal year 2020 are:

•	JoeBen Bevirt, our President and Chief Executive Officer;

•	Bonny Simi, our Head of Air Operations and People; and

•	Justin Lang, our former Head of Corporate and Legal and current Head of Partnerships and Corporate Strategy.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the Closing may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
JoeBen Bevirt	2020	293,600	—	—	3,000	296,600
President and Chief Executive Officer
Bonny Simi (4)	2020	13,462	250,000	9,408,556	—	9,672,018
Head of Air Operations and People
Justin Lang	2020	277,038	—	2,111,944	—	2,388,982
Head of Partnerships and Corporate Strategy

(1)	Amount reported represents a sign on bonus paid to Ms. Simi in connection with her commencement of employment with us.
(2)

Amounts reported represent the aggregate grant date fair value of stock options granted to our named executive officers during 2020 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 to our audited consolidated financial statements included in this proxy statement/prospectus.

(3)	Amounts reported represent matching contributions under our 401(k) plan.
(4)	Ms. Simi commenced employment with us on December 15, 2020.

Narrative to the Summary Compensation Table

2020 Annual Base Salary

We pay our named executive officers a base salary to compensate them for services rendered to our company. The base salary payable to our named executive officers is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. In fiscal year 2020, Mr. Bevirt’s annual base salary was increased from $192,000 to $400,000; Ms. Simi’s annual base salary was $350,000; and Mr. Lang’s annual base salary was increased from $275,000 to $285,000.

Equity Compensation

We have granted stock options to our employees, including our named executive officers, in order to attract and retain them, as well as to align their interests with the interests of our stockholders. In order to provide a long-term incentive, these stock options generally vest over six years subject to continued service.

In 2020, we granted an option to purchase 437,500 shares of Joby common stock to Ms. Simi in connection with her commencement of employment with us. The option had an exercise price per share equal to $6.11, which our board of directors determined to be fair market value of a share of Joby common stock as of the date of grant. The option vests as to 1/6th of the shares underlying the option on December 15, 2021 and as to 1/20th of the shares underlying the option on each quarterly anniversary thereafter, subject to Ms. Simi’s continued service to us. The option was amended in December 2020 to permit a portion of the option to be exercised prior to vesting and to delay the exercisability of 16,366 shares of Joby common stock to January 1, 2027.

In 2020, we also granted two options to Mr. Lang. The first option covered 32,500 shares of Joby common stock with a vesting commencement date of February 3, 2020, and the second option covered 95,000 shares of Joby common stock with a vesting commencement date of October 31, 2020. Each option had an exercise price per share equal to $3.00, which our board of directors determined to be the fair market value of a share of Joby common stock as of the date of grant. Each option vests as to 1/6th of the shares underlying the option on the first anniversary of the applicable vesting commencement date and as to 1/20th of the shares underlying the option on each quarterly anniversary thereafter, subject to Mr. Lang’s continued service to us.

In connection with the Business Combination, and subject to approval by RTP’s shareholders, we will adopt the 2021 Incentive Award Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “ESPP”). If approved by RTP’s shareholders, the 2021 Plan and the ESPP will be effective as of the date immediately preceding the Closing. For additional information about the 2021 Plan and the ESPP, please see the Incentive Award Plan Proposal and the ESPP Proposal.

Other Elements of Compensation

Retirement Savings and Health and Welfare Benefits

We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. We match up to 50% of a participant’s annual eligible contribution to the 401(k) plan, up to a maximum of $3,000. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans. These health and welfare plans include medical, dental and vision benefits; short-term and long-term disability insurance; and supplemental life and AD&D insurance.

Perquisites and Other Personal Benefits

We determine perquisites on a case-by-case basis and will provide a perquisite to a named executive officer when we believe it is necessary to attract or retain the named executive officer. We did not provide any perquisites or personal benefits to our named executive officers not otherwise made available to our other employees in 2020.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of Joby common stock underlying outstanding option awards for our named executive officers as of December 31, 2020.

			Option awards				Stock awards
Name	Vesting commencement date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares that have not vested (#)	Market value of shares that have not vested ($)(1)
JoeBen Bevirt	—		—	—	—	—	—	—
Bonny Simi	12/15/2020	(2)	282,024	114,560	6.11	12/17/2030	40,916	249,997
Justin Lang	3/11/2019	(3)	36,241	106,259	0.70	4/22/2029	—	—
	2/3/2020	(3)	—	32,500	3.00	4/19/2030	—	—
	10/31/2020	(3)	—	95,000	3.00	11/9/2030	—	—

(1)	Amount reported based on $6.11 per share, which was the fair market value of Joby common stock as of December 31, 2020, as determined by the Joby board of directors.
(2)

Option to purchase 437,500 shares of Joby common stock vests as to 1/6th of the shares on the first anniversary of the vesting commencement date and as to 1/20th of the shares on each quarterly anniversary of the vesting commencement date thereafter, subject to continued service to Joby through the applicable vesting date. As of December 31, 2020, the option had been exercised as to 40,916 shares prior to vesting 282,024 of the shares underlying Ms. Simi’s option are exercisable prior to vesting and the remaining 114,560 shares underlying the option become exercisable in equal installments on each March 15 of 2021, 2022, 2023, 2024, 2025, 2026 and January 1, 2027. Shares that are acquired prior to vesting are reported in the stock awards columns and are subject to repurchase at the original exercise price upon any termination of employment with Joby until such shares vest in accordance with the option’s vesting schedule.

(3)

Option vests and becomes exercisable as to 1/6th of the shares on the first anniversary of the vesting commencement date and as to 1/20th of the shares on each quarterly anniversary of the vesting commencement date thereafter, subject to continued service to Joby through the applicable vesting date.

Executive Compensation Arrangements

Employment and Offer Letter Agreements

We previously entered into employment offer letter agreements with Ms. Simi and Mr. Lang that sets forth the terms and conditions of their employment, including initial base salary, equity grants, employee benefits eligibility, and, for Ms. Simi, a sign-on bonus. We have not entered into an offer letter or employment agreement with Mr. Bevirt.

Director Compensation

We have not historically maintained a formal non-employee director compensation program but have made stock and option grants to non-employee directors when determined appropriate. Additionally we provide reimbursement to our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and its committees. Mr. Bevirt receives no additional compensation for his service as a director, and the compensation provided to him as an employee is set forth in the Summary Compensation Table above.

2020 Director Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to our non-employee directors during 2020.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Paul Sciarra	—	—	—	—

Name	Option Awards Outstanding at Year End
Paul Sciarra	—

We intend to approve and implement a compensation program for our non-employee directors, to be effective in connection with the consummation of the Business Combination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of RTP ordinary shares as of May 4, 2021 and (ii) the expected beneficial ownership of shares of Joby Aviation common stock immediately following consummation of the Business Combination (the “Ownership Date”) (assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below) by:

•

each person who is known to be the beneficial owner of more than 5% of RTP ordinary shares and is expected to be the beneficial owner of more than 5% of shares of Joby Aviation common stock post-Business Combination;

•	each of RTP’s current executive officers and directors;

•	each person who will become an executive officer or director of Joby Aviation post-Business Combination; and

•	all executive officers and directors of RTP as a group pre-Business Combination, and all executive officers and directors of Joby Aviation post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of the Ownership Date.

The beneficial ownership of RTP ordinary shares pre-Business Combination is based on 86,250,000 RTP ordinary shares issued and outstanding (including shares underlying the RTP units) as of the Ownership Date, which includes an aggregate of 17,250,000 RTP Class B ordinary shares outstanding as of such date.

The expected beneficial ownership of shares of Joby Aviation common stock post-Business Combination assumes two scenarios:

(i)

a “no redemption” scenario where (i) no public shareholders exercise their redemption rights in connection with the Business Combination and (ii) Joby Aviation issues 647,309,129 shares of Joby Aviation common stock, which, in the case of Joby Awards, will be shares underlying awards based on Joby Aviation common stock to Joby Stockholders as the Aggregate Merger Consideration pursuant to the Merger Agreement; and

(ii)

a “maximum redemption” scenario where (i) 60,002,230 public shares of RTP are redeemed for their pro rata share of the funds in RTP’s trust account in connection with the Business Combination and (ii) Joby Aviation issues 587,306,899 shares of Joby Aviation common stock, which, in the case of Joby Awards, will be shares underlying awards based on Joby Aviation common stock to Joby Stockholders as the Aggregate Merger Consideration pursuant to the Merger Agreement. This scenario gives effect to RTP’s public share redemptions of 60,002,230 shares for aggregate redemption payments of approximately $600.2 million. The Merger Agreement provides that the obligations of Joby to consummate the Merger are conditioned on, among other things, that as of the Closing, RTP will have a minimum of $1,000 million in cash comprising (i) the cash held in the trust account after giving effect to RTP share redemptions (but prior to the payment of any (a) deferred underwriting commissions being held in the trust account and (b) transaction expenses of Joby or RTP), (ii) the PIPE Investment Amount and (iii) the Uber Note Principal Amount. If the minimum cash requirement is not met, then Joby would not be obligated the consummate the Merger.

Based on the foregoing assumptions, and including the 83,500,000 shares of Joby Aviation common stock issued in connection with the PIPE Investment and 7,659,136 shares of Joby Aviation common stock issued to the holder of the Uber Note, we estimate that there would be 647,309,129 shares of Joby Aviation common stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 587,306,899 shares of Joby Aviation common stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

The following table does not reflect record of beneficial ownership of any shares of Joby Aviation common stock issuable upon exercise of Public Warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of the Ownership Date.

Unless otherwise indicated, RTP believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination				Post-Business Combination
					Assuming No Redemption		Assuming Maximum Redemption
	Number of Ordinary Shares (2)	% of Class A Ordinary Shares	% of Class B Ordinary Shares	% of Class Ordinary Shares	Number of Shares of Joby Aviation Common Stock	%	Number of Shares of Joby Aviation Common Stock	%
Name and Address of Beneficial Owner (1)
5% Holders
Reinvent Sponsor LLC (3)	17,130,000	—	99.3%	19.9%	17,130,000	2.6%	17,130,000	2.9%
BlackRock, Inc. (4)	3,658,522	5.3%	—	4.2%	13,658,522	2.1%	13,658,522	2.3%
Joby Holdings, Inc.	—	—	—	—	99,168,467	15.3%	99,168,467	16.9%
Sciarra Management Trust	—	—	—	—	49,724,052	7.7%	49,724,052	8.5%
Entities affiliated with Toyota Motor Corporation (6)	—	—	—	—	79,044,272	12.2%	79,044,272	13.5%
Entities affiliated with Intel Corporation (7)	—	—	—	—	46,211,298	7.1%	46,211,298	7.9%
Entities affiliated with Capricorn Investment Group (8)	—	—	—	—	37,594,313	5.8%	37,594,313	6.4%

Directors and Executive Officers Pre-Business Combination
Reid Hoffman (3)(9)	17,130,000	—	99.3%	19.9%	19,130,000	3.0%	19,130,000	3.3%
Mark Pincus (3)(10)	17,130,000	—	99.3%	19.9%	21,630,000	3.3%	21,630,000	3.7%
David Cohen (11)	—	—	—	—	20,000	0.0%	20,000	0.0%
Michael Thompson (12)	—	—	—	—	3,500,000	0.5%	3,500,000	0.5%
Sherry Coutu	30,000	—	0.2%	0.0%	30,000	0.0%	30,000	0.0%
Charles Hudson	30,000	—	0.2%	0.0%	30,000	0.0%	30,000	0.0%
Kristina Salen	30,000	—	0.2%	0.0%	30,000	0.0%	30,000	0.0%
Fei-Fei Li	30,000	—	0.2%	0.0%	30,000	0.0%	30,000	0.0%
All RTP directors and executive officers as a group (eight individuals)	17,250,000	—	100.0%	20.0%	26,470,000	3.8%	26,470,000	4.5%

Directors and Executive Officers Post-Business Combination
JoeBen Bevirt (5)					99,061,671	15.3%	99,061,671	16.9%
Matthew Field					—	*	—	*
Eric Allison					—	*	—	*
Bonny Simi					141,979	*	141,979	*
Greg Bowles (13)					79,505	*	79,505	*
Kate DeHoff					—	*	—	*
Justin Lang (14)					296,720	*	296,720	*
Paul Sciarra (15)					60,134,052	9.4%	60,134,052	10.2%
Reid Hoffman (3)(9)	17,130,000	—	99.3%	19.9%	19,130,000	3.0%	19,130,000	3.3%
All Joby Aviation directors and executive officers as a group (nine individuals)					178,843,926	27.86%	178,843,926	30.5%

*	Less than 1%.

(1)

Unless otherwise noted, the business address of each of those listed in the table above pre-Business Combination is 215 Park Avenue, Floor 11, New York, NY 10003 and post-Business Combination is 2155 Delaware Avenue, Santa Cruz, CA 95060.

(2)

Prior to the Closing, holders of record of RTP Class A ordinary shares and RTP Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by RTP shareholders and vote together as a single class, except as required by law; provided, that holders of RTP Class B ordinary shares have the right to elect all of RTP’s directors prior to the Closing, and holders of RTP’s Class A ordinary shares are not entitled to vote on the election of directors during such time. As a result of and upon the effective time of the Domestication, (a) each of the then issued and outstanding RTP Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Joby Aviation common stock and (b) each of the then issued and outstanding RTP Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Joby Aviation common stock.

(3)

Messrs. Hoffman, Pincus, Thompson and Cohen are direct or indirect equityholders of Sponsor. Messrs. Hoffman and Pincus may be deemed to beneficially own shares held by Sponsor by virtue of their shared control over Sponsor. Other than Messrs. Hoffman and Pincus, no member of Sponsor exercises voting or dispositive control over any of the shares held by Sponsor. Each of Messrs. Hoffman and Pincus disclaims beneficial ownership of RTP Class B ordinary shares held by Sponsor except to the extent of their pecuniary interest therein.

(4)

According to the Schedule 13G filed on February 8, 2021, BlackRock, Inc. has sole voting and dispositive power over 3,658,522 RTP Class A ordinary shares. Post-Business Combination amounts include 10,000,000 shares of Joby Aviation common stock to be purchased by certain funds and accounts managed by subsidiaries of BlackRock, Inc. in the PIPE Investment. The registered holders of the referenced shares are funds and accounts under management by subsidiaries of BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055.

(5)

Consists of (i) 29,858,594 shares of Joby Aviation common stock held by JoeBen Bevirt, as trustee of The Joby Trust, (ii) 34,700,000 shares of Joby Aviation common stock held by Joby Holdings, Inc. for which the JoeBen Bevirt 2020 Descendants Trust, dated December 26, 2020 is expected to exercise voting and dispositive power, and (iii) 34,700,000 shares of Joby Aviation common stock held by Joby Holdings, Inc. for which The Joby Trust is expected to exercise voting and dispositive power. Mr. Bevirt has voting and dispositive power over the shares held in the Joby Trust and the JoeBen Bevirt 2020 Descendants Trust, dated December 26, 2020, and therefore may be deemed to be the beneficial owner of such shares. The business address for The Joby Trust and the JoeBen Bevirt 2020 Descendants Trust, dated December 26, 2020, is 2155 Delaware Avenue, Santa Cruz, CA 95060.

(6)

Consists of (i) 73,141,711 shares of Joby Aviation common stock held by Toyota Motor Corporation, (ii) 5,834,815 shares of Joby Aviation common stock held by Toyota A.I. Ventures Fund I, L.P., and (iii) 67,745 shares of Joby Aviation common stock held by Toyota A.I. Ventures Parallel Fund I-A, L.P. Toyota Motor Corporation has dispositive control over the shares held by Toyota A.I. Ventures Fund I, L.P. and Toyota A.I. Ventures Parallel Fund I-A, L.P. and may be deemed to beneficially own such shares. The business address for Toyota Motor Corporation is 4-7-1 Meieki, Nakamura-ku, Nagoya, Aichi 450-8171, Japan.

(7)

Consists of (i) 39,091,542 shares of Joby Aviation common stock held of record by Intel Capital Corporation and (ii) 7,119,756 shares of Joby Aviation common stock held of record by Middlefield Ventures, Inc. Each of Intel Capital Corporation and Middlefield Ventures, Inc. is a direct or indirect wholly-owned subsidiary of Intel Corporation. Intel Capital Corporation and Middlefield Ventures, Inc. share voting and investment power over their respectively held shares with Intel Corporation. The address for each of Intel Capital Corporation and Middlefield Ventures, Inc. is c/o Intel Corporation, 2200 Mission College Blvd., M/S RN6-59, Santa Clara, CA, 95054, Attn: Intel Capital Portfolio Manager.

(8)

Consists of (i) 10,231,642 shares of Joby Aviation common stock held by Capricorn-Libra Investment Group, L.P., (ii) 26,182,857 shares of Joby Aviation common stock held by Technology Impact Fund, L.P., and (iii) 1,179,814 shares of Joby Aviation common stock held by Technology Impact Growth Fund, L.P. Capricorn-Libra Partners, LLC is the general partner of Capricorn Libra Investment Group, L.P., TIF Partners, LLC is the general partner of Technology Impact Fund, L.P. and TIGF Partners, LLC is the general partner of Technology Impact Growth Fund, L.P. Capricorn-Libra Partners, LLC is wholly owned by Dipender Saluja. TIF Partners, LLC is owned by Ion Yadigaroglu and Dipender Saluja. TIGF Partners, LLC is owned by Ion Yadigaroglu, Dipender Saluja and Capricorn Investment Group, LLC. The business address of each of Capricorn-Libra Investment Group, L.P., Technology Impact Fund, L.P., Technology Impact Growth Fund, L.P., Capricorn-Libra Partners, LLC, TIF Partners, LLC and TIGF Partners, LLC is 250 University Avenue Palo Alto, CA 94301.

(9)	Post-Business Combination amounts include 2,000,000 shares of Joby Aviation common stock to be purchased by Mr. Hoffman, through Reinvent Technology SPV I LLC, in the PIPE Investment.
(10)

Post-Business Combination amounts include 2,000,000 shares of Joby Aviation common stock to be purchased by Mr. Pincus, through Reinvent Technology SPV I LLC, in the PIPE Investment and 2,500,000 shares of Joby Aviation common stock to be purchased by Reinvent Capital Fund LP in the PIPE Investment. Messrs. Thompson and Pincus may be deemed to beneficially own shares held by Reinvent Capital Fund LP by virtue of their shared control over Reinvent Capital Fund LP. Messrs. Thompson and Pincus disclaim beneficial ownership of the shares of Joby Aviation common stock held by Reinvent Capital Fund LP except to the extent of their pecuniary interest therein.

(11)	Post-Business Combination amounts include 20,000 shares of Joby Aviation common stock to be purchased by Mr. Cohen, through Reinvent Technology SPV I LLC, in the PIPE Investment.

(12)

Post-Business Combination amounts include 1,000,000 shares of Joby Aviation common stock to be purchased by Mr. Thompson, through Reinvent Technology SPV I LLC, in the PIPE Investment and 2,500,000 shares of Joby Aviation common stock to be purchased by Reinvent Capital Fund LP in the PIPE Investment. Messrs. Thompson and Pincus may be deemed to beneficially own shares held by Reinvent Capital Fund LP by virtue of their shared control over Reinvent Capital Fund LP. Messrs. Thompson and Pincus disclaim beneficial ownership of the shares of Joby Aviation common stock held by Reinvent Capital Fund LP except to the extent of their pecuniary interest therein.

(13)	Consists of 79,505 shares of Joby Aviation common stock issuable upon exercise of outstanding stock options exercisable within 60 days from May 4, 2021.
(14)

Consists of (i) 78,075 shares of Joby Aviation common stock and (ii) 218,644 shares of Joby Aviation common stock issuable upon exercise of outstanding stock options exercisable within 60 days from May 4, 2021.

(15)

Consists of (i) 49,724,052 shares of Joby Aviation common stock held by Paul Cahill Sciarra, as Trustee of the Sciarra Management Trust, and (ii) 10,410,000 shares of Joby Aviation common stock held by Joby Holdings, Inc. for which Sciarra Management Trust is expected to exercise voting and dispositive power. Mr. Sciarra has voting, investment and dispositive power over the shares held in the Sciarra Management Trust, and therefore may be deemed to be the beneficial owner of such shares. The address for U.S. Trust Company of Delaware, as agent for Sciarra Management Trust, is 2951 Centerville Road, Suite 200, Wilmington, DE 19808.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Reinvent Technology Partners

Founder Shares

On August 4, 2020, the Sponsor purchased 14,375,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. On August 28, 2020, RTP effected a share capitalization resulting in the Sponsor holding an aggregate of 17,250,000 Founder Shares. Subsequent to the share capitalization, the Sponsor transferred 30,000 Founder Shares to each of Sherry Coutu, Charles Hudson, Kristina Salen and Fei-Fei Li, RTP’s independent directors. As of the date of this proxy statement/prospectus, the Sponsor and RTP’s independent directors collectively own 20.0% of the issued and outstanding ordinary shares of RTP.

The Founder Shares are identical to the RTP Class A ordinary shares included in the units sold in RTP’s initial public offering, except that (i) only the holders of the Founder Shares have the right to vote on the appointment of directors and holders of a majority of the Founder Shares may remove a member of the board of directors for any reason (as defined in the Cayman Constitutional Documents), (ii) the Founder Shares are subject to certain transfer restrictions, (iii) the holders of the Founder Shares have agreed pursuant to a letter agreement to waive (x) their redemption rights with respect to the Founder Shares and public shares held by them in connection with the completion of RTP’s initial business combination, (y) their redemption rights with respect to any Founder Shares and public shares held by them in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of RTP’s obligation to allow redemption in connection with RTP’s initial business combination or to redeem 100% of RTP’s public shares if RTP does not complete a business combination within 24 months from the closing of its initial public offering (or 27 months from the closing of the initial public offering if RTP has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the initial public offering but has not completed the initial business combination within such 24-month period) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (z) their rights to liquidating distributions from the trust account with respect to the Founder Shares if RTP fails to complete a business combination within 24 months from the closing of this offering (or 27 months, as applicable) or during any extension of such time period, (iv) the Founder Shares are automatically convertible into RTP Class A ordinary shares at the time of the initial business combination or earlier at the option of the holder and (v) the Founder Shares are entitled to registration rights.

In connection with the Business Combination, upon the Domestication, 17,250,000 Founder Shares will convert automatically, on a one-for-one basis, into a share of Joby Aviation common stock. For additional information, see “Domestication Proposal.”

Private Placement Warrants

Simultaneously with the consummation of the initial public offering of RTP, the Sponsor purchased 11,533,333 private placement warrants at a price of $1.50 per warrant, or $17.3 million in the aggregate, in a private placement. Each private placement warrant entitles the holder to purchase one RTP Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was placed in the trust account of RTP.

The private placement warrants are identical to the warrants included in the units sold in the initial public offering of RTP except that, so long as they are held by the Sponsor or its permitted transferees, the private placement warrants: (i) are not redeemable by RTP (except in certain redemption scenarios when the price per Class A ordinary share equals or exceeds $10.00 (as adjusted)), (ii) may be exercised on a cashless basis and (iii) are entitled to registration rights (including the ordinary shares issuable upon exercise of the private placement warrants). Additionally, the purchasers have agreed not to transfer, assign or sell any of the private placement warrants, including the RTP Class A ordinary shares issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the completion of RTP’s initial business combination.

In connection with the Business Combination, upon the Domestication, each of the 11,533,333 private placement warrants will convert automatically into a warrant to acquire one share of Joby Aviation common stock pursuant to the Warrant Agreement. For additional information, see “Domestication Proposal.”

Registration Rights

The holders of the Founder Shares, private placement warrants, and warrants that may be issued upon conversion of working capital loans, if any (and any RTP Class A ordinary shares issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the working capital loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed September 16, 2020 requiring RTP to register such securities for resale (in the case of the Founder Shares, only after conversion to RTP Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that RTP register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of RTP’s initial business combination and rights to require RTP to register for resale such securities pursuant to Rule 415 under the Securities Act. RTP will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Business Combination, the registration rights agreement will be amended and restated. For additional information, see “BCA Proposal — Related Agreements — Registration Rights Agreement.”

Subscription Agreements

On February 23, 2021, concurrently with the execution of the Merger Agreement, RTP entered into subscription agreements with the Sponsor Related PIPE Investors, pursuant to which the Sponsor Related PIPE Investors have subscribed for shares of Joby Aviation common stock in connection with the PIPE Investment. The Sponsor Related PIPE Investors, Reinvent Technology SPV I LLC and Reinvent Capital Fund LP, are affiliated with the Sponsor and are expected to fund $115 million of the PIPE Investment, for which they will receive 11,500,000 shares of Joby Aviation common stock. In addition, certain directors and officers of RTP, including Mr. Hoffman, Mr. Pincus, Mr. Thompson and Mr. Cohen, have economic interests in the Sponsor Related PIPE Investors.

The PIPE Investment will be consummated substantially concurrently with the closing of the Business Combination. For additional information, see “BCA Proposal — Approval of the Business Combination — Related Agreements — Subscription Agreements.”

Sponsor Agreement

On February 23, 2021, the Sponsor entered into the Sponsor Agreement with RTP and Joby, a copy of which is attached the accompanying proxy statement/prospectus as Annex H. Under the Sponsor Agreement, the parties thereto agreed, among other things, that (i) the 17,130,000 shares of Joby Aviation common stock held by the Sponsor as of the domestication (converted from the 17,130,000 RTP Class B ordinary shares) will be subject to certain vesting and lock-up terms, (ii) the Sponsor agreed to exercise all of its private placement warrants for cash or on a “cashless basis” on or prior to the date upon which Joby Aviation elects to redeem the Public Warrants in accordance with the Warrant Agreement, if the last reported sales price of the Joby Aviation common stock for any 20 trading days within the 30 trading-day period ending on the third trading day prior to the date on which notice of the redemption is given exceeds $18.00 per share (subject to certain adjustments), and (iii) the Sponsor will have certain rights with respect to board representation of Joby Aviation. For additional information, see “BCA Proposal — Related Agreements — Sponsor Agreement.”

Sponsor Support Agreement

On February 23, 2021, in connection with the execution of the Merger Agreement, RTP, each of the directors and officers of RTP, the Sponsor and Joby entered into the Sponsor Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annex B. Pursuant to the Sponsor Support Agreement, the Sponsor and each of the directors and officers of RTP agreed to, among other things, vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Support Agreement.

The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Expiration Time (as defined in the Sponsor Support Agreement), (b) the liquidation of RTP and (c) the Effective Time. Upon such termination of the Sponsor Support Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Sponsor Support Agreement prior to such termination.

Related Party Note and Advances

On August 4, 2020, RTP issued an unsecured promissory note to the Sponsor, pursuant to which RTP borrowed an aggregate principal amount of approximately $194,000. The note was non-interest bearing and payable on the earlier of (i) June 30, 2021 and (ii) the completion of RTP’s initial public offering. The borrowings outstanding under the note in the amount of approximately $194,000 were repaid upon the consummation of the initial public offering on September 21, 2020.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor, members of RTP’s founding team or any of their affiliates may, but are not obligated to, loan RTP funds as may be required. If RTP completes a business combination, RTP would repay such loans out of the proceeds of the trust account released to RTP. Otherwise, such loans would be repaid only out of funds held outside the trust account. In the event that a business combination does not close, RTP may use a portion of proceeds held outside the trust account to repay such loaned amounts but no proceeds held in the trust account would be used for such repayment. Such loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $2.5 million of such loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant. The warrants would be identical to the private placement warrants. RTP does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as RTP does not believe third parties will be willing to loan such funds and provide a waiver of any and all rights to seek access to funds in the trust account.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on RTP’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. RTP’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or RTP’s or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on RTP’s behalf. Any such payments prior to an initial business combination will be made from funds held outside the trust account, including funds released from the trust account to pay for working capital, subject to an annual limit of $500,000.

Support Services Agreement

RTP entered into the Support Services Agreement that provides that, commencing on the date that RTP’s securities are first listed on the NYSE through the earlier of consummation of the initial business combination or the liquidation, RTP will pay support services fees to Reinvent Capital LLC (“Reinvent Capital”) that total $1,875,000 per year for support and administrative services, as well as reimburse Reinvent Capital for any out-of-pocket expenses it incurs in connection with providing services or for office space under the Support Services Agreement. As of December 31, 2020, the Company paid $468,750 to Reinvent Capital as part of the Support Services Agreement and recognized the full amount in the statement of operations for the period from July 3, 2020 (inception) through December 31, 2020. For the period from July 3, 2020 through December 31, 2020, the Company incurred approximately $45,000 in reimbursable expenses paid by the Sponsor, which was recognized in the statement of operations and included in Due to Related Party on the balance sheet at December 31, 2020.

Joby

Convertible Promissory Note Financing (2018)

On December 24, 2018, Joby entered into a convertible note purchase agreement pursuant to which Joby issued $88.3 million in aggregate principal amount of convertible promissory notes between December 24, 2018 and January 30, 2019 (the “2018 Notes”). The 2018 Notes accrued interest at a rate of 6% per year. The 2018 Notes were redeemed and the aggregate principal amount and accrued interest on the 2018 Notes automatically converted into shares of Joby’s Series C convertible preferred stock at a conversion price of $15.4962 per share upon the initial closing of our Series C convertible preferred stock financing on December 23, 2019, a price equal to 80% of the $19.3702 per share paid by the investors in the Series C convertible preferred stock financing.

The following table summarizes purchases of the 2018 Notes from Joby by such related persons:

Name	2018 Notes principal and interest	Shares of Series C convertible preferred stock
Entities affiliated with Toyota Motor Corporation (1)	$47,811,628.11	3,085,385
Entities affiliated with Capricorn Investment Group (2)	$10,537,534.25	680,008
Entities affiliated with Intel Corporation(3)	$31,795,068.49	2,051,803
Total	$90,144,230.85	5,817,196

(1)

Consists of (i) $46,632,767.12 in principal plus accrued interest held by Toyota Motor Corporation, (ii) $1,096,340.81 in principal plus accrued interest held by Toyota A.I. Ventures Fund I, L.P. and (iii) $82,520.18 in principal plus accrued interest held by Toyota A.I. Ventures Parallel Fund I-A, L.P.

(2)	Consists of (i) $5,268,767.12 in principal plus accrued interest held by Technology Impact Fund, L.P. and (ii) 5,268,767.12 in principal plus accrued interest held by Technology Impact Growth Fund LP.
(3)	Consists of $31,795,068.49 in principal plus accrued interest held by Middlefield Ventures, Inc.

Series C Preferred Stock Financing

From December 23, 2019 through January 14, 2020, Joby sold an aggregate of 2,498,900 shares of its Series C preferred stock to related persons at a purchase price of approximately $19.3702 per share. The following table summarizes purchases of Series C preferred stock from Joby by such related persons:

Name	Shares of Series C Preferred Stock	Total Purchase Price
Entities affiliated with Toyota Motor Corporation (1)	18,068,992	$349,999,988.84
Total	18,068,992	$349,999,988.84

(1)	Consists of (i) 18,068,992 shares of Joby’s Series C preferred stock held by Toyota Motor Corporation

SummerBio LLC

In 2020, Joby entered into certain transactions with SummerBio LLC. These included the purchase by Joby of $0.1 million in COVID-19 testing services for Joby employees from SummerBio LLC, as well as Joby’s provision of personnel to SummerBio LLC to assist in SummerBio LLC’s research and development efforts, for the total amount due to Joby of $0.2 million. Joby also contributed up to $1 million to SummerBio LLC to be spent on life-sciences equipment, consumables and similar tangible assets, and made a loan in the principal amount of $2.3 million, which was subsequently repaid in full with interest. Certain holders of Joby capital stock, including (i) entities affiliated with 8VC Fund I, L.P., Intel Capital Corporation, Joby Trust, Sciarra Management Trust, Capricorn Investment Group and Toyota Motor Corporation, each of which currently hold more than 5% of Joby’s capital stock and (ii) entities affiliated with Dayton Joby Trust 1, which is affiliated with Joby director, Sky Dayton, hold equity in SummerBio LLC in the respective percentages of 2.9%, 5.6%, 6.1%, 5.8%, 4.5%, 1.0%, and 4.7%. JoeBen Bevirt, Paul Sciarra, Dipender Saluja and James Kuffner, each of whom are directors of Joby, are affiliated with Joby Trust, Sciarra Management Trust, Capricorn Investment Group and Toyota Motor Corporation, respectively.

Joby Trust Ownership Interest in Vendors

Joby Trust holds 100% of the ownership interests in North Coast, LLC and North Coast Farms, LLC and holds 90% of the ownership interests in North Coast Remediation, LLC, each of which vendors provide services to the Joby. These services purchased from these vendors include rent of office space and certain utilities and maintenance services related to the property on which the rented premises are located. Expenses and related payments to these vendors totaled $0.6 million to North Coast, LLC, $0.5 million to North Coast Farms, LLC and $0.4 million to North Coast Remediation, LLC and $0.6 million to North Coast, LLC, $0.5 million to North Coast Farms, LLC and $0.4 to North Coast Remediation, Inc. during the years ended December 31, 2020 and 2019, respectively. The Company owed these vendors an aggregate of $0.2 million and $0.1 million as of December 31, 2020 and 2019, respectively. JoeBen Bevirt, who is a director and officer of Joby, is affiliated with Joby Trust.

Investors’ Rights Agreement

Joby is a party to the Amended and Restated Investors’ Rights Agreement, dated as of December 23, 2019 (the “Investors’ Rights Agreement”), which grants registration rights and information rights, among other things, to certain holders of its capital stock including: (i) entities affiliated with 8VC Fund I, L.P., entities affiliated with Intel Corporation, Joby Trust, Sciarra Management Trust, Technology Impact Fund, L.P. and Toyota Motor Corporation, each of which currently hold more than 5% of Joby’s capital stock and (ii) entities affiliated with Dayton Joby Trust 1, Dated November 18, 2020, which is affiliated with Joby director, Sky Dayton. JoeBen Bevirt, Paul Sciarra, Dipender Saluja and James Kuffner, each of whom are directors of Joby, are affiliated with Joby Trust, Sciarra Management Trust, Technology Impact Fund and Toyota Motor Corporation, respectively. This agreement will terminate upon the Closing.

Right of First Refusal

Pursuant to the 2016 Plan and certain agreements with its stockholders, including the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of December 23, 2019 (the “ROFR Agreement”), Joby has the right to purchase shares of Joby capital stock which certain stockholders propose to sell to other parties. Certain holders of Joby capital stock, including (i) entities affiliated with 8VC Fund I, L.P., entities affiliated with Intel Corporation, Joby Trust, Sciarra Management Trust, Technology Impact Fund, L.P. and Toyota Motor Corporation, each of which currently hold more than 5% of Joby’s capital stock and (ii) entities affiliated with Dayton Joby Trust 1, Dated November 18, 2020, which is affiliated with Joby director, Sky Dayton, have rights of first refusal and co-sale under the ROFR Agreement. JoeBen Bevirt, Paul Sciarra, Dipender Saluja and James Kuffner, each of whom are directors of Joby, are affiliated with Joby Trust, Sciarra

Management Trust, Technology Impact Fund and Toyota Motor Corporation, respectively. The ROFR Agreement will terminate upon the Closing.

Voting Agreement

Joby is a party to the Amended and Restated Voting Agreement, dated as of December 23, 2019, pursuant to which certain holders of its capital stock, including (i) entities affiliated with 8VC Fund I, L.P., entities affiliated with Intel Corporation, Joby Holdings, Inc., Joby Trust, Sciarra Management Trust, Technology Impact Fund, L.P. and Toyota Motor Corporation, each of which currently hold more than 5% of Joby’s capital stock and (ii) entities affiliated with Dayton Joby Trust 1, Dated November 18, 2020, which is affiliated with Joby director, Sky Dayton, have agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. JoeBen Bevirt, Paul Sciarra, Dipender Saluja and James Kuffner, each of whom are directors of Joby, are affiliated with Joby Holdings, Inc. and Joby Trust, Sciarra Management Trust, Technology Impact Fund and Toyota Motor Corporation, respectively. This agreement will terminate upon the Closing.

Director and Officer Indemnification

Joby’s charter and bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Joby has entered into indemnification agreements with each of its directors. Following the Business Combination, Joby expects that these agreements will be replaced with new indemnification agreements for each post-Closing director and officer of Joby Aviation. For additional information, see “Description of Joby Aviation Securities — Limitations on Liability and Indemnification of Officers and Directors.”

PIPE Investment

Joby PIPE Investors entered into Subscription Agreements with RTP, pursuant to which the Joby PIPE Investors have subscribed for shares of Joby Aviation common stock in connection with the PIPE Investment. Joby PIPE Investors participating in the PIPE Investment include Capricorn Investments (3,500,000 shares), an entity affiliated with Joby director, Dipender Saluja.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, the board of directors of Joby Aviation will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of Joby Aviation’s executive officers or directors;

•	any person who is known by the post-combination company to be the beneficial owner of more than 5% of Joby Aviation’s voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother- in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Joby Aviation’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Joby Aviation’s voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Joby Aviation will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

RTP is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and RTP’s memorandum and articles of association govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the memorandum and articles of association will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of Joby Aviation, your rights will differ in some regards as compared to when you were a shareholder of RTP.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of RTP and Joby Aviation according to applicable law or the organizational documents of RTP and Joby Aviation.

This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of RTP, attached to this proxy statement/prospectus as Annex M, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Joby Aviation and RTP, respectively.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

	Delaware	Cayman Islands
Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Under the Cayman Islands Companies Act and RTP’s Cayman Islands Companies Act memorandum and articles of association law, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal D).

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors of RTP owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in	A Cayman Islands company generally may indemnify its

	Delaware	Cayman Islands
	good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	directors or officers except with regard to fraud or willful default.
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

In addition, the Proposed Organizational Documents will contain certain provisions, consistent with the Act, prohibiting any Non-Citizen from owning and/or controlling more than the Permitted Percentage. Under the Proposed Organizational Documents, Joby Aviation or any designated transfer agent shall maintain the Foreign Stock Record for registered Joby Aviation common stock known to Joby Aviation to be owned and/or controlled by Non-Citizens. In the event that Joby determines that the Joby Aviation common stock registered on the Foreign Stock Record exceeds the Permitted Percentage, sufficient shares shall be removed from the Foreign Stock Record in reverse chronological order based upon the date of registration therein so that the number of shares entered does not exceed the Permitted Percentage; provided, that upon the vesting of any Sponsor Shares pursuant to the Sponsor Agreement, such Sponsor Shares held by the Sponsor shall be deemed registered on the Foreign Stock Record as of the date of the Merger and before the registration of any Joby Aviation capital stock held by any other Non-Citizen. If Non-Citizens at any time own and/or control in excess of the Permitted Percentage, the voting rights of the shares of Joby Aviation common stock in excess and not registered on the Foreign Stock Record will be automatically suspended until the earlier of (i) the transfer of such shares to a person or entity who is not a Non-Citizen or (ii) the registration of such shares on the Foreign Stock Record.

DESCRIPTION OF JOBY AVIATION SECURITIES

The following summary of certain provisions of Joby Aviation securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

Authorized Capitalization

General

The total amount of Joby Aviation’s authorized capital stock consists of 1,400,000,000 shares of Joby Aviation common stock, par value $0.0001 per share, and 100,000,000 shares of Joby Aviation preferred stock, par value $0.0001 per share. Joby Aviation expects to have approximately 647,844,657 shares of Joby Aviation common stock outstanding immediately after the consummation of the Business Combination, excluding contingent shares and assuming no public shareholders exercise their redemption rights in connection with the Business Combination.

The following summary describes all material provisions of Joby Aviation’s capital stock. Joby Aviation urges you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).

Preferred Stock

The Board of Joby Aviation has authority to issue shares of Joby Aviation preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of Joby Aviation preferred stock could have the effect of decreasing the trading price of Joby Aviation’s common stock, restricting dividends on Joby Aviation’s capital stock, diluting the voting power of Joby Aviation’s common stock, impairing the liquidation rights of Joby Aviation’s capital stock, or delaying or preventing a change in control of Joby Aviation.

Common Stock

Joby Aviation common stock is not entitled to preemptive or other similar subscription rights to purchase any of Joby Aviation’s securities. Joby Aviation common stock is neither convertible nor redeemable. Unless Joby Aviation’s board of directors determines otherwise, Joby Aviation will issue all of Joby Aviation’s capital stock in uncertificated form.

Voting Rights

Each holder of Joby Aviation common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, except as provided by the Proposed Certificate of Incorporation and outlined below. The Proposed Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Proposed Bylaws or the Proposed Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights. In addition, the affirmative vote of holders of 66 2/3% of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our amended and restated certificate of incorporation, such as the provisions relating to amending our amended and restated bylaws, the classified board and director liability.

To comply with restrictions imposed by federal law on foreign ownership of U.S. air transportation operations, the Proposed Certificate of Incorporation and the Proposed Bylaws restrict voting of shares of our capital stock by non-U.S. citizens. The restrictions imposed by federal law currently require that no more than 25% of our voting stock be voted, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of the members of our board of directors be U.S. citizens. Under the Proposed Organizational Documents, Joby Aviation or any designated transfer agent shall maintain a separate stock record (the “Foreign Stock Record”) for registered Joby Aviation common stock known to Joby Aviation to be owned and/or controlled by Non-Citizens. In the event that Joby determines that the Joby Aviation common stock registered on the Foreign Stock Record exceeds the Permitted Percentage, sufficient shares shall be removed from the Foreign Stock Record in reverse chronological order based upon the date of registration therein so that the number of shares entered does not exceed the Permitted Percentage; provided, that upon the vesting of any Sponsor Shares pursuant to the Sponsor Agreement, such Sponsor Shares held by the Sponsor shall be deemed registered on the Foreign Stock Record as of the date of the Merger and before the registration of any Joby Aviation capital stock held by any other Non-Citizen. If Non-Citizens at any time own and/or control in excess of the Permitted Percentage, the voting rights of the shares of Joby Aviation common stock in excess and not registered on the Foreign Stock Record will be automatically suspended until the earlier of (i) the transfer of such shares to a person or entity who is not a Non-Citizen or (ii) the registration of such shares on the Foreign Stock Record.

Dividend Rights

Each holder of shares of Joby Aviation’s capital stock is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of Joby Aviation’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of Joby Aviation preferred stock, if any, and any contractual limitations on Joby Aviation’s ability to declare and pay dividends.

Other Rights

Each holder of Joby Aviation common stock is subject to, and may be adversely affected by, the rights of the holders of any series of Joby Aviation preferred stock that Joby Aviation may designate and issue in the future.

Liquidation Rights

If Joby Aviation is involved in voluntary or involuntary liquidation, dissolution or winding up of Joby Aviation’s affairs, or a similar event, each holder of Joby Aviation common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Joby Aviation preferred stock, if any, then outstanding.

Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws

The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Joby Aviation. Joby Aviation expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Joby Aviation to first negotiate with the Board, which Joby Aviation believes may result in an improvement of the terms of any such acquisition in favor of Joby Aviation’s stockholders. However, they also give the Board the power to discourage mergers that some stockholders may favor.

Special Meetings of Stockholders

The Proposed Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) the Chairperson of the Board, (b) the Board, (c) the Chief Executive Officer of Joby Aviation or (d) the

President of Joby Aviation, provided that such special meeting may be postponed, rescheduled or cancelled by the Board or other person calling the meeting.

Action by Written Consent

The Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The Proposed Bylaws provides for advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Removal of Directors

The Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of Joby Aviation entitled to vote at an election of directors.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Proposed Certificate of Incorporation, Joby Aviation opted out of Section 203 of the DGCL, but will provide other similar restrictions regarding takeovers by interested stockholders.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation provides that Joby Aviation will indemnify Joby Aviation’s directors to the fullest extent authorized or permitted by applicable law. Joby Aviation expects to enter into agreements to indemnify Joby Aviation’s directors, executive officers and other employees as determined by the Board. Under the Proposed Bylaws, Joby Aviation is required to indemnify each of Joby Aviation’s directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Joby Aviation or was serving at Joby Aviation’s request as a director, officer, employee or agent for another entity. Joby Aviation must indemnify Joby Aviation’s officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Joby Aviation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Proposed Bylaws also require Joby Aviation to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by Joby Aviation. Any claims for indemnification by Joby Aviation’s directors and officers may reduce Joby Aviation’s available funds to satisfy successful third-party claims against Joby Aviation and may reduce the amount of money available to Joby Aviation.

Exclusive Jurisdiction of Certain Actions

The Proposed Certificate of Incorporation provides that: (i) unless Joby Aviation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of Joby Aviation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Joby Aviation to Joby Aviation or to Joby Aviation’s stockholders, (C) any action arising pursuant to any provision of the DGCL, Joby Aviation’s bylaws or Joby Aviation’s certificate of incorporation (as either may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (D) any action asserting a claim against Joby Aviation or any current or former director, officer or stockholder governed by the internal affairs doctrine; (ii) unless Joby Aviation consents in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; (iii) notwithstanding the foregoing, the forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction; and (iv) any person or entity purchasing or otherwise acquiring any interest in any security of Joby Aviation will be deemed to have notice of and consented to these provisions.

Although the Proposed Certificate of Incorporation contains the forum selection provisions described above, it is possible that a court could find that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such forum selection provisions as written in connection with claims arising under the Securities Act.

Transfer Agent

The transfer agent for Joby Aviation common stock will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF JOBY AVIATION SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Joby Aviation common stock or Joby Aviation warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Joby Aviation at the time of, or at any time during the three months preceding, a sale and (ii) Joby Aviation is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Joby Aviation was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Joby Aviation common stock shares or Joby Aviation warrants for at least six months but who are affiliates of Joby Aviation at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of Joby Aviation common stock then outstanding; or

•	the average weekly reported trading volume of Joby Aviation’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Joby Aviation under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Joby Aviation.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, subject to the Sponsor Agreement, the Sponsor may be able to sell its Founder Shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after RTP has completed RTP’s initial business combination.

RTP anticipates that following the consummation of the Business Combination, Joby Aviation will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

Joby Aviation’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. Joby Aviation’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of Joby Aviation’s board of directors, (ii) otherwise properly brought before such meeting by or at the direction of Joby Aviation’s board of directors or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of Joby Aviation both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in Joby Aviation’s Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for Joby Aviation’s annual meeting of stockholders, Joby Aviation’s secretary must receive the written notice at Joby Aviation’s principal executive offices:

•	not earlier than the 120th day; and

•	not later than the 90th day,

before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or Joby Aviation holds its annual meeting of stockholders more than more than 30 days before or more than 60 days after the one- year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

We currently anticipate the 2022 annual meeting of stockholders of Joby Aviation will be held no later than                2022. Under Joby Aviation’s Proposed Bylaws, for the first annual meeting of stockholders following the Closing, the date of the preceding year’s annual meeting shall be deemed to be May 13, 2021. Therefore, notice of a nomination or proposal must be delivered to Joby Aviation not earlier than January 13, 2022 and not later than February 12, 2022. Nominations and proposals also must satisfy other requirements set forth in Joby Aviation’s Proposed Bylaws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at Joby Aviation’s principal office at a reasonable time before Joby Aviation begins to print and send its proxy materials and must comply with Rule 14a-8.

Stockholder Director Nominees

Joby Aviation’s Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of Joby Aviation’s Proposed Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by Joby Aviation’s Proposed Bylaws. In addition, the stockholder must give timely notice to Joby Aviation’s secretary in accordance with Joby Aviation’s Proposed Bylaws, which, in general, require that the notice be received by Joby Aviation’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with RTP’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Reinvent Technology Partners, 215 Park Avenue, Floor 11 New York, New York 10003. Following the Business Combination, such communications should be sent in care of Joby Aviation, 2155 Delaware Avenue, Santa Cruz, CA 95060. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, has passed upon the validity of the securities of Joby Aviation offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Reinvent Technology Partners as of December 31, 2020, and for the period from July 3, 2020 (inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Joby Aero, Inc. included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, RTP and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of RTP’s annual report to shareholders and RTP’s proxy statement. Upon written or oral request, RTP will deliver a separate copy of the annual report to shareholders or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that RTP deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that RTP deliver single copies of such documents in the future. Shareholders may notify RTP of their requests by writing to RTP at its principal executive offices at 215 Park Avenue, Floor 11 New York, New York 10003 or calling RTP at (212) 457-1272.

ENFORCEABILITY OF CIVIL LIABILITY

RTP is a Cayman Islands exempted company. If RTP does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon RTP. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against RTP in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, RTP may be served with process in the United States with respect to actions against RTP arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of RTP’s securities by serving RTP’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

RTP has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

RTP files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on RTP at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, RTP’s corporate website under the heading “SEC Filings,” at https://a.reinventtechnologypartners.com/investor-relations. RTP’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to RTP has been supplied by RTP, and all such information relating to Joby has been supplied by Joby, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference in this proxy statement/prospectus, or if you have any questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC

470 West Avenue, 3rd Floor

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call: (203) 658-9400

Email: RTP.info@investor.morrowsodali.com

If you are a stockholder of RTP and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from Morrow, Morrow will mail them to you by first class mail, or another equally prompt means.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

REINVENT TECHNOLOGY PARTNERS

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Reinvent Technology Partners

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Reinvent Technology Partners (the “Company”), as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from July 3, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 3, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 12, 2021

REINVENT TECHNOLOGY PARTNERS

BALANCE SHEET

DECEMBER 31, 2020

(As Restated)

Assets:
Current assets:
Cash	$1,694,679
Prepaid expenses	507,465

Total current assets	2,202,144
Cash and investments held in Trust Account	690,171,366

Total Assets	$692,373,510

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$15,775
Accrued expenses	361,100
Due to related party	44,697

Total current liabilities	421,572
Deferred legal fees	239,161
Deferred underwriting commissions	24,150,000

Derivative warrant liabilities	99,938,040

Total liabilities	124,748,773

Commitments and Contingencies
Class A ordinary shares; 56,262,473 shares subject to possible redemption at $10.00 per share	562,624,730

Shareholders’ Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 12,737,527 shares issued and outstanding (excluding 56,262,473 shares subject to possible redemption)	1,274
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 17,250,000 shares issued and outstanding	1,725
Additional paid-in capital	68,899,593
Accumulated deficit	(63,902,585)

Total shareholders’ equity	5,000,007

Total Liabilities and Shareholders’ Equity	$692,373,510

The accompanying notes are an integral part of these financial statements.

F-3

REINVENT TECHNOLOGY PARTNERS

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JULY 3, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

General and administrative expenses	$1,104,601

Loss from operations	(1,104,601)
Other income (expense)
Unrealized gain on investments held in Trust Account	171,366
Financing costs – derivative warrant liabilities	(1,289,200)
Change in fair value of derivative warrant liabilities	(61,680,150)
Total other income (expense)	(62,797,984)

Net loss	$(63,902,585)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	69,000,000

Basic and diluted net income per ordinary share, Class A	$—

Basic and diluted weighted average shares outstanding of Class B ordinary shares	17,250,000

Basic and diluted net income per ordinary share, Class B	$(3.70)

The accompanying notes are an integral part of these financial statements.

F-4

REINVENT TECHNOLOGY PARTNERS

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 3, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - July 3, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	17,250,000	1,725	23,275	—	25,000
Sale of units in initial public offering, less fair value of public warrants	69,000,000	6,900	—	—	667,418,260	—	667,425,160
Offering costs	—	—	—	—	(37,539,788)	—	(37,539,788)
Excess of cash received over fair value of private placement warrants	—	—	—	—	1,616,950	—	1,616,950
Shares subject to possible redemption	(56,262,473)	(5,626)	—	—	(562,619,104)	—	(562,624,730)
Net loss	—	—	—	—	—	(63,902,585)	(63,902,585)

Balance - December 31, 2020	12,737,527	$1,274	17,250,000	$1,725	$68,899,593	$(63,902,585)	$5,000,007

The accompanying notes are an integral part of these financial statements.

F-5

REINVENT TECHNOLOGY PARTNERS

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JULY 3, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

Cash Flows from Operating Activities:
Net loss	$(63,902,585)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party in exchange for issuance of Class B ordinary shares	25,000
Unrealized gain on investments held in Trust Account	(171,366)
Change in fair value of derivative warrant liabilities	61,680,150
Financing costs – derivative warrant liabilities	1,289,200
Changes in operating assets and liabilities:
Prepaid expenses	(507,465)
Accounts payable	15,775
Accrued expenses	361,100
Due to related party	44,697

Net cash used in operating activities	(1,165,494)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(690,000,000)

Net cash used in investing activities	(690,000,000)

Cash Flows from Financing Activities:
Repayment of note payable to related party	(193,562)
Proceeds received from initial public offering, gross	690,000,000
Proceeds received from private placement	17,300,000
Offering costs paid	(14,246,265)

Net cash provided by financing activities	692,860,173

Net increase in cash	1,694,679

Cash - beginning of the period	—

Cash - end of the period	$1,694,679

Supplemental disclosure of noncash activities:
Offering costs paid through note payable – related party	$193,562
Deferred legal fees	$239,161
Deferred underwriting commissions in connection with the initial public offering	$24,150,000
Initial value of common stock subject to possible redemption	$625,164,780
Change in value of common stock subject to possible redemption	$(62,540,050)

The accompanying notes are an integral part of these financial statements.

F-6

REINVENT TECHNOLOGY PARTNERS

NOTES TO FINANCIAL STATEMENTS

(As Restated)

Note 1—Description of Organization, Business Operations and Basis of Presentation

Reinvent Technology Partners (the “Company”), is a blank check company incorporated as a Cayman Islands exempted company on July 3, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

All activity for the period from July 3, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, the search for a target company for a Business Combination. The Company has selected December 31 as its fiscal year end. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest and investment income on cash, cash equivalents and investments from the net proceeds derived from the Initial Public Offering and Private Placement (defined below).

The Company’s sponsor is Reinvent Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on September 16, 2020. On September 21, 2020, the Company consummated its Initial Public Offering of 69,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units offered, the “Public Shares”), including 9,000,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $690.0 million, and incurring offering costs of approximately $38.8 million, inclusive of approximately $24.2 million in deferred underwriting commissions (Note 6).

Substantially concurrently with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 11,533,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant to the Sponsor, generating gross proceeds of $17.3 million (Note 5).

Upon the closing of the Initial Public Offering and the Private Placement, $690.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, or the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in Trust) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

F-7

The Company will provide its holders of Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account. The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the Company’s amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 5) prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares and any Public Shares purchased by them during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers and directors have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or 27 months from the closing of the Initial Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of the Initial Public Offering (as such period may be extended, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of $500,000, and/or to pay its taxes (less up to $100,000 of interest to

F-8

pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) pursuant to the rules and regulations of the SEC.

As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s financial statements for the period from October 2, 2020 (inception) through December 31, 2020 (the “Affected Periods”), were restated in the Annual Report on Form 10-K/A (Amendment No. 1) (the “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

F-9

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Capital Resources

As of December 31, 2020, the Company had $1.7 million in its operating bank accounts and working capital of approximately $1.8 million.

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from the Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares, the loan of approximately $194,000 from the Sponsor pursuant to the promissory note (see Note 5), and the proceeds from the consummation of the Initial Public Offering and Private Placement not held in the Trust Account. The Company fully repaid the promissory note as of September 21, 2020 (see Note 5). In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination and one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

F-10

Risk and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures that have been, and may in the future be, implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Note 2—Restatement of Financial Statements

In April 2021, the Company concluded that, because of a misapplication of the accounting guidance related to its Public and Private Placement warrants the Company issued in September 2020, the Company’s previously issued financial statements for the Affected Periods should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in the Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on September 21, 2020 the Company’s warrants were accounted for as equity within the Company’s previously reported balance sheets, and after discussion and evaluation, including with the Company’s independent auditors, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40”). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on September 21, 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company Statement of Operations each reporting period.

Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued financial statements for the periods beginning with the period from July 3, 2020 through December 31, 2020 and the period from July 3, 2020 through September 30, 2020 (collectively, the “Affected Periods”) should be restated because of a misapplication in the guidance around accounting for certain of our outstanding warrants to purchase ordinary shares (the “Warrants”) and should no longer be relied upon. The Warrants were issued in connection with the Company’s Initial Public Offering of 69,000,000 Units and the sale of Private Placement

F-11

warrants completed on September 21, 2020. Each Unit consists of one of the Company’s Class A ordinary shares, $0.0001 par value, and one-quarter of one redeemable warrant. Each whole Warrant entitles the holder to purchase one of Class A ordinary share at a price of $11.50 per share. The Warrants will expire worthless five years from the date of completion of our initial business combination. The material terms of the warrants are more fully described in Note 8—Derivative Warrant Liabilities. See revised Note 9 – Fair Value Measurements.

Impact of the Restatement

The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

The tables below present the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported financial statements as of and for the period from July 3, 2020 (inception) through December 31, 2020:

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$692,373,510	$—	$692,373,510

Liabilities and stockholders’ equity
Total current liabilities	$421,572	$—	$421,572
Deferred legal fees	239,161	—	239,161
Deferred underwriting commissions	24,150,000		24,150,000
Derivative warrant liabilities	—	99,938,040	99,938,040

Total liabilities	24,810,733	99,938,040	124,748,773
Class A common stock, $0.0001 par value; shares subject to possible redemption	662,562,770	(99,938,040)	562,624,730
Stockholders’ equity
Preferred stock- $0.0001 par value	—	—	—
Class A common stock - $0.0001 par value	274	1,000	1,274
Class B common stock - $0.0001 par value	1,725	—	1,725
Additional paid-in-capital	5,931,243	62,968,350	68,899,593
Accumulated deficit	(933,235)	(62,969,350)	(63,902,585)

Total stockholders’ equity	5,000,007	—	5,000,007

Total liabilities and stockholders’ equity	$692,373,510	$—	$692,373,510

F-12

	Period From July 3, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Loss from operations	$(1,104,601)	$—	$(1,104,601)
Other (expense) income:
Change in fair value of warrant liabilities	—	(61,680,150)	(61,680,150)
Financing costs	—	(1,289,200)	(1,289,200)
Unrealized gain on investments held in Trust Account	171,366	—	171,366

Total other (expense) income	171,366	(62,969,350)	(62,797,984)

Net loss	$(933,235)	$(62,969,350)	$(63,902,585)

Basic and Diluted weighted-average Class A common stock outstanding	69,000,000	—	69,000,000

Basic and Diluted net loss per Class A common shares	$0.00	—	$—

Basic and Diluted weighted-average Class B common stock outstanding	17,250,000	—	17,250,000

Basic and Diluted net loss per Class B common shares	$(0.05)	$(3.65)	$(3.70)

	Period From July 3, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(933,235)	$(62,969,350)	$(63,902,585)
Adjustments to reconcile net loss to net cash used in operating activities	(146,366)	62,969,350	62,822,984
Net cash used in operating activities	(1,165,494)	—	(1,165,494)
Net cash used in investing activities	(690,000,000)	—	(690,000,000)
Net cash provided by financing activities	692,860,173	—	692,860,173

Net change in cash	$1,694,679	$—	$1,694,679

F-13

In addition, the impact to the balance sheet dated September 18, 2020, filed on Form 8-K on September 25, 2020 related to the impact of accounting for the public and private warrants as liabilities at fair value resulted in a $38.3 million increase to the derivative warrant liabilities line item at September 18, 2020 and offsetting decrease to the Class A common stock subject to possible redemption mezzanine equity line item. The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet dated September 18, 2020.

	As of September 21, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Balance Sheet
Total assets	$694,363,065	$—	$694,363,065

Liabilities and shareholders’ equity
Total current liabilities	$1,790,393	$—	$1,790,393
Deferred underwriting commissions	24,150,000	—	24,150,000
Derivative warrant liabilities	—	38,257,890	38,257,890

Total liabilities	25,940,393	38,257,890	64,198,283
Class A common stock, $0.0001 par value; shares subject to possible redemption	663,422,670	(38,257,890)	625,164,780
shareholders’ equity
Preferred stock- $0.0001 par value	—	—	—
Class A common stock - $0.0001 par value	266	382	648
Class B common stock - $0.0001 par value	1,725	—	1,725
Additional paid-in-capital	5,071,351	1,288,818	6,360,169
Accumulated deficit	(73,340)	(1,289,200)	(1,362,540)

Total shareholders’ equity	5,000,002	—	5,000,002

Total liabilities and shareholders’ equity	$694,363,065	$—	$694,363,065

Note 3—Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had approximately $3,500 in cash equivalents included in the Trust account.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or

F-14

investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in unrealized loss on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. At December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash, accounts payable and accrued expenses approximate their fair values, primarily due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

F-15

The Company issued an aggregate of 17,250,000 warrants as part of the Units offered in the Initial Public Offering and an aggregate of 11,533,333 Private Placement Warrants concurrently with the closing of the Initial Public Offering. All 28,783,333 outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued in connection with the Initial Public Offering and Private Placement were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Warrants issued in connection with our Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A ordinary shares were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 56,262,473 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Income Taxes

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

F-16

Net Income (Loss) Per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 28,783,333, of the Company’s Class A ordinary shares in the calculation of diluted net income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statement of operations includes a presentation of net income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of net income (loss) per share. Net income (loss) per ordinary share, basic and diluted for Class A ordinary shares is calculated by dividing the interest income (loss) earned on investments held in the Trust Account, net of applicable taxes and interest to fund working capital requirements, subject to an annual limit of $500,000, available to be withdrawn from the Trust Account, resulting in income of approximately $171,000 for the period from July 3, 2020 (inception) through December 31, 2020, by the weighted average number of Class A ordinary shares outstanding for the period. Net income (loss) per ordinary share, basic and diluted for Class B ordinary shares is calculated by dividing the net income (loss), less net income (loss) attributable to Class A ordinary shares by the weighted average number of Class B ordinary shares outstanding for the period.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s financial statements.

Note 4—Initial Public Offering

On September 21, 2020, the Company consummated its Initial Public Offering of 69,000,000 Units, including 9,000,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $690.0 million, and incurring offering costs of approximately $38.8 million, inclusive of approximately $24.2 million in deferred underwriting commissions.

Each Unit consists of one Class A ordinary share and one-quarter of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

Note 5—Related Party Transactions

Founder Shares

On August 4, 2020, the Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of the Company in exchange for issuance of 14,375,000 ordinary shares (the “Founder Shares”). On August 28, 2020, the Company effected a share capitalization resulting in the Sponsor holding an aggregate of 17,250,000 Founder Shares. All shares and the associated amounts in the accompanying financial statements and notes thereto have been retroactively restated to reflect the share capitalization. Subsequent to the share capitalization, on August 28, 2020, the Sponsor transferred 30,000 Founder Shares to each of the Company’s independent director nominees. The Sponsor agreed to forfeit up to an aggregate of 2,250,000 Founder Shares to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters fully exercised their over-allotment option on September 21, 2020; thus, these Founder Shares were no longer subject to forfeiture.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (1) one year after the completion of the initial Business Combination; and (2) subsequent to the initial

F-17

Business Combination (x) if the last reported sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Substantially concurrently with the closing of the Initial Public Offering, the Company consummated the Private Placement of 11,533,333 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $17.3 million.

Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis, except as described in Note 6, so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On August 4, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed approximately $194,000 under the Note. The Company repaid the Note in full as of September 21, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Support Services Agreement

The Company entered into the Support Services Agreement that provides that, commencing on the date that the Company’s securities were first listed on the NYSE through the earlier of consummation of the initial Business Combination and the liquidation, the Company will pay Support Services Fees to Reinvent Capital LLC

F-18

(“Reinvent Capital”) that total $1,875,000 per year for support and administrative services, as well as reimburse Reinvent Capital for any out-of-pocket expenses it incurs in connection with providing services or for office space under the Support Services Agreement. As of December 31, 2020, the Company paid $468,750 to Reinvent Capital as part of the Support Services Agreement and recognized the full amount in the statement of operations for the period from July 3, 2020 (inception) through December 31, 2020.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account, including funds released from the Trust Account to pay for working capital, subject to an annual limit of $500,000. For the period from July 3, 2020 through December 31, 2020, the Company incurred approximately $45,000 in reimbursable expenses paid by Reinvent Capital under the Support Services Agreement, which was recognized in the statement of operations and included in Due to Related Party on the balance sheet at December 31, 2020.

Note 6—Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the final prospectus to purchase up to 9,000,000 Over-Allotment Units at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters fully exercised their over-allotment option on September 17, 2020.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $13.8 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $24.2 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 7—Derivative Warrant Liabilities

As of December 31, 2020, the Company has 17,250,000 and 11,533,333 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration

F-19

statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable, except as described below, so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

F-20

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

upon not less than 30 days’ prior -written notice of redemption to each warrant holder; and

if, and only if, the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted); and

•

if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares shall mean the volume-weighted average price of Class A ordinary shares for the 10 trading days following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8—Shareholders’ Equity

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. At December 31, 2020, there were 69,000,000 Class A ordinary shares issued and outstanding, including 56,262,473 Class A ordinary shares subject to possible redemption.

F-21

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On August 4, 2020, 14,375,000 Class B ordinary shares were issued and outstanding. On August 28, 2020, the Company effected a share capitalization resulting in the Sponsor holding an aggregate of 17,250,000 Class B ordinary shares. All shares and the associated amounts in the accompanying financial statements and notes thereto have been retroactively restated to reflect the share capitalization. Of the 17,250,000 Class B ordinary shares, an aggregate of up to 2,250,000 Class B ordinary shares were subject to forfeiture, to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters fully exercised their over-allotment option on September 17, 2020; thus, those shares were no longer subject to forfeiture.

Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law; provided, that, prior to the initial Business Combination, holders of Class B ordinary shares will have the right to appoint all of the Company’s directors and remove members of the board of directors for any reason, and holders of Class A ordinary shares will not be entitled to vote on the appointment of directors during such time.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. At December 31, 2020, there were no preference shares issued or outstanding.

Note 9—Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Assets:
Investments held in Trust Account (1)	$690,167,879	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrants	$56,112,680	$—	$—
Derivative warrant liabilities – Private Warrants	$—	$—	$43,825,360

F-22

(1)	- Excludes $3,487 in cash.

The remainder of the balance in Investments held in Trust Account is comprised of cash equivalents. Level 1 instruments include investments in cash, money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants was transferred from a Level 3 measurement to a Level 1 fair value measurement in November 2020, when the Public Warrants were separately listed and traded.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since November 2020. For the period ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of approximately $61.7 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of September 18, 2020	As of September 30, 2020	As of December 31, 2020
Stock price	$9.67	$11.01	$11.56
Volatility	22.8%	22.9%	40.4%
Expected life of the options to convert	5.75	5.71	5.46
Risk-free rate	0.35%	0.35%	0.43%
Dividend yield	—	—	—

The change in the fair value of the derivative warrant liabilities for the period from July 3, 2020 (inception) through December 31, 2020 is summarized as follows:

Derivative warrant liabilities at July 3, 2020 (inception)	$—
Issuance of Public and Private Warrants	38,257,890
Change in fair value of derivative warrant liabilities	61,680,150
Derivative warrant liabilities at December 31, 2020	99,938,040

F-23

Note 10—Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through May 12, 2021, the date the financial statements were issued, require potential adjustment to or disclosure in the financial statements and has concluded that, other than as described below, all such events that would require recognition or disclosure have been recognized or disclosed.

Proposed Joby Business Combination

On February 23, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Joby Aero, Inc., a Delaware corporation (“Joby”), and RTP Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”). The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Merger Agreement, the “Joby Business Combination”): (i) at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), upon the terms and subject to the conditions of the Merger Agreement, in accordance with the General Corporation Law of the State of Delaware, as amended (“DGCL”), Merger Sub will merge with and into Joby, the separate corporate existence of Merger Sub will cease and Joby will be the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”); (ii) as a result of the Merger, among other things, all outstanding shares of capital stock of Joby (excluding the capital stock of Joby issued pursuant to the Note Conversion (as defined in the Merger Agreement)) will be canceled in exchange for the right to receive, in the aggregate, a number of shares of RTP Common Stock (as defined below) equal to the quotient obtained by dividing (x) $5,000,000,000 by (y) $10.00; (iii) as a result of the Merger, among other things, an additional 7,500,000 shares of RTP Common Stock will be issued to the holder of the Uber Note (as defined in the Merger Agreement) with respect to the outstanding principal amount pursuant to the Note Conversion and the Merger; and (iv) upon the effective time of the Domestication (as defined below), the Company will immediately be renamed “Joby Aviation, Inc.”

Prior to the Closing, subject to the approval of the Company’s shareholders, and in accordance with the DGCL, Cayman Islands Companies Act (as revised) (the “CICA”) and the Company’s amended and restated memorandum and articles of association, the Company will effect a deregistration under the CICA and a domestication under Section 388 of the DGCL (by means of filing a certificate of domestication with the Secretary of State of Delaware), pursuant to which the Company’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”).

In connection with the Domestication, (i) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of the Company, will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001, of the Company (after its Domestication) (the “RTP Common Stock”), (ii) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of the Company, will convert automatically, on a one-for-one basis, into a share of RTP Common Stock, (iii) each then issued and outstanding warrant of the Company will convert automatically into a warrant to acquire one share of RTP Common Stock (“Domesticated RTP Warrant”), and (iv) each then issued and outstanding unit of the Company (the “Cayman RTP Units”) will convert automatically into a share of RTP Common Stock, on a one-for-one basis, and one-fourth of one Domesticated RTP Warrant.

On February 23, 2021, concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 83.5 million shares of RTP Common Stock for an aggregate purchase price equal to $835 million (the “PIPE Investment”), $115 million of which is expected to be funded in the aggregate by Reinvent Technology SPV I LLC and Reinvent Capital Fund LP. The PIPE Investment will be consummated substantially concurrently with the Closing.

F-24

The consummation of the proposed Joby Business Combination is subject to certain conditions as further described in the Merger Agreement.

On April 19, 2021, Cody Reese (“Reese”), a purported shareholder of the Company, filed a lawsuit in the Supreme Court of the State of New York, County of New York, captioned Cody Reese v. Reinvent Technology Partners, et al., case number 652603/2021, against the Company and the members of its board of directors (the “Reese Complaint”). The Reese Complaint asserts a breach of fiduciary duty claim against the individual defendants and an aiding and abetting claim against RTP. The Reese Complaint alleges, among other things, that (i) the merger consideration is unfair, and (ii) the registration statement on Form S-4 filed with the SEC on April 2, 2021 regarding the proposed transaction involving Joby is materially misleading and incomplete and fails to disclose material information. The Reese Complaint seeks, among other things, to enjoin the proposed Business Combination, rescind the transaction or award rescissory damages to the extent it is consummated, and an award of attorneys’ fees and expenses.

F-25

Note 11—Quarterly Financial Information (Unaudited)

The following tables contain unaudited quarterly financial information for the quarterly period ended September 30, 2020 that has been updated to reflect the restatement and revision of the Company’s financial statements as described in Note 2—Restatement of Previously Issued Financial Statements. The restatement and revision had no impact net loss, net cash flows from operating, investing or financing activities. The Company has not amended its previously filed Quarterly Report on Form 10-Q for the Affected Period. The financial information that has been previously filed or otherwise reported for the Affected Period is superseded by the information in this Annual Report, and the financial statements and related financial information for the Affected Period contained in such previously filed report should no longer be relied upon.

	As of September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Balance Sheet
Total assets	$693,957,206	$—	$693,957,206

Liabilities and shareholders’ equity
Total current liabilities	$1,052,132	$—	$1,052,132
Deferred legal fees	239,161
Deferred underwriting commissions	24,150,000	—	24,150,000
Derivative warrant liabilities	—	56,334,070	56,334,070

Total liabilities	25,441,293	56,334,070	81,536,202
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	663,276,660	(56,334,070)	606,942,590
Shareholders’ equity
Preference shares - $0.0001 par value	—	—	—
Class A ordinary shares - $0.0001 par value	267	564	831
Class B ordinary shares - $0.0001 par value	1,725	—	1,725
Additional paid-in-capital	5,204,860	19,364,816	24,569,676
Accumulated deficit	(206,850)	(19,365,380)	(19,572,230)

Total shareholders’ equity	5,000,002	—	5,000,002

Total liabilities and shareholders’ equity	$693,717,955	$—	$693,478,794

F-26

	Period From July 3, 2020 (Inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(164,056)	$—	$(164,056)
Other (expense) income:
Change in fair value of warrant liabilities	—	(18,076,180)	(18,076,180)
Financing cost	—	(1,289,200)	(1,289,200)
Unrealized loss on investments held in Trust Account	(42,794)	—	(42,794)

Total other (expense) income	(42,794)	(19,365,380)	(19,408,174)

Net loss	$(206,850)	$(19,365,380)	$(19,572,230)

Basic and Diluted weighted-average Class A common shares outstanding	69,000,000	—	69,000,000

Basic and Diluted net loss per Class A share	$(0.00)	—	$(0.00)

Basic and Diluted weighted-average Class B common shares outstanding	17,250,000	—	17,250,000

Basic and Diluted net loss per Class B share	$—	—	$(1.13)

	Period From July 3, 2020 (Inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Cash Flows
Net loss	$(206,850)	$(19,365,380)	$(19,572,230)
Adjustment to reconcile net loss to net cash used in operating activities	67,794	19,365,380	19,433,174
Net cash used in operating activities	(515,550)	—	(515,550)
Net cash used in investing activities	(690,000,000)	—	(690,000,000)
Net cash provided by financing activities	693,295,138	—	693,295,138

Net change in cash	$2,779,588	$—	$2,779,588

Prior to the Closing, subject to the approval of the Company’s shareholders, and in accordance with the DGCL, Cayman Islands Companies Act (as revised) (the “CICA”) and the Company’s amended and restated memorandum and articles of association, the Company will effect a deregistration under the CICA and a domestication under Section 388 of the DGCL (by means of filing a certificate of domestication with the Secretary of State of Delaware), pursuant to which the Company’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”).

In connection with the Domestication, (i) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of the Company, will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001, of the Company (after its Domestication) (the “RTP Common Stock”), (ii) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of the Company, will convert automatically, on a one-for-one basis, into a share of RTP Common Stock, (iii) each then issued and outstanding warrant of the Company will convert automatically into a warrant to acquire one share of RTP Common Stock (“Domesticated RTP Warrant”), and (iv) each then issued and outstanding unit of the Company

F-27

(the “Cayman RTP Units”) will convert automatically into a share of RTP Common Stock, on a one-for-one basis, and one-fourth of one Domesticated RTP Warrant.

On February 23, 2021, concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 83.5 million shares of RTP Common Stock for an aggregate purchase price equal to $835 million (the “PIPE Investment”), $115 million of which is expected to be funded in the aggregate by Reinvent Technology SPV I LLC and Reinvent Capital Fund LP. The PIPE Investment will be consummated substantially concurrently with the Closing.

The consummation of the proposed Joby Business Combination is subject to certain conditions as further described in the Merger Agreement.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Joby Aero, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Joby Aero, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

April 1, 2021

We have served as the Company’s auditor since 2020.

F-29

JOBY AERO, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$77,337	$507,176
Short-term investments	368,587	—
Other receivables	2,227	80
Prepaid expenses and other current assets	3,032	4,455

Total current assets	451,183	511,711
Property and equipment, net	34,126	22,219
Restricted cash	693	693
Equity method investment	10,990	—
Other non-current assets	262	180

Total assets	$497,254	$534,803

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities
Accounts payable	$4,928	$6,072
Tenant improvement loan, current portion	244	383
Capital lease, current portion	792	880
Deferred rent, current portion	295	209
Accrued expenses and other current liabilities	1,746	737

Total current liabilities	8,005	8,281
Tenant improvement loan, net of current portion	946	1,190
Capital lease, net of current portion	661	1,199
Deferred rent, net of current portion	1,321	1,617
Early exercise stock option liabilities	1,177	1,257

Total liabilities	12,110	13,544
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock: $0.00001 par value — 105,500,526 shares authorized at December 31, 2020 and 2019, 96,252,623 shares and 92,613,015 shares issued and outstanding at December 31, 2020 and 2019, respectively (Cumulative liquidation preference $769,679 and $699,179 at December 31, 2020 and 2019, respectively)	768,312	698,452
Stockholders’ deficit:
Common stock: $0.00001 par value — 149,793,455 shares authorized at December 31, 2020 and 2019, 35,305,759 and 35,154,952 shares issued and outstanding at December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	12,591	4,957
Accumulated deficit	(296,286)	(182,122)
Accumulated other comprehensive income (loss)	527	(28)

Total stockholders’ deficit	(283,168)	(177,193)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$497,254	$534,803

The accompanying notes are an integral part of these consolidated financial statements.

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JOBY AERO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Year Ended December 31, 2020	Year Ended December 31, 2019
Operating expenses:
Research and development (including related party purchases of $1,249 and $1,341 for the years ended December 31, 2020 and 2019, respectively)	$108,741	$70,178
Selling, general and administrative (including related party purchases of $220 and $200 for the years ended December 31, 2020 and 2019, respectively)	23,495	13,970

Total operating expenses	132,236	84,148

Loss from operations	(132,236)	(84,148)
Interest income	5,428	1,937
Interest expense	(249)	(22,952)
Loss from changes in fair value of derivative liabilities	—	(4,947)
Convertible note extinguishment loss	—	(366)
Gain on deconsolidation of subsidiary	6,904	—
Income from equity method investment	5,799	—
Other income, net	221	129

Total other income (expense), net	18,103	(26,199)

Loss before income taxes	(114,133)	(110,347)
Income tax expense	31	2

Net loss	$(114,164)	$(110,349)

Net loss per share, basic and diluted	$(3.80)	$(4.11)

Weighted-average common shares outstanding, basic and diluted	30,066,847	26,839,662

The accompanying notes are an integral part of these consolidated financial statements.

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JOBY AERO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year Ended December 31, 2020	Year Ended December 31, 2019
Net loss	$(114,164)	$(110,349)
Other comprehensive loss:
Unrealized gain on available-for-sale securities	321	—
Foreign currency translation gain	234	40

Total other comprehensive income	555	40

Comprehensive loss	$(113,609)	$(110,309)

The accompanying notes are an integral part of these consolidated financial statements.

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JOBY AERO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2019	63,112,693	$127,315	33,738,683	$—	$626	$(71,773)	$(68)	$(71,215)
Net loss	—	—	—	—	—	(110,349)	—	(110,349)
Other comprehensive loss	—	—	—	—	—	—	40	40
Issuance of Series C redeemable convertible preferred stock for cash, net issuance costs of $284	23,466,387	454,260	—	—	—	—	—	—
Issuance of Series C redeemable convertible preferred stock upon conversion of debt	6,033,935	116,877	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	2,092,409	—	151	—	—	151
Repurchase of common stock	—	—	(676,140)	—	(10)	—	—	(10)
Vesting of early exercised stock options	—	—	—	—	284	—	—	284
Stock-based compensation expense	—	—	—	—	3,906	—	—	3,906

Balance at December 31, 2019	92,613,015	$698,452	35,154,952	$—	$4,957	$(182,122)	$(28)	$(177,193)

Net loss	—	—	—	—	—	(114,164)	—	(114,164)
Other comprehensive income	—	—	—	—	—	—	555	555
Issuance of redeemable convertible preferred stock, net of issuance costs of $640	3,639,608	69,860	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	204,939	—	129	—	—	129
Repurchase of common stock	—	—	(54,132)	—	(1)	—	—	(1)
Vesting of early exercised stock options	—	—	—	—	321	—	—	321
Stock-based compensation expense	—	—	—	—	7,185	—	—	7,185

Balance at December 31, 2020	96,252,623	$768,312	35,305,759	—	$12,591	$(296,286)	$527	$(283,168)

The accompanying notes are an integral part of these consolidated financial statements.

F-33

JOBY AERO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	December 31, 2020	December 31, 2019
Cash flows from operating activities
Net loss	$(114,164)	$(110,349)
Reconciliation of net loss to net cash used in operating activities:
Depreciation and amortization expense	7,404	3,985
Non-cash interest expense related to convertible notes	—	22,823
Loss from change in the fair value of derivative liabilities	—	4,947
Convertible note extinguishment loss	—	366
Stock-based compensation expense	7,185	3,906
Income from equity method investment	(5,799)	—
Gain on deconsolidation of subsidiary	(6,904)	—
Net accretion and amortization of investments in marketable debt securities	1,179	—
Changes in operating assets and liabilities
Other receivables	(4,524)	(58)
Prepaid expenses and other current assets	1,423	(4,215)
Other non-current assets	(82)	(68)
Accounts payable	3,260	1,204
Accrued expenses and other current liabilities	5,332	625
Deferred rent	(210)	597

Net cash used in operating activities	(105,900)	(76,237)

Cash flows from investing activities
Purchase of marketable debt securities	(620,781)	—
Proceeds from sales of marketable debt securities	28,660	—
Proceeds from maturities of marketable debt securities	222,675	—
Purchases of property and equipment	(23,306)	(9,240)
Disposal of cash on deconsolidation upon loss of control over the fully owned subsidiary	(407)	—

Net cash used in investing activities	(393,159)	(9,240)

Cash flows from financing activities
Proceeds from issuance of Series C redeemable convertible preferred stock, net	69,860	454,260
Proceeds from issuance of convertible notes	—	12,267
Proceeds from exercise of stock options and stock purchase rights	369	1,376
Proceeds from tenant improvement loan	—	1,056
Repayments of tenant improvement loan	(383)	—
Payments on capital lease obligation	(626)	(549)

Net cash provided by financing activities	69,220	468,410

Net change in cash, cash equivalents and restricted cash	(429,839)	382,933
Cash, cash equivalents and restricted cash, at the beginning of the year	507,869	124,936

Cash, cash equivalents and restricted cash, at the end of the year	$78,030	$507,869

Reconciliation of cash, cash equivalents and restricted cash to consolidated balance sheets
Cash and cash equivalents	$77,337	$507,176
Restricted cash	693	693

Cash, cash equivalents and restricted cash in consolidated balance sheets	$78,030	$507,869

Non-cash investing activities
Unpaid property and equipment purchases	$1,806	$4,112
Property and equipment purchased through capital leases	$—	$1,332
Deconsolidation of net liabilities of fully owned subsidiary due to loss of control	$1,713	$—

Non-cash financing activities
Conversion of convertible notes into redeemable convertible preferred stock	$—	$80,793
Settlement of derivative liabilities upon conversion of convertible notes into redeemable convertible preferred stock	$—	$36,084

The accompanying notes are an integral part of these consolidated financial statements.

F-34

JOBY AERO, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Company and Nature of Business

Description of Business

Joby Aero, Inc. (the Company) was incorporated in Delaware on November 21, 2016. The Company is headquartered in Santa Cruz, California. The Company’s wholly-owned subsidiaries are Joby Motors, LLC, a Delaware Limited Liability Company, and Joby Metal Shenzhen Co., Ltd. (Joby Metal), located in Shenzhen, China, and Joby Germany GmbH (Joby Germany), located in Unterhaching, Germany. The Company is an electric mobility company that is building a fully electric vertical takeoff and landing (“eVTOL”) passenger aircraft optimized to deliver air transportation as a service.

Significant Risks and Uncertainties

Management expects losses and negative cash flows to continue for the foreseeable future, primarily as a result of continued research and development efforts. The Company intends to fund research and development efforts through equity and debt issuances. In 2019, the Company issued convertible promissory notes to its stockholders for total gross amount of $11.2 million and received $454.5 million in gross proceeds from issuance of Series C redeemable convertible preferred stock (Series C Preferred Stock). In 2020, the Company received $70.5 million in gross proceeds from additional issuances of Series C Preferred Stock. Failure to raise additional funding or generate sufficient positive cash flows from operations in the longer term could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

The Company participates in a dynamic high-technology industry. The Company is subject to a number of risks, including an evolving regulatory environment, the ability to obtain future financing, advances and trends in new technologies and industry standards; market acceptance of the Company’s offerings; litigation or claims against the Company based on intellectual property, patent, product, regulatory or other factors; and the Company’s ability to attract and retain employees necessary to support its growth.

Operations outside the United States include Joby Metal and Joby Germany. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing income tax laws, possible limitations on foreign investment and income repatriation, government pricing or foreign exchange controls, and restrictions on currency exchange.

On March 11, 2020, the World Health Organization declared the coronavirus disease 2019 (“COVID-19”) outbreak a global pandemic recommending containment measures worldwide. To comply with the recommended containment measures, the Company implemented alternative work arrangements for its employees and limited its employees’ travel activities to protect its employees and to comply with the provisions described within the local shelter in place order. Although some of the governmental restrictions have since been lifted or scaled back, recent and future surges of COVID-19 may result in restrictions being re-implemented in response to efforts to reduce the spread of COVID-19.

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the COVID-19 outbreak, the status of health and safety actions taken to contain its spread and any additional preventative and protective actions that governments, or the Company, may direct, any resurgence of COVID-19 that may occur and how quickly and to what extent economic and operating conditions normalize within the markets in which the Company operates. The COVID-19 pandemic could disrupt the operations of the Company’s third-party manufacturers and other suppliers. Although the Company has not experienced disruptions in its supply chain to date, it cannot predict how long the pandemic and measures intended to contain the spread of COVID-19 will continue and what effect COVID-19 and the associated

F-35

containment measures will have on our suppliers and vendors, in particular for any of the Company’s suppliers and vendors that may not qualify as essential businesses and suffer more significant disruptions to their business operations. The Company is working closely with its manufacturing partners and suppliers to help ensure the Company is able to continue its research and development activities necessary to complete the development of its eVTOL and commence delivery of its services.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position, results of operations, cash flows and footnotes as of December 31, 2020 and 2019, and for the years then ended.

Foreign Currency

The Company determined that the local currency is the functional currency for its foreign operations. Assets and liabilities of the subsidiary are translated to United States dollars using the current exchange rate at the balance sheet date. Revenues and expenses are translated using the average exchange rate during the period. Cumulative translation adjustments related to the subsidiary are reflected as a separate component of stockholders’ deficit. Net gains and losses resulting from foreign currency transactions are included in other income (expense), net in the accompanying consolidated statement of operations.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and expenses during the reporting period. The most significant estimates are related to the valuation of common stock, stock-based awards, derivative instruments and the valuation of and provisions for income taxes and contingencies. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates.

Segments

Operating segments are defined as components of an entity where discrete financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as one operating segment because its CODM, who is its Chief Executive Officer, reviews its financial information on a consolidated basis for purposes of making decisions regarding allocating resources and assessing performance. The Company has no segment managers who are held accountable by the CODM for operations, operating results, and planning for levels of components below the consolidated unit level.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, other receivables, accounts payable, accrued liabilities, short-term and long-term debt, derivative instruments and common stock warrants.

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The Company states other receivables, accounts payable, and accrued and other current liabilities at their carrying value, which approximates fair value due to the short time to the expected receipt or payment. The carrying amount of the Company’s short-term debt approximates its fair value as the effective interest rate approximates market rates currently available to the Company. Derivative instruments are carried at fair value based on unobservable market inputs. Common stock warrants were initially recorded at the value allocated to them (see below) and not subject to remeasurement in subsequent periods.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash, cash equivalents and restricted cash, short-term investments and other receivables. At December 31, 2020 and 2019, cash and cash equivalents consist of cash deposited with domestic and foreign financial institutions that are of high-credit quality. The Company is exposed to credit risk in the event of default by the domestic financial institutions to the extent that cash and cash equivalent deposits are in excess of amounts insured by the Federal Deposit Insurance Corporation. Foreign cash balances are not insured. The Company has not experienced any losses on its deposits since inception. Short-term investments consist of government and corporate debt securities and corporate asset backed securities that carry high-credit ratings and accordingly, minimal credit risk exists with respect to these balances.

The Company’s other receivables are due from a United States government agency under the Company’s government grant contracts. At December 31, 2020 these two agencies accounted for 89% of the Company’s other receivables. The Company provides for uncollectible amounts when specific credit problems are identified. In doing so, the Company analyzes historical bad debt trends, debtor creditworthiness, current economic trends, and changes in debtor payment patterns when evaluating the adequacy of the allowance for doubtful accounts.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash and cash equivalents. The recorded carrying amount of cash and cash equivalents approximates their fair value. At December 31, 2020 and 2019, restricted cash relates to collateral for a lease obligation.

Marketable Debt Securities

The Company classifies marketable debt securities as available-for-sale at the time of purchase and reevaluates such classification at each balance sheet date. The Company may sell these securities at any time for use in current operations even if they have not yet reached maturity. As a result, the Company classifies its marketable debt securities, including those with maturities beyond twelve months, as current assets in the consolidated balance sheets. These marketable debt securities are carried at fair value and unrealized gains and losses are recorded in other comprehensive income, which is reflected as a component of stockholders’ deficit. These marketable debt securities are assessed as to whether those with unrealized loss positions are other than temporarily impaired. The Company considers impairments to be other than temporary if they are related to deterioration in credit risk or if it is likely the securities will be sold before the recovery of their cost basis. Realized gains and losses from the sale of marketable debt securities and declines in value deemed to be other than temporary are determined based on the specific identification method. Realized gains and losses are reported in other income, net in the consolidated statements of operations and comprehensive income.

Investment in SummerBio, LLC

Following the outbreak of the COVID-19 pandemic, the Company’s management determined that certain previously developed technology that was accessible to the Company could be repurposed and applied in providing high-volume rapid COVID-19 diagnostic. To enable the development and deployment of this

F-37

technology, in May 2020, SummerBio, LLC (“SummerBio”) was established which was 100% beneficially owned by the Company. In August 2020, SummerBio began to generate income through providing the logistical infrastructure for high-volume rapid COVID-19 testing.

On August 24, 2020 SummerBio raised additional financing through issuing equity instruments to related parties, and changed the structure of its board of directors, as a result of which the Company’s remaining voting interest became approximately 61.5% and the Company lost the ability to nominate majority of the members of SummerBio’s board of directors. The Company maintains significant influence, but not control over SummerBio, as it does not have the ability to direct the decisions that most significantly impact its economic performance. As a result, the Company concluded that on August 24, 2020, it lost control over SummerBio. The Company has determined it is not the primary beneficiary of the investment and therefore accounts for its investment in SummerBio under the equity method of accounting. The Company concluded that its retained interest in SummerBio should be accounted for under the equity method.

Accordingly, the Company deconsolidated SummerBio, recognized its remaining investment in SummerBio at fair value of $5.2 million as an equity method investment, derecognized net liabilities of SummerBio of $1.7 million and recognized the resulting gain on deconsolidation of $6.9 million, which is included in other income on the consolidated statement of operations for the year ended December 31, 2020. The Company recognized its share of earnings of SummerBio for the total amount of $5.8 million as Income from equity method investment on the consolidated statement of operations for the year ended December 31, 2020. As of December 31, 2020, the Company’s ownership interest in SummerBio was approximately 45.5% and it was entitled to nominate one member of SummerBio’s board of directors. The Company is a related party of SummerBio after it lost control over it.

At deconsolidation, the fair value of the Company’s remaining investment in SummerBio was determined by management, with the assistance of a third-party valuation specialist. To calculate total equity value of SummerBio, management used the back-solve method, solving for a total equity value that resulted in Series A preferred unit value consistent with its issuance price of $0.375 per unit. The Company then used option pricing model to calculate its remaining interest in SummerBio. Management also applied discount due to lack of marketability which was calculated at 14.4%. The key assumptions in back-solve option pricing method analysis included:

•	Back-solve security value – Series A preferred units issued at a price per unit of $0.375;

•	Option term – five years based upon the current state of development of SummerBio;

•	Risk-free rate – 0.28%, which represents the five-year constant maturity U.S. Treasury Bonds as of the valuation date;

•	Volatility – stock price volatility was estimated based upon an analysis of historical volatilities of a peer group of companies, which was estimated at 39.5%;

•	Option value allocation percentages – The allocation percentages ranged between 19.2% - 100%.

At December 31, 2020 the Company reviewed its investment in SummerBio for impairment by determining whether events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. In making this judgment, the Company considered available quantitative and qualitative evidence in evaluating potential impairment of these investments. The Company determined that the carrying value of the investment did not exceeds its fair value and, therefore, there are no indicators that its investment in SummerBio is impaired.

Property and Equipment, net

Property and equipment, net is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the assets,

F-38

generally two to ten years. Leasehold improvements and equipment finances under capital leases are amortized over the shorter of the estimated useful life of the asset or the remaining term of the lease.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the Company determines that the carrying value of long-lived assets may not be recoverable, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. The Company did not record any impairment of long-lived assets in 2020 and 2019.

Leases

Leases are evaluated and recorded as capital leases if one of the following is true at inception: (a) the present value of minimum lease payments meets or exceeds 90% of the fair value of the asset, (b) the lease term is greater than or equal to 75% of the economic life of the asset, (c) the lease arrangement contains a bargain purchase option, or (d) title to the property transfers to the Company at the end of the lease. The Company records an asset and liability for capital leases at present value of the minimum lease payments based on the incremental borrowing rate. Assets are depreciated over the useful life in accordance with the Company’s depreciation policy while rental payments and interest on the liability are accounted for using the effective interest method.

Leases that are not classified as capital leases are accounted for as operating leases. Operating lease agreements that have tenant improvement allowances are evaluated for lease incentives. For leases that contain escalating rent payments, the Company recognizes rent expense on the straight-line basis over the lease term, with any lease incentives amortized as a reduction of rent expense over the lease term.

Derivative Instruments

The convertible promissory notes issued in December 2018, and January 2019 (“2018 convertible notes” and “2019 convertible notes”) contained embedded features that provided the lenders with multiple settlement alternatives. Certain settlement features provided the lenders the right or the obligation to receive cash or a variable number of shares upon the completion of a capital raising transaction, an initial public offering (“IPO”), change of control, the closing of the sale or other disposition of all or substantially all of the Company’s assets (together with the change of control any such event referred to as “Corporate Transaction”) or default of the Company (the “redemption features”).

Certain redemption features embedded in the convertible notes met the requirements for separate accounting and were accounted for as a single, compound derivative instrument for each round of the convertible notes (“2018 derivative instrument”, and “2019 derivative instrument”). The compound derivative instruments were recorded at fair value at inception and were subject to remeasurement to fair value at each consolidated balance sheet date, with the change in fair value reflected in the consolidated statements of operations. In December 2019, the 2018 and 2019 convertible notes were converted into Series C redeemable convertible preferred stock, and the derivative instruments were settled as part of conversion (see Note 5).

Government Grants

The Company receives payments from government entities under non-refundable grants in support of the development of its technology and future services offering. US GAAP for profit-oriented entities does not define

F-39

government grants; nor is there specific guidance applicable to government grants. Under the Company’s accounting policy for government grants and consistent with non-authoritative guidance, grants are recognized on a systematic basis over the periods in which the entity recognizes as expenses the related costs for which the grants are intended to compensate and are presented as a reduction of research and development expenses in the consolidated statement of operations. A grant that is compensation for expenses or losses already incurred, or for which there are no future related costs, is recognized in the consolidated statement of operations in the period in which it becomes receivable as a reduction of research and development expenses.

Research and Development

The Company expenses research and development costs as incurred. Research and development expenses consist primarily of salaries and employee benefits, including stock-based compensation, costs of consulting, equipment and materials and allocations of various overhead and occupancy costs, including facility costs and equipment depreciation.

Selling, General and Administrative

Selling, general and administrative expenses include compensation, employee benefits and stock-based compensation for executive management, finance administration, and human resources, allocated facility costs (including rent), professional service fees and other general overhead costs, including allocated depreciation to support the Company’s operations.

Advertising Expense

The Company expenses advertising costs as incurred. Advertising expenses for the years ended December 31, 2020 and 2019 were $0.1 million and $0.1 million, respectively, included in selling, general and administrative expenses in the consolidated statements of operations.

Income Taxes

The Company uses the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax assets will not be realized.

In evaluating the Company’s ability to recover deferred tax assets, the Company considers all available positive and negative evidence, including historical operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. Based on the level of historical losses, the Company has established a full valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination by the taxing authorities, including resolutions of any related appeals or litigation processes, based on the technical merits of the position.

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statements of operations. Accrued interest and penalties are included within the related liabilities line in the consolidated balance sheets.

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Net Loss per Share Attributable to Common Stockholders

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, the redeemable convertible preferred stock, common stock warrants, common stock subject to repurchase, and stock options are considered to be potentially dilutive securities. Basic and diluted net loss attributable to common stockholders per share is presented in conformity with the two-class method required for participating securities as the redeemable convertible preferred stock is considered a participating security. The Company’s participating securities do not have a contractual obligation to share in the Company’s losses. As such, the net loss is attributed entirely to common stockholders. Because the Company has reported a net loss for the reporting periods presented, the diluted net loss per common share is the same as basic net loss per common share for those periods.

Comprehensive Loss

Comprehensive loss includes all changes in equity (net assets) during the period from nonowner sources. The Company’s comprehensive loss consists of its net loss, its cumulative translation adjustments, and its unrealized gains or losses on available-for-sale debt securities.

Stock-Based Compensation

The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation, and accounts for forfeitures as they occur. The Company selected the Black-Scholes-Merton (“Black-Scholes”) option-pricing model as the method for determining the estimated fair value for stock options. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of share-based awards, including the option’s expected term, expected volatility of the underlying stock, risk-free interest rate and expected dividend yield.

Fair Value of Common Stock

The fair value of the Company’s common stock is determined by the board of directors with assistance from management and, in part, on input from an independent third-party valuation firm. The board of directors determines the fair value of common stock by considering a number of objective and subjective factors, including valuations of comparable companies, sales of redeemable convertible preferred stock, operating and financial performance, the lack of liquidity of the Company’s common stock and the general and industry-specific economic outlook.

Redeemable Convertible Preferred Stock

The redeemable convertible preferred stock is recorded outside of permanent equity because while it is not mandatorily redeemable, in the event of certain events considered not solely within the Company’s control, such as a merger, acquisition, and sale of all or substantially all of the Company’s assets (each, a “deemed liquidation event”), the redeemable convertible preferred stock will become redeemable at the option of the holders of at least a majority of the then-outstanding such shares. The Company has not adjusted the carrying values of the redeemable convertible preferred stock to the redemption amount of such shares because it is uncertain whether or when a deemed liquidation event would occur that would obligate the Company to pay the liquidation

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preferences to holders of shares of redeemable convertible preferred stock. Subsequent adjustments to the carrying values of the liquidation preferences will be made only when it becomes probable that such a deemed liquidation event will occur.

Common Stock Warrants

Warrants to purchase shares of the Company’s common stock are equity classified and recognized within additional paid-in capital with no subsequent remeasurement. The amount recognized within additional paid-in capital is determined by allocating proceeds received and issuance costs incurred between the instruments issued based on their relative fair values.

Emerging Growth Company

The Company is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. As such the Company is eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including reduced reporting and extended transition periods to comply with new or revised accounting standards for public business entities. The Company has elected to avail themselves of this exemption and, therefore, will not be subject to the timeline for adopting new or revised accounting standards for public business entities that are not emerging growth companies, and will follow the transition guidance applicable to private companies.

Recently Adopted Accounting Pronouncements

In November 2016, the FASB issued an ASU No. 2016-18, Statement of Cash Flows: Restricted Cash. This amendment addresses presentations of total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The Company adopted this update on January 1, 2019. The adoption did not result in a material impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued an ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, that expands the scope to include share-based payment transactions for acquiring goods and services from nonemployees. ASU No. 2018-07 simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. This update is required to be applied through a cumulative effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The Company adopted the standard on January 1, 2019. The adoption did not result in a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which changed the disclosure requirements for fair value measurements by removing, adding, and modifying certain disclosures. The Company adopted this update on January 1, 2020, which did not result in a material impact on its consolidated financial statements.

New Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, which provides clarification to ASU No. 2016-02. These ASUs require an entity to recognize a lease liability and a ROU asset in the balance sheets for leases with lease terms of more than 12 months. Lessor accounting is largely unchanged, while lessees will no longer be provided with a source of off-balance-sheet financing. This guidance is effective for fiscal years

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beginning after December 15, 2021, and for interim periods within fiscal years beginning after December 15, 2022. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which allows entities to elect a modified retrospective transition method where entities may continue to apply the existing lease guidance during the comparative periods and apply the new lease requirements through a cumulative effect adjustment in the period of adoptions rather than in the earliest period presented. The Company expects to recognize a right-of-use asset and corresponding lease liabilities for its lease arrangements upon the adoption of this standard.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables and available-for-sale debt securities. The guidance is effective for the Company beginning in the first quarter of 2023. The Company is evaluating the impact of adopting this guidance on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, that simplifies the accounting for income taxes by eliminating certain exceptions related to the approach for intra-period tax allocation and modified the methodology for calculating income taxes in an interim period. It also clarifies and simplifies other aspects of the accounting for income taxes. The guidance is effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022 with early adoption permitted. The Company is evaluating the effect of this guidance on its consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The guidance provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. The guidance also establishes (1) a general contract modification principle that entities can apply in other areas that may be affected by reference rate reform and (2) certain elective hedge accounting expedients. The amendment is effective for all entities through December 31, 2022. The Company is evaluating the effect of this guidance on its consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, Investments — Equity Securities (Topic 321), Investments — Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions Between Topic 321, Topic 323, and Topic 815 — a consensus of the FASB Emerging Issues Task Force, which makes improvements related to the following two topics: (1) accounting for certain equity securities when the equity method of accounting is applied or discontinued, and (2) scope considerations related to forward contracts and purchased options on certain securities. The guidance is effective for the Company beginning in the first quarter of fiscal year 2022 with early adoption permitted. The Company is evaluating the effect this new guidance on its consolidated financial statements.

Note 3. Fair Value Measurements

Assets and liabilities recorded at fair value on a recurring basis in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

•	Level I — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

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•

Level II — Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

•	Level III — Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

The Company’s financial assets consist of Level 1 and 2 assets. The Company classifies its cash equivalents and marketable debt securities within Level 1 or Level 2 because they are valued using either quoted market prices or inputs other than quoted prices which are directly or indirectly observable in the market, including readily-available pricing sources for the identical underlying security which may not be actively traded. The Company’s fixed income available-for-sale securities consist of high quality, investment grade securities from diverse issuers. The valuation techniques used to measure the fair value of the Company’s marketable debt securities were derived from non-binding market consensus prices that are corroborated by observable market data and quoted market prices for similar instruments.

The Company’s financial liabilities measured at fair value on a recurring basis consist of Level III liabilities. The derivative instruments liability is measured at fair value on a recurring basis. Changes in fair value of Level III liabilities are recorded in other income (expense), net.

The fair value of the compound derivative instruments was estimated at the respective date of inception in December 2018 and January 2019, at the subsequent consolidated balance sheet date and immediately prior to the conversion of the convertible promissory notes using a hybrid method that combines probability-weighted and with-or-without methods using unobservable inputs, which are classified as Level 3 within the fair value hierarchy. The primary inputs for this approach included the probability of achieving various settlement scenarios that provide the lenders the right or the obligation to receive cash or a variable number of shares upon the completion of a capital transaction. The probability assumptions related to estimating various settlement scenarios as of January 1, 2019 and the inception dates ranged between 2.5% and 100%, the discount rates ranging between 29.4% and 46.4% were applied to estimated future cash flows, and the expected time to occurrence of the respective scenario ranged between 0.52 years and 4.95 years. After the initial measurement, changes in the fair value of these compound derivatives were recorded as a component of other income (expense), net.

The following table sets forth the fair value of the Company’s financial assets and liabilities measured on a recurring basis by level within the fair value hierarchy (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets measured at fair value
Money market funds	$74,049	$—	$—	$74,049

Cash equivalents	74,049	—	—	74,049

Asset backed securities	—	52,022	—	52,022
Government debt securities	—	57,829	—	57,829
Corporate debt securities	—	258,736	—	258,736

Marketable debt securities	—	368,587	—	368,587

Total fair value of assets	$74,049	$368,587	—	$442,636

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The following is a summary of the Company’s available-for-sale securities:

	December 31, 2020
	Adjusted Basis	Unrealized Gains	Unrealized Losses	Recorded Basis
Asset backed securities	$51,938	$84	—	$52,022
Government debt securities	57,826	3	—	57,829
Corporate debt securities	258,502	234	—	258,736

Total	$368,266	$321	—	$368,587

At December 31, 2019, the Company’s did not have any financial assets or liabilities measured at fair value on a recurring basis.

The following table sets forth a summary of the changes in the fair value, which is recognized as a component of other income (expense), net within the consolidated statement of operations, of the Company’s Level III financial liabilities (in thousands):

	2020	2019
Fair value as of January 1	$—	$27,033
Initial fair value of derivative liabilities	—	4,104
Change in fair value	—	4,947
Settlement of derivative liabilities upon conversion of convertible notes into redeemable convertible preferred stock	—	(36,084)

Fair value as of December 31	$—	$—

There were no transfers between Level 1, Level 2 or Level 3 financial instruments in 2020 and 2019.

Note 4. Balance Sheet Components

Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	December 31, 2020	December 31, 2019
Equipment	$29,229	$15,652
Computer software	5,992	4,301
Leasehold improvements	5,724	4,027
Molds and tooling	3,269	3,108
Vehicles	211	109
Furniture and fixtures	95	52
Construction in-progress	3,741	1,668

Gross property and equipment	48,261	28,917
Accumulated depreciation and amortization	(14,135)	(6,698)

Property and equipment, net	$34,126	$22,219

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Depreciation and amortization expense for the years ended December 31, 2020 and 2019 was $7.4 million and $4.0 million, respectively.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31, 2020	December 31, 2019
Prepaid equipment	$1,352	$2,945
Prepaid software	1,076	692
Prepaid taxes	243	380
Prepaid insurance	156	116
Other	205	322

Total	$3,032	$4,455

Note 5. Debt

Convertible Notes

2018 Convertible Notes

In December 2018, the Company issued 2018 convertible notes resulting in gross proceeds of $77.1 million. Simple interest on the unpaid principal balance of the 2018 convertible notes accrued from the issuance date at a rate of 6.0% per year and was payable at maturity. Unless converted or redeemed upon the occurrence of certain events, the 2018 convertible notes were to mature on June 30, 2020.

Upon the next sale (or series of related sales) by the Company of its equity securities involving redeemable convertible preferred stock, which would follow the issuance of the convertible notes, and from which the Company receives gross cash proceeds of not less than $200 million (the “Next Equity Financing”) or upon an IPO, the note holders of the 2018 convertible notes had the right to convert outstanding principal balance and accrued but unpaid interest into shares of the redeemable convertible preferred stock or common stock issued in such Next Equity Financing or IPO, respectively, at a conversion price equal to 80% of the issuance price per share of the redeemable convertible preferred stock or common stock issued in such Next Equity Financing or IPO. Upon occurrence of a Corporate Transaction, the note holders of the 2018 convertible notes had the right to convert outstanding principal balance and accrued but unpaid interest into the Company’s common shares at a conversion price equal to 80% of the price per share payable in exchange for each vested share of the Company’s common stock. Upon occurrence of an IPO or a Corporate Transaction, in lieu of the conversion of the convertible notes, the note holders also had an option to elect repayment of the 2018 convertible notes’ outstanding principal balance and accrued but unpaid interest with a premium of 50% of the outstanding principal balance and accrued but unpaid interest.

The 2018 convertible notes included embedded derivative instruments that are required to be bifurcated and accounted for separately as a single derivative instrument. As of the issuance date, the estimated fair value of the 2018 derivative instrument was $26.9 million, which was accounted for as a debt discount. The discount on the 2018 convertible notes and the related issuance costs were amortized over the contractual term of 1.52 years, using the effective interest rate method. The 2018 convertible notes had an annual effective interest rate of 40.5% per year. The 2018 convertible notes interest expense for the year ended December 31, 2019 was $19.9 million, consisting of $4.5 million of contractual interest expense and $15.4 million amortization of debt discount arising from separation of embedded derivative liability and debt issuance costs.

2019 Convertible Notes

In January 2019, the Company issued 2019 convertible notes resulting in gross proceeds of $11.2 million. Simple interest on the unpaid principal balance of the 2019 convertible notes accrued from the issuance date at a

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rate of 6.0% per year and was payable at maturity. Unless converted or redeemed upon the occurrence of certain events, the 2019 convertible notes were to mature on June 30, 2020.

Upon a Next Equity Financing or an IPO, the note holders of the 2019 convertible notes had the right to convert outstanding principal balance and accrued but unpaid interest into shares of the redeemable convertible preferred stock or common stock issued in such Next Equity Financing or IPO, respectively, at a conversion price equal to 80% of the issuance price per share of the redeemable convertible preferred stock or common stock issued in such Next Equity Financing or IPO. Upon Corporate Transaction, the note holders of the 2019 convertible notes had the right to convert outstanding principal balance and accrued but unpaid interest into the Company’s common shares at a conversion price equal to 80% of the price per share payable in exchange for each vested share of the Company’s common stock. Upon occurrence of an IPO or a Corporate Transaction, in lieu of the conversion of the convertible notes, the note holders also had an option to elect repayment of the 2019 convertible notes’ outstanding principal balance and accrued but unpaid interest with a premium of 50% of the outstanding principal balance and accrued but unpaid interest.

The 2019 convertible notes included embedded derivative instruments that are required to be bifurcated and accounted for separately as a single derivative instrument. As of the issuance date, the estimated fair value of the 2019 derivative instrument was $4.1 million, which was accounted for as a debt discount. The discount on the 2019 convertible notes and the related issuance costs were amortized over the contractual period of 1.42 years, using the effective interest rate method. The 2019 convertible notes had an annual effective interest rate of 46.6% per year. The 2019 convertible notes interest expense for the year ended December 31, 2019 was $2.9 million, consisting of $0.6 million of contractual interest expense and $2.3 million amortization of debt discount arising from separation of embedded derivative liability and debt issuance costs.

On December 23, 2019, the Company raised $454.5 million in funding through the issuance of 23,466,387 shares of Series C redeemable convertible preferred stock, at an issuance price of $19.37 per share. Additionally, upon conversion of the convertible notes, 6,033,935 shares of Series C redeemable convertible preferred stock were issued to the holders of the 2018 and 2019 convertible notes at the respective conversion ratios. The conversion of the 2018 and 2019 convertible notes was accounted for as a debt extinguishment. At the date of the extinguishment the carrying amounts of the 2018 and 2019 convertible notes were $70.5 million and $9.9 million, respectively, and the total amounts of outstanding principal and accrued but unpaid interest were $81.7 million and $11.8 million, respectively. The fair value of the 2018 and 2019 derivative instruments was $31.5 million and $4.5 million upon the convertible notes’ extinguishment. As a result, the Company recognized a loss on extinguishment of convertible notes in the amount of $0.4 million at the date of the conversion of the notes.

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Tenant Improvement Loan

Under the terms of one of the Company’s operating lease agreements (Note 6), the landlord provided to the Company a loan of $1.6 million to be used in financing leasehold improvements for the property leased. The loan was drawn by the Company in six separate installments, of which two installments were drawn in December 2018, for a total of $0.5 million, and the remaining installments were drawn in January, April and October 2019 for a total of $1.1 million. Each loan installment is repayable in equal monthly payments over a period of six years, commencing in February 2019 and ending in October 2025. In the event of early lease termination by the Company, the loan is repayable within 30 days of the termination. Outstanding balances accrue interest at a rate of 8% per annum. The average effective interest rate for the loan is 8.1%. Maturities on the tenant improvement loan were as follows (in thousands):

Years ending December 31,	Amount
2021	$244
2022	265
2023	287
2024	310
2025 and thereafter	84

Total payable amount	1,190
Less: current portion of tenant improvement loan	(244)

Noncurrent portion of tenant improvement loan, net	$946

Note 6. Leases

Operating Leases

The Company leases various office and research and development facilities under operating lease agreements that expire at various dates through October 2050. Under the terms of the agreements, the Company is responsible for certain insurance, property taxes and maintenance expenses. The Company recognizes rent expense on a straight-line basis over the term of the operating leases. Any difference between cash payments required and rent expense is recorded as deferred rent. Rent expense for 2020 and 2019 was $4.7 million and $4.2 million, respectively.

Aggregate future minimum lease payments required under the operating leases at December 31, 2020 are as follows (in thousands):

Years ending December 31,	Amount
2021	$4,638
2022	4,182
2023	3,795
2024	3,235
2025	578
2026 and thereafter	3,731

Total minimum future lease payments, operating leases	$20,159

Capital Leases

The Company purchased equipment with total gross book value of $3.0 million under capital lease agreements, of which $0 and $1.3 million was purchased during 2020 and 2019, respectively. Interest rates for the capital leases range from 4.84% to 22.10% per annum. Accumulated depreciation for equipment acquired under the capital leases was $0.7 million and $0.3 million as of December 31, 2020 and 2019, respectively.

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Aggregate future minimum principal lease payments under the capital leases at December 31, 2020 are as follows (in thousands):

Years ending December 31,	Amount
2021	$792
2022	586
2023	72
2024	3

Total payments	1,453
Less current portion	(792)

Noncurrent portion	$661

Note 7. Commitments and Contingencies

Contingencies

The Company is subject to claims and assessments from time to time in the ordinary course of business. Accruals for litigation and contingencies are reflected in the consolidated financial statements based on management’s assessment, including the advice of legal counsel, of the expected outcome of litigation or other dispute resolution proceedings and/or the expected resolution of contingencies. Liabilities for estimated losses are accrued if the potential losses from any claims or legal proceedings are considered probable and the amounts can be reasonably estimated. Significant judgment is required in both the determination of probability of loss and the determination as to whether the amount can be reasonably estimated. Accruals are based only on information available at the time of the assessment due to the uncertain nature of such matters. As additional information becomes available, management reassesses potential liabilities related to pending claims and litigation and may revise its previous estimates, which could materially affect the Company’s consolidated results of operations in a given period. As of December 31, 2020, and 2019, the Company was not involved in any material legal proceedings.

Indemnifications

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but that have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

The Company has indemnified its Board of Directors and officers, to the extent legally permissible, against all liabilities reasonably incurred in connection with any action in which such individual may be involved by reason of such individual being or having been a director or officer, other than liabilities arising from willful misconduct of the individual. The Company currently has directors’ and officers’ insurance. The Company believes the estimated fair value of these obligations is minimal. The Company did not record any liabilities in connection with these possible obligations as of December 31, 2020 and 2019.

Note 8. Redeemable Convertible Preferred Stock

Under the Company’s amended and restated certificate of incorporation, the Company is authorized to issue 105,500,526 shares of redeemable convertible preferred stock at a par value of $0.00001, with 6,950,729 shares designated as Series Seed-1 redeemable convertible preferred stock, 12,298,893 shares designated as Series Seed-2 redeemable convertible preferred stock, 21,418,756 shares designated as Series A redeemable convertible preferred stock, 22,652,737 shares designated as Series B redeemable convertible preferred stock and 42,179,411 shares designated as Series C redeemable convertible preferred stock.

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Redeemable convertible preferred stock as of December 31, 2020 and 2019, consisted of the following (in thousands, except share and per share amounts):

	December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Original Issue Price	Aggregate Liquidation Preference	Net Carrying Value
Series Seed-1 Preferred Stock	6,950,729	6,950,729	$0.6167	$4,287	$4,287
Series Seed-2 Preferred Stock	12,298,893	12,298,893	0.6167	7,585	7,585
Series A Preferred Stock	21,418,756	21,418,756	0.7594	16,265	16,040
Series B Preferred Stock	22,652,737	22,444,315	4.4383	99,615	99,398
Series C Preferred Stock	42,179,411	33,139,930	19.3702	641,927	641,002

Total redeemable convertible preferred stock	105,500,526	96,252,623		$769,679	$768,312

	December 31, 2019
	Shares Authorized	Shares Issued and Outstanding	Original Issue Price	Aggregate Liquidation Preference	Net Carrying Value
Series Seed-1 Preferred Stock	6,950,729	6,950,729	$0.6167	$4,287	$4,287
Series Seed-2 Preferred Stock	12,298,893	12,298,893	0.6167	7,585	7,585
Series A Preferred Stock	21,418,756	21,418,756	0.7594	16,265	16,040
Series B Preferred Stock	22,652,737	22,444,315	4.4383	99,615	99,398
Series C Preferred Stock	42,179,411	29,500,322	19.3702	571,427	571,142

Total redeemable convertible preferred stock	105,500,526	92,613,015		$699,179	$698,452

The rights and preferences of holders of the redeemable convertible preferred stock are as follows:

Dividends

Holders of redeemable convertible preferred stock are entitled to receive non-cumulative dividends prior and in preference to dividends declared on common stock at an annual rate of 8% of the original issuance price per share, adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like, when and if declared by the Board of Directors. Payment of any dividends to the holders of redeemable convertible preferred stock will be on a pro rata, pari passu basis in proportion to the dividend rates for each respective series. After all redeemable convertible preferred stock dividends have been paid, the holders of common stock and redeemable convertible preferred stock will be entitled to receive dividends, when and if declared by the Board of Directors, in proportion to the number of shares of common stock held by them, on an as-converted basis.

Conversion

Shares of redeemable convertible preferred stock may, at the option of the holder, be converted at any time into shares of common stock at a rate equal to dividing the original issue price of the relevant series of redeemable convertible preferred stock by the conversion price of $19.3702 for Series C redeemable convertible preferred stock, $4.4383 for Series B redeemable convertible preferred stock, $0.7594 for Series A redeemable convertible preferred stock, $0.6167 for Series Seed-2 and Series Seed-1 redeemable convertible preferred stock, as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like. The conversion prices are also subject to adjustment upon issuance of additional common stock for a consideration per share less than the applicable conversion price of a series of convertible preferred stock. In addition, each share of redeemable convertible preferred stock will automatically be converted into shares of common stock either (i) upon the completion of a public offering provided the public offering price is not less than $19.3702 per share, as adjusted, aggregate gross proceeds are greater than $100,000,000 and the common stock is listed on the Nasdaq Stock Market or New York Stock Exchange (ii) upon written consent of the holders of at least 60% of the preferred stock outstanding.

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Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, sale, lease, transfer, exclusive license or other disposition (whether in one transaction or a series of related transactions) of all or substantially all of assets or change of control of the Company (any of such events representing a “liquidation event”), the holders of shares of each series of redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of proceeds from such liquidation event to the holders of common stock, the greater of (i) an amount per share equal to the sum of the applicable original issuance price for such series of redeemable convertible preferred stock, plus declared but unpaid dividends on such share, or (ii) an amount that would be received by the holders of the redeemable convertible preferred stock if such shares held by them immediately prior to the liquidation event were converted into the respective number of common shares (regardless of whether such conversion actually takes place), in which case such holders of redeemable convertible preferred stock will not be eligible to receive any distribution that would otherwise be made to holders of such series of redeemable convertible preferred stock that have not converted (or have not been deemed to have converted) into common shares.

If the proceeds distributed among the holders of the redeemable convertible preferred stock shall be insufficient to permit the payment in full to the holders of redeemable convertible preferred stock, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of the issued and outstanding shares of redeemable convertible preferred stock, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Upon completion of the distributions made to the holders of redeemable convertible preferred stock, all of the remaining proceeds available for distribution to stockholders shall be distributed among the holders of common stock pro rata based on the number of shares of common stock held by each such holder.

Voting

The holders of each share of redeemable convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such shares of redeemable convertible preferred stock could be converted. With respect to such vote, the holders have full voting rights and powers equal to the voting rights and powers of common stock.

As long as at least 12,000,000 shares of Series C remain outstanding, as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like, the holders of a majority of shares of Series C are entitled to elect one member of the Board of Directors. As long as at least 7,000,000 shares each of Series B and Series A remain outstanding, as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like, the holders of a majority of shares of Series B and Series A, each voting as separate classes, are entitled to elect one member of the Board of Directors. As long as at least 7,100,000 shares of Series Seed-1 and Series Seed-2, as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like, in total the holders of Series Seed-1 and Series Seed-2 remain outstanding, voting together as a single class, are entitled to elect one member of the Board of Directors. The holders of common stock, voting as a separate class, are entitled to elect two members to the Board of Directors. All remaining members of the Board of Directors, are elected by the holders of preferred stock and common stock, voting together as a single class on and as converted basis.

Redemption

The preferred stock is not redeemable at the option of the holder.

Protective Provisions

As long as at least 30,000,000 shares of redeemable convertible preferred stock remain outstanding, as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like, the Company may not,

F-51

among other things, without the approval of at least 60% of the outstanding redeemable convertible preferred shares: (i) consummate a liquidation event; (ii) make any adjustments to the amended and restated certificate of incorporation or bylaws; (iii) increase of decrease the total number of shares of common stock or redeemable convertible preferred stock; (iv) authorize or issue any equity security having a preference over, or being on a parity with, any series of redeemable convertible preferred stock with respect to dividends, liquidation or redemption; (v) redeem, purchase or acquire any shares of redeemable convertible preferred stock or common stock other than for the purpose of repurchasing shares of common stock currently outstanding; (vi) create or authorize creation of any debt in excess of $20,000,000; (vii) materially change the Company’s business plan; (viii) change the number of authorized members of the Board of Directors; (ix) pay or declare any dividends or make any distributions on any shares of capital stock; (x) reclassify, alter or waive any powers, preferences or special rights of the redeemable convertible preferred stock.

As long as at least 12,000,000 shares of Series C redeemable convertible preferred stock remain outstanding, as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like, the Company may not, without the approval of at least 60% of the outstanding Series C redeemable convertible preferred shares: (i) make any adjustments to the amended and restated certificate of incorporation or bylaws so as to adversely alter the rights and preferences of Series C redeemable convertible stockholders; (ii) increase of decrease the total number of shares of Series C redeemable convertible preferred stock; and (iii) issue additional shares of Series C redeemable convertible preferred stock other than those pursuant to the Series C redeemable convertible preferred stock purchase agreement.

Note 9. Common Stock Warrants

In connection with the issuance of convertible notes, in March 2017 and May 2018, the Company issued to the note holders warrants to purchase 156,102 and 63,300 shares of common stock, respectively, with exercise prices of $0.10 and $0.67 per share, respectively. The common stock warrants expire in March 2027 and May 2028, respectively, and remain outstanding at December 31, 2020 and 2019. The Company allocated the proceeds from convertible notes and warrants on a relative fair value basis and recorded the amount allocated to the warrants within additional paid-in capital on the accompanying consolidated balance sheet as the warrants met all criteria for equity classification. As the warrants are equity classified, they do not require subsequent remeasurement after issuance.

Note 10. Common Stock

The Company is authorized to issue 149,793,455 shares of common stock with a par value of $0.00001. There were 35,305,759 and 35,154,952 shares of common stock issued and outstanding as of December 31, 2020 and 2019, respectively.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of redeemable convertible preferred stock currently outstanding or issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by the Company’s board of directors out of funds legally available therefor. In the event of the Company’s liquidation, dissolution, or winding up, holders of the Company’s common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding redeemable convertible preferred stock. As of December 31, 2020 and 2019, no dividends have been declared to date.

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The Company had reserved common stock, on an as-converted basis, for future issuance as follows:

	December 31, 2020	December 31, 2019
Stock options outstanding under 2016 Stock Plan	7,108,899	3,937,765
Remaining shares available for future issuance under the 2016 plan	144,375	816,316
Redeemable convertible preferred stock	96,252,623	92,613,015
Common stock warrants	219,402	219,402

Total common stock reserved	103,725,299	97,586,498

Restricted Stock

In 2017, the Company issued 240,000 shares of common stock under restricted stock purchase agreements, which allow the Company to repurchase the unvested shares of common stock if the stockholder ceases to provide services to the Company. The Company’s right to repurchase the stock lapses over ten years. As of December 31, 2020, and 2019, 158,250 and 182,250 shares of common stock, respectively, were subject to repurchase at a weighted average price of $0.1 per share and $0.1 million was recorded as a stock repurchase lability in early exercise stock option liabilities on the consolidated balance sheets.

Common Stock Subject to Repurchase or Cancellation

At incorporation, the Company issued to its then parent entity (the “Former Parent”) 29,382,750 common shares and assumed the substantial majority of the Former Parent’s workforce. The 29,382,750 common shares of the Company were issued to the Former Parent at a one-for-one ratio to the common shares of the Former Parent that were (i) 9,382,750 shares underlying the Former Parent’s common stock options previously issued to its employees (the “Former Parent Options”) at $0.02 per share exercise price, and (ii) 20,000,000 shares underlying restricted stock units issued by the Former Parent to the Company’s chief executive officer (the “Former Parent RSUs”). The Company’s 29,382,750 common shares were issued to the Former Parent in order to achieve the economic effect whereby the then holders of the Former Parent’s common stock, stock options and restricted stock units would have ownership rights to an identical number of common shares of the Company as that to which they are entitled to with respect to the Former Parent’s common shares.

Further, in November 2016 the Company and the Former Parent entered into a stock repurchase agreement with respect to the originally issued 29,382,750 common shares under which the Company would be entitled to repurchase at $0.02 per share or cancel the identical number of common shares issued to the Former Parent which becomes subject to repurchase or cancellation by the Former Parent under the Former Parent Options and Former Parent RSUs if such options and RSUs are unvested when an employee is terminated or vested options expire unexercised. At the time of the Company’s incorporation, 5,451,507 common shares were issued by the Former Parent in respect of early exercises of the Former Parent Options, and 6,944,444 Former Parent RSU were unvested.

Note 11. Stock-based Compensation

2016 Stock Option and Grant Plan

In November 2016, the Company’s Board of Directors adopted the 2016 Stock Option and Grant Plan (the Plan) under which officers, employees, directors, consultants and other key persons of the Company or its affiliates may be granted incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock and restricted stock units.

Under the Plan, stock options are generally granted with an exercise price equal to the estimated fair value of the Company’s common stock, as determined by the Company’s Board of Directors on the date of grant.

F-53

Options generally have contractual terms of ten years. Incentive stock options (ISO) may only be granted to employees, whereas all other stock awards may be granted to employees, directors, consultants and other key persons.

Outstanding options generally vest over six years, contain a one-year cliff, are exercisable immediately and, upon early exercise, are subject to repurchase by the Company at the original exercise price. If an ISO is granted to an optionee who, at the time of grant, owns more than 10% of the voting power of all classes of capital stock, the term of the ISO is five years. Options issued under the Plan must be priced at no less than the fair value of the shares on the date of the grant provided, however, that the exercise price of an option granted to a 10% stockholder is not less than 110% of the fair value of the shares on the date of grant. The Board of Directors determines the exercisability provisions of a stock option agreement at its sole discretion.

In May 2019, the Company cancelled 2,436,083 non-qualified employee stock options and subsequently re-issued incentive stock options and non-qualified employee stock options for the same total number of options. As part of the re-issuance, the exercise price for majority of shares was increased to fair market value, which the Company determined to be $0.70 per share. The original vesting terms were not changed. The Company accounted for this transaction as a stock option modification and calculated the fair value of the original options immediately prior to the modification and again after the modification occurred using the Black-Scholes option pricing model. The fair value of the modified options was less than the fair value of the original options immediately before the modification. As a result, no additional stock-based compensation was recognized.

The Company has also allowed certain option holders to exercise unvested options and stock purchase rights to purchase shares of common stock. Common shares received from such early exercises are subject to a right of repurchase at the original issuance price. The Company’s repurchase right with respect to these shares typically lapse over six years as the shares become vested. As of December 31, 2020 and 2019, 2,894,573 and 2,788,245 shares, respectively, were subject to repurchase at a weighted average price of $0.38 per share and $0.47 per share, respectively, and $1.1 million and $1.3 million, respectively, was recorded as a stock repurchase lability in early exercised stock option liabilities on the consolidated balance sheets.

F-54

Stock option activity under the Plan is as follows, net of re-issuance activity noted above:

	Options Outstanding
Stock Option Activity	Options Available for Grant	Number of Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Balances—January 1, 2019	3,498,354	1,786,829	$0.66
Additional shares authorized	1,400,000	—
Options canceled and forfeited	545,289	(545,289)	$0.69
Repurchases	161,307	—
Options granted	(4,798,400)	4,798,400	$0.69
Options exercised	—	(2,092,409)	$0.66
Options expired	9,766	(9,766)	$0.70

Balances—December 31, 2019	816,316	3,937,765	$0.70	9.37	$28,762
Additional shares authorized	2,682,255
Options canceled and forfeited	761,430	(761,430)	$0.91
Repurchases	21,877	—
Options granted	(4,137,503)	4,137,503	$3.53
Options exercised	—	(204,939)	$1.87

Balances—December 31, 2020	144,375	7,108,899	$2.29	9.06	$187,460

Vested and expected to vest		7,108,899	$2.29	9.06	$187,460
Shares exercisable (vested and unvested)		1,513,553	$1.96	8.75	$40,418

Total stock-based compensation expense for stock awards under the Plan recognized during the years ended December 31, 2020 and 2019 was $7.2 million and $3.9 million, respectively. As of December 31, 2020, total unrecognized compensation cost related to stock awards under the Plan was approximately $65.4 million to be recognized over a weighted average remaining requisite service period of 5.28 years.

The weighted-average grant date fair value of options granted under the Plan in the years ended December 31, 2020 and 2019 was $14.31 and $4.10, respectively. The total grant date fair value of options vested during the years ended December 31, 2020 and 2019, was $6.2 million and $2.7 million, respectively. The intrinsic value of options exercised under the Plan was $3.1 million and $7.8 million respectively, during the years ended December 31, 2020 and 2019.

At December 31, 2020 and 2019, 1,139,799 options and 390,462 options, respectively, under the Plan were vested and exercisable with a weighted-average exercise price of $1.10 and $0.70, respectively, and a weighted-average remaining contractual life of 8.55 years and 9.37 years, respectively.

Former Parent Plan

The Company concluded that the Former Parent Options and Former Parent RSUs represent in substance stock-based compensation awards of the Company (the “Former Parent Plan”) as they are designed to compensate the Company’s employees. As of December 31, 2020 and 2019, 608,687 and 1,594,433 common shares of the Company, respectively were subject to repurchase at $0.02 per share because they related to early exercises of Former Parent Options, and zero and 1,666,667 shares, respectively, were subject to repurchase at $0.02 per share because they related to unvested Former Parent RSUs.

F-55

Stock option activity under the Former Parent Plan is as follows:

	Options Outstanding
Stock Option Activity	Options Available for Grant	Number of Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Balances—January 1, 2019	—	1,021,250	$0.02

Balances—December 31, 2019	—	1,021,250	$0.02	5.37	$8,150
Options Exercised	—	(16,703)	$0.02

Balances—December 31, 2020	—	1,004,547	$0.02	4.37	$28,770

Vested and expected to vest		1,004,547	$0.02	4.37	$28,770
Exercisable		1,004,547	$0.02	4.37	$28,770

Total stock-based compensation expense for stock awards under the under the Former Parent Plan recognized during the years ended December 31, 2020 and 2019 was less than $0.1 million. As of December 31, 2020 and 2019, total unrecognized compensation cost related to stock awards under the Former Parent Plan was less than $0.1 million.

The total grant date fair value of options vested during the years ended December 31, 2020 and 2019, was less than $0.1million. The intrinsic value of options exercised under the Former Parent Plan was $0.3 million and none during the years ended December 31, 2020 and 2019 respectively.

At December 31, 2020 and 2019, 1,004,547 options and 1,021,250 options, respectively, under the Plan were vested and exercisable with a weighted-average exercise price of $0.02 and $0.02, respectively, and a weighted-average remaining contractual life of 4.37 years and 5.37 years, respectively.

Other Stock-based Awards

In 2017, the Company issued 975,000 common stock options outside of the 2016 Option Plan. The options were fully exercised as of December 31, 2020 and 2019, and 682,500 and 780,000 shares of common stock, respectively, were subject to repurchase at a weighted average price of $0.1 per share and $0.1 million, was recorded as a stock repurchase lability in early exercised stock option liabilities on the consolidated balance sheets.

The Company records stock-based compensation expense for stock options based on the estimated fair value of the options on the date of the grant using the Black-Scholes option-pricing model. The absence of a public market for the Company’s common stock requires the Company’s board of directors to estimate the fair value of its common stock for purposes of granting options and for determining stock-based compensation expense by considering several objective and subjective factors, including contemporaneous third-party valuations, actual and forecasted operating and financial results, market conditions and performance of comparable publicly traded companies, developments and milestones in the Company, the rights and preferences of common and convertible preferred stock, and transactions involving the Company’s common stock. The fair value of the Company’s common stock was determined in accordance with the applicable elements of the American Institute of Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

F-56

The assumptions in the Black-Scholes option-pricing models used to determine the fair value of stock options granted during the years ended December 31, 2020 and 2019 were as follows:

	Year Ended December 31,
	2020	2019
Expected volatility	49.9% - 73.5%	44.9% - 52.0%
Expected dividend yield	0%	0%
Expected term (in years)	5.0 - 6.6	5.1 - 6.6
Risk-free interest rate	1.3% - 1.4%	1.6% - 2.7%

Expected volatility — As the Company is not publicly traded, the expected volatility for the Company’s stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.

Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Expected dividend yield — The expected dividend rate is zero as the Company currently has no history or expectation of declaring dividends on its common stock.

Expected term — The expected term represents the period these stock awards are expected to remain outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules, and expectations of future employee behavior.

The following sets forth the total stock-based compensation expense for the Company’s stock options included in the Company’s consolidated statements of operations (in thousands):

	Year Ended December 31,
	2020	2019
Research and development expenses	$6,130	$3,301
Selling, general and administrative expenses	1,055	605

Total stock-based compensation expense	$7,185	$3,906

Note 12. Income Taxes

The components of loss before taxes are as follows (in thousands):

	Year Ended December 31,
	2020	2019
United States	$(114,010)	$(110,334)
International	(123)	(13)

Loss before income taxes	$(114,133)	$(110,347)

F-57

The provision for income taxes is as follows (in thousands):

	Year Ended December 31,
	2020	2019
Current
Federal	$—	$—
State	24	2
Foreign	7	—

Total current provision	31	2

Deferred	—	—
Federal	—	—
State	—	—

Total deferred provision	—	—

Total provision	$31	$2

A reconciliation of the statutory U.S. federal rate to the Company’s effective tax rate is as follows (dollars in thousands):

	Year Ended December 31,
	2020	2019
	%	%
Tax at federal statutory rate	(21.0)%	(21.0)%
State taxes, net of federal benefit	(6.7)%	(6.3)%
Permanent differences	0.2%	1.6%
Change in valuation allowance	32.5%	29.5%
Tax credits	(5.0)%	(3.8)%

Provision for taxes	0.0%	0.0%

Significant components of the Company’s net deferred tax assets as of December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$72,785	$42,051
Research and development credits	13,499	7,759
Accruals and reserves	493	551
Property and equipment	811	474
Stock-based compensation	649	418

Total deferred tax assets	88,237	51,253
Valuation allowance	(88,237)	(51,115)

Net deferred tax assets	—	138

Deferred tax liabilities
Intangibles	—	(138)

Total deferred tax liabilities	—	(138)

Net deferred tax assets	$—	$—

F-58

The following shows the changes in the gross amount of unrecognized tax benefits as follows (in thousands):

	December 31,
	2020	2019
Unrecognized tax benefits, beginning of the year	$2,872	$1,299
Increases related to prior year tax positions	—	—
Decreases related to prior year tax positions	—	—
Increases related to current year tax positions	2,123	1,573

Unrecognized tax benefits, end of year	$4,995	$2,872

The Company has adopted the accounting policy that interest and penalties recognized are classified as part of its income taxes. The Company does not anticipate that its total unrecognized tax benefits will significantly change due to settlement of examination or the expiration of statute of limitations during the next 12 months. Due to the full valuation allowance at December 31, 2020, current adjustments to the unrecognized tax benefit will have no impact on our effective income tax rate. Any adjustments made after the valuation allowance is released will have an impact on the tax rate.

In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty of the business in which the Company operates, projections of future profitability are difficult and past operating results are not necessarily indicative of future profitability. Management does not believe it is more likely than not that the deferred income tax assets will be realized; accordingly, a full valuation allowance has been established on net deferred income tax assets. The valuation allowance increased by $32.6 million during the year ended December 31, 2019, and by $37.1 million during the year ended December 31, 2020.

As of December 31, 2020, the Company had federal net operating loss carryforwards (“NOLs”) of $261.4 million, of which approximately $15.8 million expire between 2036 and 2037 and the remainder do not expire. As of December 31, 2019, the Company had federal NOLs of $150.8 million of which approximately $15.8 million will expire between 2036 and 2037 and the remainder do not expire. As of December 31, 2020, and December 31, 2019, the Company had state NOLs of $256.0 million and $148.6 million, respectively, that will begin to expire in 2036. In addition, the Company had foreign NOLs of $0.2 million.

At December 31, 2020, the Company had federal research and development credits of $10.5 million and California research and development credits of $9.5 million. The federal credits will expire beginning 2036, while California credits have no expiration.

The federal and state net operating loss and credit carryforwards may be subject to significant limitations under Sections 382 and 383 of the Internal Revenue Code (Code) and similar provisions of state law. These Code sections limit the federal net operating loss and credit carryforwards that may be used in any year in the event of an “ownership change”. A Section 382 “ownership change” generally occurs if one or more shareholders or groups of shareholders, who own at least 5% of the Company’s stock, increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The Company may have previously experienced, and may in the future experience, one or more Section 382 “ownership changes”. If so, the Company may lose some or all of the tax benefits of its NOLs and tax credits. The extent of such limitations for prior years, if any, has not been determined.

The Company currently has no federal or state tax examinations in progress nor has it had any federal or state tax examinations since its inception. As a result of the Company’s net operating loss and credit carryforwards all of its years are subject to federal and state examination.

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Note 13. Related Party Transactions

The Company’s Chief Executive Officer and founder has ownership interests in certain vendors providing services to the Company. These services purchased from these vendors include rent of office space and certain utilities and maintenance services related to the property on which the rented premises are located. Expenses and related payments to these vendors totaled $1.5 million and $1.5 million during the years ended December 31, 2020 and 2019, respectively. The Company owed these vendors $0.2 million and $0.1 million as of December 31, 2020 and 2019, respectively.

In addition, during 2020 subsequent to deconsolidation of SummerBio (see Note 2), the Company entered into certain transactions with SummerBio. These transactions included purchases of COVID-19 testing services for its employees for the total amount of $0.1 million, as well as providing its personnel to SummerBio to assist in SummerBio’s research and development efforts and thus generating income of $0.2 million, which was included as a reduction of the Company’s research and development expenses. Total amount due to SummerBio at December 31, 2020 was $0.1 million and total amount due from SummerBio at December 31, 2020 was $0.2 million.

Note 14. Net Loss per Share Attributable to Common Stockholders

Basic net loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding for the period. Because the Company reported a net loss for 2020 and 2019, the number of shares used to calculate diluted net loss per common share is the same as the number of shares used to calculate basic net loss per common share for those periods presented because the potentially dilutive shares would have been antidilutive if included in the calculation.

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

	Year Ended December 31, 2020	Year Ended December 31, 2019
Numerator:
Net loss attributable to common stockholders	$(114,164)	$(110,349)

Denominator:
Weighted-average shares outstanding	30,066,847	26,839,662

Net loss per share attributable to common stockholders, basic and diluted	$(3.80)	$(4.11)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	Year Ended December 31, 2020	Year Ended December 31, 2019
Redeemable convertible preferred stock	96,252,623	92,613,015
Common stock warrants	219,402	219,402
Unvested restricted stock awards	158,250	182,250
Options to purchase common stock	7,108,899	3,937,765

Total	103,739,174	96,952,432

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Note 15. Subsequent Events

The Company evaluated subsequent events through April 1, 2021, the date on which the consolidated financial statements were available for issuance.

On January 11, 2021, the Company completed the acquisition of a portion of Uber Technologies, Inc.’s (“Uber”) business dedicated to development of aerial ridesharing (“Uber Elevate”) in exchange for consideration in the form of 2,581,285 shares of the Company’s Series C redeemable convertible preferred stock. Concurrently with the acquisition of Uber Elevate, the Company issued to Uber convertible notes for the total principal amounts of $75.0 million. The Company determined that the convertible notes included a premium of approximately $1.0 million, which is attributable to the consideration transferred by the Company in this acquisition. Total fair value of consideration transferred by the Company to acquire Uber Elevate was approximately $83.0 million.

The initial accounting for this business acquisition is incomplete at the time of this filing, including the determination if it should be accounted as a business combination or an asset purchase. As a result, the Company is unable to disclose amounts recognized as of the acquisition date for major classes of assets and liabilities acquired and resulting from the transaction along with any potential goodwill. The Company will include this information in future filings.

In January and February 2021, the Company granted 2,087,234 restricted stock units with service based vesting conditions. The restricted stock units will vest over an average vesting period of approximately six years.

On January 17, 2021, the Company’s board of directors unanimously approved the pursuit of a business combination transaction involving the Company. On February 23, 2021, the Company entered into an Agreement and Plan of Merger (“Merger”) with Reinvent Technology Partners (“RTP”), where a subsidiary of RTP will merge with the Company, with the Company surviving the Merger as a wholly-owned subsidiary of RTP. As a result of the proposed Merger, RTP will be renamed to Joby Aviation, Inc.

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Annex A

AGREEMENT AND PLAN OF MERGER

by and among

REINVENT TECHNOLOGY PARTNERS,

RTP MERGER SUB INC.,

and

JOBY AERO, INC.

dated as of February 23, 2021

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

Exhibits

Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Registration Rights Agreement
Exhibit D-1	Form of Lock-Up Agreement (Major Company Equityholders)
Exhibit D-2	Form of Lock-Up Agreement (Other Company Equityholders)
Exhibit E	Form of Incentive Award Plan
Exhibit F	Form of Restricted Stock Unit Agreement
Exhibit G	Form of Option Award Agreement
Exhibit H	Form of Employee Stock Purchase Plan
Exhibit I	Form of Acquiror Warrant Agreement Amendment
Exhibit J	Form of Restated Certificate

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of February 23, 2021 (this “Agreement”), is made and entered into by and among Reinvent Technology Partners, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), RTP Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and Joby Aero, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the Effective Time (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in the forms attached as Exhibits A and B hereto, with such changes as may be agreed in writing by Acquiror and the Company);

WHEREAS, in connection with the Domestication, (a) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (b) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (c) each then issued and outstanding warrant of Acquiror (“Cayman Acquiror Warrant”) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Acquiror Warrant Agreement (as defined below); and (d) each then issued and outstanding unit of Acquiror (the “Cayman Acquiror Units”) shall separate automatically into a share of Domesticated Acquiror Common Stock, on a one-for-one basis, and one-fourth of one Domesticated Acquiror Warrant;

WHEREAS, Acquiror shall seek the approval by holders of Acquiror Common Warrants of an amendment to the Acquiror Warrant Agreement in the form attached hereto as Exhibit I (the “Acquiror Warrant Agreement Amendment”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (a) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”) and (b) Acquiror will change its name to “Joby Aviation, Inc.”;

WHEREAS, on or prior to the date hereof, the Company entered into amendments to the SVB Warrants (as defined below) with Silicon Valley Bank (“Warrant Amendments”), pursuant to which the SVB Warrants will automatically be exercised in full on a cashless basis immediately prior to the Effective Time in accordance with their terms (the “Warrant Exercise”);

WHEREAS, prior to the Effective Time, the Uber Note (as defined below) will automatically be converted into a number of shares of Company Capital Stock (as defined below) in accordance with its terms (the “Note Conversion”);

WHEREAS, upon the Effective Time and following the Warrant Exercise, the Note Conversion and the In-Q-Tel Exercise (as defined below), all shares of the Company Capital Stock will be converted into the right to receive shares of Acquiror Common Stock (as defined below) as set forth in this Agreement;

WHEREAS, upon the Effective Time, each Company Option (as defined below) that is then outstanding will be converted into the right to receive an Acquiror Option (as defined below), subject to certain exceptions and conditions as set forth in this Agreement;

WHEREAS, upon the Effective Time, each Company RSU Award (as defined below) that is then outstanding will be converted into the right to receive an Acquiror RSU Award (as defined below), subject to certain exceptions and conditions as set forth in this Agreement;

WHEREAS, each of the parties intends that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;

WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this Agreement by the Company’s equityholders;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, the Company has requested that the Requisite Company Equityholders execute and deliver to the Company, prior to the Company Equityholder Approval Deadline (as defined below), an irrevocable written consent, pursuant to which, among other things, the Requisite Company Equityholders shall adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby (including the Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit J) (the “Restated Certificate”, and such written consent, the “Written Consent”);

WHEREAS, each of the Boards of Directors of Acquiror and Merger Sub has (a) determined that it is advisable for Acquiror and Merger Sub, as applicable, to enter into this Agreement and the documents contemplated hereby, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (c) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders and sole shareholder of Merger Sub, as applicable;

WHEREAS, Acquiror, as sole shareholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, on or prior to the date hereof, Acquiror entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Domesticated Acquiror Common Stock for an aggregate purchase price of at least the Committed PIPE Investment Amount (as defined below), such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Sponsor, Acquiror and the Company entered into a Sponsor Agreement, dated as of the date hereof (the “Sponsor Agreement”);

WHEREAS, at the Closing, Acquiror, the Class B Holders, the Requisite Company Equityholders and certain of their respective Affiliates shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing; and

WHEREAS, at the Closing, (i) Acquiror and the Major Company Equityholders (as defined below) shall enter into a Lock-Up Agreement in the form attached hereto as Exhibit D-1 (with such changes as may be agreed in writing by Acquiror and the Company), and (ii) Acquiror and the Other Company Equityholders shall enter into a Lock-Up Agreement in the form attached hereto as Exhibit D-2 (with such changes as may be agreed in writing by Acquiror and the Company), each of which shall be effective as of the Closing (the Lock-Up Agreements referred to in clauses (i) and (ii), collectively, the “Lock-Up Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Class A Common Stock” means prior to the Domestication, Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means prior to the Domestication, Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) from and following the Domestication, Domesticated Acquiror Common Stock.

“Acquiror Common Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror Cure Period” has the meaning specified in Section 10.1(g).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror RSU” means a restricted stock unit constituting the right to be issued a share of Acquiror Common Stock upon vesting.

“Acquiror RSU Award” means an award of Acquiror RSUs.

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of (1) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b)(ii)(x), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose and (2) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 8.2(b)(ii)(x), in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b)(i).

“Acquiror Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by Acquiror or its Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting commissions); (b) all of the filing fees incurred in connection with making any filings under Section 8.1; (c) all fees and expenses incurred in connection with preparing and filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 8.2 and obtaining approval of the NYSE under Section 7.3; (d) repayment of any Working Capital Loans; and (e) any other reasonable and documented fees and expenses as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, in each case of clauses (a) through (e), solely to the extent such fees and expenses are incurred and unpaid as of the Closing. Acquiror Transaction Expenses shall not include any fees and expenses of Acquiror’s stockholders (other than Working Capital Loans).

“Acquiror Warrant Agreement” means the Warrant Agreement, dated as of September 16, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as warrant agent.

“Acquiror Warrant Agreement Amendment” has the meaning specified in the Recitals hereto.

“Acquiror Warrant Amendment Proposal” has the meaning specified in Section 8.2(b)(ii).

“Acquiror Warrantholder Approval” means the approval of the Acquiror Warrant Amendment Proposal, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Warrants.

“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, inquiry, proceeding or investigation, by or before any Governmental Authority.

“Active Government Contract or Bid” has the meaning specified in Section 4.29(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).

“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time after giving effect to the Warrant Exercise and the In-Q-Tel Exercise, (ii) issuable upon the conversion of the Company Preferred Stock immediately prior to the Effective Time in accordance with the Governing Documents of the Company (together with subsection (i), the “Company Conversion Shares”), (iii) issuable upon, or subject to, the exercise of Company Options (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, or (iv) subject to Company RSU Awards (whether or not then vested) that are outstanding immediately prior to the Effective Time, minus (b) a number of shares of Company Common Stock equal to (A) the aggregate exercise price of the Company Options described in clause (iii) above divided by (B) the Per Share Merger Consideration. For the avoidance of doubt, Aggregate Fully Diluted Company Common Shares shall not include Company Capital Stock issued pursuant to the Note Conversion.

“Aggregate Merger Consideration” means a number of Acquiror Common Shares equal to the quotient obtained by dividing (i) the Base Purchase Price by (ii) $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(e).

“Aircraft” has the meaning specified in Section 4.30(b).

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Available Acquiror Cash” has the meaning specified in Section 9.3(d).

“Aviation Laws” has the meaning specified in Section 4.30(a).

“Base Purchase Price” means $5,000,000,000.

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“CARES Act” has the meaning specified in Section 4.15(n).

“Cayman Acquiror Unit” has the meaning specified in the Recitals hereto.

“Cayman Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Cayman Registrar” means the Registrar of Companies in Cayman Islands.

“Class B Holders” means holders of shares of Acquiror Class B Common Stock prior to the Domestication.

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Code” has the meaning specified in the Recitals hereto.

“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement or arrangement with any labor or trade union, employee representative body, works council or labor organization, in each case to which the Company or its Subsidiaries is party or by which it is bound.

“Committed PIPE Investment Amount” has the meaning specified in Section 5.12(e).

“Company” has the meaning specified in the Preamble hereto.

“Company Award” means a Company Option or a Company RSU Award.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 10.1(e).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Equityholder Approval” means the approval of this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, by the affirmative vote or written consent of the holders of at least (i) a majority of the outstanding shares of Company Capital Stock entitled to vote and (ii) 60% of the outstanding shares of Company Preferred Stock, voting as a single class on an as-converted basis.

“Company Equityholder Approval Deadline” means 5:00 p.m. Pacific Time on the first (1st) Business Day after the date of this Agreement.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

“Company Incentive Plan” means the Company’s 2016 Stock Option and Grant Plan, as amended.

“Company Indemnified Parties” has the meaning specified in Section 7.8(a).

“Company IT Systems” means any computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems and services (including so-called SaaS/PaaS/IaaS services), that are owned or controlled by, or relied upon in the conduct of the business of, the Company or its Subsidiaries.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (vi) any failure of the Company to meet any projections or forecasts (provided that this clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (viii) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (ix) any matter set forth on the Company Disclosure Letter that would not reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, (x) any crash, inflight accident or malfunction or other similar operational events, in each case, involving any vehicle manufactured, assembled or operated by the Company, any of its Affiliates or at the direction of the Company or any of its Affiliates or (xi) any action taken by, or at the written request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan.

“Company Owned IP” has the meaning specified in Section 4.21(a).

“Company Preferred Stock” means the Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Restricted Stock” has the meaning specified in Section 4.6(a).

“Company RSU” means a restricted stock unit constituting the right to be issued a share of Company Common Stock upon vesting.

“Company RSU Award” means an award of Company RSUs granted under the Company Incentive Plan.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom; (c) Transfer Taxes; (d) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement; and (e) any other reasonable and documented fees and expenses as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, in each case of clauses (a) through (e), solely to the extent such fees and expenses are incurred and unpaid as of the Closing. Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft Terms” means use, modification and/or distribution of any Open Source Materials in a manner that, pursuant to the applicable Open Source License, requires that such Open Source Materials, or other software incorporated into, derived from, linked to, or used or distributed with such Open Source Materials (i) be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Open Source Licenses that incorporate Copyleft Terms include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).

“DFARS” has the meaning specified in Section 4.29(d).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.5.

“Dollars” or “$” means lawful money of the United States.

“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“DOT” has the meaning specified in Section 4.30(a).

“Effective Time” has the meaning specified in Section 2.3(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient obtained by dividing (a) the number of Acquiror Common Shares constituting the Aggregate Merger Consideration, by (b) the number of Aggregate Fully Diluted Company Common Shares.

“Export Approvals” has the meaning specified in Section 4.26(a).

“FAA” has the meaning specified in Section 4.30(a).

“FAR” has the meaning specified in Section 4.29(d).

“Financial Statements” has the meaning specified in Section 4.8(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Government Bid” means any quotation, bid or proposal by or on behalf of the Company that, if accepted or awarded, would lead to a Government Contract.

“Government Contract” means any issued or awarded Contract (including a task, delivery, or purchase order, blanket purchase agreement, Multiple Award Schedule, or Federal Supply Schedule) between the Company, on the one hand, and, on the other hand: (a) the U.S. Government or any Governmental Authority; (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor; or (c) any subcontractor at any tier with respect to any contract of a type described in the foregoing clause (a) or clause (b) above, or (d) any subcontractor that has agreed to provide goods or services to the Company, where such goods or services ultimately will be used by a Governmental Authority. A task, delivery, or purchase order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, (g) per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs) and (h) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-Q-Tel Exercise” means the exercise of any warrant of the Company issued to In-Q-Tel for shares of Series C Preferred Stock (if such exercise occurs prior to the Effective Time).

“Incentive Award Plan” has the meaning specified in Section 7.1(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all intellectual property and industrial property rights of every kind and description throughout the world, including U.S. and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) trademarks, logos, service marks, trade dress, trade names, slogans, internet domain names, and other similar designations of source or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) copyrights and copyrightable subject matter, including such corresponding rights in software and other works of authorship; (iv) rights in algorithms, databases, compilations and data; (v) trade secrets and all other confidential and proprietary information, know-how, proprietary processes, formulae, models, and methodologies; (vi) rights of publicity, privacy, and rights to personal information, (vii) moral rights and rights of attribution and integrity, (viii) social media addresses and accounts and usernames, account names and identifiers; and (ix) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including, but not limited to, the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Joby Aero Group” has the meaning specified in Section 11.18(b).

“Labor Organization” has the meaning specified in Section 4.14(a).

“Latham” has the meaning specified in Section 11.18(b).

“Latham Privileged Communications” has the meaning specified in Section 11.18(b).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Lock-Up Agreements” has the meaning specified in the Recitals hereto.

“Major Company Equityholder” means each of the holders of Company Capital Stock set forth on Section 1.1(a) of the Company Disclosure Letter.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Modification in Recommendation” has the meaning specified in Section 8.2(b)(ii).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Note Conversion” has the meaning specified in the Recitals hereto.

“NYSE” has the meaning specified in Section 5.6(c).

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Open Source Materials” means any software subject to an Open Source License.

“Other Company Equityholder” means each of the holders of Company Capital Stock set forth on Section 1.1(b) of the Company Disclosure Letter.

“Owned Real Property” means all real property owned in fee simple by the Company or any of its Subsidiaries.

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any Lien on the lessor’s interest therein and statutory landlord liens securing payments not yet due, and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries and (x) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.

“Permitted Transaction” has the meaning specified in Section 6.1(i).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the purchase of shares of Domesticated Acquiror Common Stock pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Privacy and Cybersecurity Requirements” has the meaning specified in Section 4.22(a).

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Q1 2021 Financial Statements” has the meaning specified in Section 6.3(b).

“Real Property Leases” has the meaning specified in Section 4.20(a)(iii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Reinvent Group” has the meaning specified in Section 11.18(a).

“Reinvent PIPE Investor” means a PIPE Investor that is set forth on Section 1.1(a) of the Acquiror Disclosure Letter or an Affiliate of any such PIPE Investor to whom the applicable Subscription Agreement with such PIPE Investor is assigned to in accordance with its terms after the date of this Agreement.

“Requisite Company Equityholders” means each of the holders of Company Capital Stock set forth on Section 1.1(c) of the Company Disclosure Letter.

“Resale Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United

States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” has the meaning specified in Section 4.6(a).

“Series B Preferred Stock” has the meaning specified in Section 4.6(a).

“Series C Preferred Stock” has the meaning specified in Section 4.6(a).

“Series Seed-1 Preferred Stock” has the meaning specified in Section 4.6(a).

“Series Seed-2 Preferred Stock” has the meaning specified in Section 4.6(a).

“Skadden” has the meaning specified in Section 11.18(a).

“Skadden Privileged Communications” has the meaning specified in Section 11.18(a).

“Sponsor” means Reinvent Sponsor LLC, a Cayman Islands limited liability company.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Class B Holders, Acquiror and the Company, as amended or modified from time to time.

“Stockholder Notice” has the meaning specified in Section 8.2(c)(ii).

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“SummerBio” has the meaning specified in Section 4.7(c).

“SummerBio Interests” has the meaning specified in Section 4.7(c).

“Super 8-K” has the meaning specified in Section 8.2(a)(i).

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“SVB Warrants” means the Warrant to Purchase Common Stock, by and between the Company and Silicon Valley Bank, dated as of March 29, 2017, and the Warrant to Purchase Common Stock, by and between the Company and Silicon Valley Bank, dated as of May 2, 2018.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).

“Terminating Company Breach” has the meaning specified in Section 10.1(e).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Vendors” has the meaning specified in Section 4.28(a).

“Transaction Proposals” has the meaning specified in Section 8.2(b)(ii).

“Transfer Taxes” has the meaning specified in Section 8.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.1(a).

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

“Uber Note” means the Convertible Promissory Note, issued by the Company to Uber Technologies, Inc., dated as of January 11, 2021.

“Uber Note Principal Amount” means $75,000,000.

“Unaudited Financial Statements” has the meaning specified in Section 4.8(a).

“Voting Agreement” means the Amended and Restated Voting Agreement, dated as of December 23, 2019, by and among the Company, certain holders of Company Preferred Stock and certain holders of Company Common Stock, as amended.

“Warrant Amendments” has the meaning specified in the Recitals hereto.

“Warrant Exercise” has the meaning specified in the Recitals hereto.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in the Recitals hereto.

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

Section 1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

THE MERGER; CLOSING

Section 2.1. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the

Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

Section 2.2. Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3. Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in each of the Merger Certificate (the “Effective Time”).

(c) For the avoidance of doubt, the Closing and the Effective Time shall occur after the completion of the Domestication.

Section 2.4. Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(ii) to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.6), effective as of the Effective Time;

(iii) to Acquiror, the Registration Rights Agreement, duly executed by the Requisite Company Equityholders;

(iv) to Acquiror, each Lock-Up Agreement, duly executed by the Major Company Equityholders or the Other Company Equityholders, as applicable;

(v) to Acquiror, evidence that all Affiliate Agreements (other than those set forth on Section 6.4 of the Company Disclosure Letter) have been terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries;

(vi) to Acquiror, a copy of the Restated Certificate duly adopted pursuant to the Written Consent and filed with the Delaware Secretary of State;

(vii) to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s equityholders pursuant to Section 3.2;

(ii) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Class B Holders; and

(iv) to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.

(c) On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all Acquiror Transaction Expenses as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all Company Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, in each case of clauses (i) and (ii), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Company Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.5. Governing Documents.

(a) The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b) The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in the form attached as Exhibits A and B hereto (with such changes as may be agreed in writing by Acquiror and the Company) upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.

Section 2.6. Directors and Officers.

(a) (i) The officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Corporation from and after the Effective Time, and (ii) the directors of Acquiror as of immediately after the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

(b) The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7. Tax Free Reorganization Matters. The parties intend that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing factual support letters.

ARTICLE III

EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY

AWARDS

Section 3.1. Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Capital Stock, each share of Company Capital Stock (after giving event to the Warrant Exercise, the Note Conversion and the In-Q-Tel Exercise), in each case, that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock subject to Company Awards (which shall be respectively subject to Section 3.3), (ii) any shares of Company Capital Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (iii) any Dissenting Shares), shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(c).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.00001 of the Surviving Corporation.

(c) Each holder of shares of Company Capital Stock (after giving event to the Warrant Exercise, the Note Conversion and the In-Q-Tel Exercise) as of immediately prior to the Effective Time (other than in respect of (x) Treasury Shares, (y) Dissenting Shares, and (z) any shares of Company Common Stock subject to

Company Awards (which shall be subject to Section 3.3)) shall be entitled to receive a portion of the Aggregate Merger Consideration equal to (i) the Exchange Ratio, multiplied by (ii) the number of Company Conversion Shares held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share, provided, that any such Aggregate Merger Consideration issued in respect of Company Restricted Stock shall be subject to a right of repurchase in favor of Acquiror on the same terms and at the same repurchase price as the related Company Restricted Stock, adjusted proportionately to reflect the exchange contemplated hereby.

(d) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Merger.

Section 3.2. Exchange Procedures

(a) Prior to the Closing, and in any event no later than five (5) Business Days prior to the Closing Date, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s equityholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the portion of the Aggregate Merger Consideration to be paid in shares of Acquiror Common Stock.

(b) Reasonably promptly after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Capital Stock as of immediately prior to the Effective Time, whose shares of Company Capital Stock were converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of shares of Company Capital Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration upon receipt by the Exchange Agent of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) or a duly completed and validly executed Letter of Transmittal, as applicable, and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d) Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Capital Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Capital Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Capital Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3. Treatment of Company Awards.

(a) As of the Effective Time, each Company Option that is then outstanding shall be converted into an option to purchase shares of Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”) except that (a) such Acquiror Option shall provide the right to purchase that whole number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option, multiplied by the Exchange Ratio, and (b) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b) As of the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time shall be converted into an Acquiror RSU Award with substantially the same terms and conditions as were applicable to such Company RSU Award immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, except that such Acquiror RSU Award shall be comprised of that number of Acquiror RSUs as is equal to the product of (i) the number of Company RSUs subject to such Company RSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional restricted stock units rounded down to the nearest whole restricted stock unit.

(c) The Company shall take all necessary actions to effect the treatment of Company Awards pursuant to this Section 3.3 in accordance with the Company Incentive Plan and the applicable award agreements and Acquiror shall ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror. The Board of Directors of the Company shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Awards will be granted under the Company Incentive Plan.

Section 3.4. Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, the Company, or the Exchange Agent, respectively); provided, that Acquiror shall use commercially reasonable efforts to provide the Company with at least ten (10) days prior written notice of any amounts that it intends to withhold in connection with the payment of the Aggregate Merger Consideration and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1. Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3. Due Authorization.

(a) Other than the Company Equityholder Approval, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Restated Certificate) are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Restated Certificate). No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger or the Restated Certificate other than the Company Equityholder Approval. The Company Equityholder Approval will be duly and validly obtained in accordance with applicable Law (including the DGCL) and the Governing Documents of the Company upon the execution and delivery of the Written Consent pursuant to the terms of this Agreement, and, when delivered, the Written Consent will constitute the irrevocable Company Equityholder Approval.

Section 4.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (iii) the filing of the Merger Certificate in accordance with the DGCL.

Section 4.6. Capitalization of the Company.

(a) As of the date of this Agreement, the authorized equity interests of the Company that are issued and outstanding equity interests of the Company consist of (i) 35,310,298 shares of Company Common Stock, of which 2,749,898 shares are subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code) (“Company Restricted Stock”), (ii) 6,950,729 shares of Series Seed-1 Preferred Stock of the Company (the “Series Seed-1 Preferred Stock”), (iii) 12,298,893 shares of Series Seed-2 Preferred Stock of the Company (the “Series Seed-2 Preferred Stock”), (iv) 21,418,756 shares of Series A Preferred Stock of the Company (the “Series A Preferred Stock”), (v) 22,444,315 shares of Series B Preferred Stock of the Company (the “Series B Preferred Stock”) and (vi) 35,721,215 shares of Series C Preferred Stock of the Company (the “Series C Preferred Stock”), and there are no other authorized equity interests of the Company that are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) As of the date of this Agreement, (i) Company Options to purchase 7,140,819 shares of Company Common Stock are outstanding, (ii) 2,087,234 Company RSUs are outstanding and (iii) 219,402 shares of Company Common Stock are subject to outstanding warrants to purchase Company Common Stock. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Award, including the type of Company Award, the number of shares of Company Common Stock subject thereto, vesting schedule and, if applicable, the exercise price thereof. All Company Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Award is subject to terms that are materially different from those set forth in such forms. Each Company Award was validly issued and properly approved by the Board of Directors of the Company (or appropriate committee thereof).

(c) Except as otherwise set forth in this Section 4.6 or on Section 4.6(c) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional equity interests, the sale of equity interests, or for the repurchase or redemption of equity interests of the Company or the value of which is determined by reference to shares of Company Capital Stock or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock or other equity interests of the Company.

(d) The Company has made available to Acquiror copies of the Warrant Amendments, duly executed by the parties thereto.

Section 4.7. Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) As of the date of this Agreement, the Company owns the class and number of membership interests of SummerBio, LLC, a Delaware limited liability company (“SummerBio”), as set forth on Section 4.7(c) of the Company Disclosure Letter (the “SummerBio Interests”). To the knowledge of the Company, the SummerBio Interests (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of SummerBio and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of SummerBio or any Contract to which SummerBio is a party or otherwise bound; and (iv) are free and clear of any Liens.

(d) Except as set forth on Section 4.7(d) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8. Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries as of and for the twelve-month period ending December 31, 2018, December 31, 2019 and December 31, 2020 (the “Unaudited Financial Statements” and, together with the PCAOB Financial Statements and the Q1 2021 Financial Statements if delivered pursuant to Section 6.3(b), the “Financial Statements”).

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements and the Q1 2021 Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements and the Q1 2021 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) solely with respect to the PCAOB Financial Statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9. Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, as of the date of this Agreement, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (c) that will be discharged or paid off prior to or at the Closing.

Section 4.10. Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11. Legal Compliance.

(a) Each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance with all applicable Laws in all material respects.

(b) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to (i) prevent the use of the products and services of the Company and its Subsidiaries in a manner that violates applicable Law (including money laundering or fraud), and (ii) otherwise provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

(c) For the past three (3) years, neither the Company nor any of its Subsidiaries or any of the officers, directors or employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.12. Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the Top Vendors;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $500,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last five (5) years, in each case, involving payments in excess of $500,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing or (B) between the Company and its Subsidiaries;

(iv) Each (A) Real Property Lease and (B) lease, rental or occupancy agreement, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $500,000 in any calendar year;

(v) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company, in each case providing for the sharing of revenues, profits, losses or costs (excluding, in the case of clauses (B) and (C), any Subsidiary of the Company);

(vi) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vii) Employment agreements or offer letters (or forms thereof) with each current officer of the Company or its Subsidiaries, and service agreements with each director of the Company;

(viii) Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(x) Any Collective Bargaining Agreement;

(xi) Each Contract (including license agreements, coexistence agreements, settlement agreements, and agreements with applicable covenants not to sue) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person any material rights, or materially restricts any third Person, with respect to any Company Owned IP or (ii) is granted by a third Person any material rights, or is materially restricted, with respect to Intellectual Property (in each case for subclauses (i) and (ii), other than (A) Contracts granting nonexclusive rights to use commercially available off-the-shelf software having a replacement cost or annual license fee of less than $250,000, (B) Open Source Licenses, (C) non-disclosure agreements entered into in the ordinary course of business, (D) Contracts with employees, independent contractors, and consultants, assigning inventions developed in the provision of services for the Company that are entered into in the ordinary course of business substantially on the Company’s form proprietary information and inventions agreement or consulting agreement (as applicable), and (E) incidental trademark licenses in Contracts for marketing or advertising);

(xii) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in any calendar year;

(xiii) Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;

(xiv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xv) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 4.12(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a), and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13. Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan (other than any individual employment agreements, offer letters, equity award agreements or similar agreements on the forms set forth on Section 4.13(a) of the Company Disclosure Letter that do not contain material individualized terms). For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan description, including any summary of material modifications, (C) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent discrimination tests required under the Code for each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, (F) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, and (G) a copy of all material correspondence (other than correspondence in the ordinary course) with any Governmental Authority relating to a Company Benefit Plan received or sent within the last three years.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, in all material respects; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company (other than statutory severance or termination payments that are required solely by reason of applicable Law), (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Award. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) All Company Awards have been granted in accordance with the terms of the Company Incentive Plan. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code, as well as Section 422 of the Code if applicable. Each Company Option is intended to be exempt from Section 409A of the Code. The Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plan, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under the Company Incentive Plan, together with the material terms thereof (including but not limited to grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award). The treatment of Company Awards under this Agreement does not violate the terms of the Company Incentive Plan or any Contract governing the terms of such awards.

(h) Each “nonqualified deferred compensation plan” subject to Section 409A of the Code, if any, is maintained in all material respects in documentary and operational compliance with Section 409A of the Code, and the applicable Treasury Regulations and IRS guidance thereunder.

(i) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.14. Labor Relations; Employees.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any Collective Bargaining Agreement with any labor or trade union, works council, employee representative body or labor organization or association (collectively, a “Labor Organization”), (ii) no such Collective Bargaining Agreement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no employees of the Company or any of its Subsidiaries are represented by any Labor Organization with respect to their employment with the Company or its Subsidiaries, and (iv) no Labor Organization has, to the knowledge of the Company, requested or made a pending demand for recognition or certification or sought to organize or represent any of the employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries.

(b) In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened unfair labor practice charge, material grievance, material arbitration, strike, slowdown, work stoppage, lockout, picketing, hand billing, or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(c) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any Collective Bargaining Agreement.

(d) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment, including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries.

(e) Except as set forth on Section 4.14(e) of the Company Disclosure Letter, in the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any Collective Bargaining Agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(f) The Company and its Subsidiaries are not currently (i) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment-related actions for government contractors or subcontractors, or (ii) otherwise required to maintain an affirmative action plan; and, within the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notice of, or been charged with, any violation of any requirement to maintain an affirmative action plan.

(g) To the knowledge of the Company, no current employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of any material term of any employment agreement, restrictive covenant, nondisclosure obligation or fiduciary duty (i) to the Company or any of the Company’s Subsidiaries or (ii) to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.

(h) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or any form of illegal discrimination by an officer of the Company or any of the Company’s Subsidiaries. To the knowledge of the Company, in the last four (4) years, no allegations of sexual harassment, sexual misconduct or any form of illegal discrimination have been made against an officer of the Company or any of the Company’s Subsidiaries.

(i) In the past three (3) years, the Company and its Subsidiaries are and have been in compliance in all material respects with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law relating to plant closings and layoffs. Except as set forth on Section 4.14(i) of the Company Disclosure Letter, the Company and its Subsidiaries have not engaged in broad-based layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the date hereof. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

Section 4.15. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no ongoing or pending Legal Proceedings with respect to any material Taxes of the Company or any of its Subsidiaries, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) No written claim has been made by any Governmental Authority within the last thirty-six (36) months where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

(n) Neither the Company nor any of its Subsidiaries has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”), failed to properly comply in all material respects with and duly account for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. § 636(a)).

(o) The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 4.16. Brokers’ Fees. No broker, finder, investment banker or other Person (except the Person(s) set forth on Section 4.16 of the Company Disclosure Letter) is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17. Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18. Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is and has been for the past three (3) years valid, binding and in full force and effect, and each of the Company and its Subsidiaries is and has been during the past three (3) years in compliance with all such Licenses. Neither the Company nor any of its Subsidiaries (a) is or has been during the past three (3) years in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been during the past three (3) years the subject of any pending or threatened Action by a Governmental Authority seeking the cancellation, revocation, suspension, termination, limitation, suspension, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, limit, suspend, condition, modify or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

Section 4.19. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20. Real Property.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.

(iii) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, licenses, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iv) The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither the Company nor any of its Subsidiaries has received any notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(v) As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(vi) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) None of the Company or any of its Subsidiaries owns any Owned Real Property.

Section 4.21. Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered and applied-for with a Governmental Authority or other applicable registrar and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial owner, and with respect to Company Registered Intellectual Property record owner, of all of Intellectual Property owned or purported to be owned by the Company or its Subsidiaries (the “Company Owned IP”). All Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, (excluding any pending applications included in the Company Registered Intellectual Property) is valid and enforceable.

(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof, provided that the foregoing shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

(c) The Company and its Subsidiaries have not, within the three (3) years preceding the date of this Agreement, infringed, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no Action pending to which the Company or such Subsidiary of the Company is a named party, or threatened in writing, alleging the Company’s or such Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, or challenging the scope, validity, or enforceability of any Company Owned IP (other than responses or correspondence from Governmental Authorities in the ordinary course of prosecution of Company Registered Intellectual Property), and there has not been, within the three (3) years preceding the date of this Agreement, any such Action brought or threatened in writing.

(d) To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any material Company Owned IP. The Company and its Subsidiaries have not initiated any Action or sent to any Person, within the three (3) years preceding the date of this Agreement, any written notice, charge, complaint, claim or other written assertion against such third Person alleging material infringement, misappropriation, or other violation by such third Person of any Company Owned IP, or challenging the scope, validity, or enforceability of any Intellectual Property of such third Person.

(e) The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of trade secrets included in the Company Owned IP and all other confidential information that is material to the conduct of the business of the Company and its Subsidiaries. To the knowledge of the Company, there has not been any material unauthorized disclosure of or unauthorized access to any such trade secrets or material confidential information to or by any Person in a manner that has resulted or may result in the loss of trade secret protection or other rights in and to such information.

(f) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Company Owned IP.

(g) With respect to the software used or held for use in the business of the Company and its Subsidiaries, no such software that is Company Owned IP, and to the knowledge of the Company, no such software owned by any third Person, contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries.

(h) The Company’s and its Subsidiaries’ use and distribution of (i) software developed by the Company or any Subsidiary, and (ii) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. None of the Company or any Subsidiary of the Company has used any Open Source Materials in a manner that requires any software included in the Company Owned IP to be subject to Copyleft Terms.

Section 4.22. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries are in compliance with, and during the past three (3) years have been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the information technology systems used by the Company and its Subsidiaries (the foregoing clauses (i)-(iii), “Privacy and Cybersecurity Requirements”), other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries. There are not, and have not been in the past three (3) years, any Actions by any Person, or any investigations by any Governmental Authority, pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any Privacy and Cybersecurity Requirements.

(b) During the past three (3) years, (i) there have been no material breaches of the security of, and (ii) there have been no failure, breakdown, performance reduction, disruption, or other adverse event that materially adversely affected the Company’s and its Subsidiaries’ business or operations with respect to, any Company IT Systems owned or controlled by the Company or its Subsidiaries, or to the knowledge of the Company, those controlled by any third Person. The Company and its Subsidiaries have materially aligned their cybersecurity practices with relevant industry standards (including by carrying out penetration tests and vulnerability assessments of the Company IT Systems controlled by the Company or its Subsidiaries and their business environment) and have remediated any and all material identified vulnerabilities.

(c) The Company and its Subsidiaries have established and at all times maintained, and use all reasonable efforts to ensure that all third Persons controlling Company IT Systems or processing personal information in connection with a product or service of the Company or its Subsidiaries have established and maintained, commercially reasonable and legally compliant measures to protect the Company IT Systems and all trade secrets, material confidential information, and sensitive or personally identifiable information in their possession or control against unauthorized access, use, modification, disclosure or other misuse, including through written internal and external policies and procedures, and organizational, administrative, technical and physical safeguards. Neither the Company nor any Subsidiary of the Company, nor, to the knowledge of the Company, any third Person controlling any Company IT System or processing personal information on their behalf, has (A) experienced any material incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

(d) To the knowledge of the Company, the consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect of any Privacy and Cybersecurity Requirements, or result in the Company or any of its Subsidiaries being prohibited from receiving or using any personal information in the manner currently received or used.

Section 4.23. Environmental Matters.

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.

(b) There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24. Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.25. Anti-Corruption Compliance.

(a) For the past three (3) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case, in violation of the Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26. Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required Licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.27. Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28. Vendors.

(a) Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Vendors”).

(b) Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.29. Government Contracts and Government Bids.

(a) Section 4.29(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of (i) each Government Contract for which performance is ongoing, (ii) each Government Contract for which performance is complete but which has not yet been closed out and (iii) each pending Government Bid (each, an “Active Government Contract or Bid”).

(b) Section 4.29(b) of the Company Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of (i) each Active Government Contract or Bid that, in each case, represented that the Company, individually or as a member of a joint venture, was a small business concern, a small disadvantaged business, a service-disabled, veteran-owned small business concern, a veteran-owned small business concern, a woman-owned business concern, a “protégé” under a mentor-protégé agreement or program, or had qualified for any other preferential status (including participation in preferential status programs such as the Historically Underutilized Business Zone program and participation under section 8(a) of the Small Business Act) or other “set aside” status, and (ii) the preferred status applicable to such Government Contract or Government Bid.

(c) As of the date of this Agreement, to the knowledge of the Company, each Active Government Contract or Bid has been legally awarded and the Company has not received written notice, or to the knowledge of the Company, oral notification that (i) any Active Government Contract or Bid is or is likely to become the subject of a bid or award protest proceeding, (ii) the counterparty to any such Active Government Contract or Bid intends to make a modification to any such Active Government Contract or Bid to reduce future expenditures under or refrain from exercising any options under such Active Government Contract or Bid, (iii) any Active Government Contract or Bid is or will be terminated for default or for convenience, or subject to a cure notice, show cause notice or stop work order, or (iv) money due to the Company pertaining to an Active Government Contract or Bid is or will be withheld or offset.

(d) For the past four (4) years, (i) the Company has complied in all material respects with all applicable Laws pertaining to all Government Contracts and Government Bids (and in any certificate, statement, list, schedule, or other documents submitted or furnished in connection with the foregoing), including the Federal Acquisition Regulations (“FAR”); the Defense Federal Acquisition Regulation Supplement (“DFARS”); Cost Accounting Standards; the Service Contract Act of 1963 (including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates); the Truth in Negotiations Act; and the Anti-Kickback Act; (ii) the Company has not received any written notice from a Governmental Authority regarding any alleged violation or potential violation by the Company or one of its subcontractors of the U.S. civil or criminal False Claims Act, Procurement Integrity Act, Anti-Kickback Act, Truth in Negotiations Act, Buy American Act, Trade Agreements Act, Service Contract Act, or labor category qualification and billing contract requirements that reasonably could be expected to be material and adverse to the Company; (iii) the Company has complied in all material respects with all representations and certifications set forth in such Government Contracts and Government Bids and all such representations and certifications were current, accurate, and complete in all material respects as of the date such representations and certifications were made; and (iv) neither the U.S. Government nor any prime contractor, subcontractor, or other Person has notified the Company in writing that the Company has breached or violated in any material respect any applicable Law, term or condition pertaining to any Government Contract or Government Bid.

(e) For the past three (3) years, the Company has been in compliance in all material respects with all national security requirements, including the National Industrial Security Program Operating Manual and the data security, cybersecurity, and physical security systems and procedures required by its Government Contracts, including the National Institute of Standard and Technology Special Publication 800-171 (Protecting Controlled Unclassified Information in Nonfederal Information Systems and Organizations), DFARS 252.204-7008 (Compliance with Safeguarding Covered Defense Information Controls (Oct 2016)), DFARS 252.204-7012 (Safeguarding Covered Defense Information and Cyber Incident Reporting (Oct 2016)), and with the information security requirements of FAR 52.204-21 (Basic Safeguarding of Covered Contractor Information Systems (June 2016)), each when applicable to a Government Contract. Any data security, cybersecurity or physical security breach related to any Government Contract has been reported to the necessary Governmental Authority or higher tier contractor, as required by the terms of the Government Contract or applicable Law.

(f) Except as set forth on Section 4.29(f) of the Company Disclosure Letter, for the previous six (6) years from the date of this Agreement:

(i) all Company representations, certifications, disclosures and warranties executed, acknowledged or set forth in or pertaining to a Government Contract (including certified cost and pricing data, all representations and certifications contained in the Company’s System for Award Management registration and all representations and certifications submitted to any prime contractor or higher-tier subcontractor) were true, correct and complete in all material respects as of the dates they were made (or deemed made), and the Company has complied in all material respects with all such representations, certifications, disclosures and warranties;

(ii) all information submitted by the Company in support of the negotiation of a Government Contract or Government Bid, or modifications thereto, or in support of requests for payments thereunder, was, as of the date of submission true, correct and complete in all material respects; and

(iii) no Governmental Authority or any prime contractor, subcontractor or other Person has notified the Company in writing that any such Person has breached or violated in any material respect either any Law pertaining to a Government Contract or Government Bid or any material terms of such

Government Contract or Government Bid, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein.

(g) For the past four (4) years, neither the Company, nor any of its directors, officers or employees is, or has been (i) under audit, indictment, or administrative, civil or criminal investigation, or the subject of any actual “whistleblower” or qui tam lawsuit, in each case with respect to any alleged act or omission arising under or relating to any Government Contract or Government Bid; or (ii) debarred, suspended, proposed for debarment or suspension, or received written notice of actual or proposed debarment or suspension, from participation in the award of any Government Contract or Government Bid by any Governmental Authority, or is or was the subject of a finding of non-responsibility or ineligibility for Government Contracts (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements).

(h) For the past four (4) years, neither the Company nor any of its representatives have (i) made a voluntary disclosure with respect to any alleged, potential, or actual irregularity, misstatement, noncompliance, or omission arising under or relating to a Government Contract or Government Bid, or (ii) made any disclosure to any Governmental Authority pursuant to the FAR mandatory disclosure provisions (FAR 9.406-2, 9.407-2 & 52.203-13) and no facts and circumstances exist that would require a mandatory disclosure pursuant to FAR 52.203-13.

(i) Since January 1, 2015, no Acquired Company has used or provided to any third-party any Intellectual Property developed under any Government Contract for purposes other than those allowed under such Government Contract without having obtained the necessary and appropriate prior permission of the Governmental Authority.

(j) As of the date of this Agreement, there are no Government Contracts or Government Bids (or mitigation plans under such Government Contracts or Government Bids) that restrict the Company’s ability to bid on or perform work on future Contracts or programs or for specific periods of time based upon “organizational conflicts of interest,” as defined in FAR Subpart 9.5 or other applicable Law, regulation, or contract term. To the knowledge of the Company, there are no activities or relationships that reasonably would be expected to result in an organizational or personal conflict of interest, as defined in the FAR, as a result of this Agreement or the consummation of the Merger.

(k) For the past four (4) years, (i) to the extent applicable and required, the Company’s cost accounting and “contractor business systems” (as defined in DFARS 252.242-7005) have complied in all material respects with all applicable Laws pertaining to government procurement and with the requirements of all Government Contracts; (ii) the Company’s financial and other systems, have been approved, where applicable, by the Defense Contract Management Agency as adequate for accumulating and billing costs under and otherwise for complying with Government Contracts, to the extent evaluated; and (iii) there has been no finding of fraud or any claim of any material liability as a result of defective pricing, labor mischarging, or improper payments on the part of the Company in connection with any Government Contract or Government Bid.

(l) As of the date of this Agreement, there are no outstanding material claims or disputes, including under the Contract Disputes Act of 1978 or any other applicable Law, involving the Company, either by any Governmental Authority or by any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

(m) As of the date of this Agreement, there have been no reports resulting from audits or other administrative, civil or criminal investigations by a Governmental Authority that conclude that the Company engaged in overcharging or other defective pricing practices or in other practices in violation of the acquisition or procurement regulations of a Governmental Authority, and no Governmental Authority had made any allegations under or relating to the U.S. civil or criminal False Claims Act or similar state laws, in each case with respect to any Government Contract or Government Bid involving the Company. As of the date of this Agreement, to the knowledge of the Company, there are no audits or other administrative, civil or criminal investigations by Governmental Authority officials of any Government Contracts which are either ongoing or have been completed but the report of which has not yet been issued and which are expected to recommend fines, penalties or other sanctions.

(n) Since January 1, 2018, the Company has not received a past performance evaluation, rating or report with a rating lower than satisfactory in connection with any Government Contract, and, to the knowledge of the Company, no facts exist that would reasonably be expected to result in any adverse or negative past performance evaluation, report or rating by any Governmental Authority, or that could reasonably be expected to adversely affect the evaluation of any bids or proposals by the Company for future Government Contracts.

(o) Since August 13, 2019, the Company has not provided covered telecommunications equipment or services to Governmental Authorities in the performance of a Government Contract. Since August 13, 2020, the Company has not used covered telecommunications equipment or services, or used any equipment, system, or service that uses covered telecommunications equipment or services. For purposes of this section, the term “covered telecommunications equipment or services” shall have the meaning prescribed in FAR clause 52.204-25.

Section 4.30. Compliance with Aviation Laws.

(a) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) is in compliance with all applicable Laws including, without limitation, all applicable Laws prescribed or administered by the United States Federal Aviation Administration (“FAA”) and Department of Transportation (“DOT”) under Title 14 of the Code of Federal Regulations and Title 49 of the United States Code (such Laws, collectively, the “Aviation Laws”), (ii) has not violated, been subject to an investigation with respect to or made voluntary disclosures with respect to potential violations of any Aviation Laws since January 1, 2017, and (iii) has not been cited by the FAA, DOT or other Governmental Authority for any material discrepancies or violations during inspections or audits since January 1, 2017.

(b) Section 4.30(b) of the Company Disclosure Letter sets forth a true and complete list of each aircraft owned or leased by the Company and its Subsidiaries as of December 31, 2020 (each, an “Aircraft”), including the manufacturer, model, aircraft registration number and manufacturing year of each such Aircraft.

(c) Except as set forth on Section 4.30(c) of the Company Disclosure Letter:

(i) to the knowledge of the Company, each current employee of the Company and its Subsidiaries currently providing any flight, maintenance, dispatch, operation or handling of the Aircrafts has all material required Licenses, certifications, training and competencies to provide such flight, maintenance, dispatch, operation or handling of the Aircrafts;

(ii) all Aircrafts are properly registered on the FAA aircraft registry and have a validly issued FAA certificate of airworthiness without limitations of any kind that is in full force and effect (except for the period of time any Aircraft may be out of service and such certificate is suspended in connection therewith);

(iii) upon acquisition or lease by the Company or any of its Subsidiaries, all Aircrafts have been, are being, or, with respect to Aircrafts leased or subleased to another Person, are required to be, maintained in all material respects according to applicable regulatory standards and the maintenance program of the aircraft operator approved by the FAA or the applicable Governmental Authority;

(iv) all records required to be maintained for each Aircraft (including, where applicable, back to birth records) are correct and complete in all material respects and are currently in the possession of the Company or its Subsidiaries (or, in the case of Aircrafts leased from a third party, being maintained in compliance with the terms (or waivers thereof) of the related lease); and

(v) no Aircraft is subleased to or otherwise in the possession of another air carrier or another Person other than the Company or any of its Subsidiaries, to operate such Aircraft in air transportation or otherwise.

(d) Section 4.30(d) of the Company Disclosure Letter sets forth a true and complete list of each Type Certificate, including Experimental; Supplemental Type Certificate; Production Certificate; Special Conditions; Production Approval; Technical Standard Order Authorization; FAA Certification Basis (G-1) Issue Paper or

other Issue Paper; or Parts Manufacturer Approval issued to the Company or any of its Subsidiaries by the FAA, pursuant to 14 CFR Part 21.

Section 4.31. No Additional Representation or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (a) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12 and Section 5.15), or (b) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1. Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2. Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by each of the Boards of Directors of Acquiror and Merger Sub, (B) determined by each of the Boards of Directors of Acquiror and Merger Sub as advisable to Acquiror and the Acquiror Shareholders and the sole shareholder of Merger Sub, as applicable, and recommended for approval by the Acquiror Shareholders and the sole shareholder of Merger Sub, as applicable, and (C) duly and validly authorized and approved by Acquiror as the sole shareholder of Merger Sub. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder

Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i) each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b)(ii)(x) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(ii) each of those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 8.2(b)(ii)(x), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(c) The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(d) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3. No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 5.4. Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of

Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. For the past three (3) years, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since September 16, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since September 16, 2020, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since September 16, 2020, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on the NYSE.

(d) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of September 21, 2020, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from July 3, 2020 (inception) through August 4, 2020, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated

therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act and securities Laws and (ii) in connection with the Domestication, the applicable requirements and required approval of or filings with the Cayman Registrar and the Secretary of State of Delaware.

Section 5.8. Trust Account. As of the date of this Agreement, Acquiror has at least $690,000,000 in the Trust Account (including, if applicable, an aggregate of approximately $24,150,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of September 16, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10. Absence of Changes. Since August 4, 2020, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.11. No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, as of the date of this Agreement, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (c) which would not be, or would not reasonably be expected to be, material to Acquiror. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.12. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror is $55,500.00 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, of which 69,000,000 shares are issued and outstanding, (ii) 50,000,000 shares of Acquiror Class B Common Stock, of which 17,250,000 shares are issued and outstanding, and (iii) 5,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding (clauses (i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Subject to the terms of conditions of the Acquiror Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Merger for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 17,250,000 Acquiror Common Warrants and 11,533,333 Acquiror Private Placement Warrants are issued and outstanding. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The Aggregate Merger Consideration and the Acquiror Common Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Domesticated Acquiror Common Stock for a PIPE Investment Amount of at least $310,000,000 (such amount, the “Committed PIPE Investment Amount”), at least $100,000,000 of which shall be in respect of such shares to be so purchased by one or more Reinvent PIPE Investors. On or prior to the date of this Agreement, Acquiror has identified to the Company each of the PIPE Investors (or has caused the identification of each such PIPE Investor to the Company) and, to the knowledge of Acquiror, the Company has not exercised its right to reasonably object to any such PIPE Investor as of the date of this Agreement. Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms.

(f) Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13. Brokers’ Fees. No broker, finder, investment banker or other Person (except the Person(s) set forth on Section 5.13 of the Acquiror Disclosure Letter) is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14. Indebtedness. Neither Acquiror nor Merger Sub has any Indebtedness other than Working Capital Loans.

Section 5.15. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Acquiror and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no ongoing or pending Legal Proceedings with respect to any material Taxes of Acquiror or Merger Sub and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.

(f) No written claim has been made by any Governmental Authority where the Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g) Neither the Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Acquiror and/or Merger Sub and customary commercial contracts not primarily related to Taxes that were entered into with Persons who are not Affiliates or equity owners of Acquiror).

(h) Neither the Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Neither the Acquiror nor Merger Sub is liable for Taxes of any other Person (other than the Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(j) Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of Acquiror, the IRS has not proposed any such adjustment or change in accounting method.

(l) Acquiror and Merger Sub have not taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 5.16. Business Activities.

(a) Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $1,000,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans.

Section 5.17. Stock Market Quotation. As of the date hereof, the Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “RTP”. As of the date hereof, the Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “RTP WS”. As of the Closing, after giving effect to the Domestication and the other transactions contemplated by this Agreement (and by the other agreements contemplated hereby) to occur prior to the Closing, the Domesticated Acquiror Common Stock and the Acquiror Common Warrants will be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the NYSE. Acquiror is in compliance with the rules of the NYSE, and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NYSE. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.18. Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) of the Securities Act and/or Section 14A of the Exchange Act, the date the Proxy Statement/Registration Statement or the Proxy Statement, as applicable, is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Registration Statement or the Proxy Statement, as applicable (together with any amendments or supplements thereto), will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.19. No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.20. No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise explicitly contemplated by this Agreement or the Ancillary

Agreements or required by Law or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to (x) operate the business of the Company in the ordinary course consistent with past practice and (y) preserve intact the Company’s present business organization, retain the Company’s current officers, and preserve the Company’s relationships with its key suppliers and customers (if applicable). Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law:

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company (other than the formation of a wholly owned Subsidiary of the Company in connection with a Permitted Transaction);

(b) make or declare any dividend or distribution to the equityholders of the Company or make any other distributions in respect of any shares of the Company Capital Stock or the equity interests of the Company or any of its Subsidiaries;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company or (iii) purchases or redemptions pursuant to exercises of Company Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or Tax obligations with respect to Company Awards outstanding as of the date hereof in accordance with the terms of such Company Awards;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) or Section 4.29(a) of the Company Disclosure Letter, in each case, other than in the ordinary course of business or as required by Law;

(f) sell, assign, transfer, convey, lease or otherwise dispose of, or create or incur any Lien (except for a Permitted Lien) on, any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g) acquire any ownership interest in any real property;

(h) except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 4.12 of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any officer of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, (ii) hire or terminate any officer, other than terminations of employment for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, except in the ordinary course of business consistent with past practice or as permitted by another clause of this Section 6.1(h), (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries to any employee of the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof (other than any such acquisition or merger for consideration not exceeding $50 million individually or $100 million in the aggregate that (i) would not require the disclosure of any financial statements or other information with respect to such acquisition or merger under applicable securities Laws or otherwise delay the effectiveness of the Registration Statement (or the Proxy Statement/Registration Statement) or the filing of the Super 8-K or the Resale Registration Statement and (ii) would not require any waiting period under applicable Law or approval of any Governmental Authority or otherwise delay the Closing (such acquisition or merger, a “Permitted Transaction”); provided that the Company shall consult with Acquiror with respect to any Permitted Transaction);

(j) (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, except in the ordinary course of business consistent with past practice;

(k) (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(l) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(m) (i) issue any additional shares of Company Capital Stock or securities exercisable for or convertible into shares of Company Capital Stock, other than (1) the issuance of shares of Company Common Stock upon the exercise of Company Options or upon settlement of Company RSUs pursuant to their terms in the ordinary course of business under the Company Incentive Plan and the applicable award agreements, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement or (2) as consideration in a Permitted Transaction, or (ii) grant any additional Company Awards or other equity or equity-based compensation, except to any employee of the Company or its Subsidiaries who is not an officer in connection with new hires and promotions in the ordinary course of business consistent with past practice;

(n) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(o) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

(p) grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), or dispose of, abandon or permit to lapse any rights to any Company Registered Intellectual Property, other than with respect to immaterial Company Registered Intellectual Property whose cost of prosecution or maintenance, in the reasonable exercise of the Company’s or any of its Subsidiary’s business judgement, would outweigh any benefit to the Company of prosecution or maintaining such item;

(q) disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any trade secret of the Company or any of its Subsidiaries, other than to service providers and development partners on a need-to-know basis in the ordinary course of business consistent with past practice and pursuant to obligations to use such information, know-how or process solely for purposes of providing such services or to collaborate on such development projects with the Company or any of its Subsidiaries (as applicable), and to maintain the confidentiality thereof;

(r) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(r) of the Company Disclosure Letter, in the aggregate;

(s) manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(t) enter into, modify, amend, renew or extend any Collective Bargaining Agreement, other than as required by applicable Law, or recognize or certify any Labor Organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(u) terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(v) waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(w) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(x) terminate without replacement or amend in a manner materially detrimental to the Company or any of its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company’s Subsidiaries; or

(y) enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2. Inspection. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any

Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3. Preparation and Delivery of Additional Company Financial Statements.

(a) The Company shall use reasonable best efforts to deliver to Acquiror, as soon as reasonably practicable following the date of this Agreement, audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements, the representation and warranties set forth in Section 4.8 shall be deemed to apply to the PCAOB Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) If the Effective Time has not occurred prior to May 17, 2021, the Company shall use its reasonable best efforts to deliver to Acquiror, as soon as reasonably practicable following May 17, 2021, the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company and its Subsidiaries as of and for the three-month period ended March 31, 2021 (the “Q1 2021 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q1 2021 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q1 2021 Financial Statements with the same force and effect as if made as of the date of this Agreement.

(c) The Company shall use its reasonable best efforts to deliver to Acquiror, as soon as reasonably practicable following the date hereof, any additional financial or other information reasonably requested by Acquiror to prepare pro forma financial statements required under federal securities Laws to be included in Acquiror’s filings with the SEC (including, if applicable, the Proxy Statement/Registration Statement).

(d) The Company shall use its reasonable best efforts to cause its independent auditors to provide any necessary consents to the inclusion of the financial statements set forth in Section 4.8 and this Section 6.3 in Acquiror’s filings with the SEC in accordance with the applicable requirements of federal securities Laws.

Section 6.4. Affiliate Agreements. At or prior to the Closing, the Company shall terminate or settle, or cause to be terminated or settled, without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, all Affiliate Agreements (other than those set forth on Section 6.4 of the Company Disclosure Letter) and provide Acquiror with evidence of such termination or settlement reasonably satisfactory to Acquiror.

Section 6.5. Pre-Closing Company Documentation. The Company shall take all such actions as are reasonably necessary so that (a) the actions contemplated by Section 2.4(a)(vi) are completed prior to the Closing and (b) Section 4 of the Voting Agreement shall apply to the transactions contemplated hereby and the “Stockholders” as defined in the Voting Agreement shall take the actions specified in Section 4.1 of the Voting Agreement prior to the Closing.

Section 6.6. Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, not to (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.1. Employee Matters.

(a) Equity Plans. Prior to the Closing Date, Acquiror shall approve and adopt (x) an incentive award plan in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by Acquiror and the Company) (the “Incentive Award Plan”), (y) the form Restricted Stock Unit Agreement attached hereto as Exhibit F, and the form Option Award Agreement attached hereto as Exhibit G (with such changes that may be agreed in writing by Acquiror and the Company), and (z) an employee stock purchase plan in substantially the form attached hereto as Exhibit H (with such changes that may be agreed in writing by Acquiror and the Company) (the “ESPP”). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Acquiror Common Stock issuable under the Incentive Award Plan and/or the ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Award Plan or acquired under the ESPP remain outstanding.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2. Trust Account Proceeds and Related Available Equity.

(a) The parties to this Agreement do not have any intention as of the Effective Time to use, or to cause to be used, any amount of the Available Acquiror Cash to effect any additional repurchase, redemption or other acquisition of outstanding shares of Acquiror Common Stock within the six (6)-month period after the Closing.

(b) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3. Listing. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the NYSE, and shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of Acquiror Common Stock issuable in the Merger and the Domestication, and shall use reasonable best efforts to obtain approval for the listing of such shares of Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4. No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives acting on its and their behalf, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5. Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement (including as contemplated by the PIPE Investment), in connection with the Domestication or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements or as required by Law:

(i) seek any approval from the Acquiror Shareholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals or the Acquiror Warrant Amendment Proposal;

(ii) except as contemplated by the Transaction Proposals or the Acquiror Warrant Amendment Proposal, (A) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub’s capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub’s capital stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(iv) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) make or change any material election in respect of material Taxes, (A) amend, modify or otherwise change any filed material Tax Return, (B) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (C) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (D) settle any claim or assessment in respect of material Taxes, (E) surrender or allow to expire any right to claim a refund of material Taxes; or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(vi) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or any of Acquiror’s Subsidiaries or guaranty any debt securities of another Person, or incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than (A) fees and expenses incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business), (B) any Indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, and (C) any Indebtedness for borrowed money or guarantee incurred between Acquiror and Merger Sub;

(vii) other than with respect to the PIPE Investment or pursuant to Section 8.2(b), (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Acquiror Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(viii) enter into any agreement to do any action prohibited under this Section 7.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.6. Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such actions within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Acquiror shall consist of (A) Reid Hoffman as a director, (B) individuals to be designated by the Company as directors, subject to requirements of the NYSE, and (C) Michael Thompson as a board observer;

(b) the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of NYSE, each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time; and

(c) the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 7.7. Domestication. Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware

Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock, subject to the vesting provisions set forth in the Sponsor Agreement; (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Acquiror Warrant Agreement; and (iv) each then issued and outstanding Cayman Acquiror Unit shall separate automatically into a share of Domesticated Acquiror Common Stock, on a one-for-one basis, and one-fourth of one Domesticated Acquiror Warrant.

Section 7.8. Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in their respective Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.

(b) For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms no less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.8.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.9. Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.10. PIPE Subscriptions. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Acquiror, reduce the Committed PIPE Investment Amount or the subscription amount under any Subscription Agreement or reduce or impair the rights of Acquiror under any Subscription Agreement, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Domesticated Acquiror Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

Section 7.11. Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s stockholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation if and to the extent all such settlement payments exceed $1,000,000 in the aggregate without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE VIII

JOINT COVENANTS

Section 8.1. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Acquiror shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(d) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

Section 8.2. Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock and Acquiror Common Warrants and units comprising such in the Domestication, and (B) the shares of Domesticated Acquiror Common Stock that constitute the Aggregate Merger Consideration to be received by the equityholders of the Company (other than (1) certain equity securities issuable under the Incentive Award Plan that are based on Acquiror Common Stock and constitute a portion of the Aggregate Merger Consideration, which shall instead be registered by Acquiror pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with Section 7.1(a) and (2) the shares of Acquiror Common Stock that constitute the Aggregate Merger Consideration to be received by the Requisite Company Equityholders, which shall instead be registered by Acquiror on a registration statement on Form S-1 (the “Resale Registration Statement”)) (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement (the “Super 8-K”), or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(v) Promptly following the execution of this Agreement, Acquiror and the Company shall reasonably cooperate (including causing their respective Subsidiaries and representatives to cooperate) and jointly prepare the Resale Registration Statement to enable the Acquiror to file the Resale Registration Statement with the SEC as soon as reasonably practicable following the Closing, and in any event within thirty (30) days of the Closing. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Resale Registration Statement to comply in all material respects with the rules and regulations promulgated by the SEC. Acquiror and the Company shall reasonably cooperate (including causing their respective Subsidiaries and representatives to cooperate) to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the Resale Registration Statement, and each of the Acquiror and the Company shall, respectively, furnish all information concerning itself, its Subsidiaries and its respective members or stockholders as may be reasonably requested in connection with the foregoing. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders, and information regarding such other matters, in each case as may be reasonably necessary or advisable or as may be reasonably requested by the other in connection with the Resale Registration Statement and the transactions contemplated thereby, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Resale Registration Statement and the transactions contemplated thereby.

(b) Acquiror Shareholder Approval; Acquiror Warrantholder Approval.

(i) Acquiror shall (x) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (B) solely with respect to the Transaction Proposals and the Acquiror Warrant Amendment Proposal, duly (1) give notice of and (2) convene and hold a general meeting (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and

Section 710 of the NYSE Listing Rules for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (C) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals and from the holders of Acquiror Common Warrants to vote in favor of the Acquiror Warrant Amendment Proposal, and (y) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption.

(ii) Acquiror shall, through its Board of Directors, recommend to (x) its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Joby Aviation, Inc.”, (C) amendment and restatement of Acquiror’s Governing Documents, in the form attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Domestication, Merger and PIPE Investment (including the issuance of more than one percent (1%) of shares of Acquiror Common Stock to a “related party” pursuant to the rules of the NYSE as contemplated by the Subscription Agreements with the applicable PIPE Investors), (F) approval of the adoption by Acquiror of the ESPP and the Incentive Award Plan and associated forms of award agreements described in Section 7.1, (G) the election of directors effective as of the Closing as contemplated by Section 7.6, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”) and (y) to holders of Acquiror Common Warrants, the approval of the Acquiror Warrant Agreement Amendment (the “Acquiror Warrant Amendment Proposal”), and include such recommendations in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals or its recommendation to the holders of Acquiror Common Warrants that they vote in favor of the Acquiror Warrant Amendment Proposal (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”).

(iii) To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and the Acquiror Warrant Amendment Proposal and (z) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval and/or the Acquiror Warrantholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

(c) Company Equityholder Approval.

(i) The Company shall cause (A) the Written Consent to be duly executed and delivered to the Company by the Requisite Company Equityholders and (B) the Company Equityholder Approval to be obtained, in each case prior to the Company Equityholder Approval Deadline.

(ii) As promptly as practicable following the execution and delivery of this Agreement, the Company shall prepare and distribute to the equityholders of the Company who as of the Company Equityholder Approval Deadline had not executed and delivered the Written Consent a notice of action by written consent and appraisal rights as required by Sections 228 and 262 of the DGCL, as well as any additional information required by applicable Law or the Governing Documents of the Company (the “Stockholder Notice”). Acquiror shall be provided with a reasonable opportunity to review and comment on the Stockholder Notice and shall cooperate with the Company in the preparation of the Stockholder Notice and promptly provide all reasonable information regarding Acquiror and Merger Sub reasonably requested by the Company.

Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 8.3 will constitute a breach of Section 6.1.

Section 8.4. Tax Matters. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall constitute Company Transaction Expenses.

Section 8.5. Cooperation; Consultation.

(a) Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required (x) if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and (y) for the Resale Registration Statement), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment and the rotation of the Acquiror Common Shares during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided, that each of Acquiror and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless otherwise mutually agreed by the Company and Acquiror in writing; provided, further, that the Company’s financial advisors shall, at the option of such financial advisors, be credited as a placement agent with respect to the PIPE Investment.

Section 8.6. Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Shareholder Approval shall have been obtained;

(b) The Company Equityholder Approval shall have been obtained;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The waiting period or periods under the HSR Act shall have expired or been terminated;

(e) There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Merger or any Law that makes the consummation of the Merger illegal or otherwise prohibited; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

(g) The shares of Domesticated Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on NYSE.

Section 9.2. Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) (i) The representations and warranties of the Company contained in the first sentence of Section 4.6(a) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the Company Fundamental Representations (other than the first sentence of Section 4.6(a)) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, that, for purposes of this Section 9.2(a) only, the representations and warranties set forth in Section 4.8(c) and Section 4.9 shall be true and correct solely as of the date of this Agreement, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) There shall not have occurred a Company Material Adverse Effect after the date of this Agreement.

Section 9.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement and (ii) each of the representations and warranties of Acquiror contained in this Agreement (other than Section 5.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) The Domestication shall have been completed as provided in Section 7.7 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company;

(d) (i) The amount of cash available in the Trust Account following the Acquiror Shareholders’ Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount (but prior to payment of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Company Transaction Expenses or Acquiror Transaction Expenses, as contemplated by Section 11.6), plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Acquiror Cash”), plus (iii) the Uber Note Principal Amount, is equal to or greater than $1,000,000,000; and

(e) All of the directors of Acquiror (other than those Persons identified as the initial directors of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6) shall have resigned or otherwise been removed effective as of or prior to the Effective Time.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger or if there shall be adopted any Law that permanently makes consummation of the Merger illegal or otherwise prohibited;

(c) by the Company or Acquiror if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company if there has been a Modification in Recommendation;

(e) by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before August 23, 2021 (the “Agreement End Date”), unless Acquiror is in material breach hereof;

(f) by Acquiror if the Company Equityholder Approval shall not have been obtained by the Company Equityholder Approval Deadline; or

(g) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for fraud or any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated September 16, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:

Reinvent Technology Partners

215 Park Avenue, Floor 11

New York, NY 10003

Attention:         Secretary

Email:               contact@reinventtechnologypartners.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:         Howard L. Ellin

                          Christopher M. Barlow

Email:               howard.ellin@skadden.com

                           christopher.barlow@skadden.com

(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Joby Aero, Inc.

340 Woodpecker Ridge Road

Santa Cruz, CA 95060

Attention:         Legal Department

Email:               legal@jobyaviation.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention:         Ryan Maierson

                          Benjamin Potter

                          Saad Khanani

Email:              Ryan.Maierson@lw.com

                          Benjamin.Potter@lw.com

                          Saad.Khanani@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that (a) the D&O Indemnified Parties are intended third-party beneficiaries of, and my enforce, Section 7.8, and (b) the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing shall not occur, the Company shall be responsible for the Company Transaction Expenses, and Acquiror shall be responsible for the Acquiror Transaction Expenses (including the expenses of both parties set forth in clauses (b) and (c) of the definition of Acquiror Transaction Expenses). If the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Company Transaction Expenses, and (y) pay or cause to be paid, the Acquiror Transaction Expenses, in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9. Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10. Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Sponsor Support Agreement, (c) the Written Consent, (d) the Mutual Nondisclosure Agreement, dated as of November 25, 2020, between Acquiror and the Company (the “Confidentiality Agreement”) and (e) the Sponsor Agreement (clauses (b), (c), (d) and (e), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement, provided that, after receipt of the Written Consent, no amendment or modification shall be made without further approval of the Requisite Company Equityholders if such amendment or modification would cause the conditions contained in Section 4.2 of the Voting Agreement to fail to be true.

Section 11.12. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17. Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2 or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18. Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Reinvent Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Joby Aero Group, on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Reinvent Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Reinvent Group, on the one hand, and Skadden, on the other hand (the “Skadden Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Reinvent Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Skadden Privileged Communications, whether located in the records or email server of the Acquiror, Surviving Corporation or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Skadden Privileged Communications, by virtue of the Merger.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Joby Aero Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Reinvent Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”) that represented the Company prior to the Closing may represent any member of the Joby Aero Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Joby Aero Group, on the one hand, and Latham, on the other hand (the “Latham Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Joby Aero Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Latham Privileged Communications, whether located in the records or email server of the Acquiror, Surviving Corporation or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Latham Privileged Communications, by virtue of the Merger.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

REINVENT TECHNOLOGY PARTNERS

By:	/s/ Michael Thompson
Name: Michael Thompson
Title: Chief Executive Officer and Chief Financial Officer

RTP MERGER SUB INC.

By:	/s/ Michael Thompson
Name: Michael Thompson
Title: Chief Executive Officer

JOBY AERO, INC.

By:	/s/ JoeBen Bevirt
Name: JoeBen Bevirt
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of February 23, 2021, by and among Reinvent Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), Reinvent Technology Partners, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below))) (“Acquiror”), and Joby Aero, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 17,250,000 Acquiror Common Shares and 11,533,333 Acquiror Warrants in the aggregate as set forth on Schedule I attached hereto;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, RTP Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 7.4 (No Solicitation by Acquiror) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of Acquiror, each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Acquiror Common Shares or Acquiror Warrants owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Shares or Acquiror Warrants owned by such Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Section 1.3 New Shares. In the event that (a) any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror are issued to a Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Shares or Acquiror Warrants of, on or affecting the Acquiror Common Shares or Acquiror Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror after the date of this Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any Acquiror Common Shares or other equity securities of Acquiror after the date of this Agreement (such Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Acquiror Common Shares or Acquiror Warrants owned by such Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, the Sponsor Holdco and the Director Holders (as defined therein) shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Sponsor Holdco, certain former stockholders of the Company, the Director Holders (as defined therein) and the Investor Stockholders (as defined therein), in substantially the form attached as Exhibit C to the Merger Agreement.

Section 1.5 Certain Agreements of Sponsors.

(a) At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its Acquiror Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Shares:

(i) in favor of each Transaction Proposal;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(iii) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;

(iv) against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals); and

(v) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of September 16, 2020, by and among the Sponsors and Acquiror (the “Voting Letter Agreement”), including the obligations of the Sponsors pursuant to Section 1 therein to not redeem any Acquiror Common Shares owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.

(c) During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Article X thereof, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement.

Section 1.6 Further Assurances. Each Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.7 No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

Section 1.8 Waiver of Anti-Dilution Provision. The Sponsor hereby (but subject to the consummation of the Merger) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated memorandum and articles of association of Acquiror (as may be amended from time to time, the “Articles”), the provisions of Article 17.3 of the Articles to have the Acquiror Class B Common Stock convert to Acquiror Class A Common Stock at a ratio of greater than one-for-one or any other adjustments or anti-dilution protections that arise in connection with the issuance of Acquiror Common Shares. The waiver specified in this Section 1.8 shall be applicable only in connection with the transactions contemplated by the Merger Agreement and this Agreement (and any shares of Acquiror Class A Common Stock or equity-linked securities issued in connection with the transactions contemplated by the Merger Agreement and this Agreement) and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Acquiror Common Shares and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Common Shares or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such Acquiror Common Shares or Acquiror Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor’s Acquiror Common Shares and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Agreement, and none of such Sponsor’s Acquiror Common Shares or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Acquiror Common Shares or Acquiror Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c) No Conflicts. The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Acquiror Common Shares or Acquiror Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.

(e) Brokerage Fees. Except as described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g) Acknowledgment. Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of Acquiror and (c) the written agreement of the Sponsor, Acquiror, and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 3.3 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.3.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.6 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.

Section 3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to Acquiror:

Social Capital Hedosophia Holdings Corp. II

Reinvent Technology Partners
215 Park Avenue, Floor 11
New York, NY 10003
Attention:	Secretary
Email:	contact@reinventtechnologypartners.com

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Howard L. Ellin
Christopher M. Barlow
Email:	howard.ellin@skadden.com
christopher.barlow@skadden.com

If to the Company:

Joby Aero, Inc.
340 Woodpecker Ridge Road
Santa Cruz, CA 95060
Attention:	Legal Department
Email:	legal@jobyaviation.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention:	Ryan Maierson
Benjamin Potter
Saad Khanani
Email:	Ryan.Maierson@lw.com
Benjamin.Potter@lw.com
Saad.Khanani@lw.com
If to a Sponsor:

To such Sponsor’s address set forth in Schedule I
with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Howard L. Ellin
Christopher M. Barlow

Email:	howard.ellin@skadden.com
christopher.barlow@skadden.com

Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

REINVENT SPONSOR LLC

By:	/s/ Mark Pincus
	Name:	Mark Pincus
	Title:	Manager

/s/ David Cohen
Name:	David Cohen

/s/ Sherry Coutu
Name:	Sherry Coutu

/s/ Reid Hoffman
Name:	Reid Hoffman

/s/ Charles Hudson
Name:	Charles Hudson

/s/ Fei-Fei Li
Name:	Fei-Fei Li

/s/ Mark Pincus
Name:	Mark Pincus

/s/ Kristina Salen
Name:	Kristina Salen

/s/ Michael Thompson
Name:	Michael Thompson

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

REINVENT TECHNOLOGY PARTNERS

By:	/s/ Michael Thompson
Name: Michael Thompson
Title: Chief Executive Officer and Chief Financial Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

Joby Aero, Inc.

By:	/s/ JoeBen Bevirt
Name: JoeBen Bevirt
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Acquiror Common Shares and Acquiror Warrants

Sponsor	Acquiror Common Shares		Acquiror Warrants
Reinvent Sponsor LLC c/o Reinvent Technology Partners 215 Park Avenue, Floor 11, New York, NY 10003	17,130,000		11,533,333
Reid Hoffman c/o Reinvent Technology Partners 215 Park Avenue, Floor 11, New York, NY 10003	—	(1)	—
Mark Pincus c/o Reinvent Technology Partners 215 Park Avenue, Floor 11, New York, NY 10003	—	(1)	—
Michael Thompson c/o Reinvent Technology Partners 215 Park Avenue, Floor 11, New York, NY 10003	—		—
David Cohen c/o Reinvent Technology Partners 215 Park Avenue, Floor 11, New York, NY 10003	—		—
Sherry Coutu c/o Reinvent Technology Partners 215 Park Avenue, Floor 11, New York, NY 10003	30,000		—
Charles Hudson c/o Reinvent Technology Partners 215 Park Avenue, Floor 11, New York, NY 10003	30,000		—
Kristina Salen c/o Reinvent Technology Partners 215 Park Avenue, Floor 11, New York, NY 10003	30,000		—
Fei-Fei Li c/o Reinvent Technology Partners 215 Park Avenue, Floor 11, New York, NY 10003	30,000		—

(1)

Messrs. Hoffman and Pincus may be deemed to beneficially own securities held by Reinvent Sponsor LLC by virtue of their shared control over Reinvent Sponsor LLC. Each of Messrs. Hoffman and Pincus disclaims beneficial ownership of securities held by Reinvent Sponsor LLC.

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

1.	Letter Agreement, dated September 16, 2020 among the Acquiror, Reinvent Sponsor LLC and each of the other parties thereto

2.	Registration Rights Agreement, dated September 16, 2020, between the Acquiror, Reinvent Sponsor LLC and certain other security holders named therein

3.	Support Services Agreement, dated September 16, 2020, between the Acquiror and Reinvent Capital LLC

4.	Sponsor Warrants Purchase Agreement, dated September 16, 2020, between the Acquiror and Reinvent Sponsor LLC

5.	Indemnity Agreement, dated September 11, 2020, between the Acquiror and Reid Hoffman

6.	Indemnity Agreement, dated August 4, 2020, between the Acquiror and Mark Pincus

7.	Indemnity Agreement, dated August 4, 2020, between the Acquiror and Michael Thompson

8.	Indemnity Agreement, dated August 4, 2020, between the Acquiror and David Cohen

9.	Indemnity Agreement, dated August 28, 2020, between the Acquiror and Charles Hudson

10.	Indemnity Agreement, dated August 28, 2020, between the Acquiror and Kristina Salen

11.	Indemnity Agreement, dated August 28, 2020, between the Acquiror and Fei-Fei Li

12.	Indemnity Agreement, dated August 28, 2020, between the Acquiror and Sherry Coutu

[Schedule II to Sponsor Support Agreement]

Annex C

CERTIFICATE OF INCORPORATION

OF

JOBY AVIATION, INC.

ARTICLE I

The name of the corporation is Joby Aviation, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 1,500,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 1,400,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.0001 per share.

ARTICLE V

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.     COMMON STOCK.

1.     General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2.     Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of

Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.     Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4.     Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

5.     Transfer Rights. Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

B.     PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE VI

The name and mailing address of the Sole Incorporator is as follows:

Name:	Address:
[ ● ]	[ ● ]

ARTICLE VII

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A.     The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation. No decrease in the number of directors shall shorten the term of any incumbent director.

B.     Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws.

C.     Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D.     Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E.     Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VII, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VII, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F.     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G.     The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VIII

A.     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B.     Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

C.     Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE IX

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE X

A.    The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and instead the provisions of Article X(B)-(D) below shall apply, for so long as the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”).

B.    The Corporation shall not engage in any business combination with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1)     prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2)     upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)     at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C.    The restrictions contained in the foregoing Article X(B) shall not apply if:

(1) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(2)    the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article X(C)(2), (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article X(C)(2).

D.     For purposes of this Article X, references to:

(1)     “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)     “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3)     “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a.     any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Article X is not applicable to the surviving entity;

b.     any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

c.     any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d.     any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e.     any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4)     “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (D) of Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5)     “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below.

(6)     “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a.     beneficially owns such stock, directly or indirectly;

b.     has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

c.     has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(7)     “person” means any individual, corporation, partnership, unincorporated association or other entity.

(8)     “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9)     “Stockholder Party” means any stockholder of the Corporation.

(10)     “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(11)     “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(12)     “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.

ARTICLE XI

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article XI shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article XI. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article XI to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article XI by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

ARTICLE XII

A.     Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B.     Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

C.     Notwithstanding the foregoing, the provisions of this Article XII shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

D.     Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.

ARTICLE XIII

A.     Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII, this Article XIII and Article XIV.

B.     If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XIV

At no time shall more than 25% of the voting interest of the Corporation be owned or controlled by persons who are not “citizens of the United States” (as such term is defined in Title 49, United States Code, Section 40102 and administrative interpretations thereof issued by the United States Department of Transportation or its successor, or as the same may be from time to time amended) (“Non-Citizens”). In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any shares of capital stock of the Corporation, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership or control of a United States air carrier. The Bylaws shall contain provisions to implement this Article XIV, including, without limitation, provisions restricting or removing voting rights as to shares of voting stock owned or controlled by Non-Citizens. Any determination as to ownership, control or citizenship made by the Board shall be conclusive and binding as between the Corporation and any stockholder for purposes of this Article XIV.

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this      day of                     , 2021.

[ ● ] Sole Incorporator

Annex D

Bylaws

of

Joby Aviation, Inc.

(a Delaware corporation)

i

(Continued)

ii

Bylaws

of

Joby Aviation, Inc.

Article I—Corporate Offices

1.1    Registered Office.

The address of the registered office of Joby Aviation, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2    Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II—Meetings of Stockholders

2.1    Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2    Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3    Special Meeting.

Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4    Notice of Business to be Brought before a Meeting.

(i)    At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities

Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting.    A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(ii)    Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be May 13, 2021); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii)    To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a)    As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b)    As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(c)    As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv)    A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(v)    Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vi)    This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(vii)    For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5    Notice of Nominations for Election to the Board of Directors.

(i)    Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(ii)     Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(a)    Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(b)    In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c)    In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(ii)(b), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(iii)    To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a)    As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));

(b)    As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and

(c)    As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(iv)    A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(v)    In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.6    Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i)    To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(ii)    The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(iii)    A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(iv)    No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable.    The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(v)    Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

2.7    Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 9.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.8    Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9    Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.10    Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11    Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12    Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13    Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14    List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15    Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i)    determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii)    count all votes or ballots;

(iii)    count and tabulate all votes;

(iv)    determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v)    certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.16    Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III—Directors

3.1    Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2    Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3    Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors. At least two-thirds (2/3) of the members of the Board shall be comprised of individuals who meet the definition of “a citizen of the United States,” as defined by the Transportation Act 49 U.S.C. § 40102(a)(15) or as subsequently amended or interpreted by the Department of Transportation.

3.4    Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5    Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6    Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7    Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i)	delivered personally by hand, by courier or by telephone;

(ii)	sent by United States first-class mail, postage prepaid;

(iii)	sent by facsimile or electronic mail; or

(iv)	sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8    Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9    Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10    Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV—Committees

4.1    Committees of Directors.

The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2    Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)	Section 3.5 (place of meetings; meetings by telephone);

(ii)	Section 3.6 (regular meetings);

(iii)	Section 3.7 (special meetings; notice);

(iv)	Section 3.9 (board action without a meeting); and

(v)	Section 7.14 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i)    the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii)    special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii)    the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.3    Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V—Officers

5.1    Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2    Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3    Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4    Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5    Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

5.6    Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7    Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8    Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI—Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII—General Matters

7.1    Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2    Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3    Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4    Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5    Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6    Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7    Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8    Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9    Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10    Transfer of Stock.

Subject to the restrictions set forth in Section 7.12, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11    Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.

7.12    Lock-Up.

(i)    Subject to Section 7.12(ii), the holders (the “Lock-up Holders”) of common stock of the Corporation issued (a) as consideration pursuant to the merger of RTP Merger Sub Inc., a Delaware corporation, with and into Joby Aero, Inc., a Delaware corporation (the “Joby Transaction”) or (b) to directors, officers and employees of the Corporation upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Joby Transaction in respect of awards of Joby Aero, Inc. outstanding immediately prior to the closing of the Joby Transaction (excluding, for the avoidance of doubt, the Acquiror Warrants (as defined in the Merger Agreement)) (such shares referred to in Section 7.12(i)(b), the “Joby Equity Award Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(ii)    Notwithstanding the provisions set forth in Section 7.12(i), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Corporation’s officers or directors, (ii) any affiliates or family members of the Corporation’s officers or directors, or (iii) the other Lock-up Holders or any direct or indirect partners, members or equity holders of the Lock-up Holders, any affiliates of the Lock-up Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) by gift to a charitable organization; or, in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the primary beneficiaries of which are one or more members of the individual’s immediate family or an affiliate of such person or entity; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (f) to the Corporation; or (g) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the Joby Transaction.

(iii)    Notwithstanding the other provisions set forth in this Section 7.12, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein; provided, that, any such waiver, amendment or repeal of any Lock-up obligations set forth herein shall require, in addition to any other vote of the members of the Board of Directors required to take such action pursuant to these bylaws or applicable law, the affirmative vote of at least one of the directors of the Corporation that has been designated pursuant to Section 7.6(a)( B) of the Merger Agreement, or if no such person is then serving as a director of the Corporation, one of their respective successors. For the avoidance of doubt, the Board approvals set forth in this Section 7.12(iii) shall not be required for the automatic release set forth in Section 7.12(iv).

(iv)    For purposes of this Section 7.12:

(a)    the term “Lock-up Period” means the period beginning on the closing date of the Joby Transaction and ending on the date that is 180 days after the closing date of the Joby Transaction; provided, that, with respect to any employee of the Corporation who (i) holds Lock-up Shares and (ii) has provided services to the Corporation for at least four (4) years and is providing services to the Corporation at the closing date of the Joby Transaction, twenty percent (20%) of such employee’s Lock-up Shares (excluding any unvested Joby Equity Award Shares held by such employee) shall be automatically released from the Lock-up on the closing date of the Joby Transaction;

(b)    notwithstanding Section 7.12(iv)(a), in no event shall more than five (5) million Lock-up Shares be released pursuant to Section 7.12(iv)(a), and to the extent the total number of Lock-up Shares permitted to be released pursuant to Section 7.12(iv)(a) exceeds five (5) million, the number of Lock-up Shares of each employee permitted to be released shall be reduced proportionally;

(c)    for the avoidance of doubt, the Lock-up Period for any Lock-up Shares for which the Lock-up Period has not ended on the date that is 180 days after the closing date of the Joby Transaction shall end on such 180th day after the closing date of the Joby Transaction;

(d)    the term “Lock-up Shares” means the shares of common stock of the Corporation held by the Lock-up Holders immediately following the closing of the Joby Transaction (other than shares of common stock of the Corporation acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the Joby Transaction) and the Joby Equity Awards Shares; provided, that, for clarity, shares of common stock of the Corporation issued in connection with the Domestication (as defined in that certain Merger Agreement, entered into by and among the Corporation, Reinvent Technology Partners and RTP Merger Sub, dated as of February 23, 2021, as amended from time to time (the “Merger Agreement”)) or the PIPE Investment (as defined in the Merger Agreement) shall not constitute Lock-up Shares;

(e)    the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.12(ii); and

(f)    the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

7.13    Registered Stockholders.

The Corporation:

(i)     shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii)    shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.14    Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII—Limitations of Ownership by Non-Citizens

8.1    Definitions.

For purposes of this Article VIII, the following definitions shall apply:

(i)    “Act” shall mean Subtitle VII of Title 49 of the United States Code, as amended, or as the same maybe from time to time amended.

(ii)    “Beneficial Ownership,” “Beneficially Owned” or “Owned Beneficially” refers to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(1)(i) thereof) under the Exchange Act.

(iii)    “Foreign Stock Record” shall have the meaning set forth in Section 8.3.

(iv)    “Non-Citizen” shall mean any person or entity who is not a “citizen of the United States” (as defined in Section 40102 of the Act and administrative interpretations issued by the Department of Transportation, its predecessors and successors, from time to time), including any agent, trustee or representative of a Non-Citizen.

(v)    “Own or Control” or “Owned or Controlled” shall mean (a) ownership of record, (b) beneficial ownership or (c) the power to direct, by agreement, agency or in any other manner, the voting of Stock. Any determination by the Board as to whether Stock is Owned or Controlled by a Non-Citizen shall be final.

(vi)    “Permitted Percentage” shall mean 25% of the voting power of the Stock as it may be adjusted from time to time through amendment of the Act or otherwise.

(vii)    “Sponsor Agreement” shall mean the sponsor agreement, dated as of February 23, 2021, by and among the Corporation, Reinvent Sponsor LLC, Joby Aero, Inc., and the other parties thereto.

(viii)    “Stock” shall mean all (a) capital stock of, or other equity interests in, the Corporation, (b) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, and (c) options, warrants or other rights to acquire the securities described in clauses (a) and (b), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, “Stock”).

8.2    Cap on Non-Citizen Ownership.

It is the policy of the Corporation that, consistent with the requirements of the Act, Non-Citizens shall not Own and/or Control more than the Permitted Percentage and, if Non-Citizens nonetheless at any time Own and/or Control more than the Permitted Percentage, the voting rights of the Stock in excess of the Permitted Percentage shall be automatically suspended in accordance with Sections 8.3 and 8.4 below.

8.3    Foreign Stock Record.

The Corporation or any transfer agent designated by it shall maintain a separate stock record (the “Foreign Stock Record”) for registered Stock known to the Corporation to be Owned and/or Controlled by Non-Citizens. It shall be the duty of each stockholder to register his, her or its Stock if such stockholder is a Non-Citizen. A Non-Citizen may, at its option, register any Stock to be purchased pursuant to an agreement entered into with the Corporation, as if Owned or Controlled by it, upon execution of a definitive agreement. Such Non-Citizen shall register his, her or its Stock by sending a written request to the Corporation, noting both the execution of a definitive agreement for the purchase of Stock and the anticipated closing date of such transaction. Within ten (10) days of the closing, the Non-Citizen shall send to the Corporation a written notice confirming that the closing occurred. Failure to send such confirmatory notice shall result in the removal of such Stock from the Foreign Stock Record. For the sake of clarity, any Stock registered as a result of execution of a definitive agreement shall not have any voting or other ownership rights until the closing of that transaction. In the event that the sale pursuant to such definitive agreement is not consummated in accordance with such agreement (as may be amended), such Stock shall be removed from the Foreign Stock Record without further action by the Corporation. The Foreign Stock Record shall include (i) the name and nationality of each such Non-Citizen and (ii) the date of registration of such shares in the Foreign Stock Record. In no event shall shares in excess of the Permitted Percentage be entered on the Foreign Stock Record. In the event that the Corporation shall determine that Stock registered on the Foreign Stock Record exceeds the Permitted Percentage, sufficient shares shall be removed from the Foreign Stock Record so that the number of shares entered therein does not exceed the Permitted Percentage. Stock shall be removed from the Foreign Stock Record in reverse chronological order based upon the date of registration therein. Upon the vesting of any Sponsor Shares (as defined in the Sponsor Agreement) pursuant to the Sponsor Agreement, such Sponsor Shares held by Reinvent Sponsor LLC shall be deemed registered on the Foreign Stock Record as of the date of the Joby Transaction and before the registration of any Stock held by any other Non-Citizen.

8.4    Suspension of Non-Citizen Voting Rights.

If at any time the number of shares of Stock known to the Corporation to be Owned and/or Controlled by Non-Citizens exceeds the Permitted Percentage, the voting rights of Stock Owned and/or Controlled by Non-Citizens and not registered on the Foreign Stock Record at the time of any vote or action of the stockholders of the Corporation shall, without further action by the Corporation, be suspended. Such suspension of voting rights shall automatically terminate upon the earlier of the (i) transfer of such shares to a person or entity who is not a Non-Citizen, or (ii) registration of such shares on the Foreign Stock Record, subject to the last three sentences of Section 8.3.

8.5    Non-Citizen Stock Ownership.

(i)    The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders in connection with the annual meeting or any special meeting of the stockholders of the Corporation, or otherwise) require a person that is a holder of record of Stock or that the Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of Stock to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot of such person) that, to the knowledge of such person:

(a)    all Stock as to which such person has record ownership or Beneficial Ownership is Owned and Controlled only by citizens of the United States; or

(b)    the number and class or series of Stock owned of record or Beneficially Owned by such person that is Owned and/or Controlled by Non-Citizens is as set forth in such certificate.

(ii)    With respect to any Stock identified in response to clause (i)(b) above, the Corporation may require such person to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article VIII.

(iii)    For purposes of applying the provisions of this Article VIII with respect to any Stock, in the event of the failure of any person to provide the certificate or other information to which the Corporation is entitled pursuant to this Section 8.5, the Corporation shall presume that the Stock in question is Owned and/or Controlled by Non-Citizens.

Article IX—Notice

9.1    Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)	if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article X—Indemnification

10.1    Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.

Subject to Section 10.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

10.2    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

Subject to Section 10.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

10.3    Authorization of Indemnification.

Any indemnification under this Article X (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 10.1 or Section 10.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

10.4    Good Faith Defined.

For purposes of any determination under Section 10.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 10.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 10.1 or 10.2, as the case may be.

10.5    Indemnification by a Court.

Notwithstanding any contrary determination in the specific case under Section 10.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 10.1 or 10.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 10.1 or Section 10.2, as the case may be. Neither a contrary determination in the specific case under Section 10.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article X shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

10.6    Expenses Payable in Advance.

Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article X. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

10.7    Nonexclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 10.1 or 10.2 shall be made to the fullest extent permitted by law. The provisions of this Article X shall not be deemed to preclude the indemnification of any person who is not specified in Section 10.1 or Section 10.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

10.8    Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article X.

10.9    Certain Definitions.

For purposes of this Article X, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article X with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article X shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article X, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article X.

10.10    Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

10.11    Limitation on Indemnification.

Notwithstanding anything contained in this Article X to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 10.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

10.12    Indemnification of Employees and Agents.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article X to directors and officers of the Corporation.

10.13    Primacy of Indemnification.

Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 10.13 shall only apply to Covered Persons in their capacity as Covered Persons.

Article XI—Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XII—Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Annex E

First Amendment to Warrant Agreement

This First Amendment to the Warrant Agreement, dated as of [●], 2021 (this “Amendment”), is entered into by and between Joby Aviation, Inc., a Delaware corporation (the “Company”) (f/k/a Reinvent Technology Partners, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”).

W I T N E S S E T H

WHEREAS, the Company and the Warrant Agent entered into that certain Warrant Agreement, dated as of September 16, 2020 (the “Original Agreement”);

WHEREAS, the Company and the Warrant Agent desire to amend the Original Agreement in accordance with Section 9.8 thereof;

WHEREAS, Section 9.8 of the Original Agreement provides that the Company may amend the Original Agreement with the vote or written consent of the Registered Holders of at least 50% of each of the then outstanding Public Warrants and Private Placement Warrants; and

WHEREAS, such requisite vote has been obtained.

NOW, THEREFORE, in consideration of the agreements set forth in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

A G R E E M E N T:

1. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Original Agreement.

2. Section 3.2 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the date that is thirty (30) days after the first date on which the Company completes a Business Combination, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the date that is five (5) years after the date on which the Company completes its initial Business Combination, (y) the liquidation of the Company in accordance with the Company’s amended and restated memorandum and articles of association, as amended from time to time, if the Company fails to complete a Business Combination, and (z) other than with respect to the Private Placement Warrants then held by the Sponsor or its Permitted Transferees with respect to a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof (each, an “Inapplicable Redemption”), 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.4 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) (other than with

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respect to an Inapplicable Redemption) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Private Placement Warrant in the event of an Inapplicable Redemption) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3. All references in the Original Agreement to “this Agreement”, “the Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall hereafter be deemed to refer to the Original Agreement as amended by this Amendment (except that references in the Original Agreement to the “date hereof” or words of similar import shall continue to mean September 16, 2020).

4. This Amendment and the Original Agreement constitute the entire agreement among the parties hereto with respect to the matters set forth herein, and there are no other agreements, understandings, warranties or representations with respect to said matters.

5. Except as expressly amended by this Amendment, the terms and provisions of the Original Agreement shall remain in full force and effect.

6. The terms and provisions of Section 9 of the Original Agreement are incorporated herein by reference as if set forth in this Amendment in their entirety and shall apply mutatis mutandis to this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

REINVENT TECHNOLOGY PARTNERS

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

(Signature Page to First Amendment to Warrant Agreement)

Annex F

JOBY AVIATION, INC.

2021 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities.

ARTICLE II.

DEFINITIONS

As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:

2.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. With reference to the Board’s or a Committee’s powers or authority under the Plan that have been delegated to one or more officers pursuant to Section 4.2, the term “Administrator” shall refer to such officer(s) unless and until such delegation has been revoked.

2.2 “Applicable Law” means any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.3 “Award” means an Option, Stock Appreciation Right, Restricted Stock award, Restricted Stock Unit award, Performance Bonus Award, Performance Stock Unit award, Dividend Equivalents award or Other Stock or Cash Based Award granted to a Participant under the Plan.

2.4 “Award Agreement” means an agreement evidencing an Award, which may be written or electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, severance or similar agreement, including any Award Agreement, between the Participant and the Company; provided, that in the absence of an offer letter, employment, severance or similar agreement containing such definition, Cause means, with respect to a Participant, the occurrence of any of the following: (a) an act of dishonesty made by the Participant in connection with the Participant’s responsibilities as a Service Provider; (b) the Participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by the Participant that the Administrator reasonably determines has had or will have a material detrimental effect on the Company’s reputation or business; (c) the Participant’s gross misconduct; (d) the Participant’s willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of the Participant’s relationship with the Company; (e) the Participant’s willful breach of any material obligations under any written agreement or covenant with the Company; or (f) the

Participant’s continued substantial failure to perform the Participant’s duties as a Service Provider (other than as a result of the Participant’s physical or mental incapacity) after the Participant has received a written demand for performance that specifically sets forth the factual basis for the determination that the Participant has not substantially performed the Participant’s duties and has failed to cure such non-performance to the Administrator’s reasonable satisfaction within 30 business days after receiving such notice. For purposes of this definition, no act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of the Company or required by law. Any act, or failure to act, based upon authority or instructions given to the Participant pursuant to a direct instruction from the Company’s chief executive officer or based on the advice of counsel for the Company will be conclusively presumed to be done or omitted to be done by the Participant in good faith and in the best interest of the Company.

2.7 “Change in Control” means any of the following:

(a) The consummation of a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of the Company’s securities possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries, (iii) any acquisition which complies with clauses (c)(i), (c)(ii) and (c)(iii) of this definition; or (iv) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant);

(b) The Incumbent Directors cease for any reason to constitute a majority of the Board;

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction;

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(iii) after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

(d) The completion of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) of this definition with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.

2.9 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent permitted by Applicable Law. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

2.10 “Common Stock” means the common stock of the Company.

2.11 “Company” means Joby Aviation, Inc., a Delaware corporation, or any successor.

2.12 “Consultant” means any person, including any adviser, engaged by the Company or a Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company or a Subsidiary; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

2.13 “Designated Beneficiary” means, if permitted by the Company, the beneficiary or beneficiaries the Participant designates, in a manner the Company determines, to receive amounts due or exercise the Participant’s rights if the Participant dies. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate or legal heirs.

2.14 “Director” means a Board member.

2.15 “Disability” means a permanent and total disability under Section 22(e)(3) of the Code.

2.16 “Dividend Equivalents” means a right granted to a Participant to receive the equivalent value (in cash or Shares) of dividends paid on a specified number of Shares. Such Dividend Equivalent shall be converted to cash or additional Shares, or a combination of cash and Shares, by such formula and at such time and subject to such limitations as may be determined by the Administrator.

2.17 “DRO” means a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

2.18 “Effective Date” has the meaning set forth in Section 11.3.

2.19 “Employee” means any employee of the Company or any of its Subsidiaries.

2.20 “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split (including a reverse stock split), spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.21 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.22 “Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if the Common Stock is listed on any established stock exchange, the value of a Share will be the closing sales price for a Share as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not listed on an established stock exchange but is quoted on a national market or other quotation system, the value of a Share will be the closing sales price for a Share on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) if the Common Stock is not listed on any established stock exchange or quoted on a national market or other quotation system, the value established by the Administrator in its sole discretion.

2.23 “Good Reason” shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, severance or similar agreement, including any Award Agreement, between the Participant and the Company; provided, that in the absence of an offer letter, employment, severance or similar agreement containing such definition, Good Reason means the occurrence of one or more of the following without the Participant’s consent: (i) a material reduction in the Participant’s base compensation, or (ii) a relocation of the principal place at which the Participant must perform services by more than 50 miles. In order to establish Good Reason, the Participant must provide the Administrator with notice of the event giving rise to Good Reason within 30 days of the occurrence of such event, the event shall remain uncured 30 days thereafter and the Participant must actually terminate services within 30 days following the end of such cure period.

2.24 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation of the Company, as determined in accordance with in Section 424(e) and (f) of the Code, respectively.

2.25 “Incentive Stock Option” means an Option that meets the requirements to qualify as an “incentive stock option” as defined in Section 422 of the Code.

2.26 “Incumbent Directors” means, for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (a) or (c) of the Change in Control definition) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.27 “Non-Employee Director” means a Director who is not an Employee.

2.28 “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.29 “Option” means a right granted under Article VI to purchase a specified number of Shares at a specified price per Share during a specified time period. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

2.30 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

2.31 “Overall Share Limit” means the sum of (i) [        ]1 Shares; (ii) any Shares that are subject to Prior Plan Awards that become available for issuance under the Plan pursuant to Article V; and (iii) an annual increase on the first day of each fiscal year beginning in 2022 and ending in 2031, equal to the lesser of (A) 4% of the Shares outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of Shares as determined by the Board or the Committee.

2.32 “Participant” means a Service Provider who has been granted an Award.

2.33 “Performance Bonus Award” has the meaning set forth in Section 8.3.

2.34 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.1 and subject to Section 8.2, to receive Shares, the payment of which is contingent upon achieving certain performance goals or other performance-based targets established by the Administrator.

2.35 “Permitted Transferee” means, with respect to a Participant, any “family member” of the Participant, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.36 “Plan” means this 2021 Incentive Award Plan.

2.37 “Prior Plan” means the Joby Aero, Inc. 2016 Stock Option and Grant Plan, as amended.

2.38 “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

2.39 “Public Trading Date” means the first date upon which Common Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

2.40 “Restricted Stock” means Shares awarded to a Participant under Article VII, subject to certain vesting conditions and other restrictions.

2.41 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

2.42 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

2.43 “Section 409A” means Section 409A of the Code.

[1]	NTD: Amount to equal 10% of the fully diluted shares of Common Stock to be outstanding immediately after the closing.

2.44 “Securities Act” means the Securities Act of 1933, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.45 “Service Provider” means an Employee, Consultant or Director.

2.46 “Shares” means shares of Common Stock.

2.47 “Stock Appreciation Right” or “SAR” means a right granted under Article VI to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the right is exercised over the exercise price set forth in the applicable Award Agreement.

2.48 “Subsidiary” means any entity (other than the Company), whether U.S. or non-U.S., in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.49 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.50 “Tax-Related Items” means any U.S. and non-U.S. federal, state and/or local taxes (including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to a Participant) for which a Participant is liable in connection with Awards and/or Shares.

2.51 “Termination of Service” means:

(a) As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b) As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences employment or service or remains in service with the Company or any Subsidiary.

(c) As to an Employee, the time when the employee-employer relationship between a Participant and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

The Company, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for Cause and all questions of whether particular leaves of absence constitute a Termination of Service. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off), even though the Participant may subsequently continue to perform services for that entity.

ARTICLE III.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein. No Service Provider shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Service Providers, Participants or any other persons uniformly.

ARTICLE IV.

ADMINISTRATION AND DELEGATION

4.1 Administration.

(a) The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions, reconcile inconsistencies in the Plan or any Award and make all other determinations that it deems necessary or appropriate to administer the Plan and any Awards. The Administrator (and each member thereof) is entitled to, in good faith, rely or act upon any report or other information furnished to it, him or her by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. The Administrator’s determinations under the Plan are in its sole discretion and will be final, binding and conclusive on all persons having or claiming any interest in the Plan or any Award.

(b) Without limiting the foregoing, the Administrator has the exclusive power, authority and sole discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of Awards to be granted and the number of Shares to which an Award will relate; (iv) subject to the limitations in the Plan, determine the terms and conditions of any Award and related Award Agreement, including, but not limited to, the exercise price, grant price, purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations, waivers or amendments thereof; (v) determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, or other property, or an Award may be canceled, forfeited, or surrendered; and (vi) make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

4.2 Delegation of Authority. To the extent permitted by Applicable Law, the Board or any Committee may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries; provided, however, that in no event shall an officer of the Company or any of its Subsidiaries be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company or any of its Subsidiaries or Directors to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable organizational documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 4.2 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority. Further, regardless of any delegation, the Board or a Committee may, in its discretion, exercise any and all rights and duties as the Administrator under the Plan delegated thereby, except with respect to Awards that are required to be determined in the sole discretion of the Committee under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

ARTICLE V.

STOCK AVAILABLE FOR AWARDS

5.1 Number of Shares. Subject to adjustment under Article IX and the terms of this Article V, Awards may be made under the Plan covering up to the Overall Share Limit. As of the Effective Date, the Company will cease granting awards under the Prior Plan; however, Prior Plan Awards will remain subject to the terms of the Prior Plan. Shares issued or delivered under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

5.2 Share Recycling.

(a) If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Awards under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards shall not count against the Overall Share Limit.

(b) In addition, Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or any Prior Plan Award shall be available for future grants of Awards. Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof and Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option or any stock option granted under the Prior Plan shall not be available for future grants of Awards. Notwithstanding the provisions of this Section 5.2(b), no Shares may again be optioned, granted or awarded pursuant to an Incentive Stock Option if such action would cause such Option to fail to qualify as an incentive stock option under Section 422 of the Code.

5.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [        ]2 Shares (as adjusted to reflect any Equity Restructuring) may be issued pursuant to the exercise of Incentive Stock Options.

5.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms and conditions as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such

[2]	NTD: To equal 62.5% of the fully diluted shares of Common Stock outstanding as of immediately following closing.

acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards may again become available for Awards under the Plan as provided under Section 5.2 above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Directors or Consultants prior to such acquisition or combination.

5.5 Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding non-employee director compensation, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all equity-based Awards and the maximum amount that may become payable pursuant to all cash-based Awards that may be granted to a Service Provider as compensation for services as a Non-Employee Director during any calendar year shall not exceed $1,500,000.

ARTICLE VI.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

6.1 General. The Administrator may grant Options or Stock Appreciation Rights to one or more Service Providers, subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value on the date of exercise or a combination of the two as the Administrator may determine or provide in the Award Agreement.

6.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Subject to Section 6.6, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

6.3 Duration of Options. Subject to Section 6.6, each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years; provided, further, that, unless otherwise determined by the Administrator or specified in the Award Agreement, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Participant’s Termination of Service shall automatically expire on the date of such Termination of Service. In addition, in no event shall an Option or Stock Appreciation Right granted to an Employee who is a non-exempt employee for purposes of overtime pay under the U.S. Fair Labor Standards Act of 1938 be exercisable earlier than six months after its date of grant. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, commits an act of Cause (as determined by the Administrator), or violates any non-competition, non-solicitation or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right to exercise the Option or Stock Appreciation Right, as applicable, may be terminated by the Company and the Company may suspend the Participant’s right to exercise the Option or Stock Appreciation Right when it reasonably believes that the Participant may have participated in any such act or violation.

6.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company (or such other person or entity designated by the Administrator) a notice of exercise, in a form and manner the Company approves (which may be written, electronic or telephonic and may contain representations and warranties deemed advisable by the Administrator), signed or authenticated by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, (a) payment in full of the exercise price for the number of Shares for which the Option is exercised in a manner specified in Section 6.5 and (b) satisfaction in full of any withholding obligation for Tax-Related Items in a manner specified in Section 10.5. The Administrator may, in its discretion, limit exercise with respect to fractional Shares and require that any partial exercise of an Option or Stock Appreciation Right be with respect to a minimum number of Shares.

6.5 Payment Upon Exercise. The Administrator shall determine the methods by which payment of the exercise price of an Option shall be made, including, without limitation:

(a) Cash, check or wire transfer of immediately available funds; provided that the Company may limit the use of one of the foregoing methods if one or more of the methods below is permitted;

(b) If there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of a notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option and that the broker has been directed to deliver promptly to the Company funds sufficient to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company an amount sufficient to pay the exercise price by cash, wire transfer of immediately available funds or check; provided that such amount is paid to the Company at such time as may be required by the Company;

(c) To the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value on the date of delivery;

(d) To the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e) To the extent permitted by the Administrator, delivery of a promissory note or any other lawful consideration; or

(f) To the extent permitted by the Administrator, any combination of the above payment forms.

6.6 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options (and Award Agreements related thereto) will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (a) two years from the grant date of the Option or (b) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Nonqualified Stock Option.

ARTICLE VII.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

7.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to forfeiture or the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement, to Service Providers. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock and Restricted Stock Units; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock and Restricted Stock Units to the extent required by Applicable Law. The Award Agreement for each Award of Restricted Stock and Restricted Stock Units shall set forth the terms and conditions not inconsistent with the Plan as the Administrator shall determine.

7.2 Restricted Stock.

(a) Stockholder Rights. Unless otherwise determined by the Administrator, each Participant holding shares of Restricted Stock will be entitled to all the rights of a stockholder with respect to such Shares, subject to the restrictions in the Plan and the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which such Participant becomes the record holder of such Shares; provided, however, that with respect to a share of Restricted Stock subject to restrictions or vesting conditions, except in connection with a spin-off or other similar event as otherwise permitted under Section 9.2, dividends which are paid to Company stockholders prior to the removal of restrictions and satisfaction of vesting conditions shall only be paid to the Participant to the extent that the restrictions are subsequently removed and the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.

(c) Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which such Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof.

7.3 Restricted Stock Units. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, subject to compliance with Applicable Law.

ARTICLE VIII.

OTHER TYPES OF AWARDS

8.1 General. The Administrator may grant Performance Stock Unit awards, Performance Bonus Awards, Dividend Equivalents or Other Stock or Cash Based Awards, to one or more Service Providers, in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine.

8.2 Performance Stock Unit Awards. Each Performance Stock Unit award shall be denominated in a number of Shares or in unit equivalents of Shares or units of value (including a dollar value of Shares) and may be linked to any one or more of performance or other specific criteria, including service to the Company or Subsidiaries, determined to be appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator may consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3 Performance Bonus Awards. Each right to receive a bonus granted under this Section 8.3 shall be denominated in the form of cash (but may be payable in cash, stock or a combination thereof) (a “Performance Bonus Award”) and shall be payable upon the attainment of performance goals that are established by the Administrator and relate to one or more of performance or other specific criteria, including service to the Company or Subsidiaries, in each case on a specified date or dates or over any period or periods determined by the Administrator.

8.4 Dividend Equivalents. If the Administrator provides, an Award (other than an Option or Stock Appreciation Right) may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award subject to vesting shall either (i) to the extent permitted by Applicable Law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related Award. All such Dividend Equivalents shall be paid at such time as the Administrator shall specify in the applicable Award Agreement.

8.5 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive cash or Shares to be delivered in the future and annual or other periodic or long-term cash bonus awards (whether based on specified performance criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. Except in connection with a spin-off or other similar event as otherwise permitted under Article IX, dividends that are paid prior to vesting of any Other Stock or Cash Based Award shall only be paid to the applicable Participant to the extent that the vesting conditions are subsequently satisfied and the Other Stock or Cash Based Award vests.

ARTICLE IX.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

9.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article IX, the Administrator will equitably adjust the terms of the Plan and each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include (i) adjusting the number and type of securities subject to each outstanding Award or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V hereof on the maximum number and kind of shares that may be issued); (ii) adjusting the terms and conditions of (including the grant or exercise price), and the performance goals or other criteria included in, outstanding Awards; and (iii) granting new Awards or making cash payments to Participants. The adjustments provided under this Section 9.1 will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

9.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, split-up, spin off, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Law or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Law or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares (or other property) covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) To provide that such Award be assumed by the successor or survivor corporation or entity, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation or entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V hereof on the maximum number and kind of shares which may be issued) or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property selected by the Administrator; or

(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

9.3 Change in Control.

(a) Notwithstanding any other provision of the Plan, in the event of a Change in Control, unless the Administrator elects to (i) terminate an Award in exchange for cash, rights or property, or (ii) cause an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 9.2, (A) such Award (other than any portion subject to performance-based vesting) shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation and (B) the portion of such Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement and, in the absence of applicable terms and conditions, the Administrator’s discretion.

(b) In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award (other than any portion subject to performance-based vesting), the Administrator shall cause such Award to become fully vested and, if applicable, exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on such Award to lapse and, to the extent unexercised upon the consummation of such transaction, to terminate in exchange for cash, rights or other property. The Administrator shall notify the Participant of any Award that becomes exercisable pursuant to the preceding sentence that such Award shall be fully exercisable for a period of 15 days from the date of such notice, contingent upon the consummation of the Change in Control, and such Award shall terminate upon the consummation of the Change in Control in accordance with the preceding sentence.

(c) For the purposes of this Section 9.3, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.

(d) Notwithstanding anything to the contrary herein, if a Participant experiences a Termination of Service during the period beginning three months prior to and ending 12 months following the closing of a Change in Control that is effected by the Company without Cause or by the Participant for Good Reason, then the Award(s) held by such Participant shall become fully vested and, if applicable, exercisable and all forfeiture restrictions on such Award(s) shall lapse as of immediately prior to the consummation of such Change in Control or, if later, the date of such Termination of Service.

9.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock (including any Equity Restructuring or any securities offering or other similar transaction) or for reasons of administrative convenience or to facilitate compliance with any Applicable Law, the Company may refuse to permit the exercise or settlement of one or more Awards for such period of time as the Administrator may determine to be reasonably appropriate under the circumstances.

9.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 9.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation, spinoff, dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares.

ARTICLE X.

PROVISIONS APPLICABLE TO AWARDS

10.1 Transferability.

(a) No Award may be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed. During the life of a Participant, Awards will be exercisable only by the Participant, unless it has been disposed of pursuant to a DRO. After the death of a Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-Applicable Law of descent and distribution. References to a Participant, to the extent relevant in the context, will include references to a transferee approved by the Administrator.

(b) Notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonqualified Stock Option) to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Participant or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a domestic relations order; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award to any Person other than another Permitted Transferee of the applicable Participant); (iii) the Participant (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer; and (iv) any transfer of an Award to a Permitted Transferee shall be without consideration, except as required by Applicable Law. In addition, and further notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Participant is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c) Notwithstanding Section 10.1(a), if permitted by the Administrator, a Participant may, in the manner determined by the Administrator, designate a Designated Beneficiary. A Designated Beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant and any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as the Participant’s Designated Beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Participant’s death.

10.2 Documentation. Each Award will be evidenced in an Award Agreement in such form as the Administrator determines in its discretion. Each Award may contain such terms and conditions as are determined by the Administrator in its sole discretion, to the extent not inconsistent with those set forth in the Plan.

10.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

10.4 Changes in Participant’s Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable. Except to the extent otherwise required by Applicable Law or expressly authorized by the Company or by the Company’s written policy on leaves of absence, no service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

10.5 Withholding. Each Participant must pay the Company or a Subsidiary, as applicable, or make provision satisfactory to the Administrator for payment of, any Tax-Related Items required by Applicable Law to be withheld in connection with such Participant’s Awards and/or Shares by the date of the event creating the liability for Tax-Related Items. At the Company’s discretion and subject to any Company insider trading policy (including black-out periods), any withholding obligation for Tax-Related Items may be satisfied by (i) deducting an amount sufficient to satisfy such withholding obligation from any payment of any kind otherwise due to a Participant; (ii) accepting a payment from the Participant in cash, by wire transfer of immediately available funds, or by check made payable to the order of the Company or a Subsidiary, as applicable; (iii) accepting the delivery of Shares, including Shares delivered by attestation; (iv) retaining Shares from the Award creating the withholding obligation for Tax-Related Items, valued on the date of delivery, (v) if there is a public market for Shares at the time the withholding obligation for Tax-Related Items is satisfied, selling Shares issued pursuant to the Award creating the withholding obligation for Tax-Related Items, either voluntarily by the Participant or mandatorily by the Company; (vi) accepting delivery of a promissory note or any other lawful consideration; or (vii) any combination of the foregoing payment forms. The amount withheld pursuant to any of the foregoing payment forms shall be determined by the Company and may be up to, but no greater than, the aggregate amount of such obligations based on the maximum statutory withholding rates in the applicable Participant’s jurisdiction for all Tax-Related Items that are applicable to such taxable income. If any tax withholding obligation will be satisfied under clause (v) of the preceding paragraph, each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to any brokerage firm selected by the Company to effect the sale to complete the transactions described in clause (v).

10.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Nonqualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article IX or pursuant to Section 11.6. In addition, the Administrator shall, without the approval of the stockholders of the Company, have the authority to (a) amend any outstanding Option or Stock Appreciation Right to reduce its exercise price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award.

10.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including, without limitation, any applicable securities laws and stock exchange or stock market rules and regulations, (iii) any approvals from governmental agencies that the Company determines are necessary or advisable have been obtained, and (iv) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy Applicable Law. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained, and shall constitute circumstances in which the Administrator may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the Participant.

10.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

ARTICLE XI.

MISCELLANEOUS

11.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continue employment or any other relationship with the Company or a Subsidiary. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or other written agreement between the Participant and the Company or any Subsidiary.

11.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Law requires, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

11.3 Effective Date. The Plan was approved by the Board on February 23, 2021. The Plan will become effective (the “Effective Date”) on the date immediately prior to the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger entered into on February 23, 2021, by and among the Company, Reinvent Technology Partners and certain other parties (the “Merger Agreement”), provided that it is approved by the Company’s stockholders prior to the Effective Date and such approval occurs within 12 months following the date the Board approved the Plan. If the Plan is not approved by the Company’s stockholders within the foregoing time frame, or if the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereby, the Plan will not become effective. No Incentive Stock Option may be granted pursuant to the Plan after the tenth anniversary of the earlier of (i) the date the Plan was approved by the Board and (ii) the date the Plan was approved by the Company’s stockholders.

11.4 Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time and from time to time; provided that (a) no amendment requiring stockholder approval to comply with Applicable Law shall be effective unless approved by the Board, and (b) no amendment, other than an increase to the Overall Share Limit or pursuant to Article IX or Section 11.6, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Law.

11.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are nationals of a country other than the United States or employed or residing outside the United States, establish subplans or procedures under the Plan or take any other necessary or appropriate action to address Applicable Law, including (a) differences in laws, rules, regulations or customs of such jurisdictions with respect to tax, securities, currency, employee benefit or other matters, (b) listing and other requirements of any non-U.S. securities exchange, and (c) any necessary local governmental or regulatory exemptions or approvals.

11.6 Section 409A.

(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 11.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a Participant’s Termination of Service will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Participant’s Termination of Service. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

11.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer or other employee of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer or other employee of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer or other employee of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith; provided that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

11.8 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 11.8 by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 11.8 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s sole discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 11.8. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

11.9 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

11.10 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary), the Plan will govern, unless such Award Agreement or other written agreement was approved by the Administrator and expressly provides that a specific provision of the Plan will not apply.

11.11 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof or of any other jurisdiction.

11.12 Clawback Provisions. All Awards (including the gross amount of any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to recoupment by the Company to the extent required to comply with Applicable Law or any policy of the Company providing for the reimbursement of incentive compensation, whether or not such policy was in place at the time of grant of an Award.

11.13 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

11.14 Conformity to Applicable Law. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Law. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in a manner intended to conform with Applicable Law. To the extent Applicable Law permits, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Law.

11.15 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary, except as expressly provided in writing in such other plan or an agreement thereunder.

11.16 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

11.17 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

11.18 Prohibition on Executive Officer Loans. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.19 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 10.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

*    *    *    *    *

JOBY AVIATION, INC.

2021 INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE

Joby Aviation, Inc., a Delaware corporation, (the “Company”), pursuant to its 2021 Incentive Award Plan, as may be amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”), an option to purchase the number of shares of the Company’s Common Stock (the “Shares”), set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein, as well as in the Plan and the Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”), each of which are incorporated herein by reference. Capitalized terms not specifically defined in this Stock Option Grant Notice (the “Grant Notice”) and the Stock Option Agreement but defined in the Plan will have the same definitions as in the Plan.

Participant:	[ ]

Grant Date:	[ ]

Vesting Commencement Date:	[ ]

Exercise Price per Share:	$[ ]

Total Exercise Price:	[ ]

Total Number of Shares Subject to the Option:	[ ]

Expiration Date:	[ ]

Vesting Schedule:	[ ]

Type of Option:         ☐    Incentive Stock Option        ☐    Nonqualified Stock Option

By his or her signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement and this Grant Notice. Participant has reviewed the Plan, the Stock Option Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, the Stock Option Agreement and this Grant Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Stock Option Agreement or this Grant Notice.

JOBY AVIATION, INC.:	PARTICIPANT:

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A

TO STOCK OPTION GRANT NOTICE

STOCK OPTION AGREEMENT

Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement (this “Agreement”) is attached, Joby Aviation, Inc., a Delaware corporation (the “Company”), has granted to the Participant an Option under the Company’s 2021 Incentive Award Plan, as may be amended from time to time (the “Plan”), to purchase the number of Shares indicated in the Grant Notice.

ARTICLE 1.

GENERAL

1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE 2.

GRANT OF OPTION

2.1 Grant of Option. In consideration of the Participant’s past or continued employment with or service to the Company or any Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to the Participant the Option to purchase any part or all of an aggregate of the number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement, subject to adjustments as provided in Article IX of the Plan. Unless designated as a Nonqualified Stock Option in the Grant Notice, the Option shall be an Incentive Stock Option to the maximum extent permitted by law.

2.2 Exercise Price. The exercise price of the Shares subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the price per share of the Shares subject to the Option shall not be less than 100% of the Fair Market Value of a Share on the Grant Date. Notwithstanding the foregoing, if this Option is designated as an Incentive Stock Option and the Participant is a Greater Than 10% Stockholder as of the Grant Date, the exercise price per share of the Shares subject to the Option shall not be less than 110% of the Fair Market Value of a Share on the Grant Date.

2.3 Consideration to the Company. In consideration of the grant of the Option by the Company, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and the Participant.

ARTICLE 3.

PERIOD OF EXERCISABILITY

3.1 Commencement of Exercisability.

(a) Subject to Sections 3.2, 3.3, 5.11 and 5.17 hereof, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b) No portion of the Option which has not become vested and exercisable at the date of the Participant’s Termination of Service shall thereafter become vested and exercisable, except as may be otherwise provided by the Administrator or as set forth in a written agreement between the Company and the Participant.

(c) Notwithstanding Section 3.1(a) hereof and the Grant Notice, but subject to Section 3.1(b) hereof, in the event of a Change in Control the Option shall be treated pursuant to Sections 9.2 and 9.3 of the Plan.

3.2 Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof.

3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a) The Expiration Date set forth in the Grant Notice, which shall in no event be more than ten years from the Grant Date;

(b) If this Option is designated as an Incentive Stock Option and the Participant, at the time the Option was granted, was a Greater Than 10% Stockholder, the expiration of five years from the Grant Date;

(c) The expiration of three months from the date of the Participant’s Termination of Service, unless such termination occurs by reason of the Participant’s death or Disability;

(d) The expiration of one year from the date of the Participant’s Termination of Service by reason of the Participant’s death or Disability; or

(e) The Participant’s Termination of Service for Cause.

3.4 Special Tax Consequences. The Participant acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options, including the Option (if applicable), are exercisable for the first time by the Participant in any calendar year exceeds $100,000, the Option and such other options shall be Nonqualified Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code. The Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. The Participant also acknowledges that an Incentive Stock Option exercised more than three months after the Participant’s Termination of Employment, other than by reason of death or Disability, will be taxed as a Nonqualified Stock Option.

3.5 Tax Indemnity.

(a) The Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and the Participant’s employing company, if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes or social security contributions in any jurisdiction) that is attributable to (1) the grant or exercise of, or any benefit derived by the Participant from, the Option, (2) the acquisition by the Participant of the Shares on exercise of the Option or (3) the disposal of any Shares.

(b) The Option cannot be exercised until the Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the Option or the acquisition of the Shares by the Participant. The Company shall not be required to issue, allot or transfer Shares until the Participant has satisfied this obligation.

(c) The Participant hereby acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Liabilities in connection with any aspect of the Option and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of any Award, including the Option, to reduce or eliminate the Participant’s liability for Tax Liabilities or achieve any particular tax result. Furthermore, if the Participant becomes subject to tax in more than one jurisdiction between the date of grant of an Award, including the Option, and the date of any relevant taxable event, the Participant acknowledges that the Company may be required to withhold or account for Tax Liabilities in more than one jurisdiction.

ARTICLE 4.

EXERCISE OF OPTION

4.1 Person Eligible to Exercise. Except as provided in Section 5.3 hereof, during the lifetime of the Participant, only the Participant may exercise the Option or any portion thereof, unless it has been disposed of pursuant to a DRO. After the death of the Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by the deceased Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

4.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof. However, the Option shall not be exercisable with respect to fractional Shares.

4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company; for the avoidance of doubt, delivery shall include electronic delivery), during regular business hours, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof:

(a) An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator. The notice shall be signed by the Participant or other person then entitled to exercise the Option or such portion of the Option;

(b) The receipt by the Company of full payment for the Shares with respect to which the Option or portion thereof is exercised, including payment of any applicable withholding tax, which shall be made by deduction from other compensation payable to the Participant or in such other form of consideration permitted under Section 4.4 hereof that is acceptable to the Company;

(c) Any other written representations or documents as may be required in the Administrator’s sole discretion to evidence compliance with the Securities Act, the Exchange Act or any other applicable law, rule or regulation; and

(d) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 hereof by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option.

Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

4.4 Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Participant:

(a) Cash or check;

(b) With the consent of the Administrator, surrender of Shares (including, without limitation, Shares otherwise issuable upon exercise of the Option) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; or

(c) Other legal consideration acceptable to the Administrator (including, without limitation, through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale).

4.5 Conditions to Issuance of Shares. The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the conditions in Section 10.7 of the Plan and following conditions:

(a) The admission of such Shares to listing on all stock exchanges on which such Shares are then listed;

(b) The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The receipt by the Company of full payment for such Shares, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4 hereof; and

(e) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.

4.6 Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of any Shares purchasable upon the exercise of any part of the Option unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article IX of the Plan.

ARTICLE 5.

OTHER PROVISIONS

5.1 Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.

5.2 Whole Shares. The Option may only be exercised for whole Shares.

5.3 Transferability.

(a) Subject to Section 4.1 hereof, the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until the Option has been exercised and the Shares underlying the Option have been issued, and all restrictions applicable to such Shares have lapsed. Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until the Option has been exercised, and any attempted disposition thereof prior to exercise shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b) During the lifetime of the Participant, only the Participant may exercise the Option (or any portion thereof), unless it has been disposed of pursuant to a DRO; after the death of the Participant, any exercisable portion of the Option may, prior to the time when such portion becomes unexercisable under the Plan or this Agreement, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-applicable laws of descent and distribution.

(c) Notwithstanding any other provision in this Agreement, the Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to the Option upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and this Agreement, except to the extent the Plan and this Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Option shall not be effective without the prior written consent of the Participant’s spouse or domestic partner. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by the Participant at any time provided the change or revocation is filed with the Administrator prior to the Participant’s death.

5.4 Tax Consultation. The Participant understands that the Participant may suffer adverse tax consequences as a result of the grant, vesting or exercise of the Option, or with the purchase or disposition of the Shares subject to the Option. The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the purchase or disposition of such Shares and that the Participant is not relying on the Company for any tax advice.

5.5 Binding Agreement. Subject to the limitation on the transferability of the Option contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.6 Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the Option in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Shares contemplated by Article IX of the Plan (including, without limitation, an extraordinary cash dividend on such Shares), the Administrator shall make such adjustments the Administrator deems appropriate in the number of Shares subject to the Option, the exercise price of the Option and the kind of securities that may be issued upon exercise of the Option. The Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and Article IX of the Plan.

5.7 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.7, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the person entitled to exercise his or her Option pursuant to Section 4.1 hereof by written notice under this Section 5.7. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

5.8 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.9 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

5.10 Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all Applicable Law and regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such Applicable Law. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

5.11 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of the Participant.

5.12 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 5.3 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

5.13 Notification of Disposition. If this Option is designated as an Incentive Stock Option, the Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two years from the Grant Date with respect to such Shares or (b) within one year after the transfer of such Shares to the Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

5.14 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.15 Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries or interfere with or restrict in any way with the right of the Company or any of its Subsidiaries, which rights are hereby expressly reserved, to discharge or to terminate for any reason whatsoever, with or without cause, the services of the Participant’s at any time.

5.16 Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, provided that the Option shall be subject to any accelerated vesting provisions in any written agreement between the Participant and the Company or a Company plan pursuant to which the Participant participates, in each case, in accordance with the terms therein.

5.17 Section 409A. This Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the Option (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the Option to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

5.18 Limitation on the Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to options, as and when exercised pursuant to the terms hereof.

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JOBY AVIATION, INC.

2021 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

Joby Aviation, Inc., a Delaware corporation, (the “Company”), pursuant to its 2021 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”). Each vested Restricted Stock Unit represents the right to receive, in accordance with the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), one share of Common Stock (“Share”). This award of Restricted Stock Units is subject to all of the terms and conditions set forth herein and in the Agreement and the Plan, each of which are incorporated herein by reference. Capitalized terms not specifically defined in this Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and the Agreement but defined in the Plan will have the same definitions as in the Plan.

Participant:	[ ]

Grant Date:	[ ]

Total Number of RSUs:	[ ]

Vesting Commencement Date:	[ ]

Vesting Schedule:	[ ]

Termination:	If the Participant experiences a Termination of Service, all RSUs that have not become vested on or prior to the date of such Termination of Service will thereupon be automatically forfeited by the Participant without payment of any consideration therefor.

By his or her signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. The Participant has reviewed the Plan, the Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, the Agreement and this Grant Notice. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Agreement or this Grant Notice. In addition, by signing below, the Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 2.6(b) of the Agreement by (i) withholding shares of Common Stock otherwise issuable to the Participant upon vesting of the RSUs, (ii) instructing a broker on the Participant’s behalf to sell shares of Common Stock otherwise issuable to the Participant upon vesting of the RSUs and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 2.6(b) of the Agreement or the Plan.

JOBY AVIATION, INC.:	PARTICIPANT:

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, Joby Aviation, Inc., a Delaware corporation (the “Company”), has granted to the Participant the number of restricted stock units (“Restricted Stock Units” or “RSUs”) set forth in the Grant Notice under the Company’s 2021 Incentive Award Plan, as amended from time to time (the “Plan”). Each Restricted Stock Unit represents the right to receive one share of Common Stock (a “Share”) upon vesting.

ARTICLE I.

GENERAL

1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

1.2 Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

GRANT OF RESTRICTED STOCK UNITS

2.1 Grant of RSUs. Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company hereby grants to the Participant an award of RSUs under the Plan in consideration of the Participant’s past or continued employment with or service to the Company or any Subsidiaries and for other good and valuable consideration.

2.2 Unsecured Obligation to RSUs. Unless and until the RSUs have vested in the manner set forth in Article 2 hereof, the Participant will have no right to receive Common Stock under any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3 Vesting Schedule. Subject to Section 2.5 hereof, the RSUs shall vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth in the Grant Notice (rounding down to the nearest whole Share).

2.4 Consideration to the Company. In consideration of the grant of the award of RSUs pursuant hereto, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary.

2.5 Forfeiture, Termination and Cancellation upon Termination of Service. Notwithstanding any contrary provision of this Agreement or the Plan, upon the Participant’s Termination of Service for any or no reason, all Restricted Stock Units which have not vested prior to or in connection with such Termination of Service shall thereupon automatically be forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder. No portion of the RSUs which has not become vested as of the date on which the Participant incurs a Termination of Service shall thereafter become vested, except as may otherwise be provided by the Administrator or as set forth in a written agreement between the Company and the Participant.

2.6 Issuance of Common Stock upon Vesting.

(a) As soon as administratively practicable following the vesting of any Restricted Stock Units pursuant to Section 2.3 hereof, but in no event later than 30 days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short term deferral” exemption from Section 409A of the Code), the Company shall deliver to the Participant (or any transferee permitted under Section 3.2 hereof) a number of Shares equal to the number of RSUs subject to this Award that vest on the applicable vesting date. Notwithstanding the foregoing, in the event Shares cannot be issued pursuant to Section 10.7 of the Plan, the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can again be issued in accordance with such Section.

(b) As set forth in Section 10.5 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the Restricted Stock Units. The Company shall not be obligated to deliver any Shares to the Participant or the Participant’s legal representative unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of the Participant resulting from the grant or vesting of the Restricted Stock Units or the issuance of Shares.

2.7 Conditions to Delivery of Shares. The Shares deliverable hereunder may be either previously authorized but unissued Shares, treasury Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue Shares deliverable hereunder prior to fulfillment of the conditions set forth in Section 10.7 of the Plan.

2.8 Rights as Stockholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any Shares underlying the RSUs and deliverable hereunder unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article IX of the Plan.

ARTICLE III.

OTHER PROVISIONS

3.1 Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.

3.2 Transferability. The RSUs shall be subject to the restrictions on transferability set forth in Section 10.1 of the Plan.

3.3 Tax Consultation. The Participant understands that the Participant may suffer adverse tax consequences in connection with the RSUs granted pursuant to this Agreement (and the Shares issuable with respect thereto). The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the RSUs and the issuance of Shares with respect thereto and that the Participant is not relying on the Company for any tax advice.

3.4 Binding Agreement. Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.5 Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the RSUs in such circumstances as it, in its sole discretion, may determine. The Participant acknowledges that the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and Article IX of the Plan.

3.6 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.7 Participant’s Representations. If the Shares issuable hereunder have not been registered under the Securities Act or any applicable state laws on an effective registration statement at the time of such issuance, the Participant shall, if required by the Company, concurrently with such issuance, make such written representations as are deemed necessary or appropriate by the Company or its counsel.

3.8 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.9 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.10 Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any other Applicable Law. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

3.11 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of the Participant.

3.12 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

3.13 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.14 Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries or interfere with or restrict in any way with the right of the Company or any of its Subsidiaries, which rights are hereby expressly reserved, to discharge or to terminate for any reason whatsoever, with or without cause, the services of the Participant at any time.

3.15 Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, provided that the RSUs shall be subject to any accelerated vesting provisions in any written agreement between the Participant and the Company or a Company plan pursuant to which the Participant participates, in each case, in accordance with the terms therein.

3.16 Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

3.17 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

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Annex G

JOBY AVIATION, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1

PURPOSE

The Plan’s purpose is to assist employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company, and to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Subsidiaries.

The Plan consists of two components: the Section 423 Component and the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of Options under the Non-Section 423 Component, which need not qualify as Options granted pursuant to an “employee stock purchase plan” under Section 423 of the Code; such Options granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and the Designated Subsidiaries in locations outside of the United States. Except as otherwise provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.

For purposes of this Plan, the Administrator may designate separate Offerings under the Plan, the terms of which need not be identical, in which Eligible Employees will participate, even if the dates of the applicable Offering Period(s) in each such Offering is identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component as determined under Section 423 of the Code. Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.

ARTICLE 2

DEFINITIONS

As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:

2.1 “Administrator” means the Committee, or such individuals to which authority to administer the Plan has been delegated under Section 7.1 hereof.

2.2 “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.

2.5 “Committee” means the Compensation Committee of the Board.

2.6 “Common Stock” means the common stock of the Company.

2.7 “Company” means Joby Aviation, Inc., a Delaware corporation, or any successor.

2.8 “Compensation” of an Employee means the regular earnings or base salary, bonuses and commissions paid to the Employee from the Company on each Payday as compensation for services to the Company or any Designated Subsidiary, before deduction for any salary deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, shift differentials, vacation pay, salaried production schedule premiums, holiday pay, jury duty pay, funeral leave pay, paid time off, military pay, prior week adjustments and weekly bonus, but excluding education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and moving reimbursements, including tax gross ups and taxable mileage allowance, income received in connection with any stock options, restricted stock, restricted stock units or other compensatory equity awards and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established. Such Compensation shall be calculated before deduction of any income or employment tax withholdings, but shall be withheld from the Employee’s net income.

2.9 “Designated Subsidiary” means each Subsidiary, including any Subsidiary in existence on the Effective Date and any Subsidiary formed or acquired following the Effective Date, that has been designated by the Board or Committee from time to time in its sole discretion as eligible to participate in the Plan, in accordance with Section 7.2 hereof, such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both; provided that a Subsidiary that, for U.S. tax purposes, is disregarded from the Company or any Subsidiary that participates in the Section 423 Component shall automatically constitute a Designated Subsidiary that participates in the Section 423 Component.

2.10 “Effective Date” means the date immediately prior to the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger entered into on February 23, 2021, by and among the Company, Reinvent Technology Partners and certain other parties (the “Merger Agreement”), provided that the Board has approved the Plan prior to or on such Effective Date, subject to approval of the Plan by the Company’s stockholders.

2.11 “Eligible Employee” means an Employee:

(a) who is customarily scheduled to work at least 20 hours per week;

(b) whose customary employment is more than five months in a calendar year; and

(c) who, after the granting of the Option, would not be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

For purposes of clause (c), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.

Notwithstanding the foregoing, the Administrator may exclude from participation in the Section 423 Component as an Eligible Employee:

(x) any Employee that is a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer or (C) who is subject to the disclosure requirements of Section 16(a) of the Exchange Act; or

(y) any Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether they are also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (A) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (B) compliance with the laws of the foreign jurisdiction would cause the Section 423 Component, any Offering thereunder or an Option granted thereunder to violate the requirements of Section 423 of the Code;

provided that any exclusion in clauses (x) or (y) shall be applied in an identical manner under each Offering to all Employees of the Company and all Designated Subsidiaries, in accordance with Treas. Reg. § 1.423-2(e). Notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence in this definition shall apply in determining who is an “Eligible Employee,” except (a) the Administrator may limit eligibility further within the Company or a Designated Subsidiary so as to only designate some Employees of the Company or a Designated Subsidiary as Eligible Employees, and (b) to the extent the restrictions in the first sentence in this definition are not consistent with applicable local laws, the applicable local laws shall control.

2.12 “Employee” means any person who renders services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Designated Subsidiary and meeting the requirements of Treas. Reg. § 1.421-1(h)(2). Where the period of leave exceeds three months, or such other period specified in Treas. Reg. § 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treas. Reg. § 1.421-1(h)(2).

2.13 “Enrollment Date” means the first date of each Offering Period.

2.14 “Exercise Date” means the last day of each Purchase Period, except as provided in Section 5.2 hereof.

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.16 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(a) If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange or Nasdaq Stock Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.17 “Grant Date” means the first day of an Offering Period.

2.18 “New Exercise Date” has the meaning set forth in Section 5.2(b) hereof.

2.19 “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which Options may be granted to non-U.S. Eligible Employees that need not satisfy the requirements for Options granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.20 “Offering” means an offer under the Plan of an Option that may be exercised during an Offering Period as further described in Section 4 hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Purchase Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).

2.21 “Offering Period” means each consecutive, overlapping 24 month period commencing on such dates as determined by the Board or Committee, in its discretion, and with respect to which Options shall be granted to Participants. The duration and timing of Offering Periods may be established or changed by the Board or Committee at any time, in its sole discretion. Notwithstanding the foregoing, in no event may an Offering Period exceed 27 months.

2.22 “Option” means the right to purchase shares of Common Stock pursuant to the Plan during each Offering Period.

2.23 “Option Price” means the purchase price of a share of Common Stock hereunder as provided in Section 4.2 hereof.

2.24 “Parent” means any entity that is a parent corporation of the Company within the meaning of Section 424 of the Code.

2.25 “Participant” means any Eligible Employee who elects to participate in the Plan.

2.26 “Payday” means the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.

2.27 “Plan” means this 2021 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.

2.28 “Plan Account” means a bookkeeping account established and maintained by the Company in the name of each Participant.

2.29 “Purchase Period” means each consecutive six-month period commencing on such dates as determined by the Board or Committee, in its discretion, within each Offering Period. The first Purchase Period of each Offering Period shall commence on the Grant Date and end with the next Exercise Date. The duration and timing of Purchase Periods may be established or changed by the Board or Committee at any time, in its sole discretion. Notwithstanding the foregoing, in no event may a Purchase Period exceed the duration of the Offering Period under which it is established.

2.30 “Section 409A” means Section 409A of the Code.

2.31 “Section 423 Component” means those Offerings under the Plan that are intended to meet the requirements under Section 423(b) of the Code.

2.32 “Subsidiary” means any entity that is a subsidiary corporation of the Company within the meaning of Section 424 of the Code. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or noncorporate entity in which the Company has a direct or indirect equity interest or significant business relationship.

2.33 “Treas. Reg.” means U.S. Department of the Treasury regulations.

2.34 “Withdrawal Election” has the meaning set forth in Section 6.1(a) hereof.

ARTICLE 3

PARTICIPATION

3.1 Eligibility.

(a) Any Eligible Employee who is employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Articles 4 and 5 hereof, and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.

(b) No Eligible Employee shall be granted an Option under the Section 423 Component which permits the Participant’s rights to purchase shares of Common Stock under the Plan, and to purchase stock under all other employee stock purchase plans of the Company, any Parent or any Subsidiary subject to Section 423 of the Code, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time. The limitation under this Section 3.1(b) shall be applied in accordance with Section 423(b)(8) of the Code.

3.2 Election to Participate; Payroll Deductions

(a) Except as provided in Sections 3.2(e) and 3.3 hereof, an Eligible Employee may become a Participant in the Plan only by means of payroll deduction. Each individual who is an Eligible Employee as of an Offering Period’s Enrollment Date may elect to participate in such Offering Period and the Plan by delivering to the Company a payroll deduction authorization no later than the period of time prior to the applicable Enrollment Date that is determined by the Administrator, in its sole discretion.

(b) Subject to Section 3.1(b) hereof and except as may otherwise be determined by the Administrator, payroll deductions (i) shall equal at least 1% of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date, but not more than 15% of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date; and (ii) may be expressed either as (A) a whole number percentage, or (B) a fixed dollar amount. Amounts deducted from a Participant’s Compensation with respect to an Offering Period pursuant to this Section 3.2 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account; provided that for the first Offering Period, payroll deductions shall not begin until such date determined by the Board or Committee, in its sole discretion.

(c)Following at least one payroll deduction, a Participant may decrease (to as low as zero) the amount deducted from such Participant’s Compensation only once during an Offering Period upon ten calendar days’ prior written notice to the Company. A Participant may not increase the amount deducted from such Participant’s Compensation during an Offering Period.

(d) Upon the completion of an Offering Period, each Participant in such Offering Period shall automatically participate in the immediately following Offering Period at the same payroll deduction percentage or fixed amount as in effect at the termination of such Offering Period, unless such Participant delivers to the Company a different election with respect to the successive Offering Period in accordance with Section 3.2(a) hereof, or unless such Participant becomes ineligible for participation in the Plan.

(e) Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator must determine that any alternative method of contribution is applied on an equal and uniform basis to all Eligible Employees in the Offering.

3.3 Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treas. Reg. § 1.421-1(h)(2), a Participant may continue participation in the Plan by making cash payments to the Company on the Participant’s normal payday equal to the Participant’s authorized payroll deduction.

ARTICLE 4

PURCHASE OF SHARES

4.1 Grant of Option. The Company may make one or more Offerings under the Plan, which may be successive or overlapping with one another, until the earlier of: (i) the date on which the shares of Common Stock available under the Plan have been sold or (ii) the date on which the Plan is suspended or terminates. The Administrator shall designate the terms and conditions of each Offering in writing, including without limitation, the Offering Period and the Purchase Periods. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to the limitations of Section 3.1(b) hereof, the number of shares of Common Stock subject to a Participant’s Option shall be determined by dividing (a) such Participant’s payroll deductions accumulated prior to an Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided that in no event shall a Participant be permitted to purchase during each Offering Period more than 100,000 shares of Common Stock (subject to any adjustment pursuant to Section 5.2 hereof). The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a Participant may purchase during such future Offering Periods. Each Option shall expire on the last Exercise Date for the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3 hereof, unless such Option terminates earlier in accordance with Article 6 hereof.

4.2 Option Price. The “Option Price” per share of Common Stock to be paid by a Participant upon exercise of the Participant’s Option on an Exercise Date for an Offering Period shall equal 85% of the lesser of the Fair Market Value of a share of Common Stock on (a) the applicable Grant Date and (b) the applicable Exercise Date, or such other price designated by the Administrator; provided that in no event shall the Option Price per share of Common Stock be less than the par value per share of the Common Stock; provided further, that no Option Price shall be designated by the Administrator that would cause the Section 423 Component to fail to meet the requirements under Section 423(b) of the Code.

4.3 Purchase of Shares.

(a) On each Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised the Participant’s Option to purchase at the applicable per share Option Price the largest number of whole shares of Common Stock which can be purchased with the amount in the Participant’s Plan Account. Any balance less than the per share Option Price that is remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) as of the Exercise Date shall be carried forward to the next Purchase Period or Offering Period, unless the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee. Any balance not carried forward to the next Purchase Period or Offering Period in accordance with the prior sentence shall be promptly refunded to the applicable Participant. In no event shall an amount greater than or equal to the per share Option Price as of an Exercise Date be carried forward to the next Purchase Period or Offering Period.

(b) As soon as practicable following each Exercise Date, the number of shares of Common Stock purchased by such Participant pursuant to Section 4.3(a) hereof shall be delivered (either in share certificate or book entry form), in the Company’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. If the Company is required to obtain from any commission or agency authority to issue any such shares of Common Stock, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon.

4.4 Automatic Termination of Offering Period. If the Fair Market Value of a share of Common Stock on any Exercise Date (except the final scheduled Exercise Date of any Offering Period) is lower than the Fair Market Value of a share of Common Stock on the Grant Date for an Offering Period, then such Offering Period shall terminate on such Exercise Date after the automatic exercise of the Option in accordance with Section 4.3 hereof, and each Participant shall automatically be enrolled in the Offering Period that commences immediately following such Exercise Date and such Participant’s payroll deduction authorization shall remain in effect for such Offering Period.

4.5 Transferability of Rights. An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. No option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the Option shall have no effect.

ARTICLE 5

PROVISIONS RELATING TO COMMON STOCK

5.1 Common Stock Reserved. Subject to adjustment as provided in Section 5.2 hereof, the maximum number of shares of Common Stock that shall be made available for sale under the Plan shall be the sum of (a) [        ]1 shares and (b) an annual increase on the first day of each year beginning in 2022 and ending in 2031 equal to the lesser of (i) 0.5% of the shares outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (ii) such number of shares as may be determined by the Board; provided, however, no more than [        ]2 shares may be issued under the Plan. Shares made available for sale under the Plan may be authorized but unissued shares, treasury shares of Common Stock, or reacquired shares reserved for issuance under the Plan.

5.2 Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under Option, as well as the price per share and the number of shares of Common Stock covered by each Option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares

[1]	NTD: Amount to equal 1% of the fully diluted shares of Common Stock to be outstanding immediately after the closing.
[2]	NTD: Amount to equal 7.5% of the fully diluted shares of Common Stock to be outstanding immediately after the closing.

of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the Option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

5.3 Insufficient Shares. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which Options are to be exercised may exceed the number of shares of Common Stock remaining available for sale under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the shares of Common Stock available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5 hereof. If an Offering Period is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of shares of Common Stock shall be paid to such Participant in one lump sum in cash within 30 days after such Exercise Date, without any interest thereon.

5.4 Rights as Stockholders. With respect to shares of Common Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company and shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, shares of Common Stock have been deposited in the designated brokerage account following exercise of the Participant’s Option.

ARTICLE 6

TERMINATION OF PARTICIPATION

6.1 Cessation of Contributions; Voluntary Withdrawal.

(a) A Participant may cease payroll deductions during an Offering Period and elect to withdraw from the Plan by delivering written notice of such election to the Company in such form and at such time prior to the Exercise Date for such Offering Period as may be established by the Administrator (a “Withdrawal Election”). A Participant electing to withdraw from the Plan may elect to either (i) withdraw all of the funds then credited to the Participant’s Plan Account as of the date on which the Withdrawal Election is received by the Company, in which case amounts credited to such Plan Account shall be returned to the Participant in one lump-sum payment in cash within 30 days after such election is received by the Company, without any interest thereon, and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall terminate; or (ii) exercise the Option for the maximum number of whole shares of Common Stock on the applicable Exercise Date with any remaining Plan Account balance returned to the Participant in one lump-sum payment in cash within 30 days after such Exercise Date, without any interest thereon, and after such exercise cease to participate in the Plan. Upon receipt of a Withdrawal Election, the Participant’s payroll deduction authorization and the Participant’s Option shall terminate.

(b) A Participant’s withdrawal from the Plan shall not have any effect upon the Participant’s eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

(c) A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during that Offering Period.

6.2 Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, the Participant shall be deemed to have elected to withdraw from the Plan, and such Participant’s Plan Account shall be paid to such Participant or, in the case of the Participant’s death, to the person or persons entitled thereto pursuant to applicable law, within 30 days after such cessation of being an Eligible Employee, without any interest thereon. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component, or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between companies participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.

ARTICLE 7

GENERAL PROVISIONS

7.1 Administration.

(a) The Plan shall be administered by the Committee, which shall be composed of members of the Board. The Committee may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

(b) It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To establish and terminate Offerings;

(ii) To determine when and how Options shall be granted and the provisions and terms of each Offering (which need not be identical);

(iii) To select Designated Subsidiaries in accordance with Section 7.2 hereof;

(iv) To impose a mandatory holding period pursuant to which Participants may not dispose of or transfer shares of Common Stock purchased under the Plan for a period of time determined by the Administrator in its discretion; and

(v) To construe and interpret the Plan, the terms of any Offering and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering or any Option, in a manner and to the extent it shall deem necessary or expedient to administer the Plan, subject to Section 423 of the Code for the Section 423 Component.

(c) The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

(d) The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(e) All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Committee, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board or

Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board or Administrator shall be fully protected by the Company in respect to any such action, determination, or interpretation.

7.2 Designation of Subsidiary Corporations. The Board or Administrator shall designate from time to time the Subsidiaries that shall constitute Designated Subsidiaries, and determine whether such Designated Subsidiaries shall participate in the Section 423 Component or Non-Section 423 Component. The Board or Administrator may designate a Subsidiary, or terminate the designation of a Subsidiary, without the approval of the stockholders of the Company.

7.3 Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of Plan Accounts shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of shares purchased and the remaining cash balance, if any.

7.4 No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

7.5 Amendment and Termination of the Plan.

(a) The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and from time to time. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision), with respect to the Section 423 Component, or any other applicable law, regulation or stock exchange rule, the Company shall obtain stockholder approval of any such amendment to the Plan in such a manner and to such a degree as required by Section 423 of the Code or such other law, regulation or rule.

(b) If the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may in its discretion modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;

(ii) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii) allocating shares of Common Stock.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

(c) Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded as soon as practicable after such termination, without any interest thereon.

7.6 Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of shares of Common Stock under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest shall be paid to any Participant or credited under the Plan.

7.7 Term; Approval by Stockholders. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company’s stockholders within 12 months after the date of the Board’s initial adoption of the Plan. Options may be granted prior to such stockholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the stockholders; provided, further that if such approval has not been obtained by the end of the 12-month period, all Options previously granted under the Plan shall thereupon terminate and be canceled and become null and void without being exercised.

7.8 Effect Upon Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent or any Subsidiary (a) to establish any other forms of incentives or compensation for Employees of the Company or any Parent or any Subsidiary, or (b) to grant or assume Options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

7.9 Conformity to Securities Laws. Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

7.10 Notice of Disposition of Shares. Each Participant shall give the Company prompt notice of any disposition or other transfer of any shares of Common Stock, acquired pursuant to the exercise of an Option granted under the Section 423 Component, if such disposition or transfer is made (a) within two years after the applicable Grant Date or (b) within one year after the transfer of such shares of Common Stock to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.

7.11 Tax Withholding. The Company or any Parent or any Subsidiary shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to any purchase of shares of Common Stock under the Plan or any sale of such shares.

7.12 Governing Law. The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof or of any other jurisdiction.

7.13 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

7.14 Conditions To Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock pursuant to the exercise of an Option by a Participant, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange or automated quotation system on which the shares of Common Stock are listed or traded, and the shares of Common Stock are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b) All certificates for shares of Common Stock delivered pursuant to the Plan and all shares of Common Stock issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted, or traded. The Committee may place legends on any certificate or book entry evidencing shares of Common Stock to reference restrictions applicable to the shares of Common Stock.

(c) The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Committee.

(d) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing shares of Common Stock issued in connection with any Option, record the issuance of shares of Common Stock in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

7.15 Equal Rights and Privileges. All Eligible Employees of the Company (or of any Designated Subsidiary) granted Options pursuant to an Offering under the Section 423 Component shall have equal rights and privileges under this Plan to the extent required under Section 423 of the Code so that the Section 423 Component qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of the Section 423 Component that is inconsistent with Section 423 of the Code shall, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as Eligible Employees participating in the Section 423 Component.

7.16 Rules Particular to Specific Countries. Notwithstanding anything herein to the contrary, the terms and conditions of the Plan with respect to Participants who are tax residents of a particular non-U.S. country or who are foreign nationals or employed in non-U.S. jurisdictions may be subject to an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 7.1 above. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.

7.17 Section 409A. The Section 423 Component of the Plan and the Options granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A. Neither the Non-Section 423 Component nor any Option granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any Option granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause an Option granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

*    *    *    *    *

Annex H

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of February 23, 2021, is made by and among Reinvent Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), Reinvent Technology Partners, a Cayman Islands exempted company (the “Company”), and Joby Aero, Inc., a Delaware corporation (“Joby Aero”). The Sponsor, the Company and Joby Aero are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Sponsor holds 17,130,000 shares of Acquiror Class B Common Stock and 11,533,333 Acquiror Warrants;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company, RTP Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Joby Aero, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into Joby Aero, with Joby Aero continuing on as the surviving entity and a wholly owned subsidiary of the Company (the “Surviving Corporation”), on the terms and conditions set forth therein;

WHEREAS, pursuant to the Merger Agreement, the Company will migrate to and domesticate as a Delaware corporation prior to the Closing; and

WHEREAS, in connection with the Domestication, all of the 17,130,000 shares of Acquiror Class B Common Stock held by the Sponsor will be converted into 17,130,000 shares of Domesticated Acquiror Common Stock (such shares, the “Sponsor Shares” and such conversion, the “Sponsor Share Conversion”) and all of the 11,533,333 Acquiror Warrants held by the Sponsor will be converted into 11,533,333 Domesticated Acquiror Warrants (such warrants, the “Sponsor Warrants” and such conversion, the “Sponsor Warrant Conversion”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Bylaws” means the by-laws of the Company, as amended or modified from time to time.

“Cause” with respect to any director or Board Observer means (a) the conviction of such director or Board Observer of a crime constituting a felony under the laws of any state, district or other jurisdiction of the United States of America or its territories, or (b) a “bad actor” disqualifying event applicable to such director or Board Observer described in Rule 506(d) promulgated under the Securities Act of 1933, as amended.

“Change of Control” means any transaction or series of transactions (A) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Company, the

Surviving Corporation or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the Company, the Surviving Corporation or any of their respective Subsidiaries, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Board of Directors of the Company or the Surviving Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or, if the Surviving Corporation is a Subsidiary, the ultimate parent thereof or (2) the voting securities of the Company, the Surviving Corporation or any of their respective Subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the Surviving Corporation is a Subsidiary, the ultimate parent thereof, or (C) the result of which is a sale of all or substantially all of the assets of the Company or the Surviving Corporation (as appearing in its most recent balance sheet) to any Person.

“Charter” means the Certificate of Incorporation of the Company, as amended or modified from time to time.

“Common Stock” means Domesticated Acquiror Common Stock.

“Disqualified Individual” means any Person (a) convicted of a crime constituting a felony under the laws of any state, district or other jurisdiction of the United States of America or its territories, or (b) that is a “bad actor” as described in Rule 506(d) promulgated under the Securities Act of 1933, as amended.

“Exercise Period” has the meaning set forth in the Warrant Agreement.

“Joby Lockup Agreement” means the Lockup Agreement to be entered into between the Company and Joby Stockholders on the Closing Date.

“Joby Stockholder” means each of JoeBen Bevirt, Paul Sciarra and any holder of 3% or more of Joy Aero’s outstanding capital stock on a fully diluted basis immediately prior to the Closing.

“Lock-up Period” means:

(i)

for 20% of the Sponsor Shares, the period beginning on the Closing Date and ending on the earlier of (A) the one-year anniversary of the Closing Date and (B) the date on which the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30) Trading Day period commencing at least one hundred and fifty (150) days after the Closing Date;

(ii)	for 20% of the Sponsor Shares, the period beginning on the Closing Date and ending on the two-year anniversary of the Closing Date;

(iii)	for 20% of the Sponsor Shares, the period beginning on the Closing Date and ending on the three-year anniversary of the Closing Date;

(iv)	for 20% of the Sponsor Shares, the period beginning on the Closing Date and ending on the four-year anniversary of the Closing Date; and

(v)	for 20% of the Sponsor Shares, the period beginning on the Closing Date and ending on the five-year anniversary of the Closing Date.

Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, the Lock-up Period for any Sponsor Shares shall automatically terminate immediately prior to such Change of Control. For the avoidance of doubt, no Sponsor Shares shall be subject to Lock-up from and after the date that is five years after the Closing Date.

“Toyota MOU” means that certain Memorandum of Understanding by and between Toyota Motor Corporation and Joby Aero dated on or around the date of the Agreement.

“Necessary Actions” means, with respect to the election or appointment of a Person as a director of the Company or the Surviving Corporation, all actions by the Company or the Surviving Corporation necessary, appropriate or desirable to cause such Person to be elected or appointed as a director of the Company or the Surviving Corporation (to the fullest extent permitted by Law), including, without limitation, (A) nominating such Person for election as a director of the Company at each applicable annual or special meeting of stockholders of the Company, including at every adjournment or postponement thereof, at which directors are to be elected, (B) including such Person in the slate of nominees recommended by the Board for election as directors at any such meeting, (C) recommending that the Company’s stockholders vote in favor of the election of such Person as a director of the Company, (D) soliciting proxies for such Person to the same extent as the Company does for any other nominees recommended by the Board, and causing the applicable proxies to vote in accordance with the foregoing, and (E) executing, or causing to be executed, any agreements and instruments, and making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar documents that are required to achieve the foregoing.

“Permitted Transferees” means, prior to the expiration of the Lock-up Period, any Person to whom the Sponsor or any other Permitted Transferee transfers its Sponsor Shares pursuant to Section 4(b).

“Public Warrants” has the meaning set forth in the Warrant Agreement.

“Redemption Date” has the meaning set forth in the Warrant Agreement.

“Reference Value” has the meaning set forth in the Warrant Agreement.

“SEC” means the Securities and Exchange Commission.

“Sponsor Shares” has the meaning set forth in the Recitals hereto. For the avoidance of doubt, Sponsor Shares shall not include any shares purchased pursuant to the Subscription Agreements.

“Subscription Agreements” means the Subscription Agreement, dated as of February 23, 2021, by and between the Company and Reinvent Technology SPV I LLC, and the Subscription Agreement, dated as of February 23, 2021, by and between the Company and Reinvent Capital Fund LP.

“Trading Day” means any day on which shares of Common Stock are actually traded on the principal securities exchange or securities market on which shares of Common Stock are then traded.

“Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the Board of Directors of the Company.

“Warrant Agreement” means the Warrant Agreement, dated as of September 16, 2020, by and between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, as amended or modified from time to time.

2. Vesting. Subject to the Closing, all of the Sponsor Shares as of the Sponsor Share Conversion shall be subject to the vesting provisions set forth in this Section 2 (such vesting a “Release Event”). Any shares of Common Stock beneficially owned by any Person other than the Sponsor Shares shall not be subject to vesting. The Sponsor agrees that it shall not Transfer any unvested Sponsor Shares prior to the date such Sponsor Shares become vested pursuant to this Section 2. In the event that a Release Event has not occurred on or prior to the expiration of the Measurement Period, Sponsor agrees to forfeit any of its Sponsor Shares that have not been vested upon a Release Event.

(a) If, at any time during the ten (10) years following the Closing (the “Measurement Period”), the VWAP of Common Stock is greater than $12.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”), then 20% of the unvested Sponsor Shares owned by the Sponsor as of the Sponsor Share Conversion shall vest on the First Earnout Achievement Date.

(b) If, at any time during the Measurement Period, the VWAP of Common Stock is greater than $18.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”), then 20% of the unvested Sponsor Shares owned by the Sponsor as of the Sponsor Share Conversion shall vest on the Second Earnout Achievement Date.

(c) If, at any time during the Measurement Period, the VWAP of Common Stock is greater than $24.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Earnout Achievement Date”), then 20% of the unvested Sponsor Shares owned by the Sponsor as of the Sponsor Share Conversion shall vest on the Third Earnout Achievement Date.

(d) If, at any time during the Measurement Period, the VWAP of Common Stock is greater than $32.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Fourth Earnout Achievement Date”), then 20% of the unvested Sponsor Shares owned by the Sponsor as of the Sponsor Share Conversion shall vest on the Fourth Earnout Achievement Date.

(e) If, at any time during the Measurement Period, the VWAP of Common Stock is greater than $50.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Fifth Earnout Achievement Date”), then 20% of the unvested Sponsor Shares owned by the Sponsor as of the Sponsor Share Conversion shall vest on the Fifth Earnout Achievement Date.

(f) Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, all of the unvested Sponsor Shares as of the Sponsor Share Conversion shall vest immediately prior to such Change of Control, and the Sponsor shall receive the same per share consideration (whether stock, cash or other property) in respect of all the Sponsor Shares as the other holders of Common Stock participating in such Change of Control.

(g) The Common Stock price targets set forth in Section 2(a), Section 2(b), Section 2(c), Section 2(d) and Section 2(e) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the Common Stock occurring on or after the Closing (other than the transactions contemplated by the Merger Agreement).

3. Tax Treatment. The Parties intend that the Sponsor Share Conversion and Sponsor Warrant Conversion will be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

4. Lock-Up.

(a) Subject to the exclusions in Section 4(b), each holder of Sponsor Shares agrees not to Transfer any vested Sponsor Shares until the end of the Lock-up Period (the “Lock-up”).

(b) Each of Sponsor and any Permitted Transferee may Transfer any vested Sponsor Shares it holds during the Lock-up Period (i) to any direct or indirect partners, members or equity holders of the Sponsor, any Affiliates of the Sponsor or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates; (ii) by gift to a charitable organization; or, in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the primary beneficiaries of which are one or more members of the individual’s immediate family or an Affiliate of such Person; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; or (vi) to the Company.

(c) Each holder of Sponsor Shares shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-up Period so long as no Transfers of its Sponsor Shares in contravention of this Section 4 are effected prior to the expiration of the applicable Lock-up Period.

(d) Each holder of Sponsor Shares also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any vested Sponsor Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Sponsor Shares describing the foregoing restrictions.

(e) Each holder of Sponsor Shares shall retain all of its rights as a stockholder of the Company with respect to any vested Sponsor Shares during the Lock-up Period, including the right to vote any vested Sponsor Shares.

(f) Notwithstanding anything to the contrary in this Agreement, if either (i) any waiver, release, termination, shortening or other amendment or modification to the Joby Lock-up Agreement (“Joby Lock-up Amendment”) occurs which improves the terms of the lock-up set forth therein for the Joby Stockholders, or (ii) the Company waives, releases, terminates, shortens, or otherwise amends or modifies the restrictions in the Joby Lock-up Agreement as to any Joby Stockholder(s), other than as permitted under the terms of the Toyota MOU (each of the events in (i) or (ii), a “Release”), then the Release shall apply pro rata and on the same terms to the Lock-up of the Sponsor Shares hereunder and the provisions of this Section 4 shall be deemed immediately and automatically waived, released, terminated, shortened, amended or modified, as the case may be, without further action of the Parties. For the avoidance of doubt, the provisions of this Section 4 shall not be deemed waived, released, terminated, shortened, amended or modified if any such waiver, release, termination, shortening, amendment or modification would further obligate or is otherwise adverse to the holders of Sponsor Shares; provided, however, that in any such circumstances the holders of Sponsor Shares shall be granted equal opportunity to participate in such Release on equal terms to the parties thereto prior to the effectiveness thereof. Prior to any Joby Lock-up Amendment or Release, the Company will provide reasonable advance written notice (in no case less than five (5) Trading Days) to each holder of Sponsor Shares, indicating that the Company plans to take a specified action with respect to the Joby Lock-up Agreement or Release and setting forth the terms of any such Joby Lock-up Amendment or Release.

(g) For so long as this Agreement remains in effect, the Company shall not waive, release, terminate, shorten, or otherwise amend or modify the restrictions on transfer set forth in the Toyota MOU or Section 7.12 of the Bylaws, in each case, other than pursuant to the terms thereof, without first obtaining the prior written consent of the Sponsor.

(h) The obligations of holders of Sponsor Shares under this Section 4 are conditioned on the Company entering into the Joby Lock-up Agreement.

(i) Subject to Section 4(h), effective as of the Closing, the Lock-up provisions in this Section 4 shall supersede the lock-up provisions applicable to the Sponsor Shares in Section 7 of that certain letter agreement, dated as of September 16, 2020 (the “Insider Letter”), entered into by the Company, the Sponsor, and certain other parties thereto. Subject to Section 4(h), the Company and the Sponsor agree that effective as of the Closing, the lock-up provisions in Section 7 of the Insider Letter shall be of no further or effect with respect to the Sponsor Shares.

5. Exercise of Sponsor Warrants. If, at any time during the Exercise Period, the Reference Value exceeds $18.00 per share (subject to adjustment in compliance with Section 4 of the Warrant Agreement), and the Company elects to redeem the Public Warrants pursuant to Section 6.1 or Section 6.2 of the Warrant Agreement and notifies holder(s) of Sponsor Warrants of such election and the Redemption Date on or prior to the date that the Company mails a notice of redemption to holders of the Public Warrants, each holder of Sponsor Warrants agrees to exercise all of its Sponsor Warrants for cash or on a “cashless basis” (at such holder’s option) on or prior to the Redemption Date; provided that there is an effective registration statement covering the issuance of shares of Common Stock issuable upon exercise of the Sponsor Warrants, and a current prospectus relating thereto, available at the time of such exercise.

6. Board Representation.

(a) From the date of this Agreement, the Company and, after the Effective Time, the Surviving Corporation, shall take all Necessary Actions such that:

(i) Immediately following the Effective Time, Reid Hoffman (“Mr. Hoffman”) shall serve as a Class III director of the Company and a director of the Surviving Corporation for a term expiring at the third annual meeting of stockholders of the Company following the Effective Time (the “First Term”); provided, that should Mr. Hoffman resign from the Board, become unable to serve on the Board due to death, disability or other reasons or otherwise cease to serve on the Board for any reason prior to the expiration of the First Term, the Sponsor will have the right to designate either Michael Thompson (“Mr. Thompson”) or another replacement director who is reasonably acceptable to the Company (a “Replacement Director”) who shall serve as a Class III director of the Company until the end of the First Term; provided, further, that if the Charter shall have been amended to remove the classification of the Board, the Company shall take all Necessary Actions such that Mr. Hoffman or any Replacement Director, as applicable, shall serve as a director of the Company until the end of the First Term.

(ii) During the First Term, Mr. Thompson shall serve as a non-voting observer who shall be entitled to attend each regularly scheduled, special and other meeting (including telephonic meetings) of the Board and any committees thereof, and shall be given copies of all notices, reports, minutes, consents and other documents and materials at the time and in the manner as are provided to the Board or the applicable committee thereof, but shall not have any fiduciary duties to the Company or its stockholders as a result of his capacity or service as an observer as contemplated hereby (in such capacity, the “Board Observer”); provided, that should Mr. Thompson become unable to serve as the Board Observer due to death, disability or other reasons or otherwise cease to serve as the Board Observer for any reason prior to the expiration of the First Term, the Sponsor will have the right to designate a Person who is reasonably acceptable to the Company to serve as the Board Observer until the end of the First Term; provided, further, that the Board Observer shall enter into a mutually acceptable, customary confidentiality agreement with the Company with respect to any information received from the Company as a Board Observer; provided, further, that the Board Observer may be excluded from access to the portion of any meeting of the Board or any committee thereof or the portion of meeting materials relating thereto if the Board or such committee reasonably determines, in good faith, that (A) such exclusion is reasonably necessary to protect highly confidential proprietary information of the Company or confidential proprietary information of third parties that the Company is required to hold in confidence, (B) such access would reasonably be expected to prevent the members of the Board or such committee from engaging in attorney-client privileged communication with counsel or (C) such access would reasonably be expected to result in a conflict of interest with the Company; provided, however, that such exclusion shall not extend to any portion of the meeting or meeting materials that does not involve or pertain to such exclusion; and

(iii) Mr. Thompson shall be nominated for election as a Class III director of the Company at the third annual meeting of stockholders of the Company following the Effective Time and shall serve as a Class III director of the Company and a director of the Surviving Corporation for a term expiring at the sixth annual meeting of stockholders of the Company following the Effective Time (the “Second Term”); provided, that if Mr. Thompson is not elected to serve as a Class III director of the Company, the Company shall take all Necessary Actions to appoint Mr. Thompson as a Class III director of the Company, including increasing the size of the Board and appointing Mr. Thompson to fill the vacancy created by such increase; provided, further, that should Mr. Thompson resign from the Board, become unable to serve on the Board due to death, disability or other reasons or otherwise cease to serve on the Board for any reason prior to the expiration of the Second Term, the Sponsor will have the right to designate a Replacement Director who shall serve as a Class III director of the Company until the end of the Second Term; provided, further, that if the Charter shall have been amended to remove the classification of the Board, the Company shall take all Necessary Actions such that Mr. Thompson or any Replacement Director, as applicable, shall serve as a director of the Company until the end of the Second Term.

(iv) Notwithstanding the foregoing, (A) any director nominee or Person serving as the Board Observer designated pursuant to this Section 6 may be removed from their position for Cause (provided that Sponsor shall have the right to designate (1) in the case of a removal of a director nominee, a Replacement Director who shall serve as a director of the Company until the end of the First Term or the Second Term, as applicable, or (2) in the case of a removal of a Person from the Board Observer position, another Person reasonably acceptable to the Company to serve as the Board Observer until the end of the First Term), (B) Sponsor shall not nominate a Disqualified Individual, and (C) Sponsor may not have more than one representative as a director on the Board.

(b) The Company agrees not to take, directly or indirectly, any actions that would frustrate, obstruct or otherwise affect the provisions of this Section 6.

(c) The Company agrees that any director serving on the Board pursuant to this Section 6 shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of such director and provide such director with directors’ and officers’ liability insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Charter, the Bylaws or other organizational documents of the Company, any indemnification agreement with such director, applicable Law or otherwise; provided, that upon removal or resignation of such director for any reason, the Company shall take all actions reasonable necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

(d) The Company shall reimburse the Board Observer for all reasonable and documented out-of-pocket expenses incurred by the Board Observer in connection with the Board Observer’s attendance at meetings of the Board and any committees thereof. The Company shall provide the Board Observer with directors’ and officers’ liability insurance to the same extent it provides insurance for the directors of the Company and enter into an indemnification agreement with the Board Observer in a form mutually acceptable to the Company and the Board Observer.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement.

8. Notice. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to the Sponsor prior to the Closing, or to any holder of Sponsor Shares or Sponsor Warrants after the Effective Time, to:

c/o Reinvent Sponsor LLC

215 Park Avenue, Floor 11

New York, NY 10003

Email:             contact@reinventcap.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:         Howard L. Ellin

                          Christopher M. Barlow

Email:               howard.ellin@skadden.com

                           christopher.barlow@skadden.com

(b) If to the Company prior to the Closing, or to the Company after the Effective Time, to:

Reinvent Technology Partners

215 Park Avenue, Floor 11

New York, NY 10003

Attention:         Secretary

Email:                contact@reinventtechnologypartners.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:         Howard L. Ellin

                          Christopher M. Barlow

Email:               howard.ellin@skadden.com

                           christopher.barlow@skadden.com

(c) If to Joby Aero prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Joby Aero, Inc.

340 Woodpecker Ridge Road

Santa Cruz, CA 95060

Attention:         Legal Department

Email:               legal@jobyaviation.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention:         Ryan Maierson

                          Benjamin Potter

                          Saad Khanani

Email:               Ryan.Maierson@lw.com

                          Benjamin.Potter@lw.com

                          Saad.Khanani@lw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

9. Assignment.

(a) Neither this Agreement nor any of the rights, duties, interests or obligations of the Company or the Surviving Corporation hereunder shall be assigned or delegated by the Company or the Surviving Corporation in whole or in part.

(b) This Agreement and the provisions hereof shall inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of holders of Sponsor Shares or Sponsor Warrants, including with respect to any of such Person’s vested Sponsor Shares that are transferred to any Permitted Transferee(s) in accordance with the terms of this Agreement.

10. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

11. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

12. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among Parties to the extent they relate in any way to the subject matter hereof.

14. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

15. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

16. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 16.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

17. Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

18. Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refers to the specified Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (viii) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Trading Days are specified.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the day and year first above written.

REINVENT SPONSOR LLC

By:	/s/ Mark Pincus
Name: Mark Pincus
Title: Manager

REINVENT TECHNOLOGY PARTNERS

By:	/s/ Michael Thompson
Name: Michael Thompson
Title: Chief Executive Officer and Chief Financial Officer

JOBY AERO, INC.

By:	/s/ JoeBen Bevirt
Name: JoeBen Bevirt
Title: Chief Executive Officer

[Signature Page to Sponsor Agreement]

Annex I

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on February 23, 2021, by and between Reinvent Technology Partners, a Cayman Islands exempted company (“RTP”), and the undersigned subscriber (the “Investor”).

WHEREAS, this Subscription Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among RTP, Joby Aero, Inc., a Delaware corporation (the “Company”), RTP Merger Sub Inc., a Delaware corporation (“RTP Merger Sub”), and the other parties thereto, pursuant to which, among other things, RTP Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly owned subsidiary of RTP, and RTP will change its name to “Joby Aviation, Inc.”, on the terms and subject to the conditions therein (the “Transaction”);

WHEREAS, prior to the closing of the Transaction (and as more fully described in the Transaction Agreement), RTP will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Act (as Revised) (the “Domestication”);

WHEREAS, in connection with the Transaction, RTP is seeking commitments from interested investors to purchase, following the Domestication and prior to the closing of the Transaction, shares of RTP’s Class A ordinary shares, par value $0.0001 per share, as such shares will exist as Class A common stock following the Domestication (the “Shares”), in a private placement for a purchase price of $10.00 per share (“Price Per Share”);

WHEREAS, the aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount”; and

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, RTP is entering into: (a) a separate subscription agreement with Reinvent Technology SPV I LLC acquiring Shares at the same Price Per Share with an aggregate purchase price of $90 million, and (b) a separate subscription agreement with Reinvent Capital Fund LP acquiring Shares at the same Price Per Share with an aggregate purchase price of $25 million (each, an “Insider PIPE Investor” and, such investments together, the “Insider PIPE Investment”); and (c) separate subscription agreements with certain investors (other than the Insider PIPE Investors) (the “Other Investors,” and such other subscription agreements, the “Other Subscription Agreements”) acquiring Shares at the same Price Per Share with an aggregate purchase price of $720 million (inclusive of the Subscription Amount) (together with the Insider PIPE Investment, the “PIPE Investment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and RTP acknowledges and agrees as follows:

1. Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from RTP, and RTP hereby agrees to issue and sell to the Investor the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not shares in a Cayman Islands exempted company).

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) shall occur following the Domestication on a closing date (the “Closing Date”) specified in the Closing Notice (as defined below), and be conditioned upon the prior or substantially concurrent consummation of the Transaction (the closing date of the Transaction, the “Transaction Closing Date”). Upon delivery of written notice from (or on behalf of) RTP to the Investor (the “Closing Notice”), that RTP reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected Transaction Closing Date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver the Subscription Amount two (2) business days prior to the expected Closing Date specified in the Closing Notice by wire transfer of United States dollars in immediately available funds to the account(s) specified by RTP in the Closing Notice. On or prior to the Closing Date, RTP shall issue the Shares to the Investor, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), and subsequently cause the Shares to be registered in book entry form in the name of the Investor (or its nominee in accordance with its delivery instructions) on RTP’s share register. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York or governmental authorities in the Cayman Islands (for so long as RTP remains domiciled in Cayman Islands) are authorized or required by law to close. Prior to or at the Closing, Investor shall deliver to RTP a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the Transaction Closing Date does not occur within two (2) business days after the Closing Date under this Subscription Agreement, RTP shall promptly (but not later than two (2) business days thereafter) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Shares shall be deemed repurchased and cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing.

3. Closing Conditions. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions: (a) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; (b) all conditions precedent to the closing of the Transaction under the Transaction Agreement shall have been satisfied or waived (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be fulfilled at or substantially contemporaneously with the closing of the Transaction); (c)(i) solely with respect to the Investor’s obligation to purchase the Shares pursuant to this Subscription Agreement, the representations and warranties made by RTP, and (ii) solely with respect to the RTP’s obligation to sell the Shares pursuant to this Subscription Agreement, the representations and warranties made by the Investor, in each case, in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date other than (x) those representations and warranties qualified by materiality, Material Adverse Effect (as defined below) or similar qualification, which shall be true and correct in all respects as of the Closing Date and (y) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar qualification, all respects) as of such date, in each case without giving effect to the consummation of the Transactions; (d)(i) solely with respect to the Investor’s obligation to purchase the Shares pursuant to this Subscription Agreement, RTP shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, and (ii) solely with respect to the RTP’s obligation to close, Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and (e) solely with respect to RTP’s obligation to close, the Investor shall have delivered to Morgan Stanley & Co. LLC and Allen & Company LLC (collectively, the “Placement Agents”) a signed copy of the investor representation letter addressed to the Placement Agents in the form of Exhibit I attached hereto and dated as of the Closing Date.

The obligation of the Investor to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following additional conditions: (i) solely with respect to the Investor’s obligation to close, the terms of the Transaction Agreement (as the same exists as of the date of this Subscription Agreement) (including the conditions thereto) shall not have been amended or waived in a manner that is materially adverse to the Investor (in its capacity as such); and (ii) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction shall have occurred, and the NYSE (as defined below) shall have conditionally authorized, subject to official notice of issuance, the listing of the Shares acquired pursuant to the Subscription Agreement.

4. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. RTP Representations and Warranties. RTP represents and warrants to the Investor that:

(a) As of the date hereof and prior to the Domestication, RTP is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). RTP has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, RTP will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware, with all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) The Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under RTP’s organizational documents (as in effect at such time of issuance) or under the Delaware General Corporation Law or laws of the Cayman Islands, if applicable.

(c) This Subscription Agreement has been duly authorized, executed and delivered by RTP and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against RTP in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d) Assuming the accuracy of Investor’s representations and warranties in Section 6 of this Subscription Agreement, the execution, delivery and performance of this Subscription Agreement, including the issuance and sale by RTP of the Shares hereunder, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of RTP or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which RTP or any of its subsidiaries is a party or by which RTP or any of its subsidiaries is bound or to which any of the property or assets of RTP is subject that would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of RTP and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Shares or the legal authority of RTP to comply in all material respects with its obligations under this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of RTP; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over RTP or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of RTP to comply in all material respects with its obligations under this Subscription Agreement.

(e) As of their respective filing dates, all reports required to be filed by RTP with the U.S. Securities and Exchange Commission (the “SEC”) since September 19, 2020 (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder. None of the SEC Reports filed under the Exchange Act included, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that RTP makes no such representation or warranty with respect to any registration statement or any proxy statement/prospectus to be filed by RTP with respect to the Transaction or any other information relating to the Company or any of its affiliates included in any SEC Report or filed as an exhibit thereto. RTP has timely filed with the SEC each SEC Report that RTP was required to file with the SEC. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by RTP from the SEC (including from the staff of the Division of Corporation Finance of the SEC) with respect to any of the SEC Reports.

(f) RTP is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 12 of this Subscription Agreement; (iv) those required by the New York Stock Exchange or Nasdaq, including with respect to obtaining approval of RTP’s stockholders, and (v) the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) As of the date hereof, the authorized share capital of RTP consists of 500,000,000 Class A ordinary shares, par value $0.0001 per share (“Class A Shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (“Class B Shares”), and 5,000,000 preference shares, par value $0.0001 per share (“Preferred Shares”). As of the date hereof: (i) 69,000,000 Class A Shares, 17,250,000 Class B Shares and no Preferred Shares were issued and outstanding; and (ii) 28,783,333 warrants, each exercisable to purchase one Class A Share at $11.50 per share (“Warrants”), were issued and outstanding, including 11,533,333 private placement warrants. No Warrants are exercisable on or prior to the Closing.

(h) There are no securities or instruments issued by or to which RTP is a party containing anti-dilution or similar provisions that will be triggered, and not fully waived by the holder of such securities or instruments pursuant to a written agreement or consent, by the issuance of the Shares pursuant to this Subscription Agreement, the Insider PIPE Investment or any Other Subscription Agreements.

(i) As of the date hereof, RTP has not received any written communication from a governmental authority that alleges that RTP is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Shares by RTP to the Investor and the Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(k) Neither RTP nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising in violation of the Securities Act.

(l) As of the date hereof, the issued and outstanding Class A ordinary shares of RTP are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange (the “NYSE”). Following the Domestication, the Shares will continue to be registered under the Exchange Act and be listed for trading on the NYSE. There is no suit, action, proceeding or investigation pending or, to the knowledge of RTP, threatened against RTP by the NYSE or the SEC with respect to any intention by such entity to deregister the Shares or prohibit or terminate the listing of the Shares on the NYSE, excluding, for the purposes of clarity, the customary ongoing review by NYSE in connection with the Transaction, RTP has taken no action that is designed to terminate the registration of the Shares under the Exchange Act prior to the Closing.

(m) Except for such matters as have not had and would not reasonably be expected to have a Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of RTP, threatened in writing against RTP or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against RTP.

(n) The Other Subscription Agreements reflect the same Price Per Share and other terms with respect to the purchase of the Shares that are not materially more favorable to similarly situated subscribers thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds. For the avoidance of doubt, this Section 5(n) shall not apply to any document entered into in connection with the Insider PIPE Investment; provided, however, that such Insider PIPE Investment shall be with respect to the same class of Class A common stock being acquired by the Investor hereunder and at the same Price Per Share.

(o) RTP is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares.

6. Investor Representations and Warranties. The Investor represents and warrants to RTP that:

(a) The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares.

(b) The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Shares have not been registered under the Securities Act and that RTP is not required to register the Shares except as set forth in Section 7 of this Subscription Agreement. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to RTP or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions. The Investor acknowledges and agrees that the Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Shares. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

(c) The Investor acknowledges and agrees that the book-entry position representing the Shares will bear or reflect, as applicable, a legend substantially similar to the following (provided that such legend shall be subject to removal in accordance with Section Error! Reference source not found. hereof):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER THAT THESE SECURITIES MAY NOT BE OFFERED,

RESOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF BY THE HOLDER ABSENT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT EXCEPT (I) TO THE ISSUER OR A SUBSIDIARY THEREOF, (II) TO NON-U.S. PERSONS PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (III) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND THE APPLICABLE LAWS OF ANY OTHER JURISDICTION.”

(d) The Investor acknowledges and agrees that the Investor is purchasing the Shares from RTP. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of RTP, the Company, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of RTP expressly set forth in Section 5 of this Subscription Agreement.

(e) The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to RTP, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed RTP’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

(f) The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and RTP, the Company or a representative of RTP or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and RTP, the Company or a representative of RTP or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that RTP represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, RTP, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of RTP contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in RTP.

(g) The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in RTP’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither RTP nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.

(h) Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in RTP. The Investor acknowledges specifically that a possibility of total loss exists.

(i) In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor and the representations and warranties in Section 5. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing concerning RTP, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

(j) The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

(k) The Investor, if not a natural person, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(l) The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not a natural person, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is a natural person, has legal competence and capacity to execute the same or, if the Investor is not a natural person, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of RTP, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(m) Neither the Investor nor, if the Investor is not a natural person, any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, or the United Kingdom (collectively, “Sanctions Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, or the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required by applicable law, the Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union, or any individual European Union member state, or the United Kingdom, to the extent applicable to it. The Investor further represents that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

(n) If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Investor represents and warrants that (A) it has not relied on RTP or any of its affiliates for investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Shares, and none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Shares; and (B) its purchase of the Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.

(o) The Investor hereby understands and acknowledges that no disclosure or offering document has been prepared by any of the Placement Agents or any of their respective affiliates in connection with the offer and sale of the Shares.

(p) The Investor hereby understands and acknowledges that none of the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, agents or representatives of any of the foregoing has made any independent investigation with respect to RTP, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by RTP.

(q) In connection with the issue and purchase of the Shares, none of the Placement Agents, nor any of their respective affiliates, has acted as the Investor’s financial advisor or fiduciary.

(r) The Investor has or has commitments to have and, when required to deliver payment to RTP pursuant to Section 2 above, will have sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

(s) The Investor agrees that, from the date of this Subscription Agreement until the Closing or the earlier termination of this Subscription Agreement, none of the Investor, its controlled affiliates, or any person or entity acting on behalf of the Investor or any of its controlled affiliates or pursuant to any understanding with the Investor or any of its controlled affiliates will engage in any Short Sales with respect to the Shares; provided that nothing herein shall prohibit such persons from engaging in hedging transactions with respect to other securities of RTP, including Shares acquired in open market purchases, so long as such person does not create any “put equivalent position,” as such term is defined in Rule 16a-1 under the Exchange Act, or short sale positions, with respect to the Shares, nor shall this Subscription Agreement prohibit any other investment portfolios of the Investor that have no knowledge of this Subscription Agreement or of Investor’s participation in this transaction (including Investor’s controlled affiliates and/or affiliates) from entering into any short sales or engaging in other hedging transactions. For the purposes hereof, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

7. Registration Rights.

(a) RTP agrees that, within thirty (30) calendar days following the Closing Date (such deadline, the “Filing Deadline”), RTP will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if RTP is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of the Shares acquired by the Investor pursuant to this Subscription

Agreement which are eligible for registration (determined as of two (2) business days prior to such submission or filing) (the “Registrable Shares”) and RTP shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day following the filing date thereof if the SEC notifies RTP that it will “review” the Registration Statement) and (ii) the 10th business day after the date RTP is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that RTP’s obligations to include the Registrable Shares in the Registration Statement are contingent upon the Investor furnishing in writing to RTP such information regarding the Investor or its permitted assigns, the securities of RTP held by the Investor and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by RTP to effect the registration of the Registrable Shares at least five (5) business days in advance of the expected filing date of the Registration Statement, and the Investor shall execute such documents in connection with such registration as RTP may reasonably request that are customary of a selling stockholder in similar situations, including providing that RTP shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that the Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. Notwithstanding the foregoing, if the SEC prevents RTP from including any or all of the shares proposed to be registered under a Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Shares pursuant to this Section 7 by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted to be registered by the SEC. In such event, the number of Shares to be registered for each selling stockholder named in such Registration Statement shall be reduced pro rata among all such selling stockholders. In the event RTP amends the Registration Statement in accordance with the foregoing, RTP will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC, one or more registration statements to register the resale of those Registrable Shares that were not registered on the initial Registration Statement, as so amended. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw its Shares from the Registration Statement. For as long as the Investor holds Shares, RTP will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Investor). Any failure by RTP to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve RTP of its obligations to file or effect the Registration Statement as set forth above in this Section 7. In the case of the registration, qualification, exemption or compliance effected by RTP pursuant to this Subscription Agreement, RTP shall, upon reasonable request, respond to the Investor as to the status of such registration, qualification, exemption and compliance.

(b) At its expense RTP shall:

(i) except for such times as RTP is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which RTP determines to obtain, continuously effective with respect to the Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) the Investor ceases to hold any Registrable Shares, (B) the date all Registrable Shares held by the Investor may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for RTP to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) three (3) years from the date of effectiveness of the Registration Statement. The period of time during which RTP is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;

(ii) during the Registration Period, advise the Investor, as expeditiously as possible:

(1) when a Registration Statement or any amendment thereto has been filed with the SEC;

(2) after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3) of the receipt by RTP of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(4) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, RTP shall not, when so advising the Investor of such events, provide the Investor with any material, nonpublic information regarding RTP other than to the extent that providing notice to the Investor of the occurrence of the events listed in (1) through (4) above constitutes material, nonpublic information regarding RTP;

(iii) during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) during the Registration Period, upon the occurrence of any event contemplated in Section 7(b)(ii)(4) above, except for such times as RTP is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, RTP shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(v) during the Registration Period, use its commercially reasonable efforts to cause all Registrable Shares to be listed on each securities exchange or market, if any, on which the shares of Class A common stock issued by RTP have been listed;

(vi) during the Registration Period, use its commercially reasonable efforts to allow the Investor to review disclosure regarding the Investor in the Registration Statement; and

(vii) during the Registration Period, otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Subscription Agreement, in connection with the registration of the Registrable Shares.

(c) Notwithstanding anything to the contrary in this Subscription Agreement, RTP shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it determines, upon advice of legal counsel (either internal or external), that in order for the Registration Statement not to contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (ii) the negotiation or consummation of a transaction by RTP or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event RTP’s board of directors reasonably believes would require additional disclosure by RTP in the Registration Statement of material information that RTP has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of RTP’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (iii) in the good faith judgment of the majority of the members of RTP’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Company and the majority of the members of RTP’s board of directors concludes as a result that it is essential to defer such filing (each such circumstance, a “Suspension Event”); provided, however, that RTP may not delay or suspend the Registration Statement on more than two occasions or for more than forty-five (45) consecutive calendar days, or more than ninety (90) total calendar days in each case during any twelve month period. Upon receipt of any written notice from RTP of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, the Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Investor receives copies of a supplemental or amended prospectus (which RTP agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by RTP that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by RTP unless otherwise required by law or subpoena. If so directed by RTP, the Investor will deliver to RTP or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent the Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

The Investor may deliver written notice (an “Opt-Out Notice”) to RTP requesting that the Investor not receive notices from RTP otherwise required by this Section 7(c); provided, however, that the Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Investor (unless subsequently revoked), (i) RTP shall not deliver any such notices to the Investor and the Investor shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Investor’s intended use of an effective Registration Statement, the Investor will notify RTP in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7(c)) and the related suspension period remains in effect, RTP will so notify the Investor, within one (1) business day of the Investor’s notification to RTP, by delivering to the Investor a copy of such previous notice of Suspension Event, and thereafter will provide the Investor with the related notice of the conclusion of such Suspension Event promptly following its availability.

(d) Indemnification.

(i) RTP agrees to indemnify, to the extent permitted by law, the Investor (to the extent a seller under the Registration Statement), its directors, officers, partners, managers, members, stockholders, agents, advisors, and each person or entity who controls the Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented outside attorneys’ fees of one law firm) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to RTP by or on behalf of such Investor expressly for use therein.

(ii) In connection with any Registration Statement in which an Investor is participating, such Investor shall furnish (or cause to be furnished) to RTP in writing such information and affidavits as RTP reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, the Investor shall, severally and not jointly with any Other Investor or investor, indemnify RTP, its directors, officers, agents, advisors, and each person or entity who controls RTP (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Investor expressly for use therein; provided, however, that the liability of such Investor shall be several and not joint with any other investor and shall be in proportion to and not exceed the dollar amount of the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation.

(iii) Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

(v) If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Investor shall be limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(d)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) If the Shares acquired hereunder are at any time either eligible to be sold (i) pursuant to an effective Registration Statement or (ii) without volume or manner of sale limitations under Rule 144 under the Securities Act, then at the Investor’s request, RTP will take all such actions necessary (including, if required by RTP’s transfer agent, delivering an opinion of RTP’s counsel in a form reasonably acceptable to RTP’s transfer agent; provided, however, that any obligation by RTP’s counsel to deliver such opinion shall be contingent upon the Investor furnishing such materials that are reasonably requested by RTP’s counsel), in cooperation with RTP’s transfer agent, to ensure that any restrictive legend set forth on such Shares will be removed.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Transaction Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (iii) if the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing and (iv) August 23, 2021, if the Closing has not occurred by such date; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. RTP shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 8, any monies paid by the Investor to RTP in connection herewith shall be promptly (and in any event within one business day after such termination) returned to the Investor.

9. Trust Account Waiver. The Investor acknowledges that RTP is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving RTP and one or more businesses or assets. The Investor further acknowledges that, as described in RTP’s prospectus relating to its initial public offering dated September 16, 2020 (the “September 16 Prospectus”) available at www.sec.gov, substantially all of RTP’s assets consist of the cash proceeds of RTP’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of RTP, its public shareholders and the underwriter of RTP’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to RTP to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the September 16 Prospectus. For and in consideration of RTP entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of Class A ordinary shares of RTP acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of RTP.

10. Miscellaneous.

(a) Without the prior written consent of RTP, neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned, other than an assignment to any fund or account managed by the same investment manager as the Investor or an affiliate thereof, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions, provided, that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Shares contemplated hereby. Neither this Subscription Agreement nor any rights that may accrue to RTP hereunder or any of RTP’s obligations may be transferred or assigned other than pursuant to the Transaction.

(b) RTP may request from the Investor such additional information as RTP may deem necessary to evaluate the eligibility of the Investor to acquire the Shares and in connection with the inclusion of the Shares in the Registration Statement, and the Investor shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures, provided that RTP agrees to keep any such information provided by Investor confidential, except as may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request. The Investor acknowledges that RTP may file a copy of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of RTP.

(c) The Investor acknowledges that RTP and the Placement Agents (as third party beneficiaries with the right to enforce Section 4, Section 5, Section 6, Section 10, and Section 11 hereof on their own behalf and not, for the avoidance of doubt, on behalf of RTP) will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, each party hereto agrees to promptly notify the other parties hereto and the Placement Agents if any of such party’s respective acknowledgments, understandings, agreements, representations and warranties set forth in Section 5 and Section 6 hereof, as applicable, are no longer accurate.

(d) RTP, the Placement Agents and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e) This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto and, to the extent required by the Transaction Agreement, the Company. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(f) This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 7(d) and Section 10(c) with respect to the persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(g) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(h) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(i) This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(j) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(k) All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing until the expiration of any statute of limitations pursuant to applicable law or in accordance with their respective terms, if a shorter period.

(l) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 13 OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE.

(m) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(m).

11. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of RTP expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in RTP. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, (iii) any other party to the Transaction Agreement (other than RTP), or (iv) any affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of RTP, the Company or any other party to the Transaction Agreement (other than RTP) shall be liable to the Investor, or to any other investor, pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

12. Press Releases. RTP shall, by 9:00 a.m., New York City time, on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, the PIPE Investment, all material terms of the Transaction and any other material, non-public information that RTP has provided to the Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, to the knowledge of RTP, the Investors shall not be in possession of any material, non-public information received from RTP or any of its officers, directors employees, or agents (including the Placement Agents), and the Investor shall no longer be subject to any confidentiality obligations under any current agreement, whether written or oral, with RTP, the Placement Agents or any of their respective affiliates in connection with the Transaction. All press releases or other public communications relating to the transactions contemplated hereby between RTP and the Investor, and the method of the release for publication thereof, shall be subject to the prior approval of (i) RTP, and (ii) to the extent such press release or public communication references the Investor or its affiliates or investment advisors by name, the Investor, which approval shall not be unreasonably withheld or conditioned. The restriction in this Section 12 shall not apply to the extent the public announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided, that in such an event, the applicable party shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

13. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to the address provided on the Investor’s signature page hereto.

If to RTP, to:

Reinvent Technology Partners

215 Park Avenue, Floor 11

New York, New York 10003

Attention:        David Cohen

Email:              david@reinventcap.com

with copies to (which shall not constitute notice), to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:        Howard L. Ellin

                         Christopher M. Barlow

                         Shana Elberg

Email:             howard.ellin@skadden.com

                         christopher.barlow@skadden.com

                         shana.elberg@skadden.com

and

Joby Aero, Inc.

340 Woodpecker Ridge Road

Santa Cruz, CA 95060

Attention:        Legal Department

Email:              legal@jobyaviation.com

and

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention:        Ryan Maierson

                         Benjamin Potter

                         Saad Khanani

Email:              Ryan.Maierson@lw.com

               Benjamin.Potter@lw.com

               Saad.Khanani@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

14. Massachusetts Business Trust. If Investor is a Massachusetts Business Trust, a copy of the Agreement and Declaration of Trust of Investor or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Investor or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Investor or any affiliate thereof individually but are binding only upon Investor or any affiliate thereof and its assets and property.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: ________, 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by RTP in the Closing Notice.

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, RTP has accepted this Subscription Agreement as of the date set forth below.

REINVENT TECHNOLOGY PARTNERS

By:
Name: Michael Thompson
Title: Chief Executive Officer and Chief
Financial Officer

Date:                 , 2021

[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

** OR **

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment advisor makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

[Schedule A to Subscription Agreement]

Exhibit I

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Allen & Company LLC

711 Fifth Avenue

New York, New York 10022

Reinvent Technology Partners

215 Park Avenue, Floor 11

New York, NY 10003

Re: Purchase of equity securities (the “Securities”) issued by Reinvent Technology Partners (the “Company”)

Ladies and Gentlemen:

In connection with the offer and sale of the Securities to be issued by the Company, we represent, warrant, agree and acknowledge as follows:

1. No disclosure or offering document has been prepared in connection with the offer and sale of the Securities by Morgan Stanley & Co. LLC and Allen & Company LLC or any of their respective affiliates (“Placement Agents”).

2. (a) We have conducted our own investigation of the Company and the Securities and we have not relied on any statements or other information provided by the Placement Agents concerning the Company or the Securities or the offer and sale of the Securities, (b) we have had access to, and an adequate opportunity to review, financial and other information as we deem necessary to make our decision to purchase the Securities, (c) we have been offered the opportunity to ask questions of the Company and received answers thereto, as we deemed necessary in connection with our decision to purchase the Securities; and (d) we have made our own assessment and have satisfied ourselves concerning the relevant tax and other economic considerations relevant to our investment in the Securities.

3. The Placement Agents and their respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Securities or the accuracy, completeness or adequacy of any information supplied to us by the Company.

4. In connection with the issue and purchase of the Securities, the Placement Agents have not acted as our financial advisor or fiduciary.

5. We are (x) a qualified institutional buyer (as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”)), or (y) an accredited investor (as defined in Rule 501 of the Securities Act). Accordingly, we understand that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).

6. We (i) are an institutional account as defined in FINRA Rule 4512(c), (ii) are a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) have exercised independent judgment in evaluating our participation in the purchase of the Securities. Accordingly, we understand that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

7. We are aware that the sale to us is being made in reliance on a private placement exemption from registration under the Securities Act and are acquiring the Securities for our own account or for an account over which we exercise sole discretion for another qualified institutional buyer or accredited investor.

[Schedule A to Subscription Agreement]

8. We are able to fend for ourselves in the transactions contemplated herein; have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our prospective investment in the Securities; and have the ability to bear the economic risks of our prospective investment and can afford the complete loss of such investment.

9. The Securities have not been registered under the Securities Act or any other applicable securities laws, are being offered for resale in transactions not requiring registration under the Securities Act, and unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to any exemption therefrom or in a transaction not subject thereto.

Very truly yours,

[NAME OF INVESTOR]

By: ____________________
Name:
Title:

Date:

[Schedule A to Subscription Agreement]

Annex J

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among Joby Aviation, Inc., a Delaware corporation (the “Company”) (formerly known as Reinvent Technology Partners, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), Reinvent Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), certain former stockholders of Joby Aero, Inc., a Delaware corporation (“Joby”) identified on the signature pages hereto (such stockholders, the “Joby Holders”), Sherry Coutu, Charles Hudson, Kristina Salen and Fei-Fei Li (the “Director Holders”) and Reid Hoffman, Mark Pincus, Michael Thompson and David Cohen (collectively, the “Investor Stockholders” and, collectively with the Sponsor, the Joby Holders, the Director Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of September 16, 2020 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of February 23, 2021, (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, RTP Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, and Joby;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Joby Holders received shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company;

WHEREAS, on the date hereof, the Investor Stockholders, certain Joby Holders and certain other investors (such other investors, collectively, the “Third Party Investor Stockholders”) purchased an aggregate of 83,500,000 shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreement, each dated as of February 23, 2021, entered into by and between the Company and each of the Investor Stockholders and the Third Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the Director Holders are Holders in the aggregate of at least a majority-in-interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company, the Sponsor and the Director Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, the President or the principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Change of Control” shall have the meaning given in the Sponsor Agreement.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Director Holders” shall have the meaning given in the Preamble hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Fifth Earnout Achievement Date” shall have the meaning given in the Sponsor Agreement.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Investor Stockholders” shall have the meaning given in the Preamble hereto. For the avoidance of doubt, the Registrable Securities held by an Investor Stockholder for the purposes of this Agreement shall include all of such Investor Stockholder’s holdings of Registrable Securities, whether held directly or indirectly.

“Joby” shall have the meaning given in the Preamble hereto.

“Joby Holders” shall have the meaning given in the Preamble hereto.

“Joinder” shall have the meaning given in Section 5.10.

“Lock-up” shall have the meaning given in the Sponsor Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement and any Investor Shares); (b) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Stock; and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, amalgamation, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto. For the avoidance of doubt, the Registrable Securities held by Sponsor for the purposes of this Agreement shall include, whether held directly or indirectly, all Registrable Securities held by (i) the Sponsor, (ii) the Sponsor Members, and (iii) the Sponsor Managers.

“Sponsor Agreement” shall have the meaning given in the Merger Agreement.

“Sponsor Consent Period” shall mean the period commencing from the Closing until the date that is one (1) year following the later of the five-year anniversary of the Closing Date, the Fifth Earnout Achievement Date and the date all Registrable Securities held by the Sponsor are vested and released from Lock-up upon a Change of Control in accordance with the terms of the Sponsor Agreement.

“Sponsor Managers” shall mean (i) prior to the dissolution of the Sponsor, the managers of the Sponsor and (ii) after the dissolution of the Sponsor, the managers of the Sponsor immediately prior to such dissolution.

“Sponsor Member” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.

“Subscription Agreements” shall have the meaning given in the Recitals hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Third Party Investor Stockholders” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the sixtieth (60th) calendar day (or ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement) and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1 shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2 shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of (i) a Joby Holder, an Investor Stockholder or a Director Holder holding at least three (3.0%) percent of the Registrable Securities or (ii) the Sponsor Managers during the Sponsor Consent Period, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor, the Joby Holders, the Investor Stockholders and the Director Holders.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, an Investor Stockholder or a Joby Holder (any of the Sponsor, an Investor Stockholder or a Joby Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf, including a Block Trade (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $100 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, an Investor Stockholder and a Joby Holder may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effectuate any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, an Investor Stockholder or a Joby Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Investor Stockholders, the Joby Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, an Investor Stockholder or a Joby Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Investor Stockholder or such Joby Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his,

her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is an executive officer, director or Holder in excess of three percent (3.0%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). The provisions of this Section 2.3 shall only be applicable to a Holder if all officers, directors and greater than three percent stockholders of the Company enter into similar agreements. If any provision in this Section 2.3 is waived or terminated with respect to any of the securities of any such officer, director or greater than three percent stockholder (in any such case of waiver or termination, such securities being the “Released Securities”), the restrictive provisions contemplated by this Section 2.3 shall be waived or terminated, as applicable, to the same extent with respect to the same percentage of securities of each Holder as the percentage the Released Securities represent with respect to the securities held by the applicable officer, director or greater than three percent stockholder.

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, either (x) with a total offering price reasonably expected to exceed, in the aggregate, $100 million or (y) covering all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence, and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that, together with such Holder’s Permitted Transferees, holds at least three percent (3.0%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that each Holder shall bear all incremental selling expenses relating to the sale of such Holder’s Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holder.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than forty-five (45) consecutive calendar days or more than ninety (90) total calendar days in each case, during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, and any brokers, sales agents or placement agents executing sales or distributions of Registrable Securities, and their officers and directors and each person or entity who controls such Underwriters, brokers, sales agents or placement agents (within the meaning of the Securities Act), to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act), each other Holder (and each other Holder’s directors, officers and agents and each person or entity who controls such other Holder within the meaning of the Securities Act), and the Underwriters, and any brokers, sales agents or placement agents executing sales or distributions of Registrable Securities, and their officers and directors and each person or entity who controls such Underwriters, brokers, sales agents or placement agents (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that a Holder’s obligation to indemnify shall be several, and not joint and several with any other Person, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited, when taken together with such Holder’s liability pursuant to the other provisions in this Section 4, to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited, when taken together with such Holder’s liability pursuant to the other provisions in this Section 4, to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 340 Woodpecker Ridge Road, Santa Cruz, CA 95-6-, Attention: Legal Department, Email: legal@jobyaviation.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth for such Holder on the signatures pages to this Agreement (or if not so designated, as set forth in the Company’s books and records). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the Joby Holders, the Investor Stockholders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Joby Holders shall be permitted to transfer its rights hereunder as the Joby Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Joby Holder (it being understood that no such transfer shall reduce any rights of such Joby Holder or such transferees), (y) each of the Investor Stockholders shall be permitted to transfer its rights hereunder as the Investor Stockholders to one or more affiliates or any direct or indirect partners, members or equity holders of such Investor Stockholder (it being understood that no such transfer shall reduce any rights of such Investor Stockholder or such transferees) and (z) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including the Sponsor Members), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to its members (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees). Upon a transfer by the Sponsor pursuant to subsection (z) to the Sponsor Members, the rights that are personal to the Sponsor shall be exercised by the Sponsor Members only with the consent of the Sponsor Managers.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE), OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE.

5.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of (a) the Company, (b) the Holders of a majority of the total Registrable Securities and (c) the Sponsor Managers during the Sponsor Consent Period, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Investor Stockholder so long as such Investor Stockholder and its respective affiliates hold, in the aggregate, at least three percent (3.0%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Joby Holder so long as such Joby Holder and its affiliates hold, in the aggregate, at least three percent (3.0%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. Other than (i) the Third Party Investor Stockholders who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of September 16, 2020, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For (a) the duration of the Sponsor Consent Period, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without (1) the prior written consent of the Sponsor Managers, or (2) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and conditions; (b) for so long as an Investor Stockholder and its affiliates hold, in the aggregate, at least three percent (3.0%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without (1) the prior written consent of such Investor Stockholder, or (2) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and conditions; and (c) for so long as a Joby Holder and its affiliates hold, in the aggregate, at least three percent (3.0%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without (1) the prior written consent of such Joby Holder, or (2) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, other than the Subscription Agreements. Further, in the event of a conflict between any other agreement or agreements (including, without limitation, the Subscription Agreements) and this Agreement, the terms of this Agreement shall prevail solely as between or among the parties to this Agreement.

5.8 Term. This Agreement shall terminate on the earlier of (a) the tenth anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of (i) the Sponsor Managers (until the termination of the Sponsor Consent Period), (ii) each Joby Holder, and (iii) each Investor Stockholder (in the case of each Joby Holder and each Investor Stockholder, so long as such Holder and its affiliates hold, in the aggregate, at least three percent (3.0%) of the outstanding shares of Common Stock of the Company) the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Joby Aviation, Inc.
a Delaware corporation

By:
Name:
Title:

HOLDERS:

Reinvent Sponsor LLC
a Cayman Islands limited liability company

By:
Name:
Title:

[Entity Joby Holders]
a [●]

By:
Name:
Title:

[Individual Joby Holders]

[●]

[●]

Sherry Coutu

Charles Hudson

Kristina Salen

Fei-Fei Li

Reid Hoffman

Mark Pincus

Michael Thompson

David Cohen

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Joby Aviation, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as a Holder, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [                    ].

Accordingly, the undersigned has executed and delivered this Joinder as of the                      day of             , 20    .

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of             , 20

Joby Aviation, Inc.

By:
Name:
Its:

Annex K

LOCKUP AGREEMENT

This Lockup Agreement is dated as of [●], 2021 and is between Joby Aviation, Inc., a Delaware corporation (the “Company”) (f/k/a Reinvent Technology Partners, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), and each of the stockholder parties identified on Exhibit A hereto and the other Persons who enter into a joinder to this Agreement substantially in the form of Exhibit B hereto with the Company in order to become a “Stockholder Party” for purposes of this Agreement (collectively, the “Stockholder Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

BACKGROUND:

WHEREAS, the Stockholder Parties own or will own equity interests in the Company;

WHEREAS, the Company, RTP Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Joby Aero, Inc., a Delaware corporation (“Joby Aero”), entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of February 23, 2021, pursuant to which, among other transactions, Merger Sub merged with and into Joby Aero, with Joby Aero continuing on as the surviving entity and a wholly owned subsidiary of the Company, on the terms and conditions set forth therein; and

WHEREAS, in connection with the Merger, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in the Company.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Action” has the meaning set forth in Section 3.7.

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Lockup Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Bylaws” has the meaning set forth in Section 2.1(f).

“Change of Control” means any transaction or series of transactions (A) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Company, the Surviving Corporation or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the Company, the Surviving Corporation or any of their respective Subsidiaries, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Board of Directors of the Company or the Surviving Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or, if the Surviving Corporation is a Subsidiary, the ultimate parent thereof or (2) the voting securities of the Company, the Surviving Corporation or any of their respective Subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the Surviving Corporation is a Subsidiary, the ultimate parent thereof, or (C) the result of which is a sale of all or substantially all of the assets of the Company or the Surviving Corporation (as appearing in its most recent balance sheet) to any Person.

“Closing Date” means the closing date of the Merger.

“Collaboration Agreement” means that certain Amended and Restated Collaboration Agreement, dated as of August 30, 2019, by and between Toyota Motor Corporation (together with its affiliated Stockholder Parties, “Toyota”) and Joby Aero.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company, following the consummation of the Merger.

“Company” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Joby Aero” has the meaning set forth in the Background.

“Lock-up” has the meaning set forth in Section 2.1(a).

“Lock-up Period” has the meaning set forth in Section 2.1(c).

“Lock-up Shares” has the meaning set forth in Section 2.1(c).

“Merger” has the meaning set forth in the Background.

“Merger Agreement” has the meaning set forth in the Background.

“Merger Sub” has the meaning set forth in the Background.

“MOU” means that certain Memorandum of Understanding by and between Toyota Motor Corporation and Joby Aero dated on or around the date of this Agreement.

“Permitted Transferees” has the meaning set forth in Section 2.1(c).

“Sponsor Agreement” means the Sponsor Agreement entered into among the Company, Reinvent Sponsor LLC (the “Sponsor”) and Joby Aero on February 23, 2021 in substantially the form attached as Exhibit C hereto.

“Stockholder Parties” has the meaning set forth in the Preamble.

“Subscription Agreement” means a Subscription Agreement, dated as of February 23, 2021, by and between a Stockholder Party and the Company.

“Trading Day” means any day on which shares of Common Stock are actually traded on the principal securities exchange or securities market on which shares of Common Stock are then traded.

“Transfer” has the meaning set forth in Section 2.1(c).

1.2 Construction. Unless the context otherwise requires: (a) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (b) “or” is disjunctive but not exclusive, (c) words in the singular include the plural, and in the plural include the singular, and (d) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

LOCKUP

2.1 Lockup.

(a) Subject to the exclusions in Section 2.1(b), each Stockholder Party agrees not to Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b) Each Stockholder Party or any of its Permitted Transferees may Transfer any Lock-up Shares it holds during the Lock-up Period (a) to other Stockholder Parties or any direct or indirect partners, members or equity holders of such Stockholder Party, any Affiliates of such Stockholder Party or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates; (b) by gift to a charitable organization; or, in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the primary beneficiaries of which are one or more members of the individual’s immediate family or an Affiliate of such Person; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; or (f) to the Company.

(c) For purposes of this Section 2.1:

(i) The term “Lock-up Period” means:

(A) for 20% of the Lock-up Shares held by each Stockholder Party and its Permitted Transferees, the period beginning on the Closing Date and ending on the earlier of (a) the one-year anniversary of the Closing Date and (b) the date on which the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 150 days after the Closing Date;

(B) for 20% of the Lock-up Shares held by each Stockholder Party and its Permitted Transferees, the period beginning on the Closing Date and ending on the two-year anniversary of the Closing Date;

(C) for 20% of the Lock-up Shares held by each Stockholder Party and its Permitted Transferees, the period beginning on the Closing Date and ending on the three-year anniversary of the Closing Date;

(D) for 20% of the Lock-up Shares held by each Stockholder Party and its Permitted Transferees, the period beginning on the Closing Date and ending on the four-year anniversary of the Closing Date; and

(E) for 20% of the Lock-up Shares held by each Stockholder Party and its Permitted Transferees, the period beginning on the Closing Date and ending on the five-year anniversary of the Closing Date.

Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, the Lock-up Period for any Lock-up Shares shall automatically terminate immediately prior to such Change of Control. For the avoidance of doubt, no Lock-up Shares shall be subject to Lock-up from and after the date that is five years after the Closing Date.

Notwithstanding the foregoing, in the event that Toyota exercises its right to terminate the Lock-up Period with respect to the period following the third anniversary of the Closing pursuant to and in accordance with the conditions and timeline in Section 1 of the MOU, the Lock-up Period set forth in each of Section 2.1(c)(i)(D) and Section 2.1(c)(i)(E) for Lock-Up Shares then held by Toyota shall automatically terminate on the date that is three years after the Closing Date and, for the avoidance of doubt, no Lock-up Shares then held by Toyota shall be subject to Lock-up from and after the date that is three years after the Closing Date.

Notwithstanding the foregoing, in the event that Toyota terminates the MOU and the Collaboration Agreement pursuant to and in accordance with the conditions and timeline in Section 4 of the MOU, the Lock-up Period for any Lock-up Shares then held by Toyota shall automatically terminate concurrently with such termination of the MOU and the Collaboration Agreement.

(ii) The term “Lock-up Shares” means with respect to any Stockholder Party and its respective Permitted Transferees, (A) the shares of Common Stock held by such Person immediately following the closing of the Merger other than any shares purchased pursuant to a Subscription Agreement and (B) the shares of Common Stock issuable to such Person upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Merger in respect of awards of Joby Aero outstanding immediately prior to the closing of the Merger, determined as if, with respect to any such equity awards that are net exercised, such equity awards were instead cash exercised. For the avoidance of doubt, Lock-Up Shares shall include any shares of Common Stock beneficially owned by a Stockholder Party pursuant to ownership of shares of capital stock of Joby Holdings, Inc. (f/k/a Joby Aviation, Inc.)

(iii) The term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any Person to whom such Stockholder Party or any other Permitted Transferee of such Stockholder Party is permitted to transfer such shares of Common Stock pursuant to Section 2.1(b).

(iv) The term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

(d) Each Stockholder Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-up Period so long as no Transfers of such Stockholder Party’s shares of Common Stock in contravention of this Section 2.1 are effected prior to the expiration of the applicable Lock-up Period.

(e) Each Stockholder Party also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Lock-up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s Lock-up Shares describing the foregoing restrictions.

(f) For the avoidance of doubt, each Stockholder Party shall retain all of its rights as a stockholder of the Company with respect to the Lock-up Shares during the Lock-up Period, including the right to vote any Lock-up Shares.

(g) Notwithstanding anything to the contrary in this Agreement, if either (i) any waiver, release, termination, shortening or other amendment or modification to the Sponsor Agreement (“Sponsor Agreement Amendment”) occurs which improves the terms of the lock-up set forth therein for the Sponsor, or (ii) the Company waives, releases, terminates, shortens, or otherwise amends or modifies the restrictions in this Agreement as to any Stockholder Party(ies), other than as permitted under the terms of the MOU (each of the events in (i) or (ii), a “Release”), then the Release shall apply pro rata and on the same terms to the Lock-up of each Stockholder Party’s Lock-up Shares hereunder and the provisions of this Section 2.1 shall be deemed immediately and automatically waived, released, terminated, shortened, amended or modified, as the case may be, without further action of the parties. For the avoidance of doubt, the provisions of this Section 2.1 shall not be deemed waived, released, terminated, shortened, amended or modified if any such waiver, release, termination, shortening, amendment or modification would further obligate or is otherwise adverse to the holders of Lock-up Shares hereunder; provided, however, that in any such circumstances the holders of Lock-up Shares hereunder shall be granted equal opportunity to participate in such Release on equal terms to the parties thereto prior to the effectiveness thereof. Prior to any Sponsor Agreement Amendment or Release, the Company will provide reasonable advance written notice (in no case less than five (5) Trading Days) to each holder of the Lock-up Shares, indicating that the Company plans to take a specified action with respect to the Sponsor Agreement or Release and setting forth the terms of any such Sponsor Agreement Amendment or Release.

(h) For the avoidance of doubt, each Stockholder Party is subject to the provisions set forth in this Section 2.1 in addition to the provisions set forth in Section 7.12 of the Company’s bylaws, as amended, in substantially the form attached as Exhibit B to the Merger Agreement, as previously approved by the stockholders of the Company (the “Bylaws”). Notwithstanding anything to the contrary in the Bylaws, each Stockholder Party agrees not to exercise any right it may be entitled to under Section 7.12(iv)(a) and Section 7.12(iv)(b) of the Bylaws and agrees not to Transfer any Lock-up Shares in violation of this Agreement.

(i) For so long as this Agreement remains in effect, the Company shall not waive, release, terminate, shorten, or otherwise amend or modify the restrictions on transfer set forth in the MOU or Section 7.12 of the Bylaws, in each case, other than pursuant to the terms thereof, without first obtaining the prior written consent of Stockholder Parties holding a majority of the Lock-Up Shares then subject to the restrictions set forth hereunder.

(j) The obligations of the Stockholder Parties hereunder are conditioned on the Company entering into the Sponsor Agreement.

ARTICLE III

GENERAL PROVISIONS

3.1 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Company, to:

Joby Aviation, Inc.

340 Woodpecker Ridge Road

Santa Cruz, CA 95060

Attention: Legal Department

Email: legal@jobyaviation.com

with a copy (not constituting notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attn:      Ryan Maierson

              Ben Potter

E-mail:  ryan.maierson@lw.com

              benjamin.potter@lw.com

If to any Stockholder Party, to such address indicated on the Company’s records with respect to such Stockholder Party or to such other address or addresses as such Stockholder Party may from time to time designate in writing.

3.2 Amendment; Waiver. (a) The terms and provisions of this Agreement, and the terms of the MOU as they relate to any Lock-Up Shares, may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by the Company and the Stockholder Parties holding a majority of the shares then held by the Stockholder Parties in the aggregate as to which this Agreement has not been terminated.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) The Company and any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to (i) in the case of a waiver by the Company, to the applicable Stockholder Parties and (ii) in the case of a waiver by a Stockholder Party, to the Company.

(e) Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that is specific to Toyota or that impairs or modifies its rights under the MOU will not bind Toyota without Toyota’s prior written approval.

(f) Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that would (i) adversely affect any Stockholder Party, or (ii) disproportionately affect any Stockholder Party as compared to any other Stockholder Party, in each case, will not bind any such Stockholder Party without such Stockholder Party’s prior written approval.

3.3 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

3.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 3.4 shall be null and void, ab initio.

3.5 Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement, as a third party beneficiary or otherwise.

3.6 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

3.7 Jurisdiction. Any claim, action, suit, assessment, arbitration or proceeding (an “Action”) based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.7.

3.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.8.

3.9 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.9 shall not be required to provide any bond or other security in connection with any such injunction.

3.10 Entire Agreement. Except as otherwise set forth herein, this Agreement (and, with respect to Toyota, the MOU) constitutes the full and entire understanding and agreement among the parties relating to the Lockup and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the Lockup. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Lockup (and, with respect to Toyota, the MOU) exist between the parties except as expressly set forth or referenced in this Agreement (and, with respect to Toyota, the MOU). Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Company or any of the Stockholder Parties under any other agreement between any of the Stockholder Parties and the Company, and nothing in any other agreement, certificate or instrument (other than, with respect to Toyota, the MOU) shall limit any of the rights, remedies or obligations of any of the Stockholder Parties or the Company under this Agreement.

3.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

3.12 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.13 Several Liability. The liability of any Stockholder Party hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Stockholder Party be liable for any other Stockholder Party’s breach of such other Stockholder Party’s obligations under this Agreement.

3.14 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

JOBY AVIATION, INC.

By:
Name:
Title:

[STOCKHOLDER PARTY]

By:

Exhibit A

1. Toyota Motor Corporation (and its affiliates, Toyota A.I. Ventures Fund I, L.P., Toyota A.I. Ventures Parallel Fund I-A, L.P.)

2. Sciarra Management Trust

3. Intel Capital Corporation (and its affiliate, Middlefield Ventures, Inc.)

4. Joby Trust

5. Technology Impact Fund, L.P. (and its affiliates, Technology Impact Growth Fund, LP and Capricorn-Libra Investment Group, L.P.)

6. 8VC Fund I, L.P. (and its affiliate, 8VC Entrepreneurs Fund I, L.P.)

7. Uber Technologies, Inc.

8. JoeBen Bevirt (directly and indirectly through Joby Holdings, Inc. (f/k/a Joby Aviation, Inc.) and/or applicable trusts or holding companies)

9. Paul Sciarra (directly and indirectly through Joby Holdings, Inc. (f/k/a Joby Aviation, Inc.) and/or applicable trusts or holding companies)1

10. Dayton Family Enterprises, LLC (and its affiliates, Dayton Family Investments, LLC, Dayton Joby Trust 1, dated November 18, 2020, Dayton Joby Trust 2, dated December 2, 2020, and The Dayton Children’s Trust)

[1]

Note to Draft: The Lock-Up Agreement contemplates that any entitlements of JoeBen Bevirt and Paul Sciarra and/or any of their family members (other than family members who hold shares independently) to shares of the Company, which are held directly or indirectly through Joby Holdings, Inc. or other applicable trusts or holding companies as of the date of the Merger Agreement, are to be included in the Lock-up Shares. The form of the Lock-Up Agreement and/or the signatories may be revised to prevent Transfer of such Lock-up Shares.

Exhibit B

FORM OF JOINDER TO LOCKUP AGREEMENT

[            ], 20

Reference is made to the Lockup Agreement, dated as of [•], 2021, by and among Joby Aviation, Inc. (the “Company”) and the other Stockholder Parties (as defined therein) from time to time party thereto (as amended from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

Each of the Company and each undersigned holder of shares of the Company (each, a “New Stockholder Party”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Stockholder Party hereby agrees to and does become party to the Lockup Agreement as a Stockholder Party. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW STOCKHOLDER PARTY]

By:
Name:
Title

JOBY AVIATION, INC.

By:
Name:
Title:

Exhibit C

[Form of Sponsor Agreement]

Annex L

LOCKUP AGREEMENT

This Lockup Agreement is dated as of [●], 2021 and is between Joby Aviation, Inc., a Delaware corporation (the “Company”) (f/k/a Reinvent Technology Partners, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), and each of the stockholder parties identified on Exhibit A hereto and the other Persons who enter into a joinder to this Agreement substantially in the form of Exhibit B hereto with the Company in order to become a “Stockholder Party” for purposes of this Agreement (collectively, the “Stockholder Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

BACKGROUND:

WHEREAS, the Stockholder Parties own or will own equity interests in the Company;

WHEREAS, the Company, RTP Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Joby Aero, Inc., a Delaware corporation (“Joby Aero”), entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of February 23, 2021, pursuant to which, among other transactions, Merger Sub merged with and into Joby Aero, with Joby Aero continuing on as the surviving entity and a wholly owned subsidiary of the Company, on the terms and conditions set forth therein; and

WHEREAS, in connection with the Merger, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in the Company.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Action” has the meaning set forth in Section 3.7.

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Lockup Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Bylaws” has the meaning set forth in Section 2.1(f).

“Change of Control” means any transaction or series of transactions (A) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Company, the Surviving Corporation or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the Company, the Surviving Corporation or any of their respective Subsidiaries, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Board of Directors of the Company or the Surviving Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or, if the Surviving Corporation is a Subsidiary, the ultimate parent thereof or (2) the voting securities of the Company, the Surviving Corporation or any of their respective Subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the Surviving Corporation is a Subsidiary, the ultimate parent thereof, or (C) the result of which is a sale of all or substantially all of the assets of the Company or the Surviving Corporation (as appearing in its most recent balance sheet) to any Person.

“Closing Date” means the closing date of the Merger.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company, following the consummation of the Merger.

“Company” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Joby Aero” has the meaning set forth in the Background.

“Lock-up” has the meaning set forth in Section 2.1(a).

“Lock-up Period” has the meaning set forth in Section 2.1(c).

“Lock-up Shares” has the meaning set forth in Section 2.1(c).

“Merger” has the meaning set forth in the Background.

“Merger Agreement” has the meaning set forth in the Background.

“Merger Sub” has the meaning set forth in the Background.

“Permitted Transferees” has the meaning set forth in Section 2.1(c).

“Sponsor Agreement” means the Sponsor Agreement entered into among the Company, Reinvent Sponsor LLC (the “Sponsor”) and Joby Aero on February 23, 2021 in substantially the form attached as Exhibit C hereto.

“Stockholder Parties” has the meaning set forth in the Preamble.

“Subscription Agreement” means a Subscription Agreement, dated as of February 23, 2021, by and between a Stockholder Party and the Company.

“Trading Day” means any day on which shares of Common Stock are actually traded on the principal securities exchange or securities market on which shares of Common Stock are then traded.

“Transfer” has the meaning set forth in Section 2.1(c).

1.2 Construction. Unless the context otherwise requires: (a) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (b) “or” is disjunctive but not exclusive, (c) words in the singular include the plural, and in the plural include the singular, and (d) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this

Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

LOCKUP

2.1 Lockup.

(a) Subject to the exclusions in Section 2.1(b), each Stockholder Party agrees not to Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b) Each Stockholder Party or any of its Permitted Transferees may Transfer any Lock-up Shares it holds during the Lock-up Period (a) to other Stockholder Parties or any direct or indirect partners, members or equity holders of such Stockholder Party, any Affiliates of such Stockholder Party or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates; (b) by gift to a charitable organization; or, in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the primary beneficiaries of which are one or more members of the individual’s immediate family or an Affiliate of such Person; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; or (f) to the Company.

(c) For purposes of this Section 2.1:

(i) The term “Lock-up Period” means the period beginning on the Closing Date and ending on the earlier of (i) the one-year anniversary of the Closing Date and (ii) the date on which the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 150 days after the Closing Date. Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, the Lock-up Period for any Lock-up Shares shall automatically terminate immediately prior to such Change of Control. For the avoidance of doubt, no Lock-up Shares shall be subject to Lock-up from and after the date that is one year after the Closing Date.

(ii) The term “Lock-up Shares” means with respect to any Stockholder Party and its respective Permitted Transferees, (A) the shares of Common Stock held by such Person immediately following the closing of the Merger other than any shares purchased pursuant to a Subscription Agreement and (B) the shares of Common Stock issuable to such Person upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Merger in respect of awards of Joby Aero outstanding immediately prior to the closing of the Merger, determined as if, with respect to any such equity awards that are net exercised, such equity awards were instead cash exercised. For the avoidance of doubt, Lock-Up Shares shall include any shares of Common Stock beneficially owned by a Stockholder Party pursuant to ownership of shares of capital stock of Joby Holdings, Inc. (f/k/a Joby Aviation, Inc.)

(iii) The term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any Person to whom such Stockholder Party or any other Permitted Transferee of such Stockholder Party is permitted to transfer such shares of Common Stock pursuant to Section 2.1(b).

(iv) The term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

(d) Each Stockholder Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-up Period so long as no Transfers of such Stockholder Party’s shares of Common Stock in contravention of this Section 2.1 are effected prior to the expiration of the applicable Lock-up Period.

(e) Each Stockholder Party also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Lock-up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s Lock-up Shares describing the foregoing restrictions.

(f) For the avoidance of doubt, each Stockholder Party shall retain all of its rights as a stockholder of the Company with respect to the Lock-up Shares during the Lock-up Period, including the right to vote any Lock-up Shares.

(g) For the avoidance of doubt, each Stockholder Party is subject to the provisions set forth in this Section 2.1 in addition to the provisions set forth in Section 7.12 of the Company’s bylaws, as amended, in substantially the form attached as Exhibit B to the Merger Agreement, as previously approved by the stockholders of the Company (the “Bylaws”). Notwithstanding anything to the contrary in the Bylaws, each Stockholder Party agrees not to exercise any right it may be entitled to under Section 7.12(iv)(a) and Section 7.12(iv)(b) of the Bylaws and agrees not to Transfer any Lock-up Shares in violation of this Agreement.

(h) The obligations of the Stockholder Parties hereunder are conditioned on the Company entering into the Sponsor Agreement.

ARTICLE III

GENERAL PROVISIONS

3.1 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Company, to:

Joby Aviation, Inc.

340 Woodpecker Ridge Road

Santa Cruz, CA 95060

Attention:        Legal Department

Email: legal@jobyaviation.com

with a copy (not constituting notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attn:     Ryan Maierson

             Ben Potter

E-mail: ryan.maierson@lw.com

             benjamin.potter@lw.com

If to any Stockholder Party, to such address indicated on the Company’s records with respect to such Stockholder Party or to such other address or addresses as such Stockholder Party may from time to time designate in writing.

3.2 Amendment; Waiver. (a) The terms and provisions of this Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by the Company and the Stockholder Parties holding a majority of the shares then held by the Stockholder Parties in the aggregate as to which this Agreement has not been terminated.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) The Company and any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to (i) in the case of a waiver by the Company, to the applicable Stockholder Parties and (ii) in the case of a waiver by a Stockholder Party, to the Company.

(e) Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that would (i) adversely affect any Stockholder Party, or (ii) disproportionately affect any Stockholder Party as compared to any other Stockholder Party, in each case, will not bind any such Stockholder Party without such Stockholder Party’s prior written approval.

3.3 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

3.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 3.4 shall be null and void, ab initio.

3.5 Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement, as a third party beneficiary or otherwise.

3.6 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

3.7 Jurisdiction. Any claim, action, suit, assessment, arbitration or proceeding (an “Action”) based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.7.

3.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.8.

3.9 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.9 shall not be required to provide any bond or other security in connection with any such injunction.

3.10 Entire Agreement. Except as otherwise set forth herein, this Agreement constitutes the full and entire understanding and agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Company or any of the Stockholder Parties under any other agreement between any of the Stockholder Parties and the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Stockholder Parties or the Company under this Agreement.

3.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

3.12 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.13 Several Liability. The liability of any Stockholder Party hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Stockholder Party be liable for any other Stockholder Party’s breach of such other Stockholder Party’s obligations under this Agreement.

3.14 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

JOBY AVIATION, INC.

By:
Name:
Title:

[STOCKHOLDER PARTY]

By:

Exhibit A

1.	Chief Financial Officer – Matt Field

2.	Head of Air Operations & People – Bonny Simi

3.	Head of Product – Eric Allison

4.	Head of Corporate Development & Strategic Transactions – Justin Lang

5.	Head of Government & Regulatory Affairs – Gregory Bowles

6.	General Counsel and Corporate Secretary – Kate DeHoff

7.	Directors: Aicha Evans, James Kuffner, Dipender Saluja

Exhibit B

FORM OF JOINDER TO LOCKUP AGREEMENT

[            ], 20

Reference is made to the Lockup Agreement, dated as of [•], 2021, by and among Joby Aviation, Inc. (the “Company”) and the other Stockholder Parties (as defined therein) from time to time party thereto (as amended from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

Each of the Company and each undersigned holder of shares of the Company (each, a “New Stockholder Party”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Stockholder Party hereby agrees to and does become party to the Lockup Agreement as a Stockholder Party. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW STOCKHOLDER PARTY]

By:
Name:
Title

JOBY AVIATION, INC.

By:
Name:
Title:

Exhibit C

Form of Sponsor Agreement

Annex M

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

REINVENT TECHNOLOGY PARTNERS

(ADOPTED BY SPECIAL RESOLUTION DATED 16 SEPTEMBER 2020 AND EFFECTIVE ON 16 SEPTEMBER 2020)

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

REINVENT TECHNOLOGY PARTNERS

(ADOPTED BY SPECIAL RESOLUTION DATED 16 SEPTEMBER 2020 AND EFFECTIVE ON 16 SEPTEMBER 2020)

1	The name of the Company is Reinvent Technology Partners

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

REINVENT TECHNOLOGY PARTNERS

(ADOPTED BY SPECIAL RESOLUTION DATED 16 SEPTEMBER 2020 AND EFFECTIVE ON 16 SEPTEMBER 2020)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the Company’s securities are listed on the New York Stock Exchange, must occur with one or more operating businesses or assets with a fair market value equal to at least 80 per cent of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in trust) at the time of signing the agreement to enter into such Business Combination; and (b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name, if any.

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any U.S. national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means Reinvent Sponsor LLC, a Cayman Islands limited liability company, and its successors or assigns.

“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine.

Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special

Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)

Class B Shares held by the Founders shall be surrendered by the Founders for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the number of Class B Shares will equal 20 per cent of the Company’s issued Shares after the IPO; and

(c)	Public Shares shall be repurchased by the Company in the circumstances set out in the Business Combination Article hereof.

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Share Conversion

17.1

The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof, and (b) automatically on the day of the closing of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued or deemed issued in connection with a Business Combination, all

Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, on an as-converted basis, 20 per cent of the sum of all Class A Shares outstanding after such conversion (after giving effect to any redemptions of Class A Shares pursuant to the Business Combination Article), including the total number of Class A Shares issued or deemed issued or issuable upon conversion or exercise of any Equity-linked Securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A Shares or Equity-linked Securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, Officers or Directors upon conversion of working capital loans.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, Article 29.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer, the secretary or the chairman of the board of Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

20.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting or, if the Company did not hold an annual meeting the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.

22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

28	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4

Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by a majority of at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1

The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the

Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases.

49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 following the redemptions described below, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he votes on such proposed Business Combination, and if he does vote, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable) earned on the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of US$500,000 and/or pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”). The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions(the “Redemption Limitation”).

49.6

A Member may not withdraw a Redemption Notice following the deadline for such Redemption Notice unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7

In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO (or within 27 months from the consummation of the IPO if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 24 months from the consummation of the IPO but has not completed the Business Combination), or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to US$100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then Public Shares in issue, which redemption will completely extinguish the rights of the holders of Public Shares as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case, to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of Applicable Law.

49.8	In the event that any amendment is made to the Articles:

(a)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO (or 27 months as provided by Article 49.7); or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

the Company shall provide the holders of Public Shares with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of US$500,000 and/or pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.

49.11	The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)	any Director or Officer and any Affiliate of such Director or Officer.

49.12

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13

As long as the Company’s securities are listed on the New York Stock Exchange, the Company must complete the Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80 per cent of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in trust) at the time of signing the agreement to enter into the Business Combination. A Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations

49.14

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that such a Business Combination is fair to the Company from a financial point of view.

50	Business Opportunities

50.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of directors and officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Cayman Constitutional Documents provided for indemnification of RTP’s officers and directors, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

RTP has entered into agreements with RTP’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Cayman Constitutional Documents. RTP has purchased a policy of directors’ and officers’ liability insurance that insures RTP’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures RTP against RTP’s obligations to indemnify RTP’s officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, RTP has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statements Schedules.

(a) Exhibits.

Exhibit Number	Description

2.1+	Agreement and Plan of Merger, dated as of February 23, 2021, by and among the Registrant, RTP Merger Sub Inc. and Joby Aero, Inc., (included as Annex A to the proxy statement/prospectus)

2.2	Plan of Domestication, dated as of May 6, 2021

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (included as Annex M to the proxy statement/prospectus)

3.2	Form of Certificate of Incorporation of Joby Aviation, Inc., to become effective upon Domestication (included as Annex C to the proxy statement/prospectus)

3.3	Form of Bylaws of Joby Aviation, Inc., to become effective upon Domestication (included as Annex D to the proxy statement/prospectus)

4.1(1)	Specimen Unit Certificate

4.2(2)	Specimen Class A Ordinary Share Certificate

4.3(3)	Specimen Warrant Certificate (included in Exhibit 4.4)

4.4(3)	Warrant Agreement, dated as of September 16, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent

4.5	Form of Amendment to the Warrant Agreement, by and between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent (included as Annex E to proxy statement/prospectus)

4.6*	Specimen Common Stock Certificate of Joby Aviation, Inc.

4.7	Form of Certificate of Corporate Domestication of Joby Aviation, Inc., to be filed with the Secretary of the State of Delaware

Exhibit Number	Description

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

8.1	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1	Sponsor Support Agreement, dated as of February 23, 2021, by and among the Registrant, Reinvent Sponsor LLC and the other parties thereto (included as Annex B to the proxy statement/prospectus)

10.2	Sponsor Agreement, dated as of February 23, 2021, by and among the Registrant, Reinvent Sponsor LLC and Joby Aero, Inc. (included as Annex H to proxy statement/prospectus)

10.3	Form of Subscription Agreement, by and between the Registrant and the undersigned subscriber party thereto (included as Annex I to the proxy statement/prospectus)

10.4	Form of Amended and Restated Registration Rights Agreement, by and among Joby Aviation, Inc. and the other parties thereto (included as Annex J to the proxy statement/prospectus)

10.5	Form of Majority Company Equityholders Lock-Up Agreement (included as Annex K to the proxy statement/prospectus)

10.6	Form of Other Company Equityholders Lock-Up Agreement (included as Annex L to the proxy statement/prospectus)

10.7(4)	Letter Agreement, dated as of September 16, 2020, by and among the Registrant, Reinvent Sponsor LLC and the other party thereto

10.8(5)	Investment Management Trust Agreement, dated as of September 16, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, as trustee

10.9(6)	Support Services Agreement, dated as of September 16, 2020, by and between the Registrant and Reinvent Capital LLC

10.10(7)	Sponsor Warrants Purchase Agreement, dated as of September 16, 2020, by and between the Registrant and Reinvent Sponsor LLC

10.11(8)	Indemnity Agreement, dated as of September 11, 2020, by and between the Registrant and Reid Hoffman

10.12(9)	Indemnity Agreement, dated as of August 4, 2020, by and between the Registrant and Mark Pincus

10.13(10)	Indemnity Agreement, dated as of August 4, 2020, by and between the Registrant and Michael Thompson

10.14(11)	Indemnity Agreement, dated as of August 4, 2020, by and between the Registrant and David Cohen

10.15(12)	Indemnity Agreement, dated as of August 28, 2020, by and between the Registrant and Charles Hudson

10.16(13)	Indemnity Agreement, dated as of August 28, 2020, by and between the Registrant and Kristina Salen

10.17(14)	Indemnity Agreement, dated as of August 28, 2020, by and between the Registrant and Fei-Fei Li

10.18(15)	Indemnity Agreement, dated as of August 28, 2020, by and between the Registrant and Sherry Coutu

10.19	Joby Aviation, Inc. 2021 Incentive Award Plan (included as Annex F to the proxy statement/prospectus)

10.20	Form of Stock Option Agreement (included in Exhibit 10.19)

10.21	Form of Restricted Stock Unit Award Agreement (included in Exhibit 10.19)

Exhibit Number	Description

10.22	Joby Aviation, Inc. 2021 Employee Stock Purchase Plan (included as Annex G to the proxy statement/prospectus)

10.23*	Collaboration Agreement, dated as of January 11, 2021, by and between Joby Aero, Inc. and Uber Technologies, Inc.

10.24*	Amended and Restated Collaboration Agreement, dated as of August 30, 2019, by and between Joby Aero, Inc. and Toyota Motor Corporation.

10.25*	Memorandum of Understanding, dated as of February 20, 2021, by and between Joby Aero, Inc. and Toyota Motor Corporation.

10.26*	Modification to Other Transaction for Prototype Agreement, dated as of July 14, 2020, by and between Joby Aero, Inc. and The United States Air Force.

21.1**	List of subsidiaries of the Registrant

23.1	Consent of WithumSmith+Brown, PC

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page to the initial filing of the Registration Statement)

99.1*	Form of Proxy Card for Extraordinary General Meeting

99.2*	Form of Proxy Card for Warrant Holders Meeting

99.3**	Consent of JoeBen Bevirt to be named as a director

99.4**	Consent of Reid Hoffman to be named as a director

99.5**	Consent of Paul Sciarra to be named as a director

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

*	To be filed by amendment.
**	Previously filed.

+

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(1)	Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Registration Statement on Form S-1 filed by the Registrant on September 9, 2020.

(2)	Incorporated by reference to Exhibit 4.2 to Amendment No. 1 to Registration Statement on Form S-1 filed by the Registrant on September 9, 2020.

(3)	Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on September 21, 2020.

(4)	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on September 21, 2020.

(5)	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on September 21, 2020.

(6)	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by the Registrant on September 21, 2020.

(7)	Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the Registrant on September 21, 2020.

(8)	Incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q filed by the Registrant on November 10, 2020.

(9)	Incorporated by reference to Exhibit 10.7 to the Quarterly Report on Form 10-Q filed by the Registrant on November 10, 2020.

(10)	Incorporated by reference to Exhibit 10.8 to the Quarterly Report on Form 10-Q filed by the Registrant on November 10, 2020.

(11)	Incorporated by reference to Exhibit 10.9 to the Quarterly Report on Form 10-Q filed by the Registrant on November 10, 2020.

(12)	Incorporated by reference to Exhibit 10.10 to the Quarterly Report on Form 10-Q filed by the Registrant on November 10, 2020.

(13)	Incorporated by reference to Exhibit 10.11 to the Quarterly Report on Form 10-Q filed by the Registrant on November 10, 2020.

(14)	Incorporated by reference to Exhibit 10.12 to the Quarterly Report on Form 10-Q filed by the Registrant on November 10, 2020.

(15)	Incorporated by reference to Exhibit 10.13 to the Quarterly Report on Form 10-Q filed by the Registrant on November 10, 2020.

Item 22.	Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 13th day of May, 2021.

REINVENT TECHNOLOGY PARTNERS

By:	/s/ Michael Thompson
Name:	Michael Thompson
Title:	Chief Executive Officer, Chief Financial Officer and Director

Signature	Title	Date
/s/ Michael Thompson Michael Thompson	Chief Executive Officer, Chief Financial Officer and Director (Principal Executive, Financial and Accounting Officer)	May 13, 2021

* Sherry Coutu	Director	May 13, 2021

* Charles Hudson	Director	May 13, 2021

* Reid Hoffman	Director	May 13, 2021

* Fei-Fei Li	Director	May 13, 2021

* Mark Pincus	Director	May 13, 2021

* Kristina Salen	Director	May 13, 2021

*By:	/s/ Michael Thompson
Michael Thompson
Attorney-in-fact